     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1997


                                                      REGISTRATION NO. 333-25683
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                      CAPSTAR BROADCASTING PARTNERS, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             4832                            75-2672663
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)


                                                                     R. STEVEN HICKS
               600 CONGRESS AVENUE                         CAPSTAR BROADCASTING PARTNERS, INC.
                    SUITE 1400                                     600 CONGRESS AVENUE
               AUSTIN, TEXAS 78701                                      SUITE 1400
                  (512) 404-6840                                   AUSTIN, TEXAS 78701
   (Address, including zip code, and telephone                        (512) 404-6840
                      number,                       (Name, address, including zip code, and telephone
  including area code, of registrant's principal                         number,
                executive offices)                      including area code, of agent for service)


                            ------------------------
                                   Copies to:

             WILLIAM S. BANOWSKY, JR.                               JEFFREY A. CHAPMAN
        CAPSTAR BROADCASTING PARTNERS, INC.                         P. GREGORY HIDALGO
                600 CONGRESS AVENUE                                  ANDREW M. WRIGHT
                    SUITE 1400                                    VINSON & ELKINS L.L.P.
                AUSTIN, TEXAS 78701                              3700 TRAMMELL CROW CENTER
                  (512) 404-6840                                     2001 ROSS AVENUE
                                                                 DALLAS, TEXAS 75201-2975
                                                                      (214) 220-7700

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement
                            ------------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



===========================================================================================================================
                  TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM AGGREGATE               AMOUNT OF
                SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)(2)              REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
12% Senior Exchangeable Preferred Stock, $.01 par value per
  share(3).................................................          $180,671,900                       $54,207
---------------------------------------------------------------------------------------------------------------------------
12% Exchange Debentures due 2009(4)........................               --                              --
===========================================================================================================================


(1) In accordance with rule 457(o) under the Securities Act of 1933, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2) Estimated solely for the purpose of calculating the registration fee.


(3) Includes 1,000,000 shares, plus up to approximately 806,719 additional shares to be issued as stock dividends.



(4) No separate consideration will be received for the Exchange Debentures.

                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS
                           OFFER FOR ALL OUTSTANDING
                    12% SENIOR EXCHANGEABLE PREFERRED STOCK
                                IN EXCHANGE FOR
                    12% SENIOR EXCHANGEABLE PREFERRED STOCK

                      CAPSTAR BROADCASTING PARTNERS, INC.
                            ------------------------

     Capstar Broadcasting Partners, Inc. (the "Company") is offering upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer") to exchange one share of 12% Senior Exchangeable Preferred Stock (the "New Preferred Stock") issued by the Company for each outstanding share of 12% Senior Exchangeable Preferred Stock (the "Old Preferred Stock") issued by the Company, of which 1,000,000 shares are outstanding. The powers, preference and relative rights of the New Preferred Stock are substantially identical to the Old Preferred Stock except that the shares of New Preferred Stock have been registered under the Securities Act of 1933 (the "Securities Act") and will not bear any legends restricting their transfer. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company. See "The Exchange Offer" and "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures." The New Preferred Stock and the Old Preferred Stock are sometimes collectively referred to herein as the "Senior Exchangeable Preferred Stock."

     Dividends on the New Preferred Stock will accumulate from the date of issuance of the Old Preferred Stock and will be payable semi-annually, commencing January 1, 1998, at a rate per annum of 12% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to July 1, 2002 either in cash or in additional shares of the New Preferred Stock. The liquidation preference of the New Preferred Stock will be $100.00 per share.

     The New Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after July 1, 2002, at the redemption prices set forth herein, plus, without duplication, accumulated and unpaid dividends to the date of redemption. In addition, prior to July 1, 2001, the Company may, at its option, redeem the New Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined) or Major Asset Sales (as defined), at the redemption price set forth herein, plus, without duplication, accumulated and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least $75.0 million in aggregate liquidation preference of New Preferred Stock. The Company is required, subject to certain conditions, to redeem all of the New Preferred Stock outstanding on July 1, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

     Upon the occurrence of a Change of Control (as defined), the Company will, subject to certain conditions, offer to purchase all of the then outstanding shares of New Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of purchase. In addition, prior to July 1, 2002, upon the occurrence of a Change of Control, the Company will have the option to redeem the New Preferred Stock in whole but not in part at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption, plus the Applicable Premium (as defined).

     Subject to certain conditions, the New Preferred Stock is exchangeable in whole but not in part at the option of the Company on any dividend payment date for the Company's 12% Subordinated Exchange Debentures due 2009 (including any such securities paid in lieu of cash interest, as described herein, the "Exchange Debentures"). Interest on the Exchange Debentures will be payable semi-annually in cash or, at the option of the Company, on or prior to July 1, 2002, in additional Exchange Debentures, in arrears on each January 1 and

                                                        (Continued on next page)
                            ------------------------

      FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW PREFERRED STOCK, SEE "RISK FACTORS" ON PAGE 19 HEREIN.
                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
        HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

            , 1997

(Continued from previous page)

July 1, commencing on the first such date after the exchange of the Exchange Debentures for the New Preferred Stock. The Exchange Debentures mature on July 1, 2009 and are redeemable, at the option of the Company, in whole or in part, on or after July 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, prior to July 1, 2001, the Company may, at its option, redeem the Exchange Debentures with the net cash proceeds from one or more Public Equity Offerings or Major Asset Sales at the redemption price set forth herein, plus, without duplication, accrued and unpaid interest to the redemption date; provided, however, that after any such redemption the aggregate principal amount of the Exchange Debentures outstanding must equal at least $75.0 million.

     Upon the occurrence of a Change of Control, the Company will, subject to certain conditions, offer to purchase all of the outstanding Exchange Debentures at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. In addition, prior to July 1, 2002, upon the occurrence of a Change of Control, the Company will have the option to redeem the Exchange Debentures in whole but not in part at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, plus the Applicable Premium (as defined).


     The Exchange Debentures will be subordinated to all existing and future Senior Debt (as defined) of the Company and will rank pari passu with or senior to all future Indebtedness (as defined) of the Company that expressly provides that it ranks pari passu with or junior to the Exchange Debentures. As of March 31, 1997, on a pro forma basis (i) after giving effect to the Completed Transactions (as defined) and the Financing (as defined) and the application of the net proceeds therefrom, there would have been no Senior Debt of the Company outstanding and approximately $293.1 million of Indebtedness of the Company's subsidiaries, including current payables and (ii) after giving further effect to the Pending Transactions (as defined) and their related financing, there would have been no Senior Debt of the Company outstanding and approximately $482.7 million of Indebtedness of the Company's subsidiaries, including current payables. See "Risk Factors -- Holding Company Structure; Limitation on Access to Cash Flow of the Company's Subsidiaries" and "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures."



     The Company is a holding company which conducts, or will conduct, substantially all of its operations through its direct subsidiary, Capstar Radio Broadcasting Partners, Inc. (formerly named Commodore Media, Inc.) (referred to herein as either "Commodore" or "Capstar Radio") and Capstar Radio's subsidiaries, Atlantic Star Communications, Inc. (formerly named Commodore Holdings, Inc.) ("Atlantic Star"), Southern Star Communications, Inc. (formerly named Osborn Communications Corporation) (referred to herein as either "Osborn" or "Southern Star"), GulfStar Communications, Inc. ("GulfStar"), Central Star Communications, Inc. ("Central Star"), and Pacific Star Communications, Inc. ("Pacific Star"). Capstar Radio entered into the Existing Credit Facility in February 1997, which is secured by the assets of the Company's subsidiaries (other than Capstar Radio). In addition, the Company has guaranteed the Indebtedness under the Existing Credit Facility. As of March 31, 1997, no principal amount was outstanding under the Existing Credit Facility. As of August 6, 1997 (the date on which the Benchmark Acquisition (as defined) was consummated), $12.2 million in principal amount was outstanding under the Existing Credit Facility and $21.7 million was available for borrowing thereunder. The Company expects to amend and restate the Existing Credit Facility in August 1997 to provide for, among other things, borrowings of up to $200.0 million (the "New Credit Facility" and together with the Existing Credit Facility, the "Credit Facilities"). See "Description of Indebtedness -- Existing Credit Facility" and "-- New Credit Facility."


     The Exchange Offer will expire at 5:00 p.m., New York City time,
  , 1997, or such later date and time to which it is extended (the "Expiration Date").


     Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer in exchange for Old Preferred Stock must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock where such Old Preferred Stock was acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."



     The Old Preferred Stock is designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. To the extent shares of Old Preferred Stock are tendered and accepted

(Continued from previous page)

in the Exchange Offer, the aggregate number of outstanding shares of Old Preferred Stock will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Preferred Stock who were eligible to participate in the Exchange Offer but who did not tender their Old Preferred Stock will not be entitled to certain rights under the Registration Rights Agreement (as defined) and such Old Preferred Stock will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity in the market for the Old Preferred Stock could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Old Preferred Stock or the New Preferred Stock.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements, including the notes thereto, appearing in this Prospectus. In June 1997, Capstar Broadcasting Corporation ("Capstar Broadcasting") acquired all of the issued and outstanding common stock of the Company in exchange for common stock of Capstar Broadcasting. Unless otherwise specified, this Prospectus assumes the consummation of the Pending Transactions (as defined). As used in this Prospectus, unless otherwise specified, the "Company" means Capstar Broadcasting Partners, Inc. and its subsidiaries after giving effect to the consummation of the Pending Transactions. The Company conducts, or will conduct, its business through its direct subsidiary, Capstar Radio, and Capstar Radio's subsidiaries, Atlantic Star, Southern Star, GulfStar, Central Star and Pacific Star. Certain capitalized terms used in this Prospectus are defined herein under the caption "Glossary of Certain Terms and Market and Industry Data."

                                  THE COMPANY

     The Company is the largest radio broadcaster in the United States operating exclusively in mid-sized markets. The Company owns and operates or provides services to 155 radio broadcasting stations in 46 mid-sized markets located throughout the United States. On a pro forma basis after giving effect to the Pending Transactions, the Company will own and operate or provide services to 233 radio broadcasting stations in 62 mid-sized markets located throughout the United States. These stations comprise the leading radio group, in terms of revenue share and/or audience share, in 41 markets. On a pro forma basis after giving effect to the Completed Transactions (as defined) and the Pending Transactions and the financing thereof, including the Financing, as if they had occurred on January 1, 1996, the Company would have had net revenue, EBITDA (as defined) and a net loss of $296.6 million, $67.5 million and $29.3 million, respectively, for the twelve-month period ended March 31, 1997, and EBITDA as adjusted for estimated cost savings of $85.0 million. The Company has entered into 17 agreements to acquire 85 additional stations, including seven stations for which the Company currently provides services pursuant to an LMA (as defined) (the "Pending Acquisitions"), and one agreement to dispose of three FM stations (the "Pending Transactions").

     In February 1996, as a result of the passage of the Telecommunications Act of 1996 (the "Telecom Act"), radio broadcasting companies were permitted to increase their ownership of stations within a single market from a maximum of four to a maximum of between five and eight stations, depending on market size. More importantly, the Telecom Act also eliminated the national ownership restriction that generally had limited companies to the ownership of no more than 40 stations (20 AM and 20 FM) throughout the United States. In order to capitalize on the opportunities created by the Telecom Act, R. Steven Hicks, an executive with over 30 years of experience in the radio broadcasting industry, and Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") formed the Company to acquire and operate radio station clusters in mid-sized markets. The Company generally defines mid-sized markets as those Metropolitan Statistical Areas ("MSAs") ranked between 50 and 200, each of which has approximately $10.0 million to $35.0 million in radio advertising revenue.

     The Company believes that mid-sized markets represent attractive operating environments because, as compared to the 50 largest markets in the United States, they are generally characterized by (i) lower radio station purchase prices as a multiple of broadcast cash flow, (ii) less sophisticated and undercapitalized competitors, including both radio and competing advertising media such as newspaper and television, and (iii) less direct format competition resulting from fewer stations in any given market. The Company believes that the attractive operating characteristics of mid-sized markets coupled with the opportunity provided by the Telecom Act to create in-market radio station cluster groups will enable the Company to achieve substantial revenue growth and cost efficiencies. As a result, management believes that the Company can generate broadcast cash flow margins that are comparable to the higher margins that heretofore were generally achievable only in the top 50 markets.

     To effectively and efficiently manage its stations, the Company has developed a flexible management structure designed to manage a large and growing portfolio of radio stations throughout the United States. The station portfolio will be organized into five regions: the Northeast (Atlantic Star), the Southeast (Southern Star), the Southwest (GulfStar), the Midwest (Central Star) and the West (Pacific Star), each of which is, or will be, managed by regional executives in conjunction with general managers in each of the Company's markets.

                               STATION PORTFOLIO

     The following table sets forth certain information regarding the Company and its markets assuming the Pending Transactions have been consummated.

                                                             COMPANY   COMPANY
                                                 STATIONS    REVENUE   AUDIENCE
                                          MSA    ---------    SHARE     SHARE
               MARKET(1)                  RANK   FM    AM     RANK       RANK          SOURCE COMPANY(2)
               ---------                  ----   ---   ---   -------   --------        -----------------
NORTHEAST REGION (ATLANTIC STAR)
  Allentown-Bethlehem, PA...............   64     3     3      1         1            Commodore/Patterson
  Wilmington, DE........................   74     1     1      2         2                 Commodore
  Roanoke, VA...........................  101     4     1      2         1          Benchmark/Cavalier/WRIS
  Worcester, MA.........................  106     1     1      1         1               Knight Quality
  Fairfield County, CT..................  112     4     4      2         2                 Commodore
  Portsmouth-Dover-Rochester, NH........  117     2     1      1         2               Knight Quality
  Huntington, WV-Ashland, KY............  139     5     5      1         1                 Commodore
  Salisbury-Ocean City, MD..............  153     2    --      3         4                 Benchmark
  Manchester, NH........................  193     1     1      1         2               Knight Quality
  Wheeling, WV..........................  213     5     2      1         1                   Osborn
  Winchester, VA........................  219     2     1      2         1                 Benchmark
  Burlington, VT........................  221     1    --     2t         5               Knight Quality
  Harrisburg-Lebanon-Carlisle, PA.......  253     1     1      2         2                 Patterson
  Dover, DE.............................   NA     2     1      1         1                 Benchmark
  Westchester-Putnam Counties, NY.......   NA     2     1     NA         1                 Commodore
  Lynchburg, VA.........................   NA     3     1      1         1             Benchmark/Cavalier
                                                 ---   --
        Subtotal........................         39    24
SOUTHEAST REGION (SOUTHERN STAR)
  Birmingham, AL........................   55     2     1      2         3                   Ameron
  Greenville, SC........................   59     1    --     2t         2                 Benchmark
  Columbia, SC..........................   88     4     2      1         1           Benchmark/Emerald City
  Daytona Beach, FL.....................   93     1    --      1         2                    SFX
  Melbourne-Titusville-Cocoa, FL........   96     3     2      1         1                Space Coast
  Huntsville, AL........................  114     4     2      1         1              Osborn/Griffith
  Ft. Pierce-Stuart-Vero Beach, FL......  121     5     1      1         1                 Commodore
  Pensacola, FL.........................  125     3    --      1         1                 Patterson
  Montgomery, AL........................  142     3    --      2         2                 Benchmark
  Savannah, GA..........................  153     4     2      1         1                 Patterson
  Asheville, NC.........................  179     1     1      1         1                   Osborn
  Tuscaloosa, AL........................  212     3     1      1         1                Osborn/Grant
  Jackson, TN...........................  257     2     1      1         1                   Osborn
  Statesville, NC.......................   NA     1     1     NA         NA                Benchmark
  Gadsden, AL...........................   NA     1     1     NA         1                   Osborn
                                                 ---   --
        Subtotal........................         38    15
SOUTHWEST REGION (GULFSTAR)
  Baton Rouge, LA.......................   81     3     3      1         1                  GulfStar
  Wichita, KS...........................   91     2     1      3         3                    SFX
  Jackson, MS...........................  118     2     2      2         2                 Benchmark
  Shreveport, LA........................  126     1     1      2         3                 Benchmark
  Beaumont,TX...........................  127     3     1      1         1                  GulfStar
  Corpus Christi, TX....................  128     3     1      1         1                  GulfStar
  Tyler-Longview, TX....................  143     4     1      1         1             GulfStar/Noalmark
  Killeen, TX...........................  149     2    --      1         1                  GulfStar
  Fayetteville, AR......................  161     4    --      1         1               GulfStar/KJEM
  Ft. Smith, AR.........................  169     2     1      1         1            GulfStar/Booneville
  Lubbock, TX...........................  171     4     2      1         1         GulfStar/American General
  Waco, TX..............................  190     4     2      1         1                  GulfStar
  Texarkana, TX.........................  237     3     1      1         1                  GulfStar
  Lawton, OK............................  243     2    --      1         1                    KLAW
  Lufkin, TX............................   NA     2    --     NA         NA                 GulfStar
  Victoria, TX..........................   NA     2    --     NA         1                  GulfStar
                                                 ---   --
        Subtotal........................         43    16
MIDWEST REGION (CENTRAL STAR)
  Grand Rapids, MI......................   66     3     1      2         3                 Patterson
  Des Moines, IA........................   89     2     1      4         4             Community Pacific
  Madison, WI...........................  120     4     2      1         1                  Madison
  Springfield, IL.......................  192     2     1      3         3                 Patterson

                                                             COMPANY   COMPANY
                                                 STATIONS    REVENUE   AUDIENCE
                                          MSA    ---------    SHARE     SHARE
               MARKET(1)                  RANK   FM    AM     RANK       RANK          SOURCE COMPANY(2)
               ---------                  ----   ---   ---   -------   --------        -----------------
  Cedar Rapids, IA......................  197     2     1      2         1                   Quass
  Battle Creek-Kalamazoo, MI............  229     2     2      1         1                 Patterson
                                                 ---   --
        Subtotal........................         15     8
WEST REGION (PACIFIC STAR)
  Honolulu, HI..........................   58     4     3      1         1                 Patterson
  Fresno, CA............................   65     3     2      2         3                 Patterson
  Stockton, CA..........................   85     1     1      3         3             Community Pacific
  Modesto, CA...........................  121     1     1      2         2             Community Pacific
  Reno, NV..............................  133     2     1      4         3                 Patterson
  Anchorage, AK.........................  165     4     2      2         1          Community Pacific/COMCO
  Fairbanks, AK.........................   NA     2     1     NA         1                   COMCO
  Farmington, NM........................   NA     3     1     NA         NA                 GulfStar
  Yuma, AZ..............................   NA     2     1     NA         1                Commonwealth
                                                 ---   --
        Subtotal........................         22    13
                                                 ---   --
        Total...........................         157   76
                                                 ===   ==

---------------

NA Information not available.

(1) See explanatory notes to this table beginning on page 64 of this Prospectus.

(2) As defined in "The Acquisitions" and/or "Glossary of Certain Terms and Market and Industry Data."

                              ACQUISITION STRATEGY

     The Company is the leading consolidator of radio stations in mid-sized markets throughout the United States. Management has achieved this position through the application of an acquisition strategy that it believes allows the Company to develop radio station clusters at attractive prices. First, the Company enters attractive new mid-sized markets by acquiring a leading station (or a group that owns a leading station) in such market. The Company then utilizes the initial acquisition as a platform to acquire additional stations which further enhance the Company's position in such market. Management believes that once it has established operations in a market with an initial acquisition, it can acquire additional stations at reasonable prices and, by leveraging its existing infrastructure, knowledge of and relationships with advertisers and substantial management experience, improve the operating performance and financial results of those stations.

                               OPERATING STRATEGY

     The Company's objective is to maximize the broadcast cash flow of each of its radio station clusters through the application of the following strategies:

     Enhance Revenue Growth through Multiple Station Ownership. Management believes that the ownership of multiple stations in a market allows the Company to coordinate its programming to appeal to a broad spectrum of listeners. Once the station cluster has been created, the Company can provide one-stop shopping to advertisers attempting to reach a wide range of demographic groups. Simplifying the buying of advertising time for customers encourages increased advertiser usage thereby enhancing the Company's revenue generating potential. Broad demographic coverage also allows the Company to compete more effectively against alternative media, such as newspaper and television, thus potentially increasing radio's share of the total advertising dollars spent in a given market.

     Create Low Cost Operating Structure. Management believes that it is less expensive to operate radio stations in mid-sized markets than in large markets for several reasons. First, because stations in mid-sized markets typically have less direct format competition, the Company is less reliant on expensive on-air talent and costly advertising and promotional campaigns to capture listeners. Second, the ownership of multiple stations within a market allows the Company to achieve substantial cost savings through the consolidation of facilities, management, sales and administrative personnel and operating resources (such as on-air talent, programming and music research) and through the reduction of redundant corporate expenses. Furthermore, management expects that the Company, as a result of the large size of its portfolio, combined with the consolidated purchasing power of other portfolio companies of Hicks Muse, will be able to realize substantial economies of scale in such areas as national representation commissions, employee benefits, casualty insurance premiums, long distance telephone rates and other operating expenses. Finally, the incorporation of digital automation in certain markets allows the Company to operate radio stations at off-peak hours with minimal human involvement while improving the quality of programming.

     Utilize Sophisticated Operating Techniques. Following the acquisition of a station or station group, the Company seeks to capitalize on management's extensive large market operating experience by implementing sophisticated techniques such as advertising inventory management systems, sales training programs and in-depth music research studies which improve both the efficiency and profitability of its stations. Prior to the passage of the Telecom Act, management believes that many operators in mid-sized markets did not generate sufficient revenue to justify the incurrence of expenditures to develop these techniques.

     Provide Superior Customer Service. The Company believes that advertising customers in mid-sized markets typically do not have extensive resources to create and implement advertising campaigns. The Company provides many of its advertising customers with extensive advertising support which may include (i) assistance in structuring advertising and promotional campaigns, (ii) creating and producing customer advertisements and (iii) analyzing the effectiveness of the customer's media programs. Management believes that this type of superior customer service attracts new customers to the Company and increases the loyalty of the Company's existing customers, thereby providing stability to the Company's revenue, often despite fluctuations in station ratings.

     Develop Decentralized Management Structure. The Company has developed experienced and highly motivated regional and local management teams, derived primarily from station groups acquired by the Company, and has decentralized operational decision-making so that these regional and local managers have the flexibility to develop operating cultures that capitalize on the unique qualities of each region and market. The Company also relies on local managers to source additional acquisition opportunities. In addition, in order to motivate regional management, the Company intends to link compensation to regional operating performance as well as the combined results of the Company.

                                   MANAGEMENT

     R. Steven Hicks, the President and Chief Executive Officer of the Company, is a 30-year veteran of the radio broadcasting industry (including 18 years as a station owner) who has owned and operated or managed in excess of 150 radio stations in large and mid-sized markets throughout the United States. In addition, in 1993, Mr. Hicks co-founded SFX Broadcasting, Inc., a publicly traded company ("SFX"), for which he served as Chief Executive Officer for three years until his resignation in 1996.

     The Company has designed a regional organizational structure to manage effectively its existing station portfolio as well as to accommodate future in-market or group acquisitions. Each of the Company's regions is, or will be, headquartered within the region and led by a regional operating executive who manages, or will manage, the operations of that region's station portfolio and who oversees, or will oversee, the regional and general managers of the stations. Each regional operating executive reports to R. Steven Hicks. In assembling each of the existing regional management teams, the Company has sought to retain the senior management of many of the station groups that it has acquired so as to (i) retain and capitalize on the local market experience and knowledge of these experienced executives and (ii) foster a culture that is consistent with the unique attributes of each of the local markets acquired. Furthermore, the Company believes that each of its regional executives possesses considerable knowledge of its region's other radio broadcasters and is therefore well situated to identify strategic acquisition candidates.

     The Company's regional executive management teams will be compensated based upon the financial performance of their respective regions and the Company as a whole with such compensation to be awarded in the form of cash bonuses and stock options. Management believes that this compensation structure, along with the ownership interests of management, fosters teamwork and the sharing of the best practices across regions to maximize the overall financial performance of the Company.

     Each of the Company's regional executives has extensive experience operating radio stations in mid-sized markets, as described below.

     Northeast Region. The Northeast Region is managed by its president and chief executive officer, James T. Shea, Jr. Mr. Shea has over 22 years of experience in the radio broadcasting industry. Mr. Shea's operating knowledge and strong advertising relationships helped Commodore, prior to its acquisition by the Company, become a leading radio group in each of its markets. Pro forma for the Pending Acquisitions, the Northeast Region will include 63 stations in 16 markets.

     Southeast Region. The Southeast Region is being managed on an interim basis by Frank D. Osborn. Mr. Osborn serves on the Executive Council (as defined) of Capstar Radio and brings more than 19 years of radio industry experience to the Company. The Company intends to employ a new president and chief executive officer of the Southeast Region by the end of 1997, so that Mr. Osborn may focus his attention on his responsibilities as a member of the Executive Council. Pro forma for the Pending Acquisitions, the Southeast Region will include 53 stations in 15 markets.

     Southwest Region. The Southwest Region is managed by its president and chief executive officer, John D. Cullen. Mr. Cullen has served as president and chief operating officer of GulfStar since 1996 and brings more than 16 years of radio industry experience to the Company. Prior to joining GulfStar, Mr. Cullen served as a regional manager for SFX. Pro forma for the Pending Transactions, the Southwest Region will include 59 stations in 16 markets.

     Midwest Region. The Midwest Region will be managed by Mary K. Quass, the current president and chief executive officer of Quass Broadcasting Company ("Quass"), who will serve as the Midwest Region's president and chief executive officer upon consummation of the Quass Acquisition (as defined). Ms. Quass has more than 19 years experience in the radio broadcasting industry in numerous roles, including Vice President and General Manager of radio stations KHAK-FM and KHAK-AM prior to purchasing such radio stations in 1988. The Company expects to benefit significantly from Ms. Quass' experience and knowledge of the markets in the Midwest Region. Pro forma for the Pending Acquisitions, the Midwest Region will include 23 stations in six markets.

     West Region. The West Region is managed by its president and chief executive officer, Dex Allen, who has over 35 years of experience in the radio broadcasting industry. Mr. Allen has served as the managing member of Commonwealth Broadcasting of Arizona, L.L.C. ("Commonwealth") since 1984 and is expected to continue to serve in such position until the consummation of the Commonwealth Acquisition (as defined). Pro forma for the Pending Acquisitions, the West Region will include 35 stations in nine markets.

     The Company has created an Executive Council, consisting of R. Steven Hicks, Paul D. Stone, William S. Banowsky, Jr. and other executive officers of Capstar Radio who will serve as managing directors (each a "Managing Director"). The Executive Council will develop and implement the Company's strategy and corporate culture to enable the Company's regional operating executives to focus substantially all of their efforts upon operating their stations by relieving them of many of the business activities that are not directly related to station operations. The Executive Council, in consultation with the regional operating executives, is responsible for strategic planning, acquisitions, financial reporting, facilities consolidation, public service activities, technological development, network opportunities, national vendor relationships, investor and government relations, recruiting and training employees, and all other matters affecting the Company which are not directly related to regional operations. Mr. Hicks will allocate primary responsibility for each of these areas to appropriate members of the Executive Council.

     The executive officers of Capstar Radio who serve as Managing Directors on the Executive Council are Frank D. Osborn, David J. Benjamin, III, Joseph L. Mathias, IV and James M. Strawn. Mr. Osborn brings more than 19 years of radio industry experience, including 13 years as the President and Chief Executive Officer of Osborn. Mr. Benjamin has 23 years of radio broadcasting experience, including co-founding and serving as Chairman and Chief Executive Officer of Community Pacific (as defined) since 1974. Mr. Mathias has managed the operations of Benchmark (as defined) since 1990 and prior to 1990 held various positions in the cable television and radio broadcast industry. Mr. Strawn has 31 years of radio industry experience, including two years as an Executive Vice President and Chief Financial Officer of Patterson (as defined) and 13 years as a radio station owner.

                                   OWNERSHIP

     In April 1996, Hicks Muse combined its financial expertise with the operating experience of R. Steven Hicks to form the Company. Hicks Muse is a private investment firm based in Dallas, New York, St. Louis and Mexico City that specializes in acquisitions, recapitalizations and other principal investing activities. Since the firm's inception in 1989, affiliates of Hicks Muse have completed more than 70 transactions having a combined transaction value exceeding $19.0 billion. In 1994, an affiliate of Hicks Muse made its first major investment in the radio broadcasting industry when Hicks, Muse, Tate & Furst Equity Fund II, L.P. founded Chancellor Broadcasting Company ("Chancellor"), a company which owns and operates radio stations exclusively within the 40 largest MSAs in the United States and which, upon the consummation of its merger with Evergreen Media Corporation, will be one of the largest pure-play radio broadcasting companies in the United States based on net revenues. Hicks, Muse, Tate & Furst Equity Fund III, L.P. ("HM Fund III"), an affiliate of Hicks Muse, and its affiliates (including Capstar Broadcasting Partners, L.P. ("Capstar L.P.")) have invested $233.9 million in Common Stock (as defined) of Capstar Broadcasting, including $86.1 million invested as part of the Financing. HM Fund III and its affiliates have committed to invest an additional $50.0 million in Capstar Broadcasting, and Capstar Broadcasting has committed to issue additional equity to HM Fund III and its affiliates in exchange therefor.

     R. Steven Hicks, the President and Chief Executive Officer of the Company, has invested $3.1 million in Class C Common Stock, par value $.01 per share ("Class C Common Stock"), of Capstar Broadcasting. Certain other members of the management of Capstar Broadcasting and its subsidiaries, including certain of the Company's regional executives and Managing Directors, have invested an additional $7.2 million in Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of Capstar Broadcasting.

     As part of the GulfStar Merger (as defined), GulfStar common stockholders received Common Stock of Capstar Broadcasting having a deemed value of approximately $113.0 million. Thomas O. Hicks, chairman and chief executive officer of Hicks Muse and a director of Capstar Broadcasting and the Company, beneficially owns 100% of the outstanding capital stock of Capstar Broadcasting and beneficially owned approximately 87.3% of the voting power of GulfStar immediately before completion of the GulfStar Merger. In addition, Thomas O. Hicks and R. Steven Hicks filled two of the four director seats of GulfStar, and
R. Steven Hicks was also the Chief Executive Officer of GulfStar. Certain members of management of Capstar Broadcasting also received Common Stock of Capstar Broadcasting in connection with the GulfStar Merger as more fully described in "The Acquisitions -- GulfStar Transaction."

                                THE ACQUISITIONS

COMPLETED ACQUISITIONS

     Since the purchase by the Company of Commodore in October 1996 for a purchase price of $213.6 million ("the Commodore Acquisition"), which was funded with the proceeds of a $90.0 million equity investment in the Company by HM Fund III and its affiliates, bank indebtedness of $35.0 million and the assumption of Commodore's then outstanding indebtedness, the Company has consummated (i) the purchase of (A) Osborn in February 1997 (the "Osborn Acquisition") for a purchase price of approximately $118.8 million comprised of $117.0 million paid in cash, which was funded with the proceeds of an equity investment by HM Fund III in the Company and the proceeds from the issuance of the Notes, and Class A common stock of Capstar Partners having a deemed value of approximately $1.8 million, (B) substantially all of the assets of EZY Com, Inc. ("EZY"), City Broadcasting Co., Inc. ("City") and Roper Broadcasting, Inc. ("Roper" and, collectively, with EZY and City, "Space Coast") in April 1997 (collectively, the "Space Coast Acquisitions") for an aggregate purchase price of approximately $12.0 million paid in cash, which was funded with borrowings under the credit facility dated February 20, 1997 (the "Existing Credit Facility"), between the Company, Capstar Radio, as borrower, and Bankers Trust Company, (C) substantially all of the assets of Taylor Communications Corporation ("Taylor") utilized in the operation of Taylor's stations in the Tuscaloosa, Alabama market in April 1997 (the "Osborn Tuscaloosa Acquisition") for an aggregate purchase price of approximately $1.0 million paid in cash, which was funded with borrowings under the Existing Credit Facility, (D) all of the outstanding capital stock of Dixie Broadcasting, Inc. and Radio WBHP, Inc. (collectively, "Mountain Lakes") in May 1997 (the "Osborn Huntsville Acquisition" and, together with the Osborn Tuscaloosa Acquisition, the "Osborn Add-on Acquisitions") for a purchase price of approximately $24.5 million comprised of $22.0 million paid in cash, which was funded with borrowings under the Existing Credit Facility, and two three-year consulting agreements valued at approximately $2.5 million, (E) GulfStar in July 1997 through the merger of a wholly-owned subsidiary of Capstar Broadcasting with and into GulfStar (the "GulfStar Merger") and the subsequent contribution of GulfStar (through the Company) to Capstar Radio (collectively with the GulfStar Merger, the "GulfStar Transaction"), for a purchase price of approximately $232.5 million comprised of $119.5 million paid in cash, which was funded with the proceeds of the Hicks Muse GulfStar Equity Investment (as defined), the Capstar BT Equity Investment (as defined) and the proceeds of the Preferred Stock Offering, and Common Stock having a deemed value of approximately $113.0 million, (F) substantially all of the assets of Community Pacific Broadcasting Company, L.P. ("Community Pacific") in July 1997 (the "Community Pacific Acquisition") for a purchase price of approximately $35.0 million paid in cash, which was funded with proceeds from the Capstar Radio Notes Offering (as defined), (G) substantially all of the assets of Cavalier Communications, L.P. ("Cavalier") in July 1997 (the "Cavalier Acquisition") for a purchase price of approximately $8.3 million paid in cash, which was funded with proceeds from the Capstar Radio Notes Offering, (H) substantially all of the assets of McForhun, Inc. ("McForhun") in July 1997 (the
"GulfStar -- McForhun Acquisition") for a purchase price of approximately $7.1 million paid in cash, which was funded with proceeds from the Hicks Muse GulfStar Equity Investment and the Capstar BT Equity Investment, (I) substantially all of the assets of Livingston Communications, Inc. ("Livingston") in July 1997 (the "GulfStar -- Livingston Acquisition") for a purchase price of approximately $250,000 paid in cash, which was funded with proceeds from the Hicks Muse GulfStar Equity Investment and the Capstar BT Equity Investment, and (J) Benchmark Communications Radio Limited Partnership, L.P. and certain of its subsidiary partnerships (collectively, "Benchmark") in August 1997 for a purchase price of approximately $176.2 million comprised of $174.1 million paid in cash, which was funded with proceeds from the Capstar Radio Notes Offering, the Hicks Muse GulfStar Equity Investment, the Capstar BT Equity Investment and borrowings under the Existing Credit Facility, and Class A Common Stock having a deemed value of approximately $2.1 million (the "Benchmark Acquisition" and together with the Commodore Acquisition, the Osborn Transactions (as defined), the Space Coast Acquisitions, the GulfStar Transaction, the Community Pacific Acquisition, the Cavalier Acquisition, the GulfStar -- McForhun Acquisition, the GulfStar -- Livingston Acquisition, the "Completed Transactions") and (ii) the disposition of substantially all of the assets used or held for use in connection with the operation of the Company's stations in the Port Charlotte and Ft. Myers, Florida markets in April 1997 for a sale price of $11.0 million in cash (the "Osborn Ft. Myers Disposition" and together with the Osborn Acquisition and the Osborn Add-on Acquisitions, the "Osborn Transactions").


PENDING ACQUISITIONS


     The Company has agreed, subject to various conditions, to acquire 85 radio stations (59 FM and 26 AM) in 17 separate transactions. Upon completion of the Pending Transactions, the Company's portfolio will include a total of 233 stations located in 62 mid-sized markets throughout the United States. The purchase price of each of the Pending Acquisitions will be paid in cash and/or Common Stock and is expected to be financed as more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "The Acquisitions."

                              PENDING ACQUISITIONS

                                                                                             ESTIMATED
                                        COMPANY                                           PURCHASE PRICE
                                       STATIONS                                             OF PENDING      NUMBER      NUMBER
                                       ---------                            EXPECTED       ACQUISITIONS     OF NEW    OF EXISTING
               COMPANY                 FM    AM          REGION           CLOSING DATE    ($ IN MILLIONS)   MARKETS     MARKETS
-------------------------------------  ---   ---   -------------------   --------------   ---------------   -------   -----------
Emerald City.........................   1    --         Southeast         August 1997            9.5           --          1
Madison..............................   4     2          Midwest          August 1997           38.8            1         --
Grant................................   1    --         Southeast        September 1997          3.2           --          1
Griffith.............................   3    --         Southeast        September 1997          5.4           --          1
WRIS.................................   1    --         Northeast        September 1997          3.1           --          1
SFX (Exchange).......................   3     1    Southeast/Southwest    October 1997            --            2         --
Ameron...............................   2     1         Southeast         October 1997          31.5            1         --
COMCO................................   4     2           West            October 1997           6.7            1          1
Commonwealth.........................   2     1           West            October 1997           5.3            1         --
KLAW.................................   2    --         Southwest        November 1997           2.2            1         --
American General.....................   1    --         Southwest        November 1997           3.2           --          1
Booneville...........................   1    --         Southwest        December 1997           1.5           --          1
KJEM.................................   1    --         Southwest        December 1997           0.8           --          1
Knight Quality.......................   5     3         Northeast         January 1998          60.0            4         --
Quass................................   2     1          Midwest          January 1998          14.9            1         --
Patterson............................  25    14        NE/SE/MW/W        February 1998         215.0            9          1
Noalmark(1)..........................   1     1         Southwest          March 2000            1.4           --          1
                                       --    --                                               ------           --         --
        Total........................  59    26                                               $402.5           21         10
                                       ==    ==                                               ======           ==         ==

---------------

(1) GulfStar has an option to acquire two stations in the Longview, Texas market from Noalmark Broadcasting Corp. ("Noalmark") on or before March 6, 2000. GulfStar currently provides services for such stations pursuant to an LMA and expects to exercise the option on or before March 6, 2000. See "The Acquisitions."

     The Company has agreed to sell all of the outstanding capital stock of Bryan Broadcasting Operating Company, a wholly owned subsidiary of GulfStar ("BBOC"). The Company anticipates that such sale will be completed in August 1997 (the "GulfStar -- Bryan Disposition"). BBOC owns and operates three FM radio stations in Bryan, Texas. See "Certain Transactions -- GulfStar Transactions."

     Consummation of each of the Pending Transactions is subject to numerous conditions, including approval of the Federal Communications Commission (the "FCC") and, where applicable, satisfaction of any requirements and any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Accordingly, the actual date of consummation of each of the Pending Transactions may vary from the anticipated closing dates. For further information concerning the Pending Transactions, see "Risk Factors -- Risks of Acquisition Strategy," "Business," "The Acquisitions" and "Certain Transactions -- GulfStar Transactions."

                               THE EXCHANGE OFFER

The Exchange Offer.........  One share of New Preferred Stock in exchange for each outstanding share of Old Preferred Stock. As of the date hereof, 1,000,000 shares of Old Preferred Stock are issued and outstanding. The New Preferred Stock offered hereby is identical in all material respects to the Old Preferred Stock, except that shares of New Preferred Stock will be freely transferable by the holders thereof except as otherwise provided herein. See "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures."

                             Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions discussed herein, New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by any person receiving the New Preferred Stock, whether or not that person is the holder (other than any such holder or such other person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                             Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Preferred Stock is acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Preferred Stock, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Preferred Stock. However, the Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the Commission's staff would make a similar determination with respect to the Exchange Offer. See "The Exchange Offer -- Purpose and Effect." Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where the Old Preferred Stock was acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution."

Registration Rights
  Agreement................  The shares of the Old Preferred Stock were sold by the Company on June 17, 1997 in a private placement. In connection with the sale, the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") with BT Securities Corporation and Credit Suisse First Boston, the initial purchasers of the Old Preferred Stock (the "Initial Purchasers"), providing for the Exchange Offer. See "The Exchange Offer -- Purpose and Effect."

Expiration Date............  The Exchange Offer will expire at 5:00 P.M., New
                             York City time,                  , 1997, or such
                             later date and time to which it is extended.

Withdrawal Rights..........  The tender of Old Preferred Stock pursuant to the
                             Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Preferred Stock not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Dividends on the New
  Preferred Stock and Old
  Preferred
  Stock....................  Dividends on each share of New Preferred Stock will accrue from the date of issuance of the Old
                             Preferred Stock for which the New Preferred Stock is exchanged or from the date of the last dividend payment (or deemed dividend payment) on such Old Preferred Stock, whichever is later. No additional dividends will be paid on shares of Old Preferred Stock tendered and accepted for exchange.

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by the Company. See "The Exchange Offer -- Conditions."

Procedures for Tendering
  Old Preferred Stock......  Each holder of Old Preferred Stock wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or the copy, together with the Old Preferred Stock and any other required documentation, to the Exchange Agent at the address set forth herein. Persons holding Old Preferred Stock through the Depository Trust Company (the "DTC") and wishing to accept the Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program, by which each tendering participant (as defined) will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) any shares of New Preferred Stock to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Preferred Stock and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Preferred Stock. If the holder is a broker-dealer that will receive New Preferred Stock for its own account in exchange for Old Preferred Stock that was acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock.

                             Pursuant to the Registration Rights Agreement, the Company is required to file a registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Preferred Stock if existing Commission interpretations are changed such that the New Preferred Stock received by holders in the Exchange Offer is not or would not be, upon receipt, transferable by each such holder (other than an affiliate of the Company) without restriction under the Securities Act. See "The Exchange
                             Offer -- Purpose and Effect."

Acceptance of Old Preferred
  Stock and Delivery of New
  Preferred Stock..........  The Company will accept for exchange any and all shares of Old Preferred Stock which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Preferred Stock issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms on the Exchange Offer."

Exchange Agent.............  Harris Trust and Savings Bank is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

Federal Income Tax
  Considerations...........  The exchange pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

Effect of Not Tendering....  Shares of Old Preferred Stock that are not tendered or that are tendered but not accepted will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company will have no further obligation to provide for the registration under the Securities Act of such Old Preferred Stock.

                        TERMS OF THE NEW PREFERRED STOCK

Securities Offered.........  1,000,000 shares (the "Shares") of 12% Senior
                             Exchangeable Preferred Stock, par value $.01 per share (together with such additional shares as may be paid in lieu of cash dividends, as described herein).

Liquidation Preference.....  Initially equal to $100.00, plus accumulated and unpaid dividends.

Optional Redemption........  The New Preferred Stock will be redeemable at the option of the Company, in whole or in part, at any time and from time to time on or after July 1, 2002 at the redemption prices set forth herein, plus, without duplication, accumulated and unpaid dividends to the date of redemption. In addition, at any time and from time to time prior to July 1, 2001, the Company, at its option, may use the net cash proceeds of one or more Public Equity Offerings or Major Asset Sales to redeem the New Preferred Stock at the redemption price set forth herein, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided, however, that after any such redemption, there is outstanding at least $75.0 million aggregate liquidation preference of New Preferred Stock. See "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures -- New Preferred Stock -- Optional Redemption."

Mandatory Redemption.......  The Company is required, subject to certain conditions, to redeem all of the New Preferred Stock outstanding on July 1, 2009 at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption. See "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures -- New Preferred Stock -- Mandatory Redemption."

Dividends..................  At a rate equal to 12% per annum of the liquidation preference per share, cumulative and, when declared, payable semi-annually beginning January 1, 1998 and accumulating from the Issue Date. The Company, at its option, may pay dividends on any dividend payment date occurring on or before July 1, 2002 either in cash or in additional shares of the New Preferred Stock.

Dividend Payment Dates.....  January 1 and July 1, commencing January 1, 1998.

Voting.....................  The New Preferred Stock will be non-voting, except as otherwise required by law and except in certain circumstances described herein. In addition, if the Company (i) after July 1, 2002, fails to pay dividends in respect of three or more semi-annual dividend periods in the aggregate, (ii) fails to make a mandatory redemption, a Change of Control Offer (as defined) or a Preferred Special Offer or
                             (iii) fails to comply with certain covenants or make certain payments on its Indebtedness, holders of a majority of the outstanding shares of Preferred Stock, voting as a class, will be entitled to elect the lesser of two directors or that number of directors constituting at least 25% of the Company's Board of Directors.

Exchange Provisions........  The New Preferred Stock will be exchangeable in whole but not in part into the Exchange Debentures, at the Company's option, subject to certain conditions, on any scheduled dividend payment date.

Ranking....................  The New Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, rank senior to all other classes of equity securities of the Company outstanding upon consummation of the Exchange Offer.

Change of Control..........  Prior to July 1, 2002, upon the occurrence of a
                             Change of Control, the Company will have the option to redeem the New Preferred Stock in whole but not in part at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the redemption date, plus the Applicable Premium. If a Change of Control occurs after July 1, 2002, or if the Company does not redeem the New Preferred Stock as provided in the immediately preceding sentence, the Company will, subject to certain conditions, be required to offer to purchase all outstanding shares of New Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of purchase. There can be no assurance that the Company would have sufficient funds to purchase all of the New Preferred Stock in the event of a Change of Control or that the Company would be able to obtain financing for such purpose on favorable terms, if at all. In addition, the Credit Facilities (as defined) restrict, or will restrict, the Company's ability to repurchase the New Preferred Stock, including pursuant to a Change of Control Offer. Furthermore, a Change of Control would result in a default under the Credit Facilities. In addition, the indenture (the "Notes Indenture") governing the Company's 12 3/4% Senior Discount Notes due 2009 (the "Notes") has provisions relating to the change of control of the Company that would require the repurchase of the Notes. Moreover, the indenture (the "Existing Capstar Radio Indenture") governing Capstar Radio's 13 1/4% Senior Subordinated Notes due 2003 (the "Existing Capstar Radio Notes") and the indenture (the "New Capstar Radio Indenture" and, collectively with the Existing Capstar Radio Indenture, the "Capstar Radio Indentures") governing the New Capstar Radio Notes have provisions relating to the change of control of Capstar Radio that would require the repurchase of the Existing Capstar Radio Notes and the New Capstar Radio Notes (collectively, the "Capstar Radio Notes"). A "Change of Control" means the occurrence of one or more of the following events:
                             (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Certificate of Designation or the Exchange Indenture, as the case may be), other than to Hicks Muse, any of its affiliates (excluding Chancellor), officers and directors or R. Steven Hicks (the "Permitted Holders"); or (ii) a majority of the board of directors of the Company shall consist of persons who are not Continuing Directors (as defined in the certificate of designation governing the New Preferred Stock (the "Certificate of Designation")); or (iii) the acquisition by any person or group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company. See "Risk
                             Factors -- Change of Control," "Description of Indebtedness" and "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures -- New Preferred Stock -- Change of Control."

Certain Restrictive
Provisions.................  The Certificate of Designation contains restrictive provisions that, among other things, limit the ability of the Company and its subsidiaries to incur additional Indebtedness, pay dividends or make certain other restricted payments, or merge or consolidate with or sell all or substantially all of their assets to any other person.

                            THE EXCHANGE DEBENTURES

Issue......................  12% Subordinated Exchange Debentures due 2009
                             issuable in exchange for the New Preferred Stock in an aggregate principal amount equal to the liquidation preference of the New Preferred Stock, plus any additional Exchange Debentures issued thereafter in lieu of cash interest.

Maturity...................  July 1, 2009.

Interest Rate and Payment
Date.......................  The Exchange Debentures will bear interest at a rate of 12% per annum. Interest will accrue from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable semi-annually in cash (or, at the option of the Company, on or prior to July 1, 2002, in additional Exchange Debentures) in arrears on each January 1 and July 1, commencing with the first such date after the Exchange Date.

Optional Redemption........  The Exchange Debentures will be redeemable, in whole or in part, at the option of the Company, at any time and from time to time on or after July 1, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time prior to July 1, 2001, the Company, at its option, may use the net cash proceeds of one or more Public Equity Offerings or Major Asset Sales to redeem the Exchange Debentures at the redemption price set forth herein, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that after any such redemption, the aggregate principal amount of the Exchange Debentures outstanding must equal at least $75.0 million. See "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures -- Exchange Debentures -- Optional Redemption."

Ranking....................  The Exchange Debentures will be subordinated to all existing and future Senior Debt of the Company. In addition, the Exchange Debentures will be effectively subordinated to all existing and future Indebtedness of the Company's subsidiaries. The Exchange Debentures will rank pari passu or senior to any class or series of Indebtedness that expressly provides that it ranks pari passu or subordinate to the Exchange Debentures, as the case may be. As of March 31, 1997, on a pro forma basis
                             (i) after giving effect to the Completed
                             Transactions, the Financing and the application of the net proceeds therefrom, there would have been no Senior Debt of the Company outstanding and approximately $329.4 million of Indebtedness of the Company's subsidiaries, including current payables and (ii) after giving further effect to the Pending Transactions and their related financing, there would have been no Senior Debt of the Company outstanding and approximately $482.7 million of Indebtedness of the Company's subsidiaries, including current payables. Capstar Radio entered into the Existing Credit facility in February 1997, which is secured by the assets of its subsidiaries. As of March 31, 1997, no principal amount was outstanding under the Existing Credit Facility. As of August 6, 1997, (the date on which the Benchmark Acquisition was consummated), $12.2 million in principal amount was outstanding under the Existing Credit Facility and $21.7 million was available for borrowing thereunder. The Company expects to amend and restate the Existing Credit Facility in August 1997 to provide for, among other things, borrowings of up to $200.0 million. See "Description of the Senior Exchangeable Preferred Stock and Exchange Debentures -- Exchange Debentures -- Ranking" and "Description of Indebtedness."

Change of Control..........  Prior to July 1, 2002, upon the occurrence of a
                             Change of Control, the Company will have the option to redeem the Exchange Debentures in whole but not in part at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date plus the Applicable Premium (as defined). If a Change of Control occurs after July 1, 2002, or if the Company does not redeem the Exchange Debentures as provided in the immediately preceding sentence, the Company will, subject to certain conditions, be required to offer to purchase all outstanding Exchange Debentures at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Company will have sufficient funds to purchase all of the Exchange Debentures in the event of a Change of Control or that the Company would be able to obtain financing for such purpose on favorable terms, if at all. In addition, the Existing Credit Facility restricts the Company's ability to repurchase the Exchange Debentures, including pursuant to a Change of Control Offer. Furthermore, a Change of Control will result in a default under the Existing Credit Facility. In addition, the Notes Indenture has provisions relating to the change of control of the Company that would require the repurchase of the Notes, and the Capstar Radio Indentures have provisions relating to the change of control of Capstar Radio that would require the repurchase of the Capstar Radio Notes. See "Risk
                             Factors -- Change of Control," "Description of Indebtedness" and "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures -- Exchange Debentures -- Change of Control."

Certain Covenants..........  The indenture governing the Exchange Debentures
                             (the "Exchange Indenture") will contain certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional Indebtedness, pay dividends or make certain other restricted payments, sell or swap assets, enter into certain transactions with affiliates or merge or consolidate with or sell all or substantially all of their assets to any other person.

                                 THE FINANCING

     The Company received proceeds of approximately $94.8 million, net of $5.2 million of the initial purchasers' discount and estimated fees and expenses, from the Company's issuance of 1,000,000 shares of its Old Preferred Stock, which was consummated on June 17, 1997 (the "Preferred Stock Offering"). Concurrently with consummation of the GulfStar Merger, Capstar Broadcasting received $75.0 million from the Hicks Muse GulfStar Equity Investment and $11.1 million from the Capstar BT Equity Investment (as defined), of which $30.9 million was used by Capstar Broadcasting to redeem preferred stock of GulfStar (the "Preferred Stock Redemption") and the remaining $55.2 million was contributed as equity by Capstar Broadcasting to the Company. The Company has contributed $150.0 million to Capstar Radio (consisting of $44.1 million of the Hicks Muse GulfStar Equity Investment, the Capstar BT Equity Investment of $11.1 million and $94.8 million in net proceeds from the Preferred Stock Offering). Concurrently with the Preferred Stock Offering, Capstar Radio received proceeds of approximately $191.5 million, net of $8.5 million of the initial purchasers' discount and estimated fees and expenses, from Capstar Radio's issuance of $200.0 million in aggregate principal amount of its New Capstar Radio Notes (the "Capstar Radio Notes Offering"). The Preferred Stock Offering, the Hicks Muse GulfStar Equity Investment, the Capstar BT Equity Investment and the Capstar Radio Notes Offering are collectively referred to herein as the "Financing."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the New Preferred Stock.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following table presents summary historical financial data of the Company and its predecessor Commodore, for the periods indicated. The following financial information should be read in conjunction with the Financial Statements of the Company and Commodore and the related notes included elsewhere in this Prospectus.

                                                                                          THE                          THE
                                                    COMMODORE                           COMPANY       COMMODORE      COMPANY
                               ----------------------------------------------------   ------------   -----------   -----------
                                                                        JANUARY 1,    OCTOBER 17,          THREE MONTHS
                                      YEARS ENDED DECEMBER 31,            1996 --       1996 --           ENDED MARCH 31,
                               --------------------------------------   OCTOBER 16,   DECEMBER 31,   -------------------------
                                1992       1993      1994      1995       1996(1)       1996(2)        1996(3)       1997(4)
                               -------   --------   -------   -------   -----------   ------------   -----------   -----------
                                                                   (DOLLARS IN THOUSANDS)            (UNAUDITED)   (UNAUDITED)
OPERATING DATA:
  Net revenue................  $17,961   $ 19,798   $26,225   $30,795    $ 31,957      $  10,303       $  7,416     $  14,107
  Station operating
    expenses.................   12,713     13,509    16,483    19,033      21,291          6,283          5,375        10,356
  Depreciation and
    amortization.............    1,676      1,129     2,145     1,926       2,158          1,331            480         2,389
  Corporate expenses.........    1,602      2,531     2,110     2,051       1,757            601            466         1,424
  Other operating
    expenses(5)..............       --      1,496     2,180     2,007      13,834            744             --            --
  Operating income (loss)....    1,970      1,133     3,307     5,778      (7,083)         1,344          1,095           (62)
  Interest expense...........    4,614      4,366     3,152     7,806       8,861          5,035          2,452         6,792
  Net loss...................   (2,580)    (3,782)     (527)   (2,240)    (17,836)        (3,756)        (1,436)       (7,471)
OTHER DATA:
  Broadcast cash flow(6).....  $ 5,248   $  6,289   $ 9,742   $11,762    $ 10,666      $   4,020       $  2,041     $   3,751
  Broadcast cash flow
    margin(6)................     29.2%      31.8%     37.1%     38.2%       33.4%          39.0%          27.5%         26.6%
  EBITDA(7)..................  $ 3,646   $  3,758   $ 7,632   $ 9,711    $  8,909      $   3,419       $  1,575     $   2,327
  Cash flows related to:(8)
    Operating activities.....     (406)       477     4,061     1,245       1,990            (49)         1,891           409
    Investing activities.....     (458)   (10,013)      (50)   (4,408)    (34,358)      (127,372)       (15,798)     (129,389)
    Financing activities.....      951      9,377    (2,855)   12,013      26,724        132,449          8,103       136,977
  Cash interest expense(9)...    4,408      4,218     2,932     5,132       5,545          2,627          1,454         3,926
  Capital expenditures.......      371        333       623       321         449            808            124           916
  Deficiency of earnings to
    fixed charges(10)........    2,998      3,743       918     1,908      17,703          3,756          1,409         6,827
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents.....................................................................................    $  13,025
  Intangible and other assets, net..............................................................................      358,891
  Total assets..................................................................................................      444,100
  Long-term debt, including current portion.....................................................................      229,955
  Total stockholders' equity....................................................................................      140,898

---------------
 (1) The historical financial data set forth includes the results of operations of Commodore from January 1, 1996 through October 16, 1996, the date of the Commodore Acquisition.
 (2) The historical financial data set forth includes the results of operations of the Company from October 17, 1996 through December 31, 1996.
 (3) The historical financial data set forth includes the results of operations of Commodore from January 1, 1996 through March 31, 1996.
 (4) The historical financial data set forth includes the results of operations of the Company from January 1, 1997 through March 31, 1997 and balance sheet data as of March 31, 1997.
 (5) Other operating expenses consist of separation compensation in 1993 and long-term incentive compensation under restructured employment agreements with Commodore's former President and Chief Executive Officer and its former Chief Operating Officer in 1994 and 1995. In the period ended October 16, 1996, it consists of merger related compensation charges in connection with the Commodore Acquisition and in the period ended December 31, 1996, it includes compensation charges in connection with certain warrants issued to the President and Chief Executive Officer of the Company. Such expenses are non-cash and/or are not expected to recur.
 (6) Broadcast cash flow consists of operating income before depreciation, amortization, corporate expenses and other operating expenses. Although broadcast cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to evaluate a radio company's operating performance. See "Glossary of Certain Terms and Market and Industry Data."
 (7) EBITDA consists of operating income before depreciation, amortization and other operating expenses. Although EBITDA is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to evaluate a radio company's operating performance. See "Glossary of Certain Terms and Market and Industry Data."
 (8) Cash flows related to operating activities, investing activities and financing activities are derived from the related statement of cash flows and are prepared in accordance with GAAP.
 (9) Cash interest expense excludes non-cash amortization of deferred finance costs, discounts to initial purchases, and interest on the Notes.
(10) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Preferred stock dividends and accretion are included in fixed charges where appropriate.

                        SUMMARY PRO FORMA FINANCIAL DATA

     The following table presents summary pro forma financial data of the Company as of and for the twelve months ended March 31, 1997. The pro forma summary operating data reflects adjustments to the summary historical financial data of the Company and its predecessor, Commodore, to illustrate the effects of the following, as if each had occurred on January 1, 1996: (i) the Completed Transactions and their related financing, including the Financing; and (ii) the Pending Transactions and their related financing, including the foregoing transactions. The pro forma balance sheet data at March 31, 1997 have been prepared as if any such transaction not completed by March 31, 1997 occurred on that date. The summary pro forma financial data are not necessarily indicative of either future results of operations or the results that would have occurred if those transactions had been consummated on the indicated dates. The following financial information should be read in conjunction with the Financial Statements, the Pro Forma Financial Information and, in each case, the related notes included elsewhere in this Prospectus.

                                                                    TWELVE MONTHS ENDED
                                                                      MARCH 31, 1997
                                                              -------------------------------
                                                                PRO FORMA
                                                              FOR COMPLETED
                                                              TRANSACTIONS
                                                                 AND THE
                                                                FINANCING        PRO FORMA(1)
                                                              -------------      ------------
                                                                  (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Net revenue...............................................    $190,475          $  296,559
  Station operating expenses................................     137,759             214,438
  Depreciation and amortization.............................      25,745              40,469
  Corporate expenses........................................       8,862              14,581
  Other operating expenses..................................       9,815              10,165
  Operating income..........................................       8,294              16,906
  Interest expense..........................................      50,252              65,128
  Net income (loss).........................................     (23,223)            (29,308)
OTHER DATA:
  Broadcast cash flow(3)....................................    $ 52,716          $   82,121(2)
  Broadcast cash flow margin(3).............................        27.7%               27.7%
  EBITDA(4).................................................    $ 43,854          $   67,540(2)
  Cash interest expense(5)..................................      42,661              57,537
  Deficiency of earnings to fixed charges(6)................      22,035              48,770
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents.................................    $  9,137          $    1,837
  Intangible and other assets, net..........................     685,552           1,085,959
  Total assets..............................................     834,691           1,279,675
  Long-term debt, including current portion(7)..............     429,167             615,113
  Senior exchangeable preferred stock.......................      94,750              94,750
  Total stockholders' equity(7).............................     219,344             431,288

---------------

(1) Gives effect to the Completed Transactions, the Pending Transactions and the financing of each of the foregoing, including the Financing.

(2) The pro forma financial results exclude the effects of estimated cost savings resulting from the Completed Transactions and the Pending Acquisitions. On a pro forma basis, assuming the consummation of such transactions, including related cost savings as if they had occurred on January 1, 1996, broadcast cash flow and EBITDA would have been $93.9 million and $85.0 million, respectively, for the twelve-month period ended March 31, 1997. The Company expects to realize approximately $11.8 million of estimated cost savings resulting from the elimination of redundant operating expenses arising from such transactions, including elimination of certain management positions, the consolidation of facilities and new rates associated with revised vendor contracts and savings related to automation of certain station operations. In addition, the Company expects to realize approximately $5.7 million of cost savings, on a pro forma basis, resulting from the elimination of certain corporate overhead functions, net of increased costs associated with the implementation of the Company's corporate management structure. Corporate cost savings reflect the expected level of annual corporate expenditures arising from such transactions. The Company anticipates that corporate expenses will increase upon consummation of additional acquisitions. There can be no assurances that any operating or corporate cost savings will be achieved.

(3) Broadcast cash flow consists of operating income before depreciation, amortization, corporate expenses and other operating expenses. Although broadcast cash flow is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to evaluate a radio company's operating performance. See "Glossary of Certain Terms and Market and Industry Data."

(4) EBITDA consists of operating income before depreciation, amortization and other operating expenses. Although EBITDA is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to evaluate a radio company's operating performance. See "Glossary of Certain Terms and Market and Industry Data."

(5) Cash interest expense excludes non-cash amortization of deferred finance costs, discounts to initial purchasers, and interest on the Notes.

(6) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Preferred stock dividends and accretion are included in fixed charges where appropriate.

(7) The Company anticipates that it will fund the Pending Acquisitions with indebtedness, rather than capital stock, to the fullest extent then permitted under the debt incurrence covenants contained in the Certificate of Designation, the Indentures (as defined) and the Credit Facilities. As a result, the Company expects the actual amount of indebtedness incurred in connection with the Pending Acquisitions to exceed the amount assumed for purposes of the Pro Forma Financial Information. The Company expects to fund additional amounts needed to consummate the Pending Acquisitions through a combination of (i) additional debt capacity resulting from cash flow growth and (ii) an additional $50.0 million equity investment in Capstar Broadcasting by HM Fund III and its affiliates.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and financial performance and involve risks and uncertainties, including without limitation the risks described in "Risk Factors." Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, believed, expected, planned, intended, estimated, projected or otherwise indicated. Investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before exchanging the Old Preferred Stock for New Preferred Stock.

RISKS OF ACQUISITION STRATEGY

     The Company intends to pursue growth through the acquisition of radio broadcasting companies, radio station groups and individual radio stations in mid-sized markets. The Company cannot predict whether it will be successful in pursuing such acquisition opportunities or what the consequences would be of any acquisitions. The Company is currently evaluating certain acquisitions; however, other than as described in "The Acquisitions," the Company currently has no binding commitments to acquire any specific business or other material assets. The Company must obtain additional financing to consummate the Pending Acquisitions and there can be no assurance that such financing will be available to the Company on terms acceptable to its management or at all. Consummation of the Pending Acquisitions is subject to various conditions, including FCC and other regulatory approval. No assurances can be given that any or all of the Pending Acquisitions will be consummated or that, if completed, they will be successful. The Company's acquisition strategy involves numerous risks, including difficulties in the integration of operations and systems and the management of a large and geographically diverse group of stations, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired stations. There can be no assurance that the Company's management will be able to manage effectively the resulting business or that such acquisitions will benefit the Company. Depending upon the nature, size and timing of future acquisitions, the Company may be required to raise additional financing in addition to the financing necessary to consummate the Pending Acquisitions. There can be no assurance that such financing will be permitted under the Notes Indenture, the Certificate of Designation, the Exchange Indenture (the Notes Indenture and the Exchange Indenture, the "Capstar Indentures"), the Capstar Radio Indentures (the Capstar Indentures together with the Capstar Radio Indentures, the "Indentures"), the Existing Credit Facility or any other loan agreements to which the Company, Capstar Radio or Capstar Broadcasting may become a party, including the New Credit Facility. Moreover, there can be no assurances that such additional financing will be available to the Company on terms acceptable to its management or at all. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

SUBSTANTIAL LEVERAGE

     The Company has, and after giving effect to the Pending Transactions and the financing thereof (including the Financing) and the application of the net proceeds therefrom, will continue to have consolidated indebtedness that is substantial in relation to its stockholders' equity. As of March 31, 1997, on a pro forma basis after giving effect to the Completed Transactions and the related financing thereof (including the Financing), as if each had occurred on January 1, 1996, the Company would have had outstanding, on a consolidated basis, long-term indebtedness (including current portions) of approximately $429.2 million and stockholders' equity of approximately $219.3 million and, after giving further effect to the Pending Transactions and their related financing, the Company would have had outstanding, on a consolidated basis, long-term indebtedness (including current portions) of approximately $615.1 million and stockholders' equity of approximately $431.3 million. See "Capitalization," "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." The Indentures, the Certificate of Designation and the Credit Facilities limit, or will limit, the incurrence of additional indebtedness by the Company and its subsidiaries, in each case subject to certain significant exceptions. See "Description of

Capital Stock," "Description of Indebtedness" and "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures."



     The level of the Company's indebtedness could have several important consequences to the holders of the New Preferred Stock, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes may be impaired in the future; (iii) certain of the Company's borrowings will be at variable rates of interest (including the borrowings under the Credit Facilities), which will expose the Company to the risk of increased interest rates; (iv) the Company's leveraged position and the covenants contained in the Indentures, the Certificate of Designation and the Credit Facilities could limit the Company's ability to compete, expand and make capital improvements; and (v) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. As of March 31, 1997, none of the Company's indebtedness was subject to variable rates of interest. See "Description of Capital Stock," "Description of Indebtedness" and "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures."



     The Company's ability to pay cash dividends on, and to satisfy the redemption obligations in respect of, the New Preferred Stock and to satisfy its debt obligations will depend upon its future financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom or that such sales can be effected on terms satisfactory to the Company or at all. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources" and "Description of Indebtedness."


LIMITED OPERATING HISTORY; HISTORY OF NET LOSSES; MANAGEMENT OF GROWTH


     The Company began operations in October 1996 and, consequently, has a limited operating history upon which investors may base their evaluation of the Company's performance. The Company has grown and expects to continue to grow very rapidly through acquisitions, which will place significant demands on its administrative, operational and financial resources. The Company had a net loss of $3.8 million for the period from October 17, 1996 through December 31, 1996 and Commodore, the Company's predecessor, has had a net loss for each fiscal year since its inception in 1980. There can be no assurance that the Company will become profitable. The Company's future performance and profitability will depend in part on its ability to make additional radio station acquisitions in mid-sized markets, to integrate successfully the operations and systems of acquired radio stations and radio groups, to hire additional personnel, and to implement necessary enhancements to its management systems to respond to changes in its business. The inability of the Company to do any of the foregoing could have a material adverse effect on the Company. See "Business."



     The Company incurred or assumed, and will incur or assume, substantial indebtedness to finance the Completed Transactions and the Pending Transactions for which it has, and will continue to have, significant debt service requirements. In addition, the Company has, and will continue to have, significant charges for depreciation and amortization expense related to the fixed assets and intangibles acquired, or to be acquired, in its acquisitions. See "Certain Transactions." Consequently, the Company expects that, for the foreseeable future as it pursues its acquisition strategy, it will report net losses substantially in excess of those experienced historically, which will result in decreases in stockholders' equity.

HOLDING COMPANY STRUCTURE; LIMITATIONS ON ACCESS TO CASH FLOW OF THE COMPANY'S SUBSIDIARIES

     The Company conducts its business through its subsidiaries and has no operations of its own. The sole operating assets of the Company are all of the shares of capital stock of Capstar Radio, which in turn, directly owns the capital stock of Southern Star, Atlantic Star, GulfStar, Pacific Star and Central Star, which in turn, directly or indirectly, own the capital stock of the Company's other operating subsidiaries. Consequently, the Company's sole source of cash from which to make payments of cash dividends on the New Preferred Stock (or principal, premium, if any, and interest on the Exchange Debentures) will be dividends distributed or other payments made to it by its subsidiaries. The Capstar Radio Indentures restrict the ability of Capstar Radio to pay dividends or make other restricted payments to the Company. Except as permitted, or as will be permitted, under the Indentures, the Certificate of Designation, and the Credit Facilities, the Company's subsidiaries may not incur additional indebtedness. Furthermore, the Company's subsidiaries are legally distinct from the Company and have no obligation, contingent or otherwise, to pay amounts due pursuant to the New Preferred Stock (and the Exchange Debentures, if issued) or to make any funds available for such payments. The ability of the Company's subsidiaries to make such funds available, whether through dividends or other distributions, will be subject to applicable corporate and other laws and regulations and to the terms of agreements to which such subsidiaries are or become subject. All of the subsidiaries of Capstar Radio are guarantors of the Existing Capstar Radio Notes. Capstar Radio is, or will be, the borrower under the Credit Facilities and all of the subsidiaries of the Company, other than Capstar Radio, are guarantors under the Credit Facilities. Capstar Radio and such subsidiaries also granted security interests in substantially all of their assets in which a security interest may lawfully be granted to secure their indebtedness under the New Credit Facility. As a result of these factors, the shares of New Preferred Stock are effectively subordinated to all liabilities of the Company's subsidiaries. As of March 31, 1997, on a pro forma basis after giving effect to the Completed Transactions and their related financing, including the Financing, as if each had occurred on January 1, 1996, the total liabilities of the Company's subsidiaries would have been approximately $329.4 million and, after giving further effect to the Pending Transactions and their related financing, the total liabilities of the Company's subsidiaries would have been approximately $562.4 million. As of March 31, 1997, on a pro forma basis (i) after giving effect to the Completed Transactions and the Financing and the application of the net proceeds therefrom, there would have been no Senior Debt of the Company outstanding and approximately $293.1 million of Indebtedness of the Company's subsidiaries, including current payables and (ii) after giving further effect to the Pending Transactions and their related financing, there would have been no Senior Debt of the Company outstanding and approximately $482.7 million of Indebtedness of the Company's subsidiaries, including current payables. The difference as of March 31, 1997 between total liabilities and Indebtedness of the Company's subsidiaries is comprised principally of deferred tax liabilities and noncurrent compensation liabilities.

LIMITATIONS ON ABILITY TO PAY DIVIDENDS

     The Credit Facilities restrict, or will restrict, the Company from paying cash dividends through the maturity of their borrowings. However, for all dividend payment dates through and including July 1, 2002, the Company may, at its option, pay dividends in additional shares of the New Preferred Stock in lieu of paying cash dividends. After July 1, 2002, if the Company is in arrears in the payment of dividends for three or more semi-annual dividend periods, the holders of the New Preferred Stock will be permitted to elect the lesser of two directors or that number of directors constituting at least 25% of the board of directors of the Company. See "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures -- New Preferred Stock -- Voting Rights."

     Under Delaware law, the Company is permitted to pay dividends on its capital stock, including the New Preferred Stock, only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared.

     In determining the Company's ability to pay dividends, Delaware law permits the Company's board of directors to revalue the Company's assets and liabilities from time to time to their fair market values in order to create surplus. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the New Preferred Stock.

     The Certificate of Designation does not contain any provision requiring funds to be set aside to protect the liquidation preference of the New Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of New Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the New Preferred Stock will exceed its par value. Consequently, there is no restriction upon the surplus of the Company solely because the liquidation preference of the New Preferred Stock will exceed its par value and there are no remedies available to holders of the New Preferred Stock before or after the payment of any dividend on any capital stock, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the New Preferred Stock and its par value.

SUBORDINATION OF EXCHANGE DEBENTURES

     The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Exchange Debentures, if issued, will be subordinated to the prior payment in full of all existing and future Senior Debt of the Company. As of March 31, 1997, on a pro forma basis after giving effect to the Completed Transactions and the Financing, and the application of the net proceeds therefrom, approximately $152.3 million of Senior Debt would have been outstanding. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company will be available to pay obligations on the Exchange Debentures only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Debentures. In addition, under certain circumstances, the Company may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the Exchange Debentures, or purchase, redeem or otherwise retire the Exchange Debentures, if a payment default or a non-payment default exists with respect to certain Senior Debt and, in the case of a non-payment default, if a payment blockage notice has been received by the trustee. See "-- Substantial Leverage," "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures -- Exchange Debentures -- Subordination" and "Description of Indebtedness."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS


     The Indentures, the Certificate of Designation and the Credit Facilities contain, or will contain, certain covenants that restrict, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, issue preferred stock, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company and its subsidiaries. The Credit Facilities also require, or will require, the Company's subsidiaries to maintain specified financial ratios and to satisfy certain financial condition tests. The ability of the Company's subsidiaries to meet those financial ratios and financial condition tests can be affected by events beyond their control, and there can be no assurance that the Company's subsidiaries will meet those tests. A breach of any of these covenants could result in a default under the Credit Facilities and/or the Indentures. Upon an event of default under the Credit Facilities or the Indentures, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In the case of the Credit Facilities, if Capstar Radio were unable to repay those amounts, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness. If the indebtedness under the Credit Facilities were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full and/or redeem such indebtedness, the Notes, the other indebtedness of the Company and its subsidiaries, and the New Preferred Stock. See "Description of Capital Stock," "Description of Indebtedness" and "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures."

COMPETITION; BUSINESS RISKS

     Radio broadcasting is a highly competitive business. The Company's radio stations, now owned or to be acquired upon completion of the Pending Acquisitions, compete for audiences and advertising revenues within their respective markets directly with other radio stations, as well as with other media, such as newspapers, magazines, cable television, outdoor advertising and direct mail. In addition, certain of the Company's stations compete, and in the future other of the Company's stations may compete, with groups of two or more stations operated by a single operator. Audience ratings and market shares are subject to change and any adverse change in a particular market could have a material adverse effect on the revenue of stations located in that market. While the Company already competes with other stations with comparable programming formats in many of its markets, if another radio station in the market were to convert its programming format to a format similar to one of the Company's stations, if a new station were to adopt a competitive format, or if an existing competitor were to strengthen its operations, the Company's stations could suffer a reduction in ratings and/or advertising revenue and could require increased promotional and other expenses. The Telecom Act facilitates the entry of other radio broadcasting companies into the markets in which the Company operates or may operate in the future. Some of such companies may be larger and have more financial resources than the Company. Future operations are further subject to many variables which could have a material adverse effect upon the Company's financial performance. These variables include economic conditions, both generally and relative to the radio broadcasting industry; shifts in population and other demographics; the level of competition for advertising dollars with other radio stations, television stations and other entertainment and communications media; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in governmental regulations and policies and actions of federal regulatory bodies, including the United States Department of Justice ("DOJ"), the Federal Trade Commission (the "FTC") and the FCC. Although the Company believes that substantially all of its radio stations, now owned or to be acquired upon completion of the Pending Acquisitions, are positioned to compete effectively in their respective markets, there can be no assurance that any such station will be able to maintain or increase its current audience ratings and advertising revenues. See
"Business -- Competition; Changes in the Broadcasting Industry."

     Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and the introduction of digital audio broadcasting ("DAB"). DAB may deliver by satellite to nationwide and regional audiences multi-channel, multi-format digital radio services with sound quality equivalent to compact discs. The Company cannot predict the effect, if any, that any such new technologies may have on the radio broadcasting industry or the Company. See "Business -- Competition; Changes in the Broadcasting Industry."

CONTROL OF THE COMPANY; RESTRICTIONS ON CHANGE IN CONTROL


     Thomas O. Hicks beneficially owns 100% of the outstanding capital stock of Capstar Broadcasting through his controlling interest in Hicks Muse and certain stockholders agreements. See "Certain Transactions." As a result, Thomas O. Hicks is able to control the vote on the election of the Board of Directors of Capstar Broadcasting and, therefore, is able to direct the management and policies of the Company. The interests of Thomas O. Hicks may differ from the interests of holders of the New Preferred Stock. See "Management," "Security Ownership of Certain Beneficial Owners" and "Description of Capital Stock."


     The Communications Act and certain regulations of the FCC require the prior consent of the FCC to any change of control of the Company. See "-- Governmental Regulation of Broadcasting Industry" and "Business -- Federal Regulation of Radio Broadcasting."

DEPENDENCE ON KEY PERSONNEL

     The Company's business depends upon the continued efforts, abilities and expertise of its executive officers and other key employees, including R. Steven Hicks, the Company's Chief Executive Officer and Chairman of the Board. Capstar Broadcasting has, or will have, employment agreements with several of the Company's key employees, including R. Steven Hicks, Paul D. Stone, the Company's Executive Vice President and Chief Financial Officer, and William S. Banowsky, Jr., the Company's Executive Vice President and General Counsel.

Capstar Broadcasting and its subsidiaries have or will enter into employment agreements with the presidents and chief executive officers of the Company's five regions and the Managing Directors of Capstar Radio. The Company believes that the loss of any of these individuals could have a material adverse effect on the Company. See "Management."

CONFLICT OF INTEREST


     Thomas O. Hicks, a director of Capstar Broadcasting and the Company, beneficially owns 100% of the outstanding capital stock of Capstar Broadcasting. Thomas O. Hicks is the President and a director of HM2/Chancellor Holdings, Inc. ("HM2/Chancellor"), which through its subsidiaries, including Chancellor, holds attributable interests in radio stations in various markets in the States of California, Florida, Minnesota, New York, Ohio, Arizona, Colorado, Georgia, Pennsylvania and Washington, D.C. and, upon completion of Chancellor's pending acquisitions and merger with Evergreen Media Corporation, will have attributable interests in radio stations in four additional states, including Illinois, Massachusetts, Michigan and Texas. Thomas O. Hicks is also the President, Chief Executive Officer, Chief Operating Officer and 100% stockholder of HM3/Sunrise, Inc. ("HM3/Sunrise"), which through subsidiaries owns television stations in California, New York and Michigan and is seeking to acquire an attributable interest in a television station in Ohio. Eric C. Neuman is a director of Capstar Broadcasting, the Vice President and Secretary of HM2/Chancellor, and the Vice President of HM3/Sunrise. Thomas O. Hicks and Eric C. Neuman may in the future acquire interests in, manage or otherwise control other radio or television stations or other entertainment and communications media. Accordingly, Thomas O. Hicks and Eric C. Neuman will not expend all of their professional time on behalf of the Company. See "Management" and "Security Ownership of Certain Beneficial Owners."


     Directors and executive officers of Capstar Broadcasting who are also directors and executive officers of HM2/Chancellor and HM3/Sunrise may have conflicts of interest with respect to matters potentially or actually involving or affecting the Company and HM2/Chancellor or HM3/Sunrise, such as acquisitions, operations, financings and other corporate opportunities that may be suitable for both Capstar Broadcasting and HM2/Chancellor or HM3/Sunrise. To the extent that such opportunities arise, such directors and executive officers may consult with their legal advisors and make determinations with respect to such opportunities after consideration of a number of factors, including whether such opportunities are presented to any such director or executive officer in his capacity as a director or executive officer of Capstar Broadcasting or its subsidiaries, whether such opportunities are consistent with Capstar Broadcasting's strategic objectives and whether Capstar Broadcasting will be able to undertake or benefit from such opportunities. In addition, determinations may be made by Capstar Broadcasting's Board of Directors, when appropriate, by a vote of the disinterested directors only. No assurances can be given that such disinterested director approval will be sought or that any such conflicts will be resolved in favor of the Company.

GOVERNMENTAL REGULATION OF BROADCASTING INDUSTRY

     The broadcasting industry is subject to extensive federal regulation that, among other things, requires approval by the FCC for the issuance, renewal, transfer of control and assignment of broadcasting station operating licenses and limits the number of broadcasting properties that the Company may acquire in any market. Additionally, the Communications Act and FCC rules impose limitations on alien ownership and voting of the capital stock of the Company. The Telecom Act creates significant new opportunities for broadcasting companies but also creates uncertainties as to how the FCC and the courts will enforce and interpret the Telecom Act.

     In addition, the number of radio stations the Company may acquire in any market is limited by FCC rules and may vary depending upon whether the interests in other radio stations or certain other media properties of certain individuals affiliated with the Company are attributable to those individuals under FCC rules. Moreover, under the FCC's cross-interest policy, the FCC in certain instances may prohibit one party from acquiring an attributable interest in one media outlet and a substantial non-attributable economic interest in another media outlet in the same market, thereby prohibiting a particular acquisition by the Company.

     The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. The interests of the Company's officers, directors and majority stockholder are generally attributable to the Company. Certain of the Company's officers and directors have attributable broadcast interests, which will limit the number of radio stations that the Company may acquire or own in any market in which such officers or directors hold or acquire attributable broadcast interests.

     The Company is a wholly-owned subsidiary of Capstar Broadcasting. Capstar Broadcasting's Certificate of Incorporation restricts the ownership, voting and transfer of Capstar Broadcasting's capital stock in accordance with the Communications Act and the rules of the FCC to prohibit ownership of more than 25% of Capstar Broadcasting's outstanding capital stock, or more than 25% of the voting rights it represents, by or for the account of Aliens (as defined) or corporations otherwise subject to domination or control by Aliens. Capstar Broadcasting's Certificate of Incorporation provides that shares of capital stock of Capstar Broadcasting determined by Capstar Broadcasting's Board of Directors to be owned beneficially by an Alien or an entity directly or indirectly owned by Aliens in whole or in part shall always be subject to redemption by Capstar Broadcasting by action of its Board of Directors to the extent necessary, in the judgment of such Board of Directors, to comply with the Alien ownership restrictions of the Communications Act and the FCC rules and regulations.

     The consummation of radio broadcasting acquisitions requires prior approval of the FCC with respect to the transfer of control or assignment of the broadcast licenses of the acquired stations. Certain of the Pending Acquisitions have not yet received FCC approval. There can be no assurance that the FCC will approve future acquisitions by the Company (including the Pending Acquisitions). The consummation of certain acquisitions, including certain of the Pending Acquisitions, is also subject to applicable waiting periods and possible review by the DOJ or the FTC under the HSR Act. Since the passage of the Telecom Act, certain radio broadcasting acquisitions, including the Benchmark Acquisition, have been the subject of "second requests" for additional information by federal authorities under the HSR Act. The DOJ's investigation with respect to the Benchmark Acquisition was closed, however, when the DOJ granted early termination of the applicable waiting period under the HSR Act in May 1997. The Company cannot predict the outcome of any specific DOJ or FTC investigation, which are necessarily very fact specific. See "Business -- Federal Regulation of Radio Broadcasting."

     The Company's business will be dependent upon maintaining its broadcasting licenses issued by the FCC, which are ordinarily issued for a maximum term of eight years. Although it is rare for the FCC to deny a license renewal application, there can be no assurance that the future renewal applications of the Company will be approved or that such renewals will not include conditions or qualifications that could adversely affect the Company. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon the Company. See "Business -- Federal Regulation of Radio Broadcasting."

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to offer to purchase all outstanding New Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends, if any, to the Change of Control Payment Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change in Control Payment Date to the Change of Control Payment Date). If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all of the New Preferred Stock that the Company might be required to purchase. The Notes Indenture provides that, upon a change in control (as therein defined), the Company will be required to offer to purchase all outstanding Notes at a purchase price equal to (i) 101% of the accreted value (as defined therein) thereof on the change of control payment date (as defined therein) if the change of control payment date is on or before February 1, 2002 and (ii) 101% of the principal amount at maturity thereof, plus accrued and unpaid interest, if any, to the change of control payment date if the change of control payment date is after February 1, 2002. The Existing Capstar Radio Indenture provides that, upon a change of control (as therein defined) of Capstar Radio, Capstar Radio will be required to purchase all of the Existing Capstar Radio Notes then outstanding at a purchase price equal to 101% of their accreted value (as therein defined), plus accrued interest to the date of repurchase, in the case of such a purchase prior to May 1, 1998, and thereafter at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. The New Capstar Radio Indenture provides that, upon a change of control (as therein defined) of Capstar Radio, Capstar Radio will be required to purchase all of the New Capstar Radio Notes then outstanding at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase. A change of control (as defined therein) under any Indenture or the Certificate of Designation would in all likelihood also constitute a change of control under the other Indentures and the Certificate of Designation, will constitute an event of default under the Credit Facilities, and may cause acceleration of other indebtedness, if any, in which case the Company would be required to repay in full the Credit Facilities and any other indebtedness before repurchasing the New Preferred Stock. Moreover, as of the date of this Prospectus, after giving effect to the issuance of the New Preferred Stock, the Completed Transactions and their relating financings, and the Pending Acquisitions, the Company would not have sufficient funds available to purchase all of the outstanding New Preferred Stock pursuant to a Change of Control Offer. In the event that the Company was required to purchase the New Preferred Stock pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. See "Description of Indebtedness" and "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures." In such event, the Company may be unable to repurchase the New Preferred Stock tendered in response to a Change of Control Offer.

FRAUDULENT CONVEYANCE

     Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the Exchange Debentures in favor of other existing or future creditors of the Company. If a court in a lawsuit on behalf of any unpaid creditor of the Company or a representative of the Company's creditors were to find that, at the time the Company issued the Exchange Debentures, the Company (x) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration or reasonably equivalent value for issuing such Exchange Debentures and the Company (i) was insolvent, (ii) was rendered insolvent by reason of such issuance, (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void the Company's obligations under the Exchange Debentures and void such transactions. Alternatively, in such event, claims of the holders of the Exchange Debentures could be subordinated to claims of the other creditors of the Company.

ABSENCE OF PUBLIC MARKET

     The Old Preferred Stock is designated for trading in the PORTAL market. There is no established trading market for the New Preferred Stock. The New Preferred Stock will not trade on PORTAL and the Company does not currently intend to list the New Preferred Stock on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance as to the development of any market or the liquidity of any market that may develop for the New Preferred Stock. If such a market were to exist, no assurance can be given as to the trading prices of the New Preferred Stock. Future trading prices of the New Preferred Stock will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities.

                                USE OF PROCEEDS

     There will be no cash proceeds to the Company from the Exchange Offer.

                                 CAPITALIZATION

     The following table sets forth (i) the historical capitalization of the Company at March 31, 1997, (ii) the unaudited pro forma capitalization of the Company, after giving effect to the Completed Transactions and the Financing, and (iii) the unaudited pro forma capitalization of the Company, after giving effect to the Completed Transactions, the Pending Transactions and, in each case, the financing of the foregoing transactions, including the Financing, and the application of the net proceeds therefrom. This table should be read in conjunction with the Financial Statements, the Pro Forma Financial Information and, in each case, the related notes thereto included elsewhere in this Prospectus.

                                                     MARCH 31, 1997
                                          -------------------------------------
                                                       PRO FORMA
                                                          FOR
                                                       COMPLETED
                                                     TRANSACTIONS
                                                        AND THE
                                           ACTUAL      FINANCING     PRO FORMA
                                          --------   -------------   ----------
                                                 (DOLLARS IN THOUSANDS)
Cash and cash equivalents...............  $ 13,025     $  9,137      $    1,837
                                          ========     ========      ==========
Long-term debt (including current
  maturities):
  Capstar Radio:
     Credit Facilities(1)...............  $     --     $     --      $  185,946
     9 1/4% Senior Subordinated Notes
       due 2007.........................        --      199,212         199,212
     13 1/4% Senior Subordinated Notes
       due 2003(2)......................    77,614       77,614          77,614
                                          --------     --------      ----------
          Total Capstar Radio long-term
            debt........................    77,614      276,826         462,772
  The Company:
     12 3/4% Senior Discount Notes due
       2009(3)..........................   152,341      152,341         152,341
                                          --------     --------      ----------
          Total long-term debt..........   229,955      429,167         615,113
                                          --------     --------      ----------
     12% Senior Exchangeable Preferred
       Stock............................        --       94,750          94,750
  Stockholders' equity(4)(5)(6).........   140,898      219,344         431,288
                                          --------     --------      ----------
          Total capitalization..........  $370,853     $743,261      $1,141,151
                                          ========     ========      ==========

---------------

(1) The Company and Capstar Radio, as the borrower thereunder, anticipates amending and restating the Existing Credit Facility in August 1997, which facility will consist of, among other things, a $200.0 million revolving loan facility. See "Description of Indebtedness -- New Credit Facility."

(2) As a result of a purchase accounting adjustment in connection with the Commodore Acquisition, the carrying value of the Existing Capstar Radio Notes includes an unamortized premium of $806,000. The Existing Capstar Radio Notes are limited in aggregate principal amount to $76.8 million and bear interest at a rate of 13 1/4% per annum, of which only 7 1/2% is payable in cash up to May 1, 1998. Beginning on May 1, 1998, the Existing Capstar Radio Notes will bear cash interest at a rate of 13 1/4% per annum until maturity. The carrying value will increase through accretion until May 1998. Subsequently, the premium will amortize until the Existing Capstar Radio Notes are reduced to their face value of $76.8 million at maturity in 2003.

(3) The Notes were issued by the Company at a substantial discount from their aggregate principal amount at maturity of $277.0 million and generated gross proceeds to the Company of approximately $150.3 million. The Notes pay no cash interest until August 1, 2002. Accordingly, the carrying value will increase through accretion until August 1, 2002. Thereafter, interest will be payable semi-annually, in cash, on February 1 and August 1 of each year.

(4) The pro forma capitalization of the Company excludes certain equity investments made subsequent to March 31, 1997 which were not made in connection with the transactions given effect in the pro forma financial statements. These equity investments totaled $3.8 million.

(5) The GulfStar Merger was accounted for at historical cost (on a basis similar to a pooling of interests) as the Company and GulfStar were under common control. Immediately subsequent to the GulfStar Merger and the Preferred Stock Redemption, Capstar Broadcasting contributed the capital stock of GulfStar to the Company. Additionally, had (i) the Preferred Stock Redemption, (ii) the GulfStar Transaction and (iii) the repayment and termination of the GulfStar credit facility occurred at March 31, 1997, the Company would have incurred (i) a loss on redemption of preferred of $5.4 million, (ii) a charge for estimated merger fees and expense of $3.7 million, and (iii) an extraordinary charge on the early extinguishment of debt of $2.3 million, respectively.

(6) In connection with the Benchmark Acquisition, Capstar Broadcasting issued $750,000 of Class C Common Stock to an affiliate of Hicks Muse in consideration for its agreement to purchase the indebtedness of a subsidiary (the "Fund III Acquisition Sub") of HM Fund III from the lender upon the occurrence of certain events, including, among other events, a default by the borrower. The issuance of Class C Common Stock in connection with such agreement to purchase resulted in an extraordinary charge in the period in which the Company consummated the Benchmark Acquisition. Had the Benchmark Acquisition been consummated at March 31, 1997, the Company would have recorded an extraordinary charge of approximately $750,000.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information (the "Pro Forma Financial Information") is based on the audited historical financial statements of the Company and its predecessor (Commodore), Osborn, GulfStar, Benchmark, Madison, Community Pacific, Patterson, Ameron, Knight Quality, Quass and Mountain Lakes and, in each case, the related notes included elsewhere in this Prospectus.

     The pro forma statement of operations for the year ended December 31, 1996, and for the three months ended March 31, 1997 and 1996 have been prepared to illustrate the effects of: (i) the Commodore Acquisition; (ii) the Completed Transactions, including the Financing; and (iii) the Pending Transactions and the anticipated financing thereof, as if each had occurred on January 1, 1996. The pro forma balance sheet as of March 31, 1997, has been prepared as if any such transaction not yet consummated on that date had occurred on that date. The Pro Forma Financial Information and accompanying notes should be read in conjunction with the financial statements and other financial information included elsewhere herein pertaining to the Company, Commodore, Osborn, GulfStar, Benchmark, Madison, Community Pacific, Patterson, Ameron, Knight Quality, Quass and Mountain Lakes, including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Company anticipates that it will fund the Pending Acquisitions with indebtedness, rather than capital stock, to the fullest extent then permitted under the debt incurrence covenants contained, or to be contained, in the Certificate of Designation, the Indentures and the Credit Facilities. As a result, the Company expects the actual amount of indebtedness incurred in connection with the Pending Transactions to exceed the amount in the Pro Forma Financial Information. The Pro Forma Financial Information is not necessarily indicative of either future results of operations or the results that might have been achieved if such transactions had been consummated on the indicated dates.

     All acquisitions, except for the GulfStar Transaction, given effect in the Pro Forma Financial Information are accounted for using the purchase method of accounting. The aggregate purchase price of each such transaction is allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values. The allocation of the aggregate purchase price reflected in the Pro Forma Financial Information is preliminary for transactions closed or to be closed after April 1, 1997. The final allocation of the purchase price is contingent upon the receipt of final appraisals of the acquired assets and the revision of other estimates; however, the allocation is not expected to differ materially from the preliminary allocation. The GulfStar Transaction is accounted for at historical cost, on a basis similar to a pooling of interests, as the Company and GulfStar were under common control prior to the GulfStar Transaction.

     For the purpose of the pro forma statement of operations for the year ended December 31, 1996 and for the three months ended March 31, 1997 and 1996, (i) "Completed Transactions Combined" collectively refers to the historical results of operations of the entities and stations acquired or sold in the Completed Transactions, excluding the Commodore Acquisition, and (ii) "Pending Transactions Combined" collectively refers to the results of operations of the entities and stations to be acquired or sold in the Pending Transactions.

     For the purpose of the pro forma balance sheet as of March 31, 1997, (i) "Completed Transactions Combined" collectively refers to the historical balance sheets of the entities and stations acquired or sold in the Completed Transactions, excluding the Commodore Acquisition and the Osborn Acquisition, and (ii) "Pending Transactions Combined" collectively refers to the historical balance sheets of the entities and stations to be acquired or sold in the Pending Transactions.

     As used in the Pro Forma Financial Information, (i) "Company Combined" presents unaudited pro forma financial data for the Company, including its predecessor, Commodore, (ii) "Pro Forma for Completed Transactions and the Financing" gives effect to the Completed Transactions and the financing thereof, including the Financing and (iii) "Pro Forma" gives effect to each of the foregoing transactions, the Pending Transactions, and the anticipated financing thereof.

     The following tables present a summary of the Pro Forma Financial Information included on the following pages.

                                          PRO FORMA FOR COMPLETED TRANSACTIONS AND THE FINANCING
                                     ----------------------------------------------------------------
                                                          THREE MONTHS ENDED
                                                              MARCH 31,
                                        YEAR ENDED        ------------------      TWELVE MONTHS ENDED
                                     DECEMBER 31, 1996     1996       1997          MARCH 31, 1997
                                     -----------------    -------    -------      -------------------
                                                          (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Net revenue.......................     $189,840         $38,852    $39,487           $190,475
  Station operating expenses........      137,665          30,512     30,606            137,759
  Depreciation and amortization.....       25,745           6,435      6,435             25,745
  Corporate expenses................        8,269           2,087      2,680              8,862
  Other operating expenses..........        9,800           2,454      2,469              9,815
  Operating income (loss)...........        8,361          (2,636)    (2,703)             8,294
  Interest expense..................       50,252          12,565     12,565             50,252
  Net income (loss).................      (22,040)         (8,450)    (9,633)           (23,223)
OTHER DATA:
  Broadcast cash flow(1)............     $ 52,175         $ 8,340    $ 8,881           $ 52,716
  Broadcast cash flow margin(1).....         27.5%           21.5%      22.5%              27.7%
  EBITDA(2).........................     $ 43,906         $ 6,253    $ 6,201           $ 43,854

                                                                 PRO FORMA
                                      ----------------------------------------------------------------
                                                            THREE MONTHS ENDED
                                                                MARCH 31,
                                         YEAR ENDED        --------------------    TWELVE MONTHS ENDED
                                      DECEMBER 31, 1996      1996        1997        MARCH 31, 1997
                                      -----------------    --------    --------    -------------------
                                                           (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Net revenue........................     $294,531         $ 61,144    $ 63,172         $296,559
  Station operating expenses.........      214,098           48,760      49,100          214,438
  Depreciation and amortization......       40,469           10,116      10,116           40,469
  Corporate expenses.................       13,430            3,134       4,285           14,581
  Other operating expenses...........        9,912            2,451       2,704           10,165
  Operating income (loss)............       16,622           (3,317)     (3,033)          16,906
  Interest expense...................       65,128           16,284      16,284           65,128
  Net income (loss)..................      (27,877)         (12,179)    (13,610)         (29,308)
OTHER DATA:
  Broadcast cash flow(1).............     $ 80,433         $ 12,384    $ 14,072         $ 82,121(3)
  Broadcast cash flow margin(1)......         27.3%            20.3%       22.3%            27.7%
  EBITDA(2)..........................     $ 67,003         $  9,250    $  9,787         $ 67,540(3)
  Deficiency of earnings to fixed
     charges(4)......................       46,711           17,252      19,311           48,770

---------------

(1) Broadcast cash flow consists of operating income before depreciation, amortization, corporate expenses and other operating expenses. Although broadcast cash flow is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcasting industry to evaluate a radio company's operating performance. See "Glossary of Certain Terms and Market and Industry Data."

(2) EBITDA consists of operating income before depreciation, amortization and other operating expenses. Although EBITDA is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcasting industry to evaluate a radio company's operating performance. See "Glossary of Certain Terms and Market and Industry Data."

(3) The pro forma financial results exclude the effects of estimated cost savings resulting from the Completed Transactions and the Pending Acquisitions. On a pro forma basis, assuming the consummation of the aforementioned transactions, including related cost savings as if they had occurred on January 1, 1996, broadcast cash flow and EBITDA would have been $93.9 million and $85.0 million, respectively, for the twelve-month period ended March 31, 1997. The Company expects to realize approximately $11.8 million of estimated cost savings resulting from the elimination of redundant operating expenses arising from such transactions, including elimination of certain management positions, the consolidation of facilities and new rates associated with revised vendor contracts and savings related to automation of certain station operations. In addition, the Company expects to realize approximately $5.7 million of cost savings, on a pro forma basis, resulting from the elimination of certain corporate overhead functions, net of increased costs associated with the implementation of the Company's corporate management structure. Corporate cost savings reflect the expected level of annual corporate expenditures arising from such transactions. The Company anticipates that corporate expenses will increase upon consummation of additional acquisitions. There can be no assurances that any operating or corporate cost savings will be achieved.

(4) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Preferred stock dividends and accretion are included in fixed charges where appropriate.

                      CAPSTAR BROADCASTING PARTNERS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                                                       ADJUSTMENTS
                                                         ADJUSTMENTS      PRO FORMA                      FOR THE
                                                           FOR THE         FOR THE                       PENDING
                                                          COMPLETED       COMPLETED                    TRANSACTIONS
                                           COMPLETED     TRANSACTIONS   TRANSACTIONS      PENDING        AND THE
                            THE COMPANY   TRANSACTIONS     AND THE         AND THE      TRANSACTIONS     RELATED
                            COMBINED(A)   COMBINED(B)     FINANCING       FINANCING     COMBINED(F)     FINANCING       PRO FORMA
                            -----------   ------------   ------------   -------------   ------------   ------------     ---------
Net revenue...............    $13,847         25,640       $     --       $ 39,487         $23,685       $     --       $ 63,172
Station operating
  expenses................     10,356         20,250             --         30,606          18,494             --         49,100
Depreciation and
  amortization............      2,389          2,888          1,158(C)       6,435           2,580          1,101(C)      10,116
Corporate expenses........      1,424          1,256             --          2,680           1,605             --          4,285
Other operating
  expenses................         --          2,469             --          2,469             235             --          2,704
                              -------        -------       --------       --------         -------       --------       --------
  Operating income
     (loss)...............       (322)        (1,223)        (1,158)        (2,703)            771         (1,101)        (3,033)
Interest expense..........      6,532          3,268          2,765(D)      12,565           3,028            691(G)      16,284
Gain (loss) on sale of
  assets..................         --          5,348             --          5,348               6             --          5,354
Increase in fair value of
  redeemable warrants.....         --             --             --             --           5,882         (5,882)(H)         --
Other (income) expense....        (27)          (260)            --           (287)            (66)            --           (353)
                              -------        -------       --------       --------         -------       --------       --------
  Income (loss) before
     provision for income
     taxes................     (6,827)         1,117         (3,923)        (9,633)         (8,067)         4,090        (13,610)
Provision (benefit) for
  income taxes............         46            (68)            22(E)          --          (2,807)         2,807(E)          --
                              -------        -------       --------       --------         -------       --------       --------
Net income (loss).........    $(6,873)       $ 1,185       $ (3,945)      $ (9,633)        $(5,260)      $  1,283        (13,610)
                              =======        =======       ========       ========         =======       ========
Dividends and accretion on
  preferred
  stock(I)................                                                                                                 3,450
                                                                                                                        --------
Loss applicable to common
  shares..................                                                                                              $(17,060)
                                                                                                                        ========
Deficiency of earnings to
  fixed charges
  and preferred stock
  dividends and
  accretion(J)............                                                                                              $ 19,311

           See Accompanying Notes to Pro Forma Financial Information.

                      CAPSTAR BROADCASTING PARTNERS, INC.

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                        ADJUSTMENTS                   ADJUSTMENTS
                                                          FOR THE                       FOR THE        PRO FORMA
                                                         COMMODORE                     COMPLETED          FOR
                                                        ACQUISITION                   TRANSACTIONS     COMPLETED
                                                          AND THE       COMPLETED     COMBINATION     TRANSACTIONS     PENDING
                                          THE COMPANY     RELATED      TRANSACTIONS     AND THE         AND THE      TRANSACTIONS
                                          COMBINED(K)    FINANCING     COMBINED(M)     FINANCING       FINANCING     COMBINED(O)
                                          -----------   -----------    ------------   ------------    ------------   ------------
Net revenue.............................    $ 9,103       $    --         $29,749       $    --          38,852         $22,292
Station operating expenses..............      6,862            --          23,650            --          30,512          18,248
Depreciation and amortization...........        480         1,336(C)        3,372         1,247(C)        6,435           2,039
Corporate expenses......................        466            --           1,621            --           2,087           1,047
Other operating (income) expenses.......         --            --             273         2,181(N)        2,454              (3)
                                            -------       -------         -------       -------         -------         -------
  Operating income (loss)...............      1,295        (1,336)            833        (3,428)         (2,636)            961
Interest expense........................      2,452         5,052(L)        2,273         2,788(D)       12,565           2,080
Gain (loss) on sale of assets...........         --            --           6,876            --           6,876             530
Other (income) expense..................         52            --              73            --             125            (141)
                                            -------       -------         -------       -------         -------         -------
  Income (loss) before provision for
     income taxes.......................     (1,209)       (6,388)          5,363        (6,216)         (8,450)           (448)
Provision (benefit) for income taxes....         27           (27)(E)         660          (660)(E)          --              29
                                            -------       -------         -------       -------         -------         -------
Net income (loss).......................    $(1,236)      $(6,361)        $ 4,703       $(5,556)        $(8,450)        $  (477)
                                            =======       =======         =======       =======         =======         =======
Dividends and accretion on preferred
  stock(I)..............................
Loss applicable to common shares........
Deficiency of earnings to fixed charges
  and preferred stock dividends and
  accretion(J)..........................

                                          ADJUSTMENTS
                                            FOR THE
                                            PENDING
                                          TRANSACTIONS
                                            AND THE
                                            RELATED
                                           FINANCING      PRO FORMA
                                          ------------    ---------
Net revenue.............................    $     --       $ 61,144
Station operating expenses..............          --         48,760
Depreciation and amortization...........       1,642(C)      10,116
Corporate expenses......................          --          3,134
Other operating (income) expenses.......          --          2,451
                                            --------       --------
  Operating income (loss)...............      (1,642)        (3,317)
Interest expense........................       1,639(G)      16,284
Gain (loss) on sale of assets...........          --          7,406
Other (income) expense..................          --            (16)
                                            --------       --------
  Income (loss) before provision for
     income taxes.......................      (3,281)       (12,179)
Provision (benefit) for income taxes....         (29)(E)         --
                                            --------       --------
Net income (loss).......................    $ (3,252)       (12,179)
                                            ========
Dividends and accretion on preferred
  stock(I)..............................                      3,073
                                                           --------
Loss applicable to common shares........                   $(15,252)
                                                           ========
Deficiency of earnings to fixed charges
  and preferred stock dividends and
  accretion(J)..........................                   $ 17,252

           See Accompanying Notes to Pro Forma Financial Information.

                      CAPSTAR BROADCASTING PARTNERS, INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                            ADJUSTMENTS
                                                              FOR THE                    ADJUSTMENTS     PRO FORMA
                                                             COMMODORE                     FOR THE          FOR
                                                            ACQUISITION                   COMPLETED      COMPLETED
                                                              AND THE      COMPLETED     TRANSACTIONS   TRANSACTIONS     PENDING
                                              THE COMPANY     RELATED     TRANSACTIONS     AND THE        AND THE      TRANSACTIONS
                                              COMBINED(P)    FINANCING    COMBINED(R)     FINANCING      FINANCING     COMBINED(S)
                                              -----------   -----------   ------------   ------------   ------------   ------------
Net revenue.................................   $ 44,473      $     --       $145,367       $     --       $189,840       $104,691
Station operating expenses..................     29,798            --        107,867             --        137,665         76,433
Depreciation and amortization...............      3,489         3,774(C)      13,610          4,872(C)      25,745          9,654
Corporate expenses..........................      2,358            --          5,911             --          8,269          5,161
Other operating expenses....................     14,578       (13,834)(Q)      6,875          2,181(N)       9,800            112
                                               --------      --------       --------       --------       --------       --------
  Operating income (loss)...................     (5,750)       10,060         11,104         (7,053)         8,361         13,331
Interest expense............................     13,896        16,115(L)      10,639          9,602(D)      50,252         10,169
Gain (loss) on sale of assets...............         --            --         23,155             --         23,155            496
Increase in fair value of redeemable
  warrants..................................         --            --             --             --             --          5,499
Other (income) expense......................      1,824            --            292             --          2,116           (282)
                                               --------      --------       --------       --------       --------       --------
  Income (loss) before provision for income
    taxes...................................    (21,470)       (6,055)        23,328        (16,655)       (20,852)        (1,559)
Provision (benefit) for income taxes........        133          (133)(E)      2,059         (2,059)(E)         --         (2,039)
                                               --------      --------       --------       --------       --------       --------
  Income (loss) before extraordinary item...    (21,603)       (5,922)        21,269        (14,596)       (20,852)           480
Extraordinary item, loss on early
  extinguishment of debt....................         --            --          1,188             --          1,188             --
                                               --------      --------       --------       --------       --------       --------
Net income (loss)...........................   $(21,603)     $ (5,922)      $ 20,081       $(14,596)      $(22,040)      $    480
                                               ========      ========       ========       ========       ========       ========
Dividends and accretion on preferred
  stock(I)..................................
Loss applicable to common shares............
Deficiency of earnings to fixed charges and
  preferred stock dividends and
  accretion (J).............................

                                              ADJUSTMENTS
                                                FOR THE
                                                PENDING
                                              TRANSACTIONS
                                                AND THE
                                                RELATED
                                               FINANCING     PRO FORMA
                                              ------------   ---------
Net revenue.................................    $    --      $294,531
Station operating expenses..................         --       214,098
Depreciation and amortization...............      5,070(C)     40,469
Corporate expenses..........................         --        13,430
Other operating expenses....................         --         9,912
                                                -------      --------
  Operating income (loss)...................     (5,070)       16,622
Interest expense............................      4,707(G)     65,128
Gain (loss) on sale of assets...............         --        23,651
Increase in fair value of redeemable
  warrants..................................     (5,499)(H)        --
Other (income) expense......................         --         1,834
                                                -------      --------
  Income (loss) before provision for income
    taxes...................................     (4,278)      (26,689)
Provision (benefit) for income taxes........      2,039(E)         --
                                                -------      --------
  Income (loss) before extraordinary item...     (6,317)      (26,689)
Extraordinary item, loss on early
  extinguishment of debt....................         --         1,188
                                                -------      --------
Net income (loss)...........................    $(6,317)      (27,877)
                                                =======
Dividends and accretion on preferred
  stock(I)..................................                   12,843
                                                             --------
Loss applicable to common shares............                 $(40,720)
                                                             ========
Deficiency of earnings to fixed charges and
  preferred stock dividends and
  accretion (J).............................                 $ 46,711

           See Accompanying Notes to Pro Forma Financial Information.

                      CAPSTAR BROADCASTING PARTNERS, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                          ADJUSTMENTS       PRO FORMA
                                                                            FOR THE            FOR
                                                                           COMPLETED        COMPLETED
                                                                          TRANSACTIONS     TRANSACTIONS     PENDING
                                                           COMPLETED        AND THE          AND THE      TRANSACTIONS
                                          THE COMPANY   TRANSACTIONS(T)    FINANCING        FINANCING     COMBINED(FF)
                                          -----------   ---------------   ------------     ------------   ------------
ASSETS
Current Assets:
  Cash and cash equivalents.............   $ 13,025        $ 11,123         $   (571)(U)     $  9,137       $  5,128
                                                                             (14,440)(V)
  Accounts receivable, net..............     13,051          16,253           (2,648)(U)       26,656         18,202
  Prepaid expenses and other............     17,142           3,250             (699)(U)       19,363          3,213
                                                                                (330)(W)
                                           --------        --------         --------         --------       --------
        Total current assets............     43,218          30,626          (18,688)          55,156         26,543
Property and equipment, net.............     41,991          38,514           13,478(U)        93,983         33,489
Intangible and other assets, net........    358,891         152,695          165,434(U)       685,552        160,623
                                                                                (550)(X)
                                                                                (396)(U)
                                                                              11,750(Y)
                                                                              (2,272)(Z)
                                           --------        --------         --------         --------       --------
        Total assets....................   $444,100        $221,835         $168,756         $834,691       $220,655
                                           ========        ========         ========         ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and other accrued
    expenses............................   $ 15,490        $ 11,096         $ (1,300)(U)     $ 25,286       $  9,856
  Current portion of long-term debt.....         --          16,272          (16,272)(U)           --          9,476
                                           --------        --------         --------         --------       --------
        Total current liabilities.......     15,490          27,368          (17,572)          25,286         19,332
Long-term debt, less current
  portion(PP)...........................    229,955         125,732          (43,172)(U)      429,167        111,375
                                                                             (82,560)(Z)
                                                                             199,212(AA)
                                                                              60,000(BB)
                                                                             (60,000)(BB)
Other long-term liabilities.............     57,757           6,047            2,340(U)        66,144            290
                                           --------        --------         --------         --------       --------
        Total liabilities...............    303,202         159,147           58,248          520,597        130,997
Senior exchangeable preferred
  stock(PP).............................         --              --           94,750(CC)       94,750             --
Redeemable preferred stock..............         --          23,081          (23,081)(DD)          --         20,747
Redeemable warrants.....................         --              --               --               --         17,803
Stockholders' equity (deficit)..........    140,898          39,607          (37,970)(U)      219,344         51,108
                                                                                 750(BB)
                                                                                (750)(BB)
                                                                              84,500(EE)
                                                                              (2,272)(Z)
                                                                              (5,419)(DD)
                                           --------        --------         --------         --------       --------
        Total liabilities and
          stockholders' equity..........   $444,100        $221,835         $168,756         $834,691       $220,655
                                           ========        ========         ========         ========       ========

                                          ADJUSTMENTS
                                            FOR THE
                                            PENDING
                                          TRANSACTIONS
                                            AND THE
                                            RELATED
                                           FINANCING       PRO FORMA
                                          ------------     ----------
ASSETS
Current Assets:
  Cash and cash equivalents.............    $  (3,896)(GG) $    1,837
                                               (8,532)(HH)
  Accounts receivable, net..............       (5,724)(GG)     38,810
                                                 (324)(II)
  Prepaid expenses and other............       (1,918)(GG)      7,152
                                                   (6)(II)
                                              (13,500)(JJ)
                                            ---------      ----------
        Total current assets............      (33,900)         47,799
Property and equipment, net.............       18,785(GG)     145,917
                                                 (340)(II)
Intangible and other assets, net........      244,669(GG)   1,085,959
                                                 (435)(II)
                                               (4,375)(GG)
                                                  (75)(KK)

                                            ---------      ----------
        Total assets....................    $ 224,329      $1,279,675
                                            =========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and other accrued
    expenses............................    $  (5,945)(GG) $   28,975
                                                 (222)(II)
  Current portion of long-term debt.....       (9,476)(LL)         --
                                            ---------      ----------
        Total current liabilities.......      (15,643)         28,975
Long-term debt, less current
  portion(PP)...........................     (111,375)(LL)    615,113
                                              185,946(MM)

Other long-term liabilities.............       43,116(GG)     109,549
                                                   (1)(II)
                                            ---------      ----------
        Total liabilities...............      102,043         753,637
Senior exchangeable preferred
  stock(PP).............................                       94,750
Redeemable preferred stock..............      (20,747)(NN)         --
Redeemable warrants.....................      (17,803)(NN)         --
Stockholders' equity (deficit)..........      (51,108)(OO)    431,288
                                                 (882)(II)
                                              221,217(MM)
                                               (8,391)(NN)

                                            ---------      ----------
        Total liabilities and
          stockholders' equity..........    $ 224,329      $1,279,675
                                            =========      ==========

           See Accompanying Notes to Pro Forma Financial Information.

             NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

(A) The schedule below gives effect to the historical acquisitions of the Company consummated prior to March 31, 1997 for the period from January 1, 1997 through March 31, 1997.

       THE COMPANY

                                                                         ADJUSTMENTS
                                                                           FOR THE
                                                                          HISTORICAL
                                                                         ACQUISITIONS      THE
                                                                THE         BY THE       COMPANY
                                                              COMPANY     COMPANY(2)     COMBINED
                                                              -------    ------------    --------
       Net revenue..........................................  $14,107        $(260)      $13,847
       Station operating expenses...........................  10,356            --        10,356
       Depreciation and amortization........................   2,389            --         2,389
       Corporate expenses...................................   1,424            --         1,424
       Other operating expenses.............................      --            --            --
                                                              -------        -----       -------
          Operating income..................................     (62)         (260)         (322)
       Interest expense.....................................   6,792          (260)        6,532
       Gain (loss) on sale of assets........................      --            --            --
       Other (income) expense...............................     (27)           --           (27)
                                                              -------        -----       -------
          Income (loss) before provision for income taxes...  (6,827)           --        (6,827)
       Provision (benefit) for income taxes.................      46            --            46
                                                              -------        -----       -------
          Income (loss) before extraordinary loss...........  (6,873)           --        (6,873)
       Extraordinary loss on early extinguishment of debt...     598          (598)(3)        --
                                                              -------        -----       -------
          Net income (loss).................................  $(7,471)       $ 598       $(6,873)
                                                              =======        =====       =======
       Deficiency of earnings to fixed charges(1)...........  $6,827

---------------

      (1) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon.

      (2) The column gives effect to the LMA fees related to the Community Pacific Acquisition.

      (3) The adjustment reflects the elimination of an extraordinary loss related to the extinguishment of the Company's former credit facility in connection with the Osborn Acquisition during the pro forma period.

                             (DOLLARS IN THOUSANDS)

(B) The schedule below gives effect to the following for the period from January 1, 1997 through March 31, 1997: (i) the historical acquisitions and dispositions of the indicated entities consummated prior to March 31, 1997 and (ii) the acquisitions and dispositions of the indicated entities which were pending at March 31, 1997 and were consummated prior to the date of this Prospectus.

       COMPLETED TRANSACTIONS COMBINED

                                                                                                               OTHER
                                                                                             HISTORICAL      COMPLETED
                                                      HISTORICAL   HISTORICAL   HISTORICAL   COMMUNITY     TRANSACTIONS
                                                      OSBORN(1)     GULFSTAR    BENCHMARK     PACIFIC       COMBINED(2)
                                                      ----------   ----------   ----------   ----------   ---------------
   Net revenue......................................    $3,577      $10,995       $ 6,444      $1,681         $2,098
   Station operating expenses.......................     2,937        7,948         5,338       1,311          1,974
   Depreciation and amortization....................       418        1,001         1,336         350           (217)
   Corporate expenses...............................       268          518           265         197              8
   Other operating expenses.........................        --        2,469            --          --             --
                                                        ------      -------       -------      ------         ------
     Operating income (loss)........................       (46)        (941)         (495)       (177)           333
   Interest expense.................................       385        1,846           937         238           (138)
   Gain (loss) on sale of assets....................     5,348           --            --          --             --
   Other (income) expense...........................      (212)         (36)          (61)          2             47
                                                        ------      -------       -------      ------         ------
     Income (loss) before provision for income
        taxes.......................................     5,129       (2,751)       (1,371)       (417)           424
   Provision (benefit) for income taxes.............        32         (102)           --          --              2
                                                        ------      -------       -------      ------         ------
     Net income (loss)..............................    $5,097      $(2,649)      $(1,371)     $ (417)        $  422
                                                        ======      =======       =======      ======         ======

                                                        ADJUSTMENTS
                                                            FOR          COMPLETED
                                                        HISTORICAL      TRANSACTIONS
                                                      TRANSACTIONS(3)     COMBINED
                                                      ---------------   ------------
   Net revenue......................................       $845           $25,640
   Station operating expenses.......................        742            20,250
   Depreciation and amortization....................         --             2,888
   Corporate expenses...............................         --             1,256
   Other operating expenses.........................         --             2,469
                                                           ----           -------
     Operating income (loss)........................        103            (1,223)
   Interest expense.................................         --             3,268
   Gain (loss) on sale of assets....................         --             5,348
   Other (income) expense...........................         --              (260)
                                                           ----           -------
     Income (loss) before provision for income
        taxes.......................................        103             1,117
   Provision (benefit) for income taxes.............         --               (68)
                                                           ----           -------
     Net income (loss)..............................       $103           $ 1,185
                                                           ====           =======

---------------

       (1) The column represents the consolidated results of operations of Osborn from January 1, 1997 through February 20, 1997, the date of the Osborn Acquisition.

       (2) The column represents the historical combined operating results of the following entities and stations which were acquired or sold prior to the date of this Prospectus: (i) Stephens Radio, acquired by GulfStar prior to the GulfStar Transaction; (ii) Space Coast, Cavalier, McForhun and Livingston, all acquired by the Company; (iii) WESC-AM/FM and WFNQ-FM, all sold by Benchmark prior to the Benchmark Acquisition; (iv) WMCZ-FM, WMHS-FM and WZHT-FM, all acquired by Benchmark prior to the Benchmark Acquisition; (v) the stations acquired in the Osborn Add-on Acquisitions; and (vi) the stations sold in the Osborn Ft. Myers Disposition.

       (3) The adjustments give effect to the historical operating results and/or LMA or JSA expense and/or revenue of the following stations which were acquired prior to March 31, 1997: (i) WYNU-FM and WTXT-FM, both acquired by Osborn; (ii) WSCQ-FM, WFMX-FM and WSIC-AM, all acquired by Benchmark; (iii) KTRA-FM, KKFG-FM, KDAG-FM and KCQL-AM, all acquired by GulfStar; and (iv) the stations acquired in the Osborn Add-on Acquisitions.

                             (DOLLARS IN THOUSANDS)

(C) The adjustment reflects (i) a change in depreciation and amortization resulting from conforming the estimated useful lives of the acquired stations and (ii) the additional depreciation and amortization expense resulting from the allocation of the purchase price of the acquired stations including an increase in property and equipment, FCC licenses, and intangible assets to their estimated fair market value and the recording of goodwill associated with the acquisitions. Goodwill and FCC licenses are being amortized over 40 years.

(D) The adjustment reflects interest expense associated with (i) the Existing Capstar Radio Notes, (ii) the Notes, (iii) the New Capstar Radio Notes,
       (iv) the New Credit Facility, and (v) the amortization of deferred financing fees associated with the Notes, the New Capstar Radio Notes and the Credit Facilities, net of interest expense related to the existing indebtedness of the companies included within the Completed Transactions Combined and the Company. Deferred financing fees are amortized over the term of the related debt.

                                                                                THREE MONTHS
                                                                YEAR ENDED     ENDED MARCH 31,
                                                               DECEMBER 31,   -----------------
                                                                   1996        1996      1997
                                                               ------------   -------   -------
      Existing Capstar Radio Notes...........................    $  8,878     $ 2,220   $ 2,220
      Notes..................................................      20,261       5,065     5,065
      New Capstar Radio Notes................................      18,427       4,607     4,607
                                                                 --------     -------   -------
      Interest expense before amortization of deferred
        financing fees.......................................      47,566      11,892    11,892
      Amortization of deferred financing fees................       2,686         673       673
                                                                 --------     -------   -------
        Pro forma interest expense...........................      50,252      12,565    12,565
      Pro forma interest expense for the Company and
        Commodore............................................     (30,011)     (7,504)       --
      Historical interest expense for the Company............          --          --    (6,532)
      Historical interest expense for the Completed
        Transactions Combined................................     (10,639)     (2,273)   (3,268)
                                                                 --------     -------   -------
        Net adjustment.......................................    $  9,602     $ 2,788   $ 2,765
                                                                 ========     =======   =======

(E) The adjustment reflects the elimination of historical income tax expense (benefit) as the Company would have generated a taxable loss during the pro forma period.

                             (DOLLARS IN THOUSANDS)

(F) The columns represent the combined income statements for the period from January 1, 1997 through March 31, 1997 of the acquisitions and dispositions of the Company which were pending at March 31, 1997 and have not been consummated as of the date of this Prospectus.

       PENDING TRANSACTIONS COMBINED

                                                                                                        OTHER
                                                            HISTORICAL                                 PENDING         PENDING
                                  HISTORICAL   HISTORICAL     KNIGHT     HISTORICAL   HISTORICAL    TRANSACTIONS     TRANSACTIONS
                                   MADISON     PATTERSON     QUALITY       AMERON       QUASS        COMBINED(1)       COMBINED
                                  ----------   ----------   ----------   ----------   ----------   ---------------   ------------
   Net revenue..................    $2,028      $10,727       $3,663       $1,856        $921          $4,490          $23,685
   Station operating expenses...     1,246        8,319        2,965        1,616         689           3,659           18,494
   Depreciation and
     amortization...............       376        1,162          206          167          73             596            2,580
   Corporate expenses...........        47        1,151          371           --          --              36            1,605
   Other operating expenses.....        --          233           --           --           2              --              235
                                    ------      -------       ------       ------        ----          ------          -------
     Operating income (loss)....       359         (138)         121           73         157             199              771
   Interest expense.............       348        1,716          165          218          86             495            3,028
   Gain (loss) on sale of
     assets.....................        --           --            6           --          --              --                6
   Increase in fair value of
     redeemable warrants........        --        5,882           --           --          --              --            5,882
   Other (income) expense.......        --           (3)         (36)           5          --             (32)             (66)
                                    ------      -------       ------       ------        ----          ------          -------
     Income (loss) before
        provision for income
        taxes...................        11       (7,733)          (2)        (150)         71            (264)          (8,067)
   Provision (benefit) for
     income taxes...............        --       (2,861)          24           --          30              --           (2,807)
                                    ------      -------       ------       ------        ----          ------          -------
     Net income (loss)..........    $   11      $(4,872)      $  (26)      $ (150)       $ 41          $ (264)         $(5,260)
                                    ======      =======       ======       ======        ====          ======          =======

      ---------------------

      (1) The column represents the historical combined operating results of the following entities and stations to be acquired or sold subsequent to the date of this Prospectus: (i) WMEZ-FM, KRDU-AM, KJOI-FM, and WQFN-FM, all pending acquisitions of Patterson; (ii) Emerald City, COMCO, Commonwealth, WRIS, Griffith, Grant, the stations to be acquired in the SFX Exchange, American General, KLAW, KJEM, and Booneville, all pending acquisitions of the Company; and (iii) WTAW-FM, KTSR-FM, and KAGG-FM, all pending dispositions of the Company.

                             (DOLLARS IN THOUSANDS)

(G) The adjustment reflects interest expense associated with (i) the Existing Capstar Radio Notes, (ii) the Notes, (iii) the New Capstar Radio Notes,
       (iv) the New Credit Facility and (v) the amortization of deferred financing fees associated with the Notes, the New Capstar Radio Notes and the Credit Facilities, all net of interest expense related to the existing indebtedness of the companies included within the Pending Transactions Combined and the Company. Deferred financing fees are amortized over the term of the related debt.

                                                                                 THREE MONTHS
                                                              YEAR ENDED       ENDED MARCH 31,
                                                             DECEMBER 31,    --------------------
                                                                 1996          1996        1997
                                                             ------------    --------    --------
      Existing Capstar Radio Notes.........................    $  8,878      $  2,220    $  2,220
      Notes................................................      20,261         5,065       5,065
      New Capstar Radio Notes..............................      18,427         4,607       4,607
      New Credit Facility at 8.0%..........................      14,876         3,719       3,719
                                                               --------      --------    --------
      Interest expense before amortization of deferred
        financing
        fees...............................................      62,442        15,611      15,611
      Amortization of deferred financing fees..............       2,686           673         673
                                                               --------      --------    --------
        Pro forma interest expense.........................      65,128        16,284      16,284
      Pro forma interest expense for the Completed
        Transactions.......................................     (50,252)      (12,565)    (12,565)
      Historical interest expense for the Pending
        Transactions Combined..............................     (10,169)       (2,080)     (3,028)
                                                               --------      --------    --------
        Net adjustment.....................................    $  4,707      $  1,639    $    691
                                                               ========      ========    ========

(H) The adjustment reflects the elimination of the increase in fair value of the redeemable warrants as the warrants will be repurchased in connection with the Patterson Acquisition.

(I) The adjustment reflects the dividends and accretion on the Senior Exchangeable Preferred Stock.

(J) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Preferred stock dividends and accretion are included in fixed charges where appropriate.

                             (DOLLARS IN THOUSANDS)

(K) The schedule below gives effect to the historical acquisitions of the Company's predecessor, Commodore, consummated prior to March 31, 1997 for the period from January 1, 1996 through March 31, 1996.

       THE COMPANY

                                                                    ADJUSTMENTS FOR
                                                                    THE HISTORICAL
                                                         THE        ACQUISITIONS BY    THE COMPANY
                                                      COMPANY(1)     COMMODORE(3)       COMBINED
                                                      ----------    ---------------    -----------
      Net revenue...................................   $ 7,416          $1,687           $ 9,103
      Station operating expenses....................     5,375           1,487             6,862
      Depreciation and amortization.................       480              --               480
      Corporate expenses............................       466              --               466
      Other operating expenses......................        --              --                --
                                                       -------          ------           -------
        Operating income (loss).....................     1,095             200             1,295
      Interest expense..............................     2,452              --             2,452
      Gain (loss) on sale of assets.................        --              --                --
      Other (income) expense........................        52              --                52
                                                       -------          ------           -------
        Income (loss) before provision for income
           taxes....................................    (1,409)            200            (1,209)
      Provision (benefit) for income taxes..........        27              --                27
                                                       -------          ------           -------
        Net income (loss)...........................   $(1,436)         $  200           $(1,236)
                                                       =======          ======           =======
      Deficiency of earnings to fixed charges(2)....   $ 1,409

---------------

      (1) The column represents the results of operations of the Company's predecessor, Commodore, from January 1, 1996 through March 31, 1996.

      (2) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon.

      (3) The column gives effect to the historical operating results and LMA and JSA revenue and expense of the following stations acquired by the
          Commodore: the stations acquired in the Huntington Acquisition (as defined), WKHL-FM, WSTC-AM, WAVW-FM, WBBE-FM, WAXE-AM, WAXB-FM, WZZN-FM and WPUT-AM.

(L) The adjustment reflects interest expense associated with (i) the Existing Capstar Radio Notes, (ii) the Notes, and (iii) the amortization of deferred financing fees associated with the Notes, net of interest expense related to the existing indebtedness of the Company and Commodore. Deferred financing fees are amortized over the term of the related debt.

                                                              YEAR ENDED         THREE MONTHS ENDED
                                                           DECEMBER 31, 1996       MARCH 31, 1996
                                                           -----------------    --------------------
      Existing Capstar Radio Notes.......................       $ 8,878               $ 2,220
      Notes..............................................        20,261                 5,065
                                                                -------              --------
      Interest expense before amortization of deferred
        financing fees...................................        29,139                 7,285
      Amortization of deferred financing fees............           872                   219
                                                                -------              --------
        Pro forma interest expense.......................        30,011                 7,504
      Historical interest expense for the Company........        (5,035)                   --
      Historical interest expense for Commodore..........        (8,861)               (2,452)
                                                                -------              --------
      Net adjustment.....................................       $16,115               $ 5,052
                                                                =======              ========

                             (DOLLARS IN THOUSANDS)

(M) The schedule below gives effect to the following for the period from January 1, 1996 through March 31, 1996: (i) the historical acquisitions and dispositions of the indicated entities consummated prior to March 31, 1997; and (ii) the acquisitions and dispositions of the indicated entities which were pending at March 31, 1997 and were consummated prior to the date of this Prospectus.

       COMPLETED TRANSACTIONS COMBINED

                                                                                OTHER         ADJUSTMENTS
                                                                HISTORICAL    COMPLETED           FOR          COMPLETED
                         HISTORICAL   HISTORICAL   HISTORICAL   COMMUNITY    TRANSACTIONS     HISTORICAL      TRANSACTIONS
                           OSBORN      GULFSTAR    BENCHMARK     PACIFIC     COMBINED(1)    TRANSACTIONS(2)     COMBINED
                         ----------   ----------   ----------   ----------   ------------   ---------------   ------------
   Net revenue.........    $6,852       $4,595       $ 6,217      $2,403        $3,046          $6,636          $29,749
   Station operating
     expenses..........     5,868        3,604         4,964       2,025         2,285           4,904           23,650
   Depreciation and
     amortization......     1,211          677         1,330         329          (175)             --            3,372
   Corporate
     expenses..........       457          171           819         166             8              --            1,621
   Other operating
     expenses..........        --          273            --          --            --              --              273
                           ------       ------       -------      ------        ------          ------          -------
     Operating income
       (loss)..........      (684)        (130)         (896)       (117)          928           1,732              833
   Interest expense....       635          851           646         216           (75)             --            2,273
   Gain (loss) on sale
     of assets.........     6,874           --            --          --             2              --            6,876
   Other (income)
     expense...........        93           (4)          (58)         50            (8)             --               73
                           ------       ------       -------      ------        ------          ------          -------
     Income (loss)
       before provision
       for income
       taxes...........     5,462         (977)       (1,484)       (383)        1,013           1,732            5,363
   Provision (benefit)
     for income
     taxes.............       851         (191)           --          --            --              --              660
                           ------       ------       -------      ------        ------          ------          -------
     Net income
       (loss)..........    $4,611       $ (786)      $(1,484)     $ (383)       $1,013          $1,732          $ 4,703
                           ======       ======       =======      ======        ======          ======          =======

---------------

       (1) The column represents the historical combined operating results of the following entities and stations which were acquired or sold prior to the date of this Prospectus: (i) Stephens Radio, KWHN-AM, KMAG-FM, KLLI-FM and KYGL-FM, all acquired by GulfStar prior to the GulfStar Transaction; (ii) Space Coast, Cavalier, McForhun and Livingston, all acquired by the Company; (iii) the stations acquired in the Osborn Add-on Acquisitions; (iv) WESC-AM/FM and WFNQ-FM, all sold by Benchmark prior to the Benchmark Acquisition; (iv) WMCZ-FM, WMHS-FM and WZHT-FM, all acquired by Benchmark prior to the Benchmark Acquisition; and (v) the stations sold in the Osborn Ft. Myers Disposition.

       (2) The adjustments give effect to the historical operating results and/or LMA or JSA expense and/or revenue of the following stations which were acquired or sold prior to March 31, 1997: (i) WKWK-FM, WRIR-FM, WGEW-FM, WEEL-FM, WBBD-AM, WYNU-FM and WTXT-FM, all acquired by Osborn prior to the Osborn Acquisition; (ii) WWRD-FM, WNDR-AM, WNTQ-FM, WFXK-FM, WAYV-FM, and WFKS-FM, all sold by Osborn prior to the Osborn Acquisition; (iii) KRYS-AM/FM, KMXR-FM, KNCN-FM, KEZA-FM, KKIX-FM, KKZQ-FM, KIIZ-FM, KLFX-FM, KFMX-FM, KKAM-AM, KRLB-FM, KZII-FM, KFYO-AM, KBRQ-FM, KKTK-AM, WACO-FM, KCKR-FM, KWTX-AM/FM, KTRA-FM, KKFG-FM, KDAG-FM, and KCQL-AM, all acquired by GulfStar;
           (iv) KLTX-AM, sold by GulfStar; (v) WJMI-FM, WOAD-FM, WKXI-FM/AM, WSCQ-FM, WFMX-FM, WSIC-AM, KRMD-AM/FM and WJMZ-FM, all acquired by Benchmark; and (vi) WLTY-FM, WTAR-AM and WKOC-FM, all sold by Benchmark.

(N) The adjustment collectively gives effect to the warrants issued to R. Steven Hicks in connection with the financing of the Commodore Acquisition, the Osborn Acquisition and the GulfStar Transaction.

                             (DOLLARS IN THOUSANDS)

(O) The column represents the combined income statements for the period from January 1, 1996 through March 31, 1996 of the acquisitions and dispositions of the Company which were pending at March 31, 1997 and have not been consummated as of the date of this Prospectus.

       PENDING TRANSACTIONS COMBINED

                                                       HISTORICAL                  HISTORICAL
                                       HISTORICAL        POINT        HISTORICAL     KNIGHT     HISTORICAL   HISTORICAL
                                      MIDCONTINENT   COMMUNICATIONS   PATTERSON     QUALITY       AMERON       QUASS
                                      ------------   --------------   ----------   ----------   ----------   ----------
   Net revenue......................     $ 735           $ 950          $6,097       $3,757       $1,602        $894
   Station operating expenses.......       794             684           5,144        2,949        1,461         708
   Depreciation and amortization....       108             382             522          259          165          69
   Corporate expenses...............        --              52             576          371           --          --
   Other operating income...........        --              --              --           --           --          (3)
                                         -----           -----          ------       ------       ------        ----
     Operating income (loss)........      (167)           (168)           (145)         178          (24)        120
   Interest expense.................        --             260             821          174          221         103
   Gain (loss) on sale of assets....        --              --              --          530           --          --
   Other (income) expense...........       (17)             --             (55)         (19)         (11)         (7)
                                         -----           -----          ------       ------       ------        ----
     Income (loss) before provision
        for income taxes............      (150)           (428)           (911)         553         (234)         24
   Provision (benefit) for income
     taxes..........................       (51)             --              --           69           --          11
                                         -----           -----          ------       ------       ------        ----
     Net income (loss)..............     $ (99)          $(428)         $ (911)      $  484       $ (234)       $ 13
                                         =====           =====          ======       ======       ======        ====

                                         OTHER         ADJUSTMENTS
                                        PENDING            FOR           PENDING
                                      TRANSACTIONS     HISTORICAL      TRANSACTIONS
                                      COMBINED(1)    TRANSACTIONS(2)     COMBINED
                                      ------------   ---------------   ------------
   Net revenue......................     $4,396          $3,861          $22,292
   Station operating expenses.......      3,665           2,843           18,248
   Depreciation and amortization....        534              --            2,039
   Corporate expenses...............         48                            1,047
   Other operating income...........         --                               (3)
                                         ------          ------          -------
     Operating income (loss)........        149           1,018              961
   Interest expense.................        501                            2,080
   Gain (loss) on sale of assets....         --              --              530
   Other (income) expense...........        (32)             --             (141)
                                         ------          ------          -------
     Income (loss) before provision
        for income taxes............       (320)          1,018             (448)
   Provision (benefit) for income
     taxes..........................         --              --               29
                                         ------          ------          -------
     Net income (loss)..............     $ (320)         $1,018          $  (477)
                                         ======          ======          =======

---------------

       (1) The column represents the historical combined operating results of the following entities and stations to be acquired or sold subsequent to the date of this Prospectus: (i) WMEZ-FM, KRDU-AM, KJOI-FM, and WQFN-FM, all pending acquisitions of Patterson; and (ii) Emerald City, COMCO, Commonwealth, WRIS, Griffith, Grant, the stations to be acquired in the SFX Exchange, Noalmark, American General, KLAW, KJEM and Booneville, all pending acquisitions of the Company.

       (2) The adjustments give effect to the historical operating results and/or LMA or JSA expense and/or revenue of the following stations:
           WNNK-FM, WTCY-AM, WXBM-FM, WWSF-FM, WSOK-AM, WLVH-FM, WAEV-FM, KIKI-FM/AM, KKLV-FM, KHVH-AM, WFMB-FM/AM, WCVS-FM, KCBL-AM, KBOS-FM and KTHT-FM, all purchased by Patterson prior to March 31, 1997.

                             (DOLLARS IN THOUSANDS)

(P) The schedule below gives effect to the historical acquisitions of the Company's predecessor, Commodore, consummated prior to March 31, 1997 for the period from January 1, 1996 through December 31, 1996.

       THE COMPANY

                                                                          ADJUSTMENTS
                                                                            FOR THE
                                                                          HISTORICAL
                                               THE        HISTORICAL    ACQUISITIONS BY   THE COMPANY
                                            COMPANY(1)   COMMODORE(3)    COMMODORE(4)      COMBINED
                                            ----------   ------------   ---------------   -----------
      Net revenue.........................   $10,303       $ 31,957         $2,213         $ 44,473
      Station operating expenses..........     6,283         21,291          2,224           29,798
      Depreciation and amortization.......     1,331          2,158             --            3,489
      Corporate expenses..................       601          1,757             --            2,358
      Other operating expenses............       744         13,834             --           14,578
                                             -------       --------         ------         --------
        Operating income (loss)...........     1,344         (7,083)           (11)          (5,750)
      Interest expense....................     5,035          8,861             --           13,896
      Gain (loss) on sale of assets.......        --             --             --               --
      Other (income) expense..............        65          1,759             --            1,824
                                             -------       --------         ------         --------
        Income (loss) before provision for
           income taxes...................    (3,756)       (17,703)           (11)         (21,470)
      Provision (benefit) for income
        taxes.............................        --            133             --              133
                                             -------       --------         ------         --------
        Net income (loss).................   $(3,756)      $(17,836)        $  (11)        $(21,603)
                                             =======       ========         ======         ========
      Deficiency of earnings to fixed
        charges(2)........................   $ 3,756

---------------

      (1) The column represents the consolidated result of operations of the Company and its predecessor, Commodore, from October 17, 1996 through December 31, 1996.

      (2) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon.

      (3) The column represents the consolidated results of operations of Commodore from January 1, 1996 through October 16, 1996, the date of the Commodore Acquisition.

      (4) The column gives effect to the historical operating results and LMA or JSA revenue and expense of the following stations acquired by
          Commodore: the stations acquired in the Huntington Acquisition, WKHL-FM, WSTC-AM, WAVW-FM, WBBE-FM, WAXE-AM, WAXB-FM, WZZN-FM and WPUT-AM.

(Q) The adjustment reflects the elimination of (i) merger related compensation expenses and (ii) other expenses related to the acquisition of Commodore by the Company, including costs related to the abandoned initial public offering of Commodore. These expenses were recognized by Commodore in connection with the acquisition.

                             (DOLLARS IN THOUSANDS)

(R) The schedule below gives effect to the following for the period from January 1, 1996 through December 31, 1996: (i) the historical acquisitions and dispositions of the indicated entities consummated prior to March 31, 1997, and (ii) the acquisitions and dispositions of the indicated entities which were pending at March 31, 1997 and were consummated prior to the date of this Prospectus.

      COMPLETED TRANSACTIONS COMBINED

                                                                                  OTHER          ADJUSTMENTS
                                                                HISTORICAL      COMPLETED            FOR          COMPLETED
                         HISTORICAL   HISTORICAL   HISTORICAL   COMMUNITY     TRANSACTIONS       HISTORICAL      TRANSACTIONS
                           OSBORN      GULFSTAR    BENCHMARK     PACIFIC       COMBINED(1)     TRANSACTIONS(2)     COMBINED
                         ----------   ----------   ----------   ----------   ---------------   ---------------   ------------
   Net revenue.........   $37,215      $32,563       $27,255      $11,199        $12,742           $24,393         $145,367
   Station operating
     expenses..........    28,823       24,299        21,253        8,916          8,142            16,434          107,867
   Depreciation and
     amortization......     4,756        2,810         5,320        1,416           (692)               --           13,610
   Corporate
     expenses..........     1,850        1,923         1,513          760           (135)               --            5,911
   Other operating
     expenses..........     1,200        5,432            --           --            243                --            6,875
                          -------      -------       -------      -------        -------           -------         --------
     Operating income
       (loss)..........       586       (1,901)         (831)         107          5,184             7,959           11,104
   Interest expense....     2,202        4,604         3,384          933           (484)               --           10,639
   Gain (loss) on sale
     of assets.........    13,522           --         9,612          (11)            32                --           23,155
   Other (income)
     expense...........       291          829          (679)           8           (157)               --              292
                          -------      -------       -------      -------        -------           -------         --------
     Income (loss)
       before provision
       for income
       taxes...........    11,615       (7,334)        6,076         (845)         5,857             7,959           23,328
   Provision (benefit)
     for income
     taxes.............     2,379         (322)           --           --              2                --            2,059
                          -------      -------       -------      -------        -------           -------         --------
     Income (loss)
       before
       extraordinary
       item............     9,236       (7,012)        6,076         (845)         5,855             7,959           21,269
   Extraordinary item,
     loss on early
     extinguishment of
     debt..............        --        1,188            --           --             --                --            1,188
                          -------      -------       -------      -------        -------           -------         --------
     Net income........   $ 9,236      $(8,200)      $ 6,076      $  (845)       $ 5,855           $ 7,959         $ 20,081
                          =======      =======       =======      =======        =======           =======         ========

---------------

       (1) The column represents the historical combined operating results of the following entities and stations which were acquired or sold prior to the date of this Prospectus: (i) Stephens Radio, KWHN-AM, KMAG-FM, KLLI-FM and KYGL-FM, all acquired by GulfStar prior to the GulfStar Transaction; (ii) Space Coast, Cavalier, McForhun and Livingston, all acquired by the Company; (iii) the stations acquired in the Osborn Add-on Acquisitions; (iv) WESC-AM/FM and WFNQ-FM, all sold by Benchmark prior to the Benchmark Acquisition;
              (v) WMCZ-FM, WMHS-FM and WZHT-FM, all acquired by Benchmark prior to the Benchmark Acquisition; and (vi) the stations sold in the Osborn Ft. Myers Disposition.

       (2) The adjustments give effect to the historical operating results and/or LMA or JSA expense and/or revenue of the following stations which were acquired or sold prior to March 31, 1997: (i) WKWK-FM, WRIR-FM, WEGW-FM, WEEL-FM, WBBD-AM, WYNU-FM and WTXT-FM, all acquired by Osborn; (ii) WWRD-FM, WNDR-AM, WNTQ-FM, WFXK-FM, WAYV-FM, and WFKS-FM, all sold by Osborn; (iii) KRYS-AM/FM, KMXR-FM, KNCN-FM, KEZA-FM, KKIX-FM, KKZQ-FM, KIIZ-FM, KLFX-FM, KLTX-FM, KFMX-FM, KKAM-AM, KRLB-FM, KZII-FM, KFYO-AM, KBRQ-FM, KKTK-AM, WACO-FM, KCKR-FM, KWTX-AM/FM, KTRA-FM, KKFG-FM, KDAG-FM, and KCQL-AM, all acquired by GulfStar; (iv) KLTX-AM, sold by GulfStar; (v) WJMI-FM, WOAD-FM, WKXI-FM/AM, WSCQ-FM, WFMX-FM, WSIC-AM, KRMD-AM/FM and WJMZ-FM, all acquired by Benchmark; and
              (vi) WLTY-FM, WTAR-AM and WKOC-FM, all sold by Benchmark.

                             (DOLLARS IN THOUSANDS)

(S) The column represents the combined income statements for the period from January 1, 1996 through December 31, 1996 of the acquisitions and dispositions which were pending at March 31, 1997 and have not been consummated as of the date of this Prospectus.

       PENDING TRANSACTIONS COMBINED

                                                           HISTORICAL                  HISTORICAL
                                           HISTORICAL        POINT        HISTORICAL     KNIGHT     HISTORICAL   HISTORICAL
                                          MIDCONTINENT   COMMUNICATIONS   PATTERSON     QUALITY       AMERON       QUASS
                                          ------------   --------------   ----------   ----------   ----------   ----------
         Net revenue...................      $3,446          $5,601        $41,369      $16,597       $8,131       $4,037
         Station operating expenses....       2,555           3,430         30,225       12,812        5,858        3,273
         Depreciation and
           amortization................         405           1,538          3,537        1,005          663          293
         Corporate expenses............          --             179          2,624        2,084           --           --
         Other operating (income)
           expenses....................          --              --            143           --           --          (31)
                                             ------          ------        -------      -------       ------       ------
           Operating income (loss).....         486             454          4,840          696        1,610          502
         Interest expense..............          --           1,071          5,052          710          843          428
         Gain (loss) on sale of
           assets......................          --              --             --          568           --           --
         Increase in fair value of
           redeemable warrants.........          --              --          5,499           --           --           --
         Other (income) expense........         (69)             (8)           (37)         (60)          76          (26)
                                             ------          ------        -------      -------       ------       ------
           Income (loss) before
             provision for income
             taxes.....................         555            (609)        (5,674)         614          691          100
         Provision (benefit) for income
           taxes.......................         189              --         (2,344)          77           --           39
                                             ------          ------        -------      -------       ------       ------
           Net income (loss)...........      $  366          $ (609)       $(3,330)     $   537       $  691       $   61
                                             ======          ======        =======      =======       ======       ======

                                            OTHER         ADJUSTMENTS
                                           PENDING            FOR           PENDING
                                         TRANSACTIONS     HISTORICAL      TRANSACTIONS
                                         COMBINED(1)    TRANSACTIONS(2)     COMBINED
                                         ------------   ---------------   ------------
         Net revenue...................    $18,098          $7,412          $104,691
         Station operating expenses....     13,434           4,846            76,433
         Depreciation and
           amortization................      2,213              --             9,654
         Corporate expenses............        274              --             5,161
         Other operating (income)
           expenses....................         --              --               112
                                           -------          ------          --------
           Operating income (loss).....      2,177           2,566            13,331
         Interest expense..............      2,065              --            10,169
         Gain (loss) on sale of
           assets......................        (72)             --               496
         Increase in fair value of
           redeemable warrants.........         --              --             5,499
         Other (income) expense........       (158)             --              (282)
                                           -------          ------          --------
           Income (loss) before
             provision for income
             taxes.....................        198           2,566            (1,559)
         Provision (benefit) for income
           taxes.......................         --              --            (2,039)
                                           -------          ------          --------
           Net income (loss)...........    $   198          $2,566          $    480
                                           =======          ======          ========

---------------

       (1) The column represents the historical combined operating results of the following entities and stations to be acquired or sold subsequent to the date of this Prospectus: (i) WMEZ-FM, KRDU-AM, KJOI-FM, and WQFN-FM, all pending acquisitions of Patterson; (ii) Emerald City, COMCO, Commonwealth, WRIS, Griffith, Grant, the stations be acquired in the SFX Exchange, Noalmark, American General, KLAW, KJEM, and Booneville, all pending acquisitions of the Company; and (iii) WTAW-AM, KTSR-FM and KAGG-FM, all pending dispositions of the Company.

       (2) The adjustments give effect to the historical operating results and/or LMA or JSA expense and/or revenue of the following stations:
            WNNK-FM, WTCY-AM, WXBM-FM, WWSF-FM, WSOK-AM, WLVH-FM, WAEV-FM, KIKI-FM/AM, KKLV-FM, KHVH-AM, WFMB-FM/AM, WCVS-FM, KCBL-AM, KBOS-FM, and KTHT-FM, all purchased by Patterson prior to March 31, 1997.

                             (DOLLARS IN THOUSANDS)

(T) The schedule below gives effect to the acquisitions and dispositions of the companies acquired in the Completed Transactions which were consummated prior to the date of this Prospectus.

COMPLETED TRANSACTIONS COMBINED

                                                                                                        OTHER
                                                                                       HISTORICAL     COMPLETED       COMPLETED
                                                           HISTORICAL    HISTORICAL    COMMUNITY     TRANSACTIONS    TRANSACTIONS
                                                            GULFSTAR     BENCHMARK      PACIFIC      COMBINED(1)       COMBINED
                                                           ----------    ----------    ----------    ------------    ------------
      ASSETS
      Current assets:
        Cash and cash equivalents........................   $  5,979       $ 4,021       $   331       $   792         $ 11,123
        Accounts receivable, net.........................      8,232         4,563           745         2,713           16,253
        Prepaid expenses and other.......................      1,536         1,232           145           337            3,250
                                                            --------       -------       -------       -------         --------
                Total current assets.....................     15,747         9,816         1,221         3,842           30,626
      Property and equipment, net........................     17,485        14,055         3,806         3,168           38,514
      Intangible and other assets, net...................     84,805        46,221        12,696         8,973          152,695
                                                            --------       -------       -------       -------         --------
                Total assets.............................   $118,037       $70,092       $17,723       $15,983         $221,835
                                                            ========       =======       =======       =======         ========
      LIABILITIES AND STOCKHOLDERS' EQUITY
      Current liabilities:
        Accounts payable and other accrued expenses......   $  4,819       $ 4,112       $   330       $ 1,835         $ 11,096
        Current portion of long-term debt................        214        14,223         1,438           397           16,272
                                                            --------       -------       -------       -------         --------
                Total current liabilities................      5,033        18,335         1,768         2,232           27,368
      Long-term debt, less current portion...............     82,346        29,849         8,337         5,200          125,732
      Other long-term liabilities........................      5,940            56            --            51            6,047
                                                            --------       -------       -------       -------         --------
                Total liabilities........................     93,319        48,240        10,105         7,483          159,147
      Redeemable preferred stock.........................     23,081            --            --            --           23,081
      Stockholders' equity...............................      1,637        21,852         7,618         8,500           39,607
                                                            --------       -------       -------       -------         --------
                Total liabilities and stockholders'
                  equity.................................   $118,037       $70,092       $17,723       $15,983         $221,835
                                                            ========       =======       =======       =======         ========

---------------

       (1) The column represents the historical combined balance sheets of (i) the stations in the Osborn Add-On Acquisitions and the Osborn Ft. Myers Disposition; (ii) Stephens Radio, KWHN-AM, KMAG-FM, KLLI-FM and KYGL-FM, all acquired by GulfStar prior to the GulfStar Transaction;
           (iii) Space Coast, Cavalier, McForhun and Livingston, all acquired by the Company; and (iv) WMCZ-FM, WMHS-FM and WZHT-FM all acquired by Benchmark prior to the Benchmark Acquisition.

                             (DOLLARS IN THOUSANDS)

(U) The adjustments reflect (i) the assumption of $2,391 in liabilities in connection with the Completed Transactions, (ii) the acquisition of GulfStar, which is accounted for at historical cost on a basis similar to a pooling of interests, and (iii) the elimination of the historical equity of the Completed Transactions, excluding the equity of GulfStar of $24,718, and the allocation of the purchase prices, net of the proceeds from the Osborn Ft. Myers Disposition, of the Completed Transactions to the assets acquired and liabilities assumed resulting in an adjustment to property and equipment and FCC licenses to their estimated fair market values and the recording of goodwill associated with the acquisitions as follows:

                                                         ALLOCATION OF
                                                           PURCHASE
                                                          PRICES AND        CARRYING
                                                          GULFSTAR AT       VALUE OF
                                                          HISTORICAL       COMPLETED
                                                             COST         TRANSACTIONS    ADJUSTMENTS
                                                         -------------    ------------    -----------
      Cash and cash equivalents........................    $ 10,552         $ 11,123       $   (571)
      Accounts receivable, net.........................      13,605           16,253         (2,648)
      Prepaid expenses and other.......................       2,551            3,250           (699)
      Property and equipment, net......................      51,992           38,514         13,478
      Intangible and other assets, net.................     315,461          150,027        165,434
      Deferred financing...............................       2,272            2,668           (396)
      Accounts payable and other accrued expenses......      (9,796)         (11,096)        (1,300)
      Long-term debt, including the current portion....     (82,560)        (142,004)       (59,444)
      Other long-term liabilities......................      (8,387)          (6,047)         2,340
      Stockholders' equity.............................     (24,718)         (62,688)       (37,970)
                                                           --------
           Total purchase prices and deferred financing
             charges...................................    $270,972
                                                           ========

(V) The adjustment reflects the excess cash used in connection with the Completed Transactions.

(W) The adjustment reflects $330 placed in escrow as security for Benchmark's obligation to consummate the acquisition of WESC-AM/FM and WFNQ-FM located in Greenville, South Carolina, and the use of the deposit to pay a portion of the purchase price in connection with the related acquisition.

(X) The adjustment reflects $550 placed in escrow as security for the Company's obligation to consummate the Osborn Huntsville Acquisition, which was subsequently used to pay a portion of the purchase price in connection with the related acquisition.

(Y) The adjustment reflects the estimated deferred financing costs of $7,750 and $4,000 associated with the Capstar Radio Notes Offering and the New Credit Facility, respectively.

(Z) The adjustments reflect the repayment of current borrowings of GulfStar of $82,560, including repayment of indebtedness under the GulfStar credit facility, and the write-off of $2,272 of related deferred financing costs which resulted in an extraordinary charge in the period the repayment was made.

(AA) The adjustment reflects proceeds of $199,212 from the Capstar Radio Notes Offering.

                             (DOLLARS IN THOUSANDS)


(BB) As part of the Benchmark Acquisition, the Fund III Acquisition Sub entered into a senior credit agreement (the "Acquisition Sub Credit Agreement") with Bankers Trust Company to borrow up to $62,000, of which approximately $60,000 of the proceeds were loaned to Benchmark to enable Benchmark to consummate four separate acquisitions of radio station properties and for certain other purposes of Benchmark. The Company unconditionally guaranteed all of the Fund III Acquisition Sub's indebtedness under the Acquisition Sub Credit Agreement. Simultaneously with the Benchmark Acquisition, the Fund III Acquisition Sub was merged with a subsidiary of Capstar Broadcasting and the Acquisition Sub Credit Agreement was repaid (the "Repayment"). In connection with the Repayment, Capstar Broadcasting issued $750 of Class C Common Stock to HM Fund III in consideration of HM Fund III's agreement to purchase the obligations owing to Bankers Trust Company under the Acquisition Sub Credit Agreement and the Company recorded an extraordinary charge of $750.


      The related pro forma adjustments are as follows:


      Guarantee of loans to Benchmark under the Acquisition Sub
        Credit Agreement..........................................  $ 60,000
      Repayment of indebtedness under the Acquisition Sub Credit
        Agreement in connection with the Benchmark Acquisition....   (60,000)
      Issuance of Common Stock in connection with the Company's
        guarantee.................................................       750
      Extraordinary charge........................................      (750)



(CC) The adjustment reflects the net proceeds from the Preferred Stock Offering of $94,750, net of fees and expenses of $5,250.



(DD) The adjustment reflects the elimination of the redeemable preferred stock of GulfStar which was redeemed in connection with the GulfStar Transaction. GulfStar recognized a loss on the Preferred Stock Redemption of $5,419 which represents the difference between the carrying value and the liquidation preference of the preferred stock.



(EE) The adjustment reflects (i) the Hicks Muse GulfStar Equity Investment of $75,000 in connection with the GulfStar Transaction, (ii) the common equity investment of $2,100 by Joseph L. Mathias, IV, a former partner of Benchmark, in connection with the Benchmark Acquisition, (iii) the Capstar BT Equity Investment of $11,100, and (iv) the fees and expenses incurred in connection with the GulfStar Merger, which were expensed in the period in which the GulfStar Merger was consummated.

                             (DOLLARS IN THOUSANDS)

(FF) The column represents the combined balance sheets as of March 31, 1997 of the acquisitions which were pending as of the date of this Prospectus.

       PENDING TRANSACTIONS COMBINED

                                                                                                                        OTHER
                                                                                                                       PENDING
                                                HISTORICAL   HISTORICAL     HISTORICAL     HISTORICAL   HISTORICAL   ACQUISITIONS
                                                 MADISON     PATTERSON    KNIGHT QUALITY     AMERON       QUASS      COMBINED(1)
                                                ----------   ----------   --------------   ----------   ----------   ------------
      ASSETS
      Current assets:
        Cash and cash equivalents.............   $    348     $  1,177       $ 2,498        $    90       $   55        $   960
        Accounts receivable, net..............      1,415        8,171         2,631          1,405          536          4,044
        Prepaid expenses and other............        132        1,889           385            206           64            537
                                                 --------     --------       -------        -------       ------        -------
                Total current assets..........      1,895       11,237         5,514          1,701          655          5,541
      Property and equipment, net.............      2,739       19,114         4,784          1,917        1,182          3,753
      Intangible and other assets, net........     12,852      118,088           676         13,006        2,373         13,628
                                                 --------     --------       -------        -------       ------        -------
                Total assets..................   $ 17,486     $148,439       $10,974        $16,624       $4,210        $22,922
                                                 ========     ========       =======        =======       ======        =======
      LIABILITIES AND STOCKHOLDERS' EQUITY
      Current liabilities:
        Accounts payable and other accrued
           expenses...........................   $    790     $  3,742       $ 1,219        $   761       $  169        $ 3,175
        Current portion of long-term debt.....        250           --           848          5,200          250          2,928
                                                 --------     --------       -------        -------       ------        -------
                Total current liabilities.....      1,040        3,742         2,067          5,961          419          6,103
      Long-term debt, less current portion....     13,250       66,500         7,773          4,563        3,418         15,871
      Other long-term liabilities.............         --           87            --             --          203             --
                                                 --------     --------       -------        -------       ------        -------
                Total liabilities.............     14,290       70,329         9,840         10,524        4,040         21,974
      Redeemable preferred stock..............         --       20,747            --             --           --             --
      Redeemable warrants.....................         --       17,803            --             --           --             --
      Stockholders' equity....................      3,196       39,560         1,134          6,100          170            948
                                                 --------     --------       -------        -------       ------        -------
                Total liabilities and
                  stockholders' equity........   $ 17,486     $148,439       $10,974        $16,624       $4,210        $22,922
                                                 ========     ========       =======        =======       ======        =======


                                                  PENDING
                                                TRANSACTIONS
                                                  COMBINED
                                                ------------
      ASSETS
      Current assets:
        Cash and cash equivalents.............    $  5,128
        Accounts receivable, net..............      18,202
        Prepaid expenses and other............       3,213
                                                  --------
                Total current assets..........      26,543
      Property and equipment, net.............      33,489
      Intangible and other assets, net........     160,623
                                                  --------
                Total assets..................    $220,655
                                                  ========
      LIABILITIES AND STOCKHOLDERS' EQUITY
      Current liabilities:
        Accounts payable and other accrued
           expenses...........................    $  9,856
        Current portion of long-term debt.....       9,476
                                                  --------
                Total current liabilities.....      19,332
      Long-term debt, less current portion....     111,375
      Other long-term liabilities.............         290
                                                  --------
                Total liabilities.............     130,997
      Redeemable preferred stock..............      20,747
      Redeemable warrants.....................      17,803
      Stockholders' equity....................      51,108
                                                  --------
                Total liabilities and
                  stockholders' equity........    $220,655
                                                  ========

---------------

       (1) The columns represents the historical combined balance sheets of (i) WMEZ-FM, KRDU-FM, KJOI-FM and WQFN-FM, all pending acquisitions of Patterson; and (ii) Emerald City, COMCO, Commonwealth, WRIS, Griffith, Grant, American General, Booneville, Noalmark, KLAW and KJEM, all pending acquisitions of the Company.

(GG) The adjustment reflects (i) the assumption of $2,086 in liabilities in connection with the Pending Transactions and (ii) the allocation of the purchase prices of the Pending Transactions to the assets acquired and liabilities assumed resulting in an adjustment to property and equipment and FCC licenses to their estimated fair market values and the recording of goodwill associated with the acquisitions as follows:



                                                                               CARRYING
                                                             ALLOCATION OF     VALUE OF
                                                               PURCHASE        PENDING
                                                                PRICES       TRANSACTIONS   ADJUSTMENTS
                                                             -------------   ------------   -----------
      Cash and cash equivalents............................    $  1,232        $  5,128      $ (3,896)
      Accounts receivable, net.............................      12,478          18,202        (5,724)
      Prepaid expenses and other...........................       1,295           3,213        (1,918)
      Property and equipment, net..........................      52,274          33,489        18,785
      Intangible and other assets, net.....................     400,917         156,248       244,669
      Deferred financing...................................          --           4,375        (4,375)
      Accounts payable and other accrued expenses..........      (3,911)         (9,856)       (5,945)
      Other long-term liabilities..........................     (43,406)           (290)       43,116
                                                               --------
           Total purchase prices...........................    $420,879
                                                               ========



(HH) The adjustment reflects the excess cash used in connection with the Pending Transactions.



(II) The adjustments reflect the disposition of WTAW-AM, KTSR-FM and KAGG-FM located in Bryan, Texas.



(JJ) The adjustment reflects the elimination of the outstanding loan balance of $13,500 to Emerald City which will be repaid in connection with the Emerald City Acquisition.



(KK) The adjustment reflects $75 placed in escrow as security for the Company's obligation to consummate the Emerald City Acquisition, which will be used to pay a portion of the expenses in connection with the related acquisition.



(LL) The adjustment reflects the elimination of the historical debt of the entities to be acquired in the Pending Transactions of $120,851, including the current portion of $9,476.



(MM) The adjustments reflect borrowings of $185,946 under the New Credit Facility with an annual interest rate of 8.0% and an equity contribution of $221,217, including the commitment by HM Fund III and its affiliates to invest up to an additional $50,000, in connection with the financing of the Pending Transactions.



(NN) The adjustment reflects the purchase and subsequent retirement of the redeemable preferred stock of $20,747 and redeemable warrants of $17,803 in connection with the Patterson Acquisition. As a result of the redemption, Patterson will recognize a loss of $8,391 which represents the difference between the carrying value and the liquidation preference on the preferred stock.



(OO) The adjustment reflects the net effect of the elimination of the historical equity of the entities to be acquired in the Pending Transactions, based on the purchase method of accounting, of $51,108.



(PP) The pro forma amounts reflect the effects of the exchange offers for the Notes, the New Capstar Radio Notes and the Senior Exchangeable Preferred Stock.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following financial information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Business," the Consolidated Financial Statements of the Company and its predecessor, Commodore, and the related notes thereto, included elsewhere in this Prospectus.

THE COMPANY AND ITS PREDECESSOR, COMMODORE

     The operating and other data in the following table have been derived from audited financial statements of the Company for the period October 17, 1996 through December 31, 1996, audited financial statements of Commodore for the period January 1, 1996 through October 16, 1996 and for the years ended December 31, 1995 and 1994, unaudited financial statements of the Company for the three months ended March 31, 1997, and unaudited financial statements of Commodore for the three months ended March 31, 1996, all of which are included elsewhere in this Prospectus, and from audited financial statements of Commodore for the years ended December 31, 1993 and 1992. The selected balance sheet data in the following table have been derived from audited financial statements of the Company as of December 31, 1996, from audited financial statements of Commodore as of December 31, 1995 which are included elsewhere in this Prospectus, from audited financial statements of Commodore as of December 31, 1994, 1993 and 1992 and from unaudited financial statements of the Company as of March 31, 1997, included elsewhere in this Prospectus, and from unaudited financial statements of Commodore as of March 31, 1996.

     In management's opinion, the unaudited financial statements from which such data have been derived include all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly, in all material respects, the results of operations and financial condition of the Company and Commodore as of and for the periods presented.

                                                                COMMODORE                                THE COMPANY
                                       ------------------------------------------------------------   -----------------
                                               YEARS ENDED DECEMBER 31,            JANUARY 1, 1996-   OCTOBER 17, 1996-
                                       -----------------------------------------     OCTOBER 16,        DECEMBER 31,
                                         1992       1993       1994       1995         1996(1)             1996(2)
                                       --------   --------   --------   --------   ----------------   -----------------
                                                                    (DOLLARS IN THOUSANDS)
OPERATING DATA:
  Net revenue........................  $ 17,961   $ 19,798   $ 26,225   $ 30,795       $ 31,957           $  10,303
  Station operating expenses.........    12,713     13,509     16,483     19,033         21,291               6,283
  Depreciation and amortization......     1,676      1,129      2,145      1,926          2,158               1,331
  Corporate expenses.................  1,602...      2,531      2,110      2,051          1,757                 601
  Other operating expenses(5)........        --      1,496      2,180      2,007         13,834                 744
  Operating income (loss)............     1,970      1,133      3,307      5,778         (7,083)              1,344
  Interest expense...................     4,614      4,366      3,152      7,806          8,861               5,035
  Net income (loss)..................    (2,580)    (3,782)      (527)    (2,240)       (17,836)             (3,756)
OTHER DATA:
  Broadcast cash flow(6).............  $  5,248   $  6,289   $  9,742   $ 11,762       $ 10,666           $   4,020
  Broadcast cash flow margin(6)......      29.2%      31.8%      37.1%      38.2%          33.4%               39.0%
  EBITDA(7)..........................  $  3,646   $  3,758   $  7,632   $  9,711       $  8,909           $   3,419
  Cash flows related to(8):
    Operating activities.............      (406)       477      4,061      1,245          1,990                 (49)
    Investing activities.............      (458)   (10,013)       (50)    (4,408)       (34,358)           (127,372)
    Financing activities.............       951      9,377     (2,855)    12,013         26,724             132,449
  Cash interest expense(9)...........     4,408      4,218      2,932      5,132          5,545               2,627
  Capital expenditures...............       371        333        623        321            449                 808
  Deficiency of earnings to fixed
    charges(10)......................     2,998      3,743        918      1,908         17,703               3,756
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Cash and cash equivalents..........  $  1,045   $    887   $  2,042   $ 10,891                          $   5,028
  Intangible and other assets, net...    13,819     22,419     21,096     27,422                            234,915
  Total assets.......................    27,508     36,192     36,283     52,811                            264,928
  Long-term debt, including current
    portion..........................    51,934     41,773     36,962     66,261                            136,372
  Redeemable preferred stock.........     5,800         10      8,414         --                                 --
  Total stockholders' equity
    (deficit)........................   (28,766)    (8,097)   (18,038)   (18,555)                            91,143

                                                       THE
                                       COMMODORE     COMPANY
                                       ---------   -----------
                                         THREE MONTHS ENDED
                                              MARCH 31,
                                       -----------------------
                                        1996(3)      1997(4)
                                       ---------   -----------
                                       (UNAUDITED) (UNAUDITED)
OPERATING DATA:
  Net revenue........................  $  7,416     $  14,107
  Station operating expenses.........     5,375        10,356
  Depreciation and amortization......       480         2,389
  Corporate expenses.................       466         1,424
  Other operating expenses(5)........        --            --
  Operating income (loss)............     1,095           (62)
  Interest expense...................     2,452         6,792
  Net income (loss)..................    (1,436)       (7,471)
OTHER DATA:
  Broadcast cash flow(6).............  $  2,041     $   3,751
  Broadcast cash flow margin(6)......      27.5%         26.6%
  EBITDA(7)..........................  $  1,575     $   2,327
  Cash flows related to(8):
    Operating activities.............     1,891           409
    Investing activities.............   (15,798)     (129,389)
    Financing activities.............     8,103       136,977
  Cash interest expense(9)...........     1,454         3,926
  Capital expenditures...............       124           916
  Deficiency of earnings to fixed
    charges(10)......................     1,409         6,827
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Cash and cash equivalents..........     5,087     $  13,025
  Intangible and other assets, net...    42,748       358,891
  Total assets.......................    63,211       444,100
  Long-term debt, including current
    portion..........................    74,478       229,955
  Redeemable preferred stock.........        --            --
  Total stockholders' equity
    (deficit)........................   (19,991)      140,898

---------------

 (1) The historical financial data set forth includes the results of operations of Commodore from January 1, 1996 through October 16, 1996, the date of the Commodore Acquisition.

 (2) The historical financial data set forth includes the results of operations of the Company from October 17, 1996 through December 31, 1996 and the balance sheet data as of December 31, 1996.

 (3) The historical financial data set forth includes the results of operations of Commodore from January 1, 1996 through March 31, 1996.

 (4) The historical financial data set forth includes the results of operations of the Company from January 1, 1997 through March 31, 1997.

 (5) Other operating expenses consist of separation compensation in 1993 and long-term incentive compensation under restructured employment agreements with Commodore's former President and Chief Executive Officer and its former Chief Operating Officer in 1995 and 1994. In the period ended October 16, 1996, it consists of merger related compensation charges in connection with the Commodore Acquisition and in the period ended December 31, 1996, it includes compensation charges in connection with certain warrants issued to the President and Chief Executive Officer of the Company. Such expenses are non-cash and/or are not expected to recur.

 (6) Broadcast cash flow consists of operating income before depreciation, amortization, corporate expense and other expense. Although broadcast cash flow is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to evaluate a radio company's operating performance. See "Glossary of Certain Terms and Market and Industry Data."

 (7) EBITDA consists of operating income before depreciation, amortization and other expense. Although EBITDA is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to evaluate a radio company's operating performance. See "Glossary of Certain Terms and Market and Industry Data."

 (8) Cash flows related to operating activities, investing activities and financing activities are derived from the related statement of cash flows and are prepared in accordance with GAAP.

 (9) Cash interest expense excludes non-cash amortization of deferred finance costs, discounts to initial purchasers, and interest on the Notes.

(10) For purposes of this calculation, "earnings" consist of income (loss) before income taxes and fixed charges, and "fixed charges" consist of interest, amortization of deferred financing costs and the component of rental expense believed by management to be representative of the interest factor thereon. Preferred stock dividends and accretion are included in fixed charges where appropriate.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion and analysis of financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and related notes thereto of the Company included elsewhere in this Prospectus. Periodically, the Company may make statements about trends, future plans and the Company's prospects. Actual results may differ materially from those described in such forward looking statements based on the risks and uncertainties facing the Company, including but not limited to, the following: business conditions and growth in the radio broadcasting industry and the general economy; competitive factors; changes in interest rates; the failure or inability to renew one or more of the Company's broadcasting licenses; and the factors described in "Risk Factors."

     A radio broadcast company's revenues are derived primarily from the sale of time to local and national advertisers. Those revenues are affected by the advertising rates that a radio station is able to charge and the number of advertisements that can be broadcast without jeopardizing listener levels (and resulting ratings). Advertising rates tend to be based upon demand for a station's advertising inventory and its ability to attract audiences in targeted demographic groups, as measured principally by Arbitron. Radio stations attempt to maximize revenues by adjusting advertising rates based upon local market conditions, controlling advertising inventory and creating demand and audience ratings.

     Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by local and national advertisers, with revenues typically being lowest in the first quarter and highest in the second and fourth quarters of each year. A radio station's operating results in any period also may be affected by the occurrence of advertising and promotional expenditures that do not produce commensurate revenues in the period in which the expenditures are made. Because Arbitron reports audience ratings on a quarterly basis, a radio station's ability to realize revenues as a result of increased advertising and promotional expenses and any resulting audience ratings improvements may be delayed for several months.

     Upon completion of the Pending Transactions, the Company will own and operate or provide services to 233 radio stations serving 62 mid-sized markets. The Company anticipates that it will consummate the Pending Transactions; however, the closing of each such transaction is subject to various conditions, including FCC and other governmental approvals, which are beyond the Company's control, and the availability of financing to the Company on acceptable terms. No assurances can be given that regulatory approval will be received, that the Indentures, the Certificate of Designation, the Credit Facilities or any other loan agreements to which the Company will be a party will permit additional financing for the Pending Acquisitions or that such financing will be available to the Company on acceptable terms. See "Risk Factors -- Risks of Acquisition Strategy."

     The Company incurred or assumed, and will incur or assume, substantial indebtedness to finance the Completed Transactions and the Pending Acquisitions for which it has, and will continue to have, significant debt service requirements. In addition, the Company has, and will continue to have, significant charges for depreciation and amortization expense related to the fixed assets and intangibles acquired, or to be acquired, in its acquisitions and compensation charges in connection with stock option agreements and warrants issued to certain members of management. See "Certain Transactions." Consequently, the Company expects that, for the foreseeable future as it pursues its acquisition strategy, it will report net losses substantially in excess of those experienced historically, which will result in decreases in stockholders' equity.

     In the following analysis, management discusses broadcast cash flow and EBITDA. Broadcast cash flow consists of operating income before depreciation, amortization, corporate expenses and other operating expenses. EBITDA consists of operating income before depreciation, amortization and other operating expenses. Although broadcast cash flow and EBITDA are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating the Company because they are measures widely used in the broadcast industry to evaluate a radio company's operating performance. However, broadcast cash flow and EBITDA should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of liquidity or profitability.

Combined Results of Operation -- The Company and its predecessor, Commodore, and GulfStar

     The GulfStar Transaction was accounted for at historical cost on a basis similar to a pooling of interests as the Company and GulfStar were under common control. The following table presents summary supplemental historical combined financial data of the Company and its predecessor, Commodore, and GulfStar. Management believes that the aggregate financial information shown below may be helpful in understanding the past operations of the stations now owned by the Company after the GulfStar Transaction before exchanging the Old Preferred Stock for the New Preferred Stock. The following financial information should be read in conjunction with the consolidated financial statements of the Company, Commodore and GulfStar and, in each case, the related notes included elsewhere in this Prospectus.

                                                                               THREE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,             MARCH 31,
                                             ----------------------------   -------------------------
                                              1994      1995       1996        1996          1997
                                             -------   -------   --------   -----------   -----------
                                                (DOLLARS IN THOUSANDS)      (UNAUDITED)   (UNAUDITED)
Operating Data
  Net revenue..............................  $36,059   $46,592   $ 74,823     $12,011      $ 25,102
  Station operating expenses...............   23,144    30,771     51,873       8,979        18,303
  Depreciation and amortization............    2,857     3,060      6,299       1,157         3,390
  Corporate expenses.......................    2,449     2,564      4,281         637         1,942
  Other operating expenses.................    2,180     2,007     20,010         273         2,469
  Operating income (loss)..................    5,429     8,190     (7,640)        965        (1,002)
  Interest expense.........................    4,117     9,952     18,500       3,303         8,638
  Net income...............................  $   118   $  (670)  $(29,792)    $(2,222)     $(10,120)
Other Data
  Broadcast cash flow......................   12,915    15,821     22,950       3,032         6,799
  Broadcast cash flow margin...............     35.8%     34.0%      30.7%       25.2%         27.1%
  EBITDA...................................   10,466    13,257     18,669       2,395         4,857

  THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
1996

     Net Revenue. Net revenue increased $13.1 million or 109.2% to $25.1 million for the three months ended March 31, 1997 from $12.0 million for the three months ended March 31, 1996. Net revenue included from the operations purchased in connection with the Osborn Acquisition for the period February 21, 1997 through March 31, 1997 comprised $3.7 million of the increase. The inclusion of revenue from the remaining acquisitions of radio stations and revenue generated from LMAs and JSAs provided $5.1 million of the increase. For stations owned or operated for a comparable period in 1997 and 1996, net revenue increased approximately $4.3 million or 35.8% to $16.3 million for the three months ended March 31, 1997 from $12.0 million for the same period in 1996 primarily due to increased ratings and improved selling efforts.

     Station Operating Expenses. Station operating expenses increased $9.3 million or 103.3% to $18.3 million for the three months ended March 31, 1997 from $9.0 million for the three months ended March 31, 1996. The increase was primarily attributable to (i) additional operating expenses of the operations purchased in connection with the Osborn Acquisition of $2.9 million and (ii) station operating expenses of the radio station acquisitions and the JSAs and LMAs which contributed $2.9 million of the increase. For stations owned or operated for a comparable period in 1997 and 1996, station operating expenses increased approximately $3.5 million or 38.9% to $12.5 million in 1997 from $9.0 million in 1996 primarily due to increased selling expenses.

     Broadcast Cash Flow. As a result of the factors described above, broadcast cash flow increased approximately $3.8 million or 126.7% to $6.8 million for the three months ended March 31, 1997 from $3.0 million for the same period in 1996. The broadcast cash flow margin was 27.1% for the three months ended March 31, 1997 compared to 25.2% for the same period in 1996. The broadcast cash flow provided from the Osborn Acquisition accounted for approximately $861,000 of the increase; the broadcast cash flow margin from these operations was 23.0%. The inclusion of broadcast cash flows from the remaining acquisitions and LMAs accounts for approximately $1.2 million of the increase. Excluding the effects of the acquisitions and LMAs, broadcast cash flow increased approximately $1.7 million or 56.7% to $4.7 million for the three months ended March 31, 1997 from $3.0 million for the same period in 1996 and the broadcast cash flow margin on a same station basis increased to 28.8% from 25.2%.

     Corporate Expenses. Corporate expenses increased approximately $1.3 million or 204.1% to approximately $1.9 million for the three months ended March 31, 1997 from approximately $637,000 for the same period in 1996. This increase was primarily due to the additional corporate expense associated with Osborn's operations and the Company's acquisition activity.

     EBITDA. As a result of the factors described above, EBITDA increased approximately $2.5 million or 104.1% to $4.9 million for the three months ended March 31, 1997 from $2.4 million for the three months ended March 31, 1996. The EBITDA margin for the three months ended March 31, 1997 was 19.5% compared to 20.0% for the same period in 1996.

     Other Operating Expenses. Depreciation and amortization increased $2.2 million to $3.4 million for the three months ended March 31, 1997 from approximately $1.2 million for the three months ended March 31, 1996 primarily due to the various acquisitions consummated during 1996 and 1997. For the three months ended March 31, 1997, the Company recognized $2.5 million in compensation charges related to options issued in previous years, compared to $273,000 for the same period in 1996.

     Other (Income) Expense. Interest expense increased approximately $5.3 million or 160.6% to $8.6 million for the three months ended March 31, 1997 from $3.3 million for the three months ended March 31, 1996 due primarily to interest expense on $24.7 million of the principal balance of Commodore's senior credit facility with AT&T Commercial Finance Corporation (the "AT&T Credit Facility") which was repaid in full in connection with the Osborn Acquisition, interest expense on the GulfStar credit facility and interest expense on the $35.0 million term loan facility of the Company (the "Former Term Loan Facility") which was repaid in full in connection with the Osborn Acquisition. Interest income increased 55% to $181,000 as a result of the interest accrual on a loan by the Company to Emerald City, will be repaid upon the consummation of the Emerald City Acquisition, and Eurodollar investments by GulfStar. Other expenses, net, decreased approximately $111,000 for the three months ended March 31, 1997 compared to the same period in 1996. The Company realized an extraordinary loss on early retirement of the AT&T Credit Facility during the three months ended March 31, 1997 of approximately $598,000 in prepayment penalties and fees. Additionally, the provision for income taxes decreased $108,000 or 65.9%.

     Net Loss. As a result of the factors described above, net loss increased approximately $7.9 million to $10.1 million for the three months ended March 31, 1997 from $2.2 million for the three months ended March 31, 1996.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net Revenue. Net revenue increased $28.2 million or 60.5% to $74.8 million in the year ended December 31, 1996 from $46.6 million in the year ended December 31, 1995. The inclusion of revenue from the acquisitions of radio stations and revenue generated from JSAs and LMAs entered into during the years ended December 31, 1996 and 1995 provided $21.1 million of the increase. For stations owned and operated for a comparable period in 1996 and 1995, net revenue increased approximately $7.1 million or 15.2% to $53.7 million in 1996 from $46.6 million in 1995 primarily due to increased ratings and improved selling efforts.

     Station Operating Expenses. Station operating expenses increased $21.1 million or 68.5% to $51.9 million in the year ended December 31, 1996 from $30.7 million during the year ended December 31, 1995. The increase was primarily attributable to the station operating expenses of the radio station acquisitions and the JSAs and the LMAs entered into during the years ended December 31, 1996 and 1995, which contributed $13.9 million to the increase. For stations owned and operated for a comparable period in 1996 and 1995, station operating expenses increased approximately $7.2 million, or 23.4% to $38.0 million in 1996 from $30.8 million in 1995 primarily due to increased selling expenses.

     Broadcast Cash Flow. As a result of the factors described above, broadcast cash flow increased $7.1 million or 45.0% to $22.9 million in the year ended December 31, 1996 from $15.8 million in the year ended December 31, 1995. The broadcast cash flow margin was 30.7% for 1996 as compared to 34.0% during 1995. The inclusion of broadcast cash flow from acquisitions and LMAs accounted for $4.9 million of the increase. Excluding the effects of the acquisitions and LMAs, broadcast cash flow increased $2.2 million or 13.9% to

$18.0 million in 1996 from $15.8 million in 1995 and the broadcast cash flow margin increased to 34.8% from 33.9%.

     Corporate Expenses. Corporate expenses increased approximately $1.7 million or 65.4% during 1996 to $4.3 million from $2.6 million in 1995 as a result of higher salary expense for additional staffing.

     EBITDA. As a result of the factors described above, EBITDA increased $5.4 million or 40.6% to $18.7 million in the year ended December 31, 1996 from $13.3 million in the year ended December 31, 1995. The EBITDA margin decreased to 25.0% in 1996 from 28.5% in 1995.


     Other Operating Expenses. Depreciation and amortization increased $3.2 million or 103.2% to $6.3 million in 1996 from $3.1 million in 1995 primarily due to certain radio station acquisitions consummated in 1996 and 1995. In 1996, the Company recognized $20.0 million in merger related compensation charges in connection with the Commodore Acquisition. Merger-related long-term incentive compensation expense incurred by Commodore pursuant to the prior employment agreements of Bruce A. Friedman, the former President and Chief Executive Officer of Commodore, and James T. Shea, Jr., the former Chief Operating Officer of Commodore, was $2.0 million in 1995.



     Other (Income) Expenses. Interest expense increased $8.5 million or 85.0% to $18.5 million in the year ended December 31, 1996 from $10.0 million during the same period in 1995 primarily due to the interest expense associated with the Existing Capstar Radio Notes and $24.7 million in acquisition and working capital funding from the AT&T Credit Facility and interest incurred on the GulfStar credit facility. Other expenses, net, increased approximately $5.2 million to $2.7 million in expense for the year ended December 31, 1996 from approximately $2.7 million in other income for the period ended December 31, 1995. The increase was primarily due to approximately $500,000 in expenses associated with the filing of Commodore's Registration Statement on Form S-1 with the Commission on May 17, 1996, which was subsequently withdrawn, $1.4 million of merger related costs and expenses in connection with the Commodore Acquisition, and a decrease in gains on asset sales. Commodore earned approximately $300,000 in interest income on its temporary cash investments in 1996. Extraordinary loss on extinguishment of debt of approximately $1.2 million was recorded in 1996 related to the recognition of deferred financing fees associated with the GulfStar credit facility, compared to $444,000 in 1995 in connection with Commodore's debt restructuring on April 21, 1995. Additionally, there was a $1.4 million or 116.1% decrease in the provision for income taxes.


     Net Loss. As a result of the factors described above, net loss increased approximately $29.1 million to $29.8 million for the year ended December 31, 1996 from approximately $700,000 for the year ended December 31, 1995.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net Revenue. Net revenue increased approximately $10.5 million or 29.1% to $46.6 million in 1995 from $36.1 million in 1994. The inclusion of revenue from the acquisitions of radio stations and revenue generated from JSAs and LMAs entered into during 1995 provided approximately $5.4 million of the increase. For stations owned and operated for a comparable period in 1995 and 1994, net revenue improved approximately $5.1 million or 14.1% to $41.2 million in 1995 from $36.1 million in 1994, primarily due to higher ratings and improved selling efforts.

     Station Operating Expenses. Station operating expenses increased approximately $7.7 million or 33.3% to $30.8 million in 1995 from $23.1 million in 1994 partially due to the inclusion of station operating expenses from the newly acquired radio station and from the JSA and LMA activity in 1995, which contributed approximately $2.8 million to the increase. For stations owned and operated for a comparable period in 1995 and 1994, station operating expenses increased approximately $4.8 million or 20.7% to $28 million in 1995 from $23.2 million in 1994 due to increased selling expenses.

     Broadcast Cash Flow. As a result of the factors described above, broadcast cash flow increased approximately $2.9 million or 22.5% to $15.8 million in 1995 from $12.9 million in 1994. The broadcast cash flow margin was 34.0% in 1995 as compared to 35.8% in 1994. The inclusion of broadcast cash flow from acquisitions, JSAs and LMAs accounted for $1.8 million of the increase. Excluding the effects of the acquisitions, broadcast cash flow increased $1.1 million or 7.7% to $14.0 million in 1995 from $12.9 million in 1994 and the broadcast cash flow margin decreased to 34.0% from 35.8%.

     Corporate Operating Expenses. Corporate expenses increased approximately $115,000 or 4.6% to $2.6 million in 1995 from $2.5 million in 1994.

     EBITDA. As a result of the factors described above, EBITDA increased approximately $2.8 million or 26.7% to $13.3 million in the year ended December 31, 1995 from $10.5 million in the year ended December 31, 1994. The EBITDA margin decreased to 28.5% in 1995 from 29.1% in 1994.

     Other Operating Expenses. Depreciation and amortization increased approximately $203,000 or 7.0% to $3.1 million in 1995 from $2.9 million in 1994 primarily as a result of Commodore fully amortizing certain costs in December 31, 1993. Long-term incentive compensation decreased approximately $173,000 or 7.9% to $2.0 million in 1995 from $2.2 million in 1994. The 1995 expense reflects the balance of the long-term incentive compensation obligations due Bruce A. Friedman and James T. Shea, Jr. pursuant to their prior employment agreements.

     Other (Income) Expenses. Interest expense increased approximately $5.8 million or 141.7% to $9.9 million in 1995 from $4.1 million in 1994. The increase was due primarily to higher floating rates on Commodore's prior senior credit facilities and the cash and noncash interest on the Existing Capstar Radio Notes issued in the Recapitalization Transactions (as defined) which was partially offset by an increase in the amortization of the deferred financing charges associated with the Recapitalization Transactions and Commodore's prior credit facilities. "Recapitalization Transactions" means the completed offering of the Existing Capstar Radio Notes, the net proceeds of which were used to repay indebtedness of Commodore and redeem certain outstanding shares of preferred stock of Commodore. Other income, net, increased approximately $3.1 million or 731.0% to $2.7 million in income in 1995 from $424,000 in expenses in 1994 primarily due to an increase in the gain on sale of assets. Additionally, there was an increase of approximately $402,000 or 52.2% in provision for income taxes and an approximate $444,000 loss on the early extinguishment of debt in 1995.

     Net Loss. As a result of the factors described above, Commodore recognized a net loss of approximately $670,000 in 1995, compared to income of $118,000 in 1994.

The Company and its predecessor, Commodore

     The Company acquired Commodore on October 16, 1996, at which time Commodore became a wholly-owned subsidiary. The Company is a holding company and has no significant operations or operating assets of its own. The historical results of operations for the year ended December 31, 1996, reflect the combined results of the Company since the date of the Commodore Acquisition with the results of operations of Commodore from January 1, 1996, through October 16, 1996. The historical results of operations for the three-month period ended March 31, 1997 reflect the historical results of operations of the Company. The results of operations for the three-month period ended March 31, 1996, and the years ended December 31, 1995, 1994 and 1993 reflect the results of operations of Commodore.

     THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

     Net Revenue. Net revenue increased $6.7 million or 90.2% to $14.1 million for the three months ended March 31, 1997 from $7.4 million for the three months ended March 31, 1996. Net revenue included from the operations purchased in connection with the Osborn Acquisition for the period February 21, 1997 through March 31, 1997 comprised $3.7 million of the increase. The inclusion of revenue from the remaining acquisitions of radio stations and revenue generated from LMAs and JSAs provided $2.8 million of the increase. For stations owned or operated for a comparable period in 1997 and 1996, net revenue increased approximately $232,000, or 3.2%, to $7.4 million for the three months ended March 31, 1997 from $7.2 million for the same period in 1996 due to improved ratings and selling efforts.

     Station Operating Expenses. Station operating expenses increased $5.0 million or 92.7% to $10.4 million for the three months ended March 31, 1997 from $5.3 million for the three months ended March 31, 1996. The increase is primarily attributable to (i) additional operating expenses of the operations purchased in connection with the Osborn Acquisition of $2.9 million and (ii) station operating expenses of the radio station acquisitions and the JSAs and LMAs which contributed $2.2 million of the increase. For stations owned or operated for a comparable period in 1997 and 1996, station operating expenses declined approximately $86,000, or 1.7%, to $5.1 million in 1997 from $5.2 million in 1996 as a result of efficiencies realized from market consolidation.

     Broadcast Cash Flow. As a result of the factors described above, broadcast cash flow increased approximately $1.7 million or 85.0% to $3.8 million for the three months ended March 31, 1997 from $2.0 million for the three months ended March 31, 1996. The broadcast cash flow margin was 26.6% for the three months ended March 31, 1997 compared to 27.5% for the three months ended March 31, 1996. The broadcast cash flow provided from the Osborn Acquisition accounted for approximately $861,000 of the increase; the broadcast cash flow margin from these operations was 23.0%. The inclusion of broadcast cash flows from the remaining acquisitions and LMAs accounts for approximately $531,000 of the increase. Excluding the effects of the acquisitions and LMAs, broadcast cash flow increased approximately $319,000, or 15.7%, to $2.3 million for the three months ended March 31, 1997 from $2.0 million for the three months ended March 31, 1996 and the broadcast cash flow margin on a same station basis increased to 31.4% from 28.0%.

     Corporate Expenses. Corporate expenses increased approximately $934,000, or 200.4%, to approximately $1.4 million for the three months ended March 31, 1997 from approximately $466,000 for the three months ended March 31, 1996. This increase was primarily due to the corporate offices of the Company which opened in October 1996 and the additional corporate expense associated with Osborn's operations.

     EBITDA. As a result of the factors described above, EBITDA increased approximately $752,000 or 47.7% to $2.3 million for the three months ended March 31,1997 from $1.6 million for the three months ended March 31, 1996. The EBITDA margin for the three months ended March 31, 1997 was 16.5% compared to 21.2% for the same period in 1996.

     Other Operating Expenses. Depreciation and amortization increased $1.9 million to $2.4 million for the three months ended March 31, 1997 from approximately $480,000 for the three months ended March 31, 1996 primarily due to the various acquisitions consummated during 1996 and 1997.

     Other (Income) Expense. Interest expense increased approximately $4.3 million, or 172.0%, to $6.8 million for the three months ended March 31, 1997 from $2.5 million for the three months ended March 31, 1996. The increase was attributable to the write-off of $1.0 million of deferred financing costs and $606,000 of interest associated with the Former Term Loan Facility, which was repaid in full in connection with the consummation of the Osborn Acquisition; $2.1 million of interest expense related to the Notes; and interest expense on the AT&T Credit Facility which was repaid in full in connection with the consummation of the Osborn Acquisition. Interest income increased 10.7% to $128,000 as a result of the interest accrual on the loan under the credit agreement with Emerald City. The Company realized an extraordinary loss on the early retirement of the AT&T Credit Facility during the three months ended March 31, 1997 related to penalties and fees of approximately $598,000.

     Net Loss. As a result of the factors described above, net loss increased approximately $6.0 million to $7.5 million for the three months ended March 31, 1997 from $1.4 million for the three months ended March 31, 1996.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net Revenue. Net revenue increased approximately $11.5 million or 37.3% to $42.3 million in the year ended December 31, 1996 from $30.8 million in the year ended December 31, 1995. The inclusion of revenue from the acquisitions of radio stations and revenue generated from JSAs and LMAs entered into during the year ended December 31, 1996 provided approximately $10.8 million of the increase. For stations owned and operated for a comparable period in 1996 and 1995, net revenue improved $700,000 or 2.4% to $30.0 million in 1996 from $29.3 million in 1995 primarily due to increased ratings and improved selling efforts.

     Station Operating Expenses. Station operating expenses increased approximately $8.6 million or 45.3% to $27.6 million in the year ended December 31, 1996 from $19.0 million during the year ended December 31, 1995. The increase was primarily attributable to the station operating expenses of the radio station acquisitions and the JSAs and LMAs entered into during the year ended December 31, 1996, which contributed $9.0 million to the increase. For stations owned and operated for a comparable period in 1996 and 1995, station operating expenses declined approximately $400,000, or 2.2%, to $17.6 million in 1996 from $18.0 million in 1995 which reflected more efficient operations.

     Broadcast Cash Flow. As a result of the factors described above, broadcast cash flow increased approximately $2.9 million or 24.6% to $14.7 million in the year ended December 31, 1996 from $11.8 million in the year ended December 31, 1995. The broadcast cash flow margin was 34.8% for the period in 1996 as compared to 38.3% during the same period in 1995. The inclusion of broadcast cash flow from acquisitions and LMAs accounted for $1.7 million of the increase. Excluding the effects of the acquisitions and LMAs, broadcast cash flow increased $1.1 million or 9.7% to $12.4 million in 1996 from $11.3 million in 1995 and the broadcast cash flow margin increased to 41.3% from 38.6%.

     Corporate Expenses. Corporate expenses increased approximately $400,000 or 20.0% during the 1996 period to $2.4 million from $2.0 million in 1995 as a result of higher salary expense for additional staffing.

     EBITDA. As a result of the factors described above, EBITDA increased approximately $2.6 million or 26.8% to $12.3 million in the year ended December 31, 1996 from $9.7 million in the year ended December 31, 1995. The EBITDA margin decreased to 29.2% in the 1996 period from 31.5% in 1995.

     Other Operating Expenses. Depreciation and amortization increased approximately $1.6 million or 84.2% to $3.5 million in 1996 from $1.9 million in 1995 primarily due to certain radio station acquisitions consummated in 1996. In 1996, Commodore recognized approximately $13.8 million in merger related compensation charges in connection with the Commodore Acquisition. Merger-related long-term incentive compensation expense incurred by Commodore pursuant to the prior employment agreements of Bruce A. Friedman and James T. Shea, Jr. was $2.0 million in 1995.

     Other (Income) Expenses. Interest expense increased approximately $6.1 million or 78.2% to $13.9 million in the year ended December 31, 1996 from $7.8 million during the same period in 1995 primarily due to the interest expense associated with (i) the Existing Capstar Radio Notes, (ii) $24.7 million in acquisition and working capital funding from the AT&T Credit Facility, and (iii) $35.0 million in acquisition funding from the Company's Former Term Loan Facility. Other (income) expenses, net, decreased approximately $2.2 million to $1.8 million in expenses for the year ended December 31, 1996 from $400,000 in income for the period ended December 31, 1995. The increase in expense was primarily due to approximately $500,000 in expenses associated with the filing of Commodore's Registration Statement on Form S-1 with the Commission on May 17, 1996, which was subsequently withdrawn, and approximately $1.4 million of merger related costs and expenses in connection with the Commodore Acquisition. Commodore earned $300,000 in interest income on its temporary cash investments in 1996. Additionally, there was a $400,000 decrease in the loss on extraordinary items in 1996 as there was no early extinguishment of debt during the period.

     Net Loss. As a result of the factors described above, net loss increased approximately $19.4 million or 881.8% to $21.6 million for the year ended December 31, 1996 from $2.2 million for the year ended December 31, 1995.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net Revenue. Net revenue increased approximately $4.6 million or 17.6% to $30.8 million in 1995 from $26.2 million in 1994. The inclusion of revenue from the acquisitions of radio stations and revenue generated from JSAs and LMAs entered into during 1995 provided approximately $1.5 million of the increase. For stations owned and operated for a comparable period in 1995 and 1994, net revenue improved approximately $3.1 million or 11.8% to $29.3 million in 1995 from $26.2 million in 1994, primarily due to higher ratings and improved selling efforts.

     Station Operating Expenses. Station operating expenses increased approximately $2.5 million or 15.2% to $19.0 million in 1995 from $16.5 million in 1994 partially due to the inclusion of station operating expenses from the newly acquired radio stations and from the JSA and LMA activity in 1995, which contributed approximately $1.0 million to the increase. For stations owned and operated for a comparable period in 1995 and 1994, station operating expenses increased approximately $1.5 million or 9.1% to $18.0 million in 1995 from $16.5 million in 1994 due to increased selling expenses.

     Broadcast Cash Flow. As a result of the factors described above, broadcast cash flow increased approximately $2.1 million or 21.6% to $11.8 million in 1995 from $9.7 million in 1994. The broadcast cash flow margin was 38.3% in 1995 as compared to 37.0% in 1994. The inclusion of broadcast cash flow from acquisitions, JSAs and LMAs accounted for $500,000 of the increase. Excluding the effects of the acquisitions, broadcast cash flow increased $1.6 million or 16.5% to $11.3 million in 1995 from $9.7 million in 1994 and the broadcast cash flow margin increased to 38.6% from 37.0%.

     Corporate Expenses. Corporate expenses decreased approximately $100,000 or 4.8% to $2.0 million in 1995 from $2.1 million in 1994 as a result of reduced travel and entertainment expenses.

     EBITDA. As a result of the factors described above, EBITDA increased approximately $2.1 million or 27.6% to $9.7 million in the year ended December 31, 1995 from $7.6 million in the year ended December 31, 1994. The EBITDA margin increased to 31.5% in 1995 from 29.0% in 1995.


     Other Operating Expenses. Depreciation and amortization decreased approximately $200,000 or 9.5% to $1.9 million in 1995 from $2.1 million in 1994 primarily as a result of Commodore fully amortizing certain costs associated with an acquisition in December 1993. Long-term incentive compensation decreased approximately $200,000 or 9.1% to $2.0 million in 1995 from $2.2 million in 1994. The 1995 expense reflects the balance of the long-term incentive compensation obligations due Bruce A. Friedman and James T. Shea Jr. pursuant to their prior employment agreements.


     Other (Income) Expenses. Interest expense increased approximately $4.6 million or 143.8% to $7.8 million in 1995 from $3.2 million in 1994. The increase was due primarily to higher floating rates on Commodore's prior senior credit facilities and the cash and noncash interest on the Existing Capstar Radio Notes issued in the Recapitalization Transactions, which was partially offset by an increase in the amortization of the deferred financing charges associated with the Recapitalization Transactions and Commodore's prior credit facilities. Other income, net, increased approximately $800,000 or 200.0% to $400,000 in income in 1995 from $400,000 in expenses in 1994 primarily due to a decrease in the loss on sale of assets. Additionally, there was a decrease of approximately $200,000 or 66.7% in provision for income taxes and an approximate $400,000 loss on the early extinguishment of debt in 1995.

     Net Loss. As a result of the factors described above, net loss increased approximately $1.7 million or 340.0% to $2.2 million in 1995 from $500,000 in 1994.

LIQUIDITY AND CAPITAL RESOURCES


     Pursuit of the Company's acquisition strategy has required a significant portion of the Company's capital resources. In October 1996, the Company funded the $213.6 million purchase price (including assumed debt of $93.7 million) for its first acquisition, the Commodore Acquisition, from the proceeds of the sale of $94.0 million of Common Stock to affiliates of Hicks Muse, R. Steven Hicks and certain other investors and with $54.8 million of borrowings under the Company's Former Term Loan Facility. In February 1997, the Company funded the $143.7 million purchase price (including transaction costs) for the Osborn Acquisition and the retirement of existing indebtedness of Capstar Radio and Osborn in connection therewith from (i) $150.3 million of the net proceeds of the issuance of the Notes, (ii) a $54.8 million investment in Common Stock by HM Fund III and its affiliates in connection with the Osborn Acquisition (the "Hicks Muse Osborn Equity Investment"), (iii) a contribution of shares of common stock of Osborn to the Company by Frank D. Osborn in exchange for shares of Common Stock having a deemed value of $1.8 million, and (iv) a $600,000 investment in Common Stock by certain members of management. In April and May 1997, the Company funded the purchase price (including transaction costs) of the Osborn Add-on Acquisitions and the Space Coast Acquisitions through borrowings under the Existing Credit Facility in the aggregate principal amount of $35.9 million. In July and August 1997, the Company funded (A) the GulfStar Merger with $119.5 million in cash from the proceeds of the Hicks Muse GulfStar Equity Investment, the Preferred Stock Offering and the Capstar BT Equity Investment, and the issuance of Common Stock having a deemed value of approximately $113.0 million, (C) the Community Pacific Acquisition with $35.0 million in cash from the proceeds of the Capstar Radio Notes Offering, (D) the Cavalier Acquisition with $8.3 million in cash from the proceeds of the Capstar Radio Notes Offering,
(E) the GulfStar -- McForhun Acquisition with $7.1 million in cash from the proceeds of the Hicks Muse GulfStar Equity Investment and the Capstar BT Equity Investment, (F) the GulfStar -- Livingston Acquisition with $250,000 in cash from the proceeds of the Hicks Muse Equity Investment and the Capstar BT Equity Investment, (G) the Benchmark Acquisition with $174.1 million in cash from the proceeds from the Capstar Radio Notes Offering, the Hicks Muse GulfStar Equity Investment, the Capstar BT Equity Investment and borrowings under the Existing Credit Facility, and the issuance of Class A Common Stock having a deemed value of approximately $2.1 million.



     As a result of the financing of its acquisitions, the Company has a substantial amount of long-term indebtedness, and for the foreseeable future, the Company will use a large percentage of its cash to make payments under the Credit Facilities, the Notes, the Existing Capstar Radio Notes and the New Capstar Radio Notes.



     In October 1996, the Company assumed the Existing Capstar Radio Notes in connection with the Commodore Acquisition. The Existing Capstar Radio Notes are limited in aggregate principal amount to $76.8 million and bear interest at a rate of 13 1/4% per annum, of which only 7 1/2% is payable in cash up to May 1, 1998. Beginning on May 1, 1998, the Existing Capstar Radio Notes will bear cash interest at a rate of 13 1/4% per annum until maturity. The Existing Capstar Radio Notes require semi-annual cash interest payments on each May 1 and November 1 of $2.9 million through May 1, 1998, and $5.2 million from November 1, 1998, until maturity. On February 20, 1997, the Company issued the Notes at a substantial discount to their aggregate principal amount at maturity of $277.0 million. The Notes generated gross proceeds of approximately $150.3 million and pay no cash interest until August 1, 2002. Accordingly, the carrying value will increase through accretion until August 1, 2002. Thereafter, interest will be payable semi-annually, in cash, on February 1 and August 1 of each year. Capstar Radio entered into the Existing Credit Facility in February, 1997. Borrowings under the existing Credit Facility bear interest at floating rates and require interest payments on varying dates depending on the interest rate option selected by Capstar Radio. The Existing Credit Facility consists of a $50.0 million revolving loan facility. As of August 6, 1997 (the date on which the Benchmark Acquisition was consummated), a principal balance of $12.2 million was outstanding under the Existing Credit Facility and approximately $21.7 million would have been available for borrowing thereunder. The Company expects to enter into the New Credit Facility in August 1997, which will provide for, among other things, borrowings of up to $200.0 million under a revolving credit facility. Borrowings under the New Credit Facility will bear interest at floating rates and require interest payments on varying dates depending on the interest rate option selected by Capstar Radio. See "Description of Indebtedness."



     In addition to debt service, the Company's principal liquidity requirements will be for working capital and general corporate purposes, including capital expenditures, which are not expected to be material in amount, and to consummate the Pending Acquisitions and, as appropriate opportunities arise, to acquire additional radio stations. The Company intends to fund the $402.5 million aggregate purchase price for the Pending Acquisitions with borrowings under the Credit Facilities and a combination of indebtedness of Capstar Broadcasting, Capstar Radio and/or the Company and/or capital stock of Capstar Broadcasting or its subsidiaries. See "Unaudited Pro Forma Financial Information." The Company anticipates that it will fund the Pending Acquisitions with indebtedness, rather than capital stock, to the fullest extent then permitted under the debt incurrence covenants contained in the Indentures, the Certificate of Designation and the Credit Facilities. As a result, the Company expects the actual amount of indebtedness incurred in connection with the Pending Acquisitions to exceed the amount reflected in the Pro Forma Financial Information. See "Description of Capital Stock," "Description of Indebtedness" and "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures." The Company has not determined the terms of any such indebtedness or capital stock; the Company is, however, currently negotiating the terms of the New Credit Facility. The Company's ability to make such borrowings and issue such indebtedness and capital stock will depend upon many factors, including, but not limited to, the Company's success in operating and integrating its radio stations and the condition of the capital markets at the times of consummation of the Pending Acquisitions. No assurances can be given that such financings can be consummated on terms considered to be favorable by management or at all.



     Management believes that the proceeds from the commitment by Hicks Muse Fund III and its affiliates to invest an additional $50.0 million in equity of Capstar Broadcasting (for which Capstar Broadcasting has committed to issue capital stock in exchange therefor) and cash from operating activities, together with available revolving credit borrowings under the Credit Facilities, should be sufficient to permit the Company to fund its operations and meet its obligations under the agreements governing its existing indebtedness. The Company may require financing for additional future acquisitions, if any, and there can be no assurance that it would be able to obtain such financing on terms considered to be favorable by management. Management evaluates potential acquisition opportunities on an on-going basis and has had, and continues to have, preliminary discussions concerning the purchase of additional stations. The Company expects that in connection with the financing of future acquisitions, it may consider disposing of stations in its markets. The Company has no current arrangements to dispose of any of its stations other than (i) the disposition of station KASH-AM in Anchorage, Alaska before consummation of the COMCO Acquisition (as defined) and (ii) the exchange of stations WESC-FM, WFNQ-FM and WESC-AM in Greenville, South Carolina (which were acquired in the Benchmark Acquisition) for stations KKRD-FM, KRZZ-FM, and KNSS-AM in Wichita, Kansas, and WGNE-FM in Daytona Beach, Florida (which are owned by SFX). See "The Acquisitions -- SFX Exchange."


     Net cash provided by operating activities was $0.4 million and $1.9 million for the three-month periods ended March 31, 1997 and 1996, and $1.9 million, $1.2 million and $4.1 million for the years ended December 31, 1996, 1995 and 1994, respectively. Changes in the Company's net cash provided by operating activities are primarily the result of the Company's completed acquisitions and station operating agreements entered into during the periods and their effects on income from operations and working capital requirements.

     Net cash used in investing activities was $129.4 million and $15.8 million for the three-month periods ended March 31, 1997 and 1996, and $161.7 million, $4.4 million, and $50,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Net cash provided by financing activities was $137.0 million and $8.1 million for the three-month periods ended March 31, 1997 and 1996, and $159.2 million and $12.0 million for the years ended December 31, 1996 and 1995, respectively, and net cash used by financing activities was $2.9 million in 1994. These cash flows primarily reflect the borrowings, capital contributions and expenditures for station acquisitions and dispositions and includes the effects of the Commodore Acquisition in 1996.

RECENT PRONOUNCEMENTS


     In February 1997, the FASB issued FASB Statement No. 128 "Earnings Per Share ("SFAS No. 128")" which establishes standards for computing and presenting earnings per share. SFAS No. 128 is effective for fiscal years beginning after December 15, 1997. Management does not believe the implementation of SFAS No. 128 will have a material effect on its financial statements.



     In February 1997, the FASB issued FASB Statement No. 129 "Disclosure of Information About Capital Structure" ("SFAS No. 129") which establishes disclosure requirements for an entity's capital structure. SFAS No. 129 is effective for fiscal years beginning after December 15, 1997. Management does not believe the implementation of SFAS No. 129 will have a material effect on its financial statements.



     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.



     Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.


EXTRAORDINARY ITEMS


     In connection with the Osborn Acquisition, the Company repaid the AT&T Credit Facility. The repayment of the AT&T Credit Facility resulted in a prepayment penalty in the amount of $598,000, which was reported as an extraordinary item. In connection with the Preferred Stock Redemption and the repayment and termination of the GulfStar credit facility, the Company recorded a loss on redemption of preferred stock and an extraordinary loss on the early extinguishment of debt, respectively. Had the Preferred Stock Redemption and the repayment and termination of the GulfStar credit facility occurred on March 31, 1997, the Company would have recorded a loss on repurchase of preferred stock of approximately $5.4 million and an extraordinary loss on the early extinguishment of debt of approximately $2.3 million. In connection with the Benchmark Acquisition, Capstar Broadcasting issued $750,000 of Class C Common Stock to an affiliate of Hicks Muse in consideration for its agreement to purchase the outstanding obligations of Bankers Trust Company under the Acquisition Sub Credit Agreement upon the occurrence of certain events. The issuance of Class C Common Stock in connection with the agreement to purchase the outstanding obligations of Bankers Trust Company under the Acquisition Sub Credit Agreement resulted in an extraordinary charge in the period in which the Company consummated the Benchmark Acquisition. Had the Benchmark Acquisition been consummated at March 31, 1997, the Company would have recorded an extraordinary charge of approximately $750,000.

                                    BUSINESS

THE COMPANY

     The Company is the largest radio broadcaster in the United States operating exclusively in mid-sized markets. The Company owns and operates or provides services to 155 radio broadcasting stations in 46 mid-sized markets located throughout the United States. On a pro forma basis after giving effect to the Pending Transactions, the Company will own and operate or provide services to 233 radio broadcasting stations in 62 mid-sized markets located throughout the United States. These stations comprise the leading radio group, in terms of revenue share and/or audience share, in 41 markets. On a pro forma basis after giving effect to the Completed Transactions of the Company and the Pending Transactions and the financing thereof, including the Financing, as if they had occurred on January 1, 1996, the Company would have had net revenue, EBITDA (as defined) and a net loss of $296.6 million, $67.5 million and $29.3 million, respectively, for the twelve-month period ended March 31, 1997, and EBITDA as adjusted for estimated cost savings of $85.0 million. The Company has entered into 17 agreements to acquire 85 additional stations, including seven stations for which the Company currently provides services pursuant to an LMA, and one agreement to dispose of three FM stations.

     In February 1996, as a result of the passage of the Telecom Act, radio broadcasting companies were permitted to increase their ownership of stations within a single market from a maximum of four to a maximum of between five and eight stations, depending on market size. More importantly, the Telecom Act also eliminated the national ownership restriction that generally had limited companies to the ownership of no more than 40 stations (20 AM and 20 FM) throughout the United States. In order to capitalize on the opportunities created by the Telecom Act, R. Steven Hicks, an executive with over 30 years of experience in the radio broadcasting industry, and Hicks Muse formed the Company to acquire and operate radio station clusters in mid-sized markets. The Company generally defines mid-sized markets as those MSAs ranked between 50 and 200, each of which has approximately $10.0 million to $35.0 million in radio advertising revenue.

     The Company believes that mid-sized markets represent attractive operating environments because, as compared to the 50 largest markets in the United States, they are generally characterized by (i) lower radio station purchase prices as a multiple of broadcast cash flow, (ii) less sophisticated and undercapitalized competitors, including both radio and competing advertising media such as newspaper and television, and (iii) less direct format competition resulting from fewer stations in any given market. The Company believes that the attractive operating characteristics of mid-sized markets coupled with the opportunity provided by the Telecom Act to create in-market radio station cluster groups will enable the Company to achieve substantial revenue growth and cost efficiencies. As a result, management believes that the Company can generate broadcast cash flow margins that are comparable to the higher margins that heretofore were generally achievable only in the top 50 markets.

     To effectively and efficiently manage its stations, the Company has developed a flexible management structure designed to manage a large and growing portfolio of radio stations throughout the United States. The station portfolio has been, or will be, organized into five regions, the Northeast (Atlantic
Star), the Southeast (Southern Star), the Southwest (GulfStar), the Midwest (Central Star) and the West (Pacific Star), each of which is, or will be, managed by regional executives in conjunction with general managers in each of the Company's markets.

STATION PORTFOLIO

     The following table sets forth certain information regarding the Company and its markets assuming the Pending Transactions have been consummated.

                                                             COMPANY   COMPANY
                                                 STATIONS    REVENUE   AUDIENCE
                                         MSA     ---------    SHARE     SHARE
              MARKET(1)                RANK(2)   FM    AM    RANK(3)   RANK(4)           SOURCE COMPANY
              ---------                -------   ---   ---   -------   --------          --------------
NORTHEAST REGION (ATLANTIC STAR)
  Allentown-Bethlehem, PA(5)(6)......     64       3    3    1           1            Commodore/Patterson
  Wilmington, DE(7)..................     74       1    1    2           2                 Commodore
  Roanoke, VA(5).....................    101       4    1    2           1          Benchmark/Cavalier/WRIS
  Worcester, MA......................    106       1    1    1           1               Knight Quality
  Fairfield County, CT(8)............    112       4    4    2           2                 Commodore
  Portsmouth-Dover-Rochester, NH.....    117       2    1    1           2               Knight Quality
  Huntington, WV-Ashland, KY(5)......    139       5    5    1           1                 Commodore
  Salisbury-Ocean City, MD...........    153       2   --    3           4                 Benchmark
  Manchester, NH.....................    193       1    1    1           2               Knight Quality
  Wheeling, WV(5)....................    213       5    2    1           1                   Osborn
  Winchester, VA.....................    219       2    1    2           1                 Benchmark
  Burlington, VT.....................    221       1   --    2t          5               Knight Quality
  Harrisburg-Lebanon-Carlisle, PA....    253       1    1    2           2                 Patterson
  Dover, DE..........................     NA       2    1    1           1                 Benchmark
  Westchester-Putnam Counties,
    NY(9)............................     NA       2    1     NA         1                 Commodore
  Lynchburg, VA......................     NA       3    1    1           1             Benchmark/Cavalier
                                                 ---   --
         Subtotal....................             39   24
SOUTHEAST REGION (SOUTHERN STAR)
  Birmingham, AL.....................     55       2    1    2           3                   Ameron
  Greenville, SC.....................     59       1   --    2t          2                 Benchmark
  Columbia, SC.......................     88       4    2    1           1           Benchmark/Emerald City
  Daytona Beach, FL..................     93       1   --    1           2                    SFX
  Melbourne-Titusville-Cocoa, FL.....     96       3    2    1           1                Space Coast
  Huntsville, AL.....................    114       4    2    1           1              Osborn/Griffith
  Ft. Pierce-Stuart-Vero Beach,
    FL(5)............................    121       5    1    1           1                 Commodore
  Pensacola, FL......................    125       3   --    1           1                 Patterson
  Montgomery, AL.....................    142       3   --    2           2                 Benchmark
  Savannah, GA.......................    153       4    2    1           1                 Patterson
  Asheville, NC......................    179       1    1    1           1                   Osborn
  Tuscaloosa, AL(5)..................    212       3    1    1           1                Osborn/Grant
  Jackson, TN........................    257       2    1    1           1                   Osborn
  Statesville, NC....................     NA       1    1    NA         NA                 Benchmark
  Gadsden, AL(10)....................     NA       1    1    NA          1                   Osborn
                                                 ---   --
         Subtotal....................             38   15

                                                             COMPANY   COMPANY
                                                 STATIONS    REVENUE   AUDIENCE
                                         MSA     ---------    SHARE     SHARE
              MARKET(1)                RANK(2)   FM    AM    RANK(3)   RANK(4)           SOURCE COMPANY
              ---------                -------   ---   ---   -------   --------          --------------
SOUTHWEST REGION (GULFSTAR)
  Baton Rouge, LA....................     81       3    3    1           1        GulfStar/McForhun/Livingston
  Wichita, KS........................     91       2    1    3           3                    SFX
  Jackson, MS........................    118       2    2    2           2                 Benchmark
  Shreveport, LA.....................    126       1    1    2           3                 Benchmark
  Beaumont, TX.......................    127       3    1    1           1                  GulfStar
  Corpus Christi, TX.................    128       3    1    1           1                  GulfStar
  Tyler-Longview, TX(5)..............    143       4    1    1           1             GulfStar/Noalmark
  Killeen, TX(5).....................    149       2   --    1           1                  GulfStar
  Fayetteville, AR(5)................    161       4   --    1           1               GulfStar/KJEM
  Ft. Smith, AR(5)...................    169       2    1    1           1            GulfStar/Booneville
  Lubbock, TX........................    171       4    2    1           1         GulfStar/American General
  Waco, TX...........................    190       4    2    1           1                  GulfStar
  Texarkana, TX......................    237       3    1    1           1                  GulfStar
  Lawton, OK(5)......................    243       2   --    1           1                    KLAW
  Lufkin, TX.........................     NA       2   --    NA         NA                  GulfStar
  Victoria, TX.......................     NA       2   --    NA          1                  GulfStar
                                                 ---   --
         Subtotal....................             43   16
MIDWEST REGION (CENTRAL STAR)
  Grand Rapids, MI...................     66       3    1    2           3                 Patterson
  Des Moines, IA.....................     89       2    1    4           4             Community Pacific
  Madison, WI........................    120       4    2    1           1                  Madison
  Springfield, IL....................    192       2    1    3           3                 Patterson
  Cedar Rapids, IA...................    197       2    1    2           1                   Quass
  Battle Creek-Kalamazoo, MI.........    229       2    2    1           1                 Patterson
                                                 ---   --
         Subtotal....................             15    8
WEST REGION (PACIFIC STAR)
  Honolulu, HI.......................     58       4    3    1           1                 Patterson
  Fresno, CA.........................     65       3    2    2           3                 Patterson
  Stockton, CA.......................     85       1    1    3           3             Community Pacific
  Modesto, CA........................    121       1    1    2           2             Community Pacific
  Reno, NV...........................    133       2    1    4           3                 Patterson
  Anchorage, AK......................    165       4    2    2           1          Community Pacific/COMCO
  Fairbanks, AK(8)...................     NA       2    1    NA          1                   COMCO
  Farmington, NM.....................     NA       3    1    NA         NA                  GulfStar
  Yuma, AZ...........................     NA       2    1    NA          1                Commonwealth
                                                 ---   --
         Subtotal....................             22   13
                                                 ---   --
         Total(10)(11)...............            157   76
                                                 ===   ==

---------------

NA Information not available.

  t  Tied with another radio station group.

 (1) Actual city of license may be different from metropolitan market served. Market may be different from market definition used under FCC multiple ownership rules.

 (2) MSA rank obtained from Arbitron's Summer 1996 Radio Market Survey Schedule.

 (3) Company revenue share rank compiled from data in BIA Publications Radio Analyzer-BIA's Master Access, Version 1.7 (copyright 1996) (current as of February 27, 1997), based upon 1996 gross revenue for the indicated markets.

 (4) Company audience share rank obtained from Arbitron's Radio Market Reports, based on average quarter hour estimates for the last available reporting period ending either Spring or Fall 1996 for the demographic of persons ages 25-54, listening Monday through Sunday, 6 a.m. to midnight, except for the Yuma, Arizona market which was obtained from AccuRatings. To account for listeners lost to other nearby markets, a radio station's "local" audience share is derived by comparing the radio station's average quarter hour share to the total average quarter hour share for all stations whose signals are heard within the MSA, excluding audience share for listeners who listen to stations whose signals originate outside the MSA.

 (5) The Company provides certain sales and marketing services to stations WKAP-AM in Allentown-Bethlehem, Pennsylvania, WPAW-FM in Ft.
     Pierce-Stuart-Vero Beach, Florida, WEEL-FM in Wheeling, West Virginia, KLFX-FM in Killeen, Texas and KJEM-FM in

     Fayetteville, Arkansas, pursuant to JSAs. The Company provides certain sales, programming and marketing services to station WHRD-AM in Huntington, West Virginia; pending consummation of the Grant Acquisition, to station WZBQ-FM in Tuscaloosa, Alabama; and pending the consummation of the respective acquisitions, to stations KKTX-AM and KKTX-FM in Tyler-Longview, Texas, KZBB-FM in Ft. Smith, Arkansas, KLAW-FM and KZCD-FM in Lawton, Oklahoma, and WJLM-FM in Roanoke, Virginia pursuant to LMAs. The chart includes these stations.

 (6) The DOJ has raised an issue with the Company regarding the number of radio stations that the Company will own in the Allentown-Bethlehem, Pennsylvania area upon completion of the Patterson Acquisition. The Company has begun discussions with the DOJ to resolve the matter. See "Business -- Federal Regulation of Radio Broadcasting" and "The Acquisitions -- Patterson Acquisition."

 (7) If the proposed merger of Chancellor and Evergreen Media Corporation is completed, Thomas O. Hicks, through his control of HM2/Chancellor and the Company, will have an attributable interest in a total number of radio stations serving the Wilmington, Delaware market which exceeds FCC multiple ownership limitations. The FCC could require the Company to divest itself of radio stations WJBR-FM and WJBR-AM, which serve the Wilmington, Delaware market. The Company has entered into binding letter of intent to contribute the broadcasting licenses of such stations to a newly-formed company which will be structured to satisfy FCC multiple ownership rules and cross-interest limitations. While management of the Company believes that such arrangement will meet FCC multiple ownership rules and cross-interest limitations as they presently exist, there can be no assurance that the FCC will act favorably on the proposed contribution or that the FCC will not amend its rules and policies in an adverse manner. The Company does not believe that an unfavorable decision by the FCC would have a material adverse effect on the financial condition of the Company.

 (8) Fairfield County, Connecticut is a CSA as defined by Arbitron. The CSA includes the Arbitron markets of Bridgeport, Stamford-Norwalk and Danbury, Connecticut with market rankings of 112, 132 and 191, respectively. MSA rank is listed for the Bridgeport market only. The combined rank for the CSA has not been estimated. Fairbanks, Alaska is a CSA as defined by Arbitron, for which audience share rank was obtained from Arbitron's Fall 1996 CSA Market Report.

 (9) Westchester-Putnam Counties, New York are a sub-set of the greater New York City Metropolitan Area, which is ranked as the largest MSA by Arbitron.

(10) Company audience share rank obtained from Arbitron's June 1996 County Report (for field work performed in 1995) survey, from the County of Etowah, Alabama which is Gadsden's home county.

(11) The chart does not include (i) station WING-FM in Dayton, Ohio, which is owned by the Company and for which an unrelated third party, who has an option to purchase such station, currently provides certain sales, programming and marketing services pursuant to an LMA, (ii) station KASH-AM in Anchorage, Alaska, which the Company expects to dispose of before consummation of the COMCO Acquisition in order to remain in compliance with the station ownership limitations under the Communications Act, and (iii) stations WESC-FM, WFNQ-FM, and WESC-AM which will be exchanged for stations owned by SFX in the SFX Exchange. See "The Acquisitions."

ACQUISITION STRATEGY

     The Company is the leading consolidator of radio stations in mid-sized markets throughout the United States. Management has achieved this position through the application of an acquisition strategy that it believes allows the Company to develop radio station clusters at attractive prices. First, the Company enters attractive new mid-sized markets by acquiring a leading station (or a group that owns a leading station) in such market. The Company then utilizes the initial acquisition as a platform to acquire additional stations which further enhance the Company's position in a given market. Management believes that once it has established operations in a market with an initial acquisition, it can acquire additional stations at reasonable prices and, by leveraging its existing infrastructure, knowledge of and relationships with advertisers and substantial management experience, improve the operating performance and financial results of those stations.

OPERATING STRATEGY

     The Company's objective is to maximize the broadcast cash flow of each of its radio station clusters through the application of the following strategies:

     Enhance Revenue Growth through Multiple Station Ownership. Management believes that the ownership of multiple stations in a market allows the Company to coordinate its programming to appeal to a broad spectrum of listeners. Once the station cluster has been created, the Company can provide one-stop shopping to advertisers attempting to reach a wide range of demographic groups. Simplifying the buying of advertising time for customers encourages increased advertiser usage thereby enhancing the Company's revenue generating potential. Broad demographic coverage also allows the Company to compete more effectively against alternative media, such as newspaper and television, thus potentially increasing radio's share of the total advertising dollars spent in a given market.

     Create Low Cost Operating Structure. Management believes that it is less expensive to operate radio stations in mid-sized markets than in large markets for several reasons. First, because stations in mid-sized markets typically have less direct format competition, the Company is less reliant on expensive on-air talent and costly advertising and promotional campaigns to capture listeners. Second, the ownership of multiple stations within a market allows the Company to achieve substantial cost savings through the consolidation of facilities, management, sales and administrative personnel operating resources (such as on-air talent, programming and music research) and through the reduction of redundant corporate expenses. Furthermore, management expects that the Company, as a result of the large size of its portfolio, combined with the consolidated purchasing power of other portfolio companies of Hicks Muse, will be able to realize substantial economies of scale in such areas as national representation commissions, employee benefits, casualty insurance premiums, long distance telephone rates and other operating expenses. Finally, the incorporation of digital automation in certain markets allows the Company to operate radio stations at off-peak hours with minimal human involvement while improving the quality of programming.

     Utilize Sophisticated Operating Techniques. Following the acquisition of a station or station group, the Company seeks to capitalize on management's extensive large market operating experience by implementing sophisticated techniques such as advertising inventory management systems, sales training programs and in-depth music research studies which improve both the efficiency and profitability of its stations. Prior to the passage of the Telecom Act, management believes that many operators in mid-sized markets did not generate sufficient revenue to justify the incurrence of expenditures to develop these techniques.

     Provide Superior Customer Service. The Company believes that advertising customers in mid-sized markets typically do not have extensive resources to create and implement advertising campaigns. The Company provides many of its advertising customers with extensive advertising support which may include (i) assistance in structuring advertising and promotional campaigns, (ii) creating and producing customer advertisements and (iii) analyzing the effectiveness of the customer's media programs. Management believes that this type of superior customer service attracts new customers to the Company and increases the loyalty of the Company's existing customers, thereby providing stability to the Company's revenue, often despite fluctuations in station ratings.

     Develop Decentralized Management Structure. The Company has developed experienced and highly motivated regional and local management teams, derived primarily from station groups acquired by the Company, and has decentralized decision-making so that these regional and local managers have the flexibility to develop operating cultures that capitalize on the unique qualities of each region and market. The Company also relies on local managers to source additional acquisition opportunities. In addition, in order to motivate regional management, the Company intends to link compensation to regional operating performance as well as the combined results of the Company.

MANAGEMENT

     R. Steven Hicks, the President and Chief Executive Officer of the Company, is a 30-year veteran of the radio broadcasting industry (including 18 years as a station owner) who has owned and operated or managed in excess of 150 radio stations in large and mid-sized markets throughout the United States. In addition, in 1993, Mr. Hicks co-founded SFX for which he served as Chief Executive Officer for three years until his resignation in 1996.

     The Company has designed a regional organizational structure to manage effectively its existing station portfolio as well as to accommodate future in-market or group acquisitions. Each of the Company's regions is, or will be, headquartered within the region and led by a regional operating executive who manages, or will manage, the operations of that region's station portfolio and who oversees, or will oversee, the regional and general managers of the stations. Each regional operating executive reports directly to R. Steven Hicks. In assembling each of the existing regional management teams, the Company has sought to retain the senior management of many of the station groups that it has acquired so as to (i) retain and capitalize on the local market experience and knowledge of these experienced executives and (ii) foster a culture that is consistent with the unique attributes of each of the local markets acquired. Furthermore, the Company believes that each of its regional executives possesses considerable knowledge of its region's competitors and is therefore well situated to identify strategic acquisition candidates.

     The Company's regional executive management teams will be compensated based upon the financial performance of their respective regions and the Company as a whole with such compensation to be awarded in the form of cash bonuses and stock options. Management believes that this compensation structure, along with the ownership interests of management, fosters teamwork and the sharing of the best practices across regions to maximize the overall financial performance of the Company.

     The Company has created an Executive Council, consisting of R. Steven Hicks, Paul D. Stone, William S. Banowsky, Jr. and other executive officers of Capstar Radio who will serve as Managing Directors. The Executive Council will develop and implement the Company's strategy and corporate culture and to enable the Company's regional operating executives to focus substantially all of their efforts upon operating their stations by relieving them of many of the business activities that are not directly related to station operations. The Executive Council, in consultation with the regional operating executives, is responsible for strategic planning, acquisitions, financial reporting, facilities consolidation, public service activities, technological development, network opportunities, national vendor relationships, investor and government relations, recruiting and training employees, and all other matters affecting the Company which are not directly related to regional operations. R. Steven Hicks, the Company's Chief Executive Officer will allocate primary responsibility for each of these areas to appropriate members of the Executive Council.

     The executive officers of Capstar Radio who serve, or will serve, as Managing Directors on the Executive Council are Frank D. Osborn, David J. Benjamin, III, Joseph C. Mathias, IV, and James M. Strawn. Mr. Osborn brings more than 19 years of radio industry experience, including 13 years as the President and Chief Executive Officer of Osborn. Mr. Benjamin has 23 years of radio broadcasting experience, including co-founding and serving as Chairman and Chief Executive Officer of Community Pacific since 1974. Mr. Mathias has managed the operations of Benchmark since 1989 and prior to 1990 held various positions in the cable television and radio broadcast industry. Mr. Strawn has 31 years of radio industry experience, including two years as an Executive Vice President and Chief Financial Officer of Patterson and 13 years as a radio station owner.

OWNERSHIP

     In April 1996, Hicks Muse combined its financial expertise with the operating experience of R. Steven Hicks to form the Company. In October 1996, the Company acquired Commodore and Mr. Hicks became the Chief Executive Officer of the Company. Hicks Muse is a private investment firm based in Dallas, New York, St. Louis and Mexico City that specializes in acquisitions, recapitalizations and other principal investing activities. Since the firm's inception in 1989, affiliates of Hicks Muse have completed more than 70 transactions having a combined transaction value exceeding $19.0 billion. In 1994, an affiliate of Hicks Muse made its first major investment in the radio broadcasting industry when Hicks, Muse, Tate & Furst Equity Fund II, L.P. founded Chancellor, a company which owns and operates radio stations exclusively within the 40 largest MSAs in the United States and which, upon consummation of its merger with Evergreen Media Corporation, will be one of the largest pure-play radio broadcasting companies in the United States based on net revenues. HM Fund III, an affiliate of Hicks Muse, and its affiliates (including Capstar L.P.) have invested $233.9 million in Common Stock of Capstar Broadcasting, including $86.1 million invested as part of the Financing. HM Fund III and its affiliates have committed to invest an additional $50.0 million in Capstar Broadcasting, and Capstar Broadcasting has committed to issue additional equity to HM Fund III and its affiliates in exchange therefor.

     R. Steven Hicks, the President and Chief Executive Officer of the Company, has invested $3.1 million in Class C Common Stock. Certain other members of the management of Capstar Broadcasting and its subsidiaries, including certain of the Company's regional executives and Managing Directors, have invested an additional $7.2 million in Class A Common Stock.

     As part of the GulfStar Transaction, GulfStar common stockholders received Common Stock of Capstar Broadcasting having a deemed value of approximately $113.0 million. Thomas O. Hicks, the Chairman of the Board and Chief Executive Officer of Hicks Muse and a director of Capstar Broadcasting and the Company, beneficially owns 100% of the outstanding capital stock of Capstar Broadcasting and beneficially owned approximately 87.3% of the voting power of GulfStar immediately before completion of the GulfStar Merger. In addition, Thomas O. Hicks and R. Steven Hicks filled two of the four director seats of GulfStar, and
R. Steven Hicks was also the Chief Executive Officer of GulfStar. Certain members of management of Capstar Broadcasting received Common Stock of Capstar Broadcasting in connection with the GulfStar Merger as more fully described in "The Acquisitions -- GulfStar Transaction."

REGIONAL OPERATING GROUPS

  Northeast Region (Atlantic Star)

     The Company's portfolio of radio stations in the Northeast Region includes 63 radio stations (39 FM and 24 AM) located in 16 markets in Connecticut, Delaware, Kentucky, Maryland, Massachusetts, New Hampshire, New York, Pennsylvania, Vermont, Virginia and West Virginia. The Company has the leading radio station cluster based on revenue share rank in eight of its 16 markets.

     History. The stations owned and operated by the Company, or to which it provided services before the Commodore Acquisition, formed the basis for the Northeast Region with 27 stations located in the following Northeast Region markets: Allentown-Bethlehem, Pennsylvania (four stations); Wilmington, Delaware (two stations); Fairfield County, Connecticut (eight stations); Huntington, West Virginia-Ashland, Kentucky (10 stations); and Westchester-Putnam Counties, New York (three stations). The Company entered each of these five markets with an initial acquisition of one or two stations during the 1980's. The Company's portfolio of stations has undergone significant growth during the past two years, as the management team completed acquisitions of 16 stations in the Northeast Region markets in 1995 and 1996, especially after the passage of the Telecom Act in February 1996. As a result of the recent acquisitions of many of the Northeast Region's stations, management believes that the station clusters in the original Northeast Region markets have not yet realized the full potential of their recent consolidations.

     In February 1997, the Company completed the Osborn Acquisition which provided the Northeast Region with an additional seven stations in the Wheeling, West Virginia market where the Company ranks number one in both revenue and audience share. In the past year, Osborn purchased four stations and assumed a JSA with a fifth station in order to add to its two existing radio stations in the Wheeling, West Virginia market. The stations target a broad demographic spectrum with five different formats: Country; Adult Contemporary; Adult; Classic Rock; and Oldies. Southern Star also operates the Country Music Hall and Jamboree in the Hills, a country music festival, which complement the strong radio station cluster in Wheeling.

     The Benchmark Acquisition enhances the Company's Northeast Region station portfolio through the addition of 11 stations in five new markets. The Benchmark Acquisition provided the Company with two stations in Roanoke, Virginia; two stations in Salisbury-Ocean City, Maryland; three stations in Winchester, Virginia; three stations in Dover, Delaware; and one station in Lynchburg, Virginia. The Company expects to realize substantial revenue growth and economies of scale in the Northeast Region from this acquisition because two of the new markets are adjacent to one of the original Company markets, as both the Dover and Salisbury-Ocean City markets are near Wilmington, and the Roanoke and Lynchburg markets are expected to be combined with five stations purchased in connection with the Cavalier Acquisition and one station to be purchased in the WRIS Acquisition. The Patterson Acquisition (as defined) will provide the Company with two stations in Harrisburg-Lebanon-Carlisle, Pennsylvania, a new market for the Company. In addition, the Knight Quality Acquisition will provide the Company with eight stations in four new markets including: Worcester, Massachusetts (two stations); Portsmouth-Dover-Rochester, New Hampshire (three stations); Manchester, New Hampshire (two stations); and Burlington, Vermont (one station).

     Management. The Northeast Region is managed by its president and chief executive officer, James T. Shea, Jr. Mr. Shea has over 22 years of experience in the radio broadcasting industry. Mr. Shea's operating knowledge and strong advertising relationships helped Commodore, prior to its acquisition by the Company, become a leading radio group in each of its markets. Pro forma for the Pending Acquisitions, the Northeast Region will include 63 stations in 16 markets.

     Markets. Management believes that the station portfolio in the Northeast Region has significant growth potential from the recent formation of station clusters in the Northeast Region markets. The 16 markets comprising the Northeast Region are highlighted by eight markets which rank number one in revenue share and nine markets which rank number one in audience share. Six of these markets, Allentown-Bethlehem, Pennsylvania; Worcester, Massachusetts; Huntington, West Virginia-Ashland, Kentucky; Wheeling, West Virginia; Dover, Delaware; and Lynchburg, Virginia, rank number one in both revenue and audience share. The Wheeling, West Virginia market is a good example of the Company's operating strategy. In the past year, Osborn purchased four stations and assumed a JSA with a fifth station in order to add to its two existing radio stations. The stations target a broad demographic spectrum with five different formats: Country, Adult Contemporary, Adult, Class Rock, and Oldies. Southern Star also operates the Country Music Hall and Jamboree in the Hills, a country music festival, which compliment the strong radio station cluster in Wheeling.

     In addition, management believes that the recently formed clusters in most of the other markets in the region should be able to generate substantial cash flow improvements given the Company's strong station positions. For example, in Huntington, West Virginia-Ashland, Kentucky, the Company owns or provides services to ten stations, including six of the ten viable stations in the market. The Company acquired two of the stations in 1982, entered into LMAs with eight additional stations in April 1996 and subsequently acquired seven of these stations in October 1996. The Company believes that this market and the other markets in the region have not yet realized their full potential with respect to economies of scale and revenue enhancements.

     The following table summarizes certain information relating to the Company's radio stations in the Northeast Region, assuming consummation of the Pending Acquisitions.

                                                                             TARGET    COMPANY   COMPANY    STATION
                                                                              DEMO-    REVENUE   AUDIENCE   AUDIENCE
             MARKET AND                  YEAR         SOURCE         MSA     GRAPHIC    SHARE     SHARE      SHARE
       STATION CALL LETTERS(1)         ACQUIRED      COMPANY       RANK(2)    GROUP    RANK(3)   RANK(4)    RANK(4)
       -----------------------         --------      -------       -------   -------   -------   --------   --------
ALLENTOWN-BETHLEHEM, PA..............                                 64                  1          1
 WAEB-AM.............................   1982      Commodore                      35+                            6
 WAEB-FM.............................   1982      Commodore                   W18-49                            3
 WZZO-FM.............................   1993      Commodore                   M18-49                            4
 WKAP-AM(5)..........................   1995      Commodore                      35+                            8
 WEEX-AM(6)..........................   1995      Patterson                    35-64                           10
 WODE-FM(6)..........................   1995      Patterson                    35-64                            2
WILMINGTON, DE(7)....................                                 74                  2          2
 WJBR-AM.............................   1985      Commodore                   W25-54                           5t
 WJBR-FM.............................   1985      Commodore                      35+                            2
ROANOKE, VA..........................                                101                  2          1
 WROV-AM.............................   1996      Benchmark                    25-54                           NA
 WROV-FM.............................   1996      Benchmark                    18-49                            1
 WRDJ-FM.............................   1996      Cavalier                     35-64                           8t
 WJJS-FM.............................   1996      Cavalier                     18-34                            3
 WJLM-FM(5)..........................   1969      WRIS                         25-54                            5
WORCESTER, MA........................                                106                  1          1
 WTAG-AM.............................   1986      Knight Quality               35-64                            4
 WSRS-FM.............................   1963      Knight Quality              F25-54                            2
FAIRFIELD COUNTY, CT(8)..............                                112                  2          2
 WNLK-AM.............................   1989      Commodore                      35+                           9t
 WEFX-FM.............................   1989      Commodore                   M18-49                            6
 WSTC-AM.............................   1996      Commodore                    25-54                           9t
 WKHL-FM.............................   1996      Commodore                    25-54                            4
 WINE-AM.............................   1996      Commodore                    25-54                           14
 WRKI-FM.............................   1996      Commodore                   M18-49                            7
 WPUT-AM.............................   1996      Commodore                      35+                           NA
 WAXB-FM.............................   1996      Commodore                    25-54                           NA
PORTSMOUTH-ROCHESTER, NH.............                                117                  1          2
 WHEB-FM.............................   1965      Knight Quality              M25-44                            2
 WXHT-FM.............................   1994      Knight Quality              F25-44                           6t
 WTMN-AM.............................   1994      Knight Quality              M18-50                           NA
HUNTINGTON, WV-ASHLAND, KY...........                                139                  1          1
 WTCR-AM.............................   1982      Commodore                    25-54                           10
 WTCR-FM.............................   1982      Commodore                    25-54                            1
 WIRO-AM.............................   1996      Commodore                   M25-54                          14t
 WHRD-AM(5)..........................   1996      Commodore                   M25-54                           NA
 WZZW-AM.............................   1996      Commodore                   M25-54                           NA
 WKEE-AM.............................   1996      Commodore                      35+                          12t
 WKEE-FM.............................   1996      Commodore                    25-54                            2
 WAMX-FM.............................   1996      Commodore                   M25-54                           5t
 WFXN-FM.............................   1996      Commodore                   M25-54                            7
 WBVB-FM.............................   1996      Commodore                   M18-49                            8
SALISBURY-OCEAN CITY, MD.............                                153                  3          4
 WWFG-FM.............................   1993      Benchmark                    25-54                            4
 WOSC-FM.............................   1994      Benchmark                    18-34                           12


             MARKET AND
       STATION CALL LETTERS(1)                  FORMAT
       -----------------------                  ------
ALLENTOWN-BETHLEHEM, PA..............
 WAEB-AM.............................  News/Talk
 WAEB-FM.............................  Contemporary Hits
 WZZO-FM.............................  Album Rock
 WKAP-AM(5)..........................  Middle-of-the-Road
 WEEX-AM(6)..........................  Country
 WODE-FM(6)..........................  Oldies
WILMINGTON, DE(7)....................
 WJBR-AM.............................  Middle-of-the-Road
 WJBR-FM.............................  Adult Contemporary
ROANOKE, VA..........................
 WROV-AM.............................  Oldies
 WROV-FM.............................  Album Rock
 WRDJ-FM.............................  Oldies
 WJJS-FM.............................  Contemporary Hits
 WJLM-FM(5)..........................  Country
WORCESTER, MA........................
 WTAG-AM.............................  News/Talk/Sports
 WSRS-FM.............................  Lite Rock
FAIRFIELD COUNTY, CT(8)..............
 WNLK-AM.............................  News/Talk
 WEFX-FM.............................  Classic Hits
 WSTC-AM.............................  News/Talk
 WKHL-FM.............................  Oldies
 WINE-AM.............................  News/Talk
 WRKI-FM.............................  Album Rock
 WPUT-AM.............................  Country
 WAXB-FM.............................  Oldies
PORTSMOUTH-ROCHESTER, NH.............
 WHEB-FM.............................  Album Rock
 WXHT-FM.............................  Classic Hits
 WTMN-AM.............................  Sports/Talk
HUNTINGTON, WV-ASHLAND, KY...........
 WTCR-AM.............................  Classic Country
 WTCR-FM.............................  Country
 WIRO-AM.............................  Sports
 WHRD-AM(5)..........................  Sports
 WZZW-AM.............................  Sports
 WKEE-AM.............................  Middle-of-the-Road
 WKEE-FM.............................  Adult Contemporary
 WAMX-FM.............................  Modern Rock
 WFXN-FM.............................  Classic Rock
 WBVB-FM.............................  Country
SALISBURY-OCEAN CITY, MD.............
 WWFG-FM.............................  Country
 WOSC-FM.............................  Contemporary Hits

                                                                             TARGET    COMPANY   COMPANY    STATION
                                                                              DEMO-    REVENUE   AUDIENCE   AUDIENCE
             MARKET AND                  YEAR         SOURCE         MSA     GRAPHIC    SHARE     SHARE      SHARE
       STATION CALL LETTERS(1)         ACQUIRED      COMPANY       RANK(2)    GROUP    RANK(3)   RANK(4)    RANK(4)
       -----------------------         --------      -------       -------   -------   -------   --------   --------
MANCHESTER, NH.......................                                193                  1          2
 WGIR-AM.............................   1961      Knight Quality                 35+                            3
 WGIR-FM.............................   1965      Knight Quality              M25-49                            2
WHEELING, WV.........................                                213                  1          1
 WWVA-AM.............................   1987      Osborn                       25-54                           8t
 WOVK-FM.............................   1987      Osborn                       25-54                            1
 WKWK-FM.............................   1996      Osborn                       25-54                            2
 WBBD-AM.............................   1996      Osborn                       25-54                           8t
 WRIR-FM.............................   1996      Osborn                       25-54                            5
 WEGW-FM.............................   1996      Osborn                       25-54                            4
 WEEL-FM(5)..........................   1996      Osborn                       25-54                           6t
WINCHESTER, VA.......................                                219                  2          1
 WUSQ-FM.............................   1991      Benchmark                    25-54                            1
 WFQX-FM.............................   1994      Benchmark                    18-49                            4
 WNTW-AM.............................   1994      Benchmark                    25-54                           NA
BURLINGTON, VT.......................                                221                 2t          5
 WEZF-FM.............................   1984      Knight Quality              F25-54                           2t
HARRISBURG-LEBANON-CARLISLE, PA......                                253                  2          2
 WTCY-AM.............................   1996      Patterson                    35-54                           7t
 WNNK-FM.............................  1996..     Patterson                   W25-44                            1
DOVER, DE............................                                 NA                  1          1
 WDSD-FM.............................   1990      Benchmark                    25-54                            1
 WSRV-FM.............................   1994      Benchmark                    25-54                            2
 WDOV-AM.............................   1990      Benchmark                    25-54                           NA
WESTCHESTER-PUTNAM COUNTIES,
 NY(8)(9)............................                                 NA                 NA          1
 WFAS-AM.............................   1986      Commodore                      35+                           NA
 WFAS-FM.............................   1986      Commodore                   W25-54                            1
 WZZN-FM.............................   1996      Commodore                   W25-54                           NA
LYNCHBURG, VA........................                                 NA                  1          1
 WLDJ-FM.............................   1996      Cavalier                     35-64                            2
 WJJX-FM.............................   1996      Cavalier                     18-34                           4t
 WJJS-AM.............................   1996      Cavalier                     18-34                           8t
 WYYD-FM.............................   1995      Benchmark                    25-54                            1


             MARKET AND
       STATION CALL LETTERS(1)                  FORMAT
       -----------------------                  ------
MANCHESTER, NH.......................
 WGIR-AM.............................  News/Talk/Sports
 WGIR-FM.............................  Album Rock
WHEELING, WV.........................
 WWVA-AM.............................  Country
 WOVK-FM.............................  Country
 WKWK-FM.............................  Adult Contemporary
 WBBD-AM.............................  Adult Contemporary
 WRIR-FM.............................  Classic Rock
 WEGW-FM.............................  Classic Rock
 WEEL-FM(5)..........................  Oldies
WINCHESTER, VA.......................
 WUSQ-FM.............................  Country
 WFQX-FM.............................  Contemporary Hits
 WNTW-AM.............................  News/Talk
BURLINGTON, VT.......................
 WEZF-FM.............................  Adult Contemporary
HARRISBURG-LEBANON-CARLISLE, PA......
 WTCY-AM.............................  Urban/Adult Contemporary
 WNNK-FM.............................  Contemporary Hits
DOVER, DE............................
 WDSD-FM.............................  Country
 WSRV-FM.............................  Adult Contemporary
 WDOV-AM.............................  News/Talk
WESTCHESTER-PUTNAM COUNTIES,
 NY(8)(9)............................
 WFAS-AM.............................  News/Talk
 WFAS-FM.............................  Adult Contemporary
 WZZN-FM.............................  Classic Rock
LYNCHBURG, VA........................
 WLDJ-FM.............................  Oldies
 WJJX-FM.............................  Contemporary Hits
 WJJS-AM.............................  Contemporary Hits
 WYYD-FM.............................  Country

---------------

NA Information not available.

t   Tied with another radio station.

(1) Actual city of license may be different from metropolitan market served. Market may be different from market definition used under FCC multiple ownership rules.

(2) MSA rank obtained from Arbitron's Summer 1996 Radio Market Survey Schedule. Fairfield County is a CSA as defined by Arbitron. The CSA includes the Arbitron markets of Bridgeport, Stamford-Norwalk, and Danbury, Connecticut with market rankings of 112, 132, and 191, respectively. MSA Rank is listed for the Bridgeport market only. The combined rank for the CSA has not been estimated.

(3) Company revenue share rank obtained from data in BIA Publications -- Radio Analyzer, BIA's Master Access, Version 1.7 (copyright 1996) (current as of February 27, 1997), based upon 1996 gross revenue for the indicated markets. Rankings for Wilmington, Delaware, Dover, Delaware, Roanoke, Virginia, and Lynchburg, Virginia markets were determined separately, using the City of License to determine the split of the market.

(4) Company and station audience share rank obtained from Arbitron's Radio Market Reports, based on average quarter hour estimates for the reporting period ending Fall 1996, except for Winchester, Virginia and Wheeling, West Virginia, which are reported as of Spring 1996 because the markets were not marked for the Fall 1996 period, for the demographic of persons ages 25-54, listening Monday through Sunday, 6 a.m. to midnight. To account for listeners lost to other nearby markets, a radio station's "local" audience share is derived by comparing the radio station's average quarter hour share to the total average quarter hour share for all stations whose signals are heard within the MSA, excluding audience share for listeners who listen to stations whose signals originate outside the MSA.

(5) The Company provides certain sales and marketing services to stations WKAP-AM in Allentown, Pennsylvania and WEEL-FM in Wheeling, West Virginia pursuant to JSAs. The Company provides certain sales, programming and marketing services to stations WHRD-AM in Huntington, West Virginia and WJLM-FM in Roanoke, Virginia pursuant to an LMA.

(6) The DOJ has raised an issue with the Company regarding the number of radio stations that the Company will own in the Allentown-Bethlehem, Pennsylvania area upon completion of the Patterson Acquisition. The Company has begun discussions with the DOJ to resolve the matter. See "Business -- Federal Regulation of Radio Broadcasting" and "The Acquisitions -- Patterson Acquisition."

(7) If the proposed merger of Chancellor and Evergreen Media Corporation is completed, Thomas O. Hicks, through his control of HM2/Chancellor and the Company, will have an attributable interest in a total number of radio stations serving the Philadelphia, Pennsylvania market which exceeds FCC multiple ownership limitations. The FCC could require the Company to divest itself of radio stations WJBR-FM and WJBR-AM, which serve the Wilmington, Delaware market. The Company has entered into a binding letter of intent to contribute the broadcasting licenses of such stations to a newly-formed company which will be structured to satisfy FCC multiple ownership rules and cross-interest limitations. While management of the Company believes that such arrangement will meet FCC multiple ownership rules and cross-interest limitations as they presently exist, there can be no assurance that the FCC will act favorably on the proposed contribution or that the FCC will not amend its rules and policies in an adverse manner. The Company does not believe that an unfavorable decision by the FCC would have a material adverse effect on the financial condition of the Company. See "Risk Factors -- Government Regulation of Broadcasting Industry" and "-- Federal Regulation of Radio Broadcasting."

(8) Fairfield County, Connecticut and Westchester-Putnam Counties, New York, CSA audience share and revenues obtained from Arbitron's Custom Survey Area Report for the Fall 1996 period.

(9) Westchester-Putnam Counties, New York are sub-sets of the greater New York City Metropolitan Area, which is ranked as the largest MSA by Arbitron.

  Southeast Region (Southern Star)

     Upon completion of the Pending Acquisitions, the Company's portfolio of radio stations in the Southeast Region will include 53 stations (38 FM and 15
AM) located in 15 markets in Alabama, Florida, Georgia, North Carolina, South Carolina and Tennessee. The Company's stations comprise the leading radio station group based on revenue share in 10 of the 15 markets.

     History. The Osborn Acquisition provided the core of the Southeast Region with 13 stations located in five markets: Huntsville, Alabama (three stations); Asheville, North Carolina (two stations); Tuscaloosa, Alabama (three stations); Jackson, Tennessee (three stations); and Gadsden, Alabama (two stations). The Company also owns two station clusters in Florida. The Commodore Acquisition provided the Company with six stations in the Ft. Pierce-Stuart-Vero Beach market and the Space Coast Acquisitions provided the Company with five stations in the Melbourne-Titusville-Cocoa market. The Benchmark Acquisition enhances the Company's Southeast Region station portfolio by providing the Company with 11 stations in the following new markets: Greenville, South Carolina (one station); Columbia, South Carolina (five stations); Montgomery, Alabama (three stations); and Statesville, North Carolina (two stations).

     The Pending Acquisitions will enhance the Company's Southeast Region station portfolio through the acquisition of 18 additional stations in four new markets and three existing markets. The Patterson Acquisition will provide the Company with station clusters in the following new markets: Savannah, Georgia (six stations) and Pensacola, Florida (three stations). The SFX Exchange will provide the Company with one station in Daytona Beach, Florida, which is a new market for the Company. In addition, the Ameron Acquisition will provide the Company with three stations in Birmingham, Alabama, a new market for the Company. The Grant Acquisition will provide a new station in Tuscaloosa, Alabama, an existing market for the Company. The Griffith Acquisition (three stations) will enhance the Company's position in the Huntsville, Alabama market. Finally, the Emerald City Acquisition (one station) will enhance the Company's position in the Columbia, South Carolina market.

     Management. The Southeast Region is being managed on an interim basis by Frank D. Osborn. Mr. Osborn serves on the Executive Council of Capstar Radio and brings more than 19 years of radio industry experience to the Company. The Company intends to employ a new president and chief executive officer of the Southeast Region by the end of 1997, so that Mr. Osborn may focus his attention on his responsibilities as a member of the Executive Council. Pro forma for the Pending Acquisitions, the Southeast Region will include 53 stations in 15 markets.

     Markets. Management believes that the portfolio of markets in the Southeast Region has significant consolidation and future add-on acquisition potential, even though the Company ranks number one in both revenue and audience share in 9 of its 15 markets in the region. The Southeast Region's markets are highlighted by four six-station clusters, including Columbia, South Carolina; Huntsville, Alabama; Ft. Pierce-Stuart-Vero Beach, Florida; and Savannah, Georgia. The Southeast Region illustrates the Company's acquisition strategy as the markets have been formed through separate acquisitions ranging from one station add-on acquisitions to multi-station and multi-market acquisitions.

     The following table summarizes certain information relating to the Company's radio stations in the Southeast Region, assuming consummation of the Pending Acquisitions.

                                                                         TARGET    COMPANY   COMPANY    STATION
                                                                          DEMO-    REVENUE   AUDIENCE   AUDIENCE
          MARKET AND               YEAR          SOURCE          MSA     GRAPHIC    SHARE     SHARE      SHARE
        CALL LETTERS(1)          ACQUIRED       COMPANY        RANK(2)    GROUP    RANK(3)   RANK(4)    RANK(4)
        ---------------          --------       -------        -------   -------   -------   --------   --------
BIRMINGHAM, AL.................                                   55                  2          3
 WMJJ-FM.......................   1990      Ameron                        W25-54                           3t
 WERC-AM.......................   1990      Ameron                        M35-54                            7
 WOWC-FM.......................   1994      Ameron                         18-44                          14t
GREENVILLE, SC.................                                   59                 2t          2
 WJMZ-FM.......................   1990      Benchmark                      25-54                            2
COLUMBIA, SC...................                                   88                  1          1
 WCOS-FM.......................   1993      Benchmark                      25-54                            2
 WHKZ-FM.......................   1993      Benchmark                      25-54                           10
 WVOC-AM.......................   1994      Benchmark                      35-64                            8
 WSCQ-FM.......................   1992      Benchmark                      25-54                          11t
 WCOS-AM.......................   1993      Benchmark                      25-54                          13t
 WNOK-FM.......................   1994      Emerald City                   25-54                           3t
DAYTONA BEACH, FL..............                                   93                  1          2
 WGNE-FM.......................   1996      SFX                            25-54                            1
MELBOURNE-TITUSVILLE-COCOA,                                       96                  1          1
 FL............................
 WMMB-AM.......................   1986      City                             50+                           5t
 WBVD-FM.......................   1986      City                           35-64                            4
 WMMV-AM.......................   1982      EZY                            35-64                           7t
 WLRQ-FM.......................   1982      EZY                            25-54                            1
 WHKR-FM.......................   1989      Roper                          25-54                            3
HUNTSVILLE, AL.................                                  114                  1          1
 WDRM-FM.......................   1974      Osborn                         25-54                            1
 WHOS-AM.......................   1997      Osborn                         25-54                           NA
 WBHP-AM.......................   1997      Osborn                         25-54                           NA
 WTAK-FM.......................   1993      Griffith                      M25-54                            3
 WXQW-FM.......................   1995      Griffith                       25-54                          13t
 WWXQ-FM.......................   1994      Griffith                       25-54                          13t
FT. PIERCE-STUART-VERO BEACH,                                    121                  1          1
 FL............................
 WZZR-FM.......................   1987      Commodore                     M18-49                            2
 WQOL-FM.......................   1995      Commodore                      25-54                           3t
 WPAW-FM(5)....................   1995      Commodore                      25-54                            7
 WBBE-FM.......................   1996      Commodore                      25-54                            1
 WAVW-FM.......................   1996      Commodore                      25-54                           5t
 WAXE-AM.......................   1996      Commodore                        35+                          14t
PENSACOLA, FL..................                                  125                  1          1
 WMEZ-FM.......................   1997      Patterson                     W25-54                            3
 WXBM-FM.......................   1996      Patterson                      25-54                            1
 WWSF-FM.......................   1996      Patterson                      35-54                           NA
MONTGOMERY, AL.................                                  142                  2          2
 WZHT-FM.......................   1997      Benchmark                      25-54                            1
 WMCZ-FM.......................   1997      Benchmark                      25-54                            4
 WMHS-FM.......................   1997      Benchmark                      25-54                           NA
SAVANNAH, GA...................                                  153                  1          1
 WCHY-AM.......................   1995      Patterson                      35-54                           NA
 WCHY-FM.......................   1995      Patterson                      25-54                            5
 WYKZ-FM.......................   1996      Patterson                      25-54                           NA
 WAEV-FM.......................   1996      Patterson                      18-49                            2
 WSOK-AM.......................   1996      Patterson                      25-54                            6
 WLVH-FM.......................   1996      Patterson                      25-54                            1
ASHEVILLE, NC..................                                  179                  1          1
 WWNC-AM.......................   1994      Osborn                         25-54                            3
 WKSF-FM.......................   1994      Osborn                         25-54                            1
TUSCALOOSA, AL.................                                  212                  1          1
 WACT-AM.......................   1997      Osborn                         25-54                          10t
 WACT-FM.......................   1997      Osborn                         25-54                            9
 WTXT-FM.......................   1997      Osborn                         25-54                            1
 WZBQ-FM(5)....................   1995      Grant                          18-34                            2


          MARKET AND
        CALL LETTERS(1)                   FORMAT
        ---------------                   ------
BIRMINGHAM, AL.................
 WMJJ-FM.......................  Adult Contemporary
 WERC-AM.......................  News/Talk
 WOWC-FM.......................  Country
GREENVILLE, SC.................
 WJMZ-FM.......................  Urban
COLUMBIA, SC...................
 WCOS-FM.......................  Country
 WHKZ-FM.......................  Country
 WVOC-AM.......................  News/Talk
 WSCQ-FM.......................  Adult
 WCOS-AM.......................  Country
 WNOK-FM.......................  Contemporary Hits
DAYTONA BEACH, FL..............
 WGNE-FM.......................  Country
MELBOURNE-TITUSVILLE-COCOA,
 FL............................
 WMMB-AM.......................  Middle-of-the-Road
 WBVD-FM.......................  Classic Rock
 WMMV-AM.......................  Middle-of-the-Road
 WLRQ-FM.......................  Adult Contemporary
 WHKR-FM.......................  Country
HUNTSVILLE, AL.................
 WDRM-FM.......................  Country
 WHOS-AM.......................  Country
 WBHP-AM.......................  Country
 WTAK-FM.......................  Classic Rock
 WXQW-FM.......................  Adult Contemporary
 WWXQ-FM.......................  Adult Contemporary
FT. PIERCE-STUART-VERO BEACH,
 FL............................
 WZZR-FM.......................  Classic Rock
 WQOL-FM.......................  Oldies
 WPAW-FM(5)....................  Country
 WBBE-FM.......................  Adult Contemporary
 WAVW-FM.......................  Country
 WAXE-AM.......................  Financial
PENSACOLA, FL..................
 WMEZ-FM.......................  Adult Contemporary
 WXBM-FM.......................  Country
 WWSF-FM.......................  Oldies
MONTGOMERY, AL.................
 WZHT-FM.......................  Urban
 WMCZ-FM.......................  Urban/Adult
                                 Contemporary
 WMHS-FM.......................  Urban
SAVANNAH, GA...................
 WCHY-AM.......................  Country
 WCHY-FM.......................  Country
 WYKZ-FM.......................  Adult Contemporary
 WAEV-FM.......................  Adult Contemporary
 WSOK-AM.......................  Gospel
 WLVH-FM.......................  Adult Contemporary
ASHEVILLE, NC..................
 WWNC-AM.......................  Country
 WKSF-FM.......................  Country
TUSCALOOSA, AL.................
 WACT-AM.......................  Gospel
 WACT-FM.......................  Country
 WTXT-FM.......................  Country
 WZBQ-FM(5)....................  Contemporary Hits

                                                                         TARGET    COMPANY   COMPANY    STATION
                                                                          DEMO-    REVENUE   AUDIENCE   AUDIENCE
          MARKET AND               YEAR          SOURCE          MSA     GRAPHIC    SHARE     SHARE      SHARE
        CALL LETTERS(1)          ACQUIRED       COMPANY        RANK(2)    GROUP    RANK(3)   RANK(4)    RANK(4)
        ---------------          --------       -------        -------   -------   -------   --------   --------
JACKSON, TN....................                                  257                  1          1
 WTJS-AM.......................   1986      Osborn                         25-54                           8t
 WTNV-FM.......................   1986      Osborn                         25-54                            3
 WYNU-FM.......................   1986      Osborn                         25-54                            1
STATESVILLE, NC................                                   NA                 NA         NA
 WFMX-FM.......................   1996      Benchmark                      25-54                           NA
 WSIC-AM.......................   1996      Benchmark                      25-54                           NA
GADSDEN, AL(6).................                                   NA                 NA          1
 WAAX-AM.......................   1994      Osborn                         25-54                            5
 WQEN-FM.......................   1994      Osborn                         25-54                            2


          MARKET AND
        CALL LETTERS(1)                   FORMAT
        ---------------                   ------
JACKSON, TN....................
 WTJS-AM.......................  News/Talk
 WTNV-FM.......................  Country
 WYNU-FM.......................  Classic Rock
STATESVILLE, NC................
 WFMX-FM.......................  Country
 WSIC-AM.......................  News/Talk
GADSDEN, AL(6).................
 WAAX-AM.......................  News/Talk
 WQEN-FM.......................  Adult Contemporary

---------------

NA Information not available.

t   Tied with another radio station.

(1) Actual city of license may be different from metropolitan market served. Market may be different from market definition used under FCC multiple ownership rules.
(2) MSA rank obtained from Arbitron's Summer 1996 Radio Market Survey Schedule. The table does not include stations WESC-AM, WESC-FM, and WFNQ-FM in Greenville, South Carolina, which stations will be sold to SFX in the SFX Exchange. See "The Acquisitions."
(3) Company revenue share rank obtained from data in BIA Publications-Radio Analyzer, BIA's MasterAccess, version 1.7 (copyright 1996) (current of February 27, 1997), based upon 1996 gross revenue for the indicated markets.
(4) Station audience share rank obtained from Arbitron's Radio Market Reports, based on average quarter hour estimates for the reporting period ending Fall 1996, except for Asheville, North Carolina, Tuscaloosa, Alabama, and Jackson, Tennessee, which are reported as of Spring 1996 because the markets were not ranked for the Fall 1996 period, for the demographic of persons ages 25-54, listening Monday through Sunday, 6 a.m. to midnight. To account for listeners lost to other nearby markets, a radio station's "local" audience share is derived by comparing the radio station's average quarter hour share to the total average quarter hour share for all stations whose signals are heard within the MSA, excluding audience share for listeners who listen to stations whose signals originate outside the MSA.
(5) The Company provides certain sales and marketing services to station WPAW-FM in Ft. Pierce-Stuart-Vero Beach, Florida, pursuant to a JSA, and to station WZBQ-FM in Tuscaloosa, Alabama, pursuant to an LMA.
(6) Audience share rank obtained from Arbitron's June 1996 County Report (for field work performed in 1995) survey, from the County of Etowah, Alabama which is Gadsden's home county.

  Southwest Region (GulfStar)

     Upon consummation of the Pending Transactions, the Company's portfolio of radio stations in the Southwest Region will include 59 radio stations (43 FM and 16 AM) located in 16 markets in Arkansas, Kansas, Louisiana, Mississippi, Oklahoma and Texas. The Company's stations will comprise the leading radio station group based on revenue share in 11 of its 16 markets.

     History. The GulfStar Transaction, in combination with the Pending Acquisitions of GulfStar, provide the core of the Southwest region with 50 stations located in the following 13 markets: Baton Rouge, Louisiana (six stations); Beaumont, Texas (four stations); Corpus Christi, Texas (four stations); Tyler-Longview, Texas (five stations); Fayetteville, Arkansas (four stations); Fort Smith, Arkansas (three stations); Killeen, Texas (two stations); Lubbock, Texas (six stations); Texarkana, Texas (four stations); Lawton, Oklahoma (two stations); Lufkin, Texas (two stations); Victoria, Texas (two stations); and Waco, Texas (six stations). The Company's stations comprise the leading radio group based on both ratings and revenue share in 11 of these markets.

     GulfStar's portfolio of stations and markets have undergone significant growth during 1996 and in 1997. GulfStar has completed acquisitions of 31 stations in 12 markets during this period and currently has five pending acquisitions for seven stations in one new market and four existing markets.

     The Benchmark Acquisition provided the Company with two stations in the Shreveport, Louisiana market and four stations in the Jackson, Mississippi market. The SFX Exchange will provide the Company with three stations in the Wichita, Kansas market.

     Management. The Southwest Region is managed by its president and chief executive officer, John D. Cullen. Mr. Cullen has served as president and chief operating officer of GulfStar since 1996 and brings more than 16 years of radio industry experience to the Company. Prior to joining GulfStar, Mr. Cullen served as a regional manager for SFX. Pro forma for the Pending Transactions, the Southwest Region will include 59 stations in 16 markets.

     Markets. Management believes that growth opportunities remain in each of its markets in the Southeast Region. Management believes that the benefits of consolidation from GulfStar's completed acquisitions have not yet been fully realized. Because advertising rates of other media are typically more expensive than radio, GulfStar can effectively market an attractively priced alternative medium to non-radio advertisers. The Company currently owns at least one of the top three radio stations in each of its markets.

     The following table summarizes certain information relating to the Company's radio stations in the Southwest Region, assuming consummation of the Pending Transactions.

                                                                     TARGET    COMPANY   COMPANY    STATION
        MARKET AND                                                   DEMO-     REVENUE   AUDIENCE   AUDIENCE
       STATION CALL           YEAR          SOURCE          MSA     GRAPHIC     SHARE     SHARE      SHARE
        LETTERS(1)          ACQUIRED       COMPANY        RANK(2)    GROUP     RANK(3)   RANK(4)    RANK(4)          FORMAT
       ------------         --------   ----------------   -------   --------   -------   --------   --------         ------
BATON ROUGE, LA...........                                   81                   1          1
 WYNK-FM..................    1995         GulfStar                   25-54                             1      Country
 WYNK-AM..................    1995         GulfStar                   25-54                            16t     Country
 WJBO-AM..................    1995         GulfStar                 M 35-64                             8      News/Talk/Sports
 WLSS-FM..................    1995         GulfStar                 W 18-35                             6t     Contemporary Hits
 KRVE-FM..................    1997         McForhun                 W 25-54                             4      Adult Contemporary
 WBIU-AM..................    1997        Livingston                     65+                           16t     Christian Country
WICHITA, KS...............                                   91                   3          3
 KKRD-FM..................    1996           SFX                      25-54                             6      Contemporary Hits
 KRZZ-FM..................    1996           SFX                      25-54                             3      Classic Rock
 KNSS-AM..................    1996           SFX                      35-64                            11t     News/Talk
JACKSON, MS...............                                  118                   2          2
 WJMI-FM..................    1996        Benchmark                   25-54                             4      Urban
 WOAD-AM..................    1996        Benchmark                   25-54                            10t     Gospel
 WKXI-AM..................    1996        Benchmark                   25-54                            20      Urban
 WKXI-FM..................    1996        Benchmark                   25-54                            14      Adult Contemporary
SHREVEPORT, LA............                                  126                   2          3
 KRMD-FM..................    1996        Benchmark                   25-54                             1      Country
 KRMD-AM..................    1996        Benchmark                   25-54                            14      Country
BEAUMONT, TX..............                                  127                   1          1
 KLVI-AM..................    1992         GulfStar                      30+                            5      News/Talk
 KYKR-FM..................    1992         GulfStar                   25-54                             2t     Country
 KKMY-FM..................    1995         GulfStar                   30-54                             1      Adult Contemporary
 KIOC-FM..................    1997         GulfStar                   18-34                             8      Alternative
CORPUS CHRISTI, TX........                                  128                   1          1
 KRYS-FM..................    1996         GulfStar                   25-54                             2      Country
 KRYS-AM..................    1996         GulfStar                   25-54                            22      Country
 KMXR-FM..................    1996         GulfStar                 W 20-45                             7      Adult Contemporary
 KNCN-FM..................    1997         GulfStar                 M 18-44                             8      Album Rock
TYLER-LONGVIEW, TX........                                  143                   1          1
 KNUE-FM..................    1994         GulfStar                   25-54                             1      Country
 KISX-FM..................    1996         GulfStar                   18-34                             2      Adult Contemporary
 KTYL-FM..................    1996         GulfStar                 W 30-54                             5      Adult Contemporary
 KKTX-AM(5)...............  Pending        Noalmark                 M 30-49                            NA      Classic Rock
 KKTX-FM(5)...............  Pending        Noalmark                 M 30-49                             6t     Classic Rock
KILLEEN, TX...............                                  149                   1          1
 KIIZ-FM..................    1996         GulfStar                   25-54                             1      Urban
 KLFX-FM(6)...............    1996         GulfStar                   18-34                             5      Rock
FAYETTEVILLE, AR..........                                  161                   1          1
 KEZA-FM..................    1996         GulfStar                   25-54                             2      Adult Contemporary
 KKIX-FM..................    1997         GulfStar                   25-54                             1      Country
 KKZQ-FM..................    1997         GulfStar                   25-54                             4      Classic Rock
 KJEM-FM(5)...............  Pending          KJEM                     35-64                           13t      Adult Standards

                                                                     TARGET    COMPANY   COMPANY    STATION
        MARKET AND                                                   DEMO-     REVENUE   AUDIENCE   AUDIENCE
       STATION CALL           YEAR          SOURCE          MSA     GRAPHIC     SHARE     SHARE      SHARE
        LETTERS(1)          ACQUIRED       COMPANY        RANK(2)    GROUP     RANK(3)   RANK(4)    RANK(4)          FORMAT
       ------------         --------   ----------------   -------   --------   -------   --------   --------         ------
FT. SMITH, AR.............                                  169                   1          1
 KWHN-AM..................    1997         GulfStar                   35-64                             8      News/Talk
 KMAG-FM..................    1997         GulfStar                   25-49                             2      Country
 KZBB-FM(5)...............  Pending       Booneville                  25-54                             5t     Album Rock
LUBBOCK, TX...............                                  171                   1          1
 KFMX-FM..................    1996         GulfStar                 M 18-34                             4      Album Rock
 KKAM-AM..................    1996         GulfStar                      18+                           12t     Talk
 KZII-FM..................    1997         GulfStar                   12-34                             2      Contemporary Hits
 KFYO-AM..................    1997         GulfStar                      35+                            9      News/Talk/Sports
 KCRM-FM..................    1996         GulfStar                 W 18-49                             7t     Adult Contemporary
 KKCL-FM..................  Pending    American General               35-64                             3      Oldies
WACO, TX..................                                  190                   1          1
 KBRQ-FM..................    1996         GulfStar                 M 25-54                             2t     Classic Rock
 KKTK-AM..................    1996         GulfStar                 M 18-49                             6      Classic Rock
 WACO-FM..................    1996         GulfStar                   25-54                             1      Country
 KCKR-FM..................    1996         GulfStar                   18-49                             4      Country
 KWTX-FM..................    1996         GulfStar                 W 25-54                             2t     Contemporary Hits
 KWTX-AM..................    1996         GulfStar                   25-54                             7      News/Talk
TEXARKANA, TX.............                                  237                   1          1
 KKYR-AM..................    1994         GulfStar                   25-54                            NA      Country
 KKYR-FM..................    1994         GulfStar                   25-54                             1      Country
 KLLI-FM..................    1997         GulfStar                   18-49                             3      Country
 KYGL-FM..................    1997         GulfStar                   35-49                             4      Classic Rock
LAWTON, OK................                                  243                   1          1
 KLAW-FM(5)...............  Pending          KLAW                     25-54                             1      Country
 KZCD-FM(5)...............  Pending          KLAW                    M25-54                             2t     Rock
LUFKIN, TX................                                   NA                  NA         NA
 KYKS-FM..................    1993         GulfStar                      12+                           NA      Country
 KAFX-FM..................    1996         GulfStar                   18-49                            NA      Adult Contemporary
VICTORIA, TX..............                                   NA                  NA          1
 KIXS-FM..................    1993         GulfStar                   25-54                             2      Country
 KLUB-FM..................    1996         GulfStar                   25-49                             3      Classic Rock

---------------

NA Information not available.

t   Tied with another station.

(1) Actual city of license may be different from metropolitan market served. Market may be different from market definition used under FCC multiple ownership rules.

(2) MSA rank obtained from Arbitron's Summer 1996 Radio Market Survey Schedule.

(3) Company revenue share rank compiled from data in BIA Publications Radio Analyzer-BIA's Master Access, Version 1.7 (copyright 1996) (current as of February 27, 1997), based upon 1996 gross revenue for the indicated markets.

(4) Company and station audience share rank obtained from Arbitron's Radio Market Reports, based on average quarter hour estimates for the last available reporting period ending either Spring or Fall 1996 for the demographic of persons ages 25-54, listening Monday through Sunday, 6:00 a.m. to midnight. To account for listeners lost to other nearby markets, a radio station's "local" audience share is derived by comparing the radio station's average quarter hour share to the total average quarter hour share for all stations whose signals are heard within the MSA, excluding audience share for listeners who listen to stations whose signals originate outside the MSA.

(5) Pending the consummation of the respective Pending Acquisitions, the Company provides certain sales, programming and marketing services pursuant to LMAs to stations KKTX-FM and KKTX-AM in Tyler-Longview, Texas; KJEM-FM in Fayetteville, Arkansas; KZBB-FM in Ft. Smith, Arkansas; and KLAW-FM and KZCD-FM in Lawton, Oklahoma.

(6) The Company provides certain sales and marketing services to station KLFX-FM in Killeen, Texas, pursuant to a JSA.

  Midwest Region (Central Star)

     Upon consummation of the Pending Acquisitions, the Company's portfolio of radio stations in the Midwest Region will include 23 radio stations (15 FM and 8
AM) located in six markets in Illinois, Iowa, Michigan and Wisconsin. The Company's stations will comprise the leading radio station group based on revenue share rank in two of these markets.

     History. The Community Pacific Acquisition provides the Company with three stations in the Des Moines, Iowa market. In addition, the Community Pacific Acquisition provided three stations in the Des Moines, Iowa market. The Midwest Region will be enhanced through the completion of three Pending Acquisitions:
Patterson (11 stations); Quass (three stations); and Madison (six stations). The Patterson Acquisition will provide the Company with four stations in the Battle Creek-Kalamazoo, Michigan market, four stations in the Grand Rapids, Michigan market, and three stations in the Springfield, Illinois market. The Quass Acquisition will provide the Company with three stations in the Cedar Rapids, Iowa market. In addition, the Madison Acquisition will provide the Company with six stations in the Madison, Wisconsin market. As a group, the stations to be acquired in the Madison Acquisition are ranked number one in market revenue and audience share.

     Management. The Midwest Region is being managed on an interim basis by Dex Allen, who also serves as the president and chief executive officer of the West Region. See "-- Regional Operating Groups -- West Region." The Midwest Region will be managed by Mary K. Quass, the current president and chief executive officer of Quass, who will serve as the Midwest Region's president and chief executive officer upon consummation of the Quass Acquisition. Ms. Quass has more than 19 years experience in the radio broadcasting industry in numerous roles, including Vice President and General Manager of radio stations KHAK-FM and KHAK-AM prior to Ms. Quass purchasing such radio stations in 1988. Pro forma for the Pending Acquisitions, the Midwest Region will include 23 stations in six markets.

     Markets. Although the Company's station clusters in the Midwest Region have leading positions based on audience share in three of the six markets, management believes that substantial opportunity exists to improve the profitability of these clusters by acquiring additional stations in each of these markets. For example, in the Des Moines, Iowa market, the Company operates two FM stations and one AM station. Both FM stations serve the Adult 25-54 demographic, one of which is programmed as an album-oriented rock station and the other as a country station. The Company intends to pursue acquisitions of additional stations in the Des Moines, Iowa market in order to capitalize on its existing infrastructure and market presence and to enhance the financial performance of the station cluster. Management intends to pursue such add-on acquisitions in each of the markets in the Midwest Region. The Midwest Region is highlighted by the Madison, Wisconsin market which ranks number one in both revenue and audience share.

     The following table summarizes certain information relating to the Company's radio stations in the Midwest Region, assuming consummation of the Pending Acquisitions.

                                                                                    COMPANY   COMPANY    STATION
                                                                        TARGET      REVENUE   AUDIENCE   AUDIENCE
         MARKET AND             YEAR          SOURCE          MSA     DEMOGRAPHIC    SHARE     SHARE      SHARE
  STATION CALL LETTERS(1)     ACQUIRED        COMPANY       RANK(2)      GROUP      RANK(3)   RANK(4)    RANK(4)
  -----------------------     --------        -------       -------   -----------   -------   --------   --------
GRAND RAPIDS, MI............                                   66                      2          3
 WGRD-FM....................     1996    Patterson                       18-34                               6
 WRCV-AM....................     1996    Patterson                         35+                              NA
 WLHT-FM....................     1996    Patterson                       25-54                               3
 WQFN-FM....................  Pending    Patterson                      F25-54                              14
DES MOINES, IA..............                                   89                      4          4
 KHKI-FM....................     1995    Community Pacific               25-54                               7
 KGGO-FM....................     1995    Community Pacific               25-54                               5
 KDMI-AM....................     1995    Community Pacific                  NA                              NA
MADISON, WI.................                                  120                      1          1
 WIBA-AM....................     1995    Madison                         35-64                              8t
 WIBA-FM....................     1995    Madison                         25-54                               4
 WMAD-FM....................     1995    Madison                         18-34                               5
 WTSO-AM....................     1997    Madison                         35-64                              14
 WZEE-FM....................     1997    Madison                         18-49                               2
 WMLI-FM....................     1997    Madison                         35-64                              13
SPRINGFIELD, IL.............                                  192                      3          3
 WFMB-AM....................     1996    Patterson                      M35-64                               9
 WFMB-FM....................     1996    Patterson                       25-54                               4
 WCVS-FM....................     1996    Patterson                       25-54                              12


         MARKET AND
  STATION CALL LETTERS(1)           FORMAT
  -----------------------           ------
GRAND RAPIDS, MI............
 WGRD-FM....................  Modern Rock
 WRCV-AM....................  Country
 WLHT-FM....................  Adult Contemporary
 WQFN-FM....................  Easy
DES MOINES, IA..............
 KHKI-FM....................  Country
 KGGO-FM....................  Album Rock
 KDMI-AM....................  Religion
MADISON, WI.................
 WIBA-AM....................  News/Talk
 WIBA-FM....................  Classic Rock
 WMAD-FM....................  Modern Rock
 WTSO-AM....................  News/Talk
 WZEE-FM....................  Adult Contemporary
 WMLI-FM....................  Soft Hits
SPRINGFIELD, IL.............
 WFMB-AM....................  News/Talk/Sports
 WFMB-FM....................  Country
 WCVS-FM....................  70's Oldies

                                                                                    COMPANY   COMPANY    STATION
                                                                        TARGET      REVENUE   AUDIENCE   AUDIENCE
         MARKET AND             YEAR          SOURCE          MSA     DEMOGRAPHIC    SHARE     SHARE      SHARE
  STATION CALL LETTERS(1)     ACQUIRED        COMPANY       RANK(2)      GROUP      RANK(3)   RANK(4)    RANK(4)
  -----------------------     --------        -------       -------   -----------   -------   --------   --------
CEDAR RAPIDS, IA............                                  197                      2          1
 KHAK-FM....................     1988    Quass                           25-54                               1
 KDAT-FM....................     1995    Quass                           25-54                               2
 KTOF-AM....................     1988    Quass                           25-54                              9t
BATTLE CREEK/KALAMAZOO,
 MI.........................                                  229                      1          1
 WBCK-AM....................     1996    Patterson                       35-64                               2
 WBXX-FM....................     1996    Patterson                       25-54                               1
 WRCC-AM....................     1996    Patterson                         45+                               4
 WWKN-FM....................     1996    Patterson                       35-64                              NA


         MARKET AND
  STATION CALL LETTERS(1)           FORMAT
  -----------------------           ------
CEDAR RAPIDS, IA............
 KHAK-FM....................  Country
 KDAT-FM....................  Soft Rock
 KTOF-AM....................  Christian
                              Contemporary
BATTLE CREEK/KALAMAZOO,
 MI.........................
 WBCK-AM....................  News/Talk
 WBXX-FM....................  Adult Contemporary
 WRCC-AM....................  Adult Standards
 WWKN-FM....................  Oldies

---------------

NA Information not available.

t   Tied with another station.

(1) Actual city of license may be different from metropolitan market served. Market may be different from market definition used under FCC multiple ownership rules.

(2) MSA rank obtained from Arbitron's Summer 1996 Radio Market Survey Schedule. The table does not include station WING-FM in Dayton, Ohio, which station is owned by the Company and for which an unrelated third party, who has an option to purchase such station, currently provides certain sales, programming and marketing services pursuant to a LMA.

(3) Company revenue share rank obtained from data in BIA Publication-Radio Analyzer, BIA's MasterAccess, version 1.7 (copyright 1996) (currently as of February 27, 1997), based upon 1996 gross revenue for the indicated markets.

(4) Company and station audience rank share obtained from Arbitron's Radio Market Reports, based on average quarter hour estimates for the reporting period ending either Spring or Fall 1996, for the demographic of persons ages 25-54, listening Monday through Sunday, 6:00 a.m. to midnight. To account for listeners lost to other nearby markets, a radio station's "local" audience is derived by comparing the radio station's average quarter hour share to the total average quarter hour share for all stations whose signals are heard within the MSA, excluding audience share for listeners who listen to stations whose signals originate outside the MSA.

West Region (Pacific Star)

     Upon consummation of the Pending Acquisitions, the Company will own and operate or provide services to 35 radio stations (22 FM and 13 AM) in the West Region. These stations are located in nine markets in Alaska, Arizona, California, Hawaii, Nevada and New Mexico. The Company's stations will comprise the leading radio station cluster based on revenue share in one of these markets.

     History. The GulfStar Transaction provides the Company with four stations in the Farmington, New Mexico market. In addition, the Community Pacific Acquisition provided the Company with seven stations in the following three markets: Stockton, California (two stations); Modesto, California (two stations); and Anchorage, Alaska (three stations). The West Region will be enhanced through the completion of three pending acquisitions: COMCO (six stations); Commonwealth (three stations); and Patterson (15 stations). The COMCO Acquisition will provide the Company with three stations in the Fairbanks, Alaska market. In Anchorage, Alaska, the Company will create a six-station cluster combining three stations from the COMCO Acquisition and three stations from the Community Pacific Acquisition. This cluster will provide the Company with the number one and number two rankings in audience share and revenue share, respectively. All of the stations to be acquired as part of the Commonwealth Acquisition are located in Yuma, Arizona. In addition, the Patterson Acquisition will enhance the Company's West Region station portfolio with three new markets, including Honolulu, Hawaii (seven stations), Fresno, California (five stations) and Reno, Nevada (three stations).

     Management. The West Region is managed by its president and chief executive officer, Dex Allen, who has over 35 years of experience in the radio broadcasting industry. Mr. Allen has served as the managing member of Commonwealth since 1984 and is expected to continue to serve in such position until the consummation of the Commonwealth Acquisition. Pro forma for the Pending Acquisitions, the West Region will include 35 stations in nine markets.

     Markets. Management believes that the West Region has significant growth potential and the current markets have substantial consolidation and add-on capabilities. Management hopes to replicate its success in Honolulu, Hawaii, where the Company holds the number one revenue share and number one audience share ranks in the market. The seven stations target a broad demographic spectrum with five different formats: Adult

Contemporary, Jazz, Classic Rock, Contemporary Hits and News/Talk. Another strong radio cluster will be formed upon consummation of two Pending Acquisitions. The Community Pacific Acquisition and the COMCO Acquisition will bring a six-station cluster together in Anchorage, Alaska which when combined will form the number two radio station group in terms of revenue share and the number one group in terms of audience share. The Company believes that both of these markets and the other West Region markets have not fully realized the benefits of economies of scale or revenue enhancements associated with station consolidation. The Company expects to build on its success in Honolulu, which ranks number one in revenue share and audience share, through continued consolidation and economies of scale in its existing portfolio in the West Region.

     The following table summarizes certain information relating to the Company's radio stations in the West Region, assuming consummation of the Pending Acquisitions.

                                                                              COMPANY   COMPANY    STATION
     MARKET AND                                                   TARGET      REVENUE   AUDIENCE   AUDIENCE
    STATION CALL         YEAR          SOURCE           MSA     DEMOGRAPHIC    SHARE     SHARE      SHARE
     LETTERS(1)        ACQUIRED        COMPANY        RANK(2)      GROUP      RANK(3)   RANK(4)    RANK(4)          FORMAT
    ------------       --------   -----------------   -------   -----------   -------   --------   --------         ------
HONOLULU, HI.........                                    58                        1        1
  KSSK-AM............     1995    Patterson                         25-54                              3      Adult Contemporary
  KSSK-FM............     1995    Patterson                         25-54                              1      Adult Contemporary
  KUCD-FM............     1995    Patterson                         35-54                             12      Jazz
  KHVH-AM............     1996    Patterson                         35-64                             11      News/Talk
  KKLV-FM............     1996    Patterson                       M 35-54                              8      Classic Rock
  KIKI-AM............     1996    Patterson                         18-34                             NA      Contemporary Hits
  KIKI-FM............     1996    Patterson                         18-34                              4      Contemporary Hits

FRESNO, CA...........                                    65                        2        3
  KBOS-FM............     1996    Patterson                         18-34                              3      Contemporary Hits
  KCBL-AM............     1996    Patterson                       M 18-49                             NA      Sports
  KRZR-FM............     1995    Patterson                       M 18-49                              8      Album Rock
  KRDU-AM............  Pending    Patterson                            NA                             NA      Religion
  KJOI-FM............  Pending    Patterson                         25-54                              7      Adult Contemporary

STOCKTON, CA.........                                    85                        3        3
  KVFX-FM............     1994    Community Pacific                 18-49                              4      Classic Rock
  KJAX-AM............     1996    Community Pacific                 35-64                              6      Talk

MODESTO, CA..........                                   121                        2        2
  KJSN-FM............     1982    Community Pacific                 25-54                              3      Adult Contemporary
  KFIV-AM............     1982    Community Pacific                 35-64                             7t      Talk

RENO, NV.............                                   133                        4        3
  KRNO-FM............     1996    Patterson                         25-54                              3      Adult Contemporary
  KWNZ-FM............     1996    Patterson                         18-34                              2      Contemporary Hits
  KCBN-AM............     1996    Patterson                         35-64                            19t      Middle of the Road

ANCHORAGE, AK(5).....                                   165                        2        1
  KBFX-FM............     1993    Community Pacific                 18-49                              7      Classic Rock
  KASH-FM............     1985    Community Pacific                 25-54                             1t      Country
  KENI-AM............     1995    Community Pacific                 25-54                             3t      News/Talk
  KYAK-AM............     1993    COMCO                             25-54                            13t      Adult Contemporary
  KGOT-FM............     1993    COMCO                             25-54                              4      Contemporary Hits
  KYMG-FM............     1984    COMCO                             25-54                              5      Adult Contemporary

FAIRBANKS, AK(6).....                                    NA                       NA        1
  KIAK-FM............     1993    COMCO                             25-54                              1      Country
  KIAK-AM............     1993    COMCO                             25-54                              7      News/Talk
  KAKQ-FM............     1994    COMCO                             25-54                             2t      Adult Contemporary
FARMINGTON, NM.......                                                             NA       NA
  KKFG-FM............     1997    GulfStar               NA         25-54                             NA      Country
  KDAG-FM............     1997    GulfStar                        M 25-54                             NA      Classic Rock
  KCQL-AM............     1997    GulfStar                             35+                            NA      Oldies
  KTRA-FM............     1997    GulfStar                          18-49                             NA      Country

YUMA, AZ.............                                    NA                       NA        1
  KYJT-FM............     1986    Commonwealth                      25-49                              1      Classic Hits
  KTTI-FM............     1995    Commonwealth                      25-54                              2      Country
  KBLU-AM............     1995    Commonwealth                      35-64                             8t      Oldies

---------------

NA Information not available.

 t  Tied with another radio station.

(1) Actual city of license may be different from metropolitan market served. Market may be different from market definition used under FCC multiple ownership rules.

(2) MSA rank obtained from Arbitron's Summer 1996 Radio Market Survey Schedule.

(3) Company revenue share rank obtained from data in BIA Publications-Radio Analyzer, BIA's MasterAccess, version 1.7, 1996 (current as of February 27,
    1997), based upon 1996 gross revenue for the indicated markets.

(4) Company audience share rank obtained from Arbitron's Radio Market Reports, based on average quarter hour estimates for the reporting period ending Fall 1996, for the demographic of persons ages 25-54, listening Monday through Sunday, 6 a.m. to midnight, except for the Yuma, Arizona market which was obtained from AccuRatings. To account for listeners lost to other nearby markets, a radio station's "local" audience share is derived by comparing the radio station's average quarter hour share to the total average quarter hour share for all stations whose signals are heard within the MSA, excluding audience share for listeners who listen to stations whose signals originate outside the MSA.

(5) The table does not include station KASH-AM in Anchorage, Alaska. The Company expects to dispose of station KASH-AM before the consummation of the COMCO Acquisition in order to remain in compliance with the station ownership limitations under the Communications Act.

(6) Fairbanks, Alaska is a CSA as defined by Arbitron. Audience share and audience share rank obtained from Arbitron's Fall 1996 CSA Market Report.

OTHER BUSINESSES

     The Company operates several country music-related entertainment businesses in Wheeling, West Virginia. The Company enhances and capitalizes on the strong ratings of its country music stations by integrating its radio stations with its Capitol Music Hall, a 2,500-seat theater that hosts approximately 100 music, comedy and dramatic performances each year, and Jamboree in the Hills, an annual outdoor festival featuring 20 or more country music stars held on a 200-acre site owned by the Company outside of Wheeling. The Company also distributes programmed music, primarily Muzak, in the Atlanta, Macon and Albany, Georgia and Ft. Myers, Florida markets. As the exclusive Muzak franchisee in these markets, the Company provides subscribers with commercial-free Muzak programming ranging from traditional background music to newer formats including country and soft rock. The Company also sells, leases and installs the equipment required to receive the programming via satellite and other media and also designs, sells and installs sound, closed-circuit video and security systems and equipment in locations such as offices, schools, hospitals, shopping malls and stadiums. In addition, the Company is an authorized distributor of the Rauland-Borg line of communications equipment for schools and hospitals in various markets.

INDUSTRY OVERVIEW

     Radio stations generate the majority of their revenue from the sale of advertising time to local and national spot advertisers and national network advertisers. Radio serves primarily as a medium for local advertising. During the past decade (1985-1995), local advertising revenue as a percentage of total radio advertising revenue in a given market has ranged from approximately 75% to 80%. The growth in total radio advertising revenue tends to be fairly stable and has generally grown at a rate faster than the Gross National Product (the "GNP"). With the exception of 1991, when total radio advertising revenue fell by approximately 3.1% compared to the prior year, advertising revenue has risen in each of the past 15 years more rapidly than either inflation or the GNP. Total advertising revenue in 1995 of $11.5 billion, which represents a 7.6% increase over 1994, as reported by the Radio Advertising Bureau ("RAB"), was its highest level in the industry's history.

     Radio is considered an efficient means of reaching specifically identified demographic groups. Stations are typically classified by their on-air format, such as country, adult contemporary, oldies or news/talk. A station's format and style of presentation enable it to target certain demographic and psychographic groups. By capturing a specific listening audience share of a market's radio audience, with particular concentration in a targeted demographic group, a station is able to market its broadcasting time to advertisers seeking to reach a specific audience. Advertisers and stations utilize data published by audience measuring services, such as Arbitron, to estimate how many people within particular geographical markets and demographic groups listen to specific stations.

     Stations determine the number of advertisements broadcast hourly that will maximize available revenue dollars without jeopardizing listening levels. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

     A station's local sales staff generates the majority of its local and regional advertising sales through direct solicitations of local advertising agencies and businesses. To generate national advertising sales, a station will engage a firm that specializes in soliciting radio advertising sales on a national level. National sales representatives obtain advertising principally from advertising agencies located outside the station's market and receive commissions based on the revenue from the advertising obtained. The Company has entered into a national advertising agreement with Katz Communications, Inc., a national advertising firm.

     According to the RAB's Radio Marketing Guide and Fact Book for Advertisers, 1997, radio reaches approximately 95.1% of all Americans over the age of 12 each week. More than one-half of all radio listening is done outside the home, in contrast to other advertising mediums, and four out of five adults are reached by car radio each week. The average listener spends approximately three hours and 20 minutes per day listening to radio. The highest portion of radio listenership occurs during the morning, particularly between the time a listener wakes up and the time the listener reaches work. This "morning drive time" period reaches more than 82.5% of people over 12 years of age and, as a result, radio advertising sold during this period achieves premium advertising rates. Radio listeners have gradually shifted over the years from AM (amplitude modulation) to FM (frequency modulation) stations. FM reception, as compared to AM, is generally clearer and provides greater tonal range and higher fidelity. FM's listener share is now in excess of 75%, despite the fact that the number of AM and FM commercial stations in the United States is approximately equal.

COMPETITION; CHANGES IN BROADCASTING INDUSTRY

     The radio broadcasting industry is highly competitive. The success of each of the Company's stations depends largely upon its audience ratings and its share of the overall advertising revenue within its market. The Company's stations compete for listeners and advertising revenue directly with other radio stations within their respective markets. Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. By building a strong listener base consisting of a specific demographic group in each of its markets, the Company is able to attract advertisers seeking to reach those listeners.

     Factors that are material to a radio station's competitive position include management experience, the station's local audience rank in its market, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market area. The Company attempts to improve its competitive position with promotional campaigns aimed at the demographic groups targeted by its stations and by sales efforts designed to attract advertisers. Recent changes in the FCC's policies and rules permit increased ownership and operation of multiple local radio stations. Management believes that radio stations that elect to take advantage of joint arrangements such as LMAs or JSAs may in certain circumstances have lower operating costs and may be able to offer advertisers more attractive rates and services. Although the Company currently operates several multiple station groups and intends to pursue the creation of additional multiple station groups, the Company's competitors in certain markets include operators of multiple stations or operators who already have entered into LMAs or JSAs.

     The radio broadcasting industry is highly competitive, although some barriers to entry exist. The operation of a radio broadcast station requires a license from the FCC and the number of radio stations that can operate in a given market is limited by the availability of FM and AM radio frequencies allotted by the FCC to communities in that market, as well as by the FCC's multiple ownership rules that regulate the number of stations that may be owned and controlled by a single entity. See "-- Federal Regulation of Radio Broadcasting."

     The Company's stations also compete for advertising revenue with other media, including broadcast television, cable television, newspapers, magazines, direct mail, coupons and billboard advertising. In addition, the radio broadcasting industry is subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, by satellite and by DAB. DAB may deliver by satellite to nationwide and regional audiences, multi-channel, multi-format, digital radio services with sound quality equivalent to compact discs. The delivery of information through the presently unregulated Internet also could create a new form of competition. The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact disks. A growing population and greater availability of radios, particularly car and portable radios, have contributed to this growth. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry.

     The FCC has allocated spectrum for a new technology, digital audio radio services ("DARS"), to deliver audio programming. The FCC has adopted licensing and operating rules for DARS and in April 1997 awarded two licenses for this service. DARS may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and/or national audiences. Digital technology also may be used in the future by terrestrial radio broadcast stations either on existing or alternate broadcasting frequencies, and the FCC has stated that it will consider making changes to its rules to permit AM and FM radio stations to offer digital sound following industry analysis of technical standards. In addition, the FCC has authorized an additional 100 kHz of bandwidth for the AM band and has allotted frequencies in this new band to certain existing AM station licensees that applied for migration to the expanded AM band prior to the FCC's cut-off date, subject to the requirement that such licensees apply to the FCC to implement operations on their expanded band frequencies. At the end of a transition period, those licensees will be required to return to the FCC either the license for their existing AM band station or the license for the expanded AM band station.

     The Company cannot predict what other matters might be considered in the future by the FCC, nor can it assess in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

     The Company employs a number of on-air personalities and generally enters into employment agreements with certain of these personalities to protect its interests in those relationships that it believes to be valuable. The loss of certain of these personalities could result in a short-term loss of audience share, but the Company does not believe that any such loss would have a material adverse effect on the Company.

FEDERAL REGULATION OF RADIO BROADCASTING

     The ownership, operation and sale of radio stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews, revokes and modifies station licenses; determines whether to approve changes in ownership or control of station licenses; regulates equipment used by stations; and adopts and implements regulations and policies that directly affect the ownership, operation and employment practices of stations. The FCC has the power to impose penalties for violation of its rules or the Communications Act.

     The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio stations.

     FCC Licenses. Radio stations operate pursuant to broadcasting licenses that are ordinarily granted by the FCC for maximum terms of eight years and are subject to renewal upon application to the FCC. The FCC licenses for the Company's stations are held by certain of the Company's subsidiaries. During certain periods when renewal applications are pending, petitions to deny license renewals can be filed by interested parties, including members of the public. Historically, the Company's management has not experienced any material difficulty in renewing any licenses for stations under its control. The FCC is required to hold hearings on a station's renewal application if a substantial or material question of fact exists as to whether (i) the station has served the public interest, convenience and necessity, (ii) there have been serious violations by the licensee of the Communications Act or the FCC rules thereunder or (iii) there have been other violations by the licensee of the Communications Act or the FCC rules thereunder that, taken together, constitute a pattern of abuse. Historically, FCC licenses have generally been renewed. The Company has no reason to believe that its licenses will not be renewed in the ordinary course, although there can be no assurance to that effect. The non-renewal of one or more of the Company's licenses could have a material adverse effect on the Company.

     The FCC classifies each AM and FM station. An AM station operates on either a clear channel, regional channel or local channel. A clear channel is one on which AM stations are assigned to serve wide areas. Clear channel AM stations are classified as either: Class A stations, which operate on an unlimited time basis and are designated to render primary and secondary service over an extended area; Class B stations, which operate on an unlimited time basis and are designed to render service only over a primary service area; and Class D stations, which operate either during daytime hours only, during limited times only or on an unlimited time basis with low nighttime power. A regional channel is one on which Class B and Class D AM stations may operate and serve primarily a principal center of population and the rural areas contiguous to it. A local channel is one on which AM stations operate on an unlimited time basis and serve primarily a community and the suburban and rural areas immediately contiguous thereto. Class C AM stations operate on a local channel and are designed to render service only over a primary service area that may be reduced as a consequence of interference.

     The minimum and maximum facilities requirements for an FM station are determined by its class. FM class designations depend upon the geographic zone in which the transmitter of the FM station is located. In general, commercial FM stations are classified as follows, in order of increasing power and antenna height: Class A, B1, C3, B, C2, C1 and C.

     The table in Annex A hereto sets forth the market, FCC license classification and frequency of each of the Company's stations (including those with which the Company has or will have a JSA or LMA), assuming the consummation of the Pending Acquisitions, and the date on which each station's FCC license expires. Each of the Company's AM stations is a regional channel station other than WSTC-AM, WFAS-AM, WIRO-AM, WBBD-AM, WBHP-AM, WMMB-AM, KRMD-AM, WSIC-AM, WCOS-AM, WROV-AM, KCBL-AM, KCQL-AM, WFMB-AM, WRCC-AM, WKXI-AM, KWTX-AM, KKTX-AM, WTCY-AM, WEEX-AM, KKAM-AM, KNSS-AM, and KCBN-AM which are local channel stations, and WINE-AM, WPUT-AM, WKEE-AM, WWVA-AM, WHOS-AM, WESC-AM, KYAK-AM, WTSO-AM, KHVH-AM, KENI-AM, KIKI-AM, KRDU-AM, KFYO-AM, WBIU-AM and WNTW-AM which are clear channel stations.

     Ownership Matters. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to grant such approval, the FCC considers a number of factors pertaining to the licensee, including compliance with the various rules limiting common ownership of media properties, the "character" of the licensee and those persons holding "attributable" interests therein, and compliance with the Communications Act's limitations on alien ownership as well as compliance with other FCC policies, including FCC equal employment opportunity requirements.

     A transfer of control of a corporation controlling a broadcast license may occur in various ways. For example, a transfer of control occurs if an individual stockholder gains or loses "affirmative" or "negative" control of such corporation through issuance, redemption or conversion of stock. "Affirmative" control would consist of control of more than 50% of such corporation's outstanding voting power and "negative" control would consist of control of exactly 50% of such voting power. To obtain the FCC's prior consent to assign or transfer control of a broadcast license, appropriate applications must be filed with the FCC. If the application involves a "substantial change" in ownership or control, the application must be placed on public notice for a period of approximately 30 days during which petitions to deny the application may be filed by interested parties, including members of the public. If the application does not involve a "substantial change" in ownership or control, it is a "pro forma" application. The "pro forma" application is nevertheless subject to having informal objections filed against it. If the FCC grants an assignment or transfer application, interested parties have approximately 30 days from public notice of the grant to seek reconsideration of that grant. Generally, parties that do not file initial petitions to deny or informal objections against the application face a high hurdle in seeking reconsideration of the grant. The FCC normally has approximately an additional ten days to set aside such grant on its own motion. When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer of the broadcast license to any party other than the assignee or transferee specified in the application.

     In response to the Telecom Act, the FCC amended its multiple ownership rules to eliminate the national limits on ownership of AM and FM stations. Additionally, it established new local ownership rules that use a sliding scale of permissible ownership, depending on market size. In radio markets with 45 or more commercial radio stations, a licensee may own up to eight stations, no more than five of which can be in a single radio service (i.e., no more than five AM or five FM). In radio markets with 30 to 44 commercial radio stations, a licensee may own up to seven stations, no more than four of which can be in a single radio service. In radio markets having 15 to 29 commercial radio stations, a licensee may own up to six radio stations, no more than four of which can be in a single radio service. Finally, in radio markets having 14 or fewer commercial radio stations, a licensee may own up to five radio stations, no more than three of which can be in the same service; provided that the licensee may not own more than one half of the radio stations in the market. FCC ownership rules continue to permit an entity to own one FM and one AM station in a local market regardless of market size.

     The Communications Act and FCC rules also prohibit the common ownership, operation or control of a radio broadcast station and a television broadcast station serving the same geographic market (subject to a waiver of such prohibition if certain conditions are satisfied) and of a radio broadcast station and a daily newspaper serving the same geographic market. Under these rules, absent waivers, the Company would not be permitted to acquire any daily newspaper or television broadcast station (other than low-power television) in any geographic market in which it now owns radio broadcast properties. On October 1, 1996, the FCC commenced a proceeding to explore possible revisions of its policies concerning waiver of the newspaper/radio cross-ownership restrictions.

     The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding, or through subsidiaries controlling, broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors) are generally attributable.

     Thomas O. Hicks, a director of the Company, is the President and a director of HM2/Chancellor, which through Chancellor holds attributable interests in radio stations in various markets in the States of California, Florida, Minnesota, New York, Ohio, Arizona, Colorado, Georgia, Pennsylvania, as well as in Washington, D.C. Upon completion of Chancellor's pending merger with Evergreen Media Corporation, Chancellor will also hold attributable interests in various markets in the additional states of Illinois, Massachusetts, Michigan and Texas. Thomas O. Hicks is also the President, Chief Executive Officer and Chief Operating Officer and 100% stockholder of HM3/Sunrise, which through STC Broadcasting, Inc. owns television stations in California, New York and Michigan and is seeking to acquire an attributable interest in a television station in Ohio. Eric C. Neuman is a director of the Company, the Vice President and Secretary of HM2/Chancellor, and the Vice President of HM3/Sunrise.

     In determining whether the Company is in compliance with the local ownership limits on AM and FM stations, the FCC will consider the Company's AM and FM holdings as well as the attributable broadcast interests of the Company's officers, directors and attributable stockholders. Accordingly, the attributable broadcast interests of the Company's officers and directors described in the preceding paragraph will limit the number of radio stations the Company may acquire or own in any market in which such officers or directors hold or acquire attributable broadcast interests. In addition, the Company's officers and directors may from time to time hold various nonattributable interests in media properties.

     Under its "cross-interest" policy, the FCC considers certain "meaningful" relationships among competing media outlets in the same market, even if the ownership rules do not specifically prohibit the relationship. Under the cross-interest policy, the FCC in certain instances may prohibit one party from acquiring an attributable interest in one media outlet and a substantial non-attributable economic interest in another media outlet in the same market. Under this policy, the FCC may consider significant equity interests combined with an attributable interest in a media outlet in the same market, joint ventures, and common key employees among competitors. The cross-interest policy does not necessarily prohibit all of these interests, but requires that the FCC consider whether, in a particular market, the "meaningful" relationships between competitors could have a significant adverse effect upon economic competition and program diversity. Heretofore, the FCC has not applied its cross-interest policy to LMAs and JSAs between broadcast stations. In its ongoing rulemaking proceeding concerning the attribution rules described below, the FCC has sought comment on, among other things, (i) whether the cross-interest policy should be applied only in smaller markets and (ii) whether non-equity financial relationships such as debt, when combined with multiple business interrelationships such as LMAs and JSAs, raise concerns under the cross-interest policy.

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

     If the proposed merger of Chancellor and Evergreen Media Corporation is completed, Thomas O. Hicks, through his control of HM2/Chancellor and the Company, will have an attributable interest in a total number of radio stations serving the Philadelphia, Pennsylvania market which exceeds FCC multiple ownership limitations. The FCC could require the Company to divest itself of radio stations WJBR-FM and WJBR-AM, which serve the Wilmington, Delaware market. The Company has entered into a binding letter of intent to contribute the broadcasting licenses of such stations to a newly-formed company which will be structured to satisfy FCC multiple ownership rules and cross-interest limitations. While management of the Company believes that such arrangement will meet FCC multiple ownership rules and cross-interest limitations as they presently exist, there can be no assurance that the FCC will act favorably on the proposed contribution or that the FCC will not amend its rules and policies in an adverse manner. The Company does not believe that an unfavorable decision by the FCC would have a material adverse effect on the financial condition of the Company.

     The Communications Act prohibits the issuance of broadcast licenses to, or the holding of broadcast licenses by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country (collectively, "Aliens"). The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by Aliens. The Company has been advised that the FCC staff has interpreted this provision to require a public interest finding in favor of such a grant or holding before a broadcast license may be granted to or held by any such corporation and has made such a finding only in limited circumstances generally involving licenses other than broadcast licenses. The FCC has issued interpretations of existing law (i) under which these restrictions in modified form apply to other forms of business organizations, including partnerships and (ii) indicating how alien interests in a company that are held directly through intermediate entities should be considered in determining whether that company is in compliance with these alien ownership restrictions. As a result of these provisions, the licenses granted to the radio station subsidiaries of the Company by the FCC could be revoked if, among other restrictions imposed by the FCC, more than 25% of the Company's stock were directly or indirectly owned or voted by Aliens. The Company is an indirect wholly-owned subsidiary of Capstar Broadcasting. Accordingly, Capstar Broadcasting's Certificate of Incorporation restricts the ownership, voting and transfer of Capstar Broadcasting's capital stock in accordance with the Communications Act and the rules of the FCC, and prohibits ownership of more than 25% of Capstar Broadcasting's outstanding capital stock (or more than 25% of the voting rights it represents) by or for the account of Aliens or corporations otherwise subject to domination or control by Aliens. The Certificate of Incorporation authorizes Capstar Broadcasting's Board of Directors to adopt such provisions as it deems necessary to enforce these prohibitions. In addition, the Certificate of Incorporation provides that shares of capital stock of Capstar Broadcasting determined by Capstar Broadcasting's Board of Directors to be owned beneficially by an Alien or an entity directly or indirectly owned by Aliens in whole or in part shall always be subject to redemption by Capstar Broadcasting by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with these alien ownership restrictions.

     Local Marketing Agreements. Over the past few years, a number of radio stations have entered into what have commonly been referred to as local marketing agreements or LMAs. While these agreements may take varying forms, under a typical LMA, separately owned and licensed radio stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these arrangements, separately-owned stations could agree to function cooperatively in programming, advertising sales and similar matters, subject to the requirement that the licensee of each station maintain independent control over the programming and operations of its own station. One typical type of LMA is a programming agreement between two separately-owned radio stations serving a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during those program segments. Such arrangements are an extension of the concept of "time brokerage" agreements, under which a licensee of a station sells blocks of time on its station to an entity or entities that program the blocks of time and sell their own commercial advertising announcements during the time periods in question.

     The FCC has specifically revised its "cross-interest" policy to make that policy inapplicable to time brokerage arrangements. Furthermore, the staff of the FCC's Mass Media Bureau has held that LMAs are not contrary to the Communications Act provided that the licensee of the station that is being substantially programmed by another entity maintains complete responsibility for, and control over, programming and operations of its broadcast station and assures compliance with applicable FCC rules and policies.

     The FCC's multiple ownership rules specifically permit radio station LMAs to continue to be entered into and implemented, but provide that a licensee or a radio station that brokers more than 15% of the weekly broadcast time on another station serving the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's multiple ownership rules. As a result, in a market where it owns a radio station, the Company would not be permitted to enter into an LMA with another local radio station in the same market that it could not own under the revised local ownership rules, unless the Company's programming constituted 15% or less of the other local station's programming time on a weekly basis. The FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) through a time brokerage or LMA arrangement where the brokered and brokering stations which it owns or programs serve substantially the same area. Such 25% simulcasting limitation also applies to commonly owned stations in the same broadcast service that serve substantially the same area.

     Joint Sales Agreements. Over the past few years, a number of radio stations have entered into cooperative arrangements commonly known as joint sales agreements or JSAs. While these agreements may take varying forms, under the typical JSA, a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately-owned and licensed station in the same market. The typical JSA also customarily involves the provision by the selling licensee of certain sales, accounting and "back office" services to the station whose advertising is being sold. The typical JSA is distinct from an LMA in that a JSA normally does not involve programming.

     The FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities, and therefore does not generally regulate joint sales practices between stations. Currently, stations for which a licensee sells time under a JSA are not deemed by the FCC to be attributable interests of that licensee. However, in connection with its ongoing rulemaking proceeding concerning the attribution rules, the FCC is considering whether JSAs should be considered attributable interests or within the scope of the FCC's cross-interest policy, particularly when JSAs contain provisions for the supply of programming services and/or other elements typically associated with LMAs. If JSAs become attributable interests as a result of changes in the FCC rules, the Company may be required to terminate any JSA it might have with a radio station which the Company could not own under the FCC's multiple ownership rules.

     Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." The FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. A licensee continues to be required, however, to present programming that is responsive to issues of the station's community and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates renewal applications of a licensee, although listener complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must pay regulatory and application fees and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, obscene and indecent broadcasts, and technical operations, including limits on radio frequency radiation. In addition, licensees must develop and implement affirmative action programs designed to promote equal employment opportunities and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application.

     Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short term" (less than the full term) license renewal or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

     Proposed and Recent Changes. The FCC has a pending rulemaking proceeding that seeks, among other things, comment on whether the FCC should modify its radio and television broadcast ownership "attribution" rules by (i) raising the basic benchmark for attributing ownership in a corporate licensee from 5% to 10% of the licensee's outstanding voting power, (ii) increasing from 10% to 20% of the licensee's outstanding voting power the attribution benchmark for "passive investors" in corporate licensees, (iii) attributing certain minority stockholdings in corporations with a single majority shareholder and (iv) attributing certain LMA, JSA, debt or non-voting stock interests that have heretofore been non-attributable.

     Moreover, Congress and the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's radio stations, result in the loss of audience share and advertising revenues for the Company's radio stations, and affect the ability of the Company to acquire additional radio stations or to finance those acquisitions. Such matters may include spectrum use or other fees on FCC licenses; foreign ownership of broadcast licenses; revisions to the FCC's equal employment opportunity rules and rules relating to political broadcasting; technical and frequency allocation matters; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and attribution policies; new technologies such as DAB; and proposals to auction the right to use the radio broadcast spectrum to the highest bidder.

     The Company cannot predict what other matters might be considered in the future by the FCC or Congress, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

     Federal Antitrust Laws. In addition to the risks associated with the acquisition of radio stations, the Company is also aware of the possibility that certain acquisitions it proposes to make may be investigated by the FTC or the DOJ, which are the agencies responsible for enforcing the federal antitrust laws. The agencies have recently investigated several radio station acquisitions where an operator proposed to acquire new stations in its existing markets, including the Benchmark Acquisition and the Patterson Acquisition. The DOJ's investigation with respect to the Benchmark Acquisition was closed, however, when the DOJ granted early termination of the applicable waiting period under the HSR Act in May 1997. The Company cannot predict the outcome of any specific DOJ or FTC investigation, which are necessarily very fact specific. Any decision by the FTC or the DOJ to challenge a proposed acquisition could affect the ability of the Company to consummate the acquisition or to consummate it on the proposed terms.

     For an acquisition meeting certain size thresholds, the HSR Act and the rules promulgated thereunder require the parties to file Notification and Report Forms with the FTC and the DOJ and to observe specified waiting period requirements before consummating the acquisition. During the initial 30-day period after the filing, the agencies decide which of them will investigate the transaction. If the investigating agency determines that the transaction does not raise significant antitrust issues, then it will either terminate the waiting period or allow it to expire after the initial 30 days. On the other hand, if the agency determines that the transaction requires a more detailed investigation, then at the conclusion of the initial 30 day period, it will issue a formal request for additional information ("Second Request"). The issuance of a Second Request extends the waiting period until the twentieth calendar day after the date of substantial compliance by all parties to the acquisition. Thereafter, such waiting period may only be extended by court order or with the consent of the parties. In practice, complying with a Second Request can take a significant amount of time. In addition, if the investigating agency raises substantive issues in connection with a proposed transaction, then the parties frequently engage in lengthy discussions or negotiations with the investigating agency concerning possible means of addressing those issues, including but not limited to persuading the agency that the proposed acquisition would not violate the antitrust laws, restructuring the proposed acquisition, divestiture of other assets of one or more parties, or abandonment of the transaction. Such discussions and negotiations can be time-consuming, and the parties may agree to delay consummation of the acquisition during their pendency.

     At any time before or after the consummation of a proposed acquisition, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of the business acquired or other assets of the Company. Acquisitions that are not required to be reported under the HSR Act may be investigated by the FTC or the DOJ under the antitrust laws before or after consummation. In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under the antitrust laws.

     The Company does not believe that any Pending Acquisition will be adversely affected in any material respect by review under the HSR Act. The Company has received early termination of the applicable waiting period under the HSR Act in regard to the Ameron Acquisition. The Company has filed, or intends to file, a Notification and Report Form with the DOJ and the FTC with respect to each of the Patterson Acquisition and the SFX Exchange. No other Pending Acquisition is subject to the HSR Act. The DOJ has raised an issue with the Company regarding the number of radio stations that the Company will own in the Allentown-Bethlehem, Pennsylvania area upon completion of the Patterson Acquisition and has issued a Second Request in connection therewith. The Company has begun discussions with the DOJ to resolve the matter. See "The
Acquisitions -- Patterson Acquisition."

     As part of its increased scrutiny of radio station acquisitions, the DOJ has stated publicly that it believes that LMAs, JSAs and other similar agreements customarily entered into in connection with radio station transfers prior to the expiration of the waiting period under the HSR Act could violate the HSR Act.

EMPLOYEES

     At March 31, 1997, the Company had a staff of 600 full-time employees and 242 part-time employees. If the Osborn Add-on Transactions, the Space Coast Acquisitions, the GulfStar Transaction, the Community Pacific Acquisition, the Cavalier Acquisition, the Benchmark Acquisition, the GulfStar -- McForhun Acquisition and the GulfStar -- Livingston Acquisition had been consummated as of March 31, 1997, the Company would have had a staff of approximately 1,662 full-time employees and 679 part-time employees as of such date. There are no collective bargaining agreements between the Company and its employees. The Company does have, however, one union member employed in connection with its Muzak franchise in Atlanta, Georgia, and is negotiating a collective bargaining agreement with the American Federation of Television and Radio Artists of America ("AFTRA") which represents the on-air performance staff of WFAS-AM/FM in Westchester County, New York for collective bargaining purposes. WFAS-AM/FM has approximately nine employees that would be represented by AFTRA. The Company believes that its relations with its employees are good.

SEASONALITY

     Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by retailers. The Company's revenues and broadcast cash flows are typically lowest in the first quarter and highest in the second and fourth quarters.

PROPERTIES AND FACILITIES

     The types of properties required to support each of the Company's radio stations include offices, studios and transmitter/antenna sites. A station's studios are generally housed with its offices in downtown or business districts. The transmitter/antenna sites generally are located so as to provide maximum market coverage.

     The Company owns transmitter and antenna sites in Gadsden and Tuscaloosa, Alabama; Norwalk and Brookfield, Connecticut; Wilmington and Dover, Delaware; Ft. Pierce, Melbourne, Port St. Lucie and Vero Beach, Florida; Catlettsburg, Kentucky; Hartsdale and Brewster, New York; Asheville and Statesville, North Carolina; Dayton, Ohio; Whitehall, Pennsylvania; Jackson, Tennessee; Huntington and Wheeling, West Virginia; Des Moines, Iowa; and Manteca, California. The Company also leases transmitter and antenna sites in Tuscaloosa, Alabama; Stamford, Connecticut; Bethany Beach, Delaware; Indian River County, Cocoa and Vero Beach, Florida; Asheville and Cool Springs, North Carolina; Bridgeport and Dayton, Ohio; Washington Township and Bethlehem, Pennsylvania; Huntington, Milton and Cabell County and Wheeling, West Virginia; Pawling and Bedford, New York; Anchorage, Alaska; Modesto and Stockton, California; and Des Moines, Iowa. The Company typically leases studio and office space, although it owns its facilities in Gadsden and Tuscaloosa, Alabama; Brookfield, Connecticut; Port St. Lucie and Ft. Pierce, Florida; Catlettsburg, Kentucky; Hartsdale and

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

Patterson, New York; Asheville, North Carolina; Jackson, Tennessee; Huntington and Wheeling, West Virginia; Des Moines, Iowa; Anchorage, Alaska; and Monterey, Modesto and Stockton, California.


     In addition, as a result of the completion of the GulfStar Transaction, the Community Pacific Acquisition, the Cavalier Acquisition, the Benchmark Acquisition, the GulfStar -- McForhun Acquisition and the GulfStar -- Livingston Acquisition. The Company also owns transmitter and antenna sites in Ft. Smith, Arkansas; Denham Springs, Louisiana; Jackson, Mississippi; Farmington, New Mexico; Columbia, Garrison and Greenville, South Carolina; Waco, Beaumont, Lubbock, Corpus Christi, Texarkana, and Victoria, Texas; and Amherst County, Bedford County, Roanoke and Winchester, Virginia. The Company also leases transmitter and antenna sites in Ft. Smith and Fayetteville, Arkansas; Baton Rouge, Caddo Parish, Denham Springs and Greenwell Springs, Louisiana; Jackson and Pelahatchi, Mississippi; Farmington, New Mexico; Waco, Beaumont, Killeen, Lubbock, Corpus Christi, Lufkin, Orange City, Tyler, Victoria, and Texarkana, Texas; and Boonea Mill and Winchester, Virginia. The Company owns or leases studio and office space in Ft. Smith and Fayetteville, Arkansas; Dover, Delaware; Denham Springs, Shreveport and Baton Rouge, Louisiana; Columbia and Greenville, South Carolina; Beaumont, Killeen, Lubbock, Lufkin, Waco, Tyler, Corpus Christi, Victoria, and Texarkana, Texas; and Roanoke, Virginia.


     The Company generally considers its facilities to be suitable and of adequate size for its current and intended purposes. The Company does not anticipate any difficulties in renewing any facility leases or in leasing additional space, if required.

     The Company owns substantially all of its other equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment. The towers, antennae and other transmission equipment used by the Company's stations are generally in good condition, although opportunities to upgrade facilities are continuously reviewed.

     The principal executive offices of the Company are located at 600 Congress Avenue, Suite 1400, Austin, Texas 78701. The telephone number of the Company at that address is (512) 404-6840.

LITIGATION

     The Company is involved in litigation from time to time in the ordinary course of its business. In management's opinion, the litigation in which the Company is currently involved, individually and in the aggregate, is not material to the Company's financial condition or results of operations.

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

                                THE ACQUISITIONS


     The Company owns and operates or provides services to 155 radio stations in 46 mid-sized markets. As part of the Company's overall strategy to capitalize on the opportunities created by the Telecom Act, the Company has entered into 17 agreements to acquire or assume agreements to provide services to 85 additional stations in 31 mid-sized markets (including seven stations in five markets for which the Company currently provides services pursuant to an LMA) and, upon completion of the Pending Transactions, the Company will own and operate or provide services to 233 radio stations in 62 mid-sized markets located throughout the United States. Any such acquisition agreements pursuant to which Capstar Broadcasting or any subsidiary of Capstar Broadcasting (other than the Company) is a party will be assigned or contributed to Capstar Radio upon or prior to consummation of the acquisition. The Company must obtain additional financing to consummate the Pending Acquisitions and there can be no assurance that such financing will be available to the Company on terms acceptable to its management or at all. The consummation of the Pending Acquisitions is subject to various conditions, including FCC and other regulatory approval. No assurances can be given that any or all of the Pending Acquisitions will be consummated or that, if completed, they will be successful.


GULFSTAR TRANSACTION

     In July 1997, Capstar Broadcasting, CBC -- GulfStar Merger Sub, Inc., a wholly-owned subsidiary of Capstar Broadcasting ("MergeCo"), merged with GulfStar, pursuant to which (i) the separate existence of GulfStar ceased, (ii) MergeCo survived as a wholly-owned subsidiary of Capstar Broadcasting and was renamed "GulfStar Communications, Inc.," (iii) each issued and outstanding share of MergeCo capital stock remained outstanding after the GulfStar Merger, (iv) each share of common stock of GulfStar outstanding immediately prior to the effective time (the "Effective Time") of the GulfStar Merger was converted into the right to receive a number of shares of Common Stock as more fully described hereinafter, and (v) each share of preferred stock of GulfStar outstanding immediately prior to the Effective Time was converted into the right to receive an amount in cash equal to its liquidation preference, including accumulated dividends, immediately prior to the GulfStar Merger, which amount equalled $29.4 million in the aggregate for all outstanding shares of preferred stock. Pursuant to the terms of the GulfStar Merger, each share of GulfStar's common stock, par value $.01 per share ("GulfStar Common Stock"), and GulfStar's Class A Common Stock, par value $.01 per share ("GulfStar Class A Stock"), was converted into the right to receive 1,187.947 shares of Class A Common Stock and each share of GulfStar's Class B Common Stock, par value $.01 per share ("GulfStar Class B Stock"), and Class C Common Stock, par value $.01 per share ("GulfStar Class C Stock"), was converted into the right to receive 1,187.947 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"), of Capstar Broadcasting and Class C Common Stock, respectively, provided that each share of GulfStar Class A Stock and each share of GulfStar Class C Stock held by R. Steven Hicks or Thomas O. Hicks was converted into the right to receive 1,187.947 shares of Class C Common Stock of Capstar Broadcasting. Immediately prior to the Effective Time, BT Capital Partners, Inc. ("BT Capital"), an affiliate of BT Securities Corporation (an initial purchaser in the Preferred Stock Offering and the Capstar Radio Notes Offering), exercised a warrant previously issued by GulfStar to BT Capital, and upon such exercise received 8,098 shares of GulfStar Class B Stock. At the Effective Time, Capstar Broadcasting assumed GulfStar's obligations under two option agreements (the "Assumed Options") pursuant to which, subject to certain terms and conditions, GulfStar was obligated to issue an aggregate of 1,000 shares of GulfStar Common Stock to two employees of GulfStar. The Assumed Options are deemed to be options to acquire an aggregate of 1,187.947 shares of Class A Common Stock at an exercise price of $0.71 per share. Upon completion of the GulfStar Merger, Capstar Broadcasting and the stockholders of GulfStar, except R. Steven Hicks, entered into the GulfStar Stockholders Agreement. See "Certain
Transactions -- Stockholders Agreements."

     The conversion ratio was calculated by the parties based on the relative value of Capstar Broadcasting and GulfStar principally determined by utilizing projected broadcast cash flows for the fiscal year ending December 31, 1998.

     Thomas O. Hicks, a director of Capstar Broadcasting and the Company, beneficially owns 100% of the outstanding capital stock of Capstar Broadcasting and beneficially owned 87.3% of the voting power of GulfStar. In addition, Thomas O. Hicks and R. Steven Hicks, Chairman of the Board and Chief Executive Officer, filled two of the four director seats of GulfStar, and R. Steven Hicks was also the Chief Executive Officer of GulfStar. Upon completion of the GulfStar Merger, R. Steven Hicks became entitled to receive 11,879,470 shares of Class C Common Stock, Thomas O. Hicks became entitled to receive 12,000,641 shares and 34,368,495 shares of Class B Common Stock and Class C Common Stock, respectively, Eric C. Neuman, Paul D. Stone, Lawrence D. Stuart, Jr. and John D. Cullen became entitled to receive 2,500,628 shares, 2,271,355 shares, 637,928 shares, and 3,292,989 shares, respectively, of Class A Common Stock, and BT Capital became entitled to receive 9,619,995 shares of Class B Common Stock.

     In July 1997, the advisory committee of HM Fund III approved the terms of the GulfStar Merger.

     Upon completion of the GulfStar Merger, Capstar Broadcasting contributed GulfStar through the Company to Capstar Radio in exchange for common stock of the Company and Capstar Radio, respectively, and as a result, GulfStar became a wholly owned subsidiary of the Company.

AMERON ACQUISITION

     On April 24, 1997, the Company agreed to acquire substantially all of the assets of Ameron Broadcasting, Inc. ("Ameron") used or held for use in the operation of radio stations WOWC-FM, WMJJ-FM and WERC-AM, which serve the Birmingham, Alabama market (the "Ameron Acquisition"). The purchase price of the Ameron Acquisition will be approximately $31.5 million payable in cash. In May 1997, the Company and Ameron filed an application with the FCC for approval to transfer control of such radio stations to the Company, and in July 1997 the DOJ granted early termination of the applicable waiting period under the HSR Act. The Company anticipates that the Ameron Acquisition will be consummated in October 1997.

     Under the terms of the acquisition agreement, which was entered into by Capstar Acquisition Company, Inc., a subsidiary of the Company ("Capstar Acquisition Co."), the acquisition agreement may be terminated by Ameron prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co., then Ameron will be entitled to liquidated damages in the amount of $1,000,000 as Ameron's exclusive remedy. Capstar Acquisition Co. has secured its obligation to consummate the asset purchase by placing $1.0 million in cash into escrow. See "Description of Indebtedness -- Letters of Credit."

     In a related transaction, the Company agreed on May 5, 1997, to assume from Sharepoint Management, Inc. ("Sharepoint") certain construction permits issued to Sharepoint by the FCC to construct and operate a new FM Broadcast Station in Columbiana, Alabama (the "Permit Agreement"). Since Sharepoint is controlled by the president of Ameron, Ameron has agreed in an amendment to the acquisition agreement dated May 9, 1997 to reduce the purchase price to be paid under the acquisition agreement on a dollar-for-dollar basis by the amount of the purchase price to be paid under the Permit Agreement, which is expected to be $75,000. The Company and Ameron have also agreed in an amendment to the acquisition agreement that the Company has the right to extend the closing thereunder in exchange for increasing the purchase price payable thereunder by $65,000.

COMCO ACQUISITION

     On February 3, 1997, the Company agreed to acquire substantially all of the assets of COMCO Broadcasting, Inc. ("COMCO") (the "COMCO Acquisition"). The purchase price of the COMCO Acquisition will equal approximately $6.7 million payable in cash. COMCO owns and operates six radio stations (four FM and two AM) in the Anchorage and Fairbanks, Alaska markets. The Company and COMCO filed an application with the FCC for approval to transfer control of such radio stations to the Company in February 1997. No filing under the HSR Act is required. The Company anticipates that the COMCO Acquisition will be consummated in October 1997.

     Under the terms of the agreement, which was entered into by Pacific Star, a wholly-owned subsidiary of the Company, the acquisition agreement may be terminated by COMCO prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by Pacific Star. If the acquisition agreement is terminated due to a material breach of any representation,

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

warranty, covenant or agreement by Pacific Star, then COMCO will be entitled to liquidated damages in the amount of $335,000 as COMCO's exclusive remedy. Pacific Star has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $335,000. See "Description of Indebtedness -- Letters of Credit."

     Upon consummation of the COMCO Acquisition, the Company would own and operate seven radio stations (four FM and three AM) in the Anchorage, Alaska market, which number exceeds the multiple station ownership limitations under the Communications Act. Accordingly, the Company will dispose of radio station KASH-AM in Anchorage, Alaska, which was acquired in the Community Pacific Acquisition, before the COMCO Acquisition is consummated. The Company will be in compliance with the ownership limitations of the Communications Act in the Anchorage, Alaska market once it disposes of KASH-AM.

COMMONWEALTH ACQUISITION

     On January 27, 1997, the Company agreed to acquire substantially all of the assets of Commonwealth Broadcasting of Arizona, L.L.C. ("Commonwealth") (the "Commonwealth Acquisition"). The purchase price of the Commonwealth Acquisition will equal approximately $5.3 million payable in cash. Commonwealth owns and operates three radio stations (two FM and one AM) in Yuma, Arizona. No filing under the HSR Act is required, and the FCC approved the Commonwealth Acquisition in April 1997. The Company anticipates that the Commonwealth Acquisition will be consummated in October 1997.

     Under the terms of the acquisition agreement, which was entered into by Pacific Star, the acquisition agreement may be terminated by Commonwealth prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by Pacific Star. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Pacific Star, then Commonwealth will be entitled to liquidated damages in the amount of $262,500 as Commonwealth's exclusive remedy. Pacific Star has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $262,500. See "Description of Indebtedness -- Letters of Credit."

EMERALD CITY ACQUISITION

     On March 10, 1997, the Company agreed to acquire substantially all of the assets of Emerald City Radio Partners, L.P. ("Emerald City") (the "Emerald City Acquisition") used or useful in the operations of Emerald City's three radio stations (two FM and one AM) in the Columbia, South Carolina market. The Company has agreed to assign the right of WNOK Acquisition Company, Inc., a subsidiary of the Company ("WNOK Acquisition Co."), to acquire two of Emerald City's radio stations (WOIC-AM and WMFX-FM) on or before the date on which the Company acquires Emerald City's third radio station (WNOK-FM) to Clear Channel Radio, Inc. The purchase price of the Emerald City Acquisition will equal approximately $14.9 million payable in cash, of which approximately $9.5 million has been allocated to station WNOK-FM and will be payable by the Company. The FCC approved the Emerald City Acquisition in June 1997. No filing under the HSR Act is required. The Company anticipates that the Emerald City Acquisition will be consummated in August 1997.

     Under the terms of the agreement, which was entered into by WNOK Acquisition Company, Inc., a subsidiary of the Company ("WNOK Acquisition Co."), the acquisition agreement may be terminated by Emerald City prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by WNOK Acquisition Co. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by WNOK Acquisition Co., then Emerald City will be entitled to liquidated damages in the amount of $500,000 as Emerald City's exclusive remedy. WNOK Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow cash in the amount of $75,000 and has agreed that $425,000 of the loan described below will be forgiven if Emerald City becomes entitled to liquidated damages.

     In connection with the Emerald City Acquisition, the Company has loaned Emerald City approximately $13.5 million, the proceeds of which were used by Emerald City (i) to pay matured indebtedness of Emerald City to Clear Channel Radio, Inc. in the amount of approximately $13.3 million, including principal and interest, and

(ii) for other business purposes in the amount of approximately $200,000. The loan matures on the earlier to occur of (i) October 31, 1997, (ii) the closing of the Emerald City Acquisition or (iii) within 75 days after the termination of the acquisition agreement with WNOK Acquisition Co.



GRANT ACQUISITION



     On June 20, 1997, the Company agreed to acquire substantially all of the assets of Grant used or held for use in the operation of radio station WZBQ-FM which serves the Tuscaloosa, Alabama market (the "Grant Acquisition"). The purchase price of the Grant Acquisition will equal approximately $3.2 million payable in cash. The Company and Grant filed an application in July 1997 with the FCC for approval to transfer control of such radio station to the Company. No filing under the HSR Act is required. The Company anticipates that the Grant Acquisition will be consummated in September 1997.


     Under the terms of the acquisition agreement, which was entered into by Capstar Acquisition Co., the acquisition agreement may be terminated by Grant prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co., then Grant will be entitled to liquidated damages in the amount of $160,000 as Grant's exclusive remedy. Capstar Acquisition Co. has secured its obligation to consummate the asset purchase by placing the sum of $160,000 in cash into escrow.

GRIFFITH ACQUISITION

     On May 22, 1997, the Company agreed to acquire substantially all of the assets of Griffith Broadcasting, Inc. ("Griffith") used or held for use in the operation of stations WTAK-FM, WXQW-FM and WWXQ-FM, which serve the Huntsville, Alabama market (the "Griffith Acquisition"). The purchase price of the Griffith Acquisition will equal approximately $5.4 million payable in cash. In June 1997, the Company and Griffith filed an application with the FCC for approval to transfer control of such radio stations to the Company. No filing under the HSR Act is required. The Company anticipates that the Griffith Acquisition will be consummated in September 1997.


     Under the terms of the acquisition agreement, which was entered into by Capstar Acquisition Co., the acquisition agreement may be terminated by Griffith prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co., then Griffith will be entitled to liquidated damages in the amount of $250,000 as Griffith's exclusive remedy. Capstar Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $250,000. See "Description of Indebtedness -- Letters of Credit."


GULFSTAR -- AMERICAN GENERAL ACQUISITION

     On June 6, 1997, GulfStar agreed to acquire substantially all of the assets of American General Media of Texas, Inc. ("American General") used or held for use in the operation of radio station KKCL-FM which serves the Lubbock, Texas market (the "GulfStar -- American General Acquisition"). The purchase price of the GulfStar -- American General Acquisition will equal approximately $3.2 million payable in cash. GulfStar and American General filed an application with the FCC in June 1997 for approval to transfer control of the radio station to GulfStar. No filing under the HSR Act is required. The Company anticipates that the GulfStar -- American General Acquisition will be consummated in November 1997.

     Under the terms of the acquisition agreement, which was entered into by GulfStar Communications Lubbock, Inc., a subsidiary of GulfStar
("GulfStar -- Lubbock"), the acquisition agreement may be terminated by American General prior to consummation of the asset purchase if all conditions to GulfStar -- Lubbock's obligation to consummate the asset purchase (including the condition that all of American General's representations and warranties are true and correct and that American General has performed, satisfied and complied with all of its covenants, agreements and conditions in the acquisition agreement) are satisfied and GulfStar --

Lubbock nevertheless fails to consummate the asset purchase. If the acquisition agreement is terminated by American General due to GulfStar -- Lubbock's failure to consummate the asset purchase even though all conditions to GulfStar -- Lubbock's obligation to consummate the asset purchase are satisfied, American General will be entitled to liquidated damages in the amount of $160,000. GulfStar -- Lubbock has secured its obligation to consummate the asset purchase by placing into escrow cash in the amount of $160,000.

GULFSTAR -- BOONEVILLE ACQUISITION

     On June 1, 1997, GulfStar agreed to acquire substantially all of the assets of Booneville Broadcasting Company and Arklahoma Communications Company (collectively, "Booneville") used or held for use in the operation of radio station KZBB-FM, which serves the Ft. Smith, Arkansas market (the
"GulfStar -- Booneville Acquisition"). The purchase price of the
GulfStar -- Booneville Acquisition will equal approximately $1.5 million payable in cash. GulfStar and Booneville filed an application with the FCC in June 1997 for approval to transfer control of the radio station to GulfStar. No filing under the HSR Act is required. GulfStar and Booneville entered into an LMA in connection with KZBB-FM pursuant to which GulfStar provides certain sales, programming and marketing services for the station. The Company anticipates that the GulfStar -- Booneville Acquisition will be consummated in December 1997.

     Under the terms of the acquisition agreement, which was entered into by GulfStar Communications Arkansas, Inc., a subsidiary of GulfStar
("GulfStar -- Arkansas"), the acquisition agreement may be terminated by Booneville prior to consummation of the asset purchase if all conditions to GulfStar -- Arkansas' obligation to consummate the asset purchase (including the condition that all of Booneville's representations and warranties are true and correct and that Booneville has performed, satisfied and complied with all of its covenants, agreements and conditions in the acquisition agreement) are satisfied and GulfStar -- Arkansas nevertheless fails to consummate the asset purchase. If the acquisition agreement is terminated by Booneville due to GulfStar -- Arkansas' failure to consummate the asset purchase even though all conditions to GulfStar -- Arkansas' obligation to consummate the asset purchase are satisfied, Booneville will be entitled to liquidated damages in the amount of $500,000. GulfStar -- Arkansas has secured its obligations to consummate the asset purchase by placing into escrow cash in the amount of $500,000.
GulfStar -- Arkansas and Booneville entered into an LMA in connection with KZBB-FM pursuant to which GulfStar provides certain sales, programming and marketing services for KZBB-FM.

GULFSTAR -- KJEM ACQUISITION OPTION

     On June 18, 1997, GulfStar acquired an option to acquire substantially all of the assets of KJEM used or held for use in the operation of radio station KJEM-FM which serves the Fayetteville, Arkansas market (the "GulfStar -- KJEM Acquisition Option"). The purchase price of the KJEM-FM assets will equal approximately $1,750,000 payable in cash, of which $750,000 (the "Option Payment") was paid in cash on the date of the agreement. In most circumstances, the Option Payment is not refundable. GulfStar may exercise its option, in its sole discretion, on or before the first anniversary date of the agreement. GulfStar and KJEM filed an application with the FCC in July 1997 for approval to transfer control of the radio station to GulfStar. GulfStar and KJEM entered into an LMA in connection with KJEM-FM pursuant to which GulfStar provides certain sales, programming and marketing services for the station.

     Under the terms of the option agreement, which was entered into by GulfStar -- Arkansas, the asset purchase contemplated by the option agreement may be terminated by KJEM prior to consummation of the asset purchase if all conditions to GulfStar -- Arkansas' obligation to consummate the asset purchase (including the condition that all of KJEM's representations and warranties are true and correct and that KJEM has performed, satisfied and complied with all of its covenants, agreements and conditions in the acquisition agreement) are satisfied and GulfStar -- Arkansas nevertheless fails to consummate the asset purchase If such asset purchase is terminated by KJEM due to GulfStar -- Arkansas' failure to consummate the asset purchase even though all conditions to GulfStar -- Arkansas' obligation to consummate the asset purchase are satisfied, KJEM, will be entitled to liquidated damages in the amount of the Option Payment.

GULFSTAR -- KLAW ACQUISITION

     On June 1, 1997, GulfStar agreed to acquire substantially all of the assets of KLAW Broadcasting, Inc., ("KLAW") used or held for use in the operation of radio stations KLAW-FM and KZCD-FM, which serve the Lawton, Oklahoma market (the "GulfStar -- KLAW Acquisition"). The purchase price of the GulfStar -- KLAW Acquisition will equal approximately $2.2 million payable in cash. GulfStar and the sellers filed an application with the FCC in June 1997 for approval to transfer control of the radio station to GulfStar. No filing under the HSR Act is required. GulfStar and KLAW entered into an LMA in connection with KLAW-FM and KZCD-FM pursuant to which GulfStar provides certain sales, programming and marketing services for the stations. The Company anticipates that the GulfStar -- KLAW Acquisition will be consummated in November 1997.

     Under the terms of the acquisition agreement, which was entered into by GulfStar, the acquisition agreement may be terminated by KLAW prior to consummation of the asset purchase if all conditions to GulfStar's obligation to consummate the asset purchase (including the condition that all of KLAW's representations and warranties are true and correct and that KLAW has performed, satisfied and complied with all of its covenants, agreements and conditions in the acquisition agreement) are satisfied and GulfStar fails to consummate the asset purchase. If the acquisition agreement is terminated by KLAW due to GulfStar's failure to consummate the asset purchase even though all conditions to GulfStar's obligation to consummate the asset purchase are satisfied, KLAW will be entitled to liquidated damages in the amount of $110,000. GulfStar has secured its obligations to consummate the asset purchase by placing into escrow cash in the amount of $110,000.

GULFSTAR -- NOALMARK ACQUISITION

     On March 5, 1997, GulfStar acquired an option to acquire substantially all of the assets of Noalmark Broadcasting Corporation ("Noalmark") used or held for use in the operation of radio stations KKTX-FM and KKTX-AM, which serve the Longview, Texas market (the "GulfStar -- Noalmark Acquisition Option"). The purchase price of the Noalmark assets will equal approximately $2.4 million payable in cash, of which $1.0 million (the "KKTX Option Payment") was paid in cash by GulfStar on the date of the agreement. In most circumstances, the KKTX Option Payment is not refundable. GulfStar may exercise its option, in its sole discretion, on or before March 2000. GulfStar and Noalmark entered into an LMA in connection with KKTX-FM and KKTX-AM pursuant to which GulfStar provides certain sales, programming and marketing services for the stations.

     Under the terms of the option agreement, which was entered into by GulfStar, the asset purchase contemplated by the option agreement may be terminated by Noalmark prior to consummation of the asset purchase if all conditions to GulfStar's obligation to consummate the asset purchase (including the condition that all of Noalmark's representations and warranties are true and correct and that Noalmark has performed, satisfied and complied with all of its covenants, agreements and conditions in the acquisition agreement) are satisfied and GulfStar nevertheless fails to consummate the asset purchase. If such asset purchase is terminated by Noalmark due to GulfStar's failure to consummate the asset purchase even though all conditions to GulfStar's obligation to consummate the asset purchase are satisfied, Noalmark will be entitled to liquidated damages in the amount of the KKTX Option Payment.

KNIGHT QUALITY ACQUISITION

     On June 18, 1997, the Company agreed to acquire substantially all of the assets of Knight Quality (the "Knight Quality Acquisition"). The purchase price of the Knight Quality Acquisition will equal approximately $60.0 million payable in cash. Knight Quality owns and operates eight radio stations (five FM and three AM) in five markets located in Worcester, Massachusetts, Manchester, New Hampshire, Burlington, Vermont, Portsmouth, New Hampshire, and York Center, Maine. The Company and Knight Quality filed an application with the FCC for approval to transfer control of such radio stations to the Company in July 1997. No filing under the HSR Act is required. The Company anticipates that the Knight Quality Acquisition will be consummated in January 1998.

     Under the terms of the three acquisition agreements by Capstar Acquisition Co. relating to the Knight Quality Acquisition, each acquisition agreement may be terminated by Knight Quality prior to consummation of the asset purchase under various circumstances, including, but not limited to, a material breach of any representation, warranty, covenant or agreement, by Capstar Acquisition Co. The closing of the transactions contemplated by each of the acquisition agreements is conditioned upon the closing of the two other acquisition agreements. If the acquisition agreements are terminated due to a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co., then Knight Quality will be entitled to liquidated damages in the aggregate amount of $3.0 million as Knight Quality's exclusive remedy. Capstar Acquisition Co. has secured its obligation to consummate the Knight Quality Acquisition by placing into escrow letters of credit in the aggregate amount of $3.0 million. See "Description of Indebtedness -- Letters of Credit."

MADISON ACQUISITION

     On January 27, 1997, Point Madison Acquisition Company, Inc., a subsidiary of the Company ("Madison Acquisition Co.") agreed to acquire substantially all of the assets of Madison (the "Madison Acquisition"). The purchase price of the Madison Acquisition will equal approximately $38.8 million payable in cash. Madison owns and operates six radio stations (four FM and two AM) in Madison, Wisconsin. The applicable waiting period under the HSR Act terminated on March 11, 1997, and the FCC approved the Madison Acquisition in 1997. The Company anticipates that the Madison Acquisition will be consummated in August 1997.

     Under the terms of the acquisition agreement, which was entered into by Madison Acquisition Co., the acquisition agreement may be terminated by Madison prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by Madison Acquisition Co. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Madison Acquisition Co., then Madison will be entitled to liquidated damages in the amount of $3.2 million as Madison's exclusive remedy. Madison Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $3.2 million. See 'Description of Indebtedness -- Letters of Credit."

PATTERSON ACQUISITION

     On June 12, 1997, the Company agreed to acquire all of the outstanding preferred stock, common stock and common stock equivalents of Patterson Broadcasting, Inc. ("Patterson") (the "Patterson Acquisition"). The purchase price of the Patterson Acquisition will equal approximately $215.0 million payable in cash. Patterson will own and operate or provide services to 39 radio stations (25 FM and 14 AM) in the Savannah, Georgia, Allentown and Harrisburg, Pennsylvania, Fresno, California, Honolulu, Hawaii, Battle Creek and Grand Rapids, Michigan, Reno, Nevada, Springfield, Illinois, and Pensacola, Florida markets. The Company and Patterson filed in May 1997 (i) an application with the FCC for approval to transfer control of such radio stations to the Company and
(ii) a Notification and Report Form with the DOJ and the FTC. The Company anticipates that the Patterson Acquisition will be consummated in February 1998.

     Under the terms of the purchase agreement, which was entered into by Capstar Acquisition Co., the purchase agreement may be terminated by Patterson prior to consummation of the stock purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co. If the purchase agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co., then Patterson will be entitled to liquidated damages in the amount of $10.0 million as Patterson's exclusive remedy. Capstar Acquisition Co. will secure its obligation to consummate the stock purchase by placing into escrow a letter of credit in the amount of $10.0 million. See "Description of Indebtedness -- Letters of Credit."

     The DOJ has raised an issue with the Company regarding the number of radio stations that the Company will own in the Allentown-Bethlehem, Pennsylvania area upon completion of the Patterson Acquisition. The Company has recently begun discussions with the DOJ to resolve the matter. See "Business -- Federal Regulation of Radio Broadcasting."

     On January 29, 1997, Patterson agreed to acquire substantially all of the assets of WMEZ, Inc. ("WMEZ") used or held for use in the operation of radio station WMEZ-FM, which serves the Pensacola, Florida market. The purchase price of the WMEZ assets will equal approximately $7.0 million payable by Patterson in cash. The FCC granted approval for the acquisition in May 1997. No filing under the HSR Act is required. The Company expects such acquisition to be completed by Patterson prior to completion of the Patterson Acquisition.

     On April 24, 1997, Patterson agreed to acquire all of the outstanding common stock of Radio Dinuba Company ("Dinuba"), which owns and operates radio stations KJOI-FM and KRDU-AM serving the Fresno, California market. The purchase price will equal approximately $5.3 million payable in cash. FCC approval is pending. No filing under the HSR Act is required. The Company expects such acquisition to be completed by Patterson prior to completion of the Patterson Acquisition.

     On May 5, 1997, Patterson agreed to acquire substantially all of the assets of William E. Kuiper, Jr. ("Kuiper") used or held for use in the operation of radio station WQFN-FM, which serves the Grand Rapids, Michigan market. The purchase price of the Kuiper assets will equal approximately $1.9 million payable in cash. FCC approval is pending. No filing under the HSR Act is required. The Company expects such acquisition to be completed by Patterson prior to completion of the Patterson Acquisition.

     If any of the pending acquisitions of Patterson is not completed or is otherwise terminated prior to completion of the Patterson Acquisition, then the purchase price for the Patterson Acquisition will be reduced by an amount to be agreed to by the parties to the Patterson Acquisition.

QUASS ACQUISITION

     On June 9, 1997, the Company agreed to acquire all of the outstanding common stock of Quass Broadcasting Company ("Quass") (the "Quass Acquisition"). The purchase price of the Quass Acquisition will equal approximately $14.9 million payable in cash. Quass owns and operates three radio stations (two FM and one AM) in the Cedar Rapids, Iowa market. The Company and Quass filed an application with the FCC in July 1997 for approval to transfer control of such radio stations to the Company. No filing under the HSR Act is required. The Company anticipates that the Quass Acquisition will be consummated in January 1998.

     Under the terms of the purchase agreement, which was entered into by Capstar Acquisition Co., the purchase agreement may be terminated by Quass prior to consummation of the acquisition under various circumstances, including a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co. If the purchase agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co., then Quass and Quass' stockholders will be entitled to liquidated damages in the amount of $750,000 as their exclusive remedy. Capstar Acquisition Co. has secured its obligation to consummate the acquisition by placing into escrow a letter of credit in the amount of $750,000. See "Description of Indebtedness -- Letters of Credit."

     Concurrently with the execution of the Quass stock purchase agreement, Mary
K. Quass, the majority stockholder of Quass, purchased 909,091 shares of common stock of the Company, which will be subsequently exchanged for shares of Class A Common Stock, for an aggregate purchase price of $1.0 million. Substantially all of the purchase price was paid through the issuance of a promissory note by Mary
K. Quass to the Company, which obligation is secured by a pledge of the shares. See "Certain Transactions -- Indebtedness of Management." Also concurrently with the execution of the Quass stock purchase agreement, Mary K. Quass and Capstar Acquisition Co. entered into a consulting agreement pursuant to which she agreed to provide consulting services to Capstar Acquisition Co. on an hourly basis as requested.

SFX EXCHANGE

     On May 23, 1997, the Company agreed to exchange substantially all of the assets used or useful in the Company's operation of three radio stations (two FM and one AM) in the Greenville, South Carolina market for substantially all of the assets used or useful in SFX's operation of four radio stations (three FM and one AM) in Wichita, Kansas and Daytona Beach, Florida (the "SFX Exchange"). The three stations to be exchanged by the Company were acquired in the Benchmark Acquisition.

     The Company and SFX intend to file in August 1997 (i) an application with the FCC for approval to transfer control of the radio stations and (ii) a Notification and Report Form with the DOJ and the FTC. The Company anticipates that the SFX Exchange will be consummated in October 1997.

     Under the terms of the exchange agreement, which was entered into by Capstar Acquisition Co., the exchange may be terminated by either party prior to consummation of the exchange agreement under various circumstances, including a material breach of any representation, warranty, covenant or agreement by the other party. If the exchange agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by a party, then the other party will be entitled to liquidated damages in the amount of $2.0 million as such party's exclusive remedy. In addition, either party may terminate the exchange agreement in its sole and absolute discretion, if within 20 days after receipt of the agreement's underlying schedules (which were not required to be provided at the time the agreement was entered into), either party is not satisfied with the information contained in the schedules provided by the other party.

     R. Steven Hicks is a party to an agreement with SFX, which, among other things, prohibited Mr. Hicks, the Company and any affiliate of Hicks Muse in which Mr. Hicks had an ownership interest or to which Mr. Hicks acted as an advisor from competing with, owning any direct or indirect interest in or providing any services to any person which was in the business of owning or operating one or more radio stations licensed or having a transmitter site within any county in the MSA of certain specified SFX markets. Such noncompetition provisions were terminated concurrently with the Company entering into the exchange agreement without regard to whether the SFX Exchange is actually consummated.

WRIS ACQUISITION

     On April 11, 1997, the Company agreed to acquire substantially all of the assets of WRIS, Inc. ("WRIS") used or held for use in the operation of station WJLM-FM in Salem, Virginia (the "WRIS Acquisition"). The purchase price of the WRIS Acquisition will equal approximately $3.1 million payable in cash. In April 1997, the Company and WRIS filed an application with the FCC for approval to transfer control of such radio station to the Company. No filing under the HSR Act is required. The Company anticipates that the WRIS Acquisition will be consummated in September 1997.

     Under the terms of the acquisition agreement, which was entered into by Capstar Acquisition Co., the acquisition agreement may be terminated by WRIS prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co., then WRIS will be entitled to liquidated damages in the amount of $150,000 as WRIS's exclusive remedy. Capstar Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $150,000. See "Description of Indebtedness -- Letters of Credit."

OTHER POSSIBLE ACQUISITIONS

     The Company has entered into six separate nonbinding letters of intent to acquire and/or exchange substantially all of the assets of the respective potential sellers used or useful in the operations of each seller's radio stations, each of which is subject to various conditions, including the ability of the Company to enter into a definitive agreement to acquire such assets. No assurances can be given that definitive agreements will be entered into to acquire such assets or that such acquisitions will be consummated. As part of the Company's ongoing acquisition strategy, the Company is continually evaluating certain other potential acquisition opportunities. See "Risk
Factors -- Risks of Acquisition Strategy."

                                   MANAGEMENT

[Need to check ages]

     The directors and executive officers of the Company are listed below. Each of the directors will hold office until the next annual meeting of stockholders and until his successor has been duly elected and qualified. Executive officers are generally elected annually by the Board of Directors to serve, subject to the discretion of the Board of Directors, until their successors are appointed.

                   NAME                      AGE                          POSITION
                   ----                      ---                          --------
R. Steven Hicks............................  47       Chairman of the Board, President, Chief
                                                        Executive Officer and Director
William S. Banowsky, Jr....................  36       Executive Vice President, General Counsel and
                                                        Secretary
Paul D. Stone..............................  36       Executive Vice President and Chief Financial
                                                        Officer
Frank D. Osborn............................  50       Acting President and Chief Executive Officer of
                                                        Southern Star (Southeast Region) and Managing
                                                        Director of Capstar Radio
James T. Shea, Jr..........................  43       President and Chief Executive Officer of
                                                        Atlantic Star (Northeast Region)
John D. Cullen.............................  43       President and Chief Executive Officer of
                                                        GulfStar (Southwest Region)
Dex Allen..................................  54       President and Chief Executive Officer of Pacific
                                                        Star (West Region)
Mary K. Quass(1)...........................  47       President and Chief Executive Officer of
                                                        Central Star (Midwest Region)
David J. Benjamin, III.....................  50       Managing Director of Capstar Radio
Joseph L. Mathias, IV......................  32       Managing Director of Capstar Radio
James M. Strawn(2).........................  55       Managing Director of Capstar Radio
Thomas O. Hicks............................  51       Director
Eric C. Neuman.............................  53       Director
Lawrence D. Stuart, Jr.....................  53       Director

---------------

(1) Mary K. Quass will become the president and chief executive officer of the Midwest Region upon consummation of the Quass Acquisition.

(2) James M. Strawn will become a Managing Director of Capstar Radio upon consummation of the Patterson Acquisition.

     R. Steven Hicks has served as the Chairman of the Board, President, Chief Executive Officer and as a director of Capstar Broadcasting and the Company since May 1997 and October 1996, respectively. Mr. Hicks also served as Chairman of the Board of GulfStar since January 1987 and Chief Executive Officer of GulfStar from January 1987 to July 1997. From November 1993 to May 1996, he was President and Chief Executive Officer of SFX, a publicly-traded radio broadcasting company. Mr. Hicks is a 30-year veteran of the radio broadcasting industry, including 18 years as a station owner. Mr. Hicks is the brother of Thomas O. Hicks.

     William S. Banowsky, Jr. has served as an Executive Vice President and the General Counsel of Capstar Broadcasting and the Company since May 1997 and January 1997, respectively. Mr. Banowsky was an attorney with Snell, Banowsky & Trent, P.C., Dallas, Texas, for six years before joining the Company. Prior to that time, he was an attorney for Johnson & Gibbs, P.C., Dallas, Texas, for four years.

     Paul D. Stone has served as an Executive Vice President and the Chief Financial Officer of Capstar Broadcasting and of the Company since May and January 1997, respectively. Mr. Stone was an Executive Vice President and the Chief Financial Officer of GulfStar from April 1996 until January 1997 at which time Mr. Stone resigned from such positions. Prior to January 1997, Mr. Stone was Vice President and Controller of Hicks Muse for six years. He is a Certified Public Accountant.

     Frank D. Osborn serves as the acting President and Chief Executive Officer of Southern Star and as a Managing Director of Capstar Radio. Mr. Osborn served as President and Chief Executive Officer of Osborn from Osborn's inception in 1984 until June 1997. He is Chairman of the Board of Fairmont Communications and is a member of the Board of Directors of Northstar Television Group. From 1983 to 1985, Osborn served as Senior Vice President/Radio for Price Communications Corporation. From 1981 to 1983, Mr. Osborn served as Vice President and General Manager of WYNY, NBC's New York FM radio station, and was Vice President of Finance and Administration of NBC Radio from 1977 to 1981.

     James T. Shea, Jr. is the President and Chief Executive Officer of Atlantic Star and has served in such position since June 1997. He previously served as President of Capstar Radio from October 1996 to June 1997. Prior to serving as President of Capstar Radio, Mr. Shea served as Chief Operating Officer of Commodore from January 1995 to October 1996. Mr. Shea joined Commodore as the President of its MidAtlantic Region in March 1992. He joined Wilks-Schwartz as Vice President, General Manager, and Partner of WKRZ, Wilkes Barre, Pennsylvania in 1980, and became Vice President, General Manager and Partner of WQQQ/WEEX, Allentown, Pennsylvania in 1984, was promoted to Executive Vice President and Partner in 1986 and served in such capacity until 1992.

     John D. Cullen has served as the President and Chief Executive Officer of GulfStar since consummation of the GulfStar Transaction in July 1997. From March 1996 to June 1997, Mr. Cullen served as the President and Chief Operating Officer of GulfStar. From 1992 to February 1996, Mr. Cullen served as a regional manager of SFX's radio stations in the Greenville-Spartanburg, Raleigh-Durham, Charlotte and Greensboro-Winston-Salem markets. Mr. Cullen is a 16-year veteran of the radio broadcasting industry.

     Dex Allen serves as the President and Chief Executive Officer of Pacific Star. Mr. Allen has served as the managing member of Commonwealth since 1984. Prior to 1984, Mr. Allen was Vice President/General Manager of KOGO-AM and KPRI-FM in San Diego, California and the Sales Manager of KCBQ-AM in San Diego, California. Mr. Allen is a 29-year veteran of the radio broadcasting industry, including 12 years as a station owner.

     Mary K. Quass has been the President and Chief Executive Officer of Quass since 1988. From 1982 to 1988, Ms. Quass served as Vice President/General Manager of stations KHAK-AM and KHAK-FM in Cedar Rapids, Iowa. Ms. Quass is a 19-year veteran of the radio broadcasting industry, including nine years as a station owner. Upon consummation of the Quass Acquisition, Ms. Quass will serve as the President and Chief Executive Officer of Central Star.

     David J. Benjamin, III has served as a Managing Director of Capstar Radio since consummation of the Community Pacific Acquisition in July 1997. From 1992 to July 1997, Mr. Benjamin served as President and Chief Executive Officer of Community Pacific. Prior to such time, he co-founded and served since 1974 as Chairman and Chief Executive Officer of Community Pacific's predecessor, Community Pacific Broadcasting Corporation, which positions he held since 1974. Mr. Benjamin is a former President of the Oregon Association of Broadcasters and a former board member of the National Association of Broadcasters.

     Joseph L. Mathias, IV has served as a Managing Director of Capstar Radio since consummation of the Benchmark Acquisition in July 1997. From January 1997 to July 1997, Mr. Mathias serves as a general partner of Benchmark, during which time Mr. Mathias managed the operations of Benchmark. Prior to such time, he held various positions in the cable television and radio broadcasting industries. Mr. Mathias is a seven-year veteran of the radio broadcasting industry.

     James M. Strawn has served as an Executive Vice President and the Chief Financial Officer of Patterson since 1995. From 1988 to 1995, Mr. Strawn served as an executive vice president for Summit Communications, and from 1984 to 1988, Mr. Strawn served as an Executive Vice President and the Chief Financial Officer of DKM Broadcasting. Mr. Strawn served in various positions with Cox Communications, including regional controller and assistant controller for the broadcast corporate staff, from 1966 to 1984. Mr. Strawn is a 31-year veteran of the radio broadcasting industry, including 13 years as a station owner. Upon consummation of the Patterson Acquisition, Mr. Strawn will serve as a Managing Director of Capstar Radio.

     Thomas O. Hicks has been a director of the Company and Capstar Broadcasting since October 1996 and May 1997, respectively. Thomas O. Hicks has been Chairman and Chief Executive Officer of Hicks Muse since co-founding the firm in 1989. Prior to forming Hicks Muse, Thomas O. Hicks co-founded Hicks & Haas Incorporated in 1983 and served as its Co-Chairman and Co-Chief Executive Officer through 1989. Thomas O. Hicks also serves as a director of Chancellor Broadcasting Company, Berg Electronics Corp., Sybron International Corporation and Neodata Corporation. Thomas O. Hicks is the brother of R. Steven Hicks.

     Eric C. Neuman has served as a director of Capstar Broadcasting and the Company since May 1997 and October 1996, respectively, and as an Executive Vice President of the Company from October 1996 to June 1997. Mr. Neuman has served as an officer of Hicks Muse since 1993 and as a Senior Vice President thereof since 1996. Before joining Hicks Muse, Mr. Neuman served for eight years as Managing General Partner of Communications Partners, Ltd., a Dallas-based private investment firm. Mr. Neuman has served as a director of Chancellor Broadcasting Company since 1996.

     Lawrence D. Stuart, Jr. has served as a director of the Company and Capstar Broadcasting since January 1997 and May 1997, respectively. Mr. Stuart has been a Managing Director and Principal of Hicks Muse since 1995. Prior to joining Hicks Muse, Mr. Stuart served for over 20 years as the principal outside legal counsel for the investment firms and portfolio companies led by Thomas O. Hicks. From 1989 to 1995, Mr. Stuart was the Managing Partner of the Dallas office of Weil, Gotshal & Manges (a Limited Liability Partnership including Professional Corporations).

     Upon completion of the Patterson Acquisition, James W. Wesley, Jr. will become the Chairman of the Board of Capstar Broadcasting. Mr. Wesley has been President and Chief Executive Officer of Patterson since it was founded in 1995. From 1988 to 1995, Mr. Wesley served as President of Summit Communications based in Winston-Salem, North Carolina. Prior to 1988, Mr. Wesley spent 33 years in various positions, including President of Cox Communications in Atlanta, Georgia. Mr. Wesley is a 42-year veteran of the radio broadcasting industry.

BOARD COMMITTEES


     In June 1997, Capstar Broadcasting's Board of Directors established an Audit Committee and a Compensation Committee and in July 1997, Capstar Broadcasting's Board of Directors established an Executive Committee. The Audit Committee's functions include recommending to the Board of Directors of Capstar Broadcasting the engagement of Capstar Broadcasting's independent public accountants, reviewing with such accountants the plans for and the results and scope of their auditing engagement and certain other matters relating to their services provided to Capstar Broadcasting, including the independence of such accountants. The Compensation Committee determines the compensation of executive officers and administers the Capstar Broadcasting Stock Option Plan (as defined) and the Stock Purchase Plan (as defined). The Executive Committee is authorized and empowered to approve one or more agreements of the Company to acquire radio broadcasting stations and their related assets, or persons which own and operate or provide services to radio broadcasting stations, up to an aggregate purchase price of $100.0 million. Lawrence D. Stuart, Jr., Eric C. Neuman and R. Gerald Turner, a director of Capstar Broadcasting, serve on the Audit Committee. Thomas
O. Hicks, Mr. Stuart and Mr. Turner serve on the Compensation Committee. R. Steven Hicks, Eric C. Neuman and Lawrence D. Stuart, Jr. serve on the Executive Committee.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation received or accrued by the Company's Chief Executive Officer and its other most highly compensated executive officers (collectively, the "Named Executive Officers") for services rendered during the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                              ANNUAL COMPENSATION               COMPENSATION($)
                                      -----------------------------------   -----------------------
                                                                OTHER       SECURITIES                   ALL OTHER
                                                                ANNUAL      UNDERLYING      LTIP       COMPENSATION
                                      SALARY($)   BONUS($)   COMPENSATION   OPTIONS(#)   PAYOUTS($)         ($)
                                      ---------   --------   ------------   ----------   ----------   ---------------
R. Steven Hicks.....................   135,400         --          --        9,300,000(1)       --       7,440,000(1)
Chairman of the Board, President and
  Chief Executive Officer
James T. Shea, Jr...................   262,500         --       6,000          720,880    170,000        3,412,495(2)
President of Capstar Radio
Frank D. Osborn.....................   387,000    300,000          --               --         --        1,778,375(3)
President of Southern Star

---------------

(1) See "Certain Transactions -- Warrants."

(2) Represents the amount paid to Mr. Shea in connection with the Commodore Acquisition in settlement of such executive officer's outstanding options to purchase shares of common stock of Capstar Radio.

(3) Frank D. Osborn became an executive officer of the Company upon consummation of the Osborn Acquisition in February 1997. Mr. Osborn's employment agreement with Osborn prior to the Osborn Acquisition obligated Osborn to pay $16,000 annually into a retirement benefit arrangement for Mr. Osborn. Mr. Osborn elected to have such amount deposited into Osborn's Non-Qualified Deferred Compensation Plan. In 1996, Mr. Osborn also received $1,746,875 in compensation from the exercise of non-qualified stock options granted by Osborn and $15,500 from the exercise of incentive stock options granted by Osborn.

OPTION GRANTS IN 1996

     The following table contains information about stock options and stock purchase rights granted to the Named Executive Officers during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                                      ------------------------------------------   POTENTIAL REALIZABLE VALUE
                        NUMBER OF     PERCENT OF TOTAL                               AT ASSUMED ANNUAL RATES
                        SECURITIES        OPTIONS                                  OF STOCK PRICE APPRECIATION
                        UNDERLYING       GRANTED TO      EXERCISE                      FOR OPTION TERM(1)
                         OPTIONS         EMPLOYEES         PRICE      EXPIRATION   ---------------------------
         NAME           GRANTED(#)        IN 1996        PER SHARE       DATE         5%($)          10%($)
         ----           ----------    ----------------   ---------    ----------   ------------   ------------
R. Steven Hicks.......  9,300,000(2)         100%         $ 1.00(2)    10-16-06     $15,748,720    $24,121,805
James T. Shea, Jr.....    720,880(3)       18.20%         $ 1.00       11-26-06     $ 1,174,238    $ 1,869,777
                          350,000(4)        8.84%         $ 1.00       12-26-96     $   570,113    $   907,310
Frank D. Osborn.......         --             --              --             --              --             --

---------------

(1) The assumed rates are compounded annually for the full terms of the options and warrants.

(2) See "Certain Transactions -- Warrants."

(3) Represents options granted pursuant to the Company's 1996 Stock Option Plan, which have been exchanged for options granted under the Capstar Broadcasting Stock Option Plan (as defined). See "-- Benefit Plans."

(4) Represents stock purchase rights granted pursuant to the Company's 1996 Stock Purchase Plan, which plan is no longer expected to be used.

OPTION EXERCISES IN 1996

     The following table sets forth certain information (i) with respect to the number of shares of common stock of Capstar Partners issued upon exercises of options and stock purchase rights by the Named Executive Officers during the fiscal year ended December 31, 1996 and (ii) with respect to the unexercised options granted under the Capstar Partners 1996 Stock Option Plan (as defined) held by the Named Executive Officers at December 31, 1996.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES
                                                            UNDERLYING                VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                         SHARES                         DECEMBER 31, 1996            DECEMBER 31, 1996($)(1)
                        ACQUIRED        VALUE      ----------------------------    ---------------------------
        NAME           ON EXERCISE   REALIZED($)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
        ----           -----------   -----------   -----------    -------------    -----------   -------------
R. Steven Hicks......         --         --         7,440,000(2)    1,860,000(2)   $9,895,200     $2,473,800
James T. Shea, Jr....         --         --                --         720,880(3)           --        958,770
                         350,000(4)      --                --              --              --             --
Frank D. Osborn......         --         --                --              --              --             --

---------------

(1) There is no public market for the Common Stock. Based on the per share price of the Hicks Muse GulfStar Equity Investment and the Capstar BT Equity Investment of $1.33.

(2) See "Certain Transactions -- Warrants."

(3) Represents options granted pursuant to the Company's 1996 Stock Option Plan.

(4) Represents stock purchase rights granted pursuant to the Company's 1996 Stock Purchase Plan.

EMPLOYMENT AGREEMENTS

     R. Steven Hicks Employment Agreement. Capstar Broadcasting has entered into an employment agreement with R. Steven Hicks pursuant to which Mr. Hicks serves as Chairman, President and Chief Executive Officer of Capstar Broadcasting. Mr. Hicks' employment agreement terminates on December 31, 2001, and will be automatically renewed for successive one-year terms unless Mr. Hicks or Capstar Broadcasting gives the other party written notice of his or its intention not to renew the employment agreement at least six months prior to the date the employment agreement would otherwise expire (but no more than 12 months prior to such expiration date). Mr. Hicks' base salary is $250,000 per year and is subject to annual increases at least equal to five percent of the then current annual base salary. He is also entitled to receive such annual performance bonuses as Capstar Broadcasting's Board of Directors may determine. Further, Mr. Hicks is entitled to receive stock options to purchase shares of Class A Common Stock. If Capstar Broadcasting terminates Mr. Hicks' employment for cause or Mr. Hicks terminates his employment for other than good reason, Capstar Broadcasting must pay Mr. Hicks all accrued obligations and other benefits earned prior to the date of termination. If Capstar Broadcasting terminates Mr. Hicks' employment agreement other than for cause or Mr. Hicks terminates his employment agreement for good reason, Mr. Hicks' employment agreement provides for (A) a lump sum payment of (x) two times Mr. Hicks' then current annual salary and (y) any accrued obligations and other benefits earned prior to the date of termination and (B) unless the Board of Directors of Capstar Broadcasting determines that Mr. Hicks has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between Capstar Broadcasting and Mr. Hicks and the right to exercise those options until the earlier of (x) the expiration date of those options or (y) the 90th day after Mr. Hicks' termination. Mr. Hicks has entered into a substantially similar employment agreement with GulfStar. Upon completion of the GulfStar Transaction, Mr. Hicks' employment agreement with GulfStar will terminate and his employment agreement with Capstar Broadcasting will be amended to increase Mr. Hicks' current base salary to $500,000.

     William S. Banowsky, Jr. Employment Agreement. Capstar Broadcasting has entered into an employment agreement with William S. Banowsky, Jr. pursuant to which Mr. Banowsky serves as an Executive Vice President and the General Counsel of Capstar Broadcasting. Mr. Banowsky's employment agreement terminates on December 31, 2001, and will be renewed automatically for successive one-year terms unless Mr. Banowsky or

Capstar Broadcasting gives the other party written notice of his or its intention not to renew the employment agreement at least six months prior to the date the employment agreement would otherwise expire (but not more than 12 months prior to such expiration date). Mr. Banowsky's current base salary is $200,000 per year, subject to annual increases at least equal to five percent of the then current annual base salary. Mr. Banowsky is also entitled to receive such annual bonuses as Capstar Broadcasting's Board of Directors may determine. Further, Mr. Banowsky is entitled to receive stock options to purchase shares of Class A Common Stock. If Capstar Broadcasting terminates Mr. Banowsky's employment for cause or Mr. Banowsky terminates his employment for other than good reason, Capstar Broadcasting must pay Mr. Banowsky all accrued obligations and other benefits earned prior to the date of termination. If Capstar Broadcasting terminates Mr. Banowsky's employment agreement other than for cause or Mr. Banowsky terminates his employment agreement for good reason, Mr. Banowsky's employment agreement provides for (A) a lump sum payment of (x) two times Mr. Banowsky's then current annual salary and (y) any accrued obligations and other benefits earned prior to the date of termination and (B) unless the Board of Directors of Capstar Broadcasting determines that Mr. Banowsky has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between Capstar Broadcasting and Mr. Banowsky and the right to exercise those options until the earlier of (x) the expiration date of those options or (y) the 90th day after Mr. Banowsky's termination.

     Paul D. Stone Employment Agreement. Capstar Broadcasting has entered into an employment agreement with Paul D. Stone pursuant to which Mr. Stone serves as an Executive Vice President and the Chief Financial Officer of Capstar Broadcasting. Mr. Stone's employment agreement terminates on December 31, 2001, and will be renewed automatically for successive one year terms unless Mr. Stone or Capstar Broadcasting gives the other party written notice of his or its intention not to renew the employment agreement at least six months prior to the date the employment agreement would otherwise expire (but no more than 12 months prior to such expiration date). Mr. Stone's base salary is $200,000 per year, subject to annual increases at least equal to five percent of the then current annual base salary. Mr. Stone is also entitled to receive such annual bonuses as Capstar Broadcasting's Board of Directors may determine. Further, Mr. Stone is entitled to receive stock options to purchase shares of Class A Common Stock. If Capstar Broadcasting terminates Mr. Stone's employment for cause or Mr. Stone terminates his employment for other than good reason, Capstar Broadcasting must pay Mr. Stone all accrued obligations and other benefits earned prior to the date of termination. If Capstar Broadcasting terminates Mr. Stone's employment agreement other than for cause or Mr. Stone terminates his employment agreement for good reason, Mr. Stone's employment agreement provides for (A) a lump sum payment of (x) two times Mr. Stone's then current annual salary and (y) any accrued obligations and other benefits earned prior to the date of termination and (B) unless the Board of Directors of Capstar Broadcasting determines that Mr. Stone has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between Capstar Broadcasting and Mr. Stone and the right to exercise those options until the earlier of (x) the expiration date of those options or (y) the 90th day after Mr. Stone's termination.

     Frank D. Osborn Employment Agreement. Southern Star has entered into an employment agreement with Frank D. Osborn pursuant to which Mr. Osborn was employed to serve as the President and Chief Executive Officer of Southern Star. Mr. Osborn's employment agreement terminates on the fifth anniversary of the consummation of the Osborn Acquisition. Mr. Osborn's base salary is $375,000, and commencing on January 1, 1998, and on each subsequent January 1, his base salary will be adjusted to reflect the annual increase in the Consumer Price Index during the preceding year. In addition, Mr. Osborn is entitled to a guaranteed bonus of $25,000 per month for a period of 60 months after February 20, 1997 and an annual bonus as determined by Southern Star's Board of Directors. If Mr. Osborn's employment is terminated by Southern Star for cause or by Mr. Osborn for other than good reason, Southern Star is obligated to pay all accrued obligations and other benefits to Mr. Osborn. If the employment agreement is terminated by Southern Star other than for cause or disability or by Mr. Osborn for good reason, Mr. Osborn's employment agreement provides for
(A) a lump sum payment of any accrued obligations and other benefits earned prior to the date of termination, (B) the payment in regular installments of (x) if the remainder of the employment period is 24 months or less, Mr. Osborn's then current annual base salary for the remainder of the employment period, (y) if the remainder of the employment period is more than 24 months but less than 36 months, twice the sum of Mr. Osborn's then current salary, plus Mr. Osborn's then current salary for the remainder of the employment period after 24 months have expired from the termination date, or (z) if the remainder of the employment period is more than 36 months, twice the sum of Mr. Osborn's then current salary plus Mr. Osborn's then current salary for a period of 12 months after 24 months have expired from the termination date, (C) the payment of the guaranteed bonus as if Mr. Osborn's employment had not been terminated and (D) unless the Board of Directors of Southern Star determines that Mr. Osborn has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between Southern Star and Mr. Osborn and the right to exercise those options until the earlier of (x) the expiration date of those options or (y) the 90th day after Mr. Osborn's termination. Mr. Osborn is also entitled to participate in Southern Star's employee medical benefit plan for 24 months following termination unless Southern Star fails to achieve 60% of its annual budget for operating profit for the last calendar year ended prior to termination. In that case, Mr. Osborn is entitled to participate in such plan for 12 months following termination. The Company expects that Mr. Osborn's employment agreement will be amended and restated to reflect, among other things, Capstar Broadcasting and Capstar Radio as parties thereto, Mr. Osborn's current position as a Managing Director of Capstar Radio and that Mr. Osborn is serving on an interim basis as the President and Chief Executive Officer of Southern Star.

     James T. Shea, Jr. Employment Agreement. The Company and Capstar Radio have entered into an employment agreement with James T. Shea, Jr. pursuant to which Mr. Shea was employed to serve as the President of Capstar Radio. Mr. Shea's employment agreement terminates on April 30, 1999. Mr. Shea's base salary is $275,625, which increases at the beginning of each calendar year by an amount which shall not be less than five percent of his then current base salary. Mr. Shea is also entitled to receive annual bonuses as the Board of Directors of Capstar Radio may determine, provided that the bonus shall not be less than $150,000. In addition, the employment agreement provides for an automobile allowance, participation in the retirement, savings, and welfare benefit plans of Capstar Radio and a life insurance policy of $650,000. If Capstar Radio terminates Mr. Shea's employment for cause, Capstar Radio is obligated to pay Mr. Shea's then accrued base salary, reimbursable expenses, and any other compensation then due and owing. In addition, Capstar Radio must continue to fund Mr. Shea's life insurance policy. If the employment agreement is terminated due to death or disability, without cause or by Mr. Shea for good reason, Mr. Shea will be entitled to (i) the continuation of his annual base salary, as then in effect, for a period equal to (A) if the termination date occurs after April 21, 1998 but prior to April 30, 1999, a 12-month period commencing on the termination date or (B) if the termination date occurs on or prior to April 21, 1998, the lesser of (x) a 24-month period commencing on the termination date and
(y) the period starting on the termination date and ending on April 30, 1999,
(ii) a pro rata amount of his annual bonus, (iii) any annual base salary and annual bonus then accrued but not yet paid, (iv) the continuation of his welfare benefits for a period equal to (A) if the termination date occurs after April 21, 1998 but prior to April 30, 1999, a 12-month period commencing on the termination date or (B) if the termination date occurs on or prior to April 21, 1998, the lesser of (x) a 24-month period commencing on the termination date and
(y) the period starting on the termination date and ending on April 30, 1999,
(v) the continuation of his life insurance policy, (vi) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs, (vii) reimbursement for certain expenses incurred as of the termination date but not yet paid as of the date of termination and (viii) any other rights afforded to him under other written agreements between Mr. Shea and the Company. The Company expects that Mr. Shea's employment agreement will be replaced with an employment agreement with Atlantic Star, Capstar Broadcasting and Capstar Radio to reflect, among other things, Mr. Shea's new position as President and Chief Executive Officer of Atlantic Star.

     John D. Cullen Employment Agreement. GulfStar has entered into an employment agreement with John D. Cullen pursuant to which Mr. Cullen serves as the President and Chief Operating Officer of GulfStar. Mr. Cullen's employment agreement terminates on March 31, 2001 unless sooner terminated in accordance with the terms of the employment agreement. Mr. Cullen's base salary for fiscal year ending April 1998 is $160,000 with incremental $10,000 increases for each fiscal year thereafter during the term of the employment agreement. Mr. Cullen is also entitled to receive annual bonuses of at least $35,000 if GulfStar achieves certain broadcast cash flow projections established by the board of directors of GulfStar. If GulfStar terminates Mr. Cullen's employment for cause (as defined in the employment agreement) or Mr. Cullen resigns (and GulfStar has not breached the employment agreement), GulfStar must pay Mr. Cullen all accrued obligations and other benefits earned prior to the date of termination. If GulfStar terminates Mr. Cullen's employment without cause or Mr. Cullen terminates his employment due to a material breach of the employment agreement by GulfStar (which breach is not cured within 30 days after receipt of notice of breach), then GulfStar must pay Mr. Cullen his current salary (in equal monthly installments), plus a pro rata portion of any bonuses that would otherwise have been payable to Mr. Cullen. The Company expects that Mr. Cullen's employment agreement will be amended and restated to reflect, among other things, Capstar Broadcasting as a party thereto and Mr. Cullen's new position as the President and Chief Executive Officer of GulfStar.



     Dex Allen Employment Agreement. Pacific Star has entered into an employment agreement with Dex Allen pursuant to which (i) Mr. Allen was employed to serve as President and Chief Operating Officer of Pacific Star, (ii) Mr. Allen's term of employment is five years, provided that on the fifth anniversary and on each anniversary thereafter, Mr. Allen's employment period shall automatically be extended for one additional year unless Mr. Allen or Pacific Star gives the other party written notice of his or its intention not to renew the employment agreement at least six months prior to such anniversary (but no more than 12 months prior to such anniversary), (iii) Mr. Allen will receive a base salary of $150,000 during his first year of employment, which will increase to $200,000 per year thereafter, subject to further annual increases at least equal to the percentage increase, if any, in the Consumer Price Index during the preceding calendar year, and (iv) Mr. Allen is entitled to receive an annual bonus of at least $50,000 per year if certain financial goals, as determined by Pacific Star's Board of Directors, are achieved. Pacific Star and Mr. Allen also agreed that (i) if Pacific Star terminates Mr. Allen's employment for cause or Mr. Allen terminates his employment for other than good reason, Pacific Star will only be obligated to make a lump sum payment to Mr. Allen of any accrued obligations of Pacific Star to Mr. Allen, including Mr. Allen's salary earned or accrued through the date of his termination, and (ii) if Pacific Star terminates Mr. Allen's employment other than for cause or disability or Mr. Allen terminates his employment for good reason, Mr. Allen's employment agreement provides for (A) a severance payment of Mr. Allen's then current base salary in regular installments for a one year period, (B) a lump sum payment of any accrued obligations and other benefits earned prior to the date of termination, and (C) unless the Board of Directors of Pacific Star determines that Mr. Allen has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between Capstar Broadcasting and Mr. Allen and the right to exercise those options until the earlier of (x) the expiration date of those options or (y) the 90th day after Mr. Allen's termination. The Company expects that Mr. Allen's employment agreement will be amended and restated to reflect, among other things, Capstar Broadcasting as a party thereto and Mr. Allen's new position as the President and Chief Executive Officer of Pacific Star.


     Mary K. Quass Employment Agreement. Upon consummation of the Quass Acquisition, Central Star and Capstar Broadcasting will enter into an employment agreement with Mary K. Quass pursuant to which Ms. Quass will serve as the President and Chief Executive Officer of Central Star. Ms. Quass' employment agreement will terminate on the fifth anniversary of the consummation of the Quass Acquisition. Ms. Quass' base salary will be $200,000, subject to annual increases at least equal to the percentage increase, if any, in the Consumer Price Index during the preceding calendar year. Ms. Quass is also entitled to receive an annual performance bonus if certain financial goals, as determined by the Board of Directors of Central Star, are achieved. Further, if revenues and net income for a fiscal year of the Midwest Region equal or exceed the targets for such revenues and net income as set forth in the Midwest Region's budget, then, Ms. Quass will be awarded an annual bonus in the amount of at least $50,000 with respect to such fiscal year. In addition, Ms. Quass will be entitled to receive stock options to purchase Class A Common Stock. If Central Star terminates Ms. Quass' employment for cause or Ms. Quass terminates her employment for other than good reason, Central Star will pay to Ms. Quass her accrued obligations and investments through the date of termination. If Central Star terminates Ms. Quass' employment without cause or Ms. Quass terminates her employment for good reason, Ms. Quass' employment agreement will provide for (A) a lump sum cash payment equal to any accrued obligations of Central Star to Ms. Quass, (B) a payment in regular installments of Ms. Quass' then current salary for the one-year period commencing from the date of termination (the "Severance Period"), (C) continued medical, dental and life insurance coverage at the expense of Central Star until the earlier of (x) the expiration of the Severance Period or (y) the date Ms. Quass has commenced new employment and has thereby become eligible for comparable medical benefits, and (D) unless the Board of Directors of Capstar Broadcasting determines that Ms. Quass has not satisfactorily performed her obligations and duties under the agreement, the immediate vesting of all stock options between Capstar Broadcasting and Ms. Quass and the right to exercise those options until the earlier of (x) the expiration date of such stock options or (y) the 90th day after Ms. Quass' termination.

     David J. Benjamin, III Employment Agreement. Capstar Radio and Capstar Broadcasting have entered into an employment agreement with David J. Benjamin, III pursuant to which Mr. Benjamin serves as a Managing Director of Capstar Radio. Mr. Benjamin's employment agreement terminates on the fifth anniversary of the consummation of the Community Pacific Acquisition. The employment agreement will automatically be renewed for successive one-year terms unless Mr. Benjamin or Capstar Radio gives written notice of his or its intention not to renew the agreement at least six months (but no more than 12 months) prior to the date the agreement would otherwise expire. Mr. Benjamin's base salary is $200,000, subject to annual increases at least equal to the percentage increase, if any, in the Consumer Price Index during the preceding calendar year. Mr. Benjamin is entitled to receive an annual bonus of $50,000 per year if certain financial goals, as determined by the Board of Directors of Capstar Radio, are achieved. In addition, Mr. Benjamin is entitled to receive stock options to purchase shares of Class A Common Stock. If Capstar Radio terminates Mr. Benjamin's employment for cause or Mr. Benjamin terminates his employment for other than good reason, Capstar Radio is not obligated to make any further salary payments to Mr. Benjamin except those earned prior to the date of termination. If Capstar Radio terminates Mr. Benjamin's employment without cause or Mr. Benjamin terminates his employment for good reason, Mr. Benjamin's employment agreement provides for (A) a lump sum payment equal to any accrued obligations of Capstar Radio to Mr. Benjamin, (B) in regular installments of (x) if the remainder of the employment period is less than 24 months, Mr. Benjamin's then annual salary for the remainder of the employment period, (y) if the remainder of the employment period is more than 24 but less than 36 months, the sum of two times Mr. Benjamin's then annual salary plus his annual salary for a period of 12 months after 24 months have expired from the date of his termination, or (z) if the remainder of the employment period is greater than 36 months, the sum of two times Mr. Benjamin's then annual salary plus his annual salary for a period of 12 months after 24 months have expired from the date of his termination and (C) the payment of his bonus as if the termination did not occur and (D) unless the Board of Directors of Capstar Radio determines that Mr. Benjamin has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between Capstar Radio and Mr. Benjamin and the right to exercise those options until the earlier of (x) the expiration date of those options or (y) the 90th day after Mr. Benjamin's termination. If Mr. Benjamin's employment is terminated due to death or disability, Capstar Radio will pay all accrued obligations and investments, guaranteed bonuses and other benefits for 12 months after the termination date.

     Joseph L. Mathias IV Employment Agreement. Upon consummation of the Benchmark Acquisition, Capstar Radio and Capstar Broadcasting entered into an employment agreement pursuant to which Mr. Mathias serves as a Managing Director of Capstar Radio. Mr. Mathias' employment agreement will terminate on the third anniversary of the consummation of the Benchmark Acquisition. Mr. Mathias' base salary is $200,000, subject to annual increases at the discretion of the Board of Directors of Capstar Radio. In addition, Mr. Mathias is entitled to receive stock options to purchase Class A Common Stock. If Capstar Radio terminates Mr. Mathias' employment for cause or Mr. Mathias terminates his employment for other than good reason, Capstar Radio will pay to Mr. Mathias his accrued obligations and investments through the date of termination. If Capstar Radio terminates Mr. Mathias' employment without cause or Mr. Mathias terminates his employment for good reason, Mr. Mathias' employment agreement provides for (A) a lump sum cash payment equal to any accrued obligations of Capstar Radio to Mr. Mathias, (B) a payment in regular installments of Mr. Mathias' then current salary for the remainder of the employment period (the "Severance Period"), and (C) continued medical, dental, and life insurance coverage at the expense of Capstar Radio until the earlier of (x) the expiration of the Severance Period or (y) the date Mr. Mathias has commenced new employment and has thereby become eligible for comparable medical benefits.

     James M. Strawn Employment Agreement. Upon consummation of the Patterson Acquisition, Capstar Radio and Capstar Broadcasting will enter into an employment agreement pursuant to which Mr. Strawn will serve as a Managing Director of Capstar Radio. Mr. Strawn's employment agreement will terminate on the fifth anniversary of the consummation of the Patterson Acquisition. Mr. Strawn's base salary will be $200,000, subject to annual increases at least equal to the percentage increase, if any, in the Consumer Price Index during the preceding year. Mr. Strawn will also be entitled to receive an annual performance bonus, as determined by the Board of Directors of Capstar Radio. In addition, Mr. Strawn will be entitled to receive stock options to purchase Class A Common Stock. If Capstar Radio terminates Mr. Strawn's employment for cause or Mr. Strawn terminates his employment for other than good reason, Capstar Radio will pay to Mr. Strawn his accrued obligations and investments through the date of termination. If Capstar Radio terminates Mr. Strawn's employment without cause or Mr. Strawn terminates his employment for good reason, Mr. Strawn's employment agreement will provide for (A) a lump sum cash payment equal to any accrued obligations of Capstar Radio to Mr. Strawn, (B) a payment in regular installments of Mr. Strawn's then current salary for a two-year period from the date of termination (the "Severance Period"), (C) continued medical, dental, and life insurance coverage at the expense of Capstar Radio until the earlier of (x) the expiration of the Severance Period or (y) the date Mr. Strawn has commenced new employment and has thereby become eligible for comparable medical benefits and (D) unless the Board of Directors of Capstar Radio determines that Mr. Strawn has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between Capstar Broadcasting and Mr. Strawn and the right to exercise those options until the earlier of (x) the expiration date of those options or (y) the 90th day after Mr. Strawn's termination. If Mr. Strawn's employment is terminated due to disability, Capstar Radio shall pay all accrued obligations and investments, and a payment in regular installments of Mr. Strawn's then current salary for six months after the termination date.

     James W. Wesley Employment Agreement. Upon consummation of the Patterson Acquisition, Capstar Broadcasting will enter into an employment agreement pursuant to which Mr. Wesley will serve as Chairman of the Board of Capstar Broadcasting. Mr. Wesley's employment agreement will terminate on the fifth anniversary of the consummation of the Patterson Acquisition. Mr. Wesley's base salary will be $300,000, subject to annual increases at least equal to the percentage increase, if any, in the Consumer Price Index during the preceding calendar year. Mr. Wesley is also entitled to receive an annual performance bonus, as determined by the Board of Directors of the Company. In addition, Mr. Wesley is entitled to receive stock options to purchase Class A Common Stock. If Capstar Broadcasting terminates Mr. Wesley's employment for cause or Mr. Wesley terminates his employment for other than good reason, Capstar Broadcasting will pay to Mr. Wesley his accrued obligations and investments through the date of termination. If Capstar Broadcasting terminates Mr. Wesley's employment without cause or Mr. Wesley terminates his employment for good reason, Mr. Wesley's employment agreement provides for (A) a lump sum cash payment equal to any accrued obligations of Capstar Broadcasting to Mr. Wesley, (B) a payment in regular installments of Mr. Wesley's then current salary for the remainder of a two year period from the date of termination (the "Severance Period"), (C) continued medical, dental, and life insurance coverage at the expense of Capstar Broadcasting until the earlier of (x) the expiration of the Severance Period or
(y) the date Mr. Wesley has commenced new employment and has thereby become eligible for comparable medical benefits and (D) unless the Board of Directors of Capstar Broadcasting determines that Mr. Wesley has not satisfactorily performed his obligations and duties under the agreement, the immediate vesting of all stock options between Capstar Broadcasting and Mr. Wesley and the right to exercise those options until the earlier of (x) the expiration date of those options or (y) the 90th day after Mr. Wesley's termination. If Mr. Wesley's employment is terminated due to disability, Capstar Broadcasting shall pay all accrued obligations and investments and a payment in regular installments of Mr. Wesley's then current salary for a period of six months from the date of termination.

BENEFIT PLANS

  Capstar Broadcasting Stock Option Plan

     Capstar Broadcasting's 1997 Stock Option Plan (the "Capstar Broadcasting Stock Option Plan") gives certain individuals and key employees of Capstar Broadcasting and any parent corporation or subsidiary corporation thereof (such parent and subsidiary corporations are referred to as "Related Entities") who are responsible for the continued growth of Capstar Broadcasting an opportunity to acquire a proprietary interest in Capstar Broadcasting, and thus to create in such persons an increased interest in and a greater concern for the welfare of Capstar Broadcasting and any Related Entities. The Capstar Broadcasting Stock Option Plan provides for the grant of options to acquire up to 9,000,000 shares of Class A Common Stock. Grants of stock options with respect to 6,801,710 shares of Class A Common Stock have been made under the Capstar Broadcasting Stock Option Plan.

     The Capstar Broadcasting Stock Option Plan is administered by Capstar Broadcasting's Compensation Committee, which is currently comprised of Thomas O. Hicks, Lawrence D. Stuart, Jr. and R. Gerald Turner. The Compensation Committee has authority, subject to the terms of the Capstar Broadcasting Stock Option Plan

(including the formula grant provisions and the provisions relating to incentive stock options contained therein), to determine when and to whom to make grants or awards under the Capstar Broadcasting Stock Option Plan, the number of shares to be covered by the grants or awards, the types and terms of the grants and awards, and in the case of grants of stock options, the exercise price of stock options. Moreover, the Compensation Committee will have the authority, subject to the provisions of the Capstar Broadcasting Stock Option Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Capstar Broadcasting Stock Option Plan and to make such determinations and interpretations and to take such action in connection with the Capstar Broadcasting Stock Option Plan and any grants and awards thereunder as it deems necessary or advisable. The Compensation Committee's determinations and interpretations under the Capstar Broadcasting Stock Option Plan are final, binding and conclusive on all participants and need not be uniform and may be made by the Compensation Committee selectively among persons who receive, or are eligible to receive, grants and awards under the Capstar Broadcasting Stock Option Plan.

     Grants of "incentive stock options" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-qualified stock options (options which do not qualify under section 422 of the Code) may be made under the Capstar Broadcasting Stock Option Plan to key employees. Grants of non-qualified stock options may be made to eligible non-employees (as defined in the Stock Option Plan). No incentive stock option may be granted pursuant to the Capstar Broadcasting Stock Option Plan after October 16, 2006.

     The exercise price per share of Class A Common Stock under each option is fixed by the Compensation Committee at the time of grant and must equal at least 100% of the fair market value (as defined in the Stock Option Plan) of a share of Class A Common Stock on the date of grant; provided, however, that the exercise price of an incentive stock option granted to a person who, at the time of grant, owns shares of Capstar Broadcasting or any Related Entity which possess more than 10% of the total combined voting power of all classes of stock of Capstar Broadcasting or of any Related Entity may not be less than 110% of the fair market value of a share of Class A Common Stock on the date of grant. No option is exercisable after the expiration of ten years from the date of grant, unless, as to any non-qualified stock option, otherwise expressly provided in the option agreement; provided, however, that no incentive stock option granted to a person who, at the time of grant, owns stock of Capstar Broadcasting, or any Related Entity, possessing more than 10% of the total combined voting power of all classes of stock of Capstar Broadcasting, or any Related Entity, is exercisable after the expiration of five years from the date of grant.

     In the event of a change of control or sale of Capstar Broadcasting, all outstanding stock options may, subject to the sole discretion of the Compensation Committee, become exercisable in full at such time or times as the Compensation Committee may determine. Each stock option accelerated by the Compensation Committee would terminate on such date (not later than the stated exercise date) as the Compensation Committee determines.

     Unless an option or other agreement provides otherwise, upon the date of death of an optionee (or upon the termination of an optionee because of such optionee's disability), the person who acquires the right to exercise the option of such optionee (or the optionee in the case of disability) must exercise such option within 180 days after the date of death (or termination in the case of disability), unless a longer period is expressly provided in such incentive stock option or a shorter period is established by the Compensation Committee, but in no event after the expiration date of such option. Following an optionee's termination of employment for cause, all stock options held by such optionee will immediately be canceled as of the date of termination of employment. Following an optionee's termination of employment for other than cause, such optionee must exercise his stock option within 30 days after the date of such termination, unless a longer period is expressly provided in such stock option or a shorter period is established by the Compensation Committee, provided that no incentive stock option shall be exercisable more than three months after such termination.

     The option exercise price may be paid in cash or, in the discretion of the Compensation Committee, by the delivery of shares of Class A Common Stock then owned by the participant, or by a combination of these methods. Also, in the discretion of the Compensation Committee, payment may also be made by delivering a properly executed exercise notice to Capstar Broadcasting together with a copy of irrevocable instructions to a broker to deliver promptly to Capstar Broadcasting the amount of sale or loan proceeds to pay the exercise price.

     Except as otherwise expressly provided in any non-qualified stock option, stock options may be transferred by a participant only by will or by the laws of descent and distribution and may be exercised only by the participant during his lifetime.

     If an optionee's employment is terminated for any reason or a change of control occurs, Capstar Broadcasting, or its designee, may purchase the remaining options and/or shares of Class A Common Stock held by such optionee at a price per share equal to fair market value. Prior to the transfer by an optionee of any shares of Class A Common Stock issued to such optionee upon exercise of a stock option, Capstar Broadcasting or its designee has the right to acquire such shares of Class A Common Stock on the same terms and conditions as the proposed transfer.

  Stock Purchase Plan

     Capstar Broadcasting's 1997 Stock Purchase Plan (the "Stock Purchase Plan") gives certain key employees of Capstar Broadcasting and any Related Entities who are expected to contribute materially to the success of Capstar Broadcasting and any Related Entities an opportunity to acquire a proprietary interest in Capstar Broadcasting, and thus to retain such persons and create in such persons an increased interest in and a greater concern for the welfare of Capstar Broadcasting and any Related Entities. The Stock Purchase Plan provides for the grant of stock purchase rights to acquire up to shares of Class A Common Stock. To date, grants of stock purchase rights with respect to 980,000 shares of Class A Common Stock have been made under the Stock Purchase Plan, all of which have been exercised.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There was no compensation committee of the Board of Directors during 1996. Compensation decisions in 1996 were made by the entire Board of Directors, the members of which were R. Steven Hicks (the Company's President and Chief Executive Officer), Eric C. Neuman (an Executive Vice President of the Company) and Thomas O. Hicks. In February 1997, R. Steven Hicks, Thomas O. Hicks and Lawrence D. Stuart, Jr. were appointed to the Compensation Committee of the Board of Directors, of which Thomas O. Hicks serves as chairman.

COMPENSATION OF DIRECTORS

     Directors of the Company do not presently receive compensation for their services as directors. Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS


     The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.


     Capstar Broadcasting has entered into indemnification agreements with each of its directors and executive officers under which Capstar Broadcasting has agreed to indemnify the director or officer to the fullest extent permitted by law and to advance expenses, if the director or officer becomes a party to or witness or other participant in any threatened, pending or completed action, suit or proceeding (a "Claim") by reason of any occurrence related to the fact that the person is or was a director, officer, employee, agent or fiduciary of Capstar Broadcasting or a subsidiary of Capstar Broadcasting or another entity at Capstar Broadcasting request (an "Indemnifiable Event"), unless a reviewing party (either outside counsel or a committee appointed by the Board of Directors) determines that the person would not be entitled to indemnification under applicable law. In addition, if a change in control or a potential change in control of Capstar Broadcasting occurs and if the person indemnified so requests, Capstar Broadcasting will establish a trust for the benefit of the indemnitee and fund the trust in an amount sufficient to satisfy all expenses reasonably anticipated at the time of the request to be incurred in connection with any Claim relating to an Indemnifiable Event. The reviewing party will determine the amount deposited in the trust. An indemnitee's rights under the indemnification agreement are not exclusive of any other rights under the Capstar Broadcasting's Certificate of Incorporation or By-laws or applicable law.

     The Company believes that these provisions and agreements will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below gives effect to the acquisition by Capstar Broadcasting of all of the issued and outstanding common stock of the Company, the Completed Transactions and the Financing and sets forth, as if each of the foregoing had occurred on March 31, 1997, (i) the number and percentage of outstanding shares of each class of the capital stock of Capstar Broadcasting that are beneficially owned by (a) each person or group beneficially owning five percent or more of any class of the capital stock of Capstar Broadcasting, (b) each director of Capstar Broadcasting, (c) each Named Executive Officer, (d) each executive officer of Capstar Broadcasting, and (e) all directors and executive officers of the Company and Capstar Broadcasting as a group and (ii) the combined percentage of all classes of the capital stock of Capstar Broadcasting that are beneficially owned by each of such person or group of persons. Except as noted below, each individual or entity named below is believed to have sole investment and voting power with respect to all the shares of capital stock reflected below.


                                          CLASS A                CLASS B                 CLASS C
                                        COMMON STOCK         COMMON STOCK(1)         COMMON STOCK(2)
                                    --------------------   --------------------   ---------------------
                                      NUMBER     PERCENT     NUMBER     PERCENT     NUMBER      PERCENT   PERCENT OF   PERCENTAGE
                                        OF         OF          OF         OF          OF          OF       ECONOMIC    OF VOTING
     NAME OF BENEFICIAL OWNER         SHARES      CLASS      SHARES      CLASS      SHARES       CLASS     INTEREST      POWER
     ------------------------       ----------   -------   ----------   -------   -----------   -------   ----------   ----------
Capstar Broadcasting Partners,
  L.P.(3).........................          --       --            --       --    178,775,505     78.4%      59.1%        77.5%
  200 Crescent Court, Suite 1600
  Dallas, Texas 75201
Capstar BT Partners, L.P.(3)......          --       --    26,559,261     55.1%            --       --        8.8%          --
  200 Crescent Court, Suite 1600
  Dallas, Texas 75201
BT Capital Partners, Inc.(3)......          --       --     9,619,995     20.0%            --       --        3.2%          --
  200 Crescent Court, Suite 1600
  Dallas, Texas 75201
William R. Hicks(3)...............   3,639,870     11.3%           --       --             --       --        1.2%            *
  2700 E. Bypass, Suite 5000
  College Station, Texas 77845
D. Geoff Armstrong(3).............   2,969,867     12.0%           --       --             --       --        1.0%            *
  600 Congress Avenue, Suite 1400
  Austin, Texas 78701
Capstar Boston Partners,
  L.L.C.(3).......................   2,727,272     10.4%           --       --             --       --           *            *
  200 Crescent Court, Suite 1600
  Dallas, Texas 75201
Dex Allen(3)......................     363,636      1.4%           --       --             --       --           *            *
Scott J. Bacherman(3).............     100,000        *            --       --             --       --           *            *
William S. Banowsky, Jr.(3).......     500,000      1.9%           --       --             --       --           *            *
David J. Benjamin, III(3).........     363,636      1.4%           --       --             --       --           *            *
John D. Cullen(3).................   3,292,989     12.5%           --       --             --       --        1.1%            *
R. Steven Hicks(4)................          --       --            --       --     25,449,986     10.7%       8.1%        10.6%
Thomas O. Hicks(5)................  26,337,243    100.0%   48,179,897    100.0%   238,593,985    100.0%      15.4%       100.0%
Joseph L. Mathias, IV(3)..........   1,615,385      6.1%           --       --             --       --         --           --
Eric C. Neuman(3).................   2,500,628      9.5%           --       --             --       --           *            *
Frank D. Osborn(3)................   1,636,361      6.2%           --       --             --       --           *            *
Mary K. Quass(3)..................     909,091      3.5%           --       --             --       --           *            *
James T. Shea, Jr.(3).............     350,000      1.3%           --       --             --       --           *            *
Jay Sterin(3).....................     250,000      1.0%           --       --             --       --           *            *
Paul D. Stone(3)..................   2,271,355      8.6%           --       --             --       --           *            *
James M. Strawn...................          --       --            --       --             --       --         --           --
Lawrence D. Stuart, Jr.(3)........     637,928      2.4%           --       --             --       --           *            *
James W. Wesley, Jr...............          --       --            --       --             --       --         --           --
R. Gerald Turner..................          --       --            --       --             --       --         --           --

All directors and executive
  officers of the Company and
  Capstar Broadcasting as a group
  (18 persons)....................  26,337,243    100.0%   48,179,897    100.0%   238,593,985    100.0%     100.0%       100.0%


---------------

*  Less than one percent.

(1) The holders of shares of Class B Common Stock, par value $.01 per share, of Capstar Broadcasting ("Class B Common Stock" and, together with the Class A Common Stock and Class C Common Stock, the "Common Stock") are not entitled to vote, except as required by law. The shares of Class B Common Stock are convertible in whole but not in part, at the option of the holder or holders thereof, into the same number of shares of Class A Common Stock, subject to certain conditions. See "Description of Capital Stock."

(2) The holders of the Class C Common Stock are entitled to vote with the holders of the Class A Common Stock on all matters submitted to a vote of stockholders of the Company, except after an IPO (as defined) with respect to the election of Class A Directors (as defined), certain "going private" transactions and as otherwise required by law and except under the circumstances described under "Description of Capital Stock." Each share of Class C Common Stock is entitled to ten votes per share on all matters submitted to a vote of stockholders. See "Description of Capital Stock."

(3) Such shares are subject to a stockholders agreement as described in "Certain Transactions -- Stockholders Agreements."

(4) The number of shares of Class C Common Stock includes (i) 100,000 shares owned of record by R. Steven Hicks' children, (ii) 7,440,000 shares purchasable by R. Steven Hicks pursuant to the terms of the Warrant, (iii) 2,042,546 shares purchasable by R. Steven Hicks pursuant to the terms of the Second Warrant, and (iv) 987,970 shares purchasable by R. Steven Hicks pursuant to the terms of the Third Warrant (as defined). See "Certain Transactions -- Stockholders Agreements -- Affiliate Stockholders Agreement" and "-- Warrants." R. Steven Hicks has voting rights to the shares owned by his children under the terms of the Affiliate Stockholders Agreement (as defined). R. Steven Hicks disclaims beneficial ownership of the shares of Common Stock not owned by him of record. The shares owned of record by R. Steven Hicks and his children are subject to a voting agreement as described in "Certain Transactions -- Stockholders Agreements -- Affiliate Stockholders Agreement."

(5) The number of shares of Class A Common Stock is comprised of (i) 2,727,272 shares owned of record by Capstar Boston Partners, L.L.C., which shares are subject to a voting agreement as described in "Certain
    Transactions -- Stockholders Agreements -- Affiliate Stockholders Agreement," (ii) 6,368,109 shares owned of record by parties to the Management Stockholders Agreement (as defined), which shares are subject to a voting agreement as described in "Certain Transactions -- Stockholders Agreements -- Management Stockholders Agreement" and (iii) 17,241,862 shares owned of record by parties to the GulfStar Stockholders Agreement (as defined), which shares are subject to a voting agreement as described in "Certain Transactions -- Stockholders Agreements -- GulfStar Stockholders Agreement." The number of shares of Class B Common Stock is comprised of (i) the 26,559,261 shares owned of record by Capstar BT Partners, L.P., which shares are subject to the Affiliate Stockholders Agreement as described in "Certain Transactions -- Stockholders Agreements -- Affiliate Stockholders Agreement" and (ii) 21,620,636 shares owned of record by parties to the GulfStar Stockholders Agreement (as defined), which shares are subject to a voting agreement as described in "Certain Transactions -- Stockholders Agreements -- GulfStar Stockholders Agreement." The number of shares of Class C Common Stock includes (i) 100,000 shares owned of record by R. Steven Hicks' children, which shares are subject to a voting agreement as described in "Certain Transactions -- Stockholders Agreements -- Affiliate Stockholders Agreement," (ii) 14,879,470 shares owned of record by R. Steven Hicks, and 7,440,000 shares, 2,042,546 shares and 987,970 shares purchasable by R. Steven Hicks pursuant to the terms of the Warrant, the Second Warrant and the Third Warrant, respectively, which shares are subject to a voting agreement as described in "Certain Transactions -- Stockholders
    Agreements -- Affiliate Stockholders Agreement," (iii) 178,775,505 shares owned of record by Capstar L.P., of which the ultimate general partner is an entity controlled by Thomas O. Hicks, and (iv) 34,368,495 shares owned of record by parties to the GulfStar Stockholders Agreement (as defined), which shares are subject to a voting agreement as described in "Certain Transactions -- Stockholders Agreements -- GulfStar Stockholders Agreement." Hicks Muse is a party to the Affiliate Stockholders Agreement, the Management Stockholders Agreement and the GulfStar Stockholders Agreement, which agreements require the parties to such agreements to vote their shares
    (i) in favor of the election to Capstar Broadcasting's Board of Directors of such individuals as may be designated by Hicks Muse and its affiliates (including Capstar L.P.) and (ii) on other matters as the holders of a majority of the voting power of the outstanding shares of Common Stock vote on such matters. Thomas O. Hicks is the controlling stockholder of Hicks Muse and serves as its Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Secretary. Accordingly, Thomas O. Hicks may be deemed to be the beneficial owner of all of the Common Stock subject to the Affiliate Stockholders Agreement, the Management Stockholders Agreement and the GulfStar Stockholders Agreement. Thomas O. Hicks disclaims beneficial ownership of the shares of Common Stock not owned by him of record.

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

                              CERTAIN TRANSACTIONS

MONITORING AND OVERSIGHT AGREEMENTS

     Capstar Broadcasting Monitoring and Oversight Agreement. Capstar Broadcasting has entered into a monitoring and oversight agreement (the "Capstar Broadcasting Monitoring and Oversight Agreement") with Hicks Muse & Co. Partners, L.P. ("Hicks Muse Partners"). Pursuant thereto, Capstar Broadcasting has agreed to pay to Hicks Muse Partners an annual fee of $100,000 for ongoing financial oversight and monitoring services. The annual fee is adjustable upward or downward at the end of each fiscal year to an amount equal to 0.2% of the budgeted consolidated annual net sales of Capstar Broadcasting for the then-current fiscal year; provided, that such fee shall at no time be less than $100,000 per year. Notwithstanding the calculation of the annual fee in the preceding two sentences, the annual fee will be reduced by the amount previously paid for such period by the Company under the Monitoring and Oversight Agreement (as defined), and as a result, no annual fee is expected to be required to be paid in 1997. Hicks Muse Partners is also entitled to reimbursement for any out-of-pocket expenses incurred by it in connection with rendering services under the Capstar Broadcasting Monitoring and Oversight Agreement. In addition, Capstar Broadcasting has agreed to indemnify Hicks Muse Partners, its affiliates and shareholders, and their respective directors, officers, agents, employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by Hicks Muse Partners in connection with the Capstar Broadcasting Monitoring and Oversight Agreement. Hicks Muse Partners has reserved the right to seek an increase in the amount of its annual fee based on the increased scope of Capstar Broadcasting's operations. Any such increase will be subject to the approval of the Board of Directors of Capstar Broadcasting, including a majority of the disinterested directors, based on the exercise of their independent judgment.

     The Capstar Broadcasting Monitoring and Oversight Agreement makes available on an ongoing basis the resources of Hicks Muse Partners concerning a variety of financial matters. The services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by Capstar Broadcasting without the addition of personnel or the engagement of outside professional advisors. The Capstar Broadcasting Monitoring and Oversight Agreement expires on the earlier to occur of (i) July 1, 2007 or (ii) the date on which HM Fund III and its affiliates cease to own beneficially, directly or indirectly, any securities of Capstar Broadcasting or its successors.

     Monitoring and Oversight Agreement. The Company has entered into a monitoring and oversight agreement (the "Monitoring and Oversight Agreement") with Hicks Muse Partners. Pursuant thereto, the Company has agreed to pay to Hicks Muse Partners an annual fee of $100,000 for ongoing financial oversight and monitoring services. The annual fee is adjustable upward or downward at the end of each fiscal year to an amount equal to 0.2% of the budgeted consolidated annual net sales of the Company for the then-current fiscal year; provided, that such fee shall at no time be less than $100,000 per year. The annual fee in 1997 is estimated to be $278,000. The Monitoring and Oversight Agreement expires on the earlier to occur of (i) October 16, 2006 or (ii) the date on which HM Fund III and its affiliates cease to own beneficially, directly or indirectly, any securities of the Company or its successors. The remainder of the terms of the Monitoring and Oversight Agreement are substantially similar to the terms of the Capstar Broadcasting Monitoring and Oversight Agreement.

FINANCIAL ADVISORY AGREEMENTS

     Capstar Broadcasting Financial Advisory Agreement. Capstar Broadcasting is a party to a financial advisory agreement (the "Capstar Broadcasting Financial Advisory Agreement") with Hicks Muse Partners. Pursuant to the Capstar Broadcasting Financial Advisory Agreement, Hicks Muse Partners is entitled to receive a fee equal to 1.5% of the transaction value (as defined in the Capstar Broadcasting Financial Advisory Agreement) for each add-on transaction (as defined) in which Capstar Broadcasting or any of its subsidiaries is involved. Hicks Muse Partners is also entitled to reimbursement for any out-of-pocket expenses incurred by it in connection with rendering services under the Capstar Broadcasting Financial Advisory Agreement. The term "transaction value" means the total value of any add-on transaction, including, without limitation, the aggregate amount of the funds required to complete the add-on transaction (excluding any fees payable pursuant to the Capstar Broadcasting

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Financial Advisory Agreement, but including the amount of any indebtedness, preferred stock or similar items assumed or remaining outstanding). The term "add-on transaction" means any future proposal for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring, or other similar transaction directly or indirectly involving Capstar Broadcasting or any of its subsidiaries, excluding the Company and its direct and indirect subsidiaries, and any other person or entity. In addition, Capstar Broadcasting has agreed to indemnify Hicks Muse Partners, its affiliates and partners, and their respective directors, officers, agents, employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by Hicks Muse Partners in connection with the Capstar Broadcasting Financial Advisory Agreement.

     Pursuant to the Capstar Broadcasting Financial Advisory Agreement, Hicks Muse Partners provides investment banking, financial advisory and other similar services with respect to the add-on transactions in which Capstar Broadcasting is involved. Such transactions require additional attention beyond that required to monitor and advise Capstar Broadcasting on an ongoing basis and accordingly Capstar Broadcasting pays separate Capstar Broadcasting advisory fees with respect to such matters in addition to those paid in connection with the Monitoring and Oversight Agreement. The services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by Capstar Broadcasting without the addition of personnel or the engagement of outside professional advisors. The Capstar Broadcasting Financial Advisory Agreement will terminate concurrently with the termination of the Capstar Broadcasting Monitoring and Oversight Agreement.

     Financial Advisory Agreement. The Company is a party to a financial advisory agreement (the "Capstar Financial Advisory Agreement") with Hicks Muse Partners. The terms of the Financial Advisory Agreement are substantially similar to the terms of the Capstar Broadcasting Financial Advisory Agreement. The Company has paid Hicks Muse Partners financial advisory fees of approximately $12.4 million since the Company's inception in October 1996.

STOCKHOLDERS AGREEMENTS

     Affiliate Stockholders Agreement. R. Steven Hicks, five of his children, Capstar BT Partners, L.P., Capstar Boston Partners, L.L.C. and Capstar L.P. (the "Affiliate Stockholders") have entered into the Affiliate Stockholders Agreement with Capstar Broadcasting and Hicks Muse that provides, among other things, that the Affiliate Stockholders may require Capstar Broadcasting, subject to certain registration volume limitations, to effect up to three demand registrations of their Common Stock under the Securities Act at any time after consummation of a qualified IPO (as defined in the Affiliate Stockholders Agreement). The Affiliate Stockholders Agreement also provides that in the event Capstar Broadcasting proposes to register any shares of its Common Stock under the Securities Act, whether or not for its own account, the Affiliate Stockholders will be entitled, with certain exceptions, to include their shares of Common Stock in such registration.

     The Affiliate Stockholders Agreement also requires the Affiliate Stockholders, subject to certain conditions, to vote their shares (i) in favor of the election to Capstar Broadcasting's Board of Directors of such individuals as may be designated by Hicks Muse and its affiliates (including Capstar L.P.) and (ii) on other matters as the holders of a majority of the voting power of the outstanding shares of Common Stock vote on such matters. If certain conditions are met, including Mr. Hicks serving as the President and Chief Executive Officer of Capstar Broadcasting or holding not less than 3% of the fully-diluted Common Stock of Capstar Broadcasting, the Affiliate Stockholders Agreement provides that Mr. Hicks shall be one of such designees to serve on Capstar Broadcasting's Board of Directors.

     The Affiliate Stockholders Agreement provides that, in connection with any transfer of Capstar Broadcasting's securities held by Hicks Muse and its affiliates (which would constitute a "sale" thereof within the meaning of the Securities Act) representing more than 50% of the shares of Common Stock then held by Hicks Muse and its affiliates, Hicks Muse and its affiliates have the right to require the Affiliate Stockholders to also transfer a portion of their shares of Common Stock. If Hicks Muse and its affiliates desire to effect a sale of more than 50% of the shares of Common Stock then held by Hicks Muse and its affiliates, such stockholders may "tag along" and sell a portion of their shares of Common Stock on the same terms.

     Prior to the transfer of any securities subject to the Affiliate Stockholders Agreement by any stockholder other than an affiliate of Hicks Muse, Hicks Muse has the right to acquire such securities on the same terms and

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

conditions as the proposed transfer. If R. Steven Hicks is no longer an officer, director or employee of Capstar Broadcasting or any of its subsidiaries or a change of control (as defined in the Affiliate Stockholders Agreement) occurs, Capstar Broadcasting has the option to purchase all or any portion of Capstar Broadcasting's securities held by Mr. Hicks and his children. The Affiliate Stockholders Agreement provides that (i) R. Steven Hicks shall retain the voting rights of any securities (subject to such agreement) which he transfers, conveys, assigns or hypothecates to an affiliate or any of his family members and (ii) Mr. Hicks may not transfer, convey, assign or hypothecate any of his securities (subject to the Affiliate Stockholders Agreement) to an affiliate or any family member of Mr. Hicks unless such affiliate or family member joins in the Affiliate Stockholders Agreement.

     Subject to certain exceptions, if Capstar Broadcasting proposes to issue or sell any shares of Common Stock to Hicks Muse or any of its affiliates, Mr. Hicks has the right to purchase a pro rata share of such shares of Common Stock. Mr. Hicks waived his preemptive right to acquire additional shares of Common Stock in connection with the Financing. Mr. Hicks is entitled to receive, for no additional consideration, a warrant to acquire additional shares of Class C Common Stock (determined as provided in the Affiliate Stockholders Agreement) if Hicks Muse or any of its affiliates otherwise acquires additional shares of Common Stock. In connection with the Hicks Muse GulfStar Equity Investment, Mr. Hicks received a warrant to purchase 3,231,203 shares of Class C Common Stock (the "Third Warrant"). See "-- Warrants" and "-- Management and Affiliate Equity Investments."

     Management Stockholders Agreement. Certain employees of Capstar Broadcasting and its subsidiaries have entered into the Management Stockholders Agreement (the "Management Stockholders Agreement") with Capstar Broadcasting and Hicks Muse that provides, among other things, that in the event Capstar Broadcasting proposes to register any shares of its Common Stock under the Securities Act, whether or not for its own account, the stockholders that are parties to the Management Stockholders Agreement will be entitled, with certain exceptions, to include their shares of Common Stock in such registration. The Management Stockholders Agreement also requires the parties thereto to vote their shares in favor of the election to Capstar Broadcasting's Board of Directors of such individuals as may be designated by Hicks Muse and its affiliates.

     The Management Stockholders Agreement provides that, in connection with any transfer of Capstar Broadcasting's securities held by Hicks Muse and its affiliates (which would constitute a "sale" thereof within the meaning of the Securities Act) representing more than 50% of the shares of Common Stock then held by Hicks Muse and its affiliates, Hicks Muse and its affiliates have the right to require the stockholders subject to the Management Stockholders Agreement also to transfer a portion of their shares of Common Stock. If Hicks Muse and its affiliates desire to effect a sale of more than 50% of the shares of Common Stock then held by Hicks Muse and its affiliates, such stockholders may "tag along" and sell a portion of their shares of Common Stock on the same terms.

     Prior to the transfer of any securities subject to the Management Stockholders Agreement by any stockholder other than an affiliate of Hicks Muse, Hicks Muse has the right to acquire such securities on the same terms and conditions as the proposed transferee. If at any time a stockholder subject to the Management Stockholders Agreement is no longer an officer, director or employee of Capstar Broadcasting or any of its subsidiaries or a change of control (as defined in the Management Stockholders Agreement) of Capstar Broadcasting occurs, Capstar Broadcasting has the option to purchase all or any portion of Capstar Broadcasting's securities held by such stockholder.

     GulfStar Stockholders Agreement. Upon completion of the GulfStar Transaction, the stockholders of GulfStar (other than R. Steven Hicks) (the "GulfStar Stockholders") entered into the GulfStar Stockholders Agreement with Capstar Broadcasting and Hicks Muse that provides, among other things, that the GulfStar Stockholders may require Capstar Broadcasting, subject to certain registration volume limitations, to effect up to three demand registrations of their Common Stock under the Securities Act one year following the consummation of a Qualified IPO (as defined in the GulfStar Stockholders Agreement). The GulfStar Stockholders Agreement also provides that in the event Capstar Broadcasting proposes to register any shares of its Common Stock under the Securities Act, whether or not for its own account, the GulfStar Stockholders will be entitled, with certain exceptions, to include their shares of Common Stock in such registration.

     The GulfStar Stockholders Agreement also requires the GulfStar Stockholders, subject to certain conditions, to vote their shares (i) in favor of the election to Capstar Broadcasting's Board of Directors of such individuals as

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

may be designated by Hicks Muse and its affiliates (including Capstar L.P.) and
(ii) on other matters as the holders of a majority of the voting power of the outstanding shares of Common Stock vote on such matters.

     The GulfStar Stockholders Agreement provides that, in connection with any transfer of Capstar Broadcasting's securities held by Hicks Muse and its affiliates (which would constitute a "sale" thereof within the meaning of the Securities Act) representing more than 50% of the shares of Common Stock then held by Hicks Muse and its affiliates, Hicks Muse and its affiliates have the right to require the GulfStar Stockholders to also transfer a portion of their shares of Common Stock. If Hicks Muse and its affiliates desire to effect a sale of more than 50% of the shares of Common Stock then held by Hicks Muse and its affiliates, such stockholders may "tag along" and sell a portion of their shares of Common Stock on the same terms.

     Prior to the transfer of any securities subject to the GulfStar Stockholders Agreement by any stockholder other than an affiliate of Hicks Muse, Hicks Muse has the right to acquire such securities on the same terms and conditions as the proposed transferee. The GulfStar Stockholders Agreement provides that (i) a GulfStar Stockholder shall retain the voting rights of any securities (subject to such agreement) which he transfers, conveys, assigns or hypothecates to an affiliate or any of his family members and (ii) a GulfStar Stockholder may not transfer, convey, assign or hypothecate any of his securities (subject to the GulfStar Stockholders Agreement) to an affiliate or any family member of such GulfStar Stockholder unless such affiliate or family member joins in the GulfStar Stockholders Agreement.

REGISTRATION RIGHTS AGREEMENT

     Frank D. Osborn is a party to a registration rights agreement with Capstar Broadcasting which provides, among other things, that Mr. Osborn may require Capstar Broadcasting to effect a demand registration of his Common Stock under the Securities Act at any time within 30 days after the tenth anniversary of the date of the registration rights agreement. Mr. Osborn's right to demand a registration will terminate upon the first to occur of a qualified IPO or a change of control (both as defined in the registration rights agreement). After receipt of a demand for registration of Common Stock by Mr. Osborn pursuant to the registration rights agreement, Capstar Broadcasting has the option to purchase all of the shares of Common Stock, then held by Mr. Osborn for a 30-day period, at appraised value (as defined in the registration rights agreement).

WARRANTS

     On October 16, 1996, the Company issued a warrant (the "Warrant") to R. Steven Hicks, which has been assumed by Capstar Broadcasting. Pursuant to the terms of the Warrant, Mr. Hicks is entitled to purchase 7,440,000 shares of Class C Common Stock at any time or from time to time and, upon the fulfillment of a certain triggering event, may purchase an additional 1,860,000 shares of Class C Common Stock. The exercise price of the Warrant is equal to a per share price of $1.00 as increased by an annual rate of interest equal to 8% per year commencing as of October 16, 1996. The term "triggering event" means the date upon which distributions equal to an internal rate of return of at least 30%, calculated in accordance with generally accepted financial practice, on the initial investment of Capstar L.P. of $90.0 million in the Company (which investment was made on October 16, 1996) have been made to Hicks Muse and its affiliates and its and their respective officers, directors and employees (and members of their respective families (other than Mr. Hicks) and trusts for the primary benefit of those family members). See "-- Management and Affiliate Equity Investments." The Warrant will terminate on October 16, 2006. The Warrant and the shares of Class C Common Stock issuable thereunder are subject to the Affiliate Stockholders Agreement.

     Under the terms of the Affiliate Stockholders Agreement, the Company issued a new warrant (the "Second Warrant") to Mr. Hicks upon completion of the Hicks Muse Osborn Equity Investment, which has been assumed by Capstar Broadcasting. Pursuant to the terms of the Second Warrant, Mr. Hicks is entitled to purchase 2,042,546 shares of Class C Common Stock at any time or from time to time and, upon the fulfillment of the triggering event (which is based on Capstar L.P.'s $34.8 million investment in the Company made on February 20, 1997), may purchase an additional 510,636 shares of Class C Common Stock. See "-- Management and Affiliate Equity Investments." The exercise price of the Second Warrant is equal to a per share price of $1.10 per share as increased by an annual rate of interest equal to 8.0% per year commencing as of February 20, 1997. The Second Warrant will terminate ten years from the date of grant. The remaining terms of the Second Warrant are substantially similar to the terms of the Warrant.

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

     Under the terms of the Affiliate Stockholders Agreement, Capstar Broadcasting issued a new warrant (the "Third Warrant" and together with the Warrant and the Second Warrant, the "Warrants") to Mr. Hicks upon completion of the Hicks Muse GulfStar Equity Investment. Pursuant to the terms of the Third Warrant, Mr. Hicks is entitled to purchase 987,970 shares of Class C Common Stock at any time or from time to time and, upon the fulfillment of the triggering event (which is based on Capstar L.P.'s $75.0 million investment in Capstar Broadcasting), may purchase an additional 2,243,233 shares of Class C Common Stock. See "-- Management and Affiliate Equity Investments." The exercise price of the Third Warrant is equal to a per share price of $1.33 per share as increased by an annual rate of interest equal to 8% per year commencing as of the date of the consummation of the GulfStar Transaction. The Third Warrant will terminate 10 years from the date of grant. The remaining terms of the Third Warrant are substantially similar to the terms of the Warrant.

MANAGEMENT AND AFFILIATE EQUITY INVESTMENTS

     HM Fund III and its affiliates (through Capstar L.P.) have invested $233.9 million in the Common Stock, including $90.0 million for 90,000,000 shares of Class C Common Stock in connection with the Commodore Acquisition, $34.8 million for 31,634,527 shares of Class C Common Stock in connection with the Hicks Muse Osborn Equity Investment, and $75.0 million for 56,390,977 shares of Class C Common Stock in connection with the GulfStar Transaction (the "Hicks Muse GulfStar Equity Investment"), and equity investments by Capstar BT Partners, L.P. and Capstar Boston Partners, L.L.C. (each of which is an affiliate of HM Fund III). HM Fund III and its affiliates have committed to invest up to an additional $50.0 million in equity of Capstar Broadcasting and Capstar Broadcasting has committed to issue additional equity to Capstar Broadcasting in exchange therefor. In connection with the Osborn Acquisition, Capstar BT Partners, L.P., an entity controlled by Hicks Muse, invested $20.0 million for 18,181,818 shares of Class B Common Stock and, in connection with the Hicks Muse GulfStar Equity Investment and upon exercise of its preemptive rights under the Affiliate Stockholders Agreement, Capstar BT Partners, L.P. invested an additional $11.1 million for 8,377,443 shares of Class B Common Stock (the "Capstar BT Equity Investment"). Capstar BT Partners, L.P. may exercise its preemptive rights under the Affiliate Stockholders Agreement in connection with HM Fund III's purchase of an additional $50.0 million of Common Stock pursuant to its commitment to purchase such shares. Capstar Boston Partners, L.L.C., an entity controlled by Hicks Muse, has invested $3.0 million for 2,727,272 shares of Class A Common Stock.

     R. Steven Hicks, the President and Chief Executive Officer of the Company, has invested $3.1 million for 3,100,000 shares of Class C Common Stock. James T. Shea, Jr., the chief executive officer of the Northeast Region, has invested $350,000 for 350,000 shares of Class A Common Stock. In connection with the Osborn Acquisition, Frank D. Osborn, the former President and Chief Executive Officer of Osborn contributed certain shares of common stock of Osborn to the Company in exchange for 1,636,361 shares of common stock of the Company having a deemed value of $1.8 million (which shares have been exchanged for an equal number of shares of Class A Common Stock). David J. Benjamin, who will serve as a Managing Director and Dex Allen, who serves as the president and chief executive officer of the West Region, have each invested $400,000 for 363,636 shares of Class A Common Stock. Mary K. Quass, who will serve as the president and chief executive officer of the Midwest Region upon consummation of the Quass Acquisition, has invested $1.0 million for 909,091 shares of Class A Common Stock. In connection with the Benchmark Acquisition, Joseph L. Mathias IV, received 1,615,385 shares of Class A Common Stock having a deemed value of $2.0 million in consideration of part of his ownership interest in Benchmark. The number of shares received by Mr. Mathias may change pending completion of certain post-closing purchase price adjustments in connection with the Benchmark Acquisition. Certain other members of Capstar Broadcasting's management have invested approximately $1.1 million for 1,130,000 shares of Class A Common Stock.

INDEBTEDNESS OF MANAGEMENT

     In connection with his employment, Dex Allen, the president and chief executive officer of the West Region, purchased 363,636 shares of common stock of the Company, which were subsequently exchanged for shares of Class A Common Stock, in exchange for $200,000 in cash and a promissory note payable to the Company in the principal amount of $200,000. The note is secured by the Class A Common Stock purchased by Mr. Allen and

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

bears interest at a rate of 9% per annum with interest payable monthly and principal payable at maturity. The note will mature and be payable on the first to occur of (i) October 31, 1997 or (ii) consummation of the Commonwealth Acquisition. Such shares are subject to the Management Stockholders Agreement. See "-- Stockholders Agreements."

     David J. Benjamin, III who serves as a Managing Director of Capstar Radio, purchased 363,636 shares of common stock of the Company, which were subsequently exchanged for shares of Class A Common Stock, in exchange for $3,636 in cash and a promissory note payable to the Company in the principal amount of $400,000, which was repaid in connection with the Community Pacific Acquisition. The note was secured by the Class A Common Stock purchased by Mr. Benjamin and bore interest at a rate of 9% per annum with principal and interest payments due at maturity. Such shares are subject to the Management Stockholders Agreement. See "-- Stockholders Agreements."

     Mary K. Quass, who will serve as the president and chief executive officer of the Midwest Region upon consummation of the Quass Acquisition, purchased 909,091 shares of common stock of the Company, which were subsequently exchanged for shares of Class A Common Stock, in exchange for cash in the amount of $9,091 and a promissory note payable to the Company in the principal amount of $990,909. The note is secured by the Class A Common Stock purchased by Ms. Quass and bears interest at a rate of 9% per annum with principal and interest payments due at maturity. The note will mature and be payable on the first to occur of (i) April 30, 1998 or (ii) consummation of the Quass Acquisition. Capstar Broadcasting will have the right to repurchase Ms. Quass' shares of Class A Common Stock (by forgiveness of the note) if (i) the Quass Acquisition is not closed by April 30, 1998 or (ii) the acquisition agreement therefor is terminated. Such shares are subject to the Management Stockholders Agreement. See "-- Stockholders Agreements."

     Each of Eric C. Neuman, Paul D. Stone, and John D. Cullen, who are members of management of GulfStar, acquired shares of common stock of GulfStar in exchange for non-recourse promissory notes payable and recourse promissory notes payable to GulfStar in aggregate principal amounts of approximately $114,000, $428,000, and $856,000, respectively. The notes were secured by the common stock of GulfStar purchased by such persons, and upon completion of the GulfStar Merger, will be secured by the Common Stock issued in exchange therefor. The note of Eric C. Neuman bears interest at a rate of 9% per annum and the notes of Paul D. Stone and John D. Cullen bear interest at 7.6% per annum, each with principal and interest payments payable annually in arrears. Each of the notes matures 10 years after the date of the note.

     R. Gerald Turner, a director of Capstar Broadcasting, intends to acquire 75,188 shares of Class A Common Stock in exchange for a non-recourse promissory note payable to Capstar Broadcasting in the principal amount of $75,000 and a recourse note payable to Capstar Broadcasting in the principal amount of $25,000. The notes, which will mature on the fifth anniversary thereof, will be secured by the shares of Class A Common Stock purchased by Mr. Turner and bear interest at a rate of 8.25% per annum with quarterly interest payments and principal payable at maturity. Such shares will be subject to the Management Stockholders Agreement. See "-- Stockholders Agreements."

GULFSTAR TRANSACTIONS

     On April 16, 1996, GulfStar acquired all of the outstanding capital stock of Sonance Communications, Inc. ("Sonance") in exchange for 542 shares of GulfStar Class C Stock, 1,626 shares of GulfStar Class A Stock and approximately $619,000 of cash. Total consideration for the acquisition, including acquisition costs, was approximately $8,692,000, including assumed liabilities of $7,627,000. Sonance's controlling stockholder is William R. Hicks, brother of Thomas O. Hicks and R. Steven Hicks. Thomas O. Hicks was the majority stockholder of GulfStar and Sonance. The primary assets of Sonance include stations KKAM-AM, KFMX-FM, KIIZ-FM, KLTX-FM, WTAW-AM and KTSR-FM.

     In 1996, GulfStar recorded a charge of approximately $771,000 in connection with the write-off of a receivable from Sonance Midland, Inc. ("Sonance Midland"). Before its sale to an unrelated third party, Sonance Midland was owned by Thomas O. Hicks and William R. Hicks, brother of Thomas O. Hicks and R. Steven Hicks. Sonance Midland owed GulfStar $771,000 in connection with advances for working capital. During 1996,

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Sonance Midland was sold by William R. Hicks to a unrelated third party.
Concurrently with the sale, GulfStar wrote-off the receivable from Sonance Midland.


     Capstar Broadcasting has agreed to acquire an aggregate of 1,187,947 shares of Class A Common Stock from William R. Hicks and Ben D. Downs for an aggregate purchase price of $765,000 payable in cash. In connection therewith, Capstar Broadcasting has agreed to sell (the "GulfStar -- Bryan Disposition") all of the outstanding capital stock of BBOC, an indirect wholly-owned subsidiary of Capstar Broadcasting that was acquired in the GulfStar Transaction, to William
R. Hicks and Ben D. Downs in exchange for cash proceeds in the amount of $580,000. BBOC owns and operates radio stations WTAW-FM, KTSR-FM and KAGG-FM in Bryan, Texas. FCC approval is pending. The Company anticipates that the GulfStar -- Bryan Disposition will be completed in October 1997, and, accordingly, Common Stock of Capstar Broadcasting (received by William R. Hicks and Ben D. Downs in connection with the GulfStar Merger) will be exchanged for the capital stock of BBOC.


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

                          DESCRIPTION OF CAPITAL STOCK

THE COMPANY

     The Company's authorized capital stock consists of (i) 300,000,000 shares of Class A common stock, par value $.01 per share, of which 279,632,180 shares were issued and outstanding upon completion of the Completed Transactions, (ii) 50,000,000 shares of Class B common stock, par value $.01 per share, none of which were issued and outstanding upon completion of the Completed Transactions, and (iii) 10,000,000 shares of preferred stock, par value $.01 per share, of which 1,000,000 shares were issued and outstanding as Senior Exchangeable Preferred Stock upon completion of the Completed Transactions. Capstar Broadcasting owns all of the Company's outstanding Common Stock.

  Preferred Stock

     The Company is authorized to issue 10,000,000 shares of preferred stock. The Board of Directors of the Company, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or the Company's Certificate of Incorporation, the Board of Directors of the Company is empowered to determine the designation of and the number of shares constituting a series of preferred stock, the dividend rate for the series, the terms and conditions of any voting and conversion rights for the series, the amounts payable on the series upon redemption or upon the liquidation, dissolution or winding-up of the Company, the provisions of any sinking fund for the redemption or purchase of shares of any series, and the preferences and relative rights among the series of preferred stock. Such rights, preferences, privileges and limitations could adversely effect the rights of holders of common stock. The Company's outstanding preferred stock consists solely of the Old Preferred Stock. See "Description of the New Senior Exchangeable Preferred Stock and Exchange Debentures."

CAPSTAR BROADCASTING

     Capstar Broadcasting's authorized capital stock consists of (i) 75,000,000 shares of Class A Common Stock, of which 26,337,243 shares were issued and outstanding upon completion of the Completed Transactions, (ii) 50,000,000 shares of Class B Common Stock of which 48,179,897 shares were issued and outstanding upon completion of the Completed Transactions, and (iii) 300,000,000 shares of Class C Common Stock, of which 228,123,470 shares were issued and outstanding upon completion of the Completed Transactions, and (iv) 50,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), none of which were issued and outstanding upon completion of the Completed Transactions.

  Common Stock

     The rights of holders of the Common Stock are identical in all respects, except for voting rights. All the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, the "Common Stock") are validly issued, fully paid and nonassessable.

     Dividends. Subject to the right of the holders of any class of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends as may be declared by Capstar Broadcasting's Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of any class of Common Stock unless simultaneously the same dividend is declared or paid on each share of the other class of Common Stock, provided that, in the event of stock dividends, holders of a specific class of Common Stock shall be entitled to receive only additional shares of such class.

     Voting Rights. The Class A Common Stock and the Class C Common Stock vote together as a single class on all matters submitted to a vote of stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class C Common Stock entitled to ten votes, except (i) after completion of an IPO (as defined in Capstar Broadcasting's Certificate of Incorporation) that the holders of Class A Common Stock, voting as a separate class, are entitled initially to elect two members of the Board of Directors of Capstar Broadcasting; (ii) with respect to any proposed "going private" transaction (as defined in Rule 13e-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) with Hicks Muse or any of its affiliates after the completion of an

IPO (a "Rule 13e-3 Transaction"), each share of Class A Common Stock and Class C Common Stock shall be entitled to one vote; and (iii) as otherwise required by law. The Class B Common Stock has no voting rights except as otherwise required by law.

     After the completion of an IPO, the holders of Class A Common Stock, voting as a separate class, will be entitled to elect two persons to Capstar Broadcasting's Board of Directors, each of whom must be an "independent director." For this purpose, an "independent director" means a person who is not an officer or employee of Capstar Broadcasting or its subsidiaries, and who does not have a relationship which, in the opinion of the Board of Directors of Capstar Broadcasting, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, after the completion of an IPO, the holders of Class A Common Stock and Class C Common Stock, voting as a single class, are entitled to elect the remainder of the Board of Directors, which will be divided into three classes of directors with staggered three-year terms. Notwithstanding the foregoing, upon the earlier to occur of (i) the date on which Hicks Muse and its affiliates ceases to own beneficially more than 50% of the number of shares of Class C Common Stock owned by them upon completion of an IPO subject to appropriate adjustment in respect of any subdivisions or combinations affecting Class C Common Stock and (ii) the third anniversary date of the completion of an IPO, the holders of Class A Common Stock and Class C Common Stock shall vote together as a single class upon the election of all directors. Holders of Common Stock are not entitled to cumulate votes in the election of directors.

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of Common Stock is required to approve any amendment to the certificate of incorporation of Capstar Broadcasting that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such class adversely.

     Liquidation Rights. Upon liquidation, dissolution or winding-up of Capstar Broadcasting, the holders of the Common Stock are entitled to ratably share in all assets available for distribution after payment in full of creditors and holders of the Preferred Stock, if any.

     Conversion of Class B Common Stock. The shares of Class B Common Stock are convertible, in whole or in part, at the option of the holder or holders thereof at any time into a like number of shares of Class A Common Stock, subject to certain conditions. Upon the sale or other transfer of any share or shares of Class B Common Stock to any person (subject to certain exceptions) other than Hicks Muse and its affiliates, each share so sold or transferred shall automatically be converted into one share of Class A Common Stock, subject to certain conditions.

     Conversion of Class C Common Stock. The shares of Class C Common Stock are convertible, in whole or in part, at the option of the holder or holders thereof at any time into a like number of shares of Class A Common Stock subject to certain conditions. Upon the sale or other transfer of any share or shares of Class C Common Stock to any person other than Hicks Muse or its affiliates, each share so sold or transferred shall automatically be converted into one share of Class A Common Stock.

     Preemptive Rights. The holders of Common Stock are not entitled to preemptive or similar rights.

  Preferred Stock

     Capstar Broadcasting is authorized to issue 50,000,000 shares of Preferred Stock. The Board of Directors of Capstar Broadcasting, in its sole discretion, may designate and issue one or more series of Preferred Stock from the authorized and unissued shares of Preferred Stock. Subject to limitations imposed by law or Capstar Broadcasting's Certificate of Incorporation, the Board of Directors of Capstar Broadcasting is empowered to determine the designation of and the number of shares constituting a series of Preferred Stock. The dividend rate for the series, the terms and conditions of any voting and conversion rights for the series, the amounts payable on the series upon redemption or upon the liquidation, dissolution or winding-up of Capstar Broadcasting, the provisions of any sinking fund for the redemption or purchase of shares of any series, and the preferences and relative rights among the series of Preferred Stock. Such rights, preferences, privileges and limitations could adversely effect the rights of holders of Common Stock.

FOREIGN OWNERSHIP

     The Certificates of Incorporation of the Company and Capstar Broadcasting restrict the ownership, voting and transfer of each entity's capital stock, including the such entity's common stock, in accordance with the Communications Act and the rules of the FCC, which prohibit ownership of more than 25% of such entity's outstanding capital stock (or more than 25% of the voting rights it represents) by or for the account of Aliens or corporations otherwise subject to domination or control by Aliens. The Certificates of Incorporation of the Company and Capstar Broadcasting authorize each entity's respective Board of Directors to adopt such provisions as it deems necessary to enforce these prohibitions, including the inclusion of a legend regarding restrictions on foreign ownership of such stock on the certificates representing the common stock. In addition, the Certificates of Incorporation of each of the Company and Capstar Broadcasting provides that shares of capital stock determined by such entity's Board of Directors to be owned beneficially by an Alien or an entity directly or indirectly owned by Aliens in whole or in part shall always be subject to redemption by action of the such Board of Directors to the extent necessary, in the judgment of such Board of Directors, to comply with the Alien ownership restrictions of the Communications Act and the FCC rules and regulations.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, Section 203 of the General Corporation Law of the State of Delaware prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless one of the following events occurs: (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                          DESCRIPTION OF INDEBTEDNESS

SENIOR DISCOUNT NOTES

     The 12 3/4% Senior Discount Notes due 2009 of the Company (the "Notes") were issued under the Notes Indenture dated as of February 20, 1997, as amended, between the Company and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"). The Company expects to offer to exchange new notes ("New Notes") for the Notes. The terms of the New Notes are identical in all material respects to the Notes, except that the New Notes will have been registered under the Securities Act and, therefor, will not bear legends restricting their transfer. On April 23, 1997, the Company filed with the Commission a registration statement on Form S-4 to register the New Notes. Upon the issuance of the New Notes, the Notes Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes and the New Notes are collectively referred to herein as the "Notes." The following summary of certain provisions of the Notes Indenture and the Notes does not purport to be complete, is subject to, and is qualified in its entirety by reference to, the provisions of the Notes Indenture and the Notes and assumes that the exchange offer has been completed.

     The Notes are unsecured, senior obligations of the Company and are limited to $277,000,000 aggregate principal amount at maturity and will mature on February 1, 2009. No interest will accrue on the Notes prior to February 1, 2002. Thereafter, interest on the Notes will accrue at the rate of 12 3/4% and will be payable in cash semiannually on February 1 and August 1 commencing on August 1, 2002, to holders of record on the immediately preceding January 15 and July 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 1, 2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The yield to maturity of the Notes is 12 3/4% (computed on a semi-annual bond equivalent basis), calculated from February 20, 1997. The Notes were offered at a substantial discount from their principal amount at maturity.

     The Notes may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on or after February 1, 2002, in whole or in part, at the option of the Company, at the redemption prices (expressed as a percentage of the accreted value thereof on the applicable redemption date) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning February 1 of each of the years set forth below:

                           YEAR                             PERCENTAGE
                           ----                             ----------
2002......................................................   106.375%
2003......................................................   105.313%
2004......................................................   104.250%
2005......................................................   103.188%
2006......................................................   102.125%
2007......................................................   100.000%

     In addition, prior to February 1, 2001, the Company may, at its option, use the net cash proceeds of one or more public equity offerings (as defined in the Notes Indenture) or major asset sales (as defined in the Notes Indenture) to redeem up to 25% of the principal amount at maturity of the Notes at a redemption price of 112.75% of the accreted value thereof at the redemption date of the Notes so redeemed; provided, however, that after any such redemption, at least 75% in aggregate principal amount at maturity of Notes would remain outstanding immediately after giving effect to such redemption. Any such redemption will be required to occur on or prior to the date that is one year after the receipt by the Company of the proceeds of a public equity offering or major asset sale. The Company shall effect such redemption on a pro rata basis.

     In addition, prior to February 1, 2002, the Company may, at its option, redeem the Notes upon a change of control (as defined in the Notes Indenture). See "-- Change of Control."

     Change of Control. The Notes Indenture provides that, upon the occurrence of a change of control, each holder will have the right to require that the Company purchase all or a portion of such holder's Notes in cash pursuant to the offer to purchase the Notes at a purchase price equal to (i) 101% of the accreted value on the change of control payment date (as defined therein) if the change of control payment date is on or before February 1, 2002 and (ii) 101% of the principal amount at maturity thereof, plus, without duplication, all accrued and unpaid interest, if any, to the change of control payment date if such change of control payment date is after February 1, 2002.

     Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries. Under the Notes Indenture, the Company will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any indebtedness (other than permitted indebtedness) and the Company's subsidiaries will not issue any preferred stock (except preferred stock issued to the Company or a wholly owned subsidiary of the Company); provided, however, that the Company and its subsidiaries may incur indebtedness and the Company's subsidiaries may issue shares of preferred stock if, in either case, the Company's leverage ratio at the time of incurrence of such indebtedness or the issuance of such preferred stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom is less than 7.0 to 1.

     Limitation on Restricted Payments. The Notes Indenture provides that neither the Company nor any of its subsidiaries will, directly or indirectly, make any restricted payment (as defined in the Notes Indenture) if at the time of such restricted payment and immediately after giving effect thereto:

          (i) a default or event of default shall have occurred and be continuing at the time of or after giving effect to such restricted payment; or

          (ii) the Company is not able to incur $1.00 of additional indebtedness (other than permitted indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant; or

          (iii) the aggregate amount of restricted payments made subsequent to the issue date of the Notes exceeds the sum of (a) (x) 100% of the aggregate consolidated EBITDA (as defined in the Notes Indenture) of the Company (or, in the event such consolidated EBITDA shall be a deficit, minus 100% of such deficit) accrued subsequent to the issue date to the most recent date for which financial information is available to the Company, taken as one accounting period, less (y) 1.4 times consolidated interest expense (as defined in the Notes Indenture) for the same period, plus (b) 100% of the aggregate net proceeds, received by the Company from any person (other than a subsidiary of the Company) from the issuance and sale on or subsequent to the issue date of qualified capital stock (as defined in the Notes Indenture) of the Company, plus (c) without duplication of any amount included in clause (iii)(b) above, 100% of the aggregate net proceeds, received by the Company as a capital contribution on or after the issue date, plus (d) the amount equal to the net reduction in investments, other than permitted investments, made by the Company or any of its subsidiaries in any person resulting from (i) repurchases or redemptions of such investments by such person, proceeds realized upon the sale of such investment to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such person to the Company or any subsidiary of the Company or (ii) the redesignation of unrestricted subsidiaries (as defined in the Notes Indenture) as subsidiaries, plus (e) the aggregate net cash proceeds received by a person in consideration for the issuance of such person's capital stock, other than disqualified capital stock (as such terms are defined in the Notes Indenture), that are held by such person at the time such person is merged with and into the Company.

     Other Restrictive Covenants. The Notes Indenture contains certain other restrictive covenants that, among other things, impose limitations (subject to certain exceptions) on the Company with respect to (i) sales of assets by the Company and its subsidiaries, (ii) asset swaps and (iii) the merger or sale of all or substantially all the assets of the Company.

     Events of Default. The following events are defined in the Notes Indenture as "Events of Default": (i) the failure to pay interest on the Notes when the same becomes due and payable and the default continues for a period of 30 days;
(ii) the failure to pay the accreted value of or premium, if any, on any Notes when such accreted value or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise; (iii) a default in the observance or performance of any other covenant or agreement contained in the Notes or the Notes

Indenture, which default continues for a period of 30 days after the Company receives written notice thereof specifying the default from the Trustee or holders of at least 25% in aggregate principal amount at maturity of outstanding Notes; (iv) the failure to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any indebtedness of the Company or any subsidiary of the Company, or the acceleration of the final stated maturity of any such indebtedness, if the aggregate principal amount of such indebtedness, together with the aggregate principal amount of any other such indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $5,000,000 or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded; (v) one or more judgments in an aggregate amount in excess of $5,000,000 (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against the Company or any of its significant subsidiaries (as defined in the Notes Indenture) and such judgment or judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its significant subsidiaries.

     Upon the happening of any Event of Default specified in the Notes Indenture, the Trustee may, and the Trustee upon the request of holders of 25% in principal amount at maturity of the outstanding Notes shall, or the holders of at least 25% in principal amount at maturity of outstanding Notes may, declare the accreted value of all the Notes, together with all accrued and unpaid interest and premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same
(i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Facility, will become due and payable upon the first to occur of an acceleration under the Credit Facility or five business days after receipt by the Company and the agent under the Credit Facility of such Acceleration Notice (unless all Events of Default specified in such Acceleration Notice have been cured or waived). For purposes of the immediately preceding sentence, "Credit Facility" includes the Existing Credit Facility, as it may be amended, supplemented or otherwise modified from time to time and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original agent and lenders or another agent or agents or other lenders and whether provided under the original Existing Credit Facility or any other credit agreement). If an Event of Default with respect to bankruptcy proceedings relating to the Company occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

EXISTING CAPSTAR RADIO NOTES

     The following summary of certain terms of the Existing Capstar Radio Notes and the Existing Capstar Radio Indenture does not purport to be complete and is qualified in its entirety by reference to the Trust Indenture Act, and to the full text of the Existing Capstar Radio Indenture, copies of which are available from the Company upon request.

     The Existing Capstar Radio Notes were issued pursuant to the Existing Capstar Radio Indenture among Capstar Radio, the guarantors named therein and IBJ Schroder Bank & Trust Company, as Trustee. The Existing Capstar Radio Notes mature on May 1, 2003, are limited in aggregate principal amount to $76,808,000 and bear cash interest at a rate of 7 1/2% per annum from the date of original issuance until May 1, 1998, and at a rate of 13 1/4% per annum from and including May 1, 1998 until maturity. Interest is payable semi-annually in arrears on May 1 and November 1.

     The Existing Capstar Radio Notes are general unsecured obligations of Capstar Radio subordinated in right of payment to all senior indebtedness (as defined in the Existing Capstar Radio Indenture) and senior in rights of payment to any current or future indebtedness of Capstar Radio which, by its terms, is subordinated to the Existing Capstar Radio Notes. The Existing Capstar Radio Notes are unconditionally guaranteed, on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by the guarantors named in the Existing Capstar Radio Indenture.

     The Existing Capstar Radio Notes are redeemable at the option of Capstar Radio, in whole or in part, at any time on or after (i) May 1, 1999 at 107.5% of their principal amount, (ii) May 1, 2000, at 105.0% of their principal amount,
(iii) May 1, 2001, at 102.5% of their principal amount and (iv) May 1, 2002 and thereafter, at 100.0% of their principal amount, together, in each case, with accrued and unpaid interest to the redemption date. Notwithstanding the foregoing, Capstar Radio may redeem in the aggregate up to one-third of the original principal amount of the Existing Capstar Radio Notes at any time and from time to time prior to May 1, 1998 at a redemption price equal to 108% of the Accreted Value of the Existing Capstar Radio Notes thereof plus accrued interest to the redemption date out of the net proceeds of one or more public equity offerings (as defined in the Existing Capstar Radio Indenture), provided, that at least $50 million in aggregate principal amount of Existing Capstar Radio Notes remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 120 days following the closing of any such public equity offering.

     Limitation on Additional Indebtedness. Under the Existing Capstar Radio Indenture, Capstar Radio will not, and will not permit any restricted subsidiary of Capstar Radio to, directly or indirectly, incur any indebtedness (including acquired indebtedness as such term is defined in the Existing Capstar Radio Indenture) unless (i) after giving effect to the incurrence of such indebtedness and the receipt and application of the proceeds thereof, the ratio of Capstar Radio's total indebtedness to Capstar Radio's EBITDA (as defined in the Existing Capstar Radio Indenture and as determined on a pro forma basis for the last four fiscal quarters of Capstar Radio for which financial statements are available at the date of determination) is less than 6.75 to 1 if the indebtedness is incurred prior to May 1, 1998 and 6.25 to 1 if the indebtedness is incurred thereafter and (ii) no default or event of default (as such terms are defined in the Existing Capstar Radio Indenture) shall have occurred and be continuing at the time of or immediately after giving effect to the incurrence of such indebtedness.

     Limitation on Restricted Payments. Subject to certain exceptions set forth in the Existing Capstar Radio Indenture, Capstar Radio will not make, and will not permit any of its restricted subsidiaries to, directly or indirectly, make, any restricted payment (as defined in the Existing Capstar Radio Indenture), unless: (i) no default or event of default shall have occurred and be continuing at the time of or immediately after giving effect to such restricted payment;
(ii) immediately after giving pro forma effect to such restricted payment, Capstar Radio could incur $1.00 of additional indebtedness (other than permitted indebtedness) in compliance with the covenant described above under "Limitation on Additional Indebtedness"; and (iii) immediately after giving effect to such restricted payment, the aggregate of all restricted payments declared or made after the issue date of the Existing Capstar Radio Notes does not exceed the sum of (a) 50% of Capstar Radio's cumulative consolidated net income (or in the event such consolidated net income shall be a deficit, minus 100% of such deficit) after the issue date, plus (b) 100% of the aggregate net proceeds and the fair market value of securities or other property received by Capstar Radio from the issue or sale, after the issue date, of capital stock of Capstar Radio (other than disqualified capital stock as such term is defined in the Existing Capstar Radio Indenture or capital stock of Capstar Radio issued to any subsidiary of Capstar Radio) or any indebtedness or other securities of Capstar Radio convertible into or exercisable or exchangeable for capital stock (other than disqualified capital stock) of Capstar Radio which has been so converted or exercised or exchanged, as the case may be.

     Change of Control. Under the Existing Capstar Radio Indenture, in the event of a change of control (as defined therein) of Capstar Radio, Capstar Radio will be required to make an offer to purchase the outstanding Existing Capstar Radio Notes at a purchase price equal to 101% of their accreted value (as defined in the Existing Capstar Radio Indenture), plus any accrued and unpaid interest, if any, to the date of repurchase.

     Other Restrictive Covenants. The Existing Capstar Radio Indenture contains certain other restrictive covenants that, among other things, impose limitations (subject to certain exceptions) on Capstar Radio with respect to (i) the issuance of preferred stock by any of Capstar Radio's subsidiaries, (ii) the sale, pledge, hypothecation or other transfer of any capital stock of a subsidiary of Capstar Radio, (iii) the issuance of any capital stock of Capstar Radio's subsidiaries other than to Capstar Radio or a wholly-owned subsidiary,
(iv) sales of assets by Capstar Radio and its subsidiaries, (v) transactions with stockholders and affiliates, (vi) the existence of liens on the assets of Capstar Radio or its subsidiaries, (vii) investments by Capstar Radio and its subsidiaries, (viii) the creation or acquisition of subsidiaries, (ix) the incurrence of indebtedness senior to the Existing Capstar Radio Notes and subordinate to other indebtedness of Capstar Radio, (x) the guarantee of indebtedness, (xi) the merger or sale of all or substantially all the assets of Capstar Radio and (xii) limitations on assets swaps.

     Events of Default. Under the Existing Capstar Radio Indenture, each of the following events constitutes an "Event of Default": (i) a default in the payment of any principal of, or premium, if any, on the Existing Capstar Radio Notes when the same becomes due and payable; (ii) a default in the payment of any interest on any Existing Capstar Radio Note when the same becomes due and payable and the default continues for a period of 30 days; (iii) Capstar Radio or any guarantor defaults in the observance or performance of any covenant in the Existing Capstar Radio Notes or Existing Capstar Radio Indenture for 60 days after written notice from the trustee or the holders of not less than 25% in the aggregate principal amount of the Existing Capstar Radio Notes then outstanding;
(iv) Capstar Radio or any guarantor fails to pay when due principal, interest or premium aggregating $1,000,000 or more with respect to any indebtedness of Capstar Radio or any restricted subsidiary thereof, or the acceleration of any such indebtedness aggregating $1,000,000 or more which default is not cured, waived or postponed pursuant to an agreement with the holders of such indebtedness within 60 days after written notice; (v) a court of competent jurisdiction enters a final and unappealable judgment or judgments for the payment of money in excess of $1,000,000 against Capstar Radio or any restricted subsidiary thereof and such judgment remains undischarged and unbonded, for a period of 60 consecutive days during which a stay of enforcement of such judgment is not in effect by reason of appeal or otherwise; and (vi) certain events of bankruptcy, insolvency, or reorganization affecting Capstar Radio or any of its restricted subsidiaries.

     Upon the happening of any Event of Default specified in the Existing Capstar Radio Indenture, the trustee may, and upon the request of holders of at least 25% in principal amount of the Existing Capstar Radio Notes, shall, or the holders of at least 25% in principal amount of outstanding Existing Capstar Radio Notes may, declare the principal of and accrued but unpaid interest, if any, on all of such Existing Capstar Radio Notes to be due and payable.

NEW CAPSTAR RADIO NOTES

     The New Capstar Radio Notes were issued under an Indenture dated as of June 17, 1997 (the "New Capstar Radio Indenture"), between Capstar Radio and U.S. Trust Company of Texas, N.A., as trustee (the "Capstar Radio Trustee"). Capstar Radio expects to offer (the "Capstar Radio Exchange Offer") to exchange new notes ("New Capstar Radio Exchange Notes") for the New Capstar Radio Notes. The terms of the New Capstar Radio Exchange Notes are identical in all material respects to the New Capstar Radio Notes, except that the New Capstar Radio Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. Upon the issuance of the New Capstar Exchange Notes, the New Capstar Radio Indenture will be subject to and governed by the Trust Indenture Act. The New Capstar Radio Notes and the New Capstar Radio Exchange Notes are collectively referred to herein as the "New Capstar Radio Notes." The following summary of certain provisions of the New Capstar Radio Indenture and the New Capstar Radio Notes does not purport to be complete, is subject to, and is qualified in its entirety by reference to, the provisions of the New Capstar Radio Indenture and the New Capstar Radio Notes and assumes that the Capstar Radio Exchange Offer has been completed.

     The New Capstar Radio Notes are general unsecured obligations of Capstar Radio subordinated in right of payment to all senior indebtedness (as defined in the New Capstar Radio Indenture) and senior in right of payment to any current or future indebtedness of Capstar Radio that, by its terms, is subordinated to the New Capstar Radio Notes. The New Capstar Radio Notes are limited to $200 million aggregate principal amount and will mature on July 1, 2007. Interest will accrue on the New Capstar Radio Notes from the date of issuance.

     The New Capstar Radio Notes may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on or after July 1, 2002, in whole or in part, at the option of Capstar Radio, at the redemption prices (expressed as a percentage of the principal amount thereof) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning July 1 of each of the years set forth below:

                           YEAR                             PERCENTAGE
                           ----                             ----------
2002......................................................   104.625%
2003......................................................   103.083%
2004......................................................   101.542%
2005 and thereafter.......................................   100.000%

     In addition, prior to July 1, 2001, Capstar Radio may, at its option, use the net cash proceeds of one or more public equity offerings (as defined in the New Capstar Radio Indenture) or major asset sales (as defined in the New Capstar Radio Indenture) to redeem New Capstar Radio Notes originally issued at a redemption price equal to 109.25% of the aggregate principal amount of the New Capstar Radio Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to the date of redemption; provided, however, that after any such redemption, at least 75% of the aggregate principal amount of New Capstar Radio Notes originally issued remains outstanding immediately after giving effect to any such redemption. Any such redemption will be required to occur on or prior to the date that is one year after the receipt by Capstar Radio of the proceeds of a public equity offering or major asset sale. Capstar Radio shall effect such redemption on a pro rata basis.

     In addition, prior to July 1, 2002, Capstar Radio may, at its option, redeem the New Capstar Radio Notes upon a Change of Control (as defined in the New Capstar Radio Indenture).

     Change of Control. The New Capstar Radio Indenture provides that, upon the occurrence of a Change of Control, each holder will have the right to require that Capstar Radio purchase all or a portion of such holder's New Capstar Radio Notes at a purchase price equal to 101% of the principal amount thereof, plus, without duplication, all accrued and unpaid interest, if any, to the purchase date. In addition, prior to July 1, 2002, upon the occurrence of a Change of Control, Capstar Radio will have the option to redeem the New Capstar Radio Notes at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption, plus the applicable premium (as defined in the New Capstar Radio Indenture).

     Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries. Under the New Capstar Radio Indenture, Capstar Radio will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any indebtedness, other than permitted indebtedness, and Capstar Radio's subsidiaries will not issue any preferred stock (as defined in the New Capstar Radio Indenture), except Preferred Stock issued to Capstar Radio or a wholly-owned subsidiary of Capstar Radio; provided, however, that Capstar Radio and its subsidiaries may incur indebtedness and Capstar Radio's subsidiaries may issue shares of preferred stock if, in either case, Capstar Radio's leverage ratio at the time of incurrence of such indebtedness or the issuance of such preferred stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom is less than 7.0 to 1.

     Limitation on Restricted Payments. The New Capstar Radio Indenture provides that neither Capstar Radio nor any of its subsidiaries will, directly or indirectly, make any restricted payment (as defined in the New Capstar Radio Indenture) if at the time of such restricted payment and immediately after giving effect thereto:

          (i) a default or event of default shall have occurred and be continuing at the time of or after giving effect to such restricted payment; or

          (ii) Capstar Radio is not able to incur $1.00 of additional indebtedness (other than permitted indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant; or

          (iii) the aggregate amount of restricted payments made subsequent to the issue date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the board of directors of Capstar Radio in good faith) exceeds the sum of (a)
     (x) 100% of the aggregate
     consolidated EBITDA of Capstar Radio (or, in the event such consolidated EBITDA shall be a deficit, minus 100% of such deficit) accrued subsequent to the issue date to the most recent date for which financial information is available to Capstar Radio, taken as one accounting period, less (y) 1.4 times consolidated interest expense for the same period plus (b) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the board of directors of Capstar Radio in good faith, received by Capstar Radio from any person (other than a subsidiary of Capstar Radio) from the issuance and sale on or subsequent to the issue date of qualified capital stock of Capstar Radio (excluding (i) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from Capstar Radio or any subsidiary of Capstar Radio, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for qualified capital stock to the extent such securities are so converted or exchanged and including any additional proceeds received by Capstar Radio upon such conversion or exchange and (ii) any net proceeds received from issuances and sales that are used to consummate a transaction described in clauses (2) and (3) of paragraph (b) below), plus (c) without duplication of any amount included in clause (iii)(b) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(b) above), received by Capstar Radio as a capital contribution on or after the issue date, plus
     (d) the amount equal to the net reduction in investments (other than permitted investments) made by Capstar Radio or any of its subsidiaries in any person resulting from (i) repurchases or redemptions of such investments by such person, proceeds realized upon the sale of such investment to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such person to Capstar Radio or any subsidiary of Capstar Radio or (ii) the redesignation of unrestricted subsidiaries as subsidiaries (valued in each case as provided in the definition of "investment") not to exceed, in the case of any subsidiary, the amount of investments previously made by Capstar Radio or any subsidiary in such unrestricted subsidiary, which amount was included in the calculation of restricted payments; provided, however, than no amount shall be included under this clause (d) to the extent it is already included in consolidated EBITDA, plus (e) the aggregate net cash proceeds received by a person in consideration for the issuance of such person's capital stock (other than disqualified capital stock) that are held by such person at the time such person is merged with Capstar Radio in accordance with the "Merger, Consolidation and Sale of Assets" covenant subsequent to the issue date; provided, however, that concurrently with or immediately following such merger Capstar Radio uses an amount equal to such net cash proceeds to redeem or repurchase Capstar Radio's capital stock, plus (f) $5,000,000.

     Other Restrictive Covenants. The New Capstar Radio Indenture contains certain other restrictive covenants that, among other things, impose limitations (subject to certain exceptions) on Capstar Radio with respect to (i) sales of assets by Capstar Radio and its subsidiaries, (ii) asset swaps and (iii) the merger or sale of all or substantially all of the assets of Capstar Radio.

     Events of Default. The following events are defined in the New Capstar Radio Indenture as "Events of Default": (i) the failure to pay interest on the New Capstar Radio Notes when the same becomes due and payable and the default continues for a period of 30 days; (ii) the failure to pay the principal amount on any New Capstar Radio Notes when such principal amount becomes due and payable, at maturity, upon redemption or otherwise; (iii) a default in the observance or performance of any other covenant or agreement contained in the New Capstar Radio Notes or the New Capstar Radio Indenture, which default continues for a period of 30 days after Capstar Radio receives written notice thereof specifying the default from the Capstar Radio Trustee or holders of at least 25% in aggregate principal amount at maturity of outstanding New Capstar Radio Notes; (iv) the failure to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any indebtedness of Capstar Radio or any subsidiary of Capstar Radio, or the acceleration of the final stated maturity of any such indebtedness, if the aggregate principal amount of such indebtedness, together with the aggregate principal amount of any other such indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10,000,000 or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded; (v) one or more judgments in an aggregate amount in excess of $10,000,000 (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against Capstar Radio or any of its significant subsidiaries (as defined in the New Capstar Radio Indenture) and such judgment or judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and (vi) certain events of bankruptcy, insolvency or reorganization affecting Capstar Radio or any of its significant subsidiaries.

     Upon the happening of any Event of Default specified in the New Capstar Radio Indenture, the Capstar Radio Trustee may, and the Capstar Radio Trustee upon the request of holders of 25% in principal amount of the outstanding New Capstar Radio Notes shall, or the holders of at least 25% in principal amount of outstanding New Capstar Radio Notes may, declare the principal amount of all the New Capstar Radio Notes, together with all accrued and unpaid interest and premium, if any, to be due and payable by notice in writing to Capstar Radio and the Capstar Radio Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the credit facility, will become due and payable upon the first to occur of an acceleration under the Credit Facility or five business days after receipt by Capstar Radio and the agent under the Existing Credit Facility of such Acceleration Notice (unless all Events of Default specified in such Acceleration Notice have been cured or waived). For purposes of the immediately preceding sentence, "Credit Facility" includes the Existing Credit Facility, as it may be amended, supplemented or otherwise modified from time to time and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original agent and lenders or another agent or agents or other lenders and whether provided under the original Credit Facility or any other credit agreement). If an Event of Default with respect to bankruptcy proceedings relating to Capstar Radio occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Capstar Radio Trustee or any holder of the New Capstar Radio Notes.


EXISTING CREDIT FACILITY



     Capstar Radio is a party to a credit facility (the "Existing Credit Facility") with Bankers Trust Company, an affiliate of BT Securities Corporation, as administrative agent (the "Agent"), and the other institutions from time to time party thereto (the "Banks"). The Existing Credit Facility consists of a $50.0 million revolving loan facility. The following description of certain provisions of the Existing Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Existing Credit Facility, a copy of which is available from the Company on request.



  Revolver



     The Existing Credit Facility provides for revolving credit loans (the "Loans") of up to $50.0 million (as reduced from time to time, the "Commitment"). The Existing Credit Facility matures five years from the Borrowing Date with the Loans then outstanding to be repaid in full on such date. As of August 6, 1997, (the date on which the Benchmark Acquisition was consummated), a principal balance of $12.2 million was outstanding under the Existing Credit Facility and approximately $21.7 million would have been available for borrowing thereunder.



  Interest Rate



     The Loans bear interest at a rate equal to, at Capstar Radio's option, (i) the Base Rate (as defined) in effect from time to time plus the Applicable Margin (as defined) (the "Base Rate Loans") or (ii) the Eurodollar Rate (as defined in the Existing Credit Facility) (adjusted for maximum reserves) as determined by the Agent for the respective interest period plus the Applicable Margin (the "Eurodollar Loans"). The Applicable Margin for the Loans is equal to a percentage per annum, adjusted based upon Capstar Radio's Leverage Ratio (as defined in the Existing Credit Facility) as set forth below:



                                                                      APPLICABLE MARGIN
                                                                -----------------------
                                                                BASE RATE    EURODOLLAR
LEVERAGE RATIO                                                      LOANS         LOANS
--------------                                                  ---------    ----------
Equal to or greater than 4.0 to 1 but less than 4.5 to 1....      1.25%        2.25%
Less than 4.0 to 1..........................................      1.00%        2.00%

     Notwithstanding the foregoing, from the date of the closing (the"Closing Date") of the Existing Credit Facility until delivery of financial information for the period ending June 30, 1997, the Company is obligated to pay interest at the rate of 2.5% over LIBOR for Eurodollar Loans or 1.5% over the Base Rate for Base Rate Loans, as the case may be.



     "Base Rate" means the higher of (i) 1/2 of 1% in excess of the Federal Reserve reported certificate of deposit rate, adjusted for reserves and (ii) the rate that the Agent announces from time to time as its prime lending rate, as in effect from time to time. Interest on Base Rate Loans is payable quarterly in arrears. Interest on Eurodollar Loans is payable on the last day of the applicable interest period and, in the case of interest periods in excess of three months, on the applicable three-month anniversary of the related borrowing. Interest periods of one, two, three and six months are available for Eurodollar Loans.



  Fees



     Capstar Radio is required to pay commitment fees of 1/2% per annum of the unutilized Commitment, as in effect from time to time, to the Agent for the account of the Banks for the period commencing on the Closing Date to and including the date of termination of the Commitment, payable quarterly in arrears and upon the termination of the Existing Credit Facility.



  Security and Guarantees



     Capstar Radio has secured the Existing Credit Facility by granting a first priority perfected pledge of the Company's assets, including, without limitation, the capital stock of its subsidiaries. All of the direct and indirect subsidiaries of the Company (other than the Capstar Radio) have guaranteed the Existing Credit Facility and secured their guarantees by granting a first priority perfected pledge of substantially all of their assets, including, without limitation, the Company's pledge of the capital stock of Capstar Radio.



  Covenants



     The Existing Credit Facility contains customary restrictive covenants, which, among other things and with certain exceptions, limit the ability of the Company and its subsidiaries to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate, merge or effect certain asset sales, issue additional stock, make capital expenditures and enter new lines of business. Under the Existing Credit Facility, the Company is also required to satisfy certain financial covenants, which require the Company to maintain specified financial ratios and to comply with certain financial tests, such as maximum leverage ratio, minimum consolidated EBITDA and minimum consolidated EBITDA to consolidated net cash interest expense.



  Events of Default



     The Existing Credit Facility contains customary events of defaults, including, but not limited to: (i) (x) the default in the payment when due of any principal of any Loan or note thereunder or (y) the default, and such default shall continue unremedied for three or more Business Days (as defined in the Existing Credit Facility), in the payment when due of any Unpaid Drawings (as defined in the Existing Credit Facility) or interest on any Loan or note or fees (as defined in the Existing Credit Facility) thereunder; (ii) default in the performance or observance of certain covenants and agreements contained in the Existing Credit Facility; (iii) certain defaults, including payment defaults, by the Company or its subsidiaries under other agreements relating to indebtedness; (iv) the acceleration of certain indebtedness of the Company or its subsidiaries prior to its stated maturity; (v) the voluntary commencement by the Company or one of its subsidiaries of bankruptcy proceedings under Title 11 of the United States Code or an involuntary commencement of such a proceeding not contested within 10 days or dismissed in 60 days; or the commencement of a proceeding under similar laws not dismissed for 60 days or the appointment of a custodian for the Company under certain circumstances or the adjudication of the Company or any of its subsidiaries as insolvent or bankrupt or any order of relief for the foregoing is entered; (vi) the failure to satisfy certain minimum employee benefit funding standards; (vii) the failure of certain security documents or guarantees under the Existing Credit Facility to be in effect;
(viii) a Change of Ownership (as defined in the

Existing Credit Facility); and the (ix) the entry of an unvacated judgment against the Company or its subsidiaries in excess of an amount to be determined.


NEW CREDIT FACILITY


     The Company expects to amend and restate the Existing Credit Facility in August 1997 (the "New Credit Facility") with Capstar Radio, as borrower, the Company and Capstar Broadcasting, as guarantors, BankBoston, N.A., as managing agent, NationsBank of Texas, N.A., as syndication agent, The Bank of New York, as documentation agent, and Bankers Trust Company, as administrative agent (the "Agent"), and the other financial institutions party thereto (the "Banks"). The New Credit Facility will consist of a $200 million revolving loan facility, and an additional $150 million of multiple advancing term loans subject to future commitment availability from the Banks. The following description of certain provisions of the New Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Facility, a copy of which, when entered into, will be available from the Company on request.



  Revolving Loans



     The New Credit Facility will initially provide for revolving credit loans (the "Revolving Loans") of up to $200 million (as reduced from time to time, the "Revolving Loan Commitment"). The New Credit Facility will mature seven years from the initial borrowing date with the Revolving Loans then outstanding to be repaid in full on such date. $75 million of the Revolving Loan Commitment will be available to Capstar Radio for the issuance of letters of credit.



  Term Loans



     At any time on or after the Restatement Effective Date and prior to December 31, 1998 (the "Term Loan Availability Termination Date"), with the prior written consent of the Agent, Capstar Radio may request one or more of the Banks or other lending institutions to assume a Term Loan Commitment and to make Term Loans under the New Credit Facility, up to an aggregate amount equal to $150 million in up to two advances with a minimum of $50 million for each such advance (the "Term Loans"). The Term Loans are subject to scheduled annual principal repayments, payable in equal quarterly installments, equal to the product of the aggregate principal amount of the Term Loans outstanding on the Term Loan Availability Termination Date and the percentages set forth in the table below:



                  SCHEDULE REPAYMENT DATE                     PERCENTAGE
                  -----------------------                     ----------
September 30, 1999..........................................    3.75%
December 31, 1999...........................................    3.75%
March 31, 2000..............................................    3.75%
June 30, 2000...............................................    3.75%
September 30, 2000..........................................    3.75%
December 31, 2000...........................................    3.75%
March 31, 2001..............................................    3.75%
June 30, 2001...............................................    3.75%
September 30, 2001..........................................    5.00%
December 31, 2001...........................................    5.00%
March 31, 2002..............................................    5.00%
June 30, 2002...............................................    5.00%
September 30, 2002..........................................    6.25%
December 31, 2002...........................................    6.25%
March 31, 2003..............................................    6.25%
June 30, 2003...............................................    6.25%
September 30, 2003..........................................    6.25%
December 31, 2003...........................................    6.25%
March 31, 2004..............................................    6.25%
Final Maturity Date.........................................    6.25%



     The Term Loans will mature on the seventh anniversary of the Restatement Effective Date (as defined) of the New Credit Facility. Term Loans may not be reborrowed after payment.



  Letter of Credit



     Letters of Credit will be provided under the New Credit Facility as a portion of the Revolving Loan Commitment, subject to a limit on availability equal to an aggregate amount of $75.0 million. The letters of credit will be available for general corporate purposes, including, without limitation, to provide letter of credit support in connection with the requirements of the purchase contracts relating to Permitted Section 8.02(xiii) Acquisitions (as defined in the New Credit Facility).



  Interest Rate



     The Revolving Loans and the Term Loans (the "Loans") will bear interest at a rate equal to, at Capstar Radio's option, (i) the Base Rate (as defined below) in effect from time to time plus the Applicable Margin (as defined below) (the "Base Rate Loans") or (ii) the Eurodollar Rate (as defined in the New Credit Facility) (adjusted for maximum reserves) as determined by the Agent for the respective interest period plus the Applicable Margin (the "Eurodollar Loans"). The Applicable Margin for the Loans will be equal to a percentage per annum, adjusted based upon Capstar Radio's Leverage Ratio (as defined in the New Credit Facility) as set forth below:



                                                                 APPLICABLE MARGIN
                                                              ------------------------
                                                              BASE RATE     EURODOLLAR
                       LEVERAGE RATIO                           LOANS         LOANS
                       --------------                         ----------    ----------
Equal to or greater than 6.5 to 1...........................    1.25%         2.25%
Equal to or greater than 6.0 to 1 but less than 6.5 to 1....    1.00%         2.00%
Equal to or greater than 5.5 to 1 but less than 6.0 to 1....    0.75%         1.75%
Equal to or greater than 5.0 to 1 but less than 5.5 to 1....    0.50%         1.50%
Equal to or greater than 4.5 to 1 but less than 5.0 to 1....    0.25%         1.25%
Equal to or greater than 4.0 to 1 but less than 4.5 to 1....    0.00%         1.00%
Less than 4.0 to 1..........................................    0.00%         0.75%



; provided, that at any time a default or an event of default exists under the New Credit Facility the Applicable Margin shall be 2.25% in the case of Eurodollar Loans and 1.25% in the case of Base Rate Loans.



     "Base Rate" means the higher of (i) 1/2 of 1% in excess of the Federal Reserve reported certificate of deposit rate, adjusted for reserves, and (ii) the rate that the Agent announces from time to time as its prime lending rate, as in effect from time to time. Interest on Base Rate Loans will be payable quarterly in arrears. Interest on Eurodollar Loans will be payable on the last day of the applicable interest period and, in the case of interest periods in excess of three months, on the applicable three-month anniversary of the related borrowing. Interest periods of one, two, three, six, nine and twelve months will be available for Eurodollar Loans.



  Fees



     Capstar Radio will be required to pay commitment fees on the combined unutilized total Revolving Loan Commitment and total Term Loan Commitment, as in effect from time to time, to the Agent for the account of the Banks for the period commencing on the effective date (the "Restatement Effective Date") of the New Credit Facility to and including the date of termination of the Revolving Loan Commitment and the Term Loan Availability Termination Date, as applicable, payable quarterly in arrears and upon the termination of the New Credit Facility. The Applicable Commitment Commission Percentage will equal a percentage per annum, adjusted based upon Capstar Radio's Leverage Ratio as follows: (i) for the period from the Restatement Effective Date until the first day of the first Margin Reduction Period (the date of the delivery of financial statements of Capstar Radio in respect of the fiscal quarter ending December 31,
1997) at 0.50%, (ii) thereafter, if the Leverage Ratio is greater than 4.5:1.0 on each applicable Test Date (as defined in the New Credit Facility) at 0.50%, and (iii) if the Leverage Ratio is equal to or less than 4.5:1.0 on each applicable Test Date at 0.375%. In addition Capstar Radio will be required to pay letter of credit fees equal to the remainder of the Applicable Margin from time to time for Revolving Loans maintained as Eurodollar Loans less 1/4% per annum on the outstanding stated amounts of letters of credit, plus a facing fee for the account of the issuer of the letter of credit equal to 1/4% on such outstanding stated amounts.



  Security and Guarantees



     Capstar Radio will secure the New Credit Facility by granting a first priority perfected pledge of Capstar Radio's assets, including, without limitation, the capital stock of its subsidiaries. The Company, Capstar Broadcasting and all of the direct and indirect subsidiaries of the Company (other than Capstar Radio) will guarantee the New Credit Facility and will secure their guarantees by granting a first priority perfected pledge of substantially all of their assets, including Capstar Broadcasting's pledge of the capital stock of the Company, and the Company's pledge of the capital stock of Capstar Radio.



  Covenants



     The New Credit Facility will contain customary restrictive covenants, which, among other things and with certain exceptions, limit the ability of the Company, Capstar Broadcasting and Capstar Radio to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate, merge or effect certain asset sales, issue additional stock, make capital expenditures and enter new lines of business. The New Credit Facility limits Capstar Radio's ability to make additional acquisitions in excess of $100,000,000 on an individual basis without the prior consent of a majority of the Banks. Under the New Credit Facility, Capstar Radio will also be required to satisfy certain financial covenants, which will require Capstar Radio to maintain specified financial ratios and to comply with certain financial tests, such as maximum leverage ratio, minimum consolidated EBITDA and minimum consolidated EBITDA to consolidated net cash interest expense.



  Events of Default



     The New Credit Facility will contain customary events of defaults, including, but not limited to: (i) (x) the default in the payment when due of any principal of any Loan or note thereunder or (y) the default, and such default shall continue unremedied for three or more Business Days (as defined in the New Credit Facility), in the payment when due of any Unpaid Drawings (as defined in the New Credit Facility) or interest on any Loan or note or fees (as defined in the New Credit Facility) thereunder; (ii) default in the performance or observance of certain covenants and agreements contained in the New Credit Facility; (iii) certain defaults, including payment defaults, by Capstar Broadcasting or its subsidiaries under other agreements relating to indebtedness; (iv) the acceleration of certain indebtedness of Capstar Broadcasting or its subsidiaries prior to its stated maturity; (v) the voluntary commencement by Capstar Broadcasting or one of its subsidiaries of bankruptcy proceedings under Title 11 of the United States Code or an involuntary commencement of such a proceeding not contested within 10 days or dismissed in 60 days; or the commencement of a proceeding under similar laws not dismissed for 60 days or the appointment of a custodian for Capstar Broadcasting under certain circumstances or the adjudication of Capstar Broadcasting or any of its subsidiaries as insolvent or bankrupt or any order of relief for the foregoing is entered; (vi) the failure to satisfy certain minimum employee benefit funding standards; (vii) the failure of certain security documents or guarantees under the New Credit Facility to be in effect; (viii) a Change of Ownership (as defined below); and (ix) the entry of unvacated judgments against Capstar Broadcasting or its subsidiaries that in the aggregate are in excess of $2,500,000.



     "Change of Ownership" means (i) Capstar Broadcasting shall cease to own beneficially 100% of the capital stock (other than the Senior Exchangeable Preferred Stock) of the Company; (ii) the Company shall cease to own beneficially 100% of the capital stock of Capstar Radio; (iii) if the HM Group (as defined below) shall cease to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Capstar Broadcasting, provided, that the occurrence of the foregoing event shall not be deemed a "Change of Ownership" if
(A) at any time prior to the consummation of an underwritten public offering of common stock of Capstar Broadcasting pursuant to a registration statement filed with the Commission in accordance with the Securities Act, which public equity offering results in gross proceeds to Capstar Broadcasting of not less than a specified dollar amount ("Initial Public Offering"), (1) the HM Group otherwise have the right to designate (and do so designate) a majority of the board of directors of Capstar Broadcasting or (2) the HM Group own of record and beneficially an amount of common stock of Capstar Broadcasting equal to at least 50% of the amount of common stock of the Company (adjusted for stock splits, stock dividends and other similar events on an equitable basis) owned by the HM Group of record and beneficially as of the Restatement Effective Date and such ownership of the HM Group represents the largest single block of voting securities of Capstar Broadcasting held by any "person" or "group" for purposes of Section 13(d) of the Exchange Act, or (B) at any time after the consummation of an Initial Public Offering, (1) no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the HM Group, shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than the greater of (x) 15% of the then outstanding Voting Stock (as defined in the New Credit Facility) of Capstar Broadcasting and (y) the percentage of the then outstanding Voting Stock of Capstar Broadcasting owned by the HM Group and (2) the board of directors of Capstar Broadcasting shall consist of a majority of Continuing Directors (as defined below); (iii) the HM Group (excluding R. Steven Hicks) shall own beneficially fewer shares of outstanding common stock of Capstar Broadcasting than R. Steven Hicks; or (iv) a "Change of Control" under and as defined in the Indentures shall have occurred.

     "HM Group" means, collectively, (i) Hicks Muse, its affiliates and R. Steven Hicks taken as a whole, (ii) so long as Hicks Muse, its affiliates and R. Steven Hicks taken as a whole possess sole voting right with respect to the Voting Stock of Capstar Broadcasting held by each such individual, such individuals who are or were employees, officers, directors or partners of Hicks Muse or such affiliate and the family members of such individuals or trusts created for the sole benefit of such family members and (iii) so long as Hicks Muse, its affiliates and R. Steven Hicks taken as a whole possess sole voting right with respect to the Voting Stock of Capstar Broadcasting held by such person, any person not otherwise described by clause (i) or (ii) above, provided that the aggregate number of shares held by all such persons in accordance with this clause (iii) at any time shall not exceed 3% of the aggregate number of shares held by the persons described in clause (i) and (ii) above at such time.



     "Continuing Directors" means the directors of Capstar Broadcasting on the date which occurs six months prior to the consummation of an Initial Public Offering and each other director, if such director's nomination for election to the board of directors of Capstar Broadcasting is recommended by a majority of the then Continuing Directors or any other nominee of the HM Group.



LETTERS OF CREDIT



     The acquisition agreement for each Pending Acquisition may be terminated prior to consummation of the Pending Acquisition under various circumstances, including, generally in certain agreements, a breach (a material breach in the case of certain Pending Acquisitions) of any representation or warranty, or any breach (a material breach in the case of certain Pending Acquisitions) of any covenant or agreement or a failure of the Company or a subsidiary thereof to consummate an acquisition even though the seller has satisfied all conditions precedent in the applicable acquisition agreement, by the Company or a subsidiary thereof. The Company or a subsidiary thereof has secured its obligation to consummate certain of the Pending Acquisitions by placing into escrow a letter of credit in connection therewith. The letters of credit (the "Letters of Credit") for all such Pending Acquisitions total approximately $17.9 million. If the Pending Acquisition is not consummated due to any such breach by the Company or a subsidiary thereof, the letter of credit in connection therewith will be released to the seller in payment of liquidated damages. In other cases, the letter of credit will be released to the Company or a subsidiary thereof.


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

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The shares of Old Preferred Stock were sold by the Company on June 17, 1997 in a private placement. In connection with that placement, the Company entered into the Registration Rights Agreement which requires that the Company file a registration statement under the Securities Act with respect to the New Preferred Stock on or prior to 90 days after the date of issuance of the Old Preferred Stock (the "Issue Date") and, upon the effectiveness of that registration statement, offer to the holders of the Old Preferred Stock the opportunity to exchange their Old Preferred Stock for a like number of shares of New Preferred Stock, which will be issued without a restrictive legend and may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company must use its reasonable best efforts to cause the registration statement with respect to the Exchange Offer to be declared effective within 180 days following the Issue Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part.

     In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) any New Preferred Stock to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Preferred Stock and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer should acknowledge that it acquired the Old Preferred Stock for its own account as the result of market making activities or other trading activities. Any holder who is unable to make the appropriate representations to the Company will not be permitted to tender the Old Preferred Stock in the Exchange Offer and will be required to comply with the registration and prospectus delivery requirements of the Securities Act (or an appropriate exemption therefrom) in connection with any sale or transfer of the Old Preferred Stock.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Preferred Stock. If the holder is a broker-dealer that will receive New Preferred Stock for its own account in exchange for Old Preferred Stock that was acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock.

     The Old Preferred Stock is designated for trading in the PORTAL market. To the extent Old Preferred Stock is tendered and accepted in the Exchange Offer, the amount of outstanding shares of Old Preferred Stock will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Preferred Stock who were eligible to participate in the Exchange Offer but who did not tender their Old Preferred Stock will not be entitled to certain rights under the Registration Rights Agreement and such Old Preferred Stock will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Preferred Stock could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Old Preferred Stock or the New Preferred Stock.

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions discussed herein, New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by any person receiving the New Preferred Stock, whether or not that person is the holder (other than any such holder or such other person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Preferred Stock is acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Preferred Stock, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Preferred Stock. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where those shares of

Old Preferred Stock were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those shares of New Preferred Stock. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of shares of Old Preferred Stock who do not exchange their Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Preferred Stock as set forth in the legend thereon as a consequence of the offer or sale of the Old Preferred Stock pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Preferred Stock may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Preferred Stock under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so. Based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties, the Company believes that, except as set forth in the next sentence, New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Old Preferred Stock is acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Preferred Stock. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue one share of New Preferred Stock in exchange for each share of outstanding Old Preferred Stock accepted in the Exchange Offer. Holders may tender some or all of their shares of Old Preferred Stock pursuant to the Exchange Offer.

     The powers, preference and relative rights of the New Preferred Stock are substantially the same as those of the Old Preferred Stock except that the shares of New Preferred Stock have been registered under the Securities Act and will not bear legends restricting their transfer.

     As of the date of this Prospectus, 1,000,000 shares of Old Preferred Stock were issued and outstanding and there was one registered holder, a nominee of
the DTC. The Company has fixed the close of business on             , 1997 as
the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date, there was one registered holder of the Old Preferred Stock. Holders of Old Preferred Stock do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Certificate of Designation in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     The Company shall be deemed to have accepted validly tendered shares of Old Preferred Stock when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Preferred Stock from the Company. If any tendered shares of Old Preferred Stock are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted shares of Old Preferred Stock will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender shares of Old Preferred Stock in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Preferred Stock pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "The Exchange Offer -- Solicitation of Tenders; Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any shares of Old Preferred Stock, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange Offer -- Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

PROCEDURES FOR TENDERING

     Only a holder of shares of Old Preferred Stock may tender the Old Preferred Stock in the Exchange Offer. Except as set forth under "The Exchange
Offer -- Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such shares of Old Preferred Stock must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such shares of Old Preferred Stock, if that procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the shares of Old Preferred Stock, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" prior to the Expiration Date.

     The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF SHARES OF OLD PREFERRED STOCK AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE AND PROPER INSURANCE SHOULD BE OBTAINED. NO LETTER OF TRANSMITTAL OR SHARES OF OLD PREFERRED STOCK SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose shares of Old Preferred Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's shares of Old Preferred Stock, either make appropriate arrangements to register ownership of the shares of Old Preferred Stock in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined herein) unless shares of Old Preferred Stock tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any shares of Old Preferred Stock listed therein, the shares of Old Preferred Stock must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the shares of Old Preferred Stock.

     If the Letter of Transmittal or any shares of Old Preferred Stock or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered shares of Old Preferred Stock will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all shares of Old Preferred Stock not properly tendered or any shares of Old Preferred Stock the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular shares of Old Preferred Stock. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of Old Preferred Stock must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of shares of Old Preferred Stock, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of shares of Old Preferred Stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any shares of Old Preferred Stock received by the Exchange Agent that the Company determines are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any shares of Old Preferred Stock that remain outstanding after the Expiration Date or, as set forth under "The Exchange
Offer -- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase shares of Old Preferred Stock in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the shares of New Preferred Stock acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such shares of New Preferred Stock, whether or not such person is the holder, (ii) if it is not a broker-dealer, neither the holder nor any such other person is engaging in or intends to engage in a distribution of such shares of New Preferred Stock, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such shares of New Preferred Stock, and (iv) neither the holder nor any such other person is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company. Each broker-dealer that receives shares of New Preferred Stock for its own account in exchange for shares of Old Preferred Stock, where such shares of Old Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than shares of Old Preferred Stock acquired directly from the Company), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such shares of New Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

     In all cases, the issuance of shares of New Preferred Stock for shares of Old Preferred Stock that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such shares of Old Preferred Stock or a timely Book-Entry Confirmation of such shares of Old Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered certificates for shares of Old Preferred Stock are submitted for a greater number of shares than the holder desires to exchange, such unaccepted or non-exchanged shares of Old Preferred Stock will be returned without expense to the tendering holder thereof (or, in the case of shares of Old Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged shares of Old Preferred Stock will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the shares of Old Preferred Stock at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of shares of Old Preferred Stock being tendered by causing the Book-Entry Transfer Facility to transfer such shares of Old Preferred Stock into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of shares of Old Preferred Stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     The DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through the DTC. To accept the Exchange Offer through ATOP, participants in the DTC must send electronic instructions to the DTC through the DTC's communication system in place of sending a signed, hard copy Letter of Transmittal. The DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender shares of Old Preferred Stock through ATOP, the electronic instructions sent to the DTC and transmitted by the DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the shares of Old Preferred Stock desires to tender such shares of Old Preferred Stock and the shares of Old Preferred Stock are not immediately available, or time will not permit such holder's shares of Old Preferred Stock or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an eligible institution, (ii) prior to the Expiration Date, the Exchange Agent received from such eligible institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of shares of Old Preferred Stock and the amount of shares of Old Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered shares of Old Preferred Stock, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered shares of Old Preferred Stock, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of shares of Old Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal of a tender of shares of Old Preferred Stock to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the shares of Old Preferred Stock to be withdrawn (the "Depositor"),
(ii) identify the shares of Old Preferred Stock to be withdrawn (including the certificate number or numbers and number of shares of such Old Preferred Stock),
(iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such shares of Old Preferred Stock were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the shares of Old Preferred Stock register the transfer of such shares of Old Preferred Stock into the name of the person withdrawing the tender, and (iv) specify the name in which any such shares of Old Preferred Stock are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any shares of Old Preferred Stock so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any shares of Old Preferred Stock which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of Old Preferred Stock may be retendered by following one of the procedures described under "The Exchange Offer -- Procedures for Tendering" at any time on or prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange shares of New Preferred Stock for, any shares of Old Preferred Stock, and may terminate the Exchange Offer as provided herein before the acceptance of such shares of Old Preferred Stock, if:

          (a) the Exchange Offer shall violate applicable law or any applicable interpretation of the staff of the Commission; or

          (b) any action or proceeding is instituted or threatened in any court or by any governmental agency that might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any shares of Old Preferred Stock and return all tendered shares of Old Preferred Stock to the tendering holders (or, in the case of shares of Old Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such shares of Old Preferred Stock will be credited to an account maintained with such Book-Entry Transfer Facility), (ii) extend the Exchange Offer and retain all shares of Old Preferred Stock tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such shares of Old Preferred Stock (see "-- Withdrawal Rights") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered shares of Old Preferred Stock which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five-to-ten-business-day period.

EXCHANGE AGENT

     All executed Letters of Transmittal should be directed to the Exchange Agent. Harris Trust and Savings Bank has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                        By Registered or Certified Mail:

                         Harris Trust and Savings Bank
                      c/o Harris Trust Company of New York
                                 P.O. Box 1010
                              Wall Street Station
                            New York, New York 10268

                        By Overnight Courier or by Hand:
                         Harris Trust and Savings Bank
                      c/o Harris Trust Company of New York
                              77 Water, 4th Floor
                            New York, New York 10004

                                 By Facsimile:
                                 (212) 701-7636

                             Confirm by Telephone:
                                 (212) 701-7624

SOLICITATIONS OF TENDERS; FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

     Holders who tender their shares of Old Preferred Stock for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register shares of New Preferred Stock in the name of, or request that shares of Old Preferred Stock not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

           DESCRIPTION OF THE NEW SENIOR EXCHANGEABLE PREFERRED STOCK
                            AND EXCHANGE DEBENTURES

NEW PREFERRED STOCK

     The summary contained herein of certain provisions of the New Preferred Stock to be issued by the Company does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Certificate of Designation relating thereto, copies of which may be obtained from the Company upon request. The definitions of certain capitalized terms used in the following summary are set forth under "-- Certain Definitions" below. Other capitalized terms used herein and not otherwise defined under "-- Certain Definitions" below are defined in the Certificate of Designation.

     GENERAL

     At the consummation of the Exchange Offer, the Company will be authorized to issue 10,000,000 shares of preferred stock, $.01 par value per share, and there will be 1,000,000 shares of preferred stock issued and outstanding and designated as 12% Senior Exchangeable Preferred Stock. Subject to certain conditions, the New Preferred Stock will be exchangeable for the Exchange Debentures at the option of the Company on any dividend payment date on or after the Issue Date. The New Preferred Stock, when issued and paid for in accordance with the terms of the Exchange Offer, will be fully paid and nonassessable and the holders thereof will not have any subscription or preemptive rights in connection therewith. The liquidation preference of the New Preferred Stock is $100.00 per share. The Old Preferred Stock and the New Preferred Stock are sometimes collectively referred to herein as "Senior Exchangeable Preferred Stock."

     RANKING

     The Senior Exchangeable Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all classes of Common Stock and to each other class of Preferred Stock established hereafter by the board of directors of the Company the terms of which expressly provide that it ranks junior to the Senior Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of Common Stock of the Company, as "Junior Stock"); (ii) subject to certain conditions, on a parity with each other class of Preferred Stock established hereafter by the board of directors of the Company the terms of which expressly provide that such class or series will rank on a parity with the Senior Exchangeable Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); and
(iii) subject to certain conditions, junior to each class of Preferred Stock established after the date hereof by the board of directors of the Company the terms of which expressly provide that such class will rank senior to the Senior Exchangeable Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as the "Senior Stock"). The Company may not authorize any new class of Parity Stock or Senior Stock without the approval of the holders of at least a majority of the shares of Senior Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class.

     DIVIDENDS

     Holders of the outstanding shares of Senior Exchangeable Preferred Stock will be entitled to receive, when, as and if declared by the board of directors of the Company, out of funds legally available therefor, cash dividends on the Senior Exchangeable Preferred Stock at a rate per annum equal to 12% of the liquidation preference per share of Senior Exchangeable Preferred Stock, payable semi-annually. In the event that, after July 1, 2002, cash dividends on the Senior Exchangeable Preferred Stock are in arrears and unpaid for three or more semi-annual dividends periods (whether or not consecutive), holders of Senior Exchangeable Preferred Stock will be entitled to certain voting rights. See
"-- Voting Rights" below. All dividends will be cumulative, whether or not earned or declared, from the Issue Date and will be payable semi-annually in arrears on January 1 and July 1 of each year (each a "Dividend Payment Date"), commencing on January 1, 1998, to holders of record on the December 15 and June 15 immediately preceding the relevant Dividend Payment Date. The Credit Facility (as defined in the Certificate of Designation) restricts the Company from paying cash dividends on its Capital

Stock, including the Senior Exchangeable Preferred Stock. The Notes Indenture restricts the Company's ability to pay cash dividends on its Capital Stock, including the Senior Exchangeable Preferred Stock. The Credit Facility, the Existing Capstar Radio Indenture and the New Capstar Radio Indenture restrict Capstar Radio's ability to pay dividends or make other restricted payments to the Company and, accordingly, may also limit the ability of the Company to pay cash dividends on its Capital Stock, including the Senior Exchangeable Preferred Stock. See "Description of Indebtedness."

     If any dividend payable on any Dividend Payment Date on or before July 1, 2002 is not declared or paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date that is not paid in cash on such Dividend Payment Date shall be paid in additional shares of the Senior Exchangeable Preferred Stock on such Dividend Payment Date and will be deemed paid in full and will not accumulate. All dividends paid with respect to shares of the Senior Exchangeable Preferred Stock pursuant to the foregoing shall be paid pro rata to the Holders entitled thereto.

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Stock for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment is set apart for such payment on the Senior Exchangeable Preferred Stock. If full dividends are not so paid, the Senior Exchangeable Preferred Stock will share dividends pro rata with the Parity Stock. No dividends may be paid or set apart for such payment on Junior Stock (except dividends on Junior Stock payable in additional shares of Junior Stock) and no Junior Stock or Parity Stock may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid in full (or deemed paid) on the Senior Exchangeable Preferred Stock. Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the board of directors of the Company. So long as any shares of the Senior Exchangeable Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Stock or Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Stock or Junior Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Parity Stock or Junior Stock or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith on the Senior Exchangeable Preferred Stock have been paid (or are deemed paid) in full.

     OPTIONAL REDEMPTION

     The Senior Exchangeable Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on or after July 1, 2002, in whole or in part, at the option of the Company, at the redemption prices (expressed in percentages of the liquidation preference thereof) set forth below, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date to the redemption date), if redeemed during the 12-month period beginning July 1 of each of the years set forth below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................   106.000%
2003........................................................   104.800%
2004........................................................   103.600%
2005........................................................   102.400%
2006........................................................   101.200%
2007 and thereafter.........................................   100.000%

     In addition, prior to July 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings or Major Asset Sales to redeem the Senior Exchangeable Preferred Stock, in part, at a redemption price of 112.0% of the liquidation preference thereof; provided, however, that after any such redemption, there is outstanding at least $75.0 million in aggregate liquidation preference of Senior Exchangeable Preferred Stock. Any such redemption will be required to occur on or prior to one year after the receipt by the Company of the proceeds of each Public Equity Offering or Major Asset Sale. In the event of a redemption of only a portion of the then outstanding shares of the Senior Exchangeable Preferred Stock, the Company shall effect such redemption on a pro rata basis, except that the Company may redeem such shares held by Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Company.

     In addition, prior to July 1, 2002, the Company may, at its option, redeem the Senior Exchangeable Preferred Stock upon a Change of Control. See "-- Change of Control."

     The Credit Facility and the Notes Indenture restrict the ability of the Company to redeem the Senior Exchangeable Preferred Stock. The Credit Facility, the Existing Capstar Radio Indenture and the New Capstar Radio Indenture restrict Capstar Radio's ability to pay dividends or make other restricted payments to the Company and, accordingly, may also limit the ability of the Company to redeem the Senior Exchangeable Preferred Stock. See "Description of Indebtedness."

     MANDATORY REDEMPTION

     The Senior Exchangeable Preferred Stock will also be subject to mandatory redemption (subject to the legal availability of funds therefor) in whole on July 1, 2009 at a price equal to 100% of the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends to the date of redemption. Future agreements of the Company may restrict or prohibit the Company from redeeming the Senior Exchangeable Preferred Stock.

     PROCEDURE FOR REDEMPTION

     On and after the redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accumulate on shares of Senior Exchangeable Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest; provided, however, that if a notice of redemption shall have been given as provided in the succeeding sentence and the funds necessary for redemption (including an amount in respect of all dividends that will accumulate to the redemption date) shall have been segregated and irrevocably set apart by the Company, in trust for the benefit of the holders of the shares called for redemption, then dividends shall cease to accumulate on the redemption date on the shares to be redeemed and, at the close of business on the day on such funds are segregated and set apart, the holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled only to receive the redemption price for such shares. The Company will send a written notice of redemption by first class mail to each holder of record of shares of Senior Exchangeable Preferred Stock not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption at its registered address. Shares of Senior Exchangeable Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may, with any and all other authorized but unissued shares of Preferred Stock of the Company, be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Company, except that any issuance or reissuance of shares of Senior Exchangeable Preferred Stock must be in compliance with the Certificate of Designation.

     EXCHANGE

     The Company may, at its option, subject to certain conditions, on any scheduled Dividend Payment Date occurring on or after the Issue Date, exchange the Senior Exchangeable Preferred Stock, in whole but not in part, for the Exchange Debentures; provided that (i) on the date of such exchange there are no accumulated and unpaid dividends on the Senior Exchangeable Preferred Stock (including the dividend payable on such date) or other contractual impediment to such exchange; (ii) there shall be funds legally available sufficient therefor; and (iii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the

Exchange Indenture) would exist under the Exchange Indenture and no default or event of default would exist under the Credit Facility. After giving effect to the Offering and the application of the net proceeds therefrom, the exchange of the Senior Exchangeable Preferred Stock into Exchange Debentures would be restricted by covenants contained in the Notes Indenture and the Credit Facility, in each case, relating, among other things, to the incurrence of indebtedness.

     Upon any exchange pursuant to the preceding paragraph, holders of outstanding shares of Senior Exchangeable Preferred Stock will be entitled to receive, subject to the second succeeding sentence, $1.00 principal amount of Exchange Debentures for each $1.00 liquidation preference of Senior Exchangeable Preferred Stock held by them. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Senior Exchangeable Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible and also will be issued in principal amounts less than $1,000 so that each holder of Senior Exchangeable Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of Senior Exchangeable Preferred Stock entitle such holder; provided that the Company may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. The Company will send a written notice of exchange by mail to each holder of record of shares of Senior Exchangeable Preferred Stock not fewer than 30 days nor more than 60 days before the date fixed for such exchange. On and after the date of exchange, dividends will cease to accrue on the outstanding shares of Senior Exchangeable Preferred Stock, and all rights of the holder of Senior Exchangeable Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash, to the extent applicable, equal to the accrued and unpaid dividends to the exchange date and, if the Company so elects, cash in lieu of any Exchange Debenture that is in a principal amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures. See "-- Exchange Debentures."

     LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Senior Exchangeable Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, the liquidation preference per share of Senior Exchangeable Preferred Stock, plus, without duplication, an amount in cash equal to all accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Stock, including, without limitation, Common Stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Senior Exchangeable Preferred Stock and all other Parity Stock are not paid in full, the holders of the Senior Exchangeable Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of Senior Exchangeable Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

     The Certificate of Designation for the Senior Exchangeable Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Senior Exchangeable Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Senior Exchangeable Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the Senior Exchangeable Preferred Stock will exceed its par value. Consequently, there is no restriction upon the surplus of the Company solely because the liquidation preference of the Senior Exchangeable Preferred Stock will exceed its par value and there are no remedies available to holders of the Senior Exchangeable Preferred Stock before or after the payment of any dividend on any Capital Stock, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the Senior Exchangeable Preferred Stock and its par value.

     VOTING RIGHTS

     The holders of Senior Exchangeable Preferred Stock, except as otherwise required under Delaware law or as set forth below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

     The Certificate of Designation provides that if (i) after July 1, 2002, cash dividends on the Senior Exchangeable Preferred Stock are in arrears and unpaid for three or more semi-annual dividend periods (whether or not consecutive); (ii) the Company fails to redeem the Senior Exchangeable Preferred Stock on July 1, 2009 or fails to otherwise discharge any redemption obligation with respect to the Senior Exchangeable Preferred Stock; (iii) the Company fails to make a Change of Control Offer if such offer is required by the provisions set forth under "-- Change of Control" below or fails to purchase shares of Senior Exchangeable Preferred Stock from holders who elect to have such shares purchased pursuant to the Change of Control Offer (unless, in either case, the Company has decided to effect a Change of Control Redemption in lieu of such Change of Control Offer as discussed under "-- Change of Control" below); (iv) a breach or violation of any of the provisions described under the caption
"-- Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of Senior Exchangeable Preferred Stock then outstanding; or (v) the Company fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Subsidiary of the Company, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10,000,000 or more at any time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then the number of directors constituting the board of directors will be adjusted to permit the holders of a majority of the then outstanding shares of Senior Exchangeable Preferred Stock, voting separately and as a class (together with the holders of any Parity Stock having similar voting rights), to elect the lesser of two directors and that number of directors constituting at least 25% of the members of the board of directors of the Company. Such voting rights will continue until such time as, in the case of a dividend default, all dividends in arrears on the Senior Exchangeable Preferred Stock are paid in full in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied or waived by the holders of at least a majority of the shares of Senior Exchangeable Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through (v) above is referred to herein as a "Voting Rights Triggering Event." The voting rights provided herein shall be the holder's exclusive remedy at law or in equity.

     The Certificate of Designation will also provide that the Company will not authorize any class of Senior Stock or Parity Stock (other than the Exchange Preferred Stock, plus dividends thereon payable in additional shares of Parity Stock in lieu of cash dividends) without the affirmative vote or consent of holders of at least a majority of the shares of Senior Exchangeable Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. The Certificate of Designation also provides that, except as set forth above,
(a) the creation, authorization or issuance of any shares of Junior Stock, Parity Stock or Senior Stock, including the designation of a series thereof within the existing class of Senior Exchangeable Preferred Stock, or (b) the increase or decrease in the amount of authorized Capital Stock of any class, including any Preferred Stock, shall not require the consent of the holders of Senior Exchangeable Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Senior Exchangeable Preferred Stock.

     Under Delaware law, holders of preferred stock are entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

     CHANGE OF CONTROL

     The Certificate of Designation will provide that, upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder's Senior Exchangeable Preferred Stock in cash pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends per share to the Change of Control Payment Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date to the Change of Control Payment Date).

     The Certificate of Designation will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company covenants that if the purchase of the Senior Exchangeable Preferred Stock would violate or constitute a default under any other Indebtedness of the Company, then the Company shall, to the extent needed to permit such purchase of the Senior Exchangeable Preferred Stock, either (i) repay all such Indebtedness and terminate all commitments outstanding thereunder or (ii) obtain the requisite consents, if any, under such Indebtedness required to permit the purchase of the Senior Exchangeable Preferred Stock as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to make the Change of Control Offer or purchase the Senior Exchangeable Preferred Stock pursuant to the provisions described below.

     Within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company must send, by first-class mail postage prepaid, a notice to each holder of Senior Exchangeable Preferred Stock, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have any shares of Senior Exchangeable Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender such shares of Senior Exchangeable Preferred Stock to the paying agent and registrar for the Senior Exchangeable Preferred Stock at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.

     In addition, the Certificate of Designation will provide that, prior to July 1, 2002, upon the occurrence of a Change of Control, the Company will have the option to redeem the Senior Exchangeable Preferred Stock in whole but not in part (a "Change of Control Redemption") at a redemption price equal to 100% of the liquidation preference thereof together with accumulated and unpaid dividends to the date of redemption plus the Applicable Premium. In order to effect a Change of Control Redemption, the Company must send a notice to each holder of Senior Exchangeable Preferred Stock, which notice shall govern the terms of the Change of Control Redemption. Such notice must be mailed to holders of Senior Exchangeable Preferred Stock within 30 days following the date the Change of Control occurred (the "Change of Control Redemption Date") and state that the Company is effecting a Change of Control Redemption in lieu of a Change of Control Offer.

     "Applicable Premium" means, with respect to a share of the Senior Exchangeable Preferred Stock at any Change of Control Redemption Date, the greater of (i) 1.0% of the liquidation preference of such share and (ii) the excess of (A) the present value at such time of (1) the redemption price of such share at July 1, 2002 (such redemption price being described under "-- Optional Redemption") plus (2) all required dividend payments due on such share through July 1, 2002, computed using a discount rate equal to the Treasury Rate plus 150 basis points over (B) the liquidation preference of such share.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Change of Control Redemption Date to July 1, 2002;

provided, however, that if the period from the Change of Control Redemption Date to July 1, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Change of Control Redemption Date to July 1, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the purchase of shares of Senior Exchangeable Preferred Stock pursuant to a Change of Control Offer.

     This "Change of Control" covenant will not apply in the event of (a) changes in a majority of the board of directors of the Company so long as a majority of the board of directors continues to consist of Continuing Directors and (b) certain transactions with Permitted Holders. In addition, this covenant is not intended to afford holders of shares of Senior Exchangeable Preferred Stock protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of shares of Senior Exchangeable Preferred Stock, but would not constitute a Change of Control. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Senior Exchangeable Preferred Stock, but would increase the amount of indebtedness outstanding at such time. However, the Certificate of Designation will contain limitations on the ability of the Company to incur additional Indebtedness and to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved. See "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" and "-- Certain Covenants -- Merger, Consolidation and Sale of Assets" below.

     If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all shares of Senior Exchangeable Preferred Stock that the Company might be required to purchase. Moreover, as of the date hereof, after giving effect to the Offering and the application of the proceeds therefrom, the Company would not have sufficient funds available to purchase all of the outstanding shares of Senior Exchangeable Preferred Stock pursuant to a Change of Control Offer. In the event that the Company were required to purchase outstanding shares of Senior Exchangeable Preferred Stock pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the Credit Facility and the Notes Indenture restrict the Company's ability to purchase the Senior Exchangeable Preferred Stock, including pursuant to a Change of Control Offer. The Existing Capstar Radio Indenture, the New Capstar Radio Indenture and the Credit Facility restrict the ability of Capstar Radio to pay dividends and make other restricted payments to the Company and, accordingly, may also limit the ability of the Company to purchase the Senior Exchangeable Preferred Stock. See "Description of Indebtedness."

     With respect to the sale of "all or substantially all" the assets of the Company, which would constitute a Change of Control for purposes of the Certificate of Designation, the meaning of the phrase "all or substantially all" varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company and, therefore, it may be unclear whether a Change of Control has occurred and whether the Senior Exchangeable Preferred Stock should be subject to a Change of Control Offer.

     None of the provisions in the Certificate of Designation relating to a purchase of Senior Exchangeable Preferred Stock upon a Change of Control is waivable by the board of directors of the Company. Without the consent of each holder of Senior Exchangeable Preferred Stock affected thereby, after the mailing of the notice of a Change of Control Offer, no amendment to the Certificate of Designation may, directly or indirectly, affect the Company's obligation to purchase the outstanding Senior Exchangeable Preferred Stock or amend, modify or

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

change the obligation of the Company to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions of the definitions with respect to any such offer.

     CERTAIN COVENANTS

     Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries. The Certificate of Designation will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (other than Permitted Indebtedness), and the Company's Subsidiaries will not issue any Preferred Stock (except Preferred Stock issued to the Company or a Wholly Owned Subsidiary of the Company); provided, however, that the Company and its Subsidiaries may incur Indebtedness and the Company's Subsidiaries may issue shares of Preferred Stock if, in either case, the Company's Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Preferred Stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom is less than 7.0 to 1.

     Limitation on Restricted Payments. (a) The Certificate of Designation will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:

          (i) any Voting Rights Triggering Event shall have occurred and be continuing at the time of or after giving effect of such Restricted Payment; or

          (ii) the Company is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant; or

          (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the board of directors of the Company in good faith) exceeds the sum of (a) (x) 100% of the aggregate Consolidated EBITDA of the Company (or, in the event such Consolidated EBITDA shall be a deficit, minus 100% of such deficit) accrued subsequent to the Issue Date to the most recent date for which financial information is available to the Company, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same period, plus (b) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the board of directors of the Company in good faith, received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale on or subsequent to the Issue Date of Qualified Capital Stock of the Company (excluding (i) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Company upon such conversion or exchange and (ii) any net proceeds received from issuances and sales that are used to consummate a transaction described in clause (2) of paragraph
     (b) below), plus (c) without duplication of any amount included in clause
     (iii)(b) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause
     (iii)(b) above), received by the Company as a capital contribution on or after the Issue Date, plus (d) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any of its Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such Person to the Company or any Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Subsidiary, the amount of Investments previously made by the Company or any Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments; provided, however, that no amount shall be included under this clause (d) to the extent it is already included in Consolidated EBITDA, plus (e) the aggregate net cash proceeds received by a Person in consideration for the issuance of such Person's Capital Stock (other than Disqualified Capital Stock) that are held by such Person at the time such Person is merged with and into the Company in accordance with the "Merger, Consolidation and Sale of Assets" covenant subsequent to the Issue Date; provided, however, that concurrently with or immediately following such merger the Company uses an amount equal to such net cash proceeds to redeem or repurchase the Company's Capital Stock, plus (f) $5,000,000.

     (b) Notwithstanding the foregoing, these provisions will not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Company or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of, Disqualified Capital Stock that has a redemption date no earlier than, and requires the payment of current dividends or distributions in cash no earlier than, in each case, the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired; (3) payments by the Company to repurchase Capital Stock or other securities of the Company, Capstar Broadcasting or any corporation that, directly or indirectly, owns all of the Common Stock of Capstar Broadcasting from employees of the Company or any such other corporation in an aggregate amount not to exceed $5,000,000; (4) payments to enable the Company or any such other corporation to redeem or repurchase stock purchase or similar rights in an aggregate amount not to exceed $500,000; (5) payments, not to exceed $100,000 in the aggregate, to enable the Company to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; (6) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that no such payment may be made pursuant to this clause (6) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 6.0 to 1; and (7) the payments of dividends on the Company's Common Stock after an initial public offering of Common Stock of the Company, Capstar Broadcasting or any corporation that, directly or indirectly, owns all of the Common Stock of Capstar Broadcasting in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received by the Company (through a capital contribution or otherwise) from shares of Common Stock sold for the account of the Company or any such other corporation (and not for the account of any stockholder) in such initial public offering; provided, however, that in the case of clauses (3), (4), (5), (6) and (7), no Voting Rights Triggering Event shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1), (3),
(4), (5), (6) and (7) shall be included in such calculation.

     Merger, Consolidation and Sale of Assets. The Certificate of Designation will provide that, without the affirmative vote of the holders of a majority of the issued and outstanding shares of Senior Exchangeable Preferred Stock and any Parity Stock, voting or consenting, as the case may be, as a separate class, the Company may not, in a single transaction or a series of related transactions, consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless (i) either (1) the Company is the surviving or continuing Person or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Company have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) the Senior Exchangeable Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Senior Exchangeable Preferred Stock had immediately prior to such transaction; (iii) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company (in the case of clause (1) of the foregoing clause (i)) or such Person (in the case of clause (2) of the foregoing clause (i)) shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant; (iv) immediately after giving effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing; and (v) the Company has delivered to the transfer agent for the Senior Exchangeable Preferred Stock prior to consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Certificate of Designation and that all conditions precedent in the Certificate of Designation relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding the foregoing clauses (ii) and (iii), (1) any Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with a corporate Affiliate thereof incorporated solely for the purpose of reincorporating the Company in another jurisdiction in the U. S. to realize tax or other benefits.

     Reports. The Certificate of Designation will provide that so long as any of the Senior Exchangeable Preferred Stock is outstanding, the Company will provide to the holders of the Senior Exchangeable Preferred Stock and file with the Commission copies of the annual reports and of the information, documents and other reports that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act regardless of whether the Company is then obligated to file such reports.

     TRANSFER AGENT AND REGISTRAR

     Harris Trust & Savings Bank will be the transfer agent and registrar for the Senior Exchangeable Preferred Stock.

EXCHANGE DEBENTURES


     The Exchange Debentures, if issued, will be issued under the Indenture, dated as of July 17, 1997, by and between the Company and U.S. Trust Company of Texas, N.A., as Trustee (the "Trustee"). The following summary of certain provisions of the Exchange Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Exchange Indenture, including the definitions of certain terms therein and those terms made a part of the Exchange Indenture by reference to the TIA as in effect on the date of the Exchange Indenture. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." The Credit Facility and the Notes Indenture limit the Company's ability to issue the Exchange Debentures.



     The Exchange Debentures will be general unsecured obligations of the Company and will be limited in aggregate principal amount to the liquidation preference of the Senior Exchangeable Preferred Stock (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof (other than as described in "-- Senior Exchangeable Preferred Stock -- Exchange" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be subordinated to all existing and future Senior Debt of the Company.


     Principal of, premium, if any, and interest on the Exchange Debentures will be payable, and the Exchange Debentures may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar. At the Company's option, interest, to the extent paid in cash, may be paid by check mailed to the registered address of holders of the Exchange Debentures as shown on the register for the Exchange Debentures. The Trustee will initially act as Paying Agent and Registrar. The Company may change any Paying Agent and Registrar without prior notice to holders of the Exchange Debentures. Holders of the Exchange Debentures must surrender Exchange Debentures to the Paying Agent to collect principal payments.

     The Exchange Debentures will mature on July 1, 2009. Each Exchange Debenture will bear interest at the rate of 12% per annum from the Exchange Date or from the most recent interest payment date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Exchange Date. Interest will be payable semi-annually in cash (or, on or prior to July 1, 2002, in additional Exchange Debentures, at the option of the Company) in arrears on each January 1 and July 1 commencing with the first such date after the Exchange Date. Interest on the Exchange Debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed.

     OPTIONAL REDEMPTION

     The Exchange Debentures will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after July 1, 2002, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below if redeemed during the 12-month period beginning on July 1 of each of the years set forth below, plus, without duplication, in each case, accrued and unpaid interest thereon to the date of redemption:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2002........................................................  106.000%
2003........................................................  104.800%
2004........................................................  103.600%
2005........................................................  102.400%
2006........................................................  101.200%
2007 and thereafter.........................................  100.000%

     In addition, prior to July 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings or Major Asset Sales to redeem the Exchange Debentures, in whole or in part, at a redemption price of 112.0% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption; provided, however, that after any such redemption, the aggregate principal amount of the Exchange Debentures outstanding must equal at least $75,000,000. Any such redemption will be required to occur on or prior to one year after the receipt by the Company of the proceeds of each Public Equity Offering or Major Asset Sale.

     In addition, prior to July 1, 2002, the Company may, at its option, redeem the Exchange Debentures upon a Change of Control. See "-- Change of Control."

     The Credit Facility and the Notes Indenture restrict the ability of the Company to optionally redeem the Exchange Debentures. The Credit Facility, the Existing Capstar Radio Indenture and the New Capstar Radio Indenture restrict the ability of Capstar Radio to pay dividends and make other restricted payments to the Company and, accordingly, may also limit the ability of the Company to optionally redeem the Exchange Debentures. See "Description of Indebtedness."

     CHANGE OF CONTROL

     The Exchange Indenture will provide that upon the occurrence of a Change of Control, each holder will have the right to require that the Company repurchase all or a portion of such holder's Exchange Debentures pursuant to the offer described below (the "Debenture Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus, without duplication, accrued interest, if any, to the date of repurchase.

     The Exchange Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company covenants to (i) repay in full all Indebtedness under the Credit Agreement (and terminate all commitments thereunder) and any other agreement relating to Indebtedness that would prohibit the Debenture Change of Control Offer or offer to repay in full all such Indebtedness (and terminate all such commitments) and repay the Indebtedness owed to (and terminate the commitments of) each lender that has accepted such offer or (ii) obtain the requisite consents under the Credit Facility and any other agreement governing such other Indebtedness to permit the repurchase of the Exchange Debentures as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to repurchase Exchange Debentures pursuant to the provisions described below, provided that the Company's failure to comply with the covenant described in the preceding sentence shall constitute an Event of Default described under clause (iii) under "-- Events of Default" below.

     Within 30 days following the date upon which the Company becomes aware that a Change of Control has occurred, the Company must send, by first class mail postage prepaid, a notice to each holder of Exchange Debentures, with a copy to the Trustee, which notice shall govern the terms of the Debenture Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Debenture Change of Control Payment Date"). Holders electing to have an Exchange Debenture purchased pursuant to a Debenture Change of Control Offer will be required to surrender the Exchange Debenture, properly endorsed for transfer together with such other customary documents as the Company may reasonably request, to the paying agent at the address specified in the notice prior to the close of business on the business day prior to the Debenture Change of Control Payment Date.

     In addition, the Exchange Indenture will provide that, prior to July 1, 2002, upon the occurrence of a Change of Control, the Company will have the option to redeem the Exchange Debentures in whole but not in part (a "Debenture Change of Control Redemption") at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, together with accrued and unpaid interest to the date of redemption. In order to effect a Debenture Change of Control Redemption, the Company must send a notice to each holder of Exchange Debentures, which notice shall govern the terms of the Debenture Change of Control Redemption. Such notice must be mailed to holders of Exchange Debentures within 30 days following the date the Change of Control occurred (the "Debenture Change in Control Redemption Date") and state that the Company is effecting a Debenture Change of Control Redemption in lieu of a Debenture Change of Control Offer.

     "Applicable Premium" means, with respect to an Exchange Debenture at any Debenture Change of Control Redemption Date, the greater of (i) 1.0% of the principal amount of such Exchange Debenture and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Exchange Debenture at July 1, 2002 (such redemption price being described under "-- Optional Redemption") plus (2) all required interest payments due on such Exchange Debenture through July 1, 2002, computed using a discount rate equal to the Treasury Rate plus 150 basis points over (B) the principal amount of such Exchange Debenture.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the Debenture Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Debenture Change of Control Redemption Date to July 1, 2002; provided, however, that if the period from the Debenture Change of Control Redemption Date to July 1, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Debenture Change of Control Redemption Date to July 1, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the purchase of Exchange Debentures pursuant to a Debenture Change of Control Offer.

     This "Change of Control" covenant will not apply in the event of (i) changes in a majority of the board of directors of the Company so long as a majority of the board of directors continues to consist of Continuing Directors and (ii) certain transactions with Permitted Holders. In addition, this covenant is not intended to afford holders of the Exchange Debentures protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of Exchange Debentures but would not constitute a Change of Control. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control, but would increase the amount of Indebtedness outstanding at such time. However, the Exchange Indenture will contain limitations on the ability of the Company to incur additional Indebtedness and to engage in certain mergers, consolidations, sales of assets and swaps of assets, whether or not a Change of Control is involved. See "-- Limitation on Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries," "-- Limitation on Asset Sales," "-- Limitation on Asset Swaps" and "-- Merger, Consolidation and Sale of Assets."

     If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Exchange Debentures that the Company might be required to purchase. Moreover, as of the date hereof, after giving effect to the Offering and the application of the proceeds therefrom, the Company would not have sufficient funds available to purchase all the outstanding Exchange Debentures, if they were outstanding, pursuant to a Debenture Change of Control Offer. In the event that the Company were required to purchase Exchange Debentures pursuant to a Debenture Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. There can be no assurance, however, that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the Notes Indenture and the Credit Facility restrict the Company's ability to purchase the Exchange Debentures, including pursuant to a Debenture Change of Control Offer. The Credit Facility, the Existing Capstar Radio Indenture and the New Capstar Radio Indenture restrict the ability of Commodore to pay dividends and make other restricted payments to the Company and, accordingly, may also limit the ability of the Company to purchase the Exchange Debentures. See "Description of Indebtedness."

     With respect to the sale of assets, the phrase "all or substantially all" as used in the Exchange Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company and, therefore, it may be unclear whether a Change of Control has occurred and whether the Exchange Debentures should be subject to a Debenture Change of Control Offer.

     None of the provisions relating to a purchase of Exchange Debentures upon a Change of Control is waivable by the board of directors of the Company. Without the consent of each holder of the Exchange Debentures affected thereby, after the mailing of the notice of the Debenture Change of Control Offer, no amendment to the Exchange Indenture may, directly or indirectly, affect the Company's obligation to purchase the Exchange Debentures or amend, modify or change the obligation of the Company to consummate a Debenture Change of Control Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offer. In addition, the Trustee may not waive the right of any holder of the Exchange Debentures to require the repurchase of its Exchange Debentures upon a Change of Control.

     SUBORDINATION

     The payment of all Obligations on the Exchange Debentures is subordinated and junior in right of payment to the prior payment in full in cash or Cash Equivalents (or such payment shall be duly provided for to the satisfaction of the holders of the Senior Debt) of all Obligations on Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt will first be paid in full in cash or Cash Equivalents (or such payment duly provided for to the satisfaction of the holders of the Senior Debt) before any payment or distribution of any kind or character is made on account of any Obligations on the Exchange Debentures, or for the acquisition of any of the Exchange Debentures for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, or

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interest on or any other amounts owing with respect to any Senior Debt, no payment of any kind or character (except (i) in Qualified Capital Stock issued by the Company to pay interest on the Exchange Debentures or issued in exchange for the Exchange Debentures, (ii) in securities substantially identical to the Exchange Debentures issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company that are subordinated to the Senior Debt at least to the same extent as the Exchange Debentures and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Exchange Debentures (the issuance of such subordinated securities to be consented to by the holders of at least a majority of the outstanding amount of Senior Debt consisting of each class of Designated Senior Debt then outstanding, which subordinated securities will be issued in exchange for outstanding Exchange Debentures or to pay interest accrued on outstanding Exchange Debentures)) will be made by the Company or any other Person on behalf of the Company with respect to any obligations on the Exchange Debentures or to acquire any of the Exchange Debentures for cash or property or otherwise. In addition, if any other event of default occurs and is continuing (or if such an event of default would occur upon any payment with respect to the Exchange Debentures or would arise upon the passage of time as a result of such payment) with respect to any Designated Senior Debt (as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt) and such event of default permits the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all such events of default have been cured or waived or have ceased to exist or the Company and the Trustee receive notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on behalf of the Company will make any payment of any kind or character (except (i) in Qualified Capital Stock issued by the Company to pay interest on the Exchange Debentures or issued in exchange for the Exchange Debentures, (ii) in securities substantially identical to the Exchange Debentures issued by the Company in payment of interest accrued thereon or (iii) in securities issued by the Company that are subordinated to the Senior Debt at least to the same extent as the Exchange Debentures and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Exchange Debentures (the issuance of such subordinated securities to be consented to by the holders of at least a majority of the outstanding amount of Senior Debt consisting of each class of Designated Senior Debt then outstanding, which subordinated securities will be issued in exchange for outstanding Exchange Debentures or to pay interest accrued on outstanding Exchange Debentures)) with respect to any Obligations on the Exchange Debentures or to acquire any of the Exchange Debentures for cash or property or otherwise. Notwithstanding anything herein to the contrary, only one such Blockage Period may be commenced within any 360 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt initiating such Blockage Period shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the holders of the Exchange Debentures, may recover less, ratably, than holders of Senior Debt.

     CERTAIN COVENANTS

     The Exchange Indenture contains, among others, the following covenants. The Company and its subsidiaries are subject to the covenants contained in the Credit Facility, the Existing Capstar Radio Indenture, the New Capstar Radio Indenture and the Notes Indenture. See "Description of Indebtedness."

     Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries. The Exchange Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to,

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directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (other than Permitted Indebtedness), and that the Company's Subsidiaries will not issue any shares of Preferred Stock (except Preferred Stock issued to the Company or a Wholly Owned Subsidiary of the Company); provided, however, that the Company and its Subsidiaries may incur Indebtedness and the Company's Subsidiaries may issue shares of Preferred Stock if, in either case, the Company's Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Preferred Stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom is less than 7.0 to 1.

     Limitation on Restricted Payments. (a) The Exchange Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, make any Restricted Payment if, at the time of such Restricted Payment and immediately after giving effect thereto:

          (i) any Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment; or

          (ii) the Company is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant; or

          (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the board of directors of the Company in good faith) exceeds the sum of (a) (x) 100% of the aggregate Consolidated EBITDA of the Company (or, in the event such Consolidated EBITDA shall be a deficit, minus 100% of such deficit) accrued subsequent to the Issue Date to the most recent date for which financial information is available to the Company, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same period, plus (b) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the board of directors of the Company in good faith, received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale on or subsequent to the Issue Date of Qualified Capital Stock of the Company (excluding (i) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Company upon such conversion or exchange and (ii) any net proceeds received from issuances and sales that are used to consummate a transaction described in clauses (2) or (3) of paragraph (b) below), plus (c) without duplication of any amount included in clause (iii)(b) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause
     (iii)(b) above), received as a capital contribution on or subsequent to the Issue Date, plus (d) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any of its Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, and repayments of loans or advances or other transfers of assets by such Person to the Company or any Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Subsidiary, the amount of Investments previously made by the Company or any Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments; provided, however, that no amount shall be included under this clause (d) to the extent it is already included in Consolidated EBITDA, plus (e) the aggregate net cash proceeds received by a Person in consideration for the issuance of such Person's Capital Stock (other than Disqualified Capital Stock) that are held by such Person at the time such Person is merged with and into the Company in accordance with the "Merger, Consolidation and Sale of Assets" covenant subsequent to the Issue Date; provided, however, that concurrently with or immediately following such merger the Company uses an amount equal to such net cash proceeds to redeem or repurchase the Company's Capital Stock, plus (f) $5,000,000.

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     (b) Notwithstanding the foregoing, these provisions will not prohibit: (1)
the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration; (2) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Company or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire Qualified Capital Stock or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of, Disqualified Capital Stock that has a redemption date no earlier than, and requires the payment of current dividends or distributions in cash no earlier than, in each case, the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired; (3) the acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the Exchange Debentures either (x) solely in exchange for shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock), for shares of Disqualified Capital Stock that have a redemption date no earlier than, and require the payment of current dividends or distributions in cash no earlier than, in each case, the maturity date and interest payments dates, respectively, of the Indebtedness being acquired, or for Indebtedness of the Company that is subordinate or junior in right of payment to the Exchange Debentures, at least to the extent that the Indebtedness being acquired is subordinated to the Exchange Debentures and has a Weighted Average Life to Maturity no less than that of the Indebtedness being acquired or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock), shares of Disqualified Capital Stock that have a redemption date no earlier than, and require the payment of current dividends or distributions in cash no earlier than, in each case, the maturity date and interest payments dates, respectively, of the Indebtedness being refinanced, or Indebtedness of the Company that is subordinate or junior in right of payment to the Exchange Debentures at least to the extent that the Indebtedness being acquired is subordinated to the Exchange Debentures and has a Weighted Average Life to Maturity no less than that of the Indebtedness being refinanced; (4) payments by the Company to repurchase Capital Stock or other securities of the Company, Capstar Broadcasting or any corporation that, directly or indirectly, owns all of the Common Stock of Capstar Broadcasting from employees of the Company or any such other corporation in an aggregate amount not to exceed $5,000,000; (5) payments to enable the Company or any such other corporation to redeem or repurchase stock purchase or similar rights in an aggregate amount not to exceed $500,000; (6) payments, not to exceed $100,000 in the aggregate, to enable the Company or any such other corporation to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; (7) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that no such payment may be made pursuant to this clause (7) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 6.0 to 1; and (8) the payments of dividends on the Company's Common Stock after an initial public offering of Common Stock of the Company, Capstar Broadcasting or any corporation that, directly or indirectly, owns all of the Common Stock of Capstar Broadcasting in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received by the Company (through a capital contribution or otherwise) from shares of Common Stock sold for the account of the Company or any such other corporation (and not for the account of any stockholder) in such initial public offering; provided, further, that in the case of clauses (4), (5), (6), (7) and (8), no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1), (4),
(5), (6), (7) and (8) shall be included in such calculation.

     Limitation on Asset Sales. The Exchange Indenture provides that neither the Company nor any of its Subsidiaries will consummate an Asset Sale unless (i) the Company or the applicable Subsidiary, as the case may

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

be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by management of the Company or, if such Asset Sale involves consideration in excess of $5,000,000, by the board of directors of the Company, as evidenced by a board resolution), (ii) at least 75% of the consideration received by the Company or such Subsidiary, as the case may be, from such Asset Sale is in cash or Cash Equivalents (other than in the case where the Company is exchanging all or substantially all the assets of one or more broadcast businesses operated by the Company (including by way of the transfer of capital stock) for all or substantially all the assets (including by way of the transfer of capital stock) constituting one or more broadcast businesses operated by another Person, in which event the foregoing requirement with respect to the receipt of cash or Cash Equivalents shall not apply) and is received at the time of such disposition and (iii) upon the consummation of an Asset Sale, the Company applies, or causes such Subsidiary to apply, such Net Cash Proceeds within 180 days of receipt thereof either (A) to repay any Senior Debt of the Company or any Indebtedness of a Subsidiary of the Company (and, to the extent such Senior Debt relates to principal under a revolving credit or similar facility, to obtain a corresponding reduction in the commitments thereunder),
(B) to reinvest, or to be contractually committed to reinvest pursuant to a binding agreement, in Productive Assets and, in the latter case, to have so reinvested within 360 days of the date of receipt of such Net Cash Proceeds or
(C) to purchase Exchange Debentures tendered to the Company for purchase at a price equal to 100% of the principal amount thereof plus accrued interest thereon, if any, to the date of purchase pursuant to an offer to purchase made by the Company as set forth below (a "Net Proceeds Offer"); provided, however, that the Company may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales not otherwise applied in accordance with this covenant equal or exceed $5,000,000.

     Subject to the deferral right set forth in the final proviso of the preceding paragraph, each notice of a Net Proceeds Offer will be mailed, by first class mail, to holders of Exchange Debentures as shown on the applicable register of holders of Exchange Debentures not more than 180 days after the relevant Asset Sale or, in the event the Company or a Subsidiary has entered into a binding agreement as provided in (B) above, within 180 days following the termination of such agreement but in no event later than 360 days after the relevant Asset Sale. Such notice will specify, among other things, the purchase date (which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed, except as otherwise required by law) and will otherwise comply with the procedures set forth in the Exchange Indenture. Upon receiving notice of the Net Proceeds Offer, holders of Exchange Debentures may elect to tender their Exchange Debentures in whole or in part in integral multiples of $1,000. To the extent holders properly tender Exchange Debentures in an amount exceeding the Net Proceeds Offer, Exchange Debentures of tendering holders will be repurchased on a pro rata basis (based upon the principal amount tendered). To the extent that the aggregate principal amount of Exchange Debentures tendered pursuant to any Net Proceeds Offer is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, the Company may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Exchange Debentures for any purposes otherwise permitted by the Exchange Indenture. Upon the consummation of any Net Proceeds Offer, the amount of Net Cash Proceeds subject to any future Net Proceeds Offer from the Asset Sales giving rise to such Net Cash Proceeds shall be deemed to be zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the repurchase of Exchange Debentures pursuant to a Net Proceeds Offer.

     Limitation on Asset Swaps. The Exchange Indenture provides that the Company will not, and will not permit any Subsidiary to, engage in any Asset Swaps, unless: (i) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof, (ii) in the event such Asset Swap involves an aggregate amount in excess of $2.0 million, the terms of such Asset Swap have been approved by a majority of the members of the board of directors of the Company and (iii) in the event such Asset Swap involves an aggregate amount in excess of $10.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Exchange Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, create or otherwise cause to permit to exist or become effective, by operation of the charter of such Subsidiary or by reason of any

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agreement, instrument, judgment, decree, rule, order, statute or governmental regulation, any encumbrance or restriction on the ability of any Subsidiary to
(a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any of its Subsidiaries; or (c) transfer any of its property or assets to the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law, (2) the Exchange Indenture, (3) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Subsidiary, (4) any instrument governing Acquired Indebtedness or Acquired Preferred Stock, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (5) agreements existing on the Exchange Date (including the Credit Facility, the Existing Capstar Radio Indenture and the New Capstar Radio Indenture) as such agreements are from time to time in effect; provided, however, that any amendments or modifications of such agreements that affect the encumbrances or restrictions of the types subject to this covenant shall not result in such encumbrances or restrictions being less favorable to the Company in any material respect, as determined in good faith by the board of directors of the Company, than the provisions as in effect before giving effect to the respective amendment or modification, (6) any restriction with respect to such a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition, (7) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are not less favorable to the Company in any material respect as determined in good faith by the board of directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5) above, (8) any agreement or charter provision evidencing Indebtedness or Preferred Stock permitted under the Exchange Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in such agreement or charter provision are not less favorable to the Company in any material respect as determined in good faith by the board of directors of the Company then the provisions relating to such encumbrance or restriction contained in the Exchange Indenture, or (9) restrictions on the transfer of the assets subject to any Lien imposed by the holder of such Lien.

     Limitations on Transactions with Affiliates. The Exchange Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between the Company and a Wholly Owned Subsidiary of the Company or among Wholly Owned Subsidiaries of the Company) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $2,000,000 or more, such determination will be made in good faith by a majority of members of the board of directors of the Company and by a majority of the disinterested members of the board of directors of the Company, if any; provided, further, that for a transaction or series of related transactions involving value of $10,000,000 or more, the board of directors of the Company has received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Subsidiary. The foregoing restrictions will not apply to (1) reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder, (2) any obligation of the Company under the Monitoring and Oversight Agreements (provided that each amendment of any of the foregoing agreements shall be subject to the limitations of this covenant) or any employment, noncompetition or confidentiality agreement with any officer of the Company, (3) reasonable and customary investment banking, financial advisory, commercial banking and similar fees and expenses paid to BT Securities Corporation and its Affiliates, (4) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments," (5) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Company, (6) loans or advances to employees in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practices, (7) payments made in connection with any acquisitions or dispositions by the Company and its

Subsidiaries which acquisitions and dispositions are disclosed in this Offering Memorandum, including fees to Hicks Muse, and (8) the issuance of Capital Stock of the Company (other than Disqualified Capital Stock).

     Merger, Consolidation and Sale of Assets. The Exchange Indenture provides that the Company may not, in a single transaction or series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless (i) either (1) the Company is the surviving or continuing Person or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Company have been transferred, shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such surviving person shall assume all of the obligations of the Company under the Exchange Debentures and the Exchange Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company (in the case of clause (1) of the foregoing clause (i)) or such Person (in the case of clause (2) of the foregoing clause (i)) shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant; (iv) immediately after giving effect to such transactions, no Default or Event of Default shall have occurred or be continuing; and (v) the Company has delivered to the Trustee prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Exchange Indenture and that all conditions precedent in the Exchange Indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding the foregoing clauses (ii) and (iii), (1) any Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with a corporate Affiliate thereof incorporated solely for the purpose of reincorporating the Company in another jurisdiction in the U.S. to realize tax or other benefits.

     Reports. The Exchange Indenture will provide that so long as any of the Exchange Debentures are outstanding, the Company will provide to the holders of Exchange Debentures and file with the Commission copies of the annual reports and of the information, documents and other reports that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act regardless of whether the Company is then obligated to file such reports.

     EVENTS OF DEFAULT

     The following events are defined in the Exchange Indenture as "Events of Default": (i) the failure to pay interest on the Exchange Debentures when the same becomes due and payable and the Default continues for a period of 30 days;
(ii) the failure to pay the principal on any Exchange Debentures when such principal, if any, becomes due and payable, at maturity, upon redemption or otherwise; (iii) a default in the observance or performance of any other covenant or agreement contained in the Exchange Debentures or the Exchange Indenture, which default continues for a period of 30 days after the Company receives written notice thereof specifying the default from the Trustee or holders of at least 25% in aggregate principal amount of outstanding Exchange Debentures; (iv) the failure to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $10,000,000 or more at any time in each case after a 10-day period during which such default shall not have been cured or such acceleration rescinded; (v) one or more judgments in an aggregate amount in excess of $10,000,000

(which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against the Company or any of its Significant Subsidiaries and such judgment or judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; and (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries.

     Upon the happening of any Event of Default specified in the Exchange Indenture, the Trustee may, and the Trustee upon the request of holders of 25% in principal amount of the outstanding Exchange Debentures shall, or the holders of at least 25% in principal amount of outstanding Exchange Debentures may, declare the principal of all the Exchange Debentures, together with all accrued and unpaid interest and premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Facility, will become due and payable upon the first to occur of an acceleration under the Credit Facility or five Business Days after receipt by the Company and the agent under the Credit Facility of such Acceleration Notice (unless all Events of Default specified in such Acceleration Notice have been cured or waived). If an Event of Default with respect to bankruptcy proceedings relating to the Company occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Exchange Debentures.

     The Exchange Indenture provides that, at any time after a declaration of acceleration with respect to the Exchange Debentures as described in the preceding paragraph, the holders of a majority in principal amount of the Exchange Debentures then outstanding (by notice to the Trustee) may rescind and cancel such declaration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default have been cured or waived except nonpayment of principal of or interest on the Notes that has become due solely by such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Exchange Debentures) on overdue installments of interest and overdue payments of principal which has become due otherwise than by such declaration of acceleration has been paid,
(iv) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause (vi) of the description of Events of Default in the first paragraph above, the Trustee has received an Officers' Certificate and Opinion of Counsel that such Default or Event of Default has been cured or waived. The holders of a majority in principal amount of the Exchange Debentures may waive any existing Default or Event of Default under the Exchange Indenture, and its consequences, except a default in the payment of the principal of or interest on any Exchange Debentures.

     The Company is required to deliver to the Trustee, within 120 days after the end of the Company's fiscal year, a certificate indicating whether the signing officers know of any Default or Event of Default that occurred during the previous year and whether the Company has complied with its obligations under the Exchange Indenture. In addition, the Company will be required to notify the Trustee of the occurrence and continuation of any Default or Event of Default promptly after the Company becomes aware of the same.

     Subject to the provisions of the Exchange Indenture relating to the duties of the Trustee in case an Event of Default thereunder should occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Exchange Indenture at the request or direction of any of the holders of the Exchange Debentures unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provision for security or indemnification and certain limitations contained in the Exchange Indenture, the holders of a majority in principal amount of the outstanding Exchange Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     SATISFACTION AND DISCHARGE OF EXCHANGE INDENTURE; DEFEASANCE

     The Company may terminate its obligations under the Exchange Indenture at any time by delivering all outstanding Exchange Debentures to the Trustee for cancellation and paying all sums payable by it thereunder.

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The Company, at its option, (i) will be discharged from any and all obligations with respect to the Exchange Debentures (except for certain obligations of the Company to register the transfer or exchange of such Exchange Debentures, replace stolen, lost or mutilated Exchange Debentures, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Exchange Indenture, if the Company deposits with the Trustee, in trust, U.S. Legal Tender or U.S. Government Obligations or a combination thereof that, through the payment of interest and premium thereon and principal amount at maturity in respect thereof in accordance with their terms, will be sufficient to pay all the principal amount at maturity of and interest and premium on the Exchange Debentures on the dates such payments are due in accordance with the terms of such Exchange Debentures as well as the Trustee's fees and expenses. To exercise either such option, the Company is required to deliver to the Trustee (A) an Opinion of Counsel or a private letter ruling issued to the Company by the Internal Revenue Service (the "IRS") to the effect that the holders of the Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised and, in the case of an Opinion of Counsel furnished in connection with a discharge pursuant to clause (i) above, accompanied by a private letter ruling issued to the Company by the IRS to such effect, (B) subject to certain qualifications, an Opinion of Counsel to the effect that funds so deposited will not be subject to avoidance under applicable bankruptcy law and (C) an Officers' Certificate and an Opinion of Counsel to the effect that the Company has complied with all conditions precedent to the defeasance. Notwithstanding the foregoing, the Opinion of Counsel required by clause (A) above need not be delivered if all Exchange Debentures not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

     MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, together, without the consent of the holders of the Exchange Debentures, may amend or supplement the Exchange Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the rights of any of the holders in any material respect. Other modifications and amendments of the Exchange Indenture may be made with the consent of the holders of a majority in principal amount at maturity of the then outstanding Exchange Debentures, except that, without the consent of each holder of the Exchange Debentures (or, prior to the Exchange Date, without the consent of each holder of Senior Exchangeable Preferred Stock) affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Exchange Debentures whose holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Exchange Debentures; (iii) reduce the principal of or change the fixed maturity of any Exchange Debentures, or change the date on which any Exchange Debentures may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Exchange Debentures payable in money other than that stated in the Exchange Debentures and the Exchange Indenture; (v) make any change in provisions of the Exchange Indenture protecting the right of each holder of an Exchange Debenture to receive payment of principal of, premium on and interest on such Exchange Debenture on or after the due date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount at maturity of the Exchange Debentures to waive a Default or Event of Default; or (vi) after the Company's obligation to purchase the Exchange Debentures arises under the Exchange Indenture, amend, modify or change the obligation of the Company to make or consummate a Debenture Change of Control Offer or a Net Proceeds Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers.

     CONCERNING THE TRUSTEE

     The Exchange Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions;

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

however, if it requires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount at maturity of the then outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Exchange Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Indenture at the request of any holder of Exchange Debentures, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Certificate of Designation and/or the Exchange Indenture. Reference is made to the Certificate of Designation and the Exchange Indenture, the case may be, for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Accreted Value" means, as of any date of determination, the sum of (i) the initial offering price of each Note and (ii) the portion of the excess of the principal amount at maturity of each Note over such initial offering price that shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each February 1 and August 1 at the rate of 12 3/4% per annum from the date of issuance of the Notes through the date of determination, provided, that the Accreted Value of the Notes shall be 100% from February 1, 2002 to maturity of the Notes.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

     "Acquired Preferred Stock" means Preferred Stock of any Person at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation.

     "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated or merged with the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Company or any of its Subsidiaries) to any Person other than the Company or a Wholly Owned Subsidiary of the Company of (i) any Capital Stock of any Subsidiary of the Company or (ii) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business; provided, however, that for purposes of the "Limitation on Asset Sales" covenant, Asset Sales shall not include (a) a transaction or series of related transactions in which the Company or its Subsidiaries receive aggregate consideration of less than $1,000,000, (b) transactions permitted under the "Limitation on Asset Swaps" covenant or (c) transactions covered by the "Merger, Consolidation and Sale of Assets" covenant.

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

     "Asset Swap" means the execution of a definitive agreement, subject only to FCC approval, if applicable, and other customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Subsidiaries and another Person or group of affiliated Persons; provided that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

     "Capstar Broadcasting" means Capstar Broadcasting Corporation, a Delaware corporation.

     "Capstar Radio" means Capstar Radio Broadcasting Partners, Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Certificate of Designation or the Exchange Indenture, as the case may be), other than to Hicks Muse, any of its affiliates (excluding Chancellor), officers and directors or R. Steven Hicks (the "Permitted Holders"); or (ii) a majority of the board of directors of the Company shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.

     "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Subsidiaries.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (B) Consolidated Interest Expense and (C) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (d) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (a) gains and losses from Asset Sales (without regard to the $1,000,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects, (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects, according to GAAP, (c) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries, (d) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise, (e) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of (x) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and (y) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person and
(f) any non-cash expenses attributable to grants or exercises of employee stock options.

     "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries (excluding any such charges constituting an extraordinary or nonrecurring item) reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of the Company on the Issue Date,
(ii) was nominated for election or elected to the board of directors of the Company with the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or (iii) is a representative of a Permitted Holder.

     "Credit Facility" means the credit agreement dated February 20, 1997 among the Company, Capstar Radio, Bankers Trust Company, as agent, and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time, and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original agent and lenders or another agent or agents or other lenders and whether provided under the original Credit Facility or any other credit agreement).

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Debt" means (i) Indebtedness under or in respect of the Credit Facility and (ii) any other Indebtedness constituting Senior Debt that, at the time of determination, has an aggregate principal amount of at least $10,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

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

     "Discount Notes Indenture" means the indenture dated as of February 20, 1997 between the Company and U.S. Trust Company of Texas, N.A., under which the Company's 12 3/4% Senior Discount Notes due 2009 were issued as in effect on the Issue Date.

     "Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to
(i) the mandatory redemption date of the Senior Exchangeable Preferred Stock, in the case of the Senior Exchangeable Preferred Stock, or (ii) the final maturity date of the Exchange Debentures, in the case of the Exchange Debentures.

     "Exchange Date" means the date of original issuance of the Exchange Debentures.

     "Existing Capstar Radio Indenture" means the indenture dated as of April 21, 1995 by and among Capstar Radio, as Issuer, the Subsidiaries of Capstar Radio named therein, as Guarantors, and IBJ Schroder Bank & Trust Company, as Trustee, as in effect on the Issue Date.

     "Financial Monitoring and Oversight Agreements" means, collectively, the Monitoring and Oversight Agreement between the Company and Hicks, Muse & Co. Partners, L.P., as in effect on the Issue Date, and the Financial Advisory Agreement between the Company and Hicks Muse & Co. Partners L.P., as in effect on the Issue Date.

     "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

     "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Obligations, Commodity Agreements and Currency Agreements and (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

     "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

     "Investment" means (i) any transfer or delivery of cash, stock or other property of value in exchange for Indebtedness, stock or other security or ownership interest in any Person by way of loan, advance, capital contribution, guarantee or otherwise and (ii) an investment deemed to have been made by the Company at the time any entity which was a Subsidiary of the Company ceases to be such a Subsidiary in an amount equal to the value of the loans and advances made, and any remaining ownership interest in, such entity immediately following such entity ceasing to be a Subsidiary of the Company. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Company unless the fair market value of such Investment exceeds $2,000,000, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors of the Company at the time such Investment is made.

     "Leverage Ratio" shall mean the ratio of (i) the aggregate outstanding amount of Indebtedness of the Company and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the aggregate liquidation preference of all outstanding

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

Preferred Stock of the Company's Subsidiaries (except Preferred Stock issued to the Company or a Wholly Owned Subsidiary of the Company) on such date less the Accreted Value of the Notes on such date to (ii) the Consolidated EBITDA of the Company for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

     For purposes of this definition, (i) the amount of Indebtedness that is issued at a discount shall be deemed to be the accreted value of such Indebtedness at the end of the Four Quarter Period, whether or not such amount is the amount then reflected on a balance sheet prepared in accordance with GAAP, and (ii) the aggregate outstanding principal amount of Indebtedness of the Company and its Subsidiaries and the aggregate liquidation preference of all outstanding Preferred Stock of the Company's Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and Preferred Stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or Preferred Stock is being issued had occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries and the issuance of the Preferred Stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period, (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness or such Person's Subsidiaries issuing Preferred Stock) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period and (iii) cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "Cost Savings Measures"), which cost savings the Company reasonably believes in good faith would have been achieved during the Four Quarter Period as a result of such Asset Acquisitions (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission), provided that both (A) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an officer's certificate delivered to the Trustee at the time of the consummation of the Asset Acquisition and such officer's certificate states that such officer believes in good faith that actions will be commenced or initiated within 90 days of such Asset Acquisition to effect such Cost Savings Measures and (B) with respect to each Asset Acquisition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company within 90 days of such Asset Acquisition to effect the Cost Savings Measures identified in such officer's certificate (regardless, however, of whether the corresponding cost savings have been achieved). Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated EBITDA," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Major Asset Sale" means an Asset Sale or series of related Asset Sales involving assets with a fair market value in excess of $25,000,000.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Subsidiaries from such Asset Sale net of
(i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions, recording fees, title insurance premiums, appraisers fees and costs reasonably incurred in preparation of any asset or property for sale),
(ii) taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal and foreign statutory tax rates applicable to the Company or the Subsidiary engaged in such Asset Sale) and (iii) repayment of Indebtedness secured by assets subject to such Asset Sale; provided that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

     "New Capstar Radio Indenture" means the indenture governing the 9 1/4% Senior Subordinated Notes due 2007 of Capstar Radio as in effect on the Issue Date.

     "Notes" means the Company's 12 3/4% Senior Discount Notes due 2009.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

     "Permitted Holders" shall have the meaning set forth in the definition of "Change of Control."

     "Permitted Indebtedness" means, without duplication, (i) Indebtedness outstanding on the Issue Date; (ii) Indebtedness of the Company or a Subsidiary incurred pursuant to the Credit Facility in an aggregate principal amount at any time outstanding not to exceed $150.0 million; (iii) Indebtedness evidenced by or arising under the Notes and the Notes Indenture; (iv) Interest Swap Obligations; provided that such Interest Swap Obligations are entered into to protect the Company from fluctuations in interest rates of its Indebtedness; (v) additional Indebtedness of the Company or any of its Subsidiaries not to exceed $20,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Credit Facility); (vi) Refinancing Indebtedness;
(vii) Indebtedness owed by the Company to any Wholly Owned Subsidiary of the Company or by any Subsidiary of the Company to the Company or any Wholly Owned Subsidiary of the Company; (viii) guarantees by Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Exchange Indenture; (ix) Indebtedness in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of its Subsidiaries to their customers in the ordinary course of their business; (x) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Subsidiaries of the Company (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Subsidiaries of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (x), when taken together with all Indebtedness incurred pursuant to this clause (x) and then outstanding, shall not exceed $15,000,000; and (xi) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a related business or incurred to refinance any such purchase price or cost of construction or improvement, in each case incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (xi) shall not exceed $6,000,000 at any time outstanding.

     "Permitted Investments" means (i) Investments by the Company or any Subsidiary of the Company to acquire the stock or assets of any Person (or Acquired Indebtedness or Acquired Preferred Stock acquired in connection with a transaction in which such Person becomes a Subsidiary of the Company) engaged in the broadcast business or businesses reasonably related thereto; provided that if any such Investment or series of related Investments involves an Investment by the Company in excess of $5,000,000, the Company is able, at the time of such investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant, (ii) Investments received by the Company or its Subsidiaries as consideration for a sale of assets, (iii) Investments by the Company or any Wholly Owned Subsidiary of the Company in any Wholly Owned Subsidiary of the Company (whether existing on the Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly Owned Subsidiary of the Company and Investments in the Company by any Wholly Owned Subsidiary of the Company, (iv) cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement, (vi) loans or advances to employees of the Company or any Subsidiary thereof for purposes of purchasing the Capital Stock of the Company, Capstar Broadcasting or any corporation that, directly or indirectly, owns all of the Common Stock of Capstar Broadcasting and other loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Subsidiary, and (vii) additional Investments in an aggregate amount not to exceed $2,000,000 at any time outstanding.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Productive Assets" means assets of a kind used or usable by the Company and its Subsidiaries in broadcast businesses or businesses reasonably related thereto, and specifically includes assets acquired through Asset Acquisitions.

     "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Company, Capstar Broadcasting or any corporation that, directly or indirectly, owns all of the Common Stock of Capstar Broadcasting, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act; provided, however, that, in the case of a Public Equity Offering by Capstar Broadcasting or any such other corporation, Capstar Broadcasting or such corporation contributes to the capital of the Company net cash proceeds in an amount sufficient to redeem the Senior Exchangeable Preferred Stock or the Exchange Debentures, as the case may be, called for redemption in accordance with the terms thereof.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Refinancing Indebtedness" means any refinancing by the Company of Indebtedness of the Company or any of its Subsidiaries incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant (other than pursuant to clause (iii) or (iv) of the definition of Permitted Indebtedness) that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or (ii) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to

Maturity of the Indebtedness being refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

     "Restricted Payment" means the following:

          (A) For purposes of the Exchange Indenture, (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock) on shares of the Company's Capital Stock, (ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company, or any warrants, rights or options to acquire shares of Capital Stock of the Company, other than through the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock and other than the exchange of shares of Senior Exchangeable Preferred Stock for the Exchange Debentures, (iii) the making of any principal payment on, or the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of, any Indebtedness of the Company or its Subsidiaries that is subordinated or junior in right of payment to the Exchange Debentures or
     (iv) the making of any Investment (other than a Permitted Investment).

          (B) For purposes of the Certificate of Designation, (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock) on shares of the Company's Junior Stock, (ii) any purchase, redemption, retirement or other acquisition for value of any Junior Stock of the Company, or any warrants, rights or options to acquire shares of Junior Stock of the Company, other than through the exchange of such Junior Stock or any warrants, rights or options to acquire shares of any class of such Junior Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock or (iii) the making of any Investment (other than a Permitted Investment).

     "Senior Debt" means the principal of and premium, if any, and interest on, and any and all other fees, expense reimbursement obligations and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all Indebtedness of the Company owed to lenders under the Credit Facility, (b) all Indebtedness of the Company under the Notes, (c) all obligations of the Company with respect to any Interest Swap Obligations, (d) all obligations of the Company to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments, (e) all other Indebtedness of the Company which does not provide that it is to rank pari passu with or subordinate to the Exchange Debentures and
(f) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Debt described above. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (i) Indebtedness of the Company to any of its Subsidiaries, (ii) Indebtedness represented by the Exchange Debentures, (iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Debt, (iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business, and (v) Indebtedness incurred in violation of the Indenture.

     "Significant Subsidiary" means for any Person each Subsidiary of such Person which (i) for the most recent fiscal year of such Person accounted for more than 5% of the consolidated net income of such Person or (ii) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets of such Person.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Except as specifically otherwise provided in the Certificate of Designation or the Exchange Indenture to the contrary, all references to the Company and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Company and its Subsidiaries as to which financial statements are prepared on a consolidated basis in accordance with GAAP and to financial information prepared on such a consolidated basis. Notwithstanding anything in the Exchange Indenture to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes of the Exchange Indenture.

     "Unrestricted Subsidiary" means a Subsidiary of the Company created after the Issue Date and so designated by a resolution adopted by the Board of Directors of the Company, provided that (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary and (b) at the time of designation of such Subsidiary, such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). The board of directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant and (y) no Default or Event of Default shall have occurred or be continuing. Any designation pursuant to this definition by the board of directors of the Company shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote in the election of directors are owned by such Person or any Wholly-Owned Subsidiary of such Person.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of shares of Old Preferred Stock for shares of New Preferred Stock, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the shares of New Preferred Stock. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     EACH HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING SHARES OF OLD PREFERRED STOCK FOR SHARES OF NEW PREFERRED STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     The exchange of shares of Old Preferred Stock for shares of New Preferred Stock should not be an exchange or otherwise a taxable event to a holder for federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the shares of New Preferred Stock as it had in the shares of Old Preferred Stock immediately before the exchange.

                         BOOK-ENTRY; DELIVERY AND FORM

     The certificate representing the shares of Old Preferred Stock was issued and the certificate representing the New Preferred Stock will be issued, in fully registered form. The shares of Old Preferred Stock are represented by one permanent global certificate in definitive, fully registered form for 1,000,000 shares (the "Initial Global Certificate"). Except as described in the next paragraph, the shares of New Preferred Stock initially will be represented by a single permanent global certificate in definitive, fully registered form (the "Global Certificate"). The Global Certificate will be deposited on the Issue Date with, or on behalf of, DTC and registered in the name of a nominee of DTC. If any holder of shares of Old Preferred Stock whose interest in such shares of Old Preferred Stock is represented by the Initial Global Certificate fails to tender in the Exchange Offer, the Company may issue and deliver to such holder a separate certificate representing such holder's Old Preferred Stock in registered form.

     New Preferred Stock exchanged for Old Preferred Stock originally purchased by or transferred to (i) "foreign purchasers" or institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities
Act) who are not "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) ("QIBs") or (ii) QIBs who elect to take physical delivery of their certificates instead of holding their interest through the Global Certificate (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form (a "Certificated Security"). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Certificate has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Certificate.

     The Global Certificate. Pursuant to procedures established by DTC (i) upon the issuance of the Global Certificate, DTC or its custodian will credit, on its internal system, the number of shares of New Preferred Stock of the individual beneficial interests represented by the Global Certificate to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Certificate will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (as defined) (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Certificate will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Certificate directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of shares of New Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the shares of New Preferred Stock represented by such Global Certificate for all purposes. No beneficial owner of an interest in the Global Certificate will be able to transfer that interest except in accordance with DTC's procedures.

     Payments of the liquidation preference or redemption price and dividends on the Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company nor the Transfer Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of the liquidation preference, redemption price or dividends in respect of the Global Certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the number of shares represented by the Global Certificate as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Certificate held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell shares of New Preferred Stock to persons in states which require physical delivery of the certificate evidencing the shares of New Preferred Stock, or to pledge such securities, such holder must transfer its interest in the Global Certificate, in accordance with the normal procedures of DTC and with the procedures set forth in the Certificate of Designation.


     DTC has advised the Company that it will take any action permitted to be taken by a holder of New Preferred Stock (including the presentation of shares of New Preferred Stock for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Certificate are credited and only in respect of such shares of New Preferred Stock as to which such participant or participants has or have given such direction.


     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").


     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificate among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the transfer agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Certificate and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Certificate.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives shares of New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such shares of New Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of shares of New Preferred Stock received in exchange for shares of Old Preferred Stock where such shares of Old Preferred Stock were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such
resale. In addition, until                , 1997, all dealers effecting
transactions in the shares of New Preferred Stock may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of shares of New Preferred Stock by broker-dealers. Shares of New Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the shares of New Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such shares of New Preferred Stock. Any broker-dealer that resells New Preferred Stock that was received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such shares of New Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of shares of New Preferred Stock and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus or any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company agreed to pay all expenses incident to the Exchange Offer (including the expenses of counsel for the holders of the shares of Old Preferred Stock) other than commissions or concessions of any broker-dealers and will indemnify the holders of the shares of Old Preferred Stock (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     See "The Exchange Offer" for additional information concerning the Exchange Offer and interpretations of the Commission's staff with respect to prospectus delivery obligations of broker-dealers.

                                 LEGAL MATTERS

     The validity of and other matters related to the New Preferred Stock and the Exchange Debentures offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Dallas, Texas.

                                    EXPERTS

     The consolidated balance sheet of Capstar Broadcasting Partners, Inc. and Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from October 11, 1996 ("inception") to December 31, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Capstar Radio Broadcasting Partners, Inc. and Subsidiaries, the Predecessor Company of Capstar Broadcasting Partners, Inc. and Subsidiaries, and formerly known as Commodore Media, Inc. and Subsidiaries as of December 31, 1995, and for the period from January 1, 1996 to October 16, 1996 and for the years ended December 31, 1995 and 1994, appearing in this Prospectus and

Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Southern Star Communications, Inc., formerly known as Osborn Communications Corporation, as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets of GulfStar Communications, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The combined balance sheets of Benchmark Communications Radio Limited Partnership as of December 31, 1996 and 1995 and the related combined statements of operations, changes in partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheet of Midcontinent Broadcasting Co. of Wisconsin, Inc. as of December 31, 1996 and the related statements of income and retained earnings, and cash flows for the year then ended included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheet of Point Communications Limited Partnership as of December 31, 1996, and the related statements of operations, partner's equity and cash flows for the year then ended included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheet of Community Pacific Broadcasting Company L.P. as of December 31, 1996, and the related statements of operations, partners' equity and cash flows for the year then ended included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheets of Patterson Broadcasting, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1996 and for the period from May 1, 1995 (inception) through December 31, 1995 included in this Prospectus, have been included herein in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheet of Ameron Broadcasting, Inc. as of December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the year then ended included in this Prospectus, have been included herein in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The combined financial statements of Knight Quality Stations as of December 31, 1996, and for the year then ended included in this Prospectus or elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein upon the authority of the said firm as experts in giving said reports.

     The balance sheet of Quass Broadcasting Company as of December 31, 1996, and the related statements of income, common stockholders' equity (deficit) and cash flows for the year then ended December 31, 1996 included in this Prospectus, have been included herein in reliance on the report of McGladrey & Pullen, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The combined financial statements of Mountain Lakes Broadcasting, L.L.C. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statements of operations and deficit and cash flows of Q Broadcasting, Inc. for each of the three years in the period ended September 30, 1995 included in this Prospectus, have been included herein in reliance on the report of Holtz Rubenstein & Co., LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The statements of operations and accumulated deficit and cash flows of Danbury Broadcasting, Inc. for the year ended June 30, 1995 included in this Prospectus, have been included herein in reliance on the report of Paneth, Haber & Zimmerman LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheet of Adventure Communications-Huntington (Division of Adventure Communications, Inc.) as of December 31, 1995, and the related statements of operations, division's deficit and cash flows for the year ended December 31, 1995 included in this Prospectus, have been included herein in reliance on the report of Brown, Edwards & Company, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act with respect to the New Preferred Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the New Preferred Stock and Exchange Debentures offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein or therein are not necessarily complete, but contain a summary of the material terms of such contracts, agreements or other documents. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for the complete contents of the exhibit, and each statement concerning its provisions is qualified in its entirety by such reference. The Registration Statement may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at 7 World Trade Center, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2551. Copies of such materials may also be obtained by mail at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained from the web site that the Commission maintains at www.sec.gov.

     The Company is required by the Certificate of Designation to furnish the holders of the New Preferred Stock with copies of the annual reports and of the information, documents and other reports specified in Section 13 and 15(d) of the Exchange Act of 1934, as long as any shares of New Preferred Stock are outstanding.

             GLOSSARY OF CERTAIN TERMS AND MARKET AND INDUSTRY DATA

     "advertising inventory" refers to the amount of advertising air time a radio station has available to sell to advertisers.

     "Ameron Acquisition" means the Company's pending acquisition of substantially all of the assets of Ameron Broadcasting, Inc. ("Ameron"), used or useful in the operation of radio stations WMJJ-FM and WERC-AM in Birmingham, Alabama and radio station WOWC-FM in Jasper, Alabama.

     "Benchmark Acquisition" means the completed acquisitions of, and mergers of directly and indirectly wholly-owned subsidiaries of HM Fund III with, Benchmark Communications Radio Limited Partnership, L.P. and certain of its subsidiary partnerships (collectively, "Benchmark").

     "broadcast cash flow" consists of operating income before depreciation, amortization, corporate and other compensation expenses. Although broadcast cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to evaluate a radio company's operating performance. However, broadcast cash flow should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP as a measure of liquidity or profitability.

     "broadcast cash flow margin" represents the percentage of net revenue which is attributable to broadcast cash flow.

     "Capstar Broadcasting" means Capstar Broadcasting Corporation.

     "Capstar BT Equity Investment" means the purchase by Capstar BT Partners, L.P. of certain shares of Class B Common Stock for $11.1 million in cash concurrently with consummation of the GulfStar Merger.

     "Capstar Radio" means Capstar Radio Broadcasting Partners, Inc.

     "Capstar Radio Notes Offering" means Capstar Radio's private placement of the New Capstar Radio Notes.

     "Cavalier Acquisition" means the Company's completed acquisition of substantially all of the assets of Cavalier Communications, L.P. ("Cavalier").

     "Certificate of Designation" means the Certificate of Designation that governs the Senior Exchangeable Preferred Stock.

     "COMCO Acquisition" means the Company's pending acquisition of substantially all of the assets of COMCO Broadcasting, Inc. ("COMCO").

     "Commodore Acquisition" means the Company's completed acquisition of Commodore.

     "Commonwealth Acquisition" means the Company's pending acquisition of substantially all of the assets of Commonwealth Broadcasting of Arizona, L.L.C. ("Commonwealth").

     "Communications Act" means the Communications Act of 1934, as amended.

     "Community Pacific Acquisition" means the Company's completed acquisition of substantially all of the assets of Community Pacific Broadcasting Company L.P. ("Community Pacific").

     "Company" means, unless the context otherwise requires, Capstar Broadcasting Partners, Inc. and its subsidiaries.


     "Completed Transactions" collectively refers to the Commodore Acquisition, the Osborn Transactions, the Space Coast Acquisitions, the GulfStar Transaction, the Community Pacific Acquisition, the Cavalier Acquisition, the Benchmark Acquisition, the GulfStar -- McForhun Acquisition, and the
GulfStar -- Livingston Acquisition.


     "EBITDA" consists of operating income before depreciation, amortization and other expenses. Although EBITDA is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating the Company because it is a measure widely used in the broadcast industry to evaluate a radio company's operating performance. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP as a measure of liquidity or profitability.

     "Emerald City Acquisition" means the Company's pending acquisition of substantially all of the assets of Emerald City Radio Partners, L.P. ("Emerald City") used or held for use in connection with station WNOK-FM in the Columbia, South Carolina market.

     "Existing Capstar Radio Indenture" means that certain indenture, between Capstar Radio, the guarantors named therein and IBJ Schroder Bank & Trust Company in connection with the Existing Capstar Radio Notes.

     "Existing Capstar Radio Notes" refers to Capstar Radio's 13 1/4% Senior Subordinated Notes due 2003.

     "Existing Credit Facility" means that certain credit facility between the Company, Capstar Radio, Bankers Trust Company, as administrative agent, and the other parties thereto.

     "Financing" collectively refers to the Preferred Stock Offering, the Hicks Muse GulfStar Equity Investment, the Capstar BT Equity Investment and the Capstar Radio Notes Offering.

     "Grant Acquisition" means the Company's pending acquisition of substantially all of the assets of Grant Communications Company ("Grant") used or useful in the operation of radio station WZBQ-FM in the Tuscaloosa, Alabama market.

     "Griffith Acquisition" means the Company's pending acquisition of substantially all of the assets of Griffith Communications Corporation ("Griffith") used or useful in the operation of radio stations WTAK-FM, WXQW-FM and WWXQ-FM in the Huntsville, Alabama market.

     "GulfStar" means, prior to the GulfStar Merger, GulfStar Communications, Inc. and, from and after the GulfStar Merger, the surviving corporation in the GulfStar Merger.

     "GulfStar Merger" means the merger of GulfStar with and into a subsidiary of Capstar Broadcasting, pursuant to which the subsidiary was the surviving corporation and was named GulfStar Communications, Inc.

     "GulfStar Transaction" means the GulfStar Merger and Capstar Broadcasting's contribution of GulfStar through the Company to Capstar Radio upon completion of the GulfStar Merger.

     "GulfStar -- American General Acquisition" means the Company's pending acquisition of substantially all of the assets of American General Media ("American General") used or useful in the operation of radio station KKCL-FM in the Lubbock, Texas market.

     "GulfStar -- Booneville Acquisition" means the Company's pending acquisition of substantially all of the assets of Booneville Broadcasting Company and Oklahoma Communications Company (collectively, "Booneville") used or useful in the operation of radio station KZBB-FM in the Ft. Smith, Arkansas market.

     "GulfStar -- Bryan Disposition" means the Company's pending sale of Bryan Broadcasting Operating Company, a wholly owned subsidiary that owns three FM stations in Bryan, Texas.

     "GulfStar -- KJEM Acquisition Option" means the Company's option to acquire substantially all of the assets of KJEM-FM, Inc. ("KJEM") used or useful in the operation of radio station KJEM-FM in the Seligman, Missouri market.

     "GulfStar -- KLAW Acquisition" means the Company's pending acquisition of substantially all of the assets of KLAW Broadcasting, Inc. ("KLAW") used or useful in the operation of radio stations KLAW-FM and KZCD-FM, which serves the Lawton, Oklahoma market.

     "GulfStar -- Livingston Acquisition" means the Company's completed acquisition of substantially all of the assets Livingston Communications, Inc. ("Livingston") used or useful in the operation of radio station WBIU-AM in the Denham Springs, Louisiana market.

     "GulfStar -- McForhun Acquisition" means the Company's completed acquisition of substantially all of the assets of McForhun, Inc. ("McForhun") used or useful in the operation of radio station KRVE-FM in the Brusly, Louisiana market.

     "GulfStar -- Noalmark Acquisition" means the Company's option to purchase substantially all of the assets of Noalmark Broadcasting Corp. ("Noalmark") used or held for use in the operation of radio stations KKTX-FM and KKTX-AM, which serve the Longview, Texas market.

     "Hicks Muse" means Hicks, Muse, Tate & Furst Incorporated.

     "Hicks Muse GulfStar Equity Investment" means the purchase by an affiliate of Hicks Muse of certain shares of Class C Common Stock for $75.0 million in cash concurrently with consummation of the GulfStar Merger.

     "Hicks Muse Osborn Equity Investment" means the purchase by an affiliate of Hicks Muse of certain shares of Class A Common Stock for $34.8 million in cash concurrently with the consummation of the Osborn Acquisition.

     "HM Fund III" means Hicks, Muse, Tate & Furst Equity Fund III, L.P.

     "Huntington Acquisition" collectively refers to certain defined assets of radio stations WKEE-FM and WKEE-AM in Huntington, West Virginia; WZZW-AM and WFXN-FM in Milton, West Virginia; WBVB-FM in Coal Grove, Ohio; and WIRO-AM and WMLV-FM in Ironton, Ohio, acquired by the Company.

     "JSA" refers to a joint sales agreement, whereby a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately-owned and licensed station. JSAs take varying forms. A JSA, unlike an LMA, normally does not involve programming.

     "Knight Quality Acquisition" means the Company's pending acquisition of substantially all of the assets of Knight Radio, Inc., Knight Communications Corporation and Knight Broadcasting of New Hampshire, Inc. (collectively, "Knight Quality") used or useful in the operations of eight radio stations owned and operated by Knight Quality.

     "LMA" refers to a local marketing agreement, whereby a radio station outsources the management of certain limited functions of its operations. LMAs take varying forms; however, the FCC requires that, in all cases, the licensee maintain independent control over the programming and operations of the station.

     "Madison Acquisition" means the Company's pending acquisition of substantially all of the assets of The Madison Radio Group ("Madison") which is comprised of the stations formerly owned by Midcontinent Broadcasting Co. of Wisconsin, Inc. and Point Communication Limited Partnership.

     "New Capstar Radio Indenture" means that certain indenture, dated June 17, 1997, between the Company and U.S. Trust Company of Texas, N.A. in connection with the New Capstar Radio Notes.

     "New Capstar Radio Notes" means Capstar Radio's 9 1/4% Senior Subordinated Notes due 2007.

     "Notes" means the Company's 12 3/4% Senior Discount Notes due 2009.

     "Notes Indenture" means that certain indenture, dated February 20, 1997 between the Company and U.S. Trust Company of Texas, N.A. in connection with the Notes.

     "Osborn Acquisition" means the Company's completed acquisition of Osborn Communications, Inc.

     "Osborn Add-on Acquisitions" means the Company's completed acquisitions of
(i) all of the issued and outstanding capital stock of Dixie Broadcasting, Inc. and Radio WBHP, Inc. (the "Osborn Huntsville Acquisition") and (ii) substantially all of the assets of Taylor Communications Corporation ("Taylor") utilized in the operations of Taylor's stations in the Tuscaloosa, Alabama market (the "Osborn Tuscaloosa Acquisition").

     "Osborn Combination" means the Osborn Transactions and all acquisitions or dispositions completed by Osborn since January 1, 1996 through the date of the Osborn Acquisition.

     "Osborn Ft. Myers Disposition" means Osborn's completed disposition of substantially all of the assets used or held for use in connection with the business and operations of Osborn's stations in the Port Charlotte and Ft. Myers, Florida markets.

     "Osborn Transactions" collectively refers to the Osborn Acquisition, the Osborn Add-on Acquisitions and the Osborn Ft. Myers Disposition.

     "Patterson Acquisition" means the Company's pending acquisition of all of the outstanding capital stock of Patterson Broadcasting, Inc. ("Patterson").

     "Pending Acquisitions" collectively refers to the Ameron Acquisition, the COMCO Acquisition, the Commonwealth Acquisition, the Emerald City Acquisition, the Grant Acquisition, the Griffith Acquisition, the Knight Quality Acquisition, the Madison Acquisition, the Patterson Acquisition, the Quass Acquisition, the SFX Exchange, the WRIS Acquisition, the GulfStar -- American General Acquisition, the GulfStar -- Booneville Acquisition, the GulfStar -- Noalmark Acquisition, the GulfStar -- KJEM Acquisition and the GulfStar -- KLAW Acquisition.

     "Pending Transactions" collectively refers to the Pending Acquisitions and the GulfStar -- Bryan Disposition.

     "Quass Acquisition" means the Company's pending acquisition of all of the outstanding capital stock of Quass Broadcasting Company ("Quass").

     "SFX Exchange" means the Company's pending exchange of substantially all of the assets used or useful in the operation of three radio stations that will be owned by the Company upon completion of the Benchmark Acquisition in the Greenville, South Carolina market for substantially all of the assets used or useful in the operation of four radio stations owned by SFX in Wichita, Kansas and Daytona Beach, Florida.

     "Space Coast Acquisitions" collectively refers to the Company's completed acquisitions of substantially all of the assets of EZY Com, Inc., City Broadcasting Co., Inc., and Roper Broadcasting, Inc.

     "WRIS Acquisition" means the Company's pending acquisition of substantially all of the assets of WRIS, Inc. ("WRIS").

     Unless otherwise indicated herein, (i) MSA rankings by population were obtained from the Summer 1996 Radio Market Survey Schedule (copyright 1996), as provided by The Arbitron Company ("Arbitron"), (ii) all audience share rankings, except for the Yuma, Arizona market and where specifically stated to the contrary, have been derived from surveys of persons, ages 25 to 54, listening Monday through Sunday, 6 a.m. to 12 midnight, and are based on either the Spring or Fall 1996 survey period, as reported in Radio Market Reports, Metro Audience Trends (copyright 1996), a publication of Arbitron, (iii) audience share rankings in Yuma, Arizona, are based on the Spring 1996 survey period, as reported in AccuRatings(TM) (Copyright 1996), a publication of Strategic Radio Research, Inc. ("AccuRatings(TM)") and (iv) all revenue share rankings are based on data compiled as of February 27, 1997, as reported in BIA Publications Radio Analyzer -- BIA's Master Access, Version 1.7 (copyright 1996), a computer database by BIA Publications Inc. ("BIA").

                         INDEX TO FINANCIAL STATEMENTS

CAPSTAR BROADCASTING PARTNERS, INC. AND SUBSIDIARIES AND ITS
  PREDECESSOR
  Report of Independent Accountants.........................  F-4
  Report of Independent Auditors............................  F-5
  Consolidated Balance Sheets as of March 31, 1997 and
     December 31, 1996 and 1995.............................  F-6
  Consolidated Statements of Operations for the three months ended March 31, 1997 and 1996, for the period ended
     December 31, 1996, for the period ended October 16,
     1996, and for the years ended December 31, 1995 and
     1994...................................................  F-7
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the three months ended March 31, 1997, for the
     period ended December 31, 1996, for the period ended
     October 16, 1996, and for the years ended December 31,
     1995 and 1994..........................................  F-8
  Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1996, for the period ended
     December 31, 1996, for the period ended October 16,
     1996, and for the years ended December 31, 1995 and
     1994...................................................  F-9
  Notes to Consolidated Financial Statements................  F-10
SOUTHERN STAR COMMUNICATIONS INC.
(FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)
  Report of Independent Auditors............................  F-37
  Consolidated Balance Sheets as of December 31, 1996 and
     1995...................................................  F-38
  Consolidated Statements of Operations for the years ended
     December 31, 1996, 1995 and 1994.......................  F-39
  Consolidated Statements of Changes in Stockholders' Equity
     for the years ended December 31, 1996, 1995 and 1994...  F-40
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1996, 1995 and 1994.......................  F-41
  Notes to Consolidated Financial Statements................  F-42
GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
  Report of Independent Accountants.........................  F-54
  Consolidated Balance Sheets as of March 31, 1997 and
     December 31, 1996 and 1995.............................  F-55
  Consolidated Statements of Operations for the three months ended March 31, 1997 and 1996 and for the years ended
     December 31, 1996, 1995 and 1994.......................  F-56
  Consolidated Statements of Changes in Stockholders' Equity
     for the three months ended March 31, 1997 and for the
     years ended December 31, 1996, 1995 and 1994...........  F-57
  Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1996 and for the years ended
     December 31, 1996, 1995 and 1994.......................  F-58
  Notes to Consolidated Financial Statements................  F-59
BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP
  Report of Independent Accountants.........................  F-75
  Combined Balance Sheets as of March 31, 1997 and December
     31, 1996 and 1995......................................  F-76
  Combined Statements of Operations for the three months
     ended March 31, 1997 and 1996 and for the years ended
     December 31, 1996, 1995 and 1994.......................  F-77
  Combined Statements of Changes in Partners' Equity
     (Deficit) for the three months ended March 31, 1997 and
     for the years ended December 31, 1996, 1995 and 1994...  F-78
  Combined Statements of Cash Flows for the three months
     ended March 31, 1997 and 1996 and for the years ended
     December 31, 1996, 1995 and 1994.......................  F-79
  Notes to Combined Financial Statements....................  F-80
MADISON RADIO GROUP
  Condensed Balance Sheet as of March 31, 1997..............  F-90
  Condensed Statement of Operations for the period from
     January 2, 1997 to March 31, 1997......................  F-91
  Condensed Statement of Partners' Equity for the period
     from January 2, 1997 to
     March 31, 1997.........................................  F-92
  Condensed Statement of Cash Flows for the period from
     January 2, 1997 to March 31, 1997......................  F-93
  Notes to Financial Statements.............................  F-94

MIDCONTINENT BROADCASTING CO. OF WISCONSIN, INC.
  Report of Independent Accountants.........................  F-98
  Balance Sheet as of December 31, 1996.....................  F-99
  Statement of Income and Retained Earnings for the year
     ended December 31, 1996................................  F-100
  Statement of Cash Flows for the year ended December 31,
     1996...................................................  F-101
  Notes to Financial Statements.............................  F-102
POINT COMMUNICATIONS LIMITED PARTNERSHIP
  Report of Independent Accountants.........................  F-105
  Balance Sheet as of December 31, 1996.....................  F-106
  Statement of Operations for the year ended December 31,
     1996...................................................  F-107
  Statement of Partners' Equity for the year ended December
     31, 1996...............................................  F-108
  Statement of Cash Flows for the year ended December 31,
     1996...................................................  F-109
  Notes to Financial Statements.............................  F-110
COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
  Report of Independent Accountants.........................  F-114
  Balance Sheets as of March 31, 1997 and December 31,
     1996...................................................  F-115
  Statements of Operations for the three months ended March
     31, 1997 and for the year ended December 31, 1996......  F-116
  Statements of Changes in Partners' Equity for the three
     months ended March 31, 1997 and for the year ended
     December 31, 1996......................................  F-117
  Statements of Cash Flows for the three months ended March
     31, 1997 and for the year ended December 31, 1996......  F-118
  Notes to Financial Statements.............................  F-119
PATTERSON BROADCASTING, INC. AND SUBSIDIARIES
  Report of Independent Public Accountants..................  F-124
  Consolidated Balance Sheets as of March 31, 1997 and
     December 31, 1996 and 1995.............................  F-125
  Consolidated Statements of Operations for the three months ended March 31, 1997 and 1996 and for the year ended
     December 31, 1996 and the period from May 1, 1995
     (inception) through December 31, 1995..................  F-126
  Consolidated Statements of Changes in Stockholders' Equity
     for the three months ended March 31, 1997 and for the
     year ended December 31, 1996 and the period from May 1,
     1995 (inception) through December 31, 1995.............  F-127
  Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1996 and for the year ended
     December 31, 1996 and the period from May 1, 1995
     (inception) through December 31, 1995..................  F-128
  Notes to Consolidated Financial Statements................  F-129
AMERON BROADCASTING, INC.
  Report of Independent Public Accountants..................  F-138
  Balance Sheets as of March 31, 1997 and December 31,
     1996...................................................  F-139
  Statements of Operations for the three months ended March
     31, 1997 and for the year ended December 31, 1996......  F-140
  Statements of Stockholders' Equity for the three months
     ended March 31, 1997 and for the year ended December
     31, 1996...............................................  F-141
  Statements of Cash Flows for the three months ended March
     31, 1997 and for the year ended December 31, 1996......  F-142
  Notes to Financial Statements.............................  F-143
KNIGHT QUALITY STATIONS
  Report of Independent Public Accountants..................  F-148
  Combined Balance Sheets as of March 31, 1997 and December
     31, 1996...............................................  F-149
  Combined Statements of Operations for the three months
     ended March 31, 1997 and for the year ended December
     31, 1996...............................................  F-150
  Combined Statements of Stockholders' Equity for the three
     months ended March 31, 1997 and for the year ended
     December 31, 1996......................................  F-151
  Combined Statements of Cash Flows for the three months
     ended March 31, 1997 and for the year ended December
     31, 1996...............................................  F-152
  Notes to Combined Financial Statements....................  F-153

QUASS BROADCASTING COMPANY
  Independent Auditor's Report..............................  F-160
  Balance Sheets as of December 31, 1996 and March 31,
     1997...................................................  F-161
  Statements of Income for the year ended December 31, 1996
     and for the three months ended March 31, 1996 and
     1997...................................................  F-162
  Statements of Common Stockholders' Equity (Deficit) for
     the year ended December 31, 1996 and for the three
     months ended March 31, 1997............................  F-163
  Statements of Cash Flows for the year ended December 31,
     1996 and for the three months ended March 31, 1996 and
     1997...................................................  F-164
  Notes to Financial Statements.............................  F-165
MOUNTAIN LAKES BROADCASTING, L.L.C.
  Report of Independent Auditors............................  F-169
  Balance Sheets as of December 31, 1996 and 1995...........  F-170
  Statements of Operations and Station Equity for the years
     ended December 31, 1996, 1995 and 1994.................  F-171
  Statements of Cash Flows for the years ended December 31,
     1996, 1995 and 1994....................................  F-172
  Notes to Financial Statements.............................  F-173
Q BROADCASTING, INC.
  Independent Auditors' Report..............................  F-177
  Statements of Operations and Deficit for the years ended
     September 30, 1995, 1994 and 1993......................  F-178
  Statements of Cash Flows for the years ended September 30,
     1995, 1994 and 1993....................................  F-179
  Notes to Financial Statements.............................  F-180
DANBURY BROADCASTING, INC.
  Report of Independent Auditors............................  F-183
  Statement of Operations and Accumulated Deficit for the
     year ended June 30, 1995...............................  F-184
  Statement of Cash Flows for the year ended June 30,
     1995...................................................  F-185
  Notes to Financial Statements.............................  F-186
ADVENTURE COMMUNICATIONS -- HUNTINGTON (DIVISION OF
  ADVENTURE COMMUNICATIONS, INC.)
  Independent Auditors' Report..............................  F-189
  Balance Sheet as of December 31, 1995.....................  F-190
  Statement of Operations for the year ended December 31,
     1995...................................................  F-191
  Statement of Division's Deficit for the year ended
     December 31, 1995......................................  F-192
  Statement of Cash Flows for the year ended December 31,
     1995...................................................  F-193
  Notes to Financial Statements.............................  F-194

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Capstar Broadcasting Partners, Inc.:

     We have audited the accompanying consolidated balance sheet of Capstar Broadcasting Partners, Inc. and Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from October 11, 1996 ("inception") to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capstar Broadcasting Partners, Inc. and Subsidiaries as of December 31, 1996 and the consolidated results of their operations and their cash flows for the period from inception to December 31, 1996, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Austin, Texas
February 14, 1997

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Capstar Broadcasting Partners, Inc.

     We have audited the accompanying consolidated balance sheet of Capstar Radio Broadcasting Partners, Inc. and Subsidiaries, the Predecessor Company of Capstar Broadcasting Partners, Inc. and Subsidiaries, and formerly known as Commodore Media, Inc. and Subsidiaries as of December 31, 1995. We have also audited the consolidated statements of operations, stockholders' deficit and cash flows for the period from January 1, 1996 to October 16, 1996 and for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capstar Radio Broadcasting Partners, Inc. and Subsidiaries as of December 31, 1995, and the consolidated results of its operations and its cash flows for the period from January 1, 1996 to October 16, 1996 and for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

                                        ERNST & YOUNG LLP

New York, New York
February 10, 1997

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

                          CONSOLIDATED BALANCE SHEETS

                                                  ASSETS
                                                                                               PREDECESSOR
                                                                                               ------------
                                                                                      DECEMBER 31,
                                                               MARCH 31,      -----------------------------
                                                                  1997            1996             1995
                                                              ------------    -------------    ------------
                                                              (UNAUDITED)
Current assets:
  Cash and short-term cash investments......................  $ 13,024,555    $   5,028,014    $ 10,891,489
  Accounts receivable, less allowance of $1,217,518 at March
    31, 1997, $838,081 in 1996 and $700,336 in 1995.........    13,051,132        8,913,390       6,131,447
  Note receivable...........................................    13,513,179               --              --
  Prepaid expenses and other current assets.................     3,629,218          443,900         285,412
                                                              ------------    -------------    ------------
        Total current assets................................    43,218,084       14,385,304      17,308,348
Property, plant and equipment, net..........................    41,991,383       15,628,361       8,080,043
FCC licenses and goodwill, net of accumulated amortization
  of $1,047,768 in 1996 and $3,912,167 in 1995..............   346,234,719      229,004,546      20,767,625
Other intangible assets, net................................     1,001,278        3,178,469       1,761,306
Deferred charges, net.......................................     9,711,614        1,800,234       3,910,582
Deposits and other assets...................................     1,943,413          931,340         982,876
                                                              ------------    -------------    ------------
        Total assets........................................  $444,100,491    $ 264,928,254    $ 52,810,780
                                                              ============    =============    ============
                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.....................  $ 11,226,300    $   3,046,883    $  1,774,256
  Accrued compensation......................................       378,629          422,062         815,162
  Accrued interest..........................................     2,400,228        1,810,292         960,368
  Accrued income taxes......................................     1,268,418               --          16,840
  Current maturities of capital lease obligations...........       124,056           16,056          11,977
  Current maturities of long-term debt......................            --        3,750,000              --
  Due to affiliate..........................................        92,421          536,738              --
                                                              ------------    -------------    ------------
        Total current liabilities...........................    15,490,052        9,582,031       3,578,603
Long-term capital lease obligation..........................       262,025           49,629          43,130
Long-term debt..............................................   229,955,145      132,622,467      66,261,339
Noncurrent compensation.....................................     1,022,655               --       1,482,275
Deferred income taxes.......................................    56,472,630       31,531,580              --
                                                              ------------    -------------    ------------
        Total liabilities...................................   303,202,507      173,785,707      71,365,347
                                                              ------------    -------------    ------------
Stockholders' equity (deficit):
  CAPSTAR PARTNERS:
  Preferred Stock, $.01 par value, 10,000,000 shares
    authorized, none issued and outstanding.................            --               --              --
  Class A Common Stock, $.01 par value; 200,000,000 shares
    authorized, 128,578,160 and 94,155,000 shares issued and
    outstanding at March 31, 1997 and December 31, 1996,
    respectively............................................     1,285,782          941,550
  Class B Common Stock, convertible into Class A Common
    Stock, $.01 par value, 50,000,000 shares authorized,
    18,181,818 issued and outstanding at March 31, 1997,
    none issued and outstanding at December 31, 1996........       181,818               --              --
  Additional paid-in capital................................   151,254,380       93,957,450
  Accumulated deficit.......................................   (11,227,632)      (3,756,453)
  CAPSTAR RADIO:
  Common Stock, $.01 par value, 350,000,000 shares
    authorized; 106,757,000 shares issued and outstanding in
    1995....................................................            --               --       1,067,570
  Additional paid-in capital................................            --               --      22,492,943
  Accumulated deficit.......................................            --               --     (42,115,080)
                                                              ------------    -------------    ------------
                                                               141,494,348       91,142,547     (18,554,567)
  Receivables from stockholders.............................      (596,364)              --              --
                                                              ------------    -------------    ------------
        Total stockholders' equity (deficit)................   140,897,984       91,142,547     (18,554,567)
                                                              ------------    -------------    ------------
        Total liabilities and stockholders' equity
          (deficit).........................................  $444,100,491    $ 264,928,254    $ 52,810,780
                                                              ============    =============    ============

                            See accompanying notes.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   PREDECESSOR                                PREDECESSOR
                                                   -----------                  ----------------------------------------
                                        THREE MONTHS ENDED              PERIOD ENDED
                                            MARCH 31,            ---------------------------    YEAR ENDED DECEMBER 31,
                                    --------------------------   DECEMBER 31,   OCTOBER 16,    -------------------------
                                        1997          1996           1996           1996          1995          1994
                                    ------------   -----------   ------------   ------------   -----------   -----------
                                           (UNAUDITED)
Total revenue.....................  $ 15,149,894   $ 8,047,568   $11,133,586    $ 34,826,060   $33,652,677   $28,686,381
Less agency commissions...........    (1,042,534)     (631,887)     (830,271)     (2,869,014)   (2,857,912)   (2,461,478)
                                    ------------   -----------   -----------    ------------   -----------   -----------
Net revenue.......................    14,107,360     7,415,681    10,303,315      31,957,046    30,794,765    26,224,903
Operating expenses:
  Programming, technical and
    news..........................     2,533,691     1,513,468     1,836,667       5,906,967     5,365,686     4,601,374
  Sales and promotion.............     4,015,973     2,421,153     2,935,890       9,303,914     8,796,481     7,325,549
  General and administrative......     2,767,300     1,440,612     1,511,143       6,081,262     4,870,463     4,556,515
  Direct programmed music and
    entertainment.................     1,039,250            --            --              --            --            --
Corporate expenses................     1,423,892       465,684       600,532       1,756,797     2,051,181     2,109,741
Depreciation and amortization.....     2,389,250       480,210     1,331,386       2,157,750     1,926,250     2,145,201
Other expense.....................            --            --       744,000      13,833,728     2,006,550     2,180,000
                                    ------------   -----------   -----------    ------------   -----------   -----------
Operating income (loss)...........       (61,996)    1,094,554     1,343,697      (7,083,372)    5,778,154     3,306,523
Interest expense..................     6,791,672     2,451,638     5,035,142       8,860,958     7,805,525     3,152,352
Interest income...................       127,621       115,252        34,063         221,806       420,659           266
Other expenses, net...............       100,562       167,594        99,071       1,980,908        48,796       381,550
                                    ------------   -----------   -----------    ------------   -----------   -----------
Loss before provision for income
  taxes and extraordinary loss....    (6,826,609)   (1,409,426)   (3,756,453)    (17,703,432)   (1,655,508)     (227,113)
Provision for income taxes........        46,345        27,000            --         133,000       140,634       300,000
                                    ------------   -----------   -----------    ------------   -----------   -----------
Loss before extraordinary loss....    (6,872,954)   (1,436,426)   (3,756,453)    (17,836,432)   (1,796,142)     (527,113)
Extraordinary loss on
  extinguishment of debt..........      (598,225)           --            --              --      (443,521)           --
                                    ------------   -----------   -----------    ------------   -----------   -----------
Net loss..........................  $ (7,471,179)  $(1,436,426)  $(3,756,453)   $(17,836,432)  $(2,239,663)  $  (527,113)
                                    ============   ===========   ===========    ============   ===========   ===========
Loss per common share:
  Loss before extraordinary
    loss..........................  $       (.05)                $      (.04)
                                    ============                 ===========
  Extraordinary loss..............  $       (.01)                $        --
                                    ============                 ===========
  Net loss........................  $       (.06)                $      (.04)
                                    ============                 ===========
Weighted average number of shares
  outstanding.....................   123,446,098                  93,691,842

                            See accompanying notes.

    CAPSTAR BROADCASTING PARTNERS, INC. AND SUBSIDIARIES AND ITS PREDECESSOR

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                COMMON STOCK
                                                                 PAR VALUE
                                                         --------------------------
                                                           COMMON                                                       TOTAL
                                                            STOCK       ADDITIONAL                   RECEIVABLES    STOCKHOLDERS'
                                                             PAR         PAID IN      ACCUMULATED        FROM          EQUITY
                                                            VALUE        CAPITAL        DEFICIT      STOCKHOLDERS     (DEFICIT)
                                                         -----------   ------------   ------------   ------------   -------------
PREDECESSOR:
Balance at January 1, 1994.............................  $ 1,020,597   $ 21,507,651   $(38,348,304)   $      --     $(15,820,056)
Cumulative dividends on redeemable preferred stock.....           --       (690,660)           --            --         (690,660)
Adjustment to carrying value of redeemable warrant.....           --             --    (1,000,000)           --       (1,000,000)
Loss for the year......................................           --             --      (527,113)           --         (527,113)
                                                         -----------   ------------   ------------    ---------     ------------
Balance at December 31, 1994...........................    1,020,597     20,816,991   (39,875,417)           --      (18,037,829)
Cumulative dividends on redeemable preferred stock.....           --       (252,175)           --            --         (252,175)
Allocation of net proceeds of debt offering to
  warrants.............................................           --      2,000,000            --            --        2,000,000
Repurchase of common stock.............................           --        (25,000)           --            --          (25,000)
Exercise of warrants...................................       46,973        (46,873)           --            --              100
Loss for the year......................................           --             --    (2,239,663)           --       (2,239,663)
                                                         -----------   ------------   ------------    ---------     ------------
Balance at December 31, 1995...........................    1,067,570     22,492,943   (42,115,080)           --      (18,554,567)
Warrants issued with preferred stock facility..........           --        981,500            --            --          981,500
Dividends on senior exchangeable redeemable preferred
  stock................................................           --       (359,957)           --            --         (359,957)
EFFECTS OF THE CAPSTAR RADIO ACQUISITION (NOTE 1):
Recapitalization and acquisition of common shares by
  Capstar Partners.....................................                  32,112,081            --            --       32,112,081
Redemption of preferred stock..........................           --     (1,101,235)           --            --       (1,101,235)
Net loss for the period................................           --             --   (17,836,432)           --      (17,836,432)
                                                         -----------   ------------   ------------    ---------     ------------
Balance at October 16, 1996............................  $ 1,067,570   $ 54,125,332   $(59,951,512)   $      --     $ (4,758,610)
                                                         ===========   ============   ============    =========     ============

                                                  COMMON STOCK                                                          TOTAL
                                                   PAR VALUE            ADDITIONAL                   RECEIVABLES    STOCKHOLDERS'
                                            ------------------------     PAID IN      ACCUMULATED        FROM          EQUITY
                                             CLASS A       CLASS B       CAPITAL        DEFICIT      STOCKHOLDERS     (DEFICIT)
                                            ----------   -----------   ------------   ------------   ------------   -------------
CAPSTAR PARTNERS:
Balance at inception (October 11, 1996)...  $       --   $        --   $         --   $        --            --     $         --
                                            ----------   -----------   ------------   ------------    ---------     ------------
Issuance of common stock in connection
  with the Capstar Radio Acquisition (Note
  1)......................................     932,750            --     92,342,250            --            --       93,275,000
Issuance of warrants......................          --            --        744,000            --            --          744,000
Issuance of common stock (November 26,
  1996)...................................       8,800            --        871,200            --            --          880,000
Net loss for the period...................          --            --             --    (3,756,453)           --       (3,756,453)
                                            ----------   -----------   ------------   ------------    ---------     ------------
Balance at December 31, 1996..............     941,550            --     93,957,450    (3,756,453)           --       91,142,547
Repurchase and cancellation of Class A
  Common Stock (unaudited)................      (1,750)           --       (173,250)           --            --         (175,000)
Issuance of Class A Common Stock
  (unaudited).............................     345,982            --     37,651,998            --      (596,364)      37,401,616
Issuance of Class B Common Stock
  (unaudited).............................          --       181,818     19,818,182            --            --       20,000,000
Net loss for the period (unaudited).......          --            --             --    (7,471,179)           --       (7,471,179)
                                            ----------   -----------   ------------   ------------    ---------     ------------
Balance at March 31, 1997 (unaudited).....  $1,285,782   $   181,818   $151,254,380   $(11,227,632)   $(596,364)    $140,897,984
                                            ==========   ===========   ============   ============    =========     ============

                            See accompanying notes.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         PREDECESSOR                                   PREDECESSOR
                                                         ------------                   -----------------------------------------
                                              THREE MONTHS ENDED                PERIOD ENDED
                                                  MARCH 31,             ----------------------------    YEAR ENDED DECEMBER 31,
                                         ----------------------------   DECEMBER 31,    OCTOBER 16,    --------------------------
                                             1997            1996           1996            1996           1995          1994
                                         -------------   ------------   -------------   ------------   ------------   -----------
                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss...............................  $  (7,471,179)  $ (1,436,426)  $  (3,756,453)  $(17,836,432)  $ (2,239,663)  $  (527,113)
Adjustments to reconcile net loss to
  net cash provided by operating
  activities:
  Loss on extinguishment of debt.......        598,225             --              --             --        443,521            --
  Depreciation and amortization........      2,389,250        480,210       1,331,386      2,157,750      2,311,162     2,365,111
  Noncash interest.....................      2,866,098        998,244       2,407,739      3,315,669      2,288,917            --
  Long-term incentive compensation.....             --             --              --      1,066,893         79,000     2,180,000
  Non-cash compensation................             --             --         744,000     12,731,587             --            --
  Provision for uncollectible accounts
    and notes receivable...............        136,013        104,981         104,838        488,320        556,137       468,155
  (Gain) loss on disposition of
    assets.............................             --        (44,864)             --             --          9,819       335,736
  Net barter income....................        (47,953)            --              --       (222,645)      (184,300)     (122,163)
  Initial public offering and pending
    merger expenses....................             --             --              --      1,909,648             --            --
  Write off of financing related
    costs..............................      1,014,000             --              --             --             --            --
  Changes in assets and liabilities,
    net of amounts acquired:
    Increase in accounts receivable....        735,840      1,137,320      (1,057,861)    (2,351,753)    (1,847,015)   (1,509,195)
    (Increase) decrease in prepaid
      expenses and other current
      assets...........................       (739,337)      (153,096)         91,280       (208,462)       (88,787)     (267,196)
    Increase (decrease) in accounts
      payable and accrued expenses.....        864,028       (159,141)        341,308       (337,896)      (158,855)      326,251
    (Decrease) increase in accrued
      compensation.....................        (43,794)      (457,120)        110,127       (496,177)      (230,645)      197,881
    (Decrease) increase in accrued
      interest.........................        551,757      1,452,360        (902,248)     1,752,172        582,525       351,639
    (Decrease) increase in accrued
      income taxes.....................             --        (31,908)             --         20,952       (277,135)      261,541
    Increase in due to affiliate.......       (444,317)            --         536,738             --             --            --
                                         -------------   ------------   -------------   ------------   ------------   -----------
        Total adjustments..............      7,879,810      3,326,986       3,707,307     19,826,058      3,484,344     4,587,760
                                         -------------   ------------   -------------   ------------   ------------   -----------
Net cash provided by operating
  activities...........................        408,631      1,890,560         (49,146)     1,989,626      1,244,681     4,060,647
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from redemption of note.......             --             --              --             --             --       405,000
Proceeds from sale of property, plant
  and equipment........................             --             --              --             --             --       398,018
Repayment of loan by stockholder.......             --             --              --        250,375        182,988            --
Purchase of property, plant and
  equipment............................       (916,350)      (124,192)       (807,532)      (448,677)      (320,980)     (623,414)
Acquisition of Capstar Radio...........             --             --    (125,494,171)            --             --            --
Payments for acquisitions..............   (114,907,739)   (14,400,000)             --    (31,900,000)    (3,100,000)           --
Deferred acquisition costs incurred....             --             --      (1,070,262)    (1,326,673)      (417,020)     (172,558)
Deposits on pending acquisitions.......        (90,000)      (915,000)             --       (745,000)      (525,000)           --
Loans to employees.....................             --             --              --             --       (315,863)      (57,500)
Loan to Emerald City...................    (13,475,000)            --              --             --             --            --
Other investing activities, net........             --       (358,943)             --       (187,528)        87,528            --
                                         -------------   ------------   -------------   ------------   ------------   -----------
Net cash used in investing
  activities...........................   (129,389,089)   (15,798,135)   (127,371,965)   (34,357,503)    (4,408,347)      (50,454)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Capstar Radio
  Notes and warrants...................             --             --              --             --     64,956,422            --
Proceeds from Existing Credit
  Facility.............................             --      8,500,000       6,000,000     18,700,000             --            --
Proceeds from Existing Term Loan
  Facility.............................             --             --      35,000,000             --             --            --
Proceeds from debt issuance............    150,283,580             --              --             --             --            --
Net proceeds from issuance of preferred
  stock................................             --             --              --      9,822,520             --            --
Proceeds from issuance of common
  stock................................     55,601,616             --      94,155,000             --            100            --
Payment of initial public offering and
  merger expenses......................             --             --              --     (1,007,297)            --            --
Repayment of amounts borrowed..........    (59,700,000)            --              --             --    (39,014,833)   (2,738,166)
Payment of financing related costs.....     (8,925,380)      (393,734)     (2,705,875)      (781,170)    (4,226,762)     (104,245)
Redemption of preferred stock..........             --             --              --             --     (8,665,835)           --
Purchase of redeemable warrant.........             --             --              --             --     (1,000,000)           --
Repurchase of common stock.............       (175,000)            --              --             --        (25,000)           --
Principal payments on capital leases...       (107,817)        (3,455)             --         (9,812)       (11,186)      (12,389)
                                         -------------   ------------   -------------   ------------   ------------   -----------
Net cash provided by (used in)
  financing activities.................    136,976,999      8,102,811     132,449,125     26,724,241     12,012,906    (2,854,800)
                                         -------------   ------------   -------------   ------------   ------------   -----------
Net (decrease) increase in cash and
  short-term cash investments..........      7,996,541     (5,804,764)      5,028,014     (5,643,636)     8,849,240     1,155,393
Cash and short-term cash investments at
  beginning of period..................      5,028,014     10,891,489              --     10,891,489      2,042,249       886,856
                                         -------------   ------------   -------------   ------------   ------------   -----------
Cash and short-term cash investments at
  end of period........................  $  13,024,555   $  5,086,725   $   5,028,014   $  5,247,853   $ 10,891,489   $ 2,042,249
                                         =============   ============   =============   ============   ============   ===========
SUPPLEMENTARY CASH FLOW INFORMATION
Cash paid for interest.................  $     337,097   $     46,738   $   3,529,651   $  3,793,117   $  4,474,789   $ 2,580,522
Cash paid for income taxes.............        164,386         58,908              --        112,049        417,769        38,209
SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
Asset acquisitions recorded in
  connection with barter
  transactions.........................  $      76,400   $     35,599   $          --   $    189,982   $    112,636   $   144,500

                            See accompanying notes.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CAPSTAR RADIO ACQUISITION AND BASIS OF PRESENTATION

     The financial statements and following notes, insofar as they are applicable to the three-month periods ended March 31, 1997 and 1996, and transactions subsequent to February 14, 1997, the date of the Report of Independent Accountants, are not covered by the Report of Independent Accountants. In the opinion of management, all adjustments, consisting of only normal recurring accruals considered necessary for a fair presentation of the unaudited consolidated results of operations for the three-month periods ended March 31, 1997 and 1996, have been included.

  Organization and Nature of Business

     Capstar Broadcasting Partners, Inc. (the "Company") was incorporated under the laws of the State of Delaware on October 11, 1996. The Company's wholly-owned subsidiary, Capstar Radio Broadcasting Partners, Inc. and Subsidiaries ("Capstar Radio") , the Company's predecessor, and formerly known as Commodore Media, Inc. is comprised of radio stations that derive their revenue from local, regional and national advertisers. The radio stations are located in the following markets: Wilmington, Delaware; Hartsdale, Brewster, Patterson, Mt. Kisco, New York; Huntington, West Virginia -- Ashland, Kentucky; Allentown -- Bethlehem, Pennsylvania; Fort Pierce -- Stuart -- Vero Beach, Florida; and Fairfield County, Connecticut. Capstar Radio extends credit to its customers in the normal course of business.

  Basis of Presentation

     The consolidated financial statements as of December 31, 1996 and for the period from October 11, 1996 through December 31, 1996 include the accounts of Capstar Partners and its wholly-owned subsidiary, Capstar Radio, since October 16, 1996, the date of the Capstar Radio Acquisition. The Company had no substantive operations until its acquisition of Capstar Radio and Capstar Radio is considered the Company's predecessor for financial reporting purposes. The accompanying consolidated financial statements include the results of operations of Capstar Radio and its Subsidiaries for the period ended October 16, 1996, and as of and for the year ended December 31, 1995 and the results of its operations for the year ended December 31, 1994. The financial position and results of operations of Capstar Radio prior to the acquisition by the Company have not been adjusted to give effect to the Capstar Radio Acquisition. All intercompany accounts and transactions have been eliminated in consolidation.

  Capstar Radio Acquisition

     On October 16, 1996, the Company acquired Capstar Radio pursuant to a merger agreement dated June 21, 1996 (the "Capstar Radio Acquisition"). The purchase price was approximately $229.2 million including acquisition costs and assumed liabilities of approximately $108.5 million. The purchase price was funded through borrowings under the Former Term Loan Facility of approximately $35.0 million, the assumption of liabilities referred to above and the investment of common stock of the Company of approximately $93.3 million by an affiliate of Hicks, Muse, Tate & Furst, Incorporated (Hicks Muse) and members of management of the Company. The Capstar Radio Acquisition has been accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets and liabilities based upon their fair values at the date of acquisition as described below.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The acquisition is summarized as follows:

Cash........................................................  $  6,074,954
Accounts receivable, net....................................     7,960,367
Prepaid expenses and other..................................       535,180
Property and equipment......................................    15,343,939
FCC licenses, goodwill and other intangible assets..........   202,304,691
Other assets................................................     4,823,414
Accounts payable and accrued expenses.......................    (5,701,978)
Other long-term liabilities.................................       (93,757)
Deferred tax liability......................................    (2,031,580)
                                                              ------------
          Total purchase price..............................  $229,215,230
                                                              ============

     At the time of the merger, the holders of Capstar Radio Class A Common Stock and Class B Common Stock (collectively, the "Capstar Radio Common Stock"), received $140 per share as consideration for their interest. Each of the option and warrant holders received the difference between $140 per share and the exercise price per share in consideration for their interest. In addition, the senior exchangeable redeemable preferred stock, Series A, $.01 par value per share, was redeemed, including all accrued and unpaid dividends.

     Capstar Radio recognized as other expense approximately $12.7 million in stock option compensation expense, and approximately $1.4 million of merger related fees and expenses during the period ended October 16, 1996 in connection with the Capstar Radio Acquisition.

     As a result of the Capstar Radio Acquisition and the change of control effected thereby, Capstar Radio was obligated to satisfy the existing deferred compensation and employment agreements with its then President and Chief Executive Officer and its deferred compensation agreement with its then Chief Operating Officer resulting in a charge to other expense of approximately $1.1 million during the period ended October 16, 1996. Furthermore, Capstar Radio was required to make an offer to purchase the outstanding 13 1/4% Senior Subordinated Notes due 2003 ("Capstar Radio Notes") at a purchase price equal to 101% of their accreted value, plus any accrued and unpaid interest. No requests for repurchase were made by the note holders.

     As a result of the merger, Capstar Radio did not proceed with its previously announced intention to undertake an initial public equity offering and has, therefore, withdrawn its registration statement filed on Form S-1 on May 17, 1996 with the Securities and Exchange Commission. Included in other expenses during the period ended October 16, 1996 are approximately $525,000 in various fees and expenses incurred in connection with this filing.

  Short-Term Cash Investments

     The Company and Capstar Radio consider investments which have a remaining maturity of three months or less at the time of purchase to be short-term cash investments. The Company and Capstar Radio invest their excess cash in U.S. Treasury Bills.

  Income Taxes

     The Company and Capstar Radio account for income taxes in accordance with FASB Statement No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are provided for differences between the book and tax bases of assets and liabilities. The Company and its subsidiaries plan to file a consolidated federal income tax return.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Risks and Uncertainties -- Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Risks and Uncertainties -- Regulatory Environment

     The consummation of radio broadcasting acquisitions requires prior approval of the Federal Communications Commission (the "FCC") with respect to the transfer of control or assignment of the broadcast licenses of the acquired stations. Certain of the pending acquisitions referred to in Note 7b have not yet received FCC approval. There can be no assurance that the FCC will approve future acquisitions by the Company, including the pending acquisitions.

     On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the FCC, to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for their broadcast licenses. The new legislation will enable the Company to retain all of its current radio stations and to acquire more properties. At the same time, this legislation will also allow other broadcast entities to increase their ownership in markets where the Company currently operates stations. The Company's management is unable to determine the ultimate effect of this legislation on its competitive environment.

     The consummation of certain acquisitions, including certain of the pending acquisitions, is also subject to applicable waiting periods and possible review by the U.S. Department of Justice (the "DOJ") or the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Company understands that since the passage of the Telecom Act several radio broadcasting acquisitions have been the subject of "second requests" for additional information by federal authorities under the HSR Act. The Company also understands that the DOJ is currently reviewing its internal guidelines for antitrust review of radio broadcasting acquisitions.

     As part of its increased scrutiny of radio station acquisitions, the DOJ has stated publicly that it believes that local marketing agreements ("LMAs") and other similar agreements customarily entered into in connection with radio station transfers prior to the expiration of the waiting period under the HSR Act could violate the HSR Act.

  Risks and Uncertainties -- Concentration of Credit

     Financial instruments which potentially subject the Company and Capstar Radio to concentration of credit risk consist primarily of trade receivables. The Company's and Capstar Radio's revenue is principally derived from local broadcast advertisers who are impacted by the local economy.

     The Company and Capstar Radio routinely assess the financial strength of its customers and do not require collateral or other security to support customer receivables. Credit losses are provided for in the consolidated financial statements in the form of an allowance for doubtful accounts.

  Accounting Periods

     Capstar Radio maintained its interim consolidated financial statements based upon the broadcast month end which always ends on the last Sunday of the calendar month or quarter. The Company's fiscal year end and fourth quarter end on December 31.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Fair Value of Financial Instruments

     In 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet.

     The carrying amount reported in the balance sheets for cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the immediate or short-term maturity of such instruments. The carrying amounts reported for the Existing Credit Facility and Existing Term Loan Facility approximate fair value due to the debt being priced at floating rates. The carrying amount reported for the Capstar Radio Notes at December 31, 1996 approximates fair value based on the published market prices for the publicly traded indebtedness at the date of acquisition (October 16, 1996). The fair value of the Capstar Radio Notes and associated warrants at December 31, 1996 were $930 per unit and $105 per warrant, respectively based on published market prices.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided on the straight-line method based on the following estimated useful lives:

                                                                ESTIMATED
                                                                   LIFE
                       CLASSIFICATION                            (YEARS)
                       --------------                         --------------
Land improvements...........................................     20
Buildings...................................................     20
Furniture, fixtures and equipment...........................    7-10
Broadcasting and technical equipment........................    7-10
Towers and antennas.........................................     20
Music library...............................................      7
Leasehold improvements......................................    10-20
Vehicles....................................................      3

     Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized and, therefore, are included in property, plant and equipment.

  Property Held Under Capital Leases

     The Company and Capstar Radio are the lessees of office equipment under capital leases expiring in various years through 2004. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over their estimated productive lives of seven to ten years.

  Revenue Recognition

     The Company and Capstar Radio recognize revenue upon the airing of advertisements.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Intangible Assets

     Intangible assets are being amortized by the straight-line method over the following estimated useful lives:

                                                                ESTIMATED
                                                                   LIFE
                       CLASSIFICATION                            (YEARS)
                       --------------                         --------------
FCC licenses and goodwill...................................     40
Organization expenses.......................................      5
Network affiliation agreement...............................      5
Covenant not to compete.....................................      5
Tower site lease............................................      3
Contract rights.............................................      3
Software....................................................      3
Pre-sold advertising contracts..............................      1

     Goodwill represents the excess of cost over the fair values of identifiable tangible and other intangible net assets acquired. Management continually reviews the appropriateness of the carrying value of goodwill of its subsidiaries and the related amortization period based on their anticipated undiscounted cash flows. The Company and Capstar Radio consider operating results, trends and prospects of the Company's and Capstar Radio's stations, as well as competitive comparisons. The Company and Capstar Radio also take into consideration recent acquisition patterns within the broadcast industry, the impact of recently, enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment.

  Deferred Charges

     Legal fees, bank loan closing costs and other expenses associated with debt financing are being amortized using the effective interest rate method. Amortization of debt expense charged to operations and included in interest expense amounted to $1,691,172 for the period ended December 31, 1996 for the Company, and $449,905 for the period ended October 16, 1996 and $384,908 and $219,893 for the years ended December 31, 1995 and 1994, respectively, for Capstar Radio.

  Advertising Costs

     The Company and Capstar Radio expense advertising costs related to their radio station operations as incurred. Advertising expense amounted to $281,085 for the period ended December 31, 1996 for the Company, and $557,155 for the period ended October 16, 1996 and $754,489 and $560,818 for the years ended December 31, 1995 and 1994, respectively, for Capstar Radio.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Barter Transactions

     The fair value of barter and trade-out transactions is included in broadcast revenue and sales and promotion expense. Barter revenue is recorded when advertisements are broadcast and barter expense is recorded when merchandise or services are received. Barter transactions charged to operations were as follows:

                                                                 PREDECESSOR
                                                   ----------------------------------------
                                    PERIOD ENDED   PERIOD ENDED    YEAR ENDED DECEMBER 31,
                                    DECEMBER 31,   OCTOBER 16,    -------------------------
                                        1996           1996          1995          1994
                                    ------------   ------------   -----------   -----------
Trade sales.......................  $ 1,049,739    $ 3,204,468    $ 3,238,111   $ 2,473,002
Trade expense.....................   (1,003,987)    (2,981,823)    (3,053,811)   (2,350,839)
                                    -----------    -----------    -----------   -----------
Net barter transactions...........  $    45,752    $   222,645    $   184,300   $   122,163
                                    ===========    ===========    ===========   ===========

  Loss Per Share

     Net loss per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during each respective period. Proceeds from the exercise of the dilutive stock options are assumed to be used to repurchase outstanding shares of the Company's common stock at the average fair market value during the period.

  Recent Pronouncements

     In February 1997, the FASB issued FASB Statement No. 128 "Earnings Per Share ("SFAS No. 128")" which establishes standards for computing and presenting earnings per share. SFAS No. 128 is effective for fiscal years beginning after December 15, 1997. Management does not believe the implementation of SFAS No. 128 will have a material effect on its financial statements.

     In February 1997, the FASB issued FASB Statement No. 129 "Disclosure of Information About Capital Structure ("SFAS No. 129")" which establishes disclosure requirements for an entity's capital structure. SFAS No. 129 is effective for fiscal years beginning after December 15, 1997. Management does not believe the implementation of SFAS No. 129 will have a material effect on its financial statements.

  Financial Statement Presentation

     Certain prior year financial statement items of Capstar Radio have been reclassified to conform to the current year presentation.

2. THE RECAPITALIZATION TRANSACTION

     On April 21, 1995, Capstar Radio completed the offering of the Capstar Radio Notes. The net proceeds of approximately $65.0 million were used to retire existing senior indebtedness of approximately $36.2 million, fund the purchase of assets (excluding cash and accounts receivable) and broadcasting license of radio broadcast station WQOL-FM in Vero Beach, Florida (the "Treasure Coast Acquisition") for $3.1 million, and repay the Note payable to Michael Hansen ("Hansen Note") and the Note payable to Radio Financial Partners, Inc. ("RFP Note") for an aggregate amount of $2.4 million. In addition, Capstar Radio used $8.7 million to redeem its preferred stock, paid $1.9 million in connection with the long-term incentive compensation of its then President and its then Chief Operating Officer (see Note 1), paid approximately $4.2 million in related deferred fees of the offering, and used the balance of $8.5 million for general corporate purposes. Capstar Radio converted all of its existing common stock for 486,373 shares of its Class B Common Stock ("Class B") and 119,212 shares (including 85,524 treasury shares) of its Class A Common Stock ("Class A"). At the time of conversion, Capstar Radio's then President and its then Chief Operating Officer purchased 27,369 shares and 6,319 shares,

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

respectively, of Class A from Capstar Radio. In addition, William A.M. Burden and Company, an affiliated entity, exercised its option to acquire 27,314 shares of Class A from Capstar Radio. Each share of Class B is entitled to eight votes and each share of Class A is entitled to one vote. The consolidated financial statements of Capstar Radio have been retroactively adjusted for this conversion.

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, consisted of the following:

                                                                             PREDECESSOR
                                                                             -----------
                                                                     DECEMBER 31,
                                                MARCH 31,     --------------------------
                                                  1997           1996           1995
                                               -----------    -----------    -----------
Land and land improvements...................  $ 6,668,092    $ 2,274,510    $ 2,813,139
Buildings....................................    8,719,560      2,404,538      2,499,399
Furniture, fixtures and equipment............    6,381,258      1,846,692      2,188,502
Broadcasting and technical equipment.........   20,085,626      5,548,233      5,907,905
Towers and antennas..........................    8,927,646      3,046,783      3,401,300
Music library................................      254,400        235,237        250,456
Leasehold improvements.......................    1,683,081        278,614        365,825
Vehicles.....................................      230,277        125,693        147,567
Property held under capital leases...........      430,261         41,399         81,497
                                               -----------    -----------    -----------
                                                53,380,201     15,801,699     17,655,590
Less accumulated depreciation and
  amortization...............................  (11,388,818)      (173,338)    (9,575,547)
                                               -----------    -----------    -----------
Property, plant and equipment, net...........  $41,991,383    $15,628,361    $ 8,080,043
                                               ===========    ===========    ===========

     Accumulated amortization of property acquired under capital leases was $21,663 as of December 31, 1996 for the Company and $12,728 as of December 31, 1995 for Capstar Radio. Depreciation as a charge to income amounted to $173,338 for the period ended December 31, 1996 for the Company, and $779,903 for the period ended October 16, 1996, $831,656 in 1995 and $768,826 in 1994 for Capstar Radio.

4. OTHER INTANGIBLE ASSETS

     Other intangible assets, at cost, consisted of the following:

                                                                             PREDECESSOR
                                                                             -----------
                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Covenant not to compete.....................................  $ 1,021,788     $1,325,000
Deferred acquisition expenses...............................    1,569,767        953,441
Pre-sold advertising contracts..............................      311,056        103,642
Network affiliation agreement...............................      232,738        260,000
Other.......................................................      153,400         14,516
                                                              -----------     ----------
                                                                3,288,749      2,656,599
Less accumulated amortization...............................     (110,280)      (895,293)
                                                              -----------     ----------
Other intangible assets, net................................  $ 3,178,469     $1,761,306
                                                              ===========     ==========

     Amortization of the aforementioned intangible assets included as a charge to income amounted to $130,569 for the period ended December 31, 1996 for the Company, and $592,348 for the period ended October 16, 1996, $506,447 for 1995 and $817,087 for 1994 for Capstar Radio. Amortization of FCC licenses and goodwill

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

amounted to $1,047,768 for the period ended December 31, 1996 for the Company, and $501,482 for the period ended October 16, 1996, $588,149 for 1995 and $559,304 for 1994 for Capstar Radio.

5. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                              PREDECESSOR
                                                                              -----------
                                                                     DECEMBER 31,
                                                MARCH 31,     ---------------------------
                                                   1997           1996           1995
                                               ------------   ------------    -----------
Former Credit Facility collateralized by
  capital stock of all subsidiaries, interest
  at 3.5% over LIBOR, due December 31,
  2002.......................................  $         --   $ 24,700,000    $        --
Capstar Radio Notes, $76,808,000 principal,
  including unamortized discount of $135,533
  at December 31, 1996 and unamortized
  discount of $10,546,661 at December 31,
  1995, due 2003.............................    77,613,740     76,672,467     66,261,339
Senior Discount Notes, $277,000,000
  Principal, including unamortized discount
  of 124,658,595 at March 31, 1997, due
  2009.......................................  $152,341,405             --             --
Former Term Loan Facility....................            --     35,000,000             --
                                               ------------   ------------    -----------
Total debt...................................   229,955,145    136,372,467     66,261,339
Less current maturities......................            --     (3,750,000)            --
                                               ------------   ------------    -----------
Long-term debt...............................  $229,955,145   $132,622,467    $66,261,339
                                               ============   ============    ===========

  Former Credit Facility

     On March 13, 1996, Capstar Radio entered into a Senior Credit Facility (the "Former Credit Facility") with AT&T Commercial Finance Corporation ("AT&T") pursuant to which AT&T will make available to Capstar Radio senior secured (i) revolving loans in an amount up to $30.0 million and (ii) accounts receivable loans in an amount which shall be the lesser of (a) $5.0 million or (b) 85% of the net book value of the accounts receivable of Capstar Radio (the "AT&T Senior Credit Facility"). The indebtedness to AT&T is collateralized by the tangible and intangible assets and the capital stock of all Capstar Radio's subsidiaries. Interest is payable monthly at a rate of 3.5% over LIBOR (8.9% at September 29, 1996) and principal amortization of the revolving loans and accounts receivable loans begins June 1, 1998 and November 30, 1997, respectively. At December 31, 1996, Capstar Radio had additional available borrowings under the revolving and accounts receivable loans of approximately $9,000,000 and $1,300,000, respectively. Capstar Radio pays a commitment fee of .25% every six months on the unused commitment.

  Capstar Radio Notes

     The Capstar Radio Notes bear cash interest at a rate of 7 1/2% per annum on the principal amount until May 1, 1998 then at a rate of 13 1/4% per annum until maturity, with interest payment dates on May 1 and November 1. The Capstar Radio Notes may be redeemed at the option of Capstar Radio at any time on or after May 1, 1999 at redemption prices specified in the indenture. The terms of the Capstar Radio Notes contain various covenants for the benefit of the holders that, among other things, restrict the ability of Capstar Radio to incur additional indebtedness, pay dividends and make certain investments. Specified events such as a failure to make principal or interest payments when due or failure to observe or perform any covenant creates an event of default (as defined) under the Capstar Radio Notes. Upon an event of default, the trustee may or upon the request of 25% of the

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

holders declare the principal and unpaid interest due and payable. The Capstar Radio Notes, excluding the notes that were held for the benefit of the former President of Capstar Radio, were issued with detachable warrants to purchase 75,500 shares of Class A Common Stock at an exercise price of $.01 per warrant less the exercise price. The warrant holders at the time of the merger received $140 in cash for each warrant. Capstar Radio estimated the fair market value of the warrants to be $2,000,000 as of the date of issuance and allocated this amount out of the net proceeds of the debt offering to paid-in capital.

  Former Term Loan Facility

     The Former Term Loan Facility of the Company consists of a term loan facility in the amount of $30.0 million and a second term loan facility in the amount of $5.0 million. The Term Loans matured upon consummation of the Southern Star Acquisition (Note 7b). As more fully described in Note 7b, the Company used a portion of the proceeds of a private placement offering of 12 3/4% Senior Discount Notes (the "Notes") to repay the balances owed under these term loans (unaudited). Accordingly, amounts outstanding under the Former Term Loan Facility at December 31, 1996 have been classified as "long-term" in the accompanying financial statements.

     The weighted average effective interest rate at December 31, 1996 was 11.7%.

     Aggregate maturities of long-term debt due within the next five years ending December 31 are as follows:

1997........................................................  $  3,750,000
1998........................................................            --
1999........................................................            --
2000........................................................            --
Thereafter..................................................   132,758,000
                                                              ------------
                                                              $136,508,000
                                                              ============

     In connection with the debt restructuring of The Bank of New York loan on December 28, 1993, Capstar Radio issued the bank a warrant to purchase 4.99% of the common stock of Capstar Radio, on a fully diluted basis, for $100. The warrant was exercisable at any time prior to its expiration on December 28, 2003 and contained a put option under which the bank could require Capstar Radio to purchase the warrant at any time after January 1, 1997 up until expiration or upon an initial public offering or a sale of Capstar Radio at a price based upon
(1) the actual proceeds received by Capstar Radio in an initial public offering or sale, (2) negotiations between the parties, or (3) an independent appraisal. No value was ascribed to the warrant at the time of issuance. The increase in the fair value of the warrant in 1994 of $1,000,000 was recorded as a reduction to retained earnings. Capstar Radio repurchased the warrant in March 1995 for a negotiated price of $1,000,000.

     In 1995, Capstar Radio wrote off the balance of the unamortized deferred financing costs on its retired debt of $443,521. Inasmuch as Capstar Radio had no current federal taxable income and had fully reserved for its net deferred tax assets, there was no tax effect attributable to this extraordinary item.

     The Former Credit Facility, the Capstar Radio Notes and the Former Term Loan Facility indentures contain certain restrictive financial covenants, including, among others, the maintenance of certain financial ratios.

6. PREFERRED STOCK

  Capstar Preferred Stock

     The board of directors is authorized, without further action by the Company's stockholders to issue up to 10,000,000 shares of $.01 par value per share preferred stock in one or more series and to fix, as to such series, the voting rights, if any, applicable to such series and other such designations, preferences and special rights as

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the board of directors may determine, including dividend, conversion, redemption, and liquidation rights and preferences.

  Senior Exchangeable Redeemable Preferred Stock

     On May 1, 1996, Capstar Radio entered into a Securities Purchase Agreement with CIBC WG Argosy Merchant Fund 2, LLC ("CIBC Merchant Fund"), pursuant to which the CIBC Merchant Fund agreed to purchase from Capstar Radio, if and when requested by Capstar Radio, up to an aggregate liquidation value of $12,500,000 of Senior Exchangeable Redeemable Preferred Stock, Series A, $.01 par value per share, of Capstar Radio in such amounts as Capstar Radio requested (the "Preferred Stock Facility"). In connection with the Stamford Acquisition on May 30, 1996 and the Florida Acquisition on May 31, 1996 (see Note 7a), Capstar Radio issued 5,700 shares and 4,300 shares, respectively, of Preferred Stock for an aggregate purchase price of $10,000,000. The Preferred Stock accrued cash dividends at the rate of 8.0% per annum and was redeemed, including accrued dividends, in connection with the merger on October 16, 1996. In connection with the Preferred Stock Facility, Capstar Radio issued to the CIBC Merchant Fund a warrant to purchase 7,550 shares of Capstar Radio's Class A Common Stock, at an exercise price of $.01 per warrant, which were valued in the aggregate at the date of issue at $981,500. This warrant was redeemed in connection with the merger for $140 per share less the exercise price.

  8.87% Cumulative Redeemable Preferred Stock

     On December 28, 1993, Radio Financial Partners, Inc., formerly a related entity of Capstar Radio, converted $7.7 million of outstanding debt and accrued interest into 10,000 shares of Capstar Radio's newly issued 8.87% cumulative redeemable preferred stock. Capstar Radio redeemed all outstanding shares of the preferred stock on April 21, 1995; the total liquidation value as of the date of redemption was $8.7 million which included $942,835 in accumulated dividends.

7(a) CONSUMMATED ACQUISITIONS

     On October 16, 1996, Capstar Radio purchased certain defined assets of radio stations WKEE-FM and WKEE-AM in Huntington, West Virginia, WZZW-AM in Milton, West Virginia, WBVB-FM in Coal Grove, Ohio and WIRO-AM in Ironton, Ohio from Adventure Communications, Inc. for $7.7 million and certain defined assets of WFXN-FM in Milton, West Virginia and WMLV-FM in Ironton, Ohio for $4.3 million (collectively, the "Huntington Acquisition"). The transactions were funded with borrowings from the AT&T Senior Credit Facility and with funds provided from the Company. Capstar Radio provided programming to these stations under an LMA effective April 1996 until the purchase date. In addition, Capstar Radio has an option to purchase WHRD-AM in Huntington, West Virginia and provides programming services to the station under an LMA arrangement.

     On May 31, 1996, Capstar Radio purchased certain defined assets of radio stations WBBE-FM (formerly WKQS-FM), WAVW-FM and WAXE-AM in the Fort Pierce-Stuart-Vero Beach, Florida market from Media VI for $8.0 million (the "Florida Acquisition"). The transaction was funded with borrowings from the AT&T Senior Credit Facility and funds from the Preferred Stock Facility. Capstar Radio sold advertising time on these stations under a JSA from February 1996 until the purchase date.

     On May 30, 1996, Capstar Radio purchased certain defined assets of radio stations WKHL-FM and WSTC-AM in Stamford, Connecticut from Q Broadcasting, Inc. for $9.5 million. The transaction was financed with borrowings from the AT&T Senior Credit Facility and funds from the Preferred Stock Facility.

     On March 27, 1996, Capstar Radio purchased (i) certain defined assets of radio stations WZZN-FM in Mount Kisco, New York, WAXB-FM in Patterson, New York and WPUT-AM in Brewster, New York from

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Hudson Valley Growth, L.P. for $5.5 million and (ii) all of the issued and outstanding common stock of Danbury Broadcasting, Inc., owner of WRKI-FM, and WINE-AM in Brookfield, Connecticut, plus certain real property for $10.0 million. The transaction was financed with Capstar Radio's existing cash and borrowings under the AT&T Senior Credit Facility. Capstar Radio provided programming to these stations under LMAs from October 1995 until the purchase date.

     On June 27, 1995, Capstar Radio purchased the assets (excluding cash and accounts receivable) and broadcasting license of radio broadcast station WQOL-FM in Vero Beach, Florida (the "Treasure Coast" Acquisition) for a total purchase price of $3.0 million.

     All of the transactions described above were accounted for under the purchase method of accounting. The total purchase price of the transactions described above of approximately $57.5 million has been preliminary allocated as follows: (1) approximately $6.4 million to property, plant and equipment, (2) approximately $52.8 million to FCC licenses and goodwill and other intangible assets and (3) approximately $1.7 million to deferred income taxes. Unaudited pro forma results of operations for the Company as if the aforementioned acquisitions and the Capstar Radio Acquisition had been consummated on January 1, 1995 are as follows (in thousands):

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1995
                                                              ------------   ------------
Net revenue.................................................    $ 44,615      $  42,467
Net loss before extraordinary loss..........................     (13,633)       (14,366)
Net loss....................................................     (13,633)       (14,810)
Net loss before extraordinary loss per share................       (0.15)         (0.15)
Net loss per share..........................................       (0.15)         (0.16)

7(b) ACQUISITIONS CONSUMMATED SUBSEQUENT TO DECEMBER 31, 1996 (UNAUDITED)

  Space Coast Acquisitions

     On April 8, 1997, the Company acquired substantially all of the assets of City Broadcasting Co. ("City"), EZY Com, Inc. ("EZY") and Roper Broadcasting, Inc. ("Roper"), (collectively, the "Space Coast Acquisitions"). The purchase price of the City acquisition was approximately $3.0 million. City owned and operated two radio stations (one FM and one AM) in the Melbourne, Florida market. The purchase price of the EZY acquisition was approximately $5.0 million. EZY owned and operated two radio stations (one FM and one AM) in the Cocoa, Florida market. The purchase price of the Roper acquisition was approximately $4.0 million. Roper owned and operated one FM radio station in the Rockledge, Florida market.

  The Southern Star Acquisition

     On February 20, 1997, the Company acquired Southern Star Communications, Inc., formerly known as Osborn Communications Corporation, ("Southern Star"). The purchase price of the Southern Star Acquisition was approximately $118.8 million (excluding $17.4 million in transaction fees and expenses) payable in cash and common stock.

     The purchase price includes $113.0 million for the eighteen stations which are owned and operated or to which services have been provided by the Company since consummation of the transaction and $25.7 million for the five stations in the Huntsville and Tuscaloosa, Alabama markets which were pending acquisitions of Southern Star and excludes $11.0 million to be received by the Company upon the disposition of three stations in the Ft. Myers, Florida market currently under sale agreements by Southern Star.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In April 1997, the Company acquired substantially all the assets of Taylor Communications Corporation ("Taylor") in Tuscaloosa, Alabama. The purchase price of the Taylor Acquisition was approximately $1.0 million payable in cash.

     In April 1997, the Company disposed of substantially all of the assets used or held for use in connection with the operation of the Company's stations in the Port Charlotte and Ft. Myers, Florida markets for a sale price of $11.0 million in cash.

     In May 1997, the Company acquired all of the outstanding capital stock of Dixie Broadcasting, Inc. and Radio WBHP, Inc., the owners of three radio stations (one FM and two AM) in the Huntsville, Alabama market (the "Huntsville Acquisition"). The purchase price of the acquisition was $24.5 million.

  Community Pacific Acquisition

     In July 1997, the Company acquired substantially all of the assets of Community Pacific (the "Community Pacific Acquisition"). The purchase price of the Community Pacific Acquisition was approximately $35.0 million. Community Pacific owns and operates twelve radio stations (six FM and six AM) in four markets located in the Western United States and Iowa, including Anchorage, Alaska, Modesto and Stockton, California and Des Moines, Iowa.

  Cavalier Acquisition

     In July 1997, the Company acquired substantially all of the assets of Cavalier (the "Cavalier Acquisition"). The enterprise value of the Cavalier Acquisition was approximately $8.3 million. Cavalier owns and operates five radio stations (four FM and one AM) in the Roanoke/Lynchburg, Virginia market.

  GulfStar Merger (Unaudited)

     In July 1997, Capstar Broadcasting Corporation ("Capstar Broadcasting") executed an agreement with GulfStar Communications, Inc. ("GulfStar") whereby Capstar Broadcasting acquired GulfStar through a merger (the "GulfStar Merger"). Capstar Broadcasting will contribute the surviving entity in the GulfStar Merger through the Company to Capstar Radio.

  McForhun and Livingston Acquisitions

     In July 1997, the Company acquired substantially all of the assets of McForhun, Inc. and Livingston Communications, Inc. for approximately $7.1 million and $250,000, respectively.

     Unaudited pro forma results of the Company for the aforementioned acquisitions which were completed during the period ended March 31, 1997 are as follows:

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Net revenue.................................................  $17,684    $16,534
                                                              =======    =======
Loss before extraordinary item..............................    2,641      1,741
                                                              =======    =======
Net loss....................................................    3,239      1,741
                                                              =======    =======

     On February 20, 1997, the Company completed a private placement of $277.0 million 12 3/4% Senior Discount Notes which mature in 2009. The proceeds of the offering of $145.0 million, net of $5.3 million of fees and expenses, and proceeds from a sale of the Company's common stock of approximately $54.8 million to an

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

affiliate of Hicks Muse, and additional sales of equity to management were used to finance the Southern Star purchase price and certain other acquisitions and repay certain existing indebtedness of Southern Star, Capstar Radio and the Company. Also in February 1997 and in connection with the Southern Star Acquisition, the Company obtained a $50.0 million credit facility which was not utilized at the time of the acquisition and which the Company intends to refinance in connection with the Benchmark Acquisition.

7(C) PENDING ACQUISITIONS

  Benchmark Acquisition

     On December 9, 1996, the Company agreed to acquire directly or indirectly all of the outstanding partnership interests of the Benchmark Partnerships (the "Benchmark Acquisition") ("Benchmark"). The purchase price of the Benchmark Acquisition is estimated to be approximately $176,200,000 (including $13.0 million in transaction fees and expenses). Benchmark owns and operates twenty-eight radio stations (nineteen FM and nine AM), has agreed to acquire two radio stations in the Montgomery, Alabama market (the "Benchmark Montgomery Acquisition") and has agreed to acquire substantially all of the assets of WSCQ-FM in the Columbia, South Carolina market (the "Benchmark Columbia Acquisition"). Those stations are located in ten markets in the Southeastern United States, including Dover, Delaware, Salisbury-Ocean City, Maryland, Montgomery, Alabama, Shreveport, Louisiana, Jackson, Mississippi, Statesville, North Carolina, Columbia, South Carolina, Greenville, South Carolina, Roanoke-Lynchburg, Virginia and Winchester, Virginia markets. The Company anticipates that the Benchmark Acquisition will be consummated in August 1997.

     Under the terms of several acquisition agreements, each dated as of December 9, 1996 (collectively, the "Benchmark Acquisition Agreements"), entered into by Benchmark, the Company, certain affiliates of Hicks Muse and other signatories thereto, Benchmark will become an indirect wholly-owned subsidiary of the Company through a series of mergers and stock purchases with acquisition subsidiaries, (each a "Fund III Acquisition Sub"). A Fund III Acquisition Sub has arranged to borrow up to approximately $62.0 million the proceeds of which may be loaned to Benchmark to provide funds to close the Benchmark Montgomery Acquisition and the Benchmark Columbia Acquisition, and to provide additional working capital to cover other corporate expenses. The Company has unconditionally guaranteed all of the Fund III Acquisition Subs' indebtedness under the senior credit agreement. As of December 31, 1996, $12.6 million had been loaned to Benchmark by Fund III Acquisition Subs for acquisitions, and during January, 1997, $26.1 million was loaned to Benchmark for acquisitions. Through January 1997, a Fund III Acquisition Sub has borrowed $40.5 million under the senior credit agreement. (Approximately $60.0 million through April 1997 (unaudited).)

     The Benchmark Acquisition Agreements may be terminated by Benchmark prior to consummation of the Benchmark Acquisition under various circumstances, including a breach of one or more representations, warranties, covenants or agreements by a Fund III Acquisition Sub, which in the aggregate has, or would reasonably be expected to have, a material adverse effect on Benchmark and its subsidiaries, taken as a whole. If the Benchmark Acquisition is not consummated due to a breach of one or more representations, warranties, covenants or agreements in the Benchmark Acquisition Agreements by a Fund III Acquisition Sub, which in the aggregate has, or would reasonably be expected to have, a material adverse effect on Benchmark and its subsidiaries, taken as a whole, then Benchmark will be entitled to liquidated damages in the amount of $8.2 million as Benchmark's exclusive remedy. The Fund III Acquisition Subs have secured their obligations to consummate the Benchmark Acquisition by placing into escrow $410,000 in cash and a letter of credit in the amount of $6.7 million. An additional $1.0 million in letters of credit may also be placed in escrow under the terms of the Benchmark Acquisition Agreements.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  COMCO Acquisition

     On February 3, 1997, the Company agreed to acquire substantially all of the assets of COMCO (the "COMCO Acquisition"). The purchase price of the COMCO Acquisition will equal approximately $6.7 million. COMCO owns and operates six radio stations (two AM and four FM) in the Anchorage and Fairbanks, Alaska markets. The Company anticipates that the COMCO Acquisition will be consummated in October 1997. COMCO Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $335,000.

     Upon consummation of the Community Pacific Acquisition and the COMCO Acquisition, the Company will own and operate seven radio stations (four FM and three AM) in the Anchorage, Alaska market, which number exceeds the ownership limitations under the Telecom Act. Accordingly, the Company intends to obtain permission from the FCC to consummate both the Community Pacific Acquisition and the COMCO Acquisition provided that the Company sell radio station KASH-AM in Anchorage, Alaska within eighteen months of the date on which the Community Pacific Acquisition is consummated. The Company will comply with the ownership limitations of the Telecom Act in the Anchorage, Alaska market once it disposes of KASH-AM. No assurances can be given that the Company will be able to sell KASH-AM or that if the Company is able to sell KASH-AM, the Company will not recognize a loss on the sale.

  Madison Acquisition

     On February 4, 1997, the Company agreed to acquire substantially all of the assets of Madison (the "Madison Acquisition"). The purchase price of the Madison Acquisition will be approximately $38.8 million. Madison owns and operates six radio stations (four FM and two AM) in Madison, Wisconsin. The Company anticipates that the Madison Acquisition will be consummated in October 1997.

     Under the terms of the acquisition agreement, which was entered into by Point Madison Acquisition Company, Inc., a subsidiary of the Company ("Madison Acquisition Co."), the acquisition agreement may be terminated by Madison prior to consummation of the asset purchase under various circumstances, including a breach of any representation or warranty, or any material breach of any covenant or agreement, by Madison Acquisition Co. If the acquisition agreement is terminated due to a breach of any representation or warranty, or any material breach of any covenant or agreement, by Madison Acquisition Co., then Madison will be entitled to liquidated damages in the amount of $3.2 million as Madison's exclusive remedy. Madison Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $3.2 million.

  Commonwealth Acquisition

     In January 1997, the Company agreed to acquire substantially all of the assets of Commonwealth (the "Commonwealth Acquisition"). The purchase price of the Commonwealth Acquisition will equal approximately $5.3 million. Commonwealth owns and operates three radio stations (two FM and one AM) in Yuma, Arizona. The Company anticipates that the Commonwealth Acquisition will be consummated in October 1997.

     Under the terms of the acquisition agreement, which was entered into by Pacific Star, the acquisition agreement may be terminated by Commonwealth prior to consummation of the asset purchase under various circumstances, including a breach of any representation or warranty, or any material breach of any covenant or agreement, by Pacific Star. If the acquisition agreement is terminated due to a breach of any representation or warranty, or any material breach of any covenant or agreement, by Pacific Star, then Commonwealth will be entitled to liquidated damages in the amount of $262,500 as Commonwealth's exclusive remedy. Pacific Star has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $262,500.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Emerald City Acquisition (Unaudited)

     On March 10, 1997, the Company entered into an Asset Purchase Agreement with Emerald City Radio Partners, L.P. (the "Emerald City Acquisition") to purchase substantially all of the assets of radio stations WNOK-FM, WMFX-FM and WOIC-AM located in Columbia, South Carolina. Because of certain multiple station ownership limitations under the Telecommunications Act of 1996, the Company has agreed to assign the right to acquire WMFX-FM and WOIC-AM on or before the date on which the Company acquires WNOK-FM. The purchase price will equal approximately $14.9 million in cash, of which approximately $9.5 million has been allocated to WNOK-FM and will be payable by the Company. The Company anticipates that the Emerald City Acquisition will be consummated in August 1997.

     Under the terms of the agreement, which was entered into by WNOK Acquisition Company, Inc., a subsidiary of the Company ("WNOK Acquisition Co."), the acquisition agreement may be terminated by Emerald City prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by WNOK Acquisition Co. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by WNOK Acquisition Co., then Emerald City will be entitled to liquidated damages in the amount of $500,000 as Emerald City's exclusive remedy. WNOK Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow cash in the amount of $75,000 and has agreed that $425,000 of the loan described below will be forgiven if Emerald City becomes entitled to liquidated damages.

     In connection with the Emerald City Acquisition, the Company has loaned Emerald City approximately $13.5 million, the proceeds of which were used by Emerald City (i) to pay matured indebtedness of Emerald City to Clear ChannelRadio, Inc. in the amount of approximately $13.3 million, including principal and interest, and (ii) for other business purposes in the amount of approximately $200,000. The loan matures on the earlier to occur of (i) October 31, 1997, (ii) the closing of the Emerald City Acquisition or (iii) within 75 days after the termination of the acquisition agreement with WNOK Acquisition Co.

  WRIS Acquisition (Unaudited)

     On April 11, 1997, the Company agreed to acquire substantially all of the assets of WRIS used or held for use in the operation of station WJLM-FM in Salem, Virginia (the "WRIS Acquisition"). The purchase price of the WRIS Acquisition will equal approximately $3.1 million payable in cash. In April 1997, the Company and WRIS will file an application with the FCC for approval to transfer control of such radio station to the Company. No filing under the HSR Act is required. The Company anticipates that the WRIS Acquisition will be consummated in August 1997.

     Under the terms of the acquisition agreement, which was entered into by Capstar Acquisition Company, Inc., a subsidiary of the Company ("Capstar Acquisition Co."), the acquisition agreement may be terminated by WRIS prior to consummation of the asset purchase under various circumstances, including a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co. If the acquisition agreement is terminated due to a material breach of any representation, warranty, covenant or agreement by Capstar Acquisition Co., then WRIS will be entitled to liquidated damages in the amount of $150,000 as WRIS's exclusive remedy. Capstar Acquisition Co. has secured its obligation to consummate the asset purchase by placing into escrow a letter of credit in the amount of $150,000.

  Ameron Acquisition (Unaudited)

     In April 1997, the Company agreed to acquire substantially all of the assets of Ameron Broadcasting, Inc. used or held for use in the operation of three radio stations (two FM and one AM) in the Birmingham, Alabama market (the "Ameron Acquisition"). The purchase price of the Ameron Acquisition will equal approximately

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$31.5 million payable in cash. FCC approval is pending. The Company anticipates that the Ameron Acquisition will be consummated in October 1997.

  SFX Exchange (Unaudited)

     In May 1997, the Company agreed to exchange substantially all of the assets used or useful in the Company's operation of three radio stations (two FM and one AM) in the Greenville, South Carolina market for substantially all of the assets used or useful in SFX's operation of four radio stations (three FM and one AM) in Wichita, Kansas and Daytona Beach, Florida (the "SFX Exchange"). The Company anticipates that the SFX Exchange will be consummated in September 1997.

  Quass Acquisition (Unaudited)

     In June 1997, the Company agreed to acquire all of the outstanding common stock of Quass (the "Quass Acquisition"). The purchase price of the Quass Acquisition will equal approximately $14.9 million payable in cash. Quass owns and operates three radio stations (two FM and one AM) in the Cedar Rapids, Iowa market. The Company anticipates that the Quass Acquisition will be consummated in January 1998.

  Patterson Acquisition (Unaudited)

     In June 1997, the Company entered into an agreement to acquire all of the outstanding preferred stock, common stock and common stock equivalents of Patterson (the "Patterson Acquisition"). The purchase price of the Patterson Acquisition will equal approximately $215.0 million payable in cash. Patterson owns and operates thirty-nine radio stations (twenty-five FM and fourteen AM) in the Savannah, Georgia; Allentown and Harrisburg, Pennsylvania; Fresno, California; Honolulu, Hawaii; Battle Creek and Grand Rapids, Michigan; Reno, Nevada; Springfield, Illinois; and Pensacola, Florida markets. The Company anticipates that the Patterson Acquisition will be consummated in February 1998.

  Grant Acquisition (Unaudited)

     In June 1997, the Company agreed to acquire all of the assets of Grant used or held for use in the operations of their FM radio station in the Tuscaloosa, Alabama market (the "Grant Acquisition"). The purchase price of the Grant Acquisition will equal approximately $3.2 million payable in cash. FCC approval is pending. The Company anticipates the Grant Acquisition will be consummated in September 1997.

  Knight Quality (Unaudited)

     In June 1997, the Company agreed to acquire all of the assets of Knight Quality. Knight Quality owns and operates eight radio stations (five FM and three AM) in five markets located in Worcester, Massachusetts, Manchester, New Hampshire, Burlington, Vermont, Portsmouth, New Hampshire, and York Center, Main (the "Knight Quality Acquisition"). The purchase price of the Knight Quality Acquisition will equal approximately $60 million payable in cash. FCC approval is pending. The Company anticipates the Knight Quality Acquisition will be consummated in January 1998.

  Griffith Acquisition (Unaudited)

     In May 1997, the Company agreed to acquire all of the assets of Griffith Broadcasting, Inc. used or held for use in the operation of stations WTAK-FM, WXQW-FM and WWXQ-FM which serve the Huntsville, Alabama market (the "Griffith Acquisition"). The purchase price of the Griffith Acquisition will equal approximately $5.4 million payable in cash. FCC approval is pending. The Company anticipates that the Griffith Acquisition will be consummated in September 1997.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Letters of Intent (Unaudited)

     The Company has entered into six separate nonbinding letters of intent to acquire and/or exchange substantially all of the assets of the respective potential sellers used or useful in the operations of each seller's radio stations, each of which is subject to various conditions, including the ability of the Company to enter into a definitive agreement to acquire such assets. No assurances can be given that definitive agreements will be entered into to acquire such assets or that such acquisitions will be consummated. As part of the Company's ongoing acquisition strategy, the Company is continually evaluating certain other potential acquisition opportunities.

7(d) LOCAL MARKETING AND JOINT SALES AGREEMENTS

     The Company and Capstar Radio have entered into various LMAs and JSAs. While each agreement is unique in its terms and conditions, generally under an LMA or JSA the brokering station purchases substantially all of the commercial time available on the brokered station and provides promotional and sales related services. Under an LMA, the brokering station may also provide programming; a JSA does not involve programming. The brokering station pays a fee to the brokered station for the services provided based upon a flat monthly amount, and/or an amount contingent on the net revenue or profit as calculated in the agreement. As the brokering station, Capstar Radio currently has LMAs or JSAs with WKAP-AM, Allentown, PA, WPAW-FM, Vero Beach, FL and WHRD-AM in Huntington, WV. Capstar Radio provided programming to and sold advertising time on various stations that were under contract to purchase under LMAs or JSAs.

8. INCOME TAXES

     The Company and Capstar Radio have recorded a provision for income taxes as follows:

                                                                     PREDECESSOR
                                                       ---------------------------------------
                                          PERIOD         PERIOD
                                          ENDED           ENDED       YEAR ENDED DECEMBER 31,
                                       DECEMBER 31,    OCTOBER 16,    ------------------------
                                           1996           1996           1995          1994
                                       ------------    -----------    ----------    ----------
Current:
  Federal............................     $   --        $     --        $     --      $ 70,400
  State and local....................         --         133,000         140,634       229,600
Deferred:
  Federal............................         --              --              --            --
  State and local....................         --              --              --            --
                                          ------        --------        --------      --------
          Total......................     $   --        $133,000        $140,634      $300,000
                                          ======        ========        ========      ========

     The Company did not record a federal tax benefit on the taxable loss for the period ended December 31, 1996, nor did Capstar Radio record a federal tax benefit on the taxable loss for the period ended October 16, 1996 or for the year ended December 31, 1995 since it was not assured that they could realize a benefit for such losses in the future. During 1994, Capstar Radio utilized approximately $2.5 million of Federal net operating losses to offset current taxable income. Since the valuation allowance remained at 100% at the end of 1994, there was no deferred tax effect on 1994 earnings. Capstar Radio recorded a provision for federal alternative minimum tax in 1994 because net operating loss carryforwards may be used to offset only 90% of a corporation's alternative minimum taxable income.

     Capstar Radio received Internal Revenue Service approval and changed its tax method of accounting for Federal Communications Commission ("the FCC") licenses for the tax year ended December 31, 1995. The aggregate amount of cumulative amortization that will be deductible ratably over six taxable years for the Company and Capstar Radio for tax purposes is approximately $12.1 million.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The reconciliation of income tax computed at the U.S. federal statutory rates to effective income tax expense is as follows:

                                                                      PREDECESSOR
                                                       ------------------------------------------
                                                                          YEAR ENDED DECEMBER 31,
                                     PERIOD ENDED        PERIOD ENDED     -----------------------
                                   DECEMBER 31, 1996   OCTOBER 16, 1996      1995         1994
                                   -----------------   ----------------   ----------    ---------
Provision at statutory rate......     $(1,277,194)       $(1,184,000)      $(734,695)    $(79,400)
State and local taxes............              --            133,000         140,634      229,600
Nondeductible expense............           8,888             33,800           8,286       36,575
Increase in valuation allowance,
  net of rate changes............       1,268,306          1,150,200         726,409       42,825
Alternative minimum tax..........              --                 --              --       70,400
                                      -----------        -----------       ---------     --------
Total............................     $        --        $   133,000       $ 140,634     $300,000
                                      ===========        ===========       =========     ========

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The approximate effect of temporary differences were as follows:

                                                                          PREDECESSOR
                                                                          ------------
                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1996            1995
                                                          ------------    ------------
Deferred tax assets:
  Allowance for bad debts...............................  $    370,800    $    312,100
  Deferred compensation.................................       126,400       1,244,100
  Unamortized discount on Capstar Radio Notes...........        54,000         959,200
  Intangibles...........................................            --         290,300
  Depreciation..........................................            --          76,460
  Non-cash stock option compensation....................       297,600              --
  Other.................................................        78,200              --
     Net operating loss carryforwards...................    22,789,543      12,405,800
                                                          ------------    ------------
          Total deferred tax assets.....................    23,716,543      15,287,960
Deferred tax liabilities:
  Intangibles...........................................   (52,180,900)             --
  Depreciation..........................................      (848,080)       (537,260)
  Unamortized premium on Capstar Radio Notes............            --              --
  Other.................................................            --          (4,800)
                                                          ------------    ------------
          Total deferred tax liabilities................   (53,028,980)       (542,060)
                                                          ------------    ------------
Net deferred tax (liability) asset......................   (29,312,437)     14,745,900
Less valuation allowance................................    (2,219,143)    (14,745,900)
                                                          ------------    ------------
Net deferred tax liability, net of allowance............  $(31,531,580)   $         --
                                                          ============    ============

     The Company and Capstar Radio have provided valuation allowances equivalent to their net deferred tax assets in 1995, 1994 and 1993 as the historical results of the Company and Capstar Radio make the realization of taxable income in the future years uncertain. During 1996, the Company and Capstar Radio have provided valuation allowances in excess of the net deferred tax asset as certain temporary differences will not reverse in the net operating loss carryforward period. As of December 31, 1996, the Company had net operating loss carryforwards of approximately $54.9 million for federal purposes that expire in the years 1999 through 2011. Due to the change in control which occurred at the time the Company acquired Capstar Radio, the utilization of

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

net operating losses of Capstar Radio incurred through the date of acquisition, approximately $49.2 million, are limited under Section 382 of the Internal Revenue Code. Capstar Radio also has available as of December 31, 1996, $36.2 million for state purposes that expire in the years 1996 to 2011 and $6.1 million of carryforward deductions related to the change in accounting for FCC licenses that will be deductible in the tax years 1996 to 2000.

     The increase in the net deferred tax liability, net of allowance, from December 31, 1996 to March 31, 1997 relates primarily to the net tax effect of temporary differences associated with the recording of the Osborn and Space Coast Acquisitions (unaudited).

9. COMMITMENTS

  Lease Commitments

     The principal types of property leased by the Company and its subsidiaries and Capstar Radio are office space, towers, real estate related to tower sites, office equipment and transmitting equipment.

     Total rent expense was approximately $188,000 for the period ended December 31, 1996 for the Company, and $383,000 for the period ended October 16, 1996 and $332,000 and $306,400 for the years ended December 31, 1995 and 1994, respectively for Capstar Radio.

     The minimum rental commitments of the Company, under all noncancellable operating leases, are set forth below:

                                                                AMOUNT
                                                              ----------
Year ended December 31,:
       1997.................................................  $  656,044
       1998.................................................     630,478
       1999.................................................     556,492
       2000.................................................     364,302
     Thereafter.............................................   1,003,780
                                                              ----------
          Total minimum lease payments......................  $3,211,096
                                                              ==========

  Other Commitments

     Capstar Radio entered into a separation agreement with its former President effective December 31, 1993, under which Capstar Radio agreed to pay him an aggregate amount of $1.7 million; a portion was paid in cash, and the remainder of $1.0 million became payable in semi-monthly installments through December 31, 1997. A present value discount of $154,000 was recorded against the total installment liability of $1.0 million as of December 31, 1993. At December 31, 1995, the current portion under this obligation of $219,816 is included in accounts payable and accrued expenses and the remainder of $239,275 is reflected in noncurrent compensation.

10. EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with several executives of the Company including its President and Chief Executive Officer, its Executive Vice President and Chief Financial Officer, its Executive Vice President and General Counsel and the current President of Capstar Radio. The agreements generally provide for terms of employment, annual salaries, bonuses, eligibility for option awards and severance benefits.

     Effective January 1, 1994, Capstar Radio entered into an agreement with its then President and Chief Executive Officer under which he would be employed in that capacity through 1996 and provided for annual salary requirements and bonuses, and a Long-Term Incentive Payment ("LTIP"). A fair value amount of

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$1.8 million was charged to income as long-term incentive compensation in 1994 relating to the LTIP. On April 21, 1995, the then President's employment agreement was amended and restated. In lieu of the LTIP, Capstar Radio paid the then President $1.5 million in cash, issued $1.3 million principal ($1.1 million net of discount) of Capstar Radio's Capstar Radio Notes to a trust for his benefit and agreed to provide $1.5 million in deferred compensation which accrues interest at a rate of 7% and is payable in 2003. Capstar Radio recorded the deferred compensation on April 21, 1995 at its calculated net present value of $921,000. The aggregate effect of the employment agreement restructuring was to charge $1.8 million to long-term incentive compensation expense during 1995. In addition, the then President's amended employment agreement extended his date of employment through April 30, 1998, granted stock options to him to acquire 28,313 shares of Class A Common Stock at an exercise price of $45 per share and provided for annual bonuses based upon specific operating results of Capstar Radio.

     Capstar Radio also amended its then existing employment agreement with its then Chief Operating Officer on April 21, 1995. The prior employment agreement provided for a long-term incentive based upon the increase in certain station values. As of December 31, 1994, $430,000 had been accrued as long-term incentive compensation. The amended employment agreement provided for a cash payment of $400,000 on April 21, 1995 and deferred compensation of $346,000 which accrues interest at a rate of 7% and is payable in 2003. Capstar Radio recorded the deferred compensation on April 21, 1995 at its calculated net present value of $213,000. The aggregate effect of the employment agreement restructuring was to charge $188,800 to long-term incentive compensation expense during 1995. In addition, the amended employment agreement extended his date of employment through April 30, 1999, granted stock options to acquire 28,313 shares of Class A Common Stock at an exercise price of $45 per share and provides for annual bonuses based upon specific operating results of Capstar Radio.

     As a result of the merger and the change of control effected thereby, Capstar Radio was obligated to satisfy the existing deferred compensation and employment agreements with its then President and Chief Executive Officer and its deferred compensation agreement with its then Chief Operating Officer, resulting in an additional charge to operations of approximately $1.1 million which was recorded in the period ended October 16, 1996. Furthermore, all stock options for the aforementioned officers, as well as for all holders, were redeemed at $140 per share, less the exercise price of $45 per share at the time of the merger. Capstar Radio's then President and Chief Executive Officer resigned his position effective October 16, 1996 as required by the Merger Agreement.

11. RELATED PARTY TRANSACTIONS

  Monitoring and Oversight Agreement

     The Company has entered into a monitoring and oversight agreement (the "Monitoring and Oversight Agreement") with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"). Pursuant thereto, the Company has agreed to pay to Hicks Muse Partners an annual fee of $100,000 for ongoing financial oversight and monitoring services. The annual fee is adjustable upward or downward at the end of each fiscal year to an amount equal to 0.2% of the budgeted consolidated annual net sales of the Company for the then-current fiscal year; provided, that such fee shall at no time be less than $100,000 per year.

     The Monitoring and Oversight Agreement makes available on an ongoing basis the resources of Hicks Muse Partners concerning a variety of financial matters. The services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Financial Advisory Agreement

     The Company is a party to a financial advisory agreement (the "Financial Advisory Agreement") with Hicks Muse Partners. Pursuant to the Financial Advisory Agreement, Hicks Muse Partners is entitled to receive a fee equal to 1.5% of the transaction value (as defined in the Financial Advisory Agreement) for each add-on transaction (as defined) in which the Company or any of its subsidiaries is involved.

     Pursuant to the Financial Advisory Agreement, Hicks Muse Partners provides investment banking, financial advisory and other similar services with respect to the add-on transactions in which the Company is involved. Such transactions require additional attention beyond that required to monitor and advise the Company on an ongoing basis and accordingly the Company pays separate financial advisory fees with respect to such matters in addition to those paid in connection with the Monitoring and Oversight Agreement. The services that have been and will continue to be provided by Hicks Muse Partners could not otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. The Company paid Hicks Muse Partners a financial advisory fee in the amount of approximately $3.4 million upon consummation of the Capstar Radio Acquisition.

  Registration Rights Agreement (Unaudited)

     Frank D. Osborn entered into a registration rights agreement with the Company upon consummation of the Southern Star Acquisition which provides, among other things, that Mr. Osborn may require the Company to effect a demand registration of his Common Stock under the Securities Act at any time within 30 days after the tenth anniversary of the date of the registration rights agreement. Mr. Osborn's right to demand a registration will terminate upon the first to occur of a Qualified IPO or a change in control (both as defined in the registration rights agreement). Accordingly, Mr. Osborn's right to demand a registration will terminate upon completion of the Offering. If the Offering is not completed, then after receipt of a demand for registration of Common Stock pursuant to the registration rights agreement, the Company would have the option to purchase all of the shares of Common Stock, then held by Mr. Osborn for a 30-day period, at appraised value (as defined in the registration rights agreement).

  Stockholders Agreements

     Affiliate Stockholders Agreement. R. Steven Hicks, five of his children and Capstar L.P. (the "Affiliate Stockholders") have entered into a Stockholders Agreement (the "Affiliate Stockholders Agreement") with the Company and Hicks Muse that provides, among other things, that the Affiliate Stockholders may require the Company, subject to certain registration volume limitations, to effect up to three demand registrations of their Common Stock under the Securities Act at any time after consummation of a Qualified IPO (as defined in the Affiliate Stockholders Agreement). The Affiliate Stockholders Agreement also provides that in the event the Company proposes to register any shares of its Common Stock under the Securities Act, whether or not for its own account, the Affiliate Stockholders will be entitled, with certain exceptions, to include their shares of Common Stock in such registration.

     The Affiliate Stockholders Agreement also requires the Affiliate Stockholders, subject to certain conditions, to vote their shares (i) in favor of the election to the Company's Board of Directors of such individuals as may be designated by Hicks Muse and its affiliates (including Capstar L.P.) and (ii) on other matters as the holders of a majority of the voting power of the outstanding shares of Common Stock vote on such matters. If certain conditions are met, including Mr. Hicks serving as the President and Chief Executive Officer of the Company or holding not less than 3.0% of the fully-diluted Common Stock of the Company, the Affiliate Stockholders Agreement provides that Mr. Hicks shall be one of such designees to serve on the Company's Board of Directors.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Affiliate Stockholders Agreement provides that, in connection with any transfer of the Company's securities held by Hicks Muse and its affiliates (which would constitute a "sale" thereof within the meaning of the Securities
Act) representing more than 50.0% of the shares of Common Stock then held by Hicks Muse and its affiliates, Hicks Muse and its affiliates have the right to require the Affiliate Stockholders to also transfer a portion of their shares of Common Stock. If Hicks Muse and its affiliates desire to effect a sale of more than 50.0% of the shares of Common Stock then held by Hicks Muse and its affiliates, such stockholders may "tag along" and sell a portion of their shares of Common Stock on the same terms.

     Prior to the transfer of any securities subject to the Affiliate Stockholders Agreement by any stockholder other than an affiliate of Hicks Muse, Hicks Muse has the right to acquire such securities on the same terms and conditions as the proposed transfer. If R. Steven Hicks is no longer an officer, director or employee of the Company or any of its subsidiaries or a change of control (as defined in the Affiliate Stockholders Agreement) occurs, the Company has the option to purchase all or any portion of the Company's securities held by Mr. Hicks and his children. The Affiliate Stockholders Agreement provides that (i) R. Steven Hicks shall retain the voting rights of any securities (subject to such agreement) which he transfers, conveys, assigns or hypothecates to an affiliate or any of his family members and (ii) Mr. Hicks may not transfer, convey, assign or hypothecate any of his securities (subject to the Affiliate Stockholders Agreement) to an affiliate or any family member of Mr. Hicks unless such affiliate or family member joins in the Affiliate Stockholders Agreement.

     Subject to certain exceptions, if the Company proposes to issue or sell any shares of Common Stock to Hicks Muse or any of its affiliates, Mr. Hicks has the right to purchase a pro rata share of such shares of Common Stock. Mr. Hicks has waived his preemptive right to acquire additional shares of Common Stock in connection with the Hicks Muse Equity Investment. Mr. Hicks is entitled to receive, for no additional consideration, a warrant to acquire additional shares of Common Stock (determined as provided in the Affiliate Stockholders Agreement) if Hicks Muse or any of its affiliates otherwise acquires additional shares of Common Stock.

     Management Stockholders Agreement. Certain employees of the Company and its subsidiaries have entered into a Stockholders Agreement (the "Management Stockholders Agreement") with the Company and Hicks Muse that provides, among other things, that in the event the Company proposes to register any shares of its Common Stock under the Securities Act, whether or not for its own account, the stockholders that are parties to the Management Stockholders Agreement will be entitled, with certain exceptions, to include their shares of Common Stock in such registration. The Management Stockholders Agreement also requires the parties thereto to vote their shares in favor of the election to the Company's Board of Directors of such individuals as may be designated by Hicks Muse and its affiliates.

     The Management Stockholders Agreement provides that, in connection with any transfer of the Company's securities held by Hicks Muse and its affiliates (which would constitute a "sale" thereof within the meaning of the Securities
Act) representing more than 50.0% of the shares of Common Stock then held by Hicks Muse and its affiliates, Hicks Muse and its affiliates have the right to require the stockholders subject to the Management Stockholders Agreement also to transfer a portion of their shares of Common Stock. If Hicks Muse and its affiliates desire to effect a sale of more than 50.0% of the shares of Common Stock then held by Hicks Muse and its affiliates, such stockholders may "tag along" and sell a portion of their shares of Common Stock on the same terms.

     Prior to the transfer of any securities subject to the Management Stockholders Agreement by any stockholder other than an affiliate of Hicks Muse, Hicks Muse has the right to acquire such securities on the same terms and conditions as the proposed transfer. If at any time a stockholder subject to the Management Stockholders Agreement is no longer an officer, director or employee of the Company or any of its subsidiaries or a change of control (as defined in the Management Stockholders Agreement) of the Company occurs, the Company has the option to purchase all or any portion of the Company's securities held by such stockholder.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During the period ended October 16, 1996 and the year ended December 31, 1995, Capstar Radio paid the majority stockholder a salary of approximately $185,000 and $175,000, respectively. In addition, the majority stockholder repaid an outstanding loan of $182,988, of which $65,488 was advanced in the year ended December 31, 1995; the majority stockholder owed Capstar Radio $117,500 as of December 31, 1994, which was reflected in other current assets.

     On April 10, 1992, Capstar Radio obtained $9.3 million from Radio Financial Partners ("RFP") in exchange for a subordinated note bearing interest at 7% and maturing in 1997. On December 28, 1993, RFP agreed to convert a total of $7,247,000 of the unpaid principal on the subordinated note and $476,000 of accrued interest into 10,000 shares of Redeemable Preferred Stock (see Note 6). The remaining principal balance of $2.1 million was converted into a noninterest-bearing subordinated note with a final maturity of April 10, 1997. Capstar Radio repaid the outstanding balance of the note and redeemed the preferred stock on April 21, 1995.

     During May 1995, Capstar Radio loaned approximately $250,000 to certain executive officers as evidenced by 7% promissory notes that mature in 2001, with all accrued interest and principal due on the maturity date. The total amount owed Capstar Radio at December 31, 1995 was $261,329, which was included in noncurrent assets. These loans were repaid in October 1996.

     In connection with the debt restructuring described above, on December 28, 1993, Capstar Radio granted a warrant to an affiliate to purchase 4.99% of its common stock at an exercise price of $100, on a fully diluted basis. The warrant was exercised during 1995.

     The Company is involved in certain transactions in the normal course of operations with GulfStar Communications, Inc., an affiliated entity. At December 31, 1996, the Company owed GulfStar Communications, Inc. approximately $277,000 and owed Hicks Muse approximately $260,000 for certain costs paid on behalf of the Company.

12. STOCK OPTION AND WARRANT AGREEMENTS

     The Company's 1996 Stock Option Plan (the "Stock Option Plan") gives certain individuals and key employees of the Company and any parent corporation or subsidiary corporation thereof (such parent and subsidiary corporations are referred to as "Related Entities") who are responsible for the continued growth of the Company an opportunity to acquire a proprietary interest in the Company, and thus to create in such persons an increased interest in and a greater concern for the welfare of the Company and any Related Entities. The Board of Directors has authorized issuance of options to acquire up to 9,000,000 shares of common stock, and 9,000,000 shares of common stock have been reserved for issuance. Through December 31, 1996, the Board of Directors had authorized grants of stock options with respect to 4,100,000 shares of common stock under the Stock Option Plan, and had reserved 4,100,000 shares of common stock for issuance under the Plan.

     In connection with employment agreements executed with current key employees and to be executed with certain future key employees upon the consummation of certain pending acquisitions (see Note 10), the Company has committed to grant stock options for the purchase of 4,127,400 common shares at $1.10 per share. These stock options generally will vest with respect to 20% of the shares of the first anniversary of the grant, and 1/60th of the shares monthly thereafter. The maximum term of options granted is ten years.

     Subsequent to December 31, 1996, grants of stock options for 795,880 shares of common stock have terminated.

     On April 21, 1995, Capstar Radio adopted a stock option plan (the "Plan") which provided for the granting of incentive stock options and nonqualified stock options to executives and key employees. On October 16, 1996, all outstanding options were redeemed at $140 per share less their exercise price of $45 per option.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes the transactions of the Stock Option Plan and the Plan for the periods ended December 31, 1996 and October 16, 1996, and the year ended December 31, 1995:

                                                                        PREDECESSOR
                                                                ---------------------------
                                                DECEMBER 31,    OCTOBER 16,    DECEMBER 31,
                                                    1996           1996            1995
                                                ------------    -----------    ------------
Outstanding options, beginning of period......           --        96,670             --
Granted.......................................    3,737,430            --         96,670
Canceled or expired...........................           --            --             --
Exercised.....................................           --       (96,670)            --
                                                -----------      --------        -------
Outstanding options, end of year..............    3,737,430            --         96,670
                                                ===========      ========        =======
Average price of options exercised............  $        --      $     45        $    --
Weighted average exercise price, end of period
  and weighted average fair market value at
  date of grant...............................         1.00            --             45
Options exercisable, end of period............           --            --         96,670
Options available for future grant............      362,570            --         35,455
Weighted average remaining contractual life...    ten years
Range of exercise prices......................  $1.00-$1.00

     The Company and Capstar Radio apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for their stock option plans. As options are generally issued at an exercise price which approximates the fair market value of the Company's common stock at the date of grant, no compensation expense has been recognized for the plans. Had compensation cost for the plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, Capstar Radio's net loss would have decreased by approximately $11.5 million and increased by approximately $176,225, for the period ended October 16, 1996 and for the year ended December 31, 1995, respectively, using the minimum valuation method option-pricing model with the following assumptions: dividend yield of 0.0%, risk-free interest rate of 6.93% and an expected life of four years. The Company's net loss would have decreased by approximately $600,000 for the period from October 16, 1996 through December 31, 1996 using the minimum valuation method option-pricing model with the following assumptions: dividend yield of 0.0%, risk free interest rate of 6.0%, expected volatility of 0.0% and an expected life of ten years. Accordingly, on a pro forma basis, the Company's net loss and net loss per share would have been $3.2 million and $0.03, respectively, for the period ended December 31, 1996.

     The Company's 1996 Stock Purchase Plan (the "Stock Purchase Plan") gives certain key employees of the Company who are expected to contribute materially to the success of the Company an opportunity to acquire a proprietary interest in the Company, and thus to retain such persons and create in such persons an increased interest in and a greater concern for the welfare of the Company. The Company has reserved for issuance 3,155,000 shares of common stock under the Stock Purchase Plan. To date, grants of stock purchase rights with respect to 1,155,000 shares of common stock have been made under the Stock Purchase Plan, all of which have been exercised.

     On October 16, 1996, the Company issued a warrant (the "Warrant") to R. Steven Hicks. Pursuant to the terms of the Warrant, Mr. Hicks is entitled to purchase 7,440,000 shares of common stock of the Company at any time or from time to time and, upon the fulfillment of a certain triggering event, may purchase an additional 1,860,000 shares of Common Stock. The exercise price of the Warrant is equal to a per share price of $1.00, representing the fair market value of the date of grant, as increased by an annual rate of interest equal to 8.0% per year commencing as of October 16, 1996. The term "triggering event" means the date upon which distributions

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

equal to an internal rate of return of at least 30.0%, calculated in accordance with generally accepted financial practice, on the initial investment of Capstar L.P. of $90.0 million in the Company (which investment was made on October 16, 1996) have been made to Hicks Muse and its affiliates and its and their respective officers, directors and employees (and members of their respective families (other than Mr. Hicks) and trusts for the primary benefit of those family members). The Warrant will terminate on October 16, 2006. The Warrant and the Common Stock issuable thereunder are subject to the Affiliate Stockholders Agreement. The Company recorded non-cash compensation expense of approximately $744,000 in the period ended December 31, 1996 in connection with the estimated increase in value of the underlying common stock since the issuance date of the warrant.

     Under the terms of the Affiliate Stockholders Agreement, the Company will issue a new warrant (the "New Warrant") to Mr. Hicks upon completion of the Hicks Muse Equity Investment. Pursuant to the terms of the New Warrant, Mr. Hicks will be entitled to purchase 2,042,550 shares of Common Stock at any time or from time to time and, upon the fulfillment of the triggering event, may purchase an additional 510,630 shares of Common Stock. If an affiliate of the underwriter of the private placement of 12 3/4% Senior Discount Notes purchases shares of common stock that would otherwise be purchased by HM Fund III and its affiliates, a proportionately lesser number of shares of Common Stock will be purchasable under the New Warrant. The exercise price of the New Warrant will be equal to a per share price of $1.10 per share as increased by an annual rate of interest equal to 8.0% per year. The New Warrant will terminate ten years from the date of grant.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes the stock options and warrants granted from May 1, 1996 through May 27, 1997.

OPTIONS
                                                                                         NUMBER
                                                      DATE              OPTION PRICE    OF SHARES
                                                    --------            ------------    ---------
Nonqualified
                                                    11/26/96               $1.00          841,760
                                                                                        ---------
  Total issued as of 12/31/96.....................                                        841,760

                                                     2/20/97(unaudited)    $1.10        2,686,365
                                                     3/31/97(unaudited)    $1.00         (420,880)
                                                                                        ---------
                                                                                        3,107,245
                                                                                        =========

Incentive
                                                    10/16/96               $1.00          685,140
                                                    11/18/96               $1.00          856,350
                                                    11/26/96               $1.00        1,354,180
                                                                                        ---------
  Total issued as of 12/31/96.....................                                      2,895,670

                                                     1/03/97               $1.00          (75,000)
                                                     2/03/97               $1.00           27,400
                                                     2/20/97(unaudited)    $1.10        1,693,635
                                                     3/31/97(unaudited)    $1.00         (300,000)
                                                     4/24/97(unaudited)    $1.00           65,360
                                                                                        ---------
                                                                                        4,307,065
                                                                                        =========

WARRANTS
                                                                          EXERCISE        NUMBER
                                                      DATE                 PRICE        OF WARRANTS
                                                    --------              --------      -----------
                                                    10/16/96               $1.00          7,440,000

13. DEFINED CONTRIBUTION PLAN

     During 1995, Capstar Radio established a 401(K) Plan for the benefit of all eligible employees. Eligible participants under this plan are defined as all full-time employees with one year of service. All eligible participants may elect to contribute a portion of their compensation to the plan subject to Internal Revenue Service limitations. Capstar Radio may make discretionary matching contributions to the plan, subject to board approval; no contributions were made during the period ended October 16, 1996 and for the period ended December 31, 1996.

14. LEGAL PROCEEDINGS

     Capstar Radio is involved in various legal proceedings from time to time in the normal course of business. In management's opinion, the litigation in which Capstar Radio is currently involved, individually and in the aggregate, is not material to Capstar Radio's financial condition or results of operations.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15. SUBSEQUENT EVENTS (UNAUDITED)

  Stockholder's Equity

     On February 20, 1997, the Company issued 31,634,527 shares of Class A Common Stock and 18,181,818 shares of Class B Common Stock (as defined) to affiliates of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") at a purchase price of $1.10 per share. The proceeds were used in part to fund the Southern Star Acquisition and retire existing indebtedness of Capstar Radio and Southern Star. In addition, on February 20, 1997 the Company exchanged 1,636,361 shares of Class A Common Stock having a deemed value of $1.8 million for shares of common stock of Southern Star as part of the purchase price of the Southern Star Acquisition and contributed its interest in Southern Star to Capstar Radio. Additionally, during the three months ended March 31, 1997, the Company issued 1,327,272 shares of Class A Common Stock to related parties in exchange for cash and receivables totaling $1.4 million.

  Extraordinary Item

     On February 20, 1997, in connection with the financing of the Southern Star Acquisition, the Company repaid the outstanding loan balance under the Former Credit Facility of Capstar Radio with AT&T Commercial Finance Corporation and recognized an extraordinary loss of $598,000 as a result of a prepayment penalty. On February 20, 1997, in connection with Capstar's offering of 12 3/4% Senior Discount Note, the Company repaid its Former Term Loan Facility.

  Existing Credit Facility

     On February 20, 1997, the Company entered into a credit facility (the "Existing Credit Facility") with various banks and Bankers Trust Company, as administrative agent, which consists of a $50,000,000 revolving loan facility. The indebtedness under the Existing Credit Facility is secured by a first property perfected pledge of substantially all of Capstar's assets, including, without limitation, the capital stock of the subsidiaries of Capstar, and is guaranteed by Capstar and all of the direct and indirect subsidiaries of Capstar (other than the Company). Borrowings under the Existing Credit Facility bear interest at floating rates and require interest payments on varying dates depending on the interest rate option selected by the Company. All loans outstanding under the Existing Credit Facility will mature in 2002.

  Private Placement Financings

     In June 1997, the Company commenced a private placement of $100,000,000 senior exchangeable preferred stock and Capstar Radio commenced a private placement of $200,000,000 senior subordinated notes, the proceeds of which will be held in escrow to finance future acquisitions.

  Recent Pronouncements

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Southern Star Communications, Inc.

     We have audited the accompanying consolidated balance sheets of Southern Star Communications Inc., formerly known as Osborn Communications Corporation, as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southern Star Communications, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

New York, New York
February 3, 1997

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                 1996            1995
                                                              -----------    ------------
Current assets:
  Cash and cash equivalents.................................  $ 2,944,205    $ 12,994,779
  Accounts receivable, less allowance for doubtful accounts
     of $468,597 in 1996 and $518,157 in 1995...............    5,032,903       5,759,562
  Inventory.................................................    1,095,157         889,942
  Prepaid expenses and other current assets.................    1,018,701       1,525,308
  Assets held for sale......................................    7,539,190              --
                                                              -----------    ------------
          Total current assets..............................   17,630,156      21,169,591
Investment in affiliated companies..........................      512,088         524,084
Property, plant and equipment, at cost, less accumulated
  depreciation of $15,894,081 in 1996 and $18,624,021 in
  1995......................................................   11,676,395      15,358,070
Intangible assets, net of accumulated amortization of
  $15,437,481 in 1996 and $15,238,193 in 1995...............   26,711,629      40,463,595
Other noncurrent assets.....................................      925,000         118,753
                                                              -----------    ------------
          Total assets......................................  $57,455,268    $ 77,634,093
                                                              ===========    ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $ 4,809,264    $  4,509,292
  Accrued wages and sales commissions.......................      434,986         434,309
  Accrued interest payable..................................       46,173         459,114
  Accrued income taxes......................................    1,492,114         825,712
  Current portion of long-term debt.........................      320,000       2,718,000
                                                              -----------    ------------
          Total current liabilities.........................    7,102,537       8,946,427
Long-term debt..............................................   13,880,000      44,482,000
Deferred income taxes.......................................    3,061,298       2,275,711
Other noncurrent liabilities................................    1,501,279         432,916
Commitments and contingencies
Stockholders' equity:
  Preferred stock, par value $.01 per share; authorized
     5,000,000 shares, none issued and outstanding..........           --              --
  Common stock, par value $.01 per share; authorized
     7,425,000 shares, issued and outstanding shares:
     5,547,497 and 5,537,497, respectively, in 1996;
     5,286,347 and 5,276,347, respectively, in 1995.........       55,376          52,764
  Non-voting common stock, par value $.01 per share;
     authorized 75,000 shares, none issued and
     outstanding............................................           --              --
Additional paid-in capital..................................   40,869,408      39,694,601
Accumulated deficit.........................................   (9,014,630)    (18,250,326)
                                                              -----------    ------------
          Total stockholders' equity........................   31,910,154      21,497,039
                                                              -----------    ------------
          Total liabilities and stockholders' equity........  $57,455,268    $ 77,634,093
                                                              ===========    ============

                            See accompanying notes.

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                       1996            1995            1994
                                                    -----------    ------------    ------------
Net revenues......................................  $37,215,048    $ 39,505,193    $ 34,982,110
Operating expenses:
  Selling, technical and program..................    9,656,347      11,785,471       9,487,815
  Direct programmed music and entertainment.......   12,426,740      10,489,513       9,807,495
  General and administrative......................    6,740,352       7,526,897       6,611,035
  Depreciation and amortization...................    4,756,325       5,782,404       5,285,280
  Corporate expenses..............................    1,849,820       1,705,850       2,475,675
  Other...........................................    1,200,000              --              --
                                                    -----------    ------------    ------------
          Total operating expenses................   36,629,584      37,290,135      33,667,300
Operating income..................................      585,464       2,215,058       1,314,810
Other income (expense)............................     (291,163)      2,314,508       2,246,450
Interest expense..................................    2,201,616       5,212,999       4,385,827
Equity in results of affiliated company...........           --         (11,829)             --
Other gains, including gains on sales of
  stations........................................   13,521,760       8,094,993              --
                                                    -----------    ------------    ------------
Income (loss) before income taxes and
  extraordinary item..............................   11,614,445       7,399,731        (824,567)
Provision for income taxes........................    2,378,749         775,982         289,220
                                                    -----------    ------------    ------------
Income (loss) before extraordinary item...........    9,235,696       6,623,749      (1,113,787)
Extraordinary item:
  Loss on debt extinguishment.....................           --      (3,921,061)       (436,329)
                                                    -----------    ------------    ------------
Net income (loss).................................  $ 9,235,696    $  2,702,688    $ (1,550,116)
                                                    ===========    ============    ============
Primary earnings per common share:
  Income (loss) before extraordinary item.........  $      1.65    $       1.23    $      (0.21)
  Loss on extinguishment of debt..................           --           (0.73)          (0.08)
                                                    -----------    ------------    ------------
Net income (loss) per common share................  $      1.65    $       0.50    $      (0.29)
                                                    ===========    ============    ============
Fully diluted earnings per common share:
  Income (loss) before extraordinary item.........  $      1.62    $       1.22    $      (0.21)
  Loss on extinguishment of debt..................           --           (0.72)          (0.08)
                                                    -----------    ------------    ------------
Net income (loss) per common share................  $      1.62    $       0.50    $      (0.29)
                                                    ===========    ============    ============
Weighted average common shares outstanding:
  Primary shares..................................    5,598,237       5,388,001       5,376,715
                                                    ===========    ============    ============
  Fully diluted shares............................    5,687,927       5,459,353       5,376,715
                                                    ===========    ============    ============

                            See accompanying notes.

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                          VOTING             NON-VOTING      ADDITIONAL
                                                  ----------------------   --------------   ------------
                                                                  PAR                PAR      PAID-IN      ACCUMULATED
                                                    SHARES       VALUE     SHARES   VALUE     CAPITAL        DEFICIT
                                                  -----------   --------   ------   -----   ------------   ------------
Balance at December 31, 1993....................   10,752,181   $107,523     --      --     $ 38,453,555   $(19,402,898)
  Exercise of stock options.....................        1,500         15     --      --            5,984             --
  Issuance of stock warrant.....................           --         --     --      --        1,774,837             --
  Effect of 1-for-2 reverse stock split.........   (5,376,091)   (53,762)    --      --           53,762             --
  Purchase and retirement of treasury stock.....      (17,843)      (178)    --      --         (106,880)            --
  Net loss......................................           --         --     --      --               --     (1,550,116)
                                                  -----------   --------     --      --     ------------   ------------
Balance at December 31, 1994....................    5,359,747     53,598     --      --       40,181,258    (20,953,014)
  Purchase and retirement of treasury stock.....     (107,059)    (1,071)    --      --         (641,283)            --
  Exercise of stock options.....................       23,659        237     --      --          154,626             --
  Net income....................................           --         --     --      --               --      2,702,688
                                                  -----------   --------     --      --     ------------   ------------
Balance at December 31, 1995....................    5,276,347     52,764     --      --       39,694,601    (18,250,326)
  Exercise of stock options.....................      173,667      1,737     --      --          732,182             --
  Issuance of common stock......................      132,500      1,325     --      --        1,106,175             --
  Acquisition and retirement of treasury
    stock.......................................      (45,017)      (450)    --      --         (663,550)            --
  Net income....................................           --         --     --      --               --      9,235,696
                                                  -----------   --------     --      --     ------------   ------------
  Balance at December 31, 1996..................    5,537,497   $ 55,376     --      --     $ 40,869,408   $ (9,014,630)
                                                  ===========   ========     ==      ==     ============   ============

                            See accompanying notes.

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------
                                                                  1996            1995            1994
                                                              ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $  9,235,696    $  2,702,688    $ (1,550,116)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................     4,756,325       5,782,404       5,285,280
  Other gains (losses), including gains on sales of
    stations................................................   (13,521,760)     (8,094,993)             --
  Other operating expenses..................................     1,200,000              --              --
  Deferred income taxes.....................................       785,587         240,664         175,000
  Transaction costs for proposed merger.....................       479,754              --              --
  Loss on extinguishment of debt............................            --       3,921,061         436,329
  Write-off of registration statement costs.................            --              --         397,583
  Non-cash interest expense.................................       244,363         332,284         210,421
  Equity in results of affiliated company...................            --          11,829              --
  Distributions from affiliated companies...................       (62,500)     (1,942,731)             --
  Changes in current assets and current liabilities:
    Decrease (increase) in accounts receivable..............       254,211        (323,770)     (2,165,123)
    (Increase) decrease in inventory........................      (205,215)        190,705        (214,241)
    Decrease (increase) in prepaid expenses and other
      current assets........................................       506,607        (742,764)       (177,499)
    Acquisition deposit held in escrow......................            --         180,000              --
    Increase in distribution receivable.....................            --              --      (2,264,552)
    Increase in accounts payable and accrued expenses.......       299,972         721,764       1,069,534
    (Decrease) increase in accrued wages and sales
      commissions...........................................           677         129,528         (96,287)
    Increase (decrease) in accrued interest payable.........      (412,941)     (1,485,673)      1,632,742
    Increase in accrued income taxes........................       666,402         290,223          15,009
                                                              ------------    ------------    ------------
        Total adjustments...................................    (5,008,518)       (789,469)      4,304,196
                                                              ------------    ------------    ------------
        Net cash provided by operating activities...........     4,227,178       1,913,219       2,754,080
                                                              ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Distributions from affiliated companies.....................        62,500       4,207,283              --
Payments for business acquisitions..........................   (13,605,591)             --     (21,825,094)
Net proceeds from sale of stations..........................    34,687,928      10,000,000              --
Accrued transaction costs...................................      (479,754)     (1,411,981)             --
Net proceeds from sale of other assets......................       580,653              --              --
Proceeds from note receivable...............................            --       1,620,455         329,545
Capital expenditures........................................    (1,707,351)     (1,326,492)       (942,771)
Acquisition deposit held in escrow..........................      (925,000)       (180,000)             --
Reclassification of other noncurrent assets.................       118,753              --              --
Expenditures for intangible assets..........................            --        (524,863)             --
                                                              ------------    ------------    ------------
Net cash provided by (used in) investing activities.........    18,732,138      12,384,402     (22,438,320)
                                                              ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt....................            --      44,500,000      48,460,982
Proceeds from issuance of stock warrant.....................            --              --       1,774,837
Debt issuance costs.........................................       (79,807)     (1,183,824)     (1,887,965)
Registration statement costs................................            --              --        (228,587)
Proceeds from exercise of stock options.....................        69,917         154,863           6,000
Purchase and retirement of treasury stock...................            --        (642,354)       (107,058)
Prepayment penalty on debt retirement.......................            --        (500,000)             --
Principal payments on long-term debt and notes payable......   (33,000,000)    (50,000,000)    (23,286,671)
                                                              ------------    ------------    ------------
Net cash (used in) provided by financing activities.........   (33,009,890)     (7,671,315)     24,731,538
                                                              ------------    ------------    ------------
Net (decrease) increase in cash and cash equivalents........   (10,050,574)      6,626,306       5,047,298
Cash and cash equivalents at beginning of period............    12,994,779       6,368,473       1,321,175
                                                              ------------    ------------    ------------
Cash and cash equivalents at end of period..................  $  2,944,205    $ 12,994,779    $  6,368,473
                                                              ============    ============    ============

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest......................................  $  2,370,194    $  6,366,388    $  2,542,664
                                                              ============    ============    ============
Cash paid for income taxes..................................  $    926,760    $    245,095    $     99,211
                                                              ============    ============    ============

                            See accompanying notes.

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. NATURE OF BUSINESS AND ORGANIZATION

     Southern Star Communications, Inc. (the "Company" or "Southern Star"), formerly known as Osborn Communications Corporation, is engaged in the operation of radio stations, programmed music, cable television and other communications properties throughout the United States.

2. PLAN OF MERGER

     On July 23, 1996, Southern Star entered into an agreement and plan of merger with a subsidiary of Capstar Radio Broadcasting Partners, Inc. ("Capstar Radio") whereby Capstar Radio will acquire all of Southern Star's common stock for $15.375 per share. A majority of the holders of the Southern Star's common stock voted to approve the merger in December 1996 and the Federal Communications Commission ("FCC") approved the transfer of Southern Star's broadcast licenses to Capstar Radio in January 1997. The merger is expected to be completed in February 1997.

     Concurrently with the execution of the merger agreement and as security for liquidated damages that may be payable by Capstar Radio to Southern Star for Capstar Radio's failure to consummate the merger, Capstar Radio has deposited in an escrow account an irrevocable letter of credit in favor of Southern Star for the sum of $5.0 million. If Southern Star terminates the merger agreement by reason of receiving an alternative proposal which is deemed more favorable to Southern Star's stockholders, Southern Star must pay a termination fee of $3,750,000 to Capstar Radio.

3. SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated financial statements include the accounts of Southern Star and its subsidiaries. All material intercompany items and transactions have been eliminated. Investments in affiliated companies are accounted for using the equity method. Certain prior years' amounts have been reclassified to conform with the current year's presentation.

  Change of Name

     The Company changed its name from Osborn Communications Corporation to Southern Star Communications, Inc. in May 1997.

  Depreciation

     Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Buildings...................................................  10-39 years
Furniture and fixtures......................................  5-7 years
Broadcasting equipment......................................  3-19 years
Transportation equipment....................................  2-5 years

     Expenditures for maintenance and repairs are charged to operations as incurred.

  Intangible Assets

     Intangible assets include $2.6 million and $2.5 million in 1996 and 1995, respectively, for agreements not to compete relating to certain transactions described in Note 4, and $3.4 million in 1996 and 1995 assigned to

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Muzak customer contracts acquired in 1990 and 1986, which are being amortized over their estimated useful lives. Deferred financing costs of $1.3 million and $1.2 million in 1996 and 1995, respectively, are being amortized over the term of the related debt on a straight-line basis, which approximates the interest method. The remainder in the amount of $34.7 million and $48.6 million in 1996 and 1995, respectively, represents the excess of acquisition cost over the amounts assigned to other assets acquired in Southern Star's acquisitions, and is being amortized on a straight-line basis principally over a 40-year period.

     It is Southern Star's policy to account for goodwill and all other intangible assets at the lower of amortized cost or estimated realizable value. As part of an ongoing review of the valuation and amortization of intangible assets of Southern Star and its subsidiaries, management assesses the carrying value of the intangible assets, if facts and circumstances suggest that there may be impairment. If this review indicates that the intangibles will not be recoverable as determined by a non-discounted cash flow analysis of the operating assets over the remaining amortization period, the carrying value of the intangible assets would be reduced to estimated realizable value.

     During 1996, Southern Star adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which established standards for the recognition and measurement of impairment losses on long-lived assets, certain identifiable intangible assets, and goodwill (see Note 5).

  Barter Transactions

     Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when advertisements are broadcast, and merchandise or services received are charged to expense (or capitalized as appropriate) when received or used.

  Revenue

     Broadcast revenue is presented net of advertising commissions of approximately $1.3 million, $2.1 million and $1.7 million for the years ended December 31, 1996, 1995 and 1994, respectively.

  Per Share Data

     Primary earnings per common share for 1996 and 1995 is based on the net income for the year divided by the weighted average number of common and common equivalent shares. Common stock equivalents consist of stock options and warrants (see Notes 12 and 13). Shares issuable upon the exercise of all common stock equivalents and other potentially dilutive securities are not included in the computations for 1994 since their effect is not dilutive.

  Cash Equivalents

     Cash equivalents consist of short-term, highly liquid investments which are readily convertible into cash and have an original maturity of three months or less when purchased.

  Inventory

     Inventories, consisting of merchandise for Southern Star's entertainment properties, sound equipment held for resale by Southern Star's Muzak franchises and equipment held for resale by Southern Star's healthcare cable business, are valued at the lower of cost or market using the first-in, first-out method.

  Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires Southern Star to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results may differ from those estimates.

4. ACQUISITIONS/DISPOSITIONS/PENDING TRANSACTIONS

     At December 31, 1996, Southern Star owned and operated ten FM and six AM radio stations, four programmed music and sound equipment distributorships, a hospital cable television company and certain entertainment properties.

  1996

     In March 1996, Southern Star acquired substantially all the assets of radio station WRIR-FM (formerly WHLX-FM), Wheeling, West Virginia, for $0.8 million plus transaction costs. In June 1996, Southern Star acquired substantially all the assets of radio stations WBBD-AM/WKWK-FM (formerly WKWK-AM/FM), Wheeling, West Virginia, for $2.7 million plus transaction costs. Southern Star programmed WBBD-AM/WKWK-FM pursuant to a local marketing agreement ("LMA") from March 1996 through the closing of the acquisition. In October 1996, Southern Star acquired substantially all the assets of radio station WEGW-FM, Wheeling, West Virginia, for $0.8 million. Southern Star already owned radio stations WWVA-AM/WOVK-FM in Wheeling, West Virginia.

     In April 1996, Southern Star acquired substantially all the assets of radio stations WKII-AM/WFSN-FM (formerly WKII-AM/WEEJ-FM). Port Charlotte, Florida, for $2.85 million plus transaction costs. Upon completion of the relocation of WFSN-FM's broadcast antenna to Southern Star's Pine Island, Florida tower in order to better serve the Port Charlotte/Ft. Myers market, additional consideration of $750,000 will be paid. The additional consideration is included in other noncurrent liabilities in the consolidated balance sheet at December 31, 1996. The additional consideration was paid in January 1997. Pending the closing of the acquisition, the stations were programmed by Southern Star pursuant to an LMA since September 1995. Southern Star already owns radio station WOLZ-FM, Ft. Myers, and has a 50% non-voting ownership interest in radio station WDRR-FM, San Carlos Park/Ft. Myers. Southern Star plans to dispose of radio stations WOLZ-FM/WFSN-FM/ WKII-AM in 1997 (see Pending Transactions below).

     In May 1996, Southern Star acquired substantially all the assets of radio stations KNAX-FM/KRBT-FM, Fresno, California. Consideration for the acquisition consisted of $6.0 million plus 120,000 shares of Southern Star's common stock. Pending the closing of the acquisition, the stations were programmed by Southern Star since January 1996 pursuant to an LMA. In December 1996, Southern Star sold substantially all the assets of radio stations KNAX-FM/ KRBT-FM for $11.0 million, resulting in a pre-tax gain of approximately $3.5 million. Pending the closing of the transaction, the purchaser managed the stations pursuant to an LMA since August 1, 1996.

     In January 1996, Southern Star sold substantially all the assets of radio station WWRD-FM, Jacksonville, Florida/Brunswick, Georgia, for $2.5 million, resulting in a pre-tax gain of approximately $0.8 million. Pending the closing of the disposition, the station was programmed by the purchaser pursuant to an LMA.

     In February 1996, Southern Star sold substantially all the assets of radio stations WNDR-AM/WNTQ-FM, Syracuse, New York, for $12.5 million, resulting in a pre-tax gain of approximately $6.0 million. Pending the closing of the disposition, the stations were programmed by the purchaser pursuant to an LMA.

     In June 1996, Southern Star sold substantially all the assets of radio station WFXK-FM, Raleigh/Tarboro, North Carolina, for $5.9 million, resulting in a pre-tax gain of approximately $2.2 million. Pending the closing of the transaction, the purchaser programmed the station pursuant to an LMA.

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In June 1996, Southern Star sold substantially all the assets of radio station WAYV-FM, Atlantic City, New Jersey, for $3.1 million, resulting in a pre-tax gain of approximately $0.2 million. Pending the closing of the transaction, the purchaser programmed the station pursuant to an LMA since March 1996.

     In June 1996, Southern Star sold substantially all the assets of radio station WFKS-FM, Daytona Beach/Palatka, Florida, for $4.0 million, resulting in a pre-tax gain of approximately $0.8 million. Pending the closing of the transaction, the purchaser programmed the station pursuant to an LMA.

     The net cash proceeds from each of the dispositions were used principally to repay long-term debt and fund transaction costs.

     All of the acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price of each acquisition has been allocated to the assets based upon their fair values at the date of acquisition. The results of operations of the properties acquired are included in Southern Star's consolidated results of operations from the respective dates of acquisition and until the date of disposition for properties disposed.

  1995

     In December 1995, Southern Star entered into an option agreement with Allbritton Communications Company for the sale of television station WJSU-TV, Anniston, Alabama, and an associated 10-year LMA. In consideration for the option, Southern Star received a nonrefundable cash payment of $10.0 million. Because the cash proceeds from the option are nonrefundable, Southern Star accounted for the economic substance of the transaction as if a sale of substantially all the assets of the station had occurred. Accordingly, a gain of approximately $8.1 million was recorded. In addition, upon the exercise of the option and the necessary FCC consent, Southern Star will receive an additional cash payment of $2.0 million. Upon the grant of the necessary regulatory approvals to relocate the station's broadcast transmitter to maximize broadcast coverage of the facility, Southern Star could have received additional cash payments of up to $7.0 million. In January 1997, the regulatory approvals were granted for the relocation of the station's broadcast transmitter, and a cash payment of approximately $5.3 million was paid to Southern Star. An additional payment relating to the transmitter relocation of approximately $1.4 million will be payable upon exercise of the option.

  1994

     In June 1994, Southern Star acquired substantially all the assets of three FM radio stations and one AM radio station for $20.0 million plus transaction costs. The acquisition included radio stations WWNC-AM/ WKSF-FM, Asheville, North Carolina; WOLZ-FM, Ft. Myers, Florida; and WFKS-FM, Daytona Beach, Florida. In August 1994, Southern Star acquired substantially all the assets of radio stations WAAX-AM/WQEN-FM, Gadsden, Alabama, (the "Gadsden Acquisition") for $1.75 million plus transaction costs. Prior to the grant of the waiver of the FCC's cross-ownership regulations, the Gadsden acquisition was accounted for using the equity method of accounting. Accordingly, prior year financial statements have been reclassified to reflect the consolidation of the Gadsden radio stations.

     In March 1994, Southern Star, through a wholly-owned subsidiary, acquired radio station WAYV-FM, Atlantic City, New Jersey, for consideration of approximately $2.5 million.

  Pending Transactions

     In January 1997, Southern Star acquired substantially all the assets of radio station WYNU-FM, Jackson/ Milan, Tennessee for $3.6 million plus transaction costs. Southern Star already owns one FM and one AM radio station in the market.

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In November 1996, Southern Star agreed to acquire substantially all the assets of radio station WTXT-FM, Tuscaloosa/Fayette, Alabama from Tuscaloosa Broadcasting Company, Inc. for approximately $5.8 million, subject to FCC approval. The transaction is expected to close in February 1997. In December 1996, Southern Star agreed to acquire substantially all the assets of radio stations WACT-AM/FM, Tuscaloosa, Alabama from Taylor Communications Corporation for $1.0 million, subject to FCC approval. Pending the closing of the transaction, which is expected in the first quarter of 1997, Southern Star is managing the stations pursuant to an LMA.

     In November 1996, Southern Star agreed to acquire the stock of Dixie Broadcasting, Inc. and Radio WBHP, Inc., the owners of radio stations WDRM-FM/WHOS-AM/WBHP-AM, Huntsville, Alabama. Consideration for the acquisition consists of (i) $23.0 million; (ii) a three year consulting agreement valued at $2.5 million; and (iii) a $1.5 million earn-out based on future operating results. The transaction, which is subject to FCC approval, is expected to close in 1997.

     In December 1996, Southern Star agreed to sell substantially all the assets of WOLZ-FM, WFSN-FM and WKII-AM, Fort Myers/Port Charlotte, Florida for approximately $11.0 million to Clear Channel Radio, Inc., subject to FCC approval. Pending the closing of the transaction, which is expected in 1997, the stations are being managed by the Purchaser pursuant to a LMA starting in January 1997.

  Other Investments

     In 1989, Southern Star acquired, for $620,000, a 50% non-voting ownership interest (without control) in a corporation that owns and operates radio station WDRR-FM, San Carlos Park, Florida. The station became operational in September 1995. Southern Star's net investment is included in investment in affiliated companies on the consolidated balance sheet.

     In 1989, Southern Star acquired a 32% ownership interest in Northstar Television Group, Inc. ("Northstar") for $329,000. From Northstar's inception through May 1994, Southern Star managed Northstar's four television stations for an annual fee of up to $250,000, plus reimbursement of out-of-pocket expenses and allocated overhead costs. In 1994, as a result of a proposed restructuring of Northstar, Southern Star agreed, as payment for prior services rendered, to receive an immediate payment of $250,000, another payment of $250,000 within two years, and the retention of an economic interest. Southern Star's management agreement terminated following the restructuring. In 1995, three of Northstar's four television stations were sold and Southern Star received a distribution of $1.6 million, classified as other income in the consolidated statement of operations, plus accrued management fees of $250,000.

     In 1987, Southern Star acquired 25% of the stock of Fairmont Communications Corporation ("Fairmont") for $500,000. Fairmont owned seven radio stations in four large and medium sized markets. In August 1992, Fairmont filed for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Code. In September 1993, Fairmont emerged from Chapter 11 upon approval by the bankruptcy court of a plan of reorganization (the "Plan"). The Plan provided for the sale of Fairmont's assets, distribution of the proceeds in accordance with the Plan, and subsequent liquidation of Fairmont. All of Fairmont's stations were sold by the second quarter of 1994. Southern Star will continue to manage Fairmont pursuant to a management agreement which expires upon the liquidation of Fairmont, which is expected in 1997. For managing Fairmont, Southern Star receives an annual fee of $125,000, plus reimbursement of out-of-pocket expenses and allocated overhead costs. In 1994, Southern Star received additional management fees of $728,000 related to the sale of Fairmont's stations. Southern Star also earned distributions of $400,000 and $2.3 million in 1995 and 1994, respectively, classified as other income and distribution receivable in the consolidated financial statements, determined by the amount realized by Fairmont from sales of its assets.

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. OSBORN HEALTHCARE

     Osborn Healthcare, a division of Osborn Entertainment Enterprises Corporation, continued to experience operating losses through the second quarter of 1996. Consistent with Southern Star's previously stated intention to evaluate options to increase shareholder value, management has reviewed the strategic direction and long-term prospects of the Osborn Healthcare operations and has restructured the operations. Southern Star plans to focus resources on only the more profitable product lines. In conjunction with these plans, Southern Star has combined the Osborn Healthcare operations and Southern Star's programmed music operations, terminating certain employees of the Osborn Healthcare operations, and consolidating certain overhead. In the second quarter of 1996, Southern Star accrued costs of approximately $300,000, principally severance costs, in connection with the consolidation of operations. In addition, Southern Star has reduced goodwill by approximately $900,000 to reflect the anticipated discounted cash flow from the remaining healthcare operations. The charges, totaling $1.2 million, are included in other operating expenses in the consolidated statement of operations.

6. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

                                                             YEAR ENDED DECEMBER 31,
                                                            --------------------------
                                                               1996           1995
                                                            -----------    -----------
Net revenues..............................................  $36,131,000    $32,667,000
Income (loss) before extraordinary item...................      633,000       (808,000)
Net income (loss).........................................      633,000     (4,729,000)
Net income (loss) per share...............................  $      0.11    $     (0.87)

     The unaudited pro forma information for the years ended December 31, 1996 and 1995 assumes that the acquisitions and dispositions described in Note 4, excluding pending transactions, had occurred on January 1, 1995. The gains on sales of stations and the loss from Osborn Healthcare's restructuring in 1996 and the distributions from Northstar Television Group in 1995 are excluded from the pro forma information because of their nonrecurring nature. The pro forma information is not necessarily indicative either of the results of operations that would have occurred had these transactions been made on the date indicated, or of future results of operations.

     Net assets of properties to be disposed in Ft. Myers aggregated $7.5 million at December 31, 1996, consisting of current assets of $500,000, plant and equipment of $2.0 million, and net intangible assets of $5.0 million.

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. LONG-TERM DEBT

     A summary of long-term debt is as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
Note payable to KeyBank National Association, at the prime
  rate plus 0.5%; interest payable quarterly; quarterly
  commitment reductions from December 31, 1996 through
  December 31, 2001(A)......................................  $   200,000   $14,500,000
Note payable to KeyBank National Association, at LIBOR plus
  1.75%; principal due in quarterly installments from
  December 31, 1996 through December 31, 2001(A)............   14,000,000    30,000,000
Term loan payable to National Westminster Bank, net of
  unamortized debt discount of $700,000; interest payable
  quarterly at LIBOR plus 2.5%; principal due in quarterly
  installments in varying amounts from June 1996 through
  March 2000(B).............................................           --     2,700,000
                                                              -----------   -----------
                                                               14,200,000    47,200,000
Less current portion........................................      320,000     2,718,000
                                                              -----------   -----------
                                                              $13,880,000   $44,482,000
                                                              ===========   ===========

---------------

(A) In August 1995, Southern Star entered into a credit facility of $56.0 million with KeyBank National Association (the "Credit Facility"). The Credit Facility consists of a $46.0 million revolving credit facility and a $10.0 million facility which may be used for acquisitions. The initial drawdown of $44.5 million, along with Southern Star's internally generated funds, was used to repay existing loans totaling $50.0 million and pay transaction costs. The Credit Facility contains covenants which require, among other things, that Southern Star and its subsidiaries (excluding Atlantic City Broadcasting Corp.) maintain certain financial levels, principally with respect to EBITDA (earnings before interest, income tax, depreciation and amortization) and leverage ratios, and limit the amount of capital expenditures. The Credit Facility also restricts the payment of cash dividends. The Credit Facility is collateralized by pledges of the tangible and intangible assets of Southern Star and its subsidiaries, as well as the stock of those subsidiaries. At December 31, 1996, Southern Star has additional availability under the revolving credit facility of $14.1 million. Effective December 31, 1996 the outstanding balance under the acquisition facility will convert to a term loan. Under the current terms of the Credit Facility, no additional amounts under the acquisition facility may be borrowed after December 31, 1996 unless the terms are modified. Southern Star pays an annual commitment fee of 0.5% of the unused commitment.

(B) The term loan contained covenants with respect to Southern Star's wholly-owned subsidiary, Atlantic City Broadcasting Corp., which, among other things, restricted cash distributions to Southern Star and limited the amount of annual capital expenditures. The loan was collateralized by pledges of the tangible and intangible assets and stock of Atlantic City Broadcasting Corp. ("Atlantic City"), and were otherwise nonrecourse to Southern Star and its other assets. In June 1996, Southern Star sold substantially all the assets of Atlantic City. The net proceeds were used primarily to repay long-term debt and fund transaction costs.

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1996, the aggregate amounts of long-term debt due during the next five years are as follows:

                                                                AMOUNT
                                                              -----------
Year:
  1997......................................................  $   320,000
  1998......................................................      640,000
  1999......................................................      640,000
  2000......................................................      800,000
  2001......................................................   11,800,000

     The fair value of the debt approximates net book value.

8. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1996            1995
                                                          ------------    ------------
Land....................................................  $  3,095,266    $  4,256,414
Buildings...............................................     3,967,805       4,168,839
Equipment...............................................    20,507,405      25,556,838
                                                          ------------    ------------
                                                            27,570,476      33,982,091
Less accumulated depreciation...........................   (15,894,081)    (18,624,021)
                                                          ------------    ------------
                                                          $ 11,676,395    $ 15,358,070
                                                          ============    ============

     At December 31, 1996, all property, plant and equipment is pledged as collateral for the debt disclosed in Note 7.

9. INCOME TAXES

     At December 31, 1996, Southern Star has consolidated net operating loss carryforwards for income tax purposes of $20.6 million that expire in years 2006 through 2010. Of the total net operating loss carryforwards, $11.0 million may be used only to offset future income of Southern Star's subsidiary, Osborn Entertainment Enterprises Corporation.

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Southern Star's deferred tax assets and liabilities are as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1996           1995
                                                            -----------    -----------
Deferred tax assets:
  Net operating loss carryforwards........................  $ 8,237,540    $13,577,873
  Other...................................................      971,542        713,951
                                                            -----------    -----------
                                                              9,209,082     14,291,824
Valuation allowance.......................................   (5,940,696)    (9,088,722)
                                                            -----------    -----------
                                                              3,268,386      5,203,102
Deferred tax liabilities:
  Depreciation and amortization...........................    2,865,184      4,014,313
  Sale of station.........................................    3,289,500      3,289,500
  Other...................................................      175,000        175,000
                                                            -----------    -----------
                                                              6,329,684      7,478,813
                                                            -----------    -----------
Net deferred tax liabilities..............................  $ 3,061,298    $ 2,275,711
                                                            ===========    ===========

     The provision for income taxes for 1996 consists of federal taxes of $269,000, state and local taxes of $1,324,000 and deferred federal, state and local taxes of $786,000. The provision for income taxes for 1995 and 1994 consists entirely of state and local taxes, of which $535,000 and $114,000, respectively, is current and $241,000 and $175,000, respectively, is deferred. The valuation allowance decreased to approximately $5,941,000 from approximately $9,089,000 during 1996.

     The reconciliation of income tax computed at the U.S. federal statutory tax rate to income tax expense is as follows:

                                                             DECEMBER 31,
                                                ---------------------------------------
                                                   1996           1995          1994
                                                -----------    -----------    ---------
Amount computed using statutory rate..........  $ 4,065,056    $ 1,217,532    $(428,705)
State and local taxes, net of federal
  benefit.....................................      860,748        504,388      190,885
Net operating losses (utilized) generated.....   (2,673,429)    (1,228,507)     234,539
Nondeductible expenses........................      126,374        282,569      292,501
                                                -----------    -----------    ---------
                                                $ 2,378,749    $   775,982    $ 289,220
                                                ===========    ===========    =========

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. COMMITMENTS

     Southern Star leases office and broadcast tower space, vehicles and office equipment. Rental expense amounted to $1,113,000, $994,000 and $768,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The minimum aggregate annual rentals under noncancellable operating leases are payable as follows:

                                                                AMOUNT
                                                              ----------
Year:
  1997......................................................  $1,038,000
  1998......................................................     752,000
  1999......................................................     532,000
  2000......................................................     305,000
  2001......................................................     244,000
  Thereafter................................................   2,693,000
                                                              ----------
                                                              $5,564,000
                                                              ==========

11. EMPLOYEE BENEFIT PLANS

     Southern Star sponsors a profit sharing plan which qualifies under Section 401(k) of the Internal Revenue Code (the "IRC"). The Plan is available to all full-time employees with at least one year of employment with Southern Star. All eligible employees may elect to contribute a portion of their compensation to the profit sharing plan, subject to IRC limitations. Effective January 1, 1996, the Plan provides for employer contributions based upon an employee's salary. In December 1994, Southern Star adopted a non-qualified deferred compensation plan available to certain management employees.

12. STOCK OPTION PLAN

     Southern Star's Incentive Stock Option Plan (the "Plan") provides for the granting to officers and key employees of incentive and non-qualified stock options to purchase Southern Star's voting common stock as defined under current tax laws. Incentive stock options are exercisable at a price equal to the fair market value, as defined, on the date of grant, for a maximum 10-year period from the date of grant. Non-qualified stock options may be granted at an exercise price equal to at least 85% of the fair market value on the date of grant, for a maximum 11-year period from the date of grant. The exercise prices of all options granted in 1994 through 1996 were at fair market value at the date of grant.

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes the Plan's transactions for the years ended December 31, 1996, 1995 and 1994:

                                                               DECEMBER 31,
                                                     ---------------------------------
                                                       1996         1995        1994
                                                     ---------    --------    --------
Outstanding options, beginning of year.............    447,341     417,000     382,750
Granted............................................     52,000      66,500     108,250
Cancelled or expired...............................     (8,299)    (12,500)    (72,500)
Exercised..........................................   (173,667)    (23,659)     (1,500)
                                                     ---------    --------    --------
Outstanding options, end of year...................    317,375     447,341     417,000
                                                     =========    ========    ========
Weighted average price of options granted..........  $   10.10    $   6.76    $   6.26
Weighted average price of options canceled or
  expired..........................................  $    6.46    $   7.00    $   6.61
Weighted average price of options exercised........  $    4.23    $   6.55    $   4.00
Weighted average exercise price, end of year.......  $    8.55    $   6.66    $   6.64
Options exercisable, end of year...................    205,125     283,921     280,083
Options available for future grant.................     35,299      79,000     133,000

     At December 31, 1996, the range of exercise prices for outstanding options was $4.00 through $14.40 These outstanding options have a remaining contractual life of five years.

     Southern Star applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its Plan. Had compensation cost for the Plan been determined based upon the fair value at the grant date for awards under the Plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, Southern Star's net income and earnings per share would have been reduced by approximately $144,000, or $0.03 per share, and $46,000, or $0.01 per share for the years ended December 31, 1996 and 1995, respectively. The fair value of the options granted during the years ended December 31, 1996 and 1995 is estimated as $102,000 and $114,000, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0.0%, volatility of 40.7%, risk-free interest rate of 6.5%, assumed forfeiture rate of 0.0%, and an expected life of 1 to 2 years. The assumptions used assume that the proposed merger as described in Note 2 is consummated in the first quarter of 1997.

13. STOCKHOLDERS' EQUITY

     During 1996, approximately 174,000 shares of common stock were issued pursuant to the exercise of stock options. Approximately 45,000 existing shares were retired to fund the exercise of certain of these options.

     In January 1995, Southern Star paid $642,000 to repurchase and subsequently retired 107,059 unregistered shares of its common stock which were held by an institution. In December 1994, Southern Star paid $107,000 to repurchase and subsequently retired 17,843 shares of its common stock at $6.00 per share.

     In June 1994, Southern Star entered into two credit agreements totaling $50.0 million with Citicorp Mezzanine Investment Fund ("CMIF"). As partial consideration for making the loans, CMIF received a warrant to purchase 1,014,193 shares (after giving effect to the reverse stock split described below) of Southern Star's common stock at $7.00 per share. The warrant is exercisable for a 10-year period. Under the terms of the warrant agreement, in the event that the CMIF loans were repaid by December 31, 1995, purchase rights with respect to 676,162 warrant shares will be canceled. The loans were repaid in August 1995 and, accordingly, the purchase rights with respect to 676,162 warrant shares were canceled.

                       SOUTHERN STAR COMMUNICATIONS, INC.
             (FORMERLY KNOWN AS OSBORN COMMUNICATIONS CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In July 1994, Southern Star effected a 1-for-2 reverse stock split for shareholders of record on that date. Cash was paid in lieu of fractional shares. All per share amounts in the consolidated statement of operations reflect the reverse stock split.

14. SUBSEQUENT EVENT (UNAUDITED)

     On February 20, 1997, Capstar Radio Broadcasting Partners, Inc. acquired all of Southern Star's common stock and Southern Star was merged with Capstar Radio.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
GulfStar Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of GulfStar Communications, Inc. and Subsidiaries (the "Company") as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Austin, Texas
April 4, 1997

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                     DECEMBER 31,
                                                               MARCH 31,      --------------------------
                                                                  1997           1996           1995
                                                              ------------    -----------    -----------
                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $  5,978,752    $ 4,792,847    $   220,049
  Accounts receivable, net of allowance for doubtful
    accounts of $410,910, $328,753 and $136,206,
    respectively............................................     8,232,489      8,336,005      3,560,050
  Refundable income taxes...................................     1,111,940      1,111,940             --
  Cash held in escrow.......................................            --      2,100,000         10,000
  Prepaid expenses and other................................       423,827        156,306        120,359
                                                              ------------    -----------    -----------
         Total current assets                                   15,747,008     16,497,098      3,910,458
Property and equipment, net.................................    17,484,782     13,697,163      6,086,683
Intangible assets, net......................................    79,207,856     60,369,684     33,048,036
Deferred station acquisition costs..........................     2,696,134         68,144      3,100,776
Deferred financing costs, net...............................     2,271,701        229,528      2,113,617
Other assets................................................       629,045        468,315        740,587
                                                              ------------    -----------    -----------
         Total assets.......................................  $118,036,526    $91,329,932    $49,000,157
                                                              ============    ===========    ===========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $  2,098,443    $ 2,428,048    $ 1,137,230
  Accrued liabilities.......................................     2,288,430      2,739,576      2,142,055
  Accrued interest..........................................       308,964         36,390        513,232
  Current portion of long-term debt.........................       213,683         90,667      2,107,390
  Current portion of capital lease obligations..............       123,921         79,594         36,886
                                                              ------------    -----------    -----------
         Total current liabilities..........................     5,033,441      5,374,275      5,936,793
Long-term debt, net of current portion......................    82,346,102     54,393,419     35,192,650
Capital lease obligations...................................       342,107        168,457         89,608
Deferred income taxes.......................................     5,597,176      5,702,283      4,460,652
                                                              ------------    -----------    -----------
         Total liabilities..................................    93,318,826     65,638,434     45,679,703
                                                              ------------    -----------    -----------
Commitments and contingencies (Notes 13 and 14)
Redeemable preferred stocks, aggregate liquidation
  preference of $27,000,000, $27,052,500 and $757,500,
  respectively..............................................    23,080,611     23,097,788        757,500
                                                              ------------    -----------    -----------
Stockholders' equity:
  Common stock, voting, $0.01 par value, 100,000, 100,000
    and 2,000,000 shares authorized, 11,342, 10,986 and
    10,151 shares issued and outstanding at March 31, 1997
    and at December 31, 1996 and 1995, respectively.........           113            109            101
  Common stock, Class A, nonvoting, $0.01 par value, 60,000,
    60,000 and 600,000 shares authorized, 10,000, 49,033 and
    37,500 shares issued and outstanding at March 31, 1997
    and at December 31, 1996 and 1995, respectively.........           100            490            375
  Common stock, Class B, nonvoting, $0.01 par value, 10,000,
    10,000 and 600,000 shares authorized, no shares issued
    and outstanding at March 31, 1997 and at December 31,
    1996, respectively and 6,081 at December 31, 1995.......            --             --             61
  Common stock, Class C, voting, $0.01 par value, 100,000
    shares authorized, 42,205 and 3,172 shares issued and
    outstanding at March 31, 1997 and at December 31, 1996,
    respectively............................................           421             31             --
  Additional paid-in capital................................    15,006,417     11,871,525        366,091
  Stock subscriptions receivable............................    (2,414,365)    (2,090,024)      (333,525)
  Retained earnings (accumulated deficit)...................    (8,319,221)    (5,670,301)     2,529,851
  Unearned compensation.....................................    (2,636,376)    (1,518,120)            --
                                                              ------------    -----------    -----------
         Total stockholders' equity.........................     1,637,089      2,593,710      2,562,954
                                                              ------------    -----------    -----------
             Total liabilities and stockholders' equity.....  $118,036,526    $91,329,932    $49,000,157
                                                              ============    ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                       THREE MONTHS ENDED
                                           MARCH 31,                  YEARS ENDED DECEMBER 31,
                                    ------------------------   ---------------------------------------
                                       1997          1996         1996          1995          1994
                                    -----------   ----------   -----------   -----------   -----------
                                          (UNAUDITED)
Gross broadcasting revenues.......  $12,030,130   $5,082,621   $36,066,561   $17,321,673   $10,639,226
Less agency commissions...........    1,035,526      487,838     3,503,610     1,525,088       805,332
                                    -----------   ----------   -----------   -----------   -----------
Net revenues......................   10,994,604    4,594,783    32,562,951    15,796,585     9,833,894
                                    -----------   ----------   -----------   -----------   -----------
Operating expenses:
  Programming, technical and
     news.........................    2,784,013    1,217,956     7,534,906     2,873,677     2,122,044
  Sales and promotion.............    2,720,534    1,313,343     9,871,778     4,638,142     2,470,962
  General and administrative......    2,442,706    1,072,519     6,892,971     4,225,281     2,069,388
  Depreciation and amortization...    1,001,150      676,940     2,809,677     1,133,901       711,622
  Corporate expenses..............      517,926      170,765     1,922,744       513,153       338,799
  Non-cash compensation expense...    2,469,162      272,644     5,431,880            --            --
                                    -----------   ----------   -----------   -----------   -----------
          Total operating
            expenses..............   11,935,491    4,724,167    34,463,956    13,384,154     7,712,815
                                    -----------   ----------   -----------   -----------   -----------
Gain on sale of broadcasting
  property........................           --           --            --     2,389,567            --
                                    -----------   ----------   -----------   -----------   -----------
Income (loss) from operations.....     (940,887)    (129,384)   (1,901,005)    4,801,998     2,121,079
Other expense (income):
  Interest expense................    1,846,320      851,171     4,604,115     2,146,151       964,638
  Other...........................      (36,256)      (4,044)      829,544        53,590        42,344
                                    -----------   ----------   -----------   -----------   -----------
Income (loss) before provision
  (benefit) for income taxes and
  extraordinary loss..............   (2,750,951)    (976,511)   (7,334,664)    2,602,257     1,114,097
Provision (benefit) for income
  taxes...........................     (101,892)    (190,889)     (322,330)    1,032,476       469,526
                                    -----------   ----------   -----------   -----------   -----------
Income (loss) before extraordinary
  loss............................   (2,649,059)    (785,622)   (7,012,334)    1,569,781       644,571
Extraordinary charge, net of tax
  benefit of $707,535.............           --           --     1,187,818            --            --
                                    -----------   ----------   -----------   -----------   -----------
Net income (loss).................   (2,649,059)    (785,622)   (8,200,152)    1,569,781       644,571
Dividends and accretion on
  preferred stocks................      793,697           --     1,350,115         7,500            --
                                    -----------   ----------   -----------   -----------   -----------
Net income (loss) attributable to
  common stock....................  $(3,442,756)  $ (785,622)  $(9,550,267)  $ 1,562,281   $   644,571
                                    ===========   ==========   ===========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                               CLASS A                 CLASS B
                                                    COMMON STOCK            COMMON STOCK            COMMON STOCK
                                                ---------------------   ---------------------   ---------------------
                                                NUMBER OF               NUMBER OF               NUMBER OF
                                                 SHARES     PAR VALUE    SHARES     PAR VALUE    SHARES     PAR VALUE
                                                ---------   ---------   ---------   ---------   ---------   ---------
Balance, January 1, 1994......................        --      $  --           --     $    --          --      $  --
 Issuance of voting common stock..............    10,000        100           --          --          --         --
 Issuance of Class A common stock.............        --         --       40,000         400          --         --
 Net income...................................        --         --           --          --          --         --
                                                 -------      -----      -------     -------     -------        ---
 Balance, December 31, 1994...................    10,000        100       40,000         400          --         --
 Shares of Class A common stock contributed to
   the Company by a stockholder...............        --         --       (2,500)        (25)         --         --
 Issuance of voting common....................       151          1           --          --          --         --
 Issuance of Class B common stock.............        --         --           --          --       6,081         61
 Accrued interest on subscriptions
   receivable.................................        --         --           --          --          --         --
 Dividends on preferred stock.................        --         --           --          --          --         --
 Net income...................................        --         --           --          --          --         --
                                                 -------      -----      -------     -------     -------        ---
Balance, December 31, 1995....................    10,151        101       37,500         375       6,081         61
 Issuance of common stock.....................     4,504         45           --          --          --         --
 Issuance of Class A common stock.............        --         --        1,626          16          --         --
 Issuance of Class B common stock.............        --         --           --          --         157          1
 Issuance of Class C common stock.............        --         --           --          --          --         --
 Conversion of common stock to Class A common
   stock......................................   (10,151)      (101)      10,151         101          --         --
 Conversion of Class A and B common stock to
   common stock...............................     6,482         64         (244)         (2)     (6,238)       (62)
 Issuance of preferred stock..................        --         --           --          --          --         --
 Accrued interest on subscriptions
   receivable.................................        --         --           --          --          --         --
 Dividends and accretion on preferred
   stocks.....................................        --         --           --          --          --         --
 Unearned compensation -- stock issued for
   nonrecourse notes..........................        --         --           --          --          --         --
 Net loss.....................................        --         --           --          --          --         --
                                                 -------      -----      -------     -------     -------        ---
Balance, December 31, 1996....................    10,986        109       49,033         490          --         --
 Issuance of common stock (unaudited).........       356          4           --          --          --         --
 Conversion of Class A common stock to Class C
   common stock (unaudited)...................        --         --      (39,033)       (390)         --         --
 Payment received on subscribed stock
   (unaudited)................................        --         --           --          --          --         --
 Accrued interest on subscriptions receivable
   (unaudited)................................        --         --           --          --          --         --
 Dividends and accretion on preferred stocks
   (unaudited)................................        --         --           --          --          --         --
 Unearned compensation-stock issued for
   nonrecourse notes (unaudited)..............        --         --           --          --          --         --
 Net loss (unaudited).........................        --         --           --          --          --         --
                                                 -------      -----      -------     -------     -------        ---
Balance, March 31, 1997 (unaudited)...........    11,342      $ 113       10,000     $   100           0      $   0
                                                 =======      =====      =======     =======     =======        ===

                                                       CLASS C
                                                    COMMON STOCK                                        RETAINED
                                                ---------------------   ADDITIONAL        STOCK         EARNINGS
                                                NUMBER OF                 PAID-IN     SUBSCRIPTIONS   (ACCUMULATED     UNEARNED
                                                 SHARES     PAR VALUE     CAPITAL      RECEIVABLE       DEFICIT)     COMPENSATION
                                                ---------   ---------   -----------   -------------   ------------   ------------
Balance, January 1, 1994......................       --       $ --      $        --    $        --    $   322,999    $        --
 Issuance of voting common stock..............       --         --              300             --             --             --
 Issuance of Class A common stock.............       --         --            1,200             --             --             --
 Net income...................................       --         --               --             --        644,571             --
                                                 ------        ---      -----------    -----------    -----------    -----------
 Balance, December 31, 1994...................       --         --            1,500             --        967,570             --
 Shares of Class A common stock contributed to
   the Company by a stockholder...............       --         --               25             --             --             --
 Issuance of voting common....................       --         --            8,530         (4,265)            --             --
 Issuance of Class B common stock.............       --         --          330,637       (303,861)            --             --
 Accrued interest on subscriptions
   receivable.................................       --         --           25,399        (25,399)            --             --
 Dividends on preferred stock.................       --         --               --             --         (7,500)            --
 Net income...................................       --         --               --             --      1,569,781             --
                                                 ------        ---      -----------    -----------    -----------    -----------
Balance, December 31, 1995....................       --         --          366,091       (333,525)     2,529,851             --
 Issuance of common stock.....................       --         --        1,378,840     (1,390,385)            --             --
 Issuance of Class A common stock.............       --         --          183,722             --             --             --
 Issuance of Class B common stock.............       --         --           31,399             --             --             --
 Issuance of Class C common stock.............    3,172         31          358,405       (297,190)            --             --
 Conversion of common stock to Class A common
   stock......................................       --         --               --             --             --             --
 Conversion of Class A and B common stock to
   common stock...............................       --         --               --             --             --             --
 Issuance of preferred stock..................       --         --        3,884,259             --             --             --
 Accrued interest on subscriptions
   receivable.................................       --         --           68,924        (68,924)            --             --
 Dividends and accretion on preferred
   stocks.....................................       --         --       (1,350,115)            --             --             --
 Unearned compensation -- stock issued for
   nonrecourse notes..........................       --         --        6,950,000             --             --     (1,518,120)
 Net loss.....................................       --         --               --             --     (8,200,152)            --
                                                 ------        ---      -----------    -----------    -----------    -----------
Balance, December 31, 1996....................    3,172         31       11,871,525     (2,090,024)    (5,670,301)    (1,518,120)
 Issuance of common stock (unaudited).........       --         --          299,621       (299,625)            --             --
 Conversion of Class A common stock to Class C
   common stock (unaudited)...................   39,033        390               --             --             --             --
 Payment received on subscribed stock
   (unaudited)................................       --         --               --         16,973             --             --
 Accrued interest on subscriptions receivable
   (unaudited)................................       --         --           41,689        (41,689)            --             --
 Dividends and accretion on preferred stocks
   (unaudited)................................       --         --         (793,836)            --            139             --
 Unearned compensation-stock issued for
   nonrecourse notes (unaudited)..............       --         --        3,587,418             --             --     (1,118,256)
 Net loss (unaudited).........................       --         --               --             --     (2,649,059)            --
                                                 ------        ---      -----------    -----------    -----------    -----------
Balance, March 31, 1997 (unaudited)...........   42,205       $421      $15,006,417    $(2,414,365)   $(8,319,221)   $(2,636,376)
                                                 ======        ===      ===========    ===========    ===========    ===========


                                                    TOTAL
                                                STOCKHOLDERS'
                                                   EQUITY
                                                -------------
Balance, January 1, 1994......................   $   322,999
 Issuance of voting common stock..............           400
 Issuance of Class A common stock.............         1,600
 Net income...................................       644,571
                                                 -----------
 Balance, December 31, 1994...................       969,570
 Shares of Class A common stock contributed to
   the Company by a stockholder...............            --
 Issuance of voting common....................         4,266
 Issuance of Class B common stock.............        26,837
 Accrued interest on subscriptions
   receivable.................................            --
 Dividends on preferred stock.................        (7,500)
 Net income...................................     1,569,781
                                                 -----------
Balance, December 31, 1995....................     2,562,954
 Issuance of common stock.....................       (11,500)
 Issuance of Class A common stock.............       183,738
 Issuance of Class B common stock.............        31,400
 Issuance of Class C common stock.............        61,246
 Conversion of common stock to Class A common
   stock......................................            --
 Conversion of Class A and B common stock to
   common stock...............................            --
 Issuance of preferred stock..................     3,884,259
 Accrued interest on subscriptions
   receivable.................................            --
 Dividends and accretion on preferred
   stocks.....................................    (1,350,115)
 Unearned compensation -- stock issued for
   nonrecourse notes..........................     5,431,880
 Net loss.....................................    (8,200,152)
                                                 -----------
Balance, December 31, 1996....................     2,593,710
 Issuance of common stock (unaudited).........            --
 Conversion of Class A common stock to Class C
   common stock (unaudited)...................            --
 Payment received on subscribed stock
   (unaudited)................................        16,973
 Accrued interest on subscriptions receivable
   (unaudited)................................            --
 Dividends and accretion on preferred stocks
   (unaudited)................................      (793,697)
 Unearned compensation-stock issued for
   nonrecourse notes (unaudited)..............     2,469,162
 Net loss (unaudited).........................    (2,649,059)
                                                 -----------
Balance, March 31, 1997 (unaudited)...........   $ 1,637,089
                                                 ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      THREE MONTHS ENDED
                                                           MARCH 31,                    YEARS ENDED DECEMBER 31,
                                                   -------------------------   ------------------------------------------
                                                       1997          1996          1996           1995           1994
                                                   ------------   ----------   ------------   ------------   ------------
                                                          (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..............................  $ (2,649,059)  $ (785,622)  $ (8,200,152)  $  1,569,781   $    644,571
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation and amortization................     1,001,150      676,940      2,809,677      1,133,901        711,622
    Provision for doubtful accounts..............        86,614       68,737        555,765        194,572        105,381
    Deferred income taxes........................      (105,107)          --        546,754        (63,928)       261,197
    Gain (loss) on sale of assets................            --           --             --     (2,389,567)            --
    Noncash interest expense.....................            --           --        218,264        247,625        204,070
    Noncash compensation expense.................     2,469,162      272,644      5,431,880             --             --
    Interest expense financed through long-term
      borrowing..................................        54,228      108,440             --         75,971         41,198
    Extraordinary loss...........................            --           --      1,187,818             --             --
    Write-off of deferred acquisition costs......            --           --        104,182             --             --
    Other........................................            --           --             --             --          2,744
    Changes in assets and liabilities, net of
      affects of acquired businesses:
      Accounts receivable........................        16,902       30,517     (4,272,007)    (1,689,985)      (479,903)
      Refundable income taxes....................            --     (190,889)    (1,111,940)            --             --
      Prepaid expenses and other.................      (267,522)     (85,582)        18,744        159,791        (22,271)
      Accounts payable...........................      (329,605)    (222,807)     1,181,671        932,228         31,047
      Accrued liabilities........................      (178,555)     (28,352)      (760,928)     1,088,809        333,447
                                                   ------------   ----------   ------------   ------------   ------------
        Net cash provided by (used in) operating
          activities.............................        98,208     (155,974)    (2,290,272)     1,259,198      1,833,103
                                                   ------------   ----------   ------------   ------------   ------------
Cash flows from investing activities:
  Purchases of broadcasting properties...........   (14,735,669)          --    (24,118,028)   (20,217,242)    (9,205,860)
  Transfers to escrow accounts for broadcasting
    property acquisition.........................            --           --     (2,100,000)       (10,000)    (1,041,000)
  Purchases of property, equipment and
    intangibles..................................      (763,043)    (426,001)    (1,669,587)      (494,651)    (1,192,497)
  Payments for pending broadcasting property
    acquisitions.................................    (2,628,005)          --       (172,326)    (1,968,203)       (91,573)
  Proceeds from sale of broadcasting property....            --           --             --      3,650,000             --
  Increase in other assets.......................      (160,730)    (403,125)      (147,037)      (608,300)            --
                                                   ------------   ----------   ------------   ------------   ------------
        Net cash used in investing activities....   (18,287,447)    (829,126)   (28,206,978)   (19,648,396)   (11,530,930)
                                                   ------------   ----------   ------------   ------------   ------------
Cash flows from financing activities:
  Proceeds from term loan........................            --           --             --      6,000,000     12,708,415
  Proceeds from borrowings under revolving debt
    facility.....................................    22,300,000      800,000     23,647,309     30,145,561             --
  Repayment of term loan.........................            --           --     (6,000,000)   (17,500,000)      (770,750)
  Repayment of notes payable and debt assumed in
    acquisitions.................................       (14,301)          --     (7,158,327)            --             --
  Proceeds from issuance of common and preferred
    stocks, net..................................        16,973           --     24,862,932         31,103          2,000
  Payments for redemption of preferred stock.....      (811,014)          --             --             --             --
  Repayment of capital lease obligations.........       (20,113)      (7,285)       (52,338)       (83,595)       (30,624)
  Payment of financing costs.....................    (2,096,401)          --       (229,528)      (897,000)    (1,584,000)
                                                   ------------   ----------   ------------   ------------   ------------
        Net cash provided by financing
          activities.............................    19,375,144      792,715     35,070,048     17,696,069     10,325,041
                                                   ------------   ----------   ------------   ------------   ------------
Net increase (decrease) in cash..................     1,185,905     (192,385)     4,572,798       (693,129)       627,214
Cash and cash equivalents, at beginning of
  period.........................................     4,792,847      220,049        220,049        913,178        285,964
                                                   ------------   ----------   ------------   ------------   ------------
Cash and cash equivalents, at end of period......  $  5,978,752   $   27,664   $  4,792,847   $    220,049   $    913,178
                                                   ============   ==========   ============   ============   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (DATA WITH REGARD TO MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS
                  ENDED MARCH 31, 1997 AND 1996 ARE UNAUDITED)

1. BUSINESS AND ORGANIZATION:

     The consolidated financial statements and following notes, insofar as they are applicable to the three-month periods ended March 31, 1997 and 1996, and transactions subsequent to April 4, 1997, the date of the Report of Independent Accountants, are not covered by the Report of Independent Accountants. In the opinion of management, all adjustments, consisting of only normal recurring accruals considered necessary for a fair presentation of the unaudited consolidated results of operations for the three-month periods ended March 31, 1997 and 1996, have been included.

     The consolidated results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the entire year.

     GulfStar Communications, Inc. (the "Company") was incorporated as a Delaware corporation to own and operate radio stations. Effective April 18, 1994, the Company's stockholders contributed to the Company, their interests in GulfStar Broadcasting L.C., a Texas limited liability company wholly-owned by the Company's stockholders. For financial reporting purposes, this transaction was treated in a manner similar to a pooling-of-interests. Consequently, the historical cost and income statement data of the separate enterprises have been combined for presentation of the Company's consolidated financial statements for 1994.

     At December 31, 1996, the Company operated thirty radio stations that it owns and twelve radio stations that it manages under time brokerage agreements. From time to time, the Company enters into time brokerage agreements with radio stations which it intends to acquire. Under these agreements, the Company is responsible for fixed, monthly payments for the use of the owners' broadcast rights and for the operating expenses of the stations. The Company classifies the payments as interest expense to the extent interest is imputed based on the purchase price of the radio station. These payments are expensed as incurred. The radio stations are located in the following markets: Beaumont, Tyler, Texarkana, Waco, Lufkin, Victoria, Corpus Christi, Lubbock, Killeen, Bryan, Texas; Baton Rouge, Louisiana; and Fayetteville, Fort Smith, Arkansas. The Company extends credit to its customers in the ordinary course of business.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition

     Broadcasting operations derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when the programs and commercial announcements are broadcast.

  Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flow, the Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

  Risks and Uncertainties and Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for their broadcast licenses. The ultimate effect of this legislation on the competitive environment is currently undeterminable.

Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Equipment under capital lease obligations is recorded at the lower of cost or fair market value at the inception of the lease. Depreciation is determined using the straight-line method over the estimated useful lives of the various classes of assets, which range from three to twenty years. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases. Costs of ordinary repairs and maintenance are charged to operations as incurred; betterments which increase the value or materially extend the life of the related asset are capitalized. Upon sale or disposal, the asset cost and accumulated depreciation and amortization are removed and any gain or loss is recognized in earnings.

Intangible Assets

     FCC licenses represent the excess of cost over the fair values of the identifiable tangible and other intangible net assets acquired and is being amortized using the straight-line method over 40 years. Other intangible assets comprise amounts paid for agreements not to compete, favorable tower and facility leases and organization costs incurred in the incorporation of the Company. Other intangibles are being amortized using the straight-line method over their estimated useful lives ranging from three to 14 years.

     The Company evaluates intangible assets for potential impairment by analyzing the operating results, future cash flows on an undiscounted basis, trends and prospects of the Company's stations, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment.

  Deferred Station Acquisition Costs

     Costs incurred by the Company for acquisitions of radio stations expected to be consummated upon approval by the FCC are included as deferred station acquisition costs in the accompanying consolidated financial statements. Such costs are not being amortized and will be included as acquisition costs upon consummation of the transaction to acquire the station.

  Deferred Financing Costs

     Costs associated with obtaining debt financing are capitalized and amortized using the interest method over the term of the related debt.

  Stock subscriptions Receivable

     Stock subscriptions receivable represent promissory notes issued in connection with the purchase of capital stock. Capital stock issued in connection with such promissory notes is reported as issued and outstanding and included in capital stock and additional paid-in capital in the accompanying consolidated financial statements in the amount of the related promissory note plus accrued interest. The promissory notes and related accrued interest

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES receivable are classified as stock subscriptions receivable and included as a reduction of consolidated stockholders' equity.

  Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

  Advertising Costs

     The Company incurs various marketing and promotional costs to add and maintain listenership. These costs are expensed as incurred and totaled approximately $2,387,000, $575,000 and $345,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

  Concentration of Credit Risk

     As of December 31, 1996, the Company had cash deposits with financial institutions of $3,223,369 in excess of the amount insured by the Federal Deposit Insurance Corporation. Management believes that credit risk in these deposits is minimal.

     The Company's revenue and accounts receivable primarily relate to advertising of products and services within the radio stations' broadcast areas. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Credit losses have been within management's expectations and adequate allowances for any uncollectible trade receivables are maintained.

  Fair Value of Financial Instruments

     The carrying values of cash, receivables, payables, and accrued liabilities approximate the fair values of these instruments because of their short-term maturities. The carrying value of the Company's debt also approximates fair value as interest rates on the Company's existing debt approximates market. Redeemable preferred stock is not traded in the open market and as such, a market price is not readily available.

  Barter Transactions

     Barter transactions represent advertising time exchanged for promotional items, advertising, supplies, equipment, and services. Barter revenue is recorded at the fair value of the goods or services received and is recognized in income when the advertisements are broadcast. Goods or services are charged to expense when received or used. Advertising time owed and goods or services due the Company are included in accounts payable and accounts receivable, respectively.

  Financial Statement Presentation

     Certain prior year financial statement items of Capstar Radio have been reclassified to conform to the current year presentation.

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

3. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                         DEPRECIABLE                       DECEMBER 31,
                                            LIFE        MARCH 31,    -------------------------
                                           (YEARS)        1997          1996          1995
                                         -----------   -----------   -----------   -----------
Land...................................     --         $ 1,273,391   $ 1,203,022   $   358,958
Building and building improvements.....   5 to 20        3,185,731     2,128,101       994,998
Broadcast and other equipment..........   3 to 20       16,191,879    13,259,746     6,458,201
Equipment under capital lease
  obligations..........................   3 to 5           605,730       358,944       171,138
                                                       -----------   -----------   -----------
                                                        21,256,731    16,949,813     7,983,295
Less accumulated depreciation and
  amortization.........................                 (3,771,949)   (3,252,650)   (1,896,612)
                                                       -----------   -----------   -----------
                                                       $17,484,782   $13,697,163   $ 6,086,683
                                                       ===========   ===========   ===========

     Depreciation expense for the three-month periods ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 was $519,299, $370,549, $1,361,564, $580,336 and $393,871, respectively.

4. INTANGIBLE ASSETS:

     Intangible assets consist of the following:

                                                                    DECEMBER 31,
                                                 MARCH 31,    -------------------------
                                                   1997          1996          1995
                                                -----------   -----------   -----------
Noncompete agreements.........................  $ 2,735,000   $ 1,335,000   $ 1,085,000
FCC licenses..................................   78,972,867    61,052,844    32,499,190
Favorable tower and facility leases...........      406,817       406,817       406,817
Organization and start-up costs...............      360,718       360,718       360,718
                                                -----------   -----------   -----------
                                                 82,475,402    63,155,379    34,351,725
Less accumulated amortization.................   (3,267,546)   (2,785,695)   (1,303,689)
                                                -----------   -----------   -----------
                                                $79,207,856   $60,369,684   $33,048,036
                                                ===========   ===========   ===========

     The significant change in intangible assets between periods is due to acquisitions of broadcast properties.

     Amortization expense for intangible assets for the three-month periods ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 was $481,851, $306,391, $1,448,113, $553,565 and $317,751, respectively.

5. DISPOSITIONS OF BROADCASTING PROPERTIES:

     Effective June 1, 1992, the Company entered into a broadcast time brokerage agreement for a period of five years to lease the KLTN-FM station in Port Arthur, Texas, to another broadcasting company. Under the terms of the agreement, the time broker had the option to purchase the FCC license and broadcast facilities for a price which escalated from $3,375,000 to $4,500,000. On June 16, 1995, the time broker exercised the option to purchase the KLTN-FM station in Port Arthur, Texas, for cash in the amount of $3,650,000, resulting in a gain of $2,389,567. In connection with this transaction, the purchaser also assumed the Company's obligation for a tower lease. The Company recorded time brokerage revenues prior to the sale of the KLTN-FM station of approximately $275,000 and $630,000 for the years ended December 31, 1995 and 1994, respectively.

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

     In August 1996, the Company entered into an agreement to exchange KLTX-FM and $1.3 million in cash, including acquisition costs, for KCKR-FM. The exchange has been accounted for using the fair values of the assets exchanged plus the $1.3 million of additional cash, including acquisition costs, and was allocated to the net assets acquired based upon their estimated fair market values.

6. ACQUISITIONS OF BROADCASTING PROPERTIES:

     During the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, the Company acquired numerous broadcasting properties, all of which have been accounted for as purchases and, accordingly, the results of operations associated with the acquired properties have been included in the accompanying consolidated financial statements from the dates of acquisition.

     Acquisition activity during the periods is as follows:

                                                     DATE OF
               PROPERTY ACQUIRED                   ACQUISITION     PURCHASE OF        COST
               -----------------                  --------------   ------------    -----------
1997 (Unaudited):
  KNCN-FM.......................................  January 1997     Assets          $ 2,289,873
  KFYO-FM, KZII-FM..............................  February 1997    Assets            3,209,375
  KTRA-FM, KDAG-FM, KCQL-AM, KKFG-FM............  March 1997       Assets            5,407,469
  KKIX-FM, KKZQ-FM..............................  March 1997       Assets           11,478,952
                                                                                   -----------
                                                                                   $22,385,669
                                                                                   ===========

     Unaudited proforma results of the Company for the aforementioned acquisitions which were completed during the three months ended March 31, 1997, which were accounted for using the purchase method of accounting, and the aforementioned disposition as if they were purchased or sold on January 1, 1996 are as follows:

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
Net revenue.................................................     $11,364       $9,118
                                                                 =======       ======
Operating income (loss).....................................     $  (845)      $  551
                                                                 =======       ======
Net loss....................................................     $(2,553)      $ (105)
                                                                 =======       ======

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                     DATE OF
               PROPERTY ACQUIRED                   ACQUISITION     PURCHASE OF        COST
               -----------------                  --------------   ------------    -----------
1996:
  KKAM-AM, KFMX-FM, KRLB-FM, KBRQ-FM,
     KIIZ-FM, KLTX-FM, WTAW-AM, KTSR-FM.........  April 1996       Common stock    $ 1,064,581
  WACO-AM, WACO-FM..............................  July 1996        Assets            4,037,165
  KRYS-AM, KRYS-FM, KMXR-FM.....................  July 1996        Assets            6,305,256
  KLUB-FM.......................................  July 1996        Assets              315,399
  KAFX-FM.......................................  August 1996      Assets              728,243
  KTYL-FM.......................................  August 1996      Assets            2,061,477
  KISX-FM.......................................  September 1996   Assets            1,551,393
  KCKR-FM.......................................  September 1996   Assets            1,812,164
  KWTX-AM, KWTX-FM..............................  November 1996    Assets            4,171,647
  KEZA-FM.......................................  December 1996    Assets            6,384,402
                                                                                   -----------
                                                                                   $28,431,727
                                                                                   ===========
1995:
  WJBO-AM, WLSS-FM..............................  November 1995    Common stock    $ 8,025,288
  WYNK-AM, WYNK-FM..............................  November 1995    Assets           11,908,067
  KKMY-FM.......................................  November 1995    Assets            1,586,167
                                                                                   -----------
                                                                                   $21,519,522
                                                                                   ===========
1994:
  KNUE-FM, KKYR-FM..............................  September 1994   Common stock    $ 9,843,679
                                                                                   ===========

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

     The acquisitions are summarized in the aggregate by period as follows:

                                      1997          1996          1995          1994
                                   -----------   -----------   -----------   -----------
                                   (UNAUDITED)
Consideration:
  Cash and notes.................  $21,350,000   $25,639,099   $19,628,631   $ 9,361,000
  Common stock (2,325 shares)....           --       276,384            --            --
  Preferred stock (7,500
     shares).....................           --            --       750,000            --
  Acquisition costs..............    1,035,669     2,045,938     1,140,891       482,679
  Exchange of assets.............           --       470,306            --            --
                                   -----------   -----------   -----------   -----------
          Total..................  $22,385,669   $28,431,727   $21,519,522   $ 9,843,679
                                   ===========   ===========   ===========   ===========
Assets acquired and liabilities
  assumed:
  Cash...........................  $        --   $    45,104   $        --   $   637,819
  Accounts receivable............           --     1,059,713        28,297       745,521
  Prepaid expenses and other.....           --        54,691       152,296        33,197
  Property and equipment.........    3,065,646     7,127,228     3,352,602       817,098
  Intangible assets..............   19,320,023    29,144,077    21,088,284     9,224,333
  Other assets...................           --       121,703            --            --
  Accounts payable...............           --      (109,147)           --            --
  Accrued liabilities............           --      (881,607)     (249,692)     (205,723)
  Long-term debt.................           --    (6,695,064)           --            --
  Capital lease obligations......           --       (32,559)      (44,321)           --
  Deferred income taxes..........           --    (1,402,412)   (2,807,944)   (1,408,566)
                                   -----------   -----------   -----------   -----------
          Total acquisition......  $22,385,669   $28,431,727   $21,519,522   $ 9,843,679
                                   ===========   ===========   ===========   ===========

     The following summarizes the unaudited consolidated pro forma data for the years ended December 31, 1996 and 1995, as though these acquisitions had occurred as of the beginning of 1995:

                                          YEAR ENDED                  YEAR ENDED
                                       DECEMBER 31, 1996           DECEMBER 31, 1995
                                   -------------------------   -------------------------
                                   HISTORICAL     PRO FORMA    HISTORICAL     PRO FORMA
                                   -----------   -----------   -----------   -----------
                                                 (UNAUDITED)                 (UNAUDITED)
Net revenues.....................  $32,562,951   $38,918,951   $15,796,585   $34,363,585
Income (loss) before
  extraordinary
  loss...........................  $(7,012,334)  $(7,936,252)  $ 1,569,781   $  (208,043)
Net income (loss)................  $(8,200,152)  $(9,124,070)  $ 1,569,781   $  (208,043)

     For purposes of the pro forma disclosures, dividends on preferred stock, used to finance certain of the acquisitions, have been included in the pro forma amounts as interest expense.

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

7. LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                     DECEMBER 31,
                                                  MARCH 31,    -------------------------
                                                    1997          1996          1995
                                                 -----------   -----------   -----------
Term loan from a bank, bearing variable
     interest as indicated below, interest
     payments are due quarterly on prime rate
     based loans or at the earlier of the
     expiration of the applicable London
     Interbank Offered Rate (LIBOR) period, or
     in the case of a six-month LIBOR rate,
     quarterly, principal due September 30,
     1997, collateralized by substantially all
     assets of the Company and common stock of
     one of the Company's subsidiaries.........  $        --   $        --   $ 6,000,000
Reducing revolver loan from a bank expiring
     December 31, 1996, bearing variable
     interest as indicated below (8.7% at
     December 31, 1996), interest payments are
     due quarterly on prime rate based loans or
     at the earlier of the expiration of the
     applicable LIBOR period, or in the case of
     a six-month LIBOR rate, quarterly,
     collateralized by substantially all assets
     of the Company and common stock of one of
     the Company's subsidiaries................   76,093,620    53,793,620    30,146,311
Note payable in connection with acquisition,
     9.5%, principal and interest payable at
     date of closing...........................    5,820,666            --            --
Note payable to a stockholder, bearing interest
     at 6.87%, interest accretes into the note
     quarterly, principal and interest due
     January 1, 2002, collateralized by certain
     assets of the Company.....................           --            --     1,153,729
Note payable, 8%, principal and interest
     payable monthly through November 2008,
     collateralized by certain assets of the
     Company...................................      570,667       573,325            --
Other notes payable at various interest
     rates.....................................       74,832       117,141            --
                                                 -----------   -----------   -----------
                                                  82,559,785    54,484,086    37,300,040
Less current portion, as adjusted for
     refinancing subsequent to December 31,
     1996......................................     (213,683)      (90,667)   (2,107,390)
                                                 -----------   -----------   -----------
                                                 $82,346,102   $54,393,419   $35,192,650
                                                 ===========   ===========   ===========

     Interest on the term loan and reducing revolver loan is calculated at the Company's option of (1) the bank's prime rate plus a margin of 2% or (2) a one, two, three, or six-month LIBOR rate plus a margin of 3.25%.

     During 1996, the Company significantly modified the terms of its existing reducing revolver loan and accelerated the maturity date from March 31, 2003 to December 31, 1996. In connection with this modification, the Company recognized an extraordinary charge in 1996 relating to the write off of approximately $1,895,000 of unamortized deferred financing costs.

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

     Subsequent to December 31, 1996, the Company entered into a financing agreement with a syndicate of banks that permits the Company to borrow at any time through March 31, 1998 up to $100,000,000 at variable rates (depending on the Company's leverage ratio) ranging from the lesser of the bank's prime rate plus .25% or LIBOR plus 1.5% to the lesser of the bank's prime rate plus 1.625% or LIBOR plus 2.875%. The Company must pay an annual commitment fee of one-half percent of the unused commitment. Borrowings under the financing agreement mature ratably on a quarterly basis beginning June 30, 1998 and finishing June 30, 2004. Among other things, the agreement limits the level of capital expenditures and operating leases and places the maintenance of certain leverage ratios based on pro forma operating cash flow. In January 1997, the Company borrowed amounts under the agreement sufficient to replace the reducing revolver loan, and accordingly, amounts outstanding under the reducing revolver loan at December 31, 1996 have been classified as long-term in the accompanying consolidated financial statements.

     Scheduled debt maturities for each of the next five calendar years and thereafter are as follows:

1997........................................................  $    90,667
1998........................................................       79,733
1999........................................................       43,267
2000........................................................       38,745
2001........................................................    6,334,709
Thereafter..................................................   47,896,965
                                                              -----------
                                                              $54,484,086
                                                              ===========

     The reducing revolver loan contains certain covenants, including, among others, limitations on the incurrence of additional debt, requirements to maintain certain financial ratios, and restrictions on the payment of dividends.

8. REDEEMABLE PREFERRED STOCKS:

     The Company has authorized 507,500 shares of $.01 par value per share preferred stock. During 1995, 7,500 shares were designated 6% redeemable convertible preferred shares and issued in connection with the acquisition of broadcast properties. During 1996, 500,000 shares were designated 12% redeemable preferred shares and issued for cash. The relevant preferences and terms of each designation are described below.

  6% Redeemable Convertible Preferred Stock

     Holders of the Company's 6% redeemable convertible preferred stock are entitled to receive annual cumulative dividends on October 31 of each year equal to 6% of the liquidation value of $100 per share prior and in preference to any dividend on common stock. Dividends are payable when and as declared by the Company. Interest accrues on unpaid dividends at a rate of 5% per annum. Holders are also entitled to a liquidation preference of $100 per share plus unpaid dividends and interest. Holders may convert their shares into common shares of the Company at any time. The conversion ratio is calculated by dividing the liquidation value of $100 per share by the then fair market value per share of the Company's common stock. The Company may at its option convert the preferred shares to common shares upon the occurrence of certain events. Preferences of the 6% redeemable convertible preferred stock are subordinate to those of the Company's 12% redeemable preferred shares.

     The Company may at its option any time after October 31, 1999, redeem the 6% redeemable convertible preferred shares for $100 per share. The Company has also entered into a Put Rights Agreement whereby the Company has agreed to redeem the shares at any time through October 31, 1999 upon notice of the current holders at a rate of $100 per share plus unpaid dividends and accrued interest.

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

     The liquidation preference of the 6% redeemable convertible preferred shares at December 31, 1996 amounted to $802,500 including accrued dividends.

     Subsequent to December 31, 1996, the Company redeemed its 6% redeemable convertible preferred stock for its then liquidation preference of $811,013.

  12% Redeemable Preferred Stock

     Holders of the Company's 12% redeemable preferred stock are entitled to receive quarterly cumulative dividends equal to 12% of the liquidation value of $50 per share per annum prior and in preference to any dividend on common stock or other preferred shares. Dividends are payable when and as declared by the Company. No interest accrues with respect to unpaid dividends. Any dividends due on or before July 31, 2001 which are not declared and paid shall be added to the liquidation preference and shall be deemed paid and not accumulate. Holders are also entitled to a liquidation preference of $50 per share plus unpaid dividends. Preferences of the 12% redeemable preferred stock are senior to those of any other shares of capital stock of the Company.

     The Company is required to redeem the preferred shares on July 31, 2006, at the then liquidation preference of $50 per share plus unpaid dividends. The Company may at its option redeem the preferred shares at any time at $50 per share plus (1) a 6% premium through July 31, 1998; (2) a 4% premium through July 31, 2000, and (3) no premium thereafter, in all cases plus unpaid dividends.

     The liquidation preference of the 12% redeemable preferred shares at December 31, 1996 amounted to $26,250,000 including accrued dividends.

     The preferred stock agreement contains certain restrictions which limit the incurrence of additional debt, prohibit certain transactions and restrict certain payments under certain conditions.

     In connection with issuance of the 12% redeemable preferred shares, the Company granted, to the holders of the preferred shares, warrants for the purchase of 8,098 shares of the Company's common stock at a rate of $.01 per share. Such warrants may be exercised at any time during the earlier to occur of
(1) the period beginning on January 31, 2003 and ending on July 31, 2003 or (2) in the event of a sale of the Company or initial public offering of the Company's capital stock.

     Of the proceeds received from issuance of the preferred shares, $4,009,827 was assigned to the warrants and credited to additional paid-in capital in the accompanying consolidated financial statements. Such value is being accreted to redeemable preferred stock using the interest method over the period from issuance to mandatory redemption.

9. COMMON STOCK

     The Common Stock has one vote per share; the Class A and Class B Common Stock have no voting rights; and the Class C Common Stock has ten votes per share. The Common Stock may be converted at any time into shares of Class B Common Stock. The Class B and Class C Common Stock may be converted at any time into shares of Common Stock. The Class A Common Stock may be converted at any time into shares of Common Stock or Class C Common Stock. The Company is required to reserve and keep available out of its authorized but unissued Common Stock such number of shares that will be deliverable upon the conversion of all the then outstanding shares of Class A, Class B, Class C or Preferred Stock, and issue additional shares of Common Stock as may be necessary upon such conversion.

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

     Stock subscriptions receivable consisted of the following:

                                                                    DECEMBER 31,
                                                               ----------------------
                                                                  1996         1995
                                                               ----------    --------
Promissory notes bearing interest at 9% per annum,
  compounded annually; principal and accrued interest due
  December 30, 2004, with accelerated payments required
  under certain conditions; collateralized by certain
  shares of stock of the Company...........................    $  277,023    $277,023
Promissory notes bearing interest at 9% per annum,
  compounded annually; principal and accrued interest due
  September 29, 2000, with accelerated payments required
  under certain conditions; collateralized by certain
  shares of stock of the Company...........................        31,103      31,103
Promissory notes bearing interest at 9% per annum,
  compounded annually; principal and accrued interest due
  April 16, 2006, with accelerated payments required under
  certain conditions; collateralized by certain shares of
  the Company..............................................       297,190          --
Promissory notes bearing interest at 7.6% per annum,
  compounded annually; principal and accrued interest due
  October 15, 2006, with accelerated payments required
  under certain conditions; collateralized by certain
  shares of the Company....................................     1,390,385          --
Accrued interest receivable related to these promissory
  notes....................................................        94,323      25,399
                                                               ----------    --------
Total stock subscriptions receivable.......................    $2,090,024    $333,525
                                                               ==========    ========

In connection with these notes, the Company has issued 7,134, 1,101 and 5,131 shares of common stock in 1996, 1995 and 1994, respectively, for prices ranging from $28 to $309 per share. In each case, the Company received recourse and nonrecourse notes for 25% and 75% of the purchase price, respectively.

     The Company has applied Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for the stock issued. The compensation cost that has been charged against income for its stock plan was approximately $5,432,000 for 1996. For certain of the sales to employees during 1996, compensation expense is considered unearned until the Company's rights to repurchase the shares expire in accordance with the terms of underlying securities purchase agreement. Such rights expire five years from the date of the sale. Unearned compensation totaled $1,518,000 at December 31, 1996. Had compensation cost for the Company's stock awards been determined based on the fair value at the grant dates for awards under those plans using Statement of Financial Accounting Statements ("SFAS") No. 123, "Accounting for Stock-Based Compensation", the Company's net loss would have been reduced to the pro forma amounts indicated below:

Net loss -- as reported.....................................  $8,200,152
Net loss -- pro forma.......................................  $3,065,072

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

10. INCOME TAXES:

     All of the Company's revenues were generated in the United States. The components of the provision (benefit) for income taxes are as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                     -----------------------------------
                                                        1996          1995        1994
                                                     -----------   ----------   --------
Current:
  Federal..........................................  $(1,111,940)  $  998,605   $189,746
  State............................................      242,856       97,799     18,583
Deferred:
  Federal..........................................      502,889      (58,226)   237,898
  State............................................       43,865       (5,702)    23,299
                                                     -----------   ----------   --------
Total provision (benefit)..........................  $  (322,330)  $1,032,476   $469,526
                                                     ===========   ==========   ========

     $707,535 of benefit for income taxes was allocated to an extraordinary item, loss on early extinguishment of debt, in the consolidated statement of operations for the year ended December 31, 1996. For purposes of the foregoing components of provision (benefit) for income taxes, such intra-period allocation is treated to have affected the deferred components.

     Income tax expense (benefit) differs from the amount computed by applying the federal statutory income tax rate of 34% to income (loss) before income taxes and extraordinary items for the following reasons:

                                                          YEARS ENDED DECEMBER 31,
                                                     -----------------------------------
                                                        1996          1995        1994
                                                     -----------   ----------   --------
U.S. federal income tax at statutory rate..........  $(2,493,785)  $  884,767   $378,793
State income taxes, net of federal benefit.........      189,236       60,784     27,642
Nondeductible compensation expense.................    1,846,839           --         --
Other items, primarily nondeductible expenses and
  deferred tax adjustments.........................      135,380       86,925     63,091
                                                     -----------   ----------   --------
                                                     $  (322,330)  $1,032,476   $469,526
                                                     ===========   ==========   ========

     The net deferred tax liability consists of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------   ----------
Deferred tax liabilities:
  Property and equipment and intangible basis differences
     and related depreciation and amortization..............  $6,727,822   $4,629,610
                                                              ----------   ----------
          Total deferred tax liabilities....................   6,727,822    4,629,610
                                                              ----------   ----------
Deferred tax assets:
  Miscellaneous.............................................     181,750      168,958
  Net operating loss carryforwards..........................   1,293,977           --
                                                              ----------   ----------
          Total deferred tax assets.........................   1,475,727      168,958
  Valuation allowance for deferred tax assets...............    (450,188)          --
                                                              ----------   ----------
          Net deferred tax assets...........................   1,025,539      168,958
                                                              ----------   ----------
          Net deferred tax liabilities......................  $5,702,283   $4,460,652
                                                              ==========   ==========

     The Company has net operating loss carryforwards for U.S. tax purposes of $2,205,000, which expire in 2011. Additionally, the Company acquired approximately $1,200,000 of net operating loss carryforwards in

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES connection with the acquisition of certain subsidiaries. Such net operating loss carryforwards expire in 2009 and 2010. The acquired net operating loss carryforwards are SRLY to the acquired subsidiaries which generated the losses. Due to the level of uncertainty regarding the ability of these subsidiaries to generate sufficient taxable income to fully utilize these carryforwards, a valuation allowance has been recorded related to such carryforwards. To the extent such carryforwards are realized in the future, the recognized benefits will be allocated to reduce intangible assets related to the acquired subsidiaries. Management believes that it is more likely than not that the Company will generate taxable income sufficient to realize the tax benefit associated with future deductible temporary differences and the non-SRLY NOL carryforwards prior to their expiration.

11. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

                                                          YEARS ENDED DECEMBER 31,
                                                    ------------------------------------
                                                       1996         1995         1994
                                                    ----------   ----------   ----------
Cash paid during the period for:
  Interest........................................  $4,862,693   $1,394,317   $  643,835
  Income taxes....................................  $  998,989   $  199,782   $   56,751
Noncash investing and financing activities:
  Liabilities assumed in connection with
     acquisition of broadcasting properties.......  $9,120,789   $3,101,957   $1,614,289
  Issuance of capital stock in connection with
     broadcasting property acquisitions...........  $  276,384   $  750,000   $       --
  Note receivable taken in connection with
     broadcasting property acquisition............  $       --   $       --   $  100,000
  Financed property and equipment purchases.......  $   88,812   $       --   $  110,669
  Book value of assets exchanged in connection
     with broadcast property acquisition..........  $  470,306   $       --   $       --
  Dividends and accretion on preferred stock......  $1,350,115   $    7,500   $       --
  Notes receivable and accrued interest taken in
     connection with subscribed stock.............  $1,744,999   $  333,525   $       --

12. EMPLOYEE BENEFIT PLAN:

     The Company has a 401(k) Savings Plan (the "Plan"), whereby substantially all employees with three months of service may contribute a percentage of their compensation on a tax deferred basis. The Company matches employee contributions at a rate of 50%, to an annual maximum of $200 per employee. Company expense under the Plan was $22,283 and $12,528 for the years ended December 31, 1996 and 1995, respectively. No contributions under the Plan were made for the year ended December 31, 1994.

13. COMMITMENTS:

     The Company has acquired, under long-term capital lease obligations, broadcast and other equipment with capitalized cost of $358,944 and $270,132 at December 31, 1996 and 1995, respectively. The leases are noncancelable, with options to purchase the equipment at the expiration of the lease. The capital lease obligations bear interest at 9.4% to 15.2% with principal and interest due in monthly installments through 2002.

     The Company leases real property, office space, broadcasting equipment and office equipment under various noncancelable operating leases. Certain of the Company's leases contain escalation clauses, renewal options and/or purchase options.

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

     Future minimum payments under capital and noncancelable operating lease agreements are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASES      LEASES
                                                              --------   ----------
1997........................................................  $107,132   $1,214,870
1998........................................................   102,147      916,530
1999........................................................    79,064      747,625
2000........................................................     5,633      539,494
2001........................................................     5,633      292,241
Thereafter..................................................       469    1,101,400
                                                              --------   ----------
Total minimum lease payments................................   300,078   $4,812,160
                                                                         ==========
Less amounts representing interest..........................   (52,027)
                                                              --------
Present value of future minimum lease payments, included as
  current ($79,594) and noncurrent ($168,457) capital lease
  obligations...............................................  $248,051
                                                              ========

     Rent expense was approximately $500,000, $290,000 and $216,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

14. CONTINGENCIES:

     The Company is subject to various legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material impact on the consolidated financial position or results of operations or cash flows of the Company.

     The Company is partially self-insured for employee medical insurance risks, subject to specific retention levels. Self-insurance costs are accrued based upon the aggregate of the estimated liability for reported claims and estimated liabilities for claims incurred but not reported.

15. RELATED PARTY TRANSACTIONS:

     On April 16, 1996, the Company acquired all of the outstanding capital stock of Sonance Communications, Inc. ("Sonance") in exchange for 542 shares of the Company's Class C Common Stock, 1,626 shares of the Company's Class A Common Stock and approximately $619,000 of cash. Total consideration for the acquisition, including acquisition costs, was approximately $1,065,000. The primary assets of Sonance include broadcasting properties KKAM-AM, KFMX-FM, KIIZ-FM, KLTX-FM, WTAW-AM and KTSR-FM. Liabilities of Sonance assumed by the Company in connection with the acquisition approximated $7,627,000. The controlling stockholder of the Company is a family member of the controlling stockholder of Sonance. The majority stockholder of the Company, who is a family member of both the controlling stockholder of the Company and the controlling stockholder of Sonance was also the majority stockholder of Sonance.

     The Company disbursed $178,500 and $132,624 to an affiliated entity during the years ended December 31, 1995 and 1994, respectively, related to services rendered in connection with the acquisition of various radio stations and for certain administrative expenses.

     Broker fees of $125,000 and consulting fees of $60,000 were disbursed to affiliated entities in connection with the disposal of KLTN-FM on June 16, 1995.

     As of December 31, 1996, the Company had made advances to an affiliated company in the amount of approximately $277,000 which is included in accounts receivable.

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

     The Company recorded a charge of approximately $771,000 during 1996 in connection with the write-off of a receivable from an entity owned by a family member of the controlling stockholder of the Company. The charge is included in other expense in the accompanying consolidated statement of operations.

16. SUBSEQUENT EVENTS:

     As more fully described in Note 7, the Company's borrowing facility was refinanced subsequent to December 31, 1996.

     Subsequent to December 31, 1996, the Company acquired several broadcast properties (KNCN, KZII, KFYO, KKIX, KKZQ, KTRA, KDAG, KCQL, KKFG) for aggregate consideration of approximately $22,000,000. The Company previously operated five of these stations under time brokerage agreements during 1996.

     Subsequent to December 31, 1996, the Company entered into other agreements for acquisition of three additional broadcast properties for aggregate consideration of approximately $13.7 million. The Company currently operates all of these broadcast properties under time brokerage agreements.

     Subsequent to December 31, 1996, the Company reached an agreement to dispose of two of its broadcast properties (WTAW-AM and KTSR-FM), previously acquired through the acquisition of Sonance (Note 15), in exchange for 1,000 shares of the Company's Class C Common Stock. The stockholder to receive the broadcast properties is a family member of the majority stockholder of the Company. The related aggregate net assets of the broadcast properties approximated $800,000 at December 31, 1996. The Company recorded revenues related to these broadcast properties of approximately $1,703,000 during 1996.

     On February 24, 1997, Thomas O. Hicks converted the 39,033 shares of Class A Nonvoting Common Stock of GulfStar held by him to 39,033 shares of Class C Voting Common Stock of GulfStar.

     On March 4, 1997, GulfStar repurchased the 7,500 shares of GulfStar Convertible Preferred Stock for an amount equal to the initial liquidation or redemption value of $100 per share, plus dividends accrued to the date of purchase in the amount of $8.135 per share, or an aggregate of $811,013. As a result of this repurchase the 7,500 shares were retired and are no longer authorized, resulting in only 500,000 authorized preferred shares, consisting of 500,000 outstanding shares of 12% Redeemable Preferred Stock.

17. SUBSEQUENT EVENTS (UNAUDITED):

  Transactions (Unaudited)

     On July 8, 1997, the Company entered into an agreement with Capstar Broadcasting Corporation ("Capstar Broadcasting") whereby Capstar Broadcasting acquired the Company through a merger (the "GulfStar Merger"). Capstar Broadcasting then contributed the surviving entity in the GulfStar Merger through Capstar Broadcasting Partners, Inc. to Capstar Radio Broadcasting Partners, Inc. In conjunction with the GulfStar Merger, Capstar Broadcasting paid the outstanding balance of the Company's financing agreement.

     On July 3, 1997, the Company acquired KIOC in Beaumont, Texas for aggregate consideration of approximately $2,700,000. The Company previously operated this station under a time brokerage agreement during 1996.

     On August 1, 1997, the Company acquired WBIU and KRVE in Baton Rouge, Louisiana for aggregate consideration of approximately $7,300,000. The Company previously operated these stations under time brokerage agreements during 1996.

     Subsequent to March 31, 1997, the Company entered into various Local Marketing Agreements ("LMA's") and contracts, pending FCC approval. While each agreement is unique in its terms and conditions, generally under an LMA the brokering station purchases substantially all of the commercial time available on the brokered

                 GULFSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES station and provides promotional and sales related services. The brokering station may also provide programming. The brokering station pays a fee to the brokered station for the services provided based upon a flat monthly amount and/or an amount contingent on the net revenue or profit as calculated in the agreement. The Company currently has LMA's or contracts pending FCC approval with KZBB-FM in Ft. Smith, Arkansas; KLAW-FM and KZCD-FM in Lawton, Oklahoma; KKCL-FM in Lubbock, Texas; KJEM-FM in Fayetteville, Arkansas; and KKTX-FM/AM in Longview, Texas. The Company provided programming to and sold advertising time on various stations that were under contract to purchase under LMA's.

     Subsequent to March 31, 1997, the Company acquired several broadcast properties (KIOC, KWHN, KMAG, KLLI, KYGL) for aggregate consideration of approximately $10.0 million. The Company previously operated all of these stations under time brokerage agreements.

  Recent Pronouncements

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Benchmark Communications
Radio Limited Partnership:

     We have audited the accompanying combined balance sheets of Benchmark Communications Radio Limited Partnership (as identified in Note 1) (collectively "Benchmark") as of December 31, 1996 and 1995 and the related combined statements of operations, changes in partners' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Benchmark's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Benchmark as of December 31, 1996 and 1995 and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 8, 1997

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                         AS OF DECEMBER 31,
                                                       MARCH 31,     --------------------------
                                                         1997           1996           1995
                                                      -----------    -----------    -----------
                                                      (UNAUDITED)
Current assets:
  Cash..............................................  $ 4,020,802    $11,029,177    $   825,403
  Escrow deposit....................................      330,393        150,000             --
  Accounts receivable, net of allowance for doubtful
     accounts of $323,369, $324,719 and $280,366,
     respectively...................................    4,563,340      4,731,405      4,016,421
  Due from related entities.........................      545,921         23,753         10,884
  Prepaid expenses and other current assets.........      355,514        244,784        354,211
                                                      -----------    -----------    -----------
          Total current assets......................    9,815,970     16,179,119      5,206,919
Property and equipment, net.........................   14,055,253     13,721,546     14,156,177
Investment in limited partnership...................       66,331         66,331         82,721
Intangible assets, net..............................   46,041,437     43,788,173     30,204,762
Deferred acquisition costs..........................      113,014        375,882             --
                                                      -----------    -----------    -----------
          Total assets..............................  $70,092,005    $74,131,051    $49,650,579
                                                      ===========    ===========    ===========

                               LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable and accrued expenses.............  $ 2,491,703    $ 2,900,204    $ 1,645,018
  Due to related entities...........................    1,564,493      2,865,164         65,345
  Current portion of long-term debt.................   14,223,007     14,219,155     12,846,733
  Obligations under capital leases, current
     portion........................................       55,868         78,984        114,451
                                                      -----------    -----------    -----------
          Total current liabilities.................   18,335,071     20,063,507     14,671,547
Long-term debt......................................   29,849,426     29,841,341     14,127,693
Obligations under capital leases, net of current
  portion...........................................       55,750         78,820        220,058
                                                      -----------    -----------    -----------
  Total liabilities.................................   48,240,247     49,983,668     29,019,298
                                                      -----------    -----------    -----------
Commitments (Note 8)
Partners' capital...................................   21,851,758     24,147,383     20,631,281
                                                      -----------    -----------    -----------
          Total liabilities and partners' capital...  $70,092,005    $74,131,051    $49,650,579
                                                      ===========    ===========    ===========

     The accompanying notes are an integral part of the combined financial statements.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

                       COMBINED STATEMENTS OF OPERATIONS

                                     THREE MONTHS ENDED
                                          MARCH 31,                   YEAR ENDED DECEMBER 31,
                                  -------------------------   ---------------------------------------
                                     1997          1996          1996          1995          1994
                                  -----------   -----------   -----------   -----------   -----------
                                         (UNAUDITED)
Gross broadcast revenue.........  $ 6,999,900   $ 6,760,055   $29,697,028   $25,198,304   $17,621,955
Less agency commissions.........      555,850       542,832     2,441,800     2,051,455     1,449,843
                                  -----------   -----------   -----------   -----------   -----------
  Net revenue...................    6,444,050     6,217,223    27,255,228    23,146,849    16,172,112
                                  -----------   -----------   -----------   -----------   -----------
Operating expenses:
  Programming, technical and
     news.......................    1,400,341     1,523,647     6,760,363     5,210,641     3,804,695
  Sales and promotion...........    2,423,220     2,104,382     9,233,843     8,245,763     5,787,235
  General and administrative....    1,514,043     1,336,624     5,257,968     4,823,394     3,383,768
  Depreciation and
     amortization...............    1,336,402     1,329,982     5,320,258     5,005,245     4,149,542
  Corporate expenses............      265,076       818,671     1,513,438     1,271,455       569,480
                                  -----------   -----------   -----------   -----------   -----------
                                    6,939,082     7,113,306    28,085,870    24,556,498    17,694,720
                                  -----------   -----------   -----------   -----------   -----------
          Loss from
            operations..........     (495,032)     (896,083)     (830,642)   (1,409,649)   (1,522,608)
Other income (expense):
  Interest expense..............     (936,552)     (646,212)   (3,384,388)   (2,519,578)   (1,799,169)
  Gain on sale of broadcasting
     properties (Note 6b).......           --            --     9,612,496            --     1,437,817
  Other, net....................       60,660        58,092       678,636      (414,561)       96,920
                                  -----------   -----------   -----------   -----------   -----------
  Net income (loss).............  $(1,370,924)  $(1,484,203)  $ 6,076,102   $(4,343,788)  $(1,787,040)
                                  ===========   ===========   ===========   ===========   ===========

     The accompanying notes are an integral part of the combined financial statements.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

                         COMBINED STATEMENTS OF CHANGES
                         IN PARTNERS' EQUITY (DEFICIT)

                                                         GENERAL        LIMITED
                                                         PARTNER       PARTNERS         TOTAL
                                                       -----------    -----------    -----------
Balance, January 1, 1994.............................  $(1,879,470)   $13,165,680    $11,286,210
  Capital contributions from partners................      (48,191)     9,163,878      9,115,687
  Capital distributions to partners..................     (255,000)            --       (255,000)
  Net income (loss)..................................      233,554     (2,020,594)    (1,787,040)
                                                       -----------    -----------    -----------
Balance, December 31, 1994...........................   (1,949,107)    20,308,964     18,359,857
  Capital contributions from partners................      961,516      6,253,441      7,214,957
  Capital distributions to partners..................     (599,745)            --       (599,745)
  Net income (loss)..................................     (300,171)    (4,043,617)    (4,343,788)
                                                       -----------    -----------    -----------
Balance, December 31, 1995...........................   (1,887,507)    22,518,788     20,631,281
  Capital contributions from partners................      800,000             --        800,000
  Capital distributions to partners..................   (1,260,000)    (2,100,000)    (3,360,000)
  Net income (loss)..................................    2,137,845      3,938,257      6,076,102
                                                       -----------    -----------    -----------
Balance, December 31, 1996...........................     (209,662)    24,357,045     24,147,383
  Capital distributions to partners (unaudited)......      (83,542)      (841,159)      (924,701)
  Net income (loss) (unaudited)......................     (199,087)    (1,171,837)    (1,370,924)
                                                       -----------    -----------    -----------
Balance, March 31, 1997 (unaudited)..................  $  (492,291)   $22,344,049    $$21,851,758
                                                       ===========    ===========    ===========

     The accompanying notes are an integral part of the combined financial statements.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,                    YEAR ENDED DECEMBER 31,
                                                           -------------------------   -----------------------------------------
                                                              1997          1996           1996           1995          1994
                                                           -----------   -----------   ------------   ------------   -----------
                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)......................................  $(1,370,924)  $(1,484,203)  $  6,076,102   $ (4,343,788)  $(1,787,040)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization........................    1,336,402     1,329,982      5,320,258      5,005,245     4,149,542
    Provision for doubtful accounts......................       77,504            --        332,487        280,760       342,038
    Loss from investment in limited partnership..........           --            --         16,490          7,381         7,914
    Gain on sale of broadcast properties and equipment...           --            --     (9,612,496)        (4,766)   (1,437,817)
    Change in barter receivable/payable, net.............     (105,399)     (188,863)       (83,433)       197,335        35,795
    Changes in assets and liabilities, net of the effects
      of acquired broadcasting properties:
      Accounts receivable................................       89,572       (62,959)      (996,735)    (1,528,818)     (569,941)
      Due from/due to related entities, net..............   (1,822,839)     (417,397)     2,786,950       (332,505)      167,622
      Prepaid expenses and other current assets..........     (110,730)     (128,012)      (109,427)      (277,703)       42,261
      Accounts payable and accrued expenses..............     (302,113)      456,846      1,375,292        635,184      (227,408)
                                                           -----------   -----------   ------------   ------------   -----------
        Net cash flows provided by (used in) operating
          activities.....................................   (2,208,527)     (494,606)     5,105,488       (361,675)      722,966
                                                           -----------   -----------   ------------   ------------   -----------
Cash flows from investing activities:
  Purchases of property and equipment....................      (69,617)      (82,618)    (1,133,074)    (1,140,417)     (542,749)
  Purchases of broadcasting properties...................   (3,771,281)   (7,754,829)   (22,225,278)   (16,535,198)   (5,189,233)
  Net proceeds from sales of broadcasting properties.....           --            --     14,123,152             --     4,866,629
  Capital contribution to limited partnerships...........           --            --             --             --     3,900,000
                                                           -----------   -----------   ------------   ------------   -----------
        Net cash flows provided by (used in) investing
          activities.....................................   (3,840,898)   (7,837,447)    (9,235,200)   (17,675,615)    3,034,647
                                                           -----------   -----------   ------------   ------------   -----------
Cash flows from financing activities:
  Repayments of notes payable and capital leases.........      (34,249)     (122,006)    (6,903,389)    (9,341,629)   (5,363,989)
  Proceeds from borrowing under notes payable and
    promissory notes.....................................           --     8,022,516     23,846,875     15,652,627     1,755,000
  Distributions to partners..............................     (924,701)      (24,299)    (3,360,000)      (599,745)     (255,000)
  Capital contributions for acquisition of broadcasting
    properties...........................................           --            --        800,000      7,393,804     5,700,000
  Cash paid for syndication costs........................           --            --             --       (178,847)     (584,313)
  Borrowings under line of credit........................           --            --        647,075        215,535            --
  Repayments under line of credit........................           --            --       (697,075)            --            --
  Proceeds from sale leaseback transaction...............           --            --             --             --       141,000
  Proceeds from assumption of capital lease obligation...           --            --             --             --        28,000
                                                           -----------   -----------   ------------   ------------   -----------
        Net cash flows provided by financing
          activities.....................................     (958,950)    7,876,211     14,333,486     13,141,745     1,420,698
                                                           -----------   -----------   ------------   ------------   -----------
Net increase (decrease) in cash..........................   (7,008,375)     (455,842)    10,203,774     (4,895,545)    5,178,311
Cash, at beginning of period.............................   11,029,177       825,403        825,403      5,720,948       542,637
                                                           -----------   -----------   ------------   ------------   -----------
Cash, at end of period...................................  $ 4,020,802   $   369,561   $ 11,029,177   $    825,403   $ 5,720,948
                                                           ===========   ===========   ============   ============   ===========
Supplementary information:
  Cash paid for interest.................................  $   946,455   $   533,102   $  3,459,331   $  2,473,568   $ 1,363,052
  Noncash activities:
    Asset additions under capital lease obligations......           --            --         15,882         16,936       211,371
    Assumption of note payable in connection with fund
      merger.............................................           --            --             --        500,000            --

     The accompanying notes are an integral part of the combined financial statements.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
   (DATA WITH REGARD TO MARCH 31, 1997 AND FOR THE THREE-MONTH PERIODS ENDED
                     MARCH 31, 1997 AND 1996 ARE UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION:

     The financial statements and following notes, insofar as they are applicable to the three-month periods ended March 31, 1997 and 1996, and transactions subsequent to February 8, 1997, the date of the Report of Independent Accountants, are not covered by the Report of Independent Accountants. In the opinion of management, all adjustments, consisting of only normal recurring accruals considered necessary for a fair presentation of the unaudited consolidated results of operations for the three-month periods ended March 31, 1997 and 1996, have been included.

     The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the entire year.

     The accompanying financial statements include the combined radio station holdings of Benchmark Communications Radio Limited Partnership (BCRLP), and Benchmark Radio Acquisition Fund I Limited Partnership (BRAF I), Benchmark Radio Acquisition Fund IV Limited Partnership (BRAF IV), Benchmark Radio Acquisition Fund VII Limited Partnership (BRAF VII), and Benchmark Radio Acquisition Fund VIII Limited Partnership (BRAF VIII) (collectively, Benchmark). BCRLP is a Maryland limited partnership formed on June 1, 1991 to invest in and manage radio stations and serves as the general partner for the four funds listed above, as well as other funds not included in these combined financial statements. Benchmark serves certain radio markets in Delaware, Maryland, South Carolina, Virginia, Louisiana, Mississippi and Alabama.

     All significant intercompany accounts and transactions have been eliminated.

  BENCHMARK RADIO ACQUISITION FUND I LIMITED PARTNERSHIP

     BRAF I is a Maryland limited partnership formed on May 16, 1990, and operates radio stations WDOV-AM, WDSD-FM and WSRV-FM.

  BENCHMARK RADIO ACQUISITION FUND IV LIMITED PARTNERSHIP

     BRAF IV is a Maryland limited partnership formed on December 10, 1992, to operate radio stations and its 99.99999% owned subsidiary, Benchmark Radio Acquisition Fund V Limited Partnership (BRAF V) (together, the Fund IV Partnership). BRAF IV is the general partner in BRAF V and BCRLP is the limited partner. The Fund IV Partnership operates radio stations WOSC-FM, WWFG-FM, WCOS-AM/FM, WHKZ-FM, WVOC-AM, and KRMD-AM/FM.

  BENCHMARK RADIO ACQUISITION FUND VII LIMITED PARTNERSHIP

     BRAF VII is a Maryland limited partnership formed on June 20, 1994, and operates WESC-AM/FM, WFNQ-FM and WJMZ-FM.

  BENCHMARK RADIO ACQUISITION FUND VIII LIMITED PARTNERSHIP

     BRAF VIII is a Maryland limited partnership formed on November 15, 1994, and operates WUSQ-FM, WNTW-AM, WYYD-FM, WROV-AM/FM and WFQX-FM.

     On January 1, 1995, Benchmark Radio Acquisition Fund II Limited Partnership (BRAF II), which owned WUSQ-FM and WNTW-AM in Winchester, Virginia, and Benchmark Radio Acquisition Fund VI Limited Partnership (BRAF VI), which owned WFQX-FM in Front Royal, Virginia, were merged into BRAF VIII. The limited partners of BRAF II and BRAF VI collectively received approximately 33 units, of the total of 73 units, in BRAF VIII. The merger has been accounted for in a manner similar to a pooling of interests, whereby the net assets of the merged partnerships are recorded at their carrying amounts at the time of the merger.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  REVENUE RECOGNITION

     Broadcasting operations derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when the programs and commercial announcements are broadcast.

BARTER TRANSACTIONS

     Barter transactions represent advertising time exchanged for promotional items, advertising, supplies, equipment, and services. Barter revenue is recorded at the fair value of the goods or services received and is recognized in income when the advertisements are broadcast. Goods or services are charged to expense when received or used. Advertising time owed and goods or services due Benchmark are included in accounts payable and accounts receivable, respectively.

INVESTMENT IN LIMITED PARTNERSHIP

     Investment in limited partnership (representing BRAF Fund III which is not included in these combined financial statements) is accounted for using the equity method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method based upon the estimated useful lives of the assets as follows:

                                                               YEARS
                                                              -------
Buildings...................................................    39
Building improvements.......................................  13 - 39
Broadcast equipment.........................................  5 - 25
Furniture, fixtures and equipment...........................  5 - 10

     Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases. Costs of repairs and maintenance are charged to operations as incurred.

INTANGIBLE ASSETS

     Intangible assets are stated at cost, less accumulated amortization. Amortization is determined using the straight-line method based upon the estimated useful lives of the assets as follows:

                                                                  YEARS
                                                         -----------------------
Licenses and authorization costs.......................            25
Organization costs.....................................             5
Deferred financing costs...............................  Life of respective loan
Noncompete agreements..................................             5
Goodwill...............................................            25
Other..................................................            1-5

     Benchmark evaluates intangible assets for potential impairment by analyzing the operating results, trends and prospects of the business, as well as comparing them to their competitors. Benchmark also takes into consideration recent acquisition patterns within the broadcast industry as well as the impact of recently enacted or potential Federal Communications Commission (the FCC) rules and regulations and any other events or circumstances which might indicate potential impairment.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

ADVERTISING COSTS

     Benchmark incurs various marketing and promotional costs to add and maintain listenership. These costs are expensed as incurred or deferred and amortized over the interim periods which they benefit and totaled approximately $1.6 million, $1.6 million and $1.2 million for the years ended December 31, 1996, 1995 and 1994, respectively.

CONCENTRATION OF CREDIT RISK

     Benchmark's revenue and accounts receivable primarily relate to advertising of products and services within the radio stations' broadcast areas. Benchmark's management performs ongoing credit evaluations of the customers' financial condition and, generally, requires no collateral from their customers. Credit losses have been within management's expectations and adequate allowances for any uncollectible trade receivables are maintained.

INCOME TAXES

     Benchmark is comprised of limited partnerships which are exempt from federal and state income taxes. Accordingly, no provision for income taxes has been made in the accompanying financial statements as all items of tax attributes pass through pro rata to each partner in accordance with the partnership agreements.

3. UNCERTAINTIES AND USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the FCC to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for their broadcast licenses. The ultimate effect of this legislation on the competitive environment is currently undeterminable.

4. PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, 1996 and 1995 consist of the following:

                                                               1996           1995
                                                            -----------    -----------
Land......................................................  $ 1,489,647    $ 1,532,116
Tower, building and improvements..........................    5,588,771      5,357,989
Broadcast equipment.......................................    9,936,338     10,087,239
Office furniture and fixtures.............................    1,137,222      1,245,332
Equipment under capital leases............................      321,638        293,174
Vehicles..................................................      281,305        310,742
Computer equipment........................................      603,496        516,604
                                                            -----------    -----------
                                                             19,358,417     19,343,196
Less accumulated depreciation.............................   (5,636,871)    (5,187,019)
                                                            -----------    -----------
                                                            $13,721,546    $14,156,177
                                                            ===========    ===========

     Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $2,409,696, $2,227,478 and $1,680,039, respectively.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

5. INTANGIBLE ASSETS:

     Intangible assets at December 31, 1996 and 1995 consist of the following:

                                                               1996           1995
                                                           ------------    -----------
Licenses and authorization costs.........................  $ 42,423,027    $28,335,031
Organization costs.......................................     2,801,440      2,339,639
Deferred financing costs.................................       688,971        460,610
Noncompete agreements....................................     4,685,668      4,785,669
Goodwill.................................................     2,430,590      2,258,490
Other....................................................     1,254,282      1,536,518
                                                           ------------    -----------
                                                             54,283,978     39,715,957
Less accumulated amortization............................   (10,495,805)    (9,511,195)
                                                           ------------    -----------
                                                           $ 43,788,173    $30,204,762
                                                           ============    ===========

     Amortization expense for the years ended December 31, 1996, 1995 and 1994 was $2,910,562, $2,777,767 and $2,469,503, respectively.

6a. ACQUISITIONS OF BROADCASTING PROPERTIES:

     On January 19, 1995, BRAF VIII purchased substantially all the assets of WYYD-FM for approximately $8.5 million, including acquisition costs and an agreement by the seller not to compete with the station. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired:
  Property and equipment....................................  $1,059
  Goodwill and other intangibles............................   7,441
                                                              ------
Purchase price..............................................  $8,500
                                                              ======

     On February 10, 1995, BRAF IV purchased substantially all of the assets of WVOC-AM for approximately $2.5 million including acquisition costs and an agreement by the seller not to compete with the station. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired:
  Property and equipment....................................  $1,006
  Goodwill and other intangibles............................   1,494
                                                              ------
Purchase price..............................................  $2,500
                                                              ======

     On March 1, 1995, BRAF VII purchased substantially all the assets of WESC-AM/FM for approximately $8.1 million, including acquisition costs and an agreement by the seller not to compete with the station. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

     The acquisition is summarized as follows (in thousands):

Assets acquired:
  Property and equipment....................................  $3,447
  Goodwill and other intangibles............................   4,653
                                                              ------
Purchase price..............................................  $8,100
                                                              ======

     On January 1, 1996, BRAF VIII purchased substantially all the assets of WROV-AM/FM for approximately $5.8 million, including acquisition costs and an agreement by the seller not to compete with the stations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired:
  Property and equipment....................................  $1,388
  Goodwill and other intangibles............................   4,412
                                                              ------
Purchase price..............................................  $5,800
                                                              ======

     On November 27, 1996, BRAF IV purchased substantially all the assets of KRMD-AM/FM in Shreveport, Louisiana (Shreveport) for approximately $7.5 million, including acquisition costs and an agreement by the seller not to compete with the stations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statement from the date of the acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired:
  Property and equipment....................................  $1,330
  Goodwill and other intangibles............................   6,170
                                                              ------
Purchase price..............................................  $7,500
                                                              ======

     On December 9, 1996, BRAF VII purchased substantially all the assets of WJMZ-FM in Greenville, South Carolina (Greenville) for approximately $7.5 million, including acquisition costs and an agreement by the seller not to compete with the station. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of the acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired:
  Property and equipment....................................  $  903
  Goodwill and other intangibles............................   6,597
                                                              ------
Purchase price..............................................  $7,500
                                                              ======

UNAUDITED

     On March 11, 1997, BRAF IV purchased substantially all the assets of WSCQ-FM in the Columbia, South Carolina market for approximately $4.1 million, including acquisition costs. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

     The acquisition is summarized as follows (in thousands):

Assets acquired:
  Property and equipment....................................  $  736
  Goodwill and other intangibles............................   3,364
                                                              ------
Purchase price..............................................  $4,100
                                                              ======

     The following table presents the operating results of Benchmark for the three months ended March 31, 1997 and 1996, compared to pro forma operating results for such periods, reflecting the acquisition of WSCQ-FM. The unaudited pro forma information presents combined operating results as though the acquisition of WSCQ-FM and acquisitions completed during 1996 had occurred at the beginning of the period.

                                            THREE MONTHS ENDED     THREE MONTHS ENDED
                                              MARCH 31, 1997         MARCH 31, 1996
                                            -------------------    -------------------
                                            ACTUAL    PRO FORMA    ACTUAL    PRO FORMA
                                            ------    ---------    ------    ---------
                                                (UNAUDITED)            (UNAUDITED)
Net revenue...............................  $6,440     $6,647      $6,217     $6,525
Net loss..................................  $1,371     $1,457      $1,484     $1,520

     The following summarizes the combined historical and unaudited pro forma data for the years ended December 31, 1996 and 1995, as though Benchmark's acquisitions of WYYD-FM, WVOC-AM, WESC-AM/FM, WROV-AM/FM, KRMD-AM/FM and WJMZ-FM, had occurred as of January 1, 1995 (in thousands):

                                                YEAR ENDED                 YEAR ENDED
                                             DECEMBER 31, 1996          DECEMBER 31, 1995
                                          -----------------------    -----------------------
                                          HISTORICAL    PRO FORMA    HISTORICAL    PRO FORMA
                                          ----------    ---------    ----------    ---------
Net revenue.............................   $27,255       $30,002      $23,147       $30,615
Net income (loss).......................   $ 6,076       $ 7,334      $(4,344)      $(3,352)

6B. RADIO BROADCASTING DISPOSITIONS:

     During 1994, Benchmark sold substantially all of the assets of WZNY-FM and WXFQ-FM/WGUS-AM for $3,600,000 and $1,284,700, respectively, and had recorded gains of $1,316,741 and $121,076, respectively.

     In October 1996, BRAF IV sold substantially all of the assets of WLTY-FM, WTAR-AM and WKOC-FM for $14.1 million, net of closing costs of approximately $500,000. Benchmark received cash proceeds from the sale and, in November 1996, acquired the assets of KRMD-AM/FM valued at $7.5 million. BRAF IV recorded a gain of $9.6 million.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

7. DEBT:

     Debt at December 31, 1996 and 1995 consists of the following:

                                                                 1996           1995
                                                              -----------    -----------
BRAF I:
  Term note, maximum principal amount of $4,700,000;
     interest at bank's prime plus applicable margin ranging
     from  1/2% to 1 1/2% (9.75% at December 31, 1996 and
     1995), due in full on December 31, 2002................  $ 4,249,986    $ 2,269,761
BRAF IV:
  Revolving line of credit, maximum principal amount of
     $13,500,000; interest at LIBOR plus 2% -- 2 3/4% (8.2%
     at December 31, 1996 and 7.4% at December 31, 1995),
     due in full on June 30, 1997...........................   11,900,039     10,600,038
  Subordinated promissory note, maximum principal amount of
     $500,000; interest at 10% per annum due quarterly; due
     in full on October 23, 1996............................           --        437,500
  Notes payable for vehicles................................       12,361         30,594
  Subordinated promissory note, maximum principal amount of
     $1,200,000; interest at 8.25% per annum due monthly;
     due in full in October 1996; personally guaranteed by
     the general partners of BCRLP..........................           --      1,200,000
BRAF VII:
  Bank debt; interest at 8.4% per annum due monthly; due in
     full on June 1, 1999; paid in full on December 9,
     1996...................................................           --      3,325,998
  Line of credit agreement, maximum principal amount of
     $200,000; interest at bank's prime plus 2% (8.25% at
     December 31, 1995); due in full on January 1, 1997;
     paid in full on December 9, 1996.......................           --         50,000
  Note payable to Fund III Acquisition Sub. (See Note 12),
     maximum principal amount of $12,600,000, interest due
     monthly at prime plus 1% (9.25% at December 31, 1996)
     due in full on March 9, 1998...........................   12,600,000             --
BRAF VIII:
  Revolving line of credit, maximum principal amount of
     $14,500,000; interest at bank's prime rate plus
     applicable margin ranging from  1/4% to  1/2% (8.63% at
     December 31, 1996 and 8.75% at December 31, 1995) per
     annum due monthly; due in full in December 2002........   13,198,441      8,325,000
  Subordinated promissory note, maximum principal amount of
     $500,000; interest at 8% per annum payable monthly; due
     in full on August 31, 1997.............................      425,000        475,000
  Subordinated promissory note, maximum principal amount of
     $1,500,000; interest at bank's prime plus 1% (8.9% at
     December 31, 1996 and 9.25% at December 31, 1995); due
     in full on January 1, 2001.............................    1,500,000             --
  Notes payable for vehicles................................       14,134             --

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

                                                                 1996           1995
                                                              -----------    -----------
BCRLP:
  Note payable, maximum principal amount of $75,000;
     interest at 7% per annum due monthly; due in full on
     demand; guaranteed jointly and severally by certain
     general and limited partners of BCRLP..................       75,000         75,000
  Note payable, maximum principal amount of $37,500 assumed
     from an affiliated entity; due in full on demand (See
     Note 10)...............................................       20,000         20,000
  Revolving line of credit, maximum principal amount of
     $250,000; interest at bank's prime rate (8.25% at
     December 31, 1996 and 8.5% at December 31, 1995); due
     in full on demand......................................       65,535        165,535
                                                              -----------    -----------
                                                               44,060,496     26,974,426
  Less: Current portion.....................................   14,219,155     12,846,733
                                                              -----------    -----------
                                                              $29,841,341    $14,127,693
                                                              ===========    ===========

     Borrowings were primarily used to finance the acquisition of additional stations and are collateralized by substantially all of Benchmark's assets.

     The various agreements impose restrictive covenants on Benchmark with respect to, among other things, the maintenance of certain financial ratios and limits on capital expenditures, new indebtedness, investments and disposition of assets. Benchmark was in compliance with all such financial covenants or had obtained waivers for any items of noncompliance as of December 31, 1996.

     At December 31, 1996 the aggregate amounts of debt due during the next five years are as follows:

1997........................................................  $14,219,155
1998........................................................   14,767,925
1999........................................................    2,766,704
2000........................................................    3,217,662
2001........................................................    5,421,900
2002 and thereafter.........................................    3,667,150
                                                              -----------
                                                              $44,060,496
                                                              ===========

8. LEASES AND OTHER COMMITMENTS:

     Effective May 22, 1992, BRAF I entered into a participation agreement with the General Manager of WDSD-FM, WDOV-AM and WSRV-FM which provides for the General Manager to receive a portion (based upon certain vesting criteria) of the "Net Sales Proceeds," as defined, in the event that the stations are sold or a percentage of adjusted cash flow (as defined in the agreement) in the event that the General Manager ceases to be employed by BRAF I. At December 31, 1996, Benchmark had recorded an expense of $140,000 related to this participation agreement due to the agreement dated December 9, 1996 to sell the stations. See
Note 12.

     Benchmark leases certain transmitting tower facilities, vehicles, and office space under various operating leases.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

     Future minimum lease payments (which reflect leases having noncancelable lease terms in excess of one year) are as follows for the year ended December 31:

                                                              CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              --------    ----------
1997........................................................  $100,821    $  346,575
1998........................................................    69,316       276,964
1999........................................................    10,156       204,000
2000........................................................     7,090       155,212
2001........................................................        --        53,195
Thereafter..................................................        --        97,171
                                                              --------    ----------
          Total.............................................   187,383    $1,133,117
                                                                          ==========
Less amount representing interest...........................   (29,579)
                                                              --------
Present value of minimum lease payments.....................   157,804
Less current portion........................................   (78,984)
                                                              --------
Obligations under capital leases, net of current portion....  $ 78,820
                                                              ========

     Rental expense under operating leases for the years ended December 31, 1996, 1995 and 1994 was approximately $365,000, $414,000 and $366,000, respectively.

9. PROFIT SHARING PLAN:

     The employees of Benchmark are included in a 401(k) profit sharing plan (the "Plan"). All full-time employees of Benchmark who have attained the age of 21 years are eligible for participation in the Plan after one year and one thousand hours of service. The Plan allows the employees to defer up to 16% of their compensation through a salary reduction arrangement. Benchmark makes a matching contribution equal to 25% of the employees' salary reduction. In addition, Benchmark may make a discretionary contribution to the Plan. Participation in the Plan is subject to a five year vesting schedule. During the years ended December 31, 1996, 1995 and 1994, Benchmark's combined expense related to the Plan was approximately $85,900, $70,700 and $40,300, respectively.

10. RELATED PARTY TRANSACTIONS:

     The various entities defined in Note 1 are involved in certain transactions with each other related to sharing of services and purchasing. These transactions are settled on a current basis through adjustments to partners' equity accounts.

     In February 1996, BRAF VII borrowed $1,500,000 from a limited partner to finance the escrow deposit for the acquisition of WJMZ-FM (Greenville). The note was paid in full on December 9, 1996. In connection with such debt, interest expense of $287,436 was recorded for the year ended December 31, 1996.

     As of July 1, 1992, BCRLP assumed $37,500 of a note payable to limited partners in Benchmark made by an affiliated entity. Interest expense related to this note was immaterial for the years ended December 31, 1996, 1995 and 1994, respectively.

11. LITIGATION:

     Benchmark is the plaintiff or the defendant in several legal actions, the probable outcomes of which are not considered material, either individually or in the aggregate.

               BENCHMARK COMMUNICATIONS RADIO LIMITED PARTNERSHIP

12. PENDING SALE OF BENCHMARK AND OTHER TRANSACTIONS (UNAUDITED):

     On December 9, 1996, Benchmark agreed to be acquired by Capstar Radio Broadcasting Partners, Inc. (Capstar Radio), a Delaware corporation, through an acquisition affiliate, Fund III Acquisition Sub. In June, 1997, the FCC approved the sale. The purchase price will equal approximately $176.2 million and is subject to adjustment. The sale is expected to be completed in August 1997. In connection with the sale, a general partner will receive 1,538,461 shares of Capstar Class A Common Stock in lieu of cash, in consideration of a portion of his ownership interest in Benchmark. In the event the acquisition is terminated by Capstar or its affiliates, Benchmark could be entitled to certain liquidation damages up to approximately $8.2 million. No adjustments have been made to the combined financial statements to reflect the pending sale, except as described in Note 8 relating to the participation agreement.

     Benchmark and certain other related entities (BRAF IX, BRAF X and BRAF XI) under common control of the Benchmark General Partners also have agreed to acquire two radio stations in the Montgomery, Alabama market (the "Benchmark Montgomery Acquisition") for an aggregate cash price of approximately $17.0 to $18.0 million. The acquisition was completed in April 1997.

     In May 1996, BRAF IX entered into an agreement to acquire substantially all the assets and certain liabilities of WFMX-FM and WSIC-AM in Statesville, North Carolina (Statesville) for an aggregate cash price of approximately $9.6 million. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition was completed in January 1997.

     In September, 1996, BRAF X entered into an agreement to acquire substantially all the assets and certain liabilities of WJMI-FM, WKXI-AM/FM and WOAD-FM in Jackson, Mississippi (Jackson) for an aggregate cash price of approximately $15.0 million. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition was completed in December 1996.

     As part of the acquisition of Benchmark by Capstar Radio and Fund III Acquisition Sub, BRAF VII, (along with certain other partnerships not included in these combined financial statements, specifically referred to as BRAF IX, BRAF X and BRAF XI) entered into separate senior credit agreements with Fund III Acquisition Sub. Under these agreements, BRAF VII, BRAF IX, BRAF X and BRAF XI can collectively borrow up to approximately $60.0 million. Approximately $60.0 million has been loaned to BRAF VII , BRAF IX and BRAF X, net of expenses, of which approximately $12.6 million as of December 31, 1996 has been loaned to BRAF VII, to consummate the acquisition of substantially all of the assets of WJMZ-FM (Greenville) and to refinance debt, and, during January 1997, the remainder has been borrowed by BRAF IX, BRAF X, and BRAF XI to consummate the acquisitions of Statesville, Jackson, and Montgomery and for working capital purposes.

                              MADISON RADIO GROUP

                            CONDENSED BALANCE SHEET
                                 MARCH 31, 1997
                                  (UNAUDITED)

                                     ASSETS

Current assets:
  Cash and cash equivalents.................................  $   347,800
  Certificate of deposit....................................       93,441
  Accounts receivable, net of $17,000 allowance for doubtful
     accounts...............................................    1,310,973
  Accounts receivable, related party........................      103,688
  Prepaid expenses..........................................       39,139
                                                              -----------
          Total current assets..............................    1,895,041

Property and equipment, net.................................    2,738,963
Intangible assets, net......................................   12,833,288
Other.......................................................       18,665
                                                              -----------
          Total assets......................................  $17,485,957
                                                              ===========

                    LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $   250,000
  Accounts payable..........................................      317,004
  Accounts payable, related party...........................      232,026
  Accrued expenses..........................................      210,143
  Trade payable, net........................................       31,260
                                                              -----------

          Total current liabilities.........................    1,040,433
Long-term debt..............................................   13,250,000
Partners' equity............................................    3,195,524
                                                              -----------
          Total liabilities and partners' equity............  $17,485,957
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                              MADISON RADIO GROUP

                       CONDENSED STATEMENT OF OPERATIONS
             FOR THE PERIOD FROM JANUARY 2, 1997 TO MARCH 31, 1997
                                  (UNAUDITED)

Broadcasting revenue:
  Gross revenue.............................................  $2,269,996
  Less agency commissions...................................     241,570
                                                              ----------
          Net broadcasting revenue..........................   2,028,426
Operating expenses:
  Sales and promotion.......................................     417,186
  Programming, engineering and news.........................     613,666
  General and administrative................................     214,863
  Depreciation and amortization.............................     376,204
  Management fees and other expenses........................      47,160
                                                              ----------
                                                               1,669,079
                                                              ----------
          Operating income..................................     359,347
Interest expense............................................    (347,906)
                                                              ----------
          Net income........................................  $   11,441
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                              MADISON RADIO GROUP

                    CONDENSED STATEMENT OF PARTNERS' EQUITY
             FOR THE PERIOD FROM JANUARY 2, 1997 TO MARCH 31, 1997
                                  (UNAUDITED)

Partners' initial capital contributions, January 2, 1997....  $ 7,146,583
Distribution to partner.....................................   (3,962,500)
Net income for the period from January 2, 1997 to March 31,
  1997......................................................       11,441
                                                              -----------
Partners' equity, March 31, 1997............................  $ 3,195,524
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                              MADISON RADIO GROUP

                       CONDENSED STATEMENT OF CASH FLOWS
             FOR THE PERIOD FROM JANUARY 2, 1997 TO MARCH 31, 1997
                                  (UNAUDITED)

Cash from operating activities:
  Net income................................................  $    11,441
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation and amortization..........................      376,204
     Changes in operating assets and liabilities:
       Accounts receivable..................................   (1,310,973)
       Prepaid expenses.....................................       19,466
       Accounts payable and accrued expenses................      562,282
       Trade payable, net...................................        3,269
                                                              -----------
          Net cash used in operating activities.............     (338,311)
                                                              -----------
Cash flows from investing activities:
  Advances to related party.................................     (103,688)
  Purchases of property and equipment.......................      (36,381)
  Capstar Broadcasting Partners, Inc. related costs.........      (18,665)
                                                              -----------
          Net cash used in investing activities.............     (158,734)
                                                              -----------
Cash flows from financing activities:
  Proceeds from term loan...................................    3,962,500
  Distribution to partner...................................   (3,962,500)
  Proceeds from capital contributions.......................      612,819
  Advances from related party...............................      232,026
                                                              -----------
          Net cash provided by financing activities.........      844,845
                                                              -----------
          Net increase in cash and cash equivalents.........      347,800
Cash and cash equivalents, beginning of period..............           --
                                                              -----------
Cash and cash equivalents, end of period....................  $   347,800
                                                              ===========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $   347,906
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                              MADISON RADIO GROUP

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. Organization and Basis of Presentation: Madison Radio Group (the "Company"), a general partnership, was formed on January 2, 1997, to own and operate radio stations WIBA-AM, WIBA-FM, WMAD-FM, WZEE-FM, WMLI-FM and WTSO-AM, servicing the Madison, Wisconsin area. At Madison Radio Group's inception, Point Communications Limited Partnership ("Point") exchanged its broadcasting and real estate assets of stations WIBA-AM, WIBA-FM, and WMAD-FM and $400,000 cash, subject to its long-term debt, for a 50% partnership interest in the Company and $3,962,500 cash (which was financed by Madison Radio Group borrowings). Simultaneously, Midcontinent Broadcasting Company of Wisconsin, Inc. ("Midcontinent") exchanged its broadcasting and real estate assets of stations WZEE-FM, WMLI-FM and WTSO-AM and $400,000 cash for the remaining 50% partnership interest in the Company. The broadcasting and real estate assets exchanged were recorded at the transferors' cost basis by the Company.

     The Company's financial statements have been prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses for the period presented. They also affect the disclosures of contingencies. Actual results could differ from those estimates.

     On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission (the "FCC") to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for the broadcast licenses. The ultimate effect of this legislation on the competitive environment is currently undeterminable.

     b. Cash Equivalents: For purposes of the Statement of Cash Flows, the Company considers all highly liquid, short-term investments purchased with original maturities of three months or less to be cash equivalents.

     c. Property and Equipment: Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows: buildings and improvements 5-39 years, tower and antennae 3-15 years, equipment 5-15 years, and other 3-10 years. Expenditures for repairs are expensed while major additions are capitalized. Upon sale or disposal, the asset cost and accumulated depreciation are removed and any gain or loss is recognized in earnings.

     d. Intangible Assets: Intangible assets are stated at cost and amortized on a straight-line basis over their estimated useful lives, as follows:

     FCC broadcast licenses -- 15 years. Accumulated amortization as of March 31, 1997 was $205,992.

     Other intangibles -- 5-15 years. Accumulated amortization as of March 31, 1997 was $7,290.

     Goodwill -- Goodwill acquired prior to November 1, 1970 ($374,223) is not being amortized. Goodwill arising from acquisitions subsequent to November 1, 1970 is being amortized over 15-40 years. Accumulated amortization as of March 31, 1997, was $5,746.

     Deferred financing costs -- loan term. Accumulated amortization as of March 31, 1997 was $12,737.

     Organization costs -- 5 years. Accumulated amortization as of March 31, 1997 was $5,155.

     On an ongoing basis, management evaluates the recoverability of the net carrying value of intangible assets by reference to the Company's undiscounted anticipated future cash flows.

     e. Barter Transactions: The Company exchanges advertising airtime for goods and services, as is customary in the broadcast industry. In accordance with Statement of Financial Accounting Standards No. 63, "Financial Reporting by Broadcasters", revenue is recognized as the advertising is broadcast at the estimated fair

                              MADISON RADIO GROUP

                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
market value of goods or services received or to be received. The value of the goods and services received in barter transactions is charged to expense when received or used. Barter revenues and expenses approximated $42,000 for the period from January 2, 1997 to March 31, 1997.

     f. Revenue Recognition: Revenue from the sale of air-time is recognized at the time the related program or advertisement is broadcast.

     g. Concentration of Risk: The Stations operate within the Madison, Wisconsin geographic area. They extend credit to their various customers in the form of accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

     h. Allocations and Distributions: The profits and losses of the Company are being allocated among the partners, and cash flow from operations or cash from capital transactions, if any, will be distributed to the partners in accordance with the terms of the partnership agreement.

     i. Income Taxes: No provision for federal or state income taxes has been provided as the partners report their pro rata share of the partnership profits or losses on their tax returns.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at March 31, 1997:

Land and improvements.......................................    $277,058
Buildings...................................................     830,738
Tower and antennae..........................................     833,199
Equipment...................................................     849,762
Other.......................................................      87,490
                                                              ----------
                                                               2,878,247
Less accumulated depreciation...............................     139,284
                                                              ----------
                                                              $2,738,963
                                                              ==========

     Depreciation expense was $139,284 for the period from January 2, 1997 to March 31, 1997.

3. INTANGIBLE ASSETS:

     Intangible assets consisted of the following at March 31, 1997:

FCC broadcast licenses......................................  $11,210,008
Other intangibles...........................................      850,277
Goodwill....................................................      720,010
Deferred financing costs....................................      186,816
Organization costs..........................................      103,097
                                                              -----------
                                                               13,070,208
Less accumulated amortization...............................      236,920
                                                              -----------
                                                              $12,833,288
                                                              ===========

                              MADISON RADIO GROUP

                                  (UNAUDITED)

4. LONG-TERM DEBT:

     Long-term debt consisted of the following at March 31, 1997:

Term loan payable in quarterly installments of $250,000 to
  $400,000 beginning January, 1998, with a balloon payment
  of remaining balance due October 1, 2001..................  $13,500,000
Less current portion........................................      250,000
                                                              -----------
                                                              $13,250,000
                                                              ===========

     The term loan is subject to certain restrictive financial covenants, including the maintenance of minimum broadcast operating cash flow amounts, and limitations on additional indebtedness, capital expenditures, lease agreements, investments and distributions to partners. The term loan is collateralized by substantially all assets of the Company. The term loan bears interest at the bank's reference rate plus 1.25%-2.50% subject to operating cash flow results (the reference rate was 8.50% at March 31, 1997).

     The carrying amount reported for long-term debt approximates fair value since the underlying instrument bears interest at a variable rate that reprices frequently.

     The aggregate scheduled maturities of debt is as follows:

April 1, 1997 to December 31, 1997..........................  $        --
1998........................................................    1,000,000
1999........................................................    1,250,000
2000........................................................    1,400,000
2001........................................................    9,850,000
                                                              -----------
                                                              $13,500,000
                                                              ===========

5. OPERATING LEASES:

     The Company leases vehicles, office equipment, office space and a tower site under operating leases with future minimum rental payments as follows:

April 1, 1997 to December 31, 1997..........................  $ 62,924
1998........................................................    67,512
1999........................................................    67,512
2000........................................................    67,512
2001........................................................    38,707
Thereafter..................................................   331,000
                                                              --------
                                                              $635,167
                                                              ========

     Rental expense charged to operations was $27,230 for the period from January 2, 1997 to March 31, 1997.

6. LETTER OF CREDIT:

     At March 31, 1997, the Company had a letter of credit outstanding for $90,000. The letter of credit can be drawn upon if the Company fails to make payments due under the terms and conditions of a network agreement which expires in May 1997. The Company has pledged a certificate of deposit as collateral for the letter of credit.

                              MADISON RADIO GROUP

                                  (UNAUDITED)

7. SALE TO CAPSTAR RADIO BROADCASTING PARTNERS, INC.:

     On February 4, 1997, the Company entered into an agreement to sell substantially all the assets of its stations to Capstar Radio Broadcasting Partners, Inc., a radio investment group. The closing of the transaction, which is subject to various conditions and approvals as defined in the agreement, is expected to occur in the fourth quarter of 1997.

     During the period from January 2, 1997 to March 31, 1997, the Company incurred $18,665 of costs directly related to the pending sale to Capstar Radio Broadcasting Partners, Inc., which are included in other assets in the accompanying balance sheet.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Capstar Radio Broadcasting Partners, Inc.:

     We have audited the accompanying balance sheet of Midcontinent Broadcasting Co. of Wisconsin, Inc. (the "Company") as of December 31, 1996, and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midcontinent Broadcasting Co. of Wisconsin, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin
February 3, 1997

                MIDCONTINENT BROADCASTING CO. OF WISCONSIN, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

Current assets:
  Cash......................................................  $   78,996
  Accounts receivable, net of $34,143 allowance for doubtful
     accounts...............................................     718,133
  Prepaid expenses and other assets.........................      17,088
                                                              ----------
          Total current assets..............................     814,217
Property and equipment, net.................................     686,433
Intangible assets, net......................................   3,031,048
Other.......................................................     101,085
                                                              ----------
          Total assets......................................  $4,632,783
                                                              ==========

                  LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................  $   25,226
  Accounts payable, related party...........................       7,083
  Accrued expenses..........................................     119,274
                                                              ----------
          Total current liabilities.........................     151,583
Due to Parent...............................................   1,369,004
Stockholder's equity:
  Common stock, no par value, 2,500 shares authorized, 2,000
     shares issued and outstanding..........................     200,000
  Retained earnings.........................................   2,912,196
                                                              ----------
          Total stockholder's equity........................   3,112,196
                                                              ----------
          Total liabilities and stockholder's equity........  $4,632,783
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                MIDCONTINENT BROADCASTING CO. OF WISCONSIN, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

Broadcasting revenue:
  Gross revenue.............................................  $3,876,324
  Less agency commissions...................................     430,031
                                                              ----------
          Net broadcasting revenue..........................   3,446,293
Operating expenses:
  Programming, technical and news...........................     988,406
  Sales, advertising and promotion..........................   1,221,541
  General and administrative................................     345,283
  Depreciation and amortization.............................     405,091
                                                              ----------
                                                               2,960,321
                                                              ----------
     Operating income.......................................     485,972
Other income:
  Rental income.............................................      47,207
  Other.....................................................      21,952
                                                              ----------
                                                                  69,159
                                                              ----------
     Income before income taxes.............................     555,131
Provision for income taxes..................................     188,745
                                                              ----------
  Net income................................................     366,386
Retained earnings:
  Beginning of year.........................................   2,545,810
                                                              ----------
  End of year...............................................  $2,912,196
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                MIDCONTINENT BROADCASTING CO. OF WISCONSIN, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

Cash flows from operating activities:
  Net income................................................  $ 366,386
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    405,091
     Changes in operating assets and liabilities:
       Accounts receivable..................................   (240,785)
       Prepaid expenses and other assets....................     17,838
       Accounts payable.....................................    (56,069)
       Accrued expenses.....................................    (72,929)
                                                              ---------
          Net cash provided by operating activities.........    419,532
                                                              ---------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (66,893)
  Madison Radio Group related costs.........................   (101,085)
  Other.....................................................    (15,182)
                                                              ---------
          Net cash used in investing activities.............   (183,160)
                                                              ---------
Cash flows from financing activities:
  Due to Parent.............................................   (251,932)
                                                              ---------
          Net cash used in financing activities.............   (251,932)
                                                              ---------
          Net decrease in cash..............................    (15,560)
Cash, beginning of year.....................................     94,556
                                                              ---------
Cash, end of year...........................................  $  78,996
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                MIDCONTINENT BROADCASTING CO. OF WISCONSIN, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. Organization and Basis of Presentation: Midcontinent Broadcasting Co. of Wisconsin, Inc. (the "Company") is a wholly-owned subsidiary of Midcontinent Broadcasting Co., which in turn is wholly-owned by Midcontinent Media, Inc. (the "Parent"). The Company owns and operates radio stations WZEE-FM, WTSO-AM and WMLI-FM (the "Stations") serving the Madison, Wisconsin area.

     The Company's financial statements have been prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses for the period presented. They also affect the disclosures of contingencies. Actual results could differ from those estimates.

     On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission (the "FCC") to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for the broadcast licenses. The ultimate effect of this legislation on the competitive environment is currently undeterminable.

     b. Property and Equipment: Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the assets as follows: buildings and improvements 5-39 years, tower and antennae 3-15 years, equipment 5-15 years, and other 3-10 years. Expenditures for repairs are expensed while major additions are capitalized. Upon sale or disposal, the asset cost and accumulated depreciation are removed and any gain or loss is recognized in earnings.

     c. Intangible Assets: Intangible assets are stated at cost and amortized on a straight-line basis over their estimated useful lives, as follows:

          FCC broadcast licenses -- 15 years. Accumulated amortization as of December 31, 1996 was $190,903.

          Goodwill -- Goodwill acquired prior to November 1, 1970 ($374,223) is not being amortized. Goodwill arising from acquisitions subsequent to November 1, 1970 is being amortized over 40 years. Accumulated amortization as of December 31, 1996 was $88,098.

          Other -- Five years. Accumulated amortization at December 31, 1996 was $7,048.

          On an ongoing basis, management evaluates the recoverability of the net carrying value of intangible assets by reference to the Company's undiscounted anticipated future cash flows.

     d. Barter Transactions: The Company exchanges advertising airtime for goods and services, as is customary in the broadcast industry. In accordance with Statement of Financial Accounting Standards No. 63, "Financial Reporting by Broadcasters", revenue is recognized as the advertising is broadcast at the estimated fair market value of goods or services received or to be received. The value of the goods and services received in barter transactions is charged to expense when received or used. Barter revenues and expenses were approximately $45,000 and $53,000, respectively, for 1996.

     e. Revenue Recognition: Revenue from the sale of air-time is recognized at the time the related program or advertisement is broadcast.

     f. Concentration of Risk: The Stations operate within the Madison, Wisconsin geographic area. They extend credit to their various customers in the form of accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

                MIDCONTINENT BROADCASTING CO. OF WISCONSIN, INC.

     g. Income Taxes: The Company files a consolidated federal income tax return with the Parent, which provides for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires the liability method of accounting for deferred income taxes. The consolidated provision for income taxes is allocated among the members of the consolidated group based upon each member's pre-tax earnings compared to the consolidated pre-tax earnings. The liability for income taxes is included in Due to Parent in the accompanying balance sheet. At December 31, 1996, there was no provision for deferred income taxes, as temporary differences between tax and financial reporting bases of assets and liabilities are immaterial.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at December 31, 1996:

Land........................................................  $   27,013
Buildings and improvements..................................     520,077
Tower and antennae..........................................     567,569
Equipment...................................................   1,249,975
Other.......................................................      66,262
                                                              ----------
                                                               2,430,896
Less accumulated depreciation...............................   1,744,463
                                                              ----------
                                                              $  686,433
                                                              ==========

     Depreciation expense was $211,319 in 1996.

3. INTANGIBLE ASSETS:

     Intangible assets consisted of the following at December 31, 1996:

FCC broadcast licenses......................................  $2,749,000
Goodwill....................................................     532,523
Other intangibles...........................................      35,574
                                                              ----------
                                                               3,317,097
Less accumulated amortization...............................     286,049
                                                              ----------
                                                              $3,031,048
                                                              ==========

4. ACCRUED EXPENSES:

     Accrued expenses consisted of the following at December 31, 1996:

Salaries, wages and benefits................................  $ 45,149
Property taxes..............................................    38,367
Music license fees..........................................    11,478
Professional fees...........................................     9,300
Other.......................................................    14,980
                                                              --------
                                                              $119,274
                                                              ========

                MIDCONTINENT BROADCASTING CO. OF WISCONSIN, INC.

5. INCOME TAXES:

     The provision for income taxes for 1996 consists of the following:

Currently payable
  Federal...................................................  $144,190
  State.....................................................    44,555
                                                              --------
                                                              $188,745
                                                              ========

     The following reconciles the statutory federal income tax rate with the effective income tax rate:

Statutory federal income tax rate...........................   34.0%
State income tax, net.......................................    5.3
Effect of tax sharing arrangement among consolidated
  group.....................................................   (5.3)
                                                              -----
Effective income tax rate...................................   34.0%
                                                              =====

6. EMPLOYEE BENEFIT PLAN:

     The Company, along with other affiliated companies, participates in a profit sharing plan for substantially all full-time employees who have at least one year of service and have attained age 21. Company contributions, which are based on a percentage of the compensation paid to eligible employees, approximated $32,000 for 1996.

     The Company is not obligated to provide any postretirement medical and life insurance benefits or any other postretirement benefits to employees.

7. SUBSEQUENT EVENT:

     On January 2, 1997, the Company exchanged its broadcasting and real estate assets of stations WZEE-FM, WMLI-FM and WTSO-AM and $400,000 cash for a 50% partnership interest in Madison Radio Group (a general partnership). Simultaneously, Point Communications Limited Partnership ("Point"), a company that also owns and operates radio stations serving the Madison, Wisconsin area, exchanged its broadcasting and real estate assets of stations WMAD-FM, WIBA-FM and WIBA-AM and $400,000 cash, subject to its long-term debt, for the remaining 50% partnership interest in Madison Radio Group, and $3,962,500 cash (which was financed by Madison Radio Group borrowings). During 1996, the Company incurred $101,085 of costs directly related to its investment in Madison Radio Group, which are included in other assets on the accompanying balance sheet.

     In February 1997, Madison Radio Group entered into an agreement to sell substantially all the assets of its stations to Capstar Broadcasting Partners, Inc., a radio investment group. The closing of this transaction, which is subject to various conditions and approvals as defined in the agreement, is expected to occur in the fourth quarter of 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Point Communications Limited Partnership:

     We have audited the accompanying balance sheet of Point Communications Limited Partnership (the "Partnership") as of December 31, 1996, and the related statement of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Point Communications Limited Partnership as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin
February 3, 1997

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                 ASSETS
Current assets:
  Cash and cash equivalents.................................  $   260,670
  Certificate of deposit....................................       93,441
  Accounts receivable, net of $65,000 allowance for doubtful
     accounts...............................................    1,309,154
  Accounts receivable, related party........................       59,320
  Prepaid expenses..........................................       43,064
                                                              -----------
          Total current assets..............................    1,765,649
Property and equipment, net.................................    2,339,617
Intangible assets, net......................................   10,060,913
Other.......................................................      103,097
                                                              -----------
          Total assets......................................  $14,269,276
                                                              ===========
                    LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $   912,500
  Accounts payable..........................................      204,645
  Accounts payable, related party...........................       15,765
  Accrued expenses..........................................      135,156
  Trade payable, net........................................       25,311
                                                              -----------
          Total current liabilities.........................    1,293,377
Long-term debt..............................................    8,625,000
Partners' equity............................................    4,350,899
                                                              -----------
          Total liabilities and partners' equity............  $14,269,276
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

Broadcasting revenue:
  Gross revenue.............................................  $ 6,235,475
  Less agency commissions...................................      634,833
                                                              -----------
          Net broadcasting revenue..........................    5,600,642
Operating expenses:
  Sales and promotion.......................................    1,276,030
  Programming, engineering and news.........................    1,467,136
  General and administrative................................      685,926
  Depreciation and amortization.............................    1,538,196
  Management fees and other expenses........................      178,749
                                                              -----------
                                                                5,146,037
                                                              -----------
     Operating income.......................................      454,605
Other income (expense):
  Interest expense..........................................   (1,071,241)
  Interest income...........................................        7,916
                                                              -----------
                                                               (1,063,325)
                                                              -----------
     Net loss...............................................  $  (608,720)
                                                              ===========

   The accompanying notes are an integral part of these financial statements.

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

                         STATEMENT OF PARTNERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                         GENERAL      LIMITED
                                                         PARTNER      PARTNERS        TOTAL
                                                         -------     ----------     ----------
Partners' equity, January 1, 1996......................  $50,484     $4,909,135     $4,959,619
Net loss for 1996......................................   (6,195)      (602,525)      (608,720)
                                                         -------     ----------     ----------
Partners' equity, December 31, 1996....................  $44,289     $4,306,610     $4,350,899
                                                         =======     ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

Cash flows from operating activities:
  Net loss..................................................  $ (608,720)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................   1,538,196
     Changes in operating assets and liabilities:
       Accounts receivable..................................    (293,368)
       Prepaid expenses.....................................       3,648
       Accounts payable and accrued expenses................      90,615
       Trade payable, net...................................      19,584
                                                              ----------
          Net cash provided by operating activities.........     749,955
                                                              ----------
Cash flows from investing activities:
  Madison Radio Group related costs.........................    (103,097)
  Advances to related party.................................     (32,082)
  Purchases of property and equipment.......................     (80,058)
  Other.....................................................      (5,510)
                                                              ----------
          Net cash used in investing activities.............    (220,747)
                                                              ----------
Cash flows from financing activities:
  Principal payments on term loan...........................    (462,500)
                                                              ----------
          Net cash used in financing activities.............    (462,500)
                                                              ----------
          Net increase in cash and cash equivalents.........      66,708
Cash and cash equivalents, beginning of year................     193,962
                                                              ----------
Cash and cash equivalents, end of year......................  $  260,670
                                                              ==========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $  985,801
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. Organization and Basis of Presentation: Point Communications Limited Partnership (the "Partnership") was formed to acquire, own and operate radio stations WIBA-AM, WIBA-FM, WMAD-AM and WMAD-FM (the "Stations") servicing the Madison, Wisconsin area. The general partner of Point Communications L.P. is a corporation wholly-owned by the president of the radio stations. Included in management fees and other expenses in the Statement of Operations are management fees paid to the general partner and other costs related to the general partner's activities.

     The Partnership's financial statements have been prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses for the period presented. They also affect the disclosures of contingencies. Actual results could differ from those estimates.

     On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission (the "FCC") to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for the broadcast licenses. The ultimate effect of this legislation on the competitive environment is currently undeterminable.

     b. Cash Equivalents: For purposes of the Statement of Cash Flows, the Partnership considers all highly liquid, short-term investments purchased with original maturities of three months or less to be cash equivalents.

     c. Property and Equipment: Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows: buildings and improvements 15-39 years, tower and antennae 5-15 years, equipment 5-7 years, and other 3-5 years. Expenditures for repairs are expensed while major additions are capitalized. Upon sale or disposal, the asset cost and accumulated depreciation are removed and any gain or loss is recognized in earnings.

     d. Intangible Assets: Intangible assets are stated at cost and amortized on a straight-line basis over their estimated useful lives, as follows:

          FCC broadcast licenses -- 15 years. Accumulated amortization as of December 31, 1996 was $848,533.

          Other intangibles -- 15 years. Accumulated amortization as of December 31, 1996 was $82,089.

          Goodwill -- 15 years. Accumulated amortization as of December 31, 1996 was $25,721.

          Deferred financing costs -- loan term. Accumulated amortization as of December 31, 1996 was $67,933.

          Organization cost -- 5 years. Accumulated amortization as of December 31, 1996 was $26,033.

     On an ongoing basis, management evaluates the recoverability of the net carrying value of intangible assets by reference to the Partnership's undiscounted anticipated future cash flows.

     e. Barter Transactions: The Partnership exchanges advertising airtime for goods and services, as is customary in the broadcast industry. In accordance with Statement of Financial Accounting Standards No. 63, "Financial Reporting by Broadcasters", revenue is recognized as the advertising is broadcast at the estimated fair market value of goods or services received or to be received. The value of the goods and services received in barter transactions is charged to expense when received or used. Barter revenues and expenses approximated $214,000 for 1996.

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

     f. Revenue Recognition: Revenue from the sale of air-time is recognized at the time the related program or advertisement is broadcast.

     g. Concentration of Risk: The Stations operate within the Madison, Wisconsin geographic area. They extend credit to their various customers in the form of accounts receivable. The Partnership performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

     h. Allocations and Distributions: The profits and losses of the Partnership are being allocated among the partners, and cash flow from operations or cash from capital transactions, if any, will be distributed to the partners in accordance with the terms of the partnership agreement.

     i. Income Taxes: No provision for federal or state income taxes has been provided as the partners report their pro rata share of the partnership profits or losses on their individual tax returns.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at December 31, 1996:

Land and improvements.......................................  $  283,200
Buildings...................................................     725,720
Tower and antennae..........................................     986,770
Equipment...................................................     703,640
Other.......................................................     148,983
                                                              ----------
                                                               2,848,313
Less accumulated depreciation...............................     508,696
                                                              ----------
                                                              $2,339,617
                                                              ==========

     Depreciation expense was $383,010 in 1996.

3. INTANGIBLE ASSETS:

     Intangible assets consisted of the following at December 31, 1996:

FCC broadcast licenses......................................       $  9,546,000
Other intangibles...........................................            911,544
Goodwill....................................................            301,306
Deferred financing costs....................................            254,749
Organization costs..........................................             97,623
                                                                   ------------
                                                                     11,111,222
Less accumulated amortization...............................          1,050,309
                                                                   ------------
                                                                   $ 10,060,913
                                                                   ============

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

4. LONG-TERM DEBT:

     Long-term debt consisted of the following at December 31, 1996:

Term loan payable in quarterly installments of $212,500 to
  $400,000, with a balloon payment of remaining balance due
  August 1, 2000, bearing interest at the bank's reference
  rate plus 2.5% (reference rate was 8.25% at December 31,
  1996).....................................................  $9,537,500
Less current portion........................................     912,500
                                                              ----------
                                                              $8,625,000
                                                              ==========

     The term loan is subject to certain restrictive financial covenants, including the maintenance of minimum broadcast operating cash flow amounts, and limitations on additional indebtedness, capital expenditures, lease agreements, investments and distributions to partners.

     The term loan is collateralized by substantially all assets of the Partnership.

     The carrying amount reported for long-term debt approximates fair value since the underlying instrument bears interest at a variable rate that reprices frequently.

     The aggregate scheduled maturities of debt in subsequent years is as follows:

1997........................................................  $  912,500
1998........................................................   1,125,000
1999........................................................   2,100,000
2000........................................................   5,400,000
                                                              ----------
                                                              $9,537,500
                                                              ==========

5. OPERATING LEASES:

     The Partnership leases vehicles, office equipment, office space and a tower site under operating leases with future minimum rental payments as follows:

1997........................................................  $ 87,004
1998........................................................    67,512
1999........................................................    67,512
2000........................................................    67,512
2001........................................................    38,705
Thereafter..................................................   331,000
                                                              --------
                                                              $659,245
                                                              ========

     Rental expense charged to operations was $84,382 for 1996.

6. LETTER OF CREDIT:

     At December 31, 1996, the Partnership had a letter of credit outstanding for $90,000. The letter of credit can be drawn upon if the Partnership fails to make payments due under the terms and conditions of a network agreement which expires in May 1997. The Partnership has pledged a certificate of deposit as collateral for the letter of credit.

                    POINT COMMUNICATIONS LIMITED PARTNERSHIP

7. SUBSEQUENT EVENTS:

     On January 2, 1997, the Partnership exchanged its broadcasting and real estate assets of stations WMAD-FM, WIBA-FM and WIBA-AM and $400,000 cash, subject to its long-term debt, for a 50% partnership interest in Madison Radio Group (a general partnership), and $3,962,500 cash (which was financed by Madison Radio Group borrowings). Simultaneously, Midcontinent Broadcasting Co. of Wisconsin, Inc. ("Midcontinent"), a company that also owns and operates radio stations serving the Madison, Wisconsin area, exchanged its broadcasting and real estate assets of stations WZEE-FM, WMLI-FM and WTSO-AM and $400,000 cash for the remaining 50% partnership interest in Madison Radio Group. During 1996, the Partnership incurred $103,097 of costs directly related to its investment in Madison Radio Group, which are included in other assets on the accompanying balance sheet. Also, on January 2, 1997, the Partnership contributed the assets of its WMAD-AM station with a net book value of approximately $230,000 to an educational institution and received $85,000 cash.

     On February 4, 1997, Madison Radio Group entered into an agreement to sell substantially all the assets of its stations to Capstar Radio Broadcasting Partners, Inc., a radio investment group. The closing of the transaction, which is subject to various conditions and approvals as defined in the agreement, is expected to occur in the fourth quarter of 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners
Community Pacific Broadcasting Company L.P.:

     We have audited the accompanying balance sheet of Community Pacific Broadcasting Company L.P. (the "Partnership") as of December 31, 1996, and the related statements of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Pacific Broadcasting Company L.P. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

San Jose, California
February 13, 1997

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                                 BALANCE SHEETS

                                     ASSETS

                                                               MARCH 31,     DECEMBER 31,
                                                                 1997            1996
                                                              -----------    ------------
                                                              (UNAUDITED)
Current assets:
  Cash......................................................  $   330,770     $    38,532
  Accounts receivable, net of allowance for doubtful
     accounts of $58,982 and $70,525, respectively..........      745,638       1,708,213
  Prepaid expenses and other current assets.................      144,731          97,239
                                                              -----------     -----------
          Total current assets..............................    1,221,139       1,843,984
Property and equipment, net.................................    3,806,144       3,843,508
Intangible assets, net......................................   12,595,121      12,817,337
Other assets................................................      100,661         125,453
                                                              -----------     -----------
     Total assets...........................................  $17,723,065     $18,630,282
                                                              ===========     ===========

                            LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $    68,679     $   237,996
  Accrued liabilities.......................................      189,477         483,065
  Due to Pacific Star.......................................       72,026              --
  Current portion of long-term debt.........................  1,437,500..       1,175,125
                                                              -----------     -----------
          Total current liabilities.........................    1,767,682       1,896,186
Long-term debt, net of current portion......................    8,337,500       8,696,875
                                                              -----------     -----------
          Total liabilities.................................   10,105,182      10,593,061
                                                              -----------     -----------
Commitments (Note 9)
Partners' equity............................................    7,617,883       8,037,221
                                                              -----------     -----------
          Total liabilities and partners' equity............  $17,723,065     $18,630,282
                                                              ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS

                                                               THREE MONTHS
                                                                  ENDED           YEAR ENDED
                                                              MARCH 31, 1997   DECEMBER 31, 1996
                                                              --------------   -----------------
                                                               (UNAUDITED)
Revenue:
  Broadcasting revenue......................................    $1,849,044        $12,318,547
  Less agency commissions...................................       168,049          1,119,613
                                                                ----------        -----------
          Net revenue.......................................     1,680,995         11,198,934
                                                                ----------        -----------
Station operating expenses:
  Programming and technical expense.........................       623,566          3,935,571
  Selling and promotion expense.............................       331,592          2,981,563
  General and administrative expense........................       354,878          1,998,698
                                                                ----------        -----------
          Total station operating expenses..................     1,310,036          8,915,832
Corporate expenses..........................................       197,220            760,150
Depreciation and amortization...............................       350,270          1,416,077
                                                                ----------        -----------
  Operating income (loss)...................................      (176,531)           106,875
Other expense, net..........................................        (2,424)            (8,438)
Loss on disposal of assets..................................            --            (10,611)
Interest expense............................................      (237,774)          (933,315)
                                                                ----------        -----------
          Net loss..........................................    $ (416,729)       $  (845,489)
                                                                ==========        ===========

   The accompanying notes are an integral part of these financial statements.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                   STATEMENTS OF CHANGES IN PARTNERS' EQUITY

                                                                                       TOTAL
                                                           GENERAL      LIMITED      PARTNERS'
                                                           PARTNER     PARTNERS        TOTAL
                                                          ---------   -----------   -----------
Balances as of January 1, 1996..........................  $ 272,872   $ 7,583,322   $ 7,856,194
  Capital contributions from partners...................     20,000     3,058,916     3,078,916
  Capital distributions to partners.....................       (800)   (2,051,600)   (2,052,400)
  Net loss..............................................   (176,474)     (669,015)     (845,489)
                                                          ---------   -----------   -----------
Balances as of December 31, 1996........................    115,598     7,921,623     8,037,221
  Capital distributions to partners (unaudited).........       (800)       (1,809)       (2,609)
  Net loss (unaudited)..................................    (86,971)     (329,758)     (416,729)
                                                          ---------   -----------   -----------
Balances as of March 31, 1997 (unaudited)...............  $  27,827   $ 7,590,056   $ 7,617,883
                                                          =========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                                                               THREE MONTHS
                                                                  ENDED           YEAR ENDED
                                                              MARCH 31, 1997   DECEMBER 31, 1996
                                                              --------------   -----------------
                                                               (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................    $(416,729)        $  (845,489)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................      350,270           1,416,077
     Loss on sale of fixed assets...........................           --              10,611
     Changes in operating assets and liabilities:
       Accounts receivable, net.............................      962,575             116,834
       Prepaid expenses and other current assets............      (47,492)             41,643
       Other assets.........................................       24,792                  --
       Accounts payable.....................................     (169,317)           (345,207)
       Accrued liabilities..................................     (293,588)           (108,490)
       Due to Pacific Star..................................       72,026                  --
                                                                ---------         -----------
          Net cash provided by operating activities.........      482,537             285,979
                                                                ---------         -----------
Cash flows from investing activities:
  Purchase of property and equipment, net of acquisition....      (90,690)           (408,731)
  Proceeds from sale of fixed assets........................           --               3,500
  Intangible assets, net of acquisition.....................           --            (103,635)
  Increase in other assets..................................           --             (17,919)
  Cash used in acquisition..................................           --            (450,000)
                                                                ---------         -----------
          Net cash used in investing activities.............      (90,690)           (976,785)
                                                                ---------         -----------
Cash flows from financing activities:
  Proceeds from notes payable...............................      190,500           1,408,000
  Repayment of notes payable................................     (287,500)         (1,650,000)
  Capital contributions from partners.......................           --           3,092,954
  Capital distributions to partners.........................       (2,609)         (2,209,658)
                                                                ---------         -----------
          Net cash (used in) provided by financing
            activities......................................      (99,609)            641,296
                                                                ---------         -----------
Net increase (decrease) in cash.............................      292,238             (49,510)
Cash, beginning of year.....................................       38,532              88,042
                                                                ---------         -----------
Cash, end of year...........................................    $ 330,770         $    38,532
                                                                =========         ===========
Supplemental disclosure of cash flow information:
  Interest paid.............................................                      $   991,233
                                                                                  ===========
Supplemental disclosure of noncash activities:
  Revenue related to barter transactions....................    $ 322,837         $ 2,171,006
                                                                =========         ===========
  Advances from partners converted into equity..............    $      --         $   427,046
                                                                =========         ===========

   The accompanying notes are an integral part of these financial statements.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS
1. ORGANIZATION:

     Community Pacific Broadcasting Company L.P. (the Partnership), a Delaware limited partnership, was formed April 1, 1992 and operates AM and FM radio broadcasting stations in the following communities as of December 31, 1996:

     - Modesto, California -- KFIV-AM, KJSN-FM, KVFX-FM and KJAX-AM

     - Anchorage, Alaska -- KASH-AM, KASH-FM, KENI-AM and KBFX-FM

     - Des Moines, Iowa -- KGGO-FM, KDMI-AM, and KHKI-FM

     Effective March 1, 1997, the Partnership entered into an LMA with Pacific Star in connection with the Partnership's radio stations pursuant to which Pacific Star provides certain sales, programming and marketing services for the Partnership's radio stations (unaudited).

  Interim Periods

     The balance sheet as of March 31, 1997 and the statements of operations, partners' equity and cash flows for the three month period ended March 31, 1997 are unaudited. However, in the opinion of management, all adjustments necessary (consisting only of normal recurring adjustments) for a fair presentation of such financial statements have been included. Interim results are not necessarily indicative of results for a full year.

2. USE OF ESTIMATES AND UNCERTAINTIES:

     The Partnership's financial statements have been prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses for the period presented. They also affect the disclosures of contingencies. Actual results could differ from those estimates.

     On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission (the "FCC") to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for the broadcast licenses. The ultimate effect of this legislation on the competitive environment is currently undeterminable.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets as follows:

Tower and antennae...................  7-20 years
Broadcast equipment..................  7 to 10 years
Building.............................  30 years
Furniture and fixtures...............  7 to 10 years
Automobiles..........................  3-5 years
Leasehold improvements...............  Shorter of the life of the asset or the lease

     When items are retired or sold, the cost and accumulated depreciation are removed and any gain or loss is included in income.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Intangible Assets:

     Intangible assets are stated at cost, less accumulated amortization. Amortization is determined using the straight-line method based upon the estimated useful lives of the assets as follows:

                                                              YEARS
                                                              -----
FCC licenses and goodwill...................................    20
Organization costs..........................................     5
Noncompetition agreements...................................     5
Other.......................................................   2-5

     On an ongoing basis, management evaluates the recoverability of the net carrying value of intangible assets by reference to the Company's undiscounted anticipated future cash flows.

  Revenue:

     Revenue is recognized when advertisements are broadcast.

  Barter Transactions:

     The Partnership trades or barters commercial air time for syndicated radio shows and for goods and services used for promotional, sales and other business activities. These exchanges are recorded at the fair market value of the radio shows or the goods or services received or the value of the advertising time provided, whichever is more clearly determinable. Revenue from barter transactions is recognized as income when advertisements are broadcast, and radio shows are charged to expense when broadcast, and goods or services are charged to expense or capitalized when used or received. Barter revenue totaled $2,171,006 for the year ended December 31, 1996.

  Advertising Costs:

     The Partnership incurs various marketing and promotional costs to add and maintain listenership. These costs are expensed as incurred and totaled approximately $1,007,626 for the year ended December 31, 1996.

  Concentration of Credit Risk:

     The Partnership's revenue and accounts receivable primarily relate to advertising of products and services within the radio stations' broadcast areas. The Partnership's management perform ongoing credit evaluations of the customers' financial condition and, generally, require no collateral from their customers. The Partnership maintains an allowance for doubtful accounts and past credit losses have been within management's expectations.

  Income Taxes:

     No provision has been made for income taxes since the Partnership is not a taxable entity. Partners report their share of the Partnership's income on their respective tax returns.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. PROPERTY AND EQUIPMENT:

     At December 31, 1996, property and equipment consist of the following:

Land and improvements.......................................  $  131,130
Buildings...................................................     400,603
Tower and antenna systems...................................     952,025
Broadcast and transmitter equipment.........................   2,644,931
Furniture and fixtures......................................     878,730
Leasehold improvements......................................      93,038
                                                              ----------
                                                               5,100,457
Less accumulated depreciation...............................   1,256,949
                                                              ----------
                                                              $3,843,508
                                                              ==========

     Depreciation expense was $473,380 in 1996.

5. INTANGIBLE ASSETS:

     At December 31, 1996, intangible assets consist of the following:

FCC licenses and goodwill...................................  $15,451,996
Organization costs..........................................      103,511
Noncompetition agreements...................................      117,500
Other.......................................................       26,100
                                                              -----------
                                                               15,699,107
Less accumulated amortization...............................    2,881,770
                                                              -----------
                                                              $12,817,337
                                                              ===========

     Amortization expense was $942,697 in 1996.

6. LONG-TERM DEBT:

     In January 1995, the Partnership entered into a variable rate loan agreement with a bank whereby the Partnership could borrow up to $11,500,000. Borrowings under this agreement bear interest at a rate based on the London Interbank Offered Rate (LIBOR) or the bank's prime rate plus the applicable margin, which ranges from 1.50% to 2.75% for LIBOR and prime depending on ratios of debt to operating cash flow. The interest rate is approximately 8.75% as of December 31, 1996 and $9,872,000 is outstanding under this agreement. The Partnership pays a commitment fee of 0.5% per annum on the unused portion of the loan commitment and paid a onetime facility fee of $115,000 in January 1995, which is being amortized over the term of the loan agreement.

     The credit facility agreement contains certain financial and operational covenants and other restrictions with which the Partnership must comply, which include limitations on incurrence of additional indebtedness, partner distributions and redemptions.

     Borrowings under this agreement are collateralized by substantially all assets of the Partnership.

     The carrying amount reported for long-term debt approximates fair value since the underlying instrument bears interest at a variable rate that reprices frequently.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Total annual maturities of long-term debt, excluding mandatory prepayments, are as follows:

1997........................................................  $1,175,125
1998........................................................   1,653,125
1999........................................................   1,725,000
2000........................................................   2,156,250
2001........................................................   2,515,625
Thereafter..................................................     646,875
                                                              ----------
                                                              $9,872,000
                                                              ==========

7. PARTNERS' EQUITY:

     Under the amended and restated agreement of limited partnership dated December 1, 1995, the general partner is authorized to manage the activities of the Partnership. No management fee is to be paid, although the general partner is reimbursed for expenses incurred. Extraordinary actions, as defined, require the approval of the holders of a majority of the voting partner units (general partner plus Classes B and C limited partner units).

     Losses and profits are allocated among the partners in accordance with the partnership agreement.

     For tax purposes, any gain, loss, income or deductions with respect to property contributed to the Partnership are subject to the special allocation rules of Section 704 of the Internal Revenue Code.

     In December 1995, the Partnership issued warrants to purchase 76,868 units of Class C stock at $0.75 per unit. In July 1996, the Partnership issued warrants to purchase 11,647 units of Class C stock at $0.825 per unit. The warrants expire five years after the date of issuance.

8. EMPLOYEE BENEFIT PLAN:

     The Company maintains a salary deferral 401(k) Plan (the Plan) that allows eligible employees, at their discretion, to make pre-tax contributions to the Plan. The Partnership may make discretionary contributions to the Plan. No amounts have been accrued or paid for such discretionary contributions in respect of the year ended December 31, 1996.

9. COMMITMENTS:

     The Partnership rents certain facilities and equipment under noncancelable operating leases. Minimum annual payments under these leases as of December 31, 1996 are as follows:

1997........................................................    $323,670
1998........................................................     269,566
1999........................................................     245,175
2000........................................................     204,547
2001........................................................     151,938
Thereafter..................................................     220,388
                                                              ----------
          Total.............................................  $1,415,284
                                                              ==========

     Rent expense was approximately $362,685 for the year ended December 31, 1996.

     The Partnership has entered into several royalty agreements in order to broadcast music. Most of these contracts require payments based upon related advertising revenue.

                  COMMUNITY PACIFIC BROADCASTING COMPANY L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

10. ACQUISITION:

     In April 1996, the Partnership acquired substantially all the assets of KJAX-AM in Stockton, California, for $450,000 plus acquisition costs of $64,757. The purchase price has been allocated $100,000 to property and equipment, $325,000 to FCC licenses and goodwill and $25,000 to other intangibles.

     The acquisition has been accounted for as an asset purchase. The purchase price has been allocated to the assets acquired based on their estimated fair market value at the date of the acquisition.

     Accordingly, the accompanying financial statements include the results of operations of the acquired entity from the date of acquisition. Had the acquisition occurred January 1, 1996 the Partnership's results of operations for the year ended December 31, 1996 would not have been materially different.

11. PENDING SALE OF PARTNERSHIP:

     On December 26, 1996, the Partnership agreed to be acquired by Capstar Radio Broadcasting Partners, Inc., a Delaware corporation, through an acquisition affiliate, Community Acquisition Company, Inc. The sale is subject to regulatory approval. The purchase price is estimated to be approximately $35.0 million and is subject to adjustment. No adjustments have been made to the financial statements to reflect the pending sale.

12. SUBSEQUENT EVENTS (UNAUDITED):

     In July 1997, Capstar Radio Broadcasting Partners, Inc. acquired substantially all of the assets of the Partnership for approximately $35.0 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Patterson Broadcasting, Inc.:

     We have audited the accompanying consolidated balance sheets of Patterson Broadcasting, Inc. and subsidiaries (a Delaware corporation) as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1996 and for the period from May 1, 1995 (inception) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patterson Broadcasting, Inc. and subsidiaries at December 31, 1996 and 1995 and the results of their operations and cash flows for the year ended December 31, 1996 and for the period from May 1, 1995 (inception) through December 31, 1995 in conformity with generally accepted accounting principles.

     As explained in Note 1 to the financial statements, the Company has given effect to a change in accounting principle for redeemable warrants.

ARTHUR ANDERSEN LLP

New York, New York
February 28, 1997 (except with respect to the matter discussed in Note 13, as to which the date is April 16, 1997)

                 PATTERSON BROADCASTING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                     DECEMBER 31,
                                                               MARCH 31,      ---------------------------
                                                                  1997            1996           1995
                                                              ------------    ------------    -----------
                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  1,177,000    $  3,046,000    $   214,000
  Accounts receivable, less allowances for doubtful accounts of $452,000 at March 31, 1997, $402,000 at December 31,
    1996 and $32,000 at December 31, 1995...................     8,171,000       9,426,000      2,498,000
  Prepaid expenses and other current assets.................     1,231,000         932,000        497,000
  Deferred income taxes (Note 6)............................       658,000         458,000             --
                                                              ------------    ------------    -----------
         Total current assets...............................    11,237,000      13,862,000      3,209,000
                                                              ------------    ------------    -----------
PROPERTY, PLANT, AND EQUIPMENT:
  Land and land improvements................................     1,265,000       1,261,000        387,000
  Buildings and leasehold improvements......................     3,379,000       3,362,000      1,836,000
  Equipment.................................................    16,140,000      15,809,000      5,510,000
                                                              ------------    ------------    -----------
                                                                20,784,000      20,432,000      7,733,000
  Less accumulated depreciation.............................    (1,670,000)     (1,305,000)      (166,000)
                                                              ------------    ------------    -----------
         Total property, plant, and equipment -- net........    19,114,000      19,127,000      7,567,000
                                                              ------------    ------------    -----------
INTANGIBLE AND OTHER ASSETS -- Net:
  Cost of purchased businesses in excess of net tangible
    assets
    acquired (Note 2).......................................   108,768,000     109,089,000     29,795,000
  Deposits (Note 2).........................................       290,000          40,000      2,916,000
  Other assets (Note 2).....................................     4,073,000       4,315,000      2,575,000
  Deferred income taxes (Note 6)............................     4,957,000       2,258,000             --
                                                              ------------    ------------    -----------
         Total intangible and other assets -- net...........   118,088,000     115,702,000     35,286,000
                                                              ------------    ------------    -----------
                                                              $148,439,000    $148,691,000    $46,062,000
                                                              ============    ============    ===========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $  2,898,000    $  3,503,000    $ 1,947,000
  Accrued interest..........................................       383,000         393,000         34,000
  Accrued dividends.........................................       250,000         250,000             --
  Note payable (Note 2).....................................            --         600,000             --
  Accrued income taxes......................................       211,000         173,000             --
                                                              ------------    ------------    -----------
         Total current liabilities..........................     3,742,000       4,919,000      1,981,000
                                                              ------------    ------------    -----------
LONG-TERM DEBT (Note 3).....................................    66,500,000      67,000,000     10,000,000
                                                              ------------    ------------    -----------
OTHER LIABILITIES...........................................        87,000          97,000         58,000
                                                              ------------    ------------    -----------
REDEEMABLE PREFERRED STOCK, $1.00 par value, 100,000 shares
  authorized, 2,775, 2,700 and -0- issued and outstanding at
  March 31, 1997 and December 31, 1996 and 1995,
  respectively (Note 4).....................................    20,747,000      19,816,000             --
                                                              ------------    ------------    -----------
REDEEMABLE WARRANTS (Note 4)................................    17,803,000      11,921,000             --
                                                              ------------    ------------    -----------
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS' EQUITY (Note 5):
  Class A Common Stock, $.01 par value, 200,000 shares
    authorized, 70,571.91, 70,571.91 and 50,140.91 issued
    and outstanding at March 31, 1997 and December 31, 1996
    and 1995, respectively..................................         1,000           1,000          1,000
  Class B Common Stock, $.01 par value, 200,000 shares
    authorized, 4,227, 4,227 and -0- issued and outstanding
    at March 31, 1997 and December 31, 1996 and 1995,
    respectively............................................                                           --
  Additional paid-in capital................................    52,562,000      52,137,000     35,099,000
  Accumulated deficit.......................................   (13,003,000)     (7,200,000)    (1,077,000)
                                                              ------------    ------------    -----------
         Total stockholders' equity.........................    39,560,000      44,938,000     34,023,000
                                                              ------------    ------------    -----------
                                                              $148,439,000    $148,691,000    $46,062,000
                                                              ============    ============    ===========

                See notes to consolidated financial statements.

                 PATTERSON BROADCASTING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        PERIOD FROM
                                                                                        MAY 1, 1995
                                                                                        (INCEPTION)
                                              QUARTER ENDED MARCH 31,     YEAR ENDED      THROUGH
                                              ------------------------   DECEMBER 31,   DECEMBER 31,
                                                 1997          1996          1996           1995
                                              -----------   ----------   ------------   ------------
                                                    (UNAUDITED)
Net Revenues................................  $10,727,000   $6,097,000   $ 41,369,000    $ 4,613,000
Operating Expenses, excluding Depreciation
  and Amortization..........................    8,319,000    5,144,000     29,725,000      3,623,000
LMA Fee.....................................           --           --        500,000             --
Corporate Expense...........................    1,088,000      513,000      2,374,000      1,217,000
Regional Expense............................      233,000           --        143,000             --
Patterson Planning Management Fee...........       63,000       63,000        250,000        146,000
Depreciation and Amortization...............    1,162,000      522,000      3,537,000        391,000
                                              -----------   ----------   ------------    -----------
Income (Loss) From Operations...............     (138,000)    (145,000)     4,840,000       (764,000)
                                              -----------   ----------   ------------    -----------
Other Income (Expense):
  Interest expense..........................   (1,716,000)    (821,000)    (5,052,000)      (458,000)
  Increase in fair value of redeemable
     warrants (Note 4)......................   (5,882,000)          --     (5,499,000)            --
  Interest income...........................        1,000       55,000         70,000        148,000
  Other - net...............................        2,000           --        (33,000)        (3,000)
                                              -----------   ----------   ------------    -----------
          Total other income (expense)......   (7,595,000)    (766,000)   (10,514,000)      (313,000)
                                              -----------   ----------   ------------    -----------
Loss Before Income Taxes....................   (7,733,000)    (911,000)    (5,674,000)    (1,077,000)
Income Tax Benefit (Note 6).................    2,861,000           --      2,344,000             --
                                              -----------   ----------   ------------    -----------
Net Loss....................................  $(4,872,000)  $ (911,000)  $ (3,330,000)   $(1,077,000)
                                              ===========   ==========   ============    ===========

                See notes to consolidated financial statements.

                 PATTERSON BROADCASTING, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                    ADDITIONAL
                                                          COMMON      PAID-IN      ACCUMULATED
                                                          STOCK       CAPITAL        DEFICIT
                                                          ------    -----------    ------------
BALANCE, May 1, 1995 (inception)........................  $  --     $        --    $         --
  Equity contribution...................................  1,000      35,099,000              --
  Net loss..............................................     --              --      (1,077,000)
                                                          ------    -----------    ------------
BALANCE, December 31, 1995                                1,000      35,099,000      (1,077,000)
  Equity contribution, net of issuance costs of
     $462,000...........................................     --      17,038,000              --
  Accretion of redeemable preferred stock...............     --              --        (543,000)
  Dividends declared on redeemable preferred stock......     --              --      (2,250,000)
  Net loss..............................................     --              --      (3,330,000)
                                                          ------    -----------    ------------
BALANCE, December 31, 1996..............................  1,000      52,137,000      (7,200,000)
  Accretion of redeemable preferred stock (unaudited)...     --              --        (181,000)
  Dividends declared on redeemable preferred stock
     (unaudited)........................................     --              --        (750,000)
  Contingent award of common stock pursuant to
     compensation plan (unaudited)......................     --         425,000              --
  Net loss (unaudited)..................................     --              --      (4,872,000)
                                                          ------    -----------    ------------
BALANCE, March 31, 1997 (unaudited).....................  $1,000    $52,562,000    $(13,003,000)
                                                          ======    ===========    ============

                See notes to consolidated financial statements.

                 PATTERSON BROADCASTING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               PERIOD FROM
                                                                                               MAY 1, 1995
                                                          QUARTER ENDED                        (INCEPTION)
                                                            MARCH 31,            YEAR ENDED      THROUGH
                                                    -------------------------   DECEMBER 31,   DECEMBER 31,
                                                       1997          1996           1996           1995
                                                    -----------   -----------   ------------   ------------
                                                           (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss........................................  $(4,872,000)  $  (911,000)  $ (3,330,000)  $ (1,077,000)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation.................................      366,000       188,000      1,175,000        166,000
     Amortization.................................      796,000       334,000      2,362,000        225,000
     Deferred financing costs.....................      159,000        56,000        429,000             --
     Increase in fair value of redeemable
       warrants...................................    5,882,000            --      5,499,000             --
     Loss on sale of property, plant, and
       equipment..................................           --            --         31,000             --
     Provision for contingent stock
       compensation...............................      425,000            --             --             --
     Changes in assets and liabilities, net of
       effects from acquisitions and dispositions:
       Accounts receivable........................    1,255,000    (1,186,000)    (5,243,000)    (2,492,000)
       Prepaid expenses and other current
          assets..................................     (299,000)      (40,000)       (53,000)      (279,000)
       Accounts payable and accrued expenses......     (605,000)     (120,000)       955,000      1,219,000
       Accrued interest...........................      (10,000)      116,000        359,000         34,000
       Accrued income taxes.......................       38,000            --        173,000             --
       Deferred income taxes......................   (2,899,000)           --     (2,517,000)            --
       Other......................................      (11,000)       15,000         35,000        (28,000)
                                                    -----------   -----------   ------------   ------------
          Net cash provided by (used in) operating
            activities............................      225,000    (1,548,000)      (125,000)    (2,232,000)
                                                    -----------   -----------   ------------   ------------
INVESTING ACTIVITIES:
  Purchases of media properties, net of cash
     acquired.....................................     (600,000)  (60,309,000)   (92,915,000)   (36,923,000)
  Purchases of property, plant, and equipment.....     (279,000)     (296,000)    (1,036,000)      (107,000)
  Disposal of property, plant, and equipment......           --            --         21,000             --
  Deposits in escrow..............................     (250,000)           --             --     (2,900,000)
  Net proceeds on disposal of media property......           --     2,100,000      2,100,000             --
  Deferred acquisition costs......................     (465,000)     (587,000)       (84,000)      (768,000)
  Other...........................................           --            --             --       (156,000)
                                                    -----------   -----------   ------------   ------------
          Net cash used in investing activities...   (1,594,000)  (59,092,000)   (91,914,000)   (40,854,000)
                                                    -----------   -----------   ------------   ------------
FINANCING ACTIVITIES:
  Equity contributions............................           --     8,125,000     17,500,000     35,100,000
  Issuance of redeemable preferred stock and
     warrants.....................................           --            --     25,000,000             --
  Borrowings under bank credit facility...........    2,000,000    62,500,000     86,500,000     10,000,000
  Repayment of borrowings under bank credit
     facility.....................................   (2,500,000)   (7,500,000)   (29,500,000)            --
  Financing and issuance costs....................           --      (224,000)    (4,629,000)    (1,800,000)
                                                    -----------   -----------   ------------   ------------
          Net cash provided by (used in) financing
            activities............................     (500,000)   62,901,000     94,871,000     43,300,000
                                                    -----------   -----------   ------------   ------------
NET INCREASE (DECREASE) IN CASH...................   (1,869,000)    2,261,000      2,832,000        214,000
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD....    3,046,000       214,000        214,000             --
                                                    -----------   -----------   ------------   ------------
CASH AND CASH EQUIVALENTS,
     END OF PERIOD................................  $ 1,177,000   $ 2,475,000   $  3,046,000   $    214,000
                                                    ===========   ===========   ============   ============

                See notes to consolidated financial statements.

                 PATTERSON BROADCASTING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

     Patterson Broadcasting, Inc. was organized in May 1995 for the purpose of owning and operating radio stations. At December 31, 1996, the Company owned and operated radio stations in Savannah, Georgia; Allentown, Pennsylvania; Honolulu, Hawaii; Fresno, California; Grand Rapids, Michigan; Battle Creek, Michigan; Reno, Nevada; Harrisburg, Pennsylvania; Pensacola, Florida; and Springfield, Illinois.

     Of the 70,572 issued shares of Class A common stock, 65.9% are held by The Dyson-Kissner-Moran Corporation ("DKM").

     Change in Accounting Principle -- In order to conform the Company's accounting principles with the accounting requirements of the Securities and Exchange Commission, the accompanying financial statements reflect a change in accounting principle for the redeemable warrants. Previously issued financial statements presented the redeemable warrants as equity. The warrant value was being accreted to its earliest potential put value, with the accretion included in stockholders' equity. The accompanying financial statements present the warrants as liabilities, measured at their fair value, with changes in the fair value included in earnings, in conformity with EITF 96-13, Accounting For Sales Of Call Options Or Warrants On Issuer's Stock With Various Forms Of Settlement, which is only applicable to public companies.

     Principles of Consolidation -- The consolidated financial statements include the accounts of Patterson Broadcasting, Inc. and its wholly-owned subsidiaries (the "Company"). All significant intercompany accounts and transactions are eliminated in consolidation.

     Revenue Recognition -- Radio advertising revenues are recognized when the related advertisements are broadcast and are recorded net of advertising agency commissions. Exchanges of advertising time for products and services are recorded at the estimated fair value of the products or services received.

     Cash and Cash Equivalents -- Cash and cash equivalents consist of cash, money market funds, overnight deposits, and investments with maturities of three months or less when purchased.

     Property, Plant, and Equipment -- Property, plant, and equipment is stated at cost. Depreciation is computed by the straight-line method using estimated useful lives of the individual assets which range from 5 to 40 years.

     Deferred Financing Costs -- Costs associated with obtaining debt financing are capitalized and amortized over the term of the related debt.

     Intangible and Other Assets -- Costs of purchased businesses in excess of net tangible assets acquired are stated at cost less accumulated amortization and primarily consist of FCC broadcast licenses and goodwill. These costs are being amortized using the straight-line method over periods not exceeding 40 years. Accumulated amortization at December 31, 1996 and 1995 was $2,575,000 and $225,000, respectively.

     On a continuing basis, the Company reviews the financial statement carrying amounts of its operating units for impairment. Specifically, this process includes a comparison of the carrying amounts of the operating units to their estimated fair values, an analysis of estimated future cash flows and an evaluation as to whether an operating unit might be sold in the near future. If this process concludes that the carrying amount of an operating unit's assets will not be recovered from either future operations or sale, a write down of the operating unit's assets is recognized through a charge to operations.

     Incomes Taxes -- Deferred income taxes are recorded using Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes".

     SFAS No. 109 requires the Company to compute deferred income taxes based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

                 PATTERSON BROADCASTING, INC. AND SUBSIDIARIES

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Unaudited Interim Financial Statements -- In the opinion of management, interim unaudited financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, the results of operations and the cash flows for the periods presented. Results for the interim periods are not necessarily indicative of results to be expected for the full year.

     The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading.

2. ACQUISITION, DISPOSITIONS AND PRO FORMA FINANCIAL INFORMATION

     In July 1995, the Company purchased radio stations WCHY-AM/FM in Savannah, Georgia, for $5,200,000 in cash. In September 1995, the Company purchased radio stations WEEX-AM and WODE-FM in Allentown, Pennsylvania, radio stations KRZR-FM and KTHT-FM in Fresno, California, and radio stations KSSK-AM/FM and KUCD-FM in Honolulu, Hawaii for $30,590,000 in cash.

     In January 1996, the Company purchased radio stations WLHT-FM, WGRD-FM, and WRCV-AM in Grand Rapids, Michigan and radio stations WBCK-AM, WBXX-FM, WRCC-AM and WWKN-FM in Battle Creek, Michigan for $21,400,000 in cash.

     In January 1996, the Company purchased stations KCBN-AM, KRNO-FM, KWNZ-FM in Reno, Nevada for $4,100,000 in cash.

     In January 1996, the Company purchased radio stations KCBL-AM and KBOS-FM in Fresno, California for $6,250,000 in cash.

     In January 1996, the Company sold radio station KTHT-FM in Fresno, California for $2,200,000 in cash.

     In March 1996, the Company purchased radio stations WTCY-AM, WNNK-FM in Harrisburg, Pennsylvania and radio station WXBM-FM in Pensacola, Florida for $31,200,000 in cash, including accounts receivable.

     In April 1996, the Company purchased radio station WYKZ-FM in Savannah, Georgia for $1,500,000 in cash.

     In August 1996, the Company purchased radio stations WFMB-AM/FM, WCVS-FM in Springfield, Illinois for $7,000,000 in cash.

     In November 1996, the Company purchased radio stations KIKI-AM/FM, KKLV-FM, KHVH-AM in Honolulu, Hawaii for $9,100,000 in cash, of which $600,000 was paid in January 1997. Such amount is recorded as a note payable at December 31, 1996.

     In November 1996, the Company purchased radio stations WAEV-FM, WLVH-FM, WSOK-AM in Savannah, Georgia for $11,000,000 in cash, including accounts receivable.

     In November 1996, the Company purchased radio station WWSF-FM in Pensacola, Florida for $1,820,000 in cash, including accounts receivable.

                 PATTERSON BROADCASTING, INC. AND SUBSIDIARIES

     The acquisitions have been accounted for using the purchase method of accounting. The consolidated statements of operations include the operations of the acquired businesses since their respective date of acquisition.

     The following unaudited pro forma financial information gives effect to the above acquisitions and disposition as if such transactions had occurred on January 1, 1995.

                                       THREE MONTHS ENDED
                                           MARCH 31,            YEAR ENDED DECEMBER 31,
                                    ------------------------   -------------------------
                                       1997          1996         1996          1995
                                    -----------   ----------   -----------   -----------
Net revenues......................  $10,727,000   $9,930,000   $48,615,000   $44,750,000
Income (loss) from operations.....     (138,000)     357,000     6,560,000     5,762,000
Net loss..........................   (1,166,000)    (875,000)     (503,000)   (1,105,000)

     The pro forma information also reflects adjustments to interest expense and income taxes resulting from the transactions, and is not necessarily indicative of the results of operations that would have been achieved if such transactions had occurred at the beginning of the periods presented or of future results of operations.

     The Company has operated stations under time brokerage agreements ("TBAs") or local marketing agreements ("LMAs") whereby the Company agreed to purchase from the broadcast station licensee certain broadcast time on the station and to provide programming to and sell advertising on the station during the purchased time. Accordingly, the Company received all the revenue derived from the advertising sold during the purchased time, paid certain expenses of the station and performed other functions. The broadcast station licensee retains responsibility for ultimate control of the station in accordance with FCC policies. At December 31, 1996, the Company had acquired all stations operated under LMAs during 1996.

     At December 31, 1996 and 1995, the Company had deferred $84,000 and $768,000, respectively, in acquisition costs, primarily legal, related to future acquisitions. The Company had placed $2,900,000 of deposits in escrow related to future acquisitions at December 31, 1995. The $2,900,000 deposits in escrow were utilized in the 1996 acquisitions outlined above. At December 31, 1996, there were no deposits in escrow. The deferred acquisition costs and deposits in escrow are included in other assets and deposits, respectively, in the accompanying consolidated balance sheets.

3. LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                      DECEMBER 31, 1996    DECEMBER 31, 1995
                                                      -----------------    -----------------
Bank Credit Facility................................     $67,000,000          $10,000,000

     On June 20, 1996, the Company amended and restated its variable rate loan agreement (the "Credit Facility"). The agreement was amended to increase the available credit up to $150,000,000 by adding new lenders and amending certain other provisions. The interest rate on the Credit Facility floats with the prime rate established by the agent but can be fixed by the Company for up to six months based upon a Eurodollar rate. The interest rate includes a borrowing premium which varies from 1/4% to 3 1/4% depending on the Company's ratio of total indebtedness to annualized operating cash flow for revolving credit loans, as defined in the Credit Facility, and based on the interest rate option selected. The Credit Facility also includes a commitment fee of 1/2% on the unused portion of the Credit Facility. The Company may incur borrowings under the Credit Facility until June 30, 2003; however, commitment reductions begin December 31, 1997 with a final commitment reduction date of June 30, 2003. In addition, beginning in 1998, the Company is required to prepay outstanding borrowings to the extent of any excess of any cash flow, as defined. The Credit Facility is secured by a pledge of the stock of and is guaranteed by all subsidiaries of the Company and contains certain restrictive covenants, including the

                 PATTERSON BROADCASTING, INC. AND SUBSIDIARIES maintenance of cash flow ratios and limitations on additional borrowings, mergers, acquisitions, dispositions, and certain restricted payments.

     Of long-term debt outstanding at December 31, 1996, $43,000,000 matures in 2003 and $24,000,000 matures in 2004.

4. REDEEMABLE PREFERRED STOCK AND WARRANTS

     In April 1996, the Company issued 2,500 shares of Series A Cumulative Redeemable Preferred Stock (the "Preferred Stock") along with warrants for total proceeds of $25,000,000. The Preferred Stock carries a 12% per annum cumulative dividend rate and is redeemable April 2005 at $25,000,000 plus accrued and unpaid dividends. The proceeds were allocated between the Preferred Stock and warrants based on their estimated fair values. The Preferred Stock is being increased to its redemption price during the period from date of issuance until April 2005. The dividends are payable in cash or at the option of the Company in additional shares of Preferred Stock at a rate of 3/100 of one share for $300 of such dividends paid. The dividend payment date is each March 1, June 1, September 1 and December 1, beginning June 1, 1996. During 1996, the Company paid $2,000,000 in dividends by issuing 200 additional shares. In addition, the shares of Preferred Stock are subject to mandatory redemption upon the occurrence of certain specified events and are subject to optional redemption by the Company at any time and upon the occurrence of certain specified events, in each case at specified redemption prices based upon the date of any such event. There are no redemption requirements for the next five years.

     The warrants, which are exercisable upon issuance, entitle the holder to receive 12,177 shares of Class A Common Stock at an exercise price of $.01 per share. The warrants expire April 2006. In addition, subject to certain conditions, the warrants (and any shares of Common Stock issued upon the exercise thereof) may be put to the Company at any one time after April 1, 2001 and may be called at the option of the Company after April 1, 2002. The warrants are measured at their fair value at December 31, 1996 and, as a result, a change in the fair value of $5,499,000 was recorded as other expense during 1996.

5. STOCKHOLDERS' EQUITY

     In February 1996, the Company reclassified the initial Common Stock to Class A Common Stock and increased the authorized shares to 200,000, $.01 par value per share. The Company also created a new class of non-voting Common Stock known as Class B Common Stock, with 200,000 shares authorized, $.01 par value per share.

     The Company issued Class A Common Stock of 7,221.25 shares for $5,125,000 in February 1996, 3,452.16 shares for $2,450,000 in July 1996, and 9,757.59 shares for $6,925,000 in October 1996. The Company also issued 4,227 shares of Class B Common Stock for $3,000,000 in February 1996.

     One of the shareholders has the right to purchase up to 1,160 additional shares of Class A Common Stock at a price of $.01 per share, on the earlier of the occurrence of certain specified events or February 27, 1999.

                 PATTERSON BROADCASTING, INC. AND SUBSIDIARIES

6. INCOME TAXES

     Income tax expense (benefit) is summarized as follows:

                                                                                  PERIOD FROM
                                                                                  MAY 1, 1995
                                                               YEAR ENDED     (INCEPTION) THROUGH
                                                              DECEMBER 31,       DECEMBER 31,
                                                                  1996               1995
                                                              ------------    -------------------
Current:
Federal.....................................................   $        --         $      --
State.......................................................       173,000                --
                                                               -----------         ---------
Total.......................................................       173,000                --
                                                               -----------         ---------
Deferred:
Federal.....................................................    (1,791,000)         (374,000)
State.......................................................      (306,000)          (46,000)
Change in valuation allowance...............................      (420,000)          420,000
                                                               -----------         ---------
Total.......................................................    (2,517,000)               --
                                                               -----------         ---------
Income tax expense (benefit)................................   $(2,344,000)        $      --
                                                               ===========         =========

     Income tax expense (benefit) computed using the federal statutory tax rate is reconciled to the reported income tax expense (benefit) as follows:

                                                                        PERIOD FROM
                                                                        MAY 1, 1995
                                                 YEAR ENDED         (INCEPTION) THROUGH
                                              DECEMBER 31, 1996      DECEMBER 31, 1995
                                             -------------------    -------------------
Federal statutory tax rate.................  $(1,986,000)   (35%)    $(377,000)    (35%)
State income taxes, net of federal tax
  benefit..................................     (183,000)    (3%)      (46,000)     (4%)
Change in valuation allowance..............     (420,000)    (7%)      420,000      39%
Nondeductible amortization.................      131,000      2%            --       0%
Nondeductible meals and entertainment......       59,000      1%            --       0%
Other -- net...............................       55,000      1%         3,000       0%
                                             -----------             ---------
Total......................................  $(2,344,000)   (41%)    $      --       0%
                                             ===========             =========

                 PATTERSON BROADCASTING, INC. AND SUBSIDIARIES

     The tax effects of significant items comprising the Company's net deferred tax asset are as follows:

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1996            1995
                                                             ------------    ------------
Deferred tax assets:
  Accruals and reserves not currently deductible...........  $   374,000      $ 289,000
  Compensation accruals not currently deductible...........       84,000             --
  Increase in fair value of redeemable warrants............    2,062,000             --
  Operating loss carryforward..............................    4,053,000        466,000
  Other....................................................        5,000             --
                                                             -----------      ---------
          Total deferred tax assets........................    6,578,000        755,000
Deferred tax liabilities:
  Difference in book and tax basis of property.............   (1,503,000)      (335,000)
  Difference in book and tax basis of intangible assets....     (913,000)            --
                                                             -----------      ---------
          Total deferred tax liabilities...................   (2,416,000)      (335,000)
Valuation Allowance........................................   (1,446,000)      (420,000)
                                                             -----------      ---------
Net deferred tax asset.....................................  $ 2,716,000      $      --
                                                             ===========      =========

     For 1995, the Company was included in the consolidated federal income tax return of DKM. Effective February 27, 1996, the Company was no longer included in DKM's consolidated federal income tax return. This deconsolidation resulted from additional equity contributions which lowered DKM's stock ownership below eighty percent.

     The Company and DKM have a tax sharing agreement addressing the utilization of the Company's net operating losses in DKM's consolidated federal tax return. Per this agreement, the Company computed its tax liability as if it filed a separate tax return. DKM will reimburse the Company when the Company would have utilized the net operating loss carryforward generated through February 27, 1996 on a stand alone basis. DKM's obligation to reimburse remains in effect although the Company no longer files a consolidated return with DKM.

     At February 27, 1996, the net operating loss carryforward included in DKM's consolidated federal income tax return was estimated at $2,180,000. This net operating loss carryforward is subject to separate return limitations as the result of the deconsolidation discussed above.

     At December 31, 1996 and 1995, the Company had approximately $10,509,000 and $1,222,000, respectively, in net operating loss carryforwards for federal income tax purposes. Such amounts include the portion attributable to losses included in DKM's consolidated return. These loss carryforwards, unless utilized, will expire between 2008 and 2011. At December 31, 1996, $3,982,000 of these loss carryforwards result from an acquisition and are subject to separate return limitations as well as certain limitations under Section 382 described below. Limitations imposed by Section 382 of the Internal Revenue Code, after a change of control, will limit the amount of net operating loss which will be available to offset future taxable income. At December 31, 1996, the Company has a valuation allowance against such restricted net operating loss for the excess of the net operating loss over the amount of taxable temporary differences which will reverse during the permitted carryover period.

7. COMMITMENTS AND CONTINGENCIES

     The Company leases office facilities, transmitter sites, and various items of equipment under noncancelable operating leases. Many of these lease agreements contain renewal options. Total rental expense was $1,062,000 and $179,000, for the year ended December 31, 1996 and for the period from May 1, 1995 through December 31, 1995, respectively.

                 PATTERSON BROADCASTING, INC. AND SUBSIDIARIES

     The following summary sets forth annual commitments under noncancelable leases, net of sublease rentals of $129,000, $135,000, $125,000, $62,000, and
$28,000 for the years ending December 31, 1997, 1998, 1999, 2000, and 2001, respectively.

YEAR ENDING DECEMBER 31,
------------------------
     1997...................................................  $ 1,003,000
     1998...................................................    1,014,000
     1999...................................................      782,000
     2000...................................................      538,000
     2001...................................................      308,000
     Thereafter.............................................    6,494,000
                                                              -----------
                                                              $10,139,000
                                                              ===========

     The Company has employment agreements with its two top executive officers. Pursuant to the agreements, which expire in 2000, the executives receive an aggregate annual salary of $500,000 plus beginning in 1996, an incentive bonus based upon the Company achieving certain operating objectives. Bonus amounts for 1995 were determined at the discretion of the Board of Directors of the Company. At December 31, 1996 and 1995, amounts accrued under these agreements were $294,000 and $120,000, respectively.

     The Company from time to time is involved in litigation incidental to the conduct of its business. The Company is not a party to any lawsuit or legal proceedings that, in the opinion of management, is likely to have a material adverse effect on the Company's financial position or results of operations.

8. STATEMENTS OF CASH FLOWS, SUPPLEMENTAL INFORMATION

                                                                              PERIOD FROM
                                  THREE MONTHS ENDED                          MAY 1, 1995
                                      MARCH 31,            YEAR ENDED     (INCEPTION) THROUGH
                                ----------------------    DECEMBER 31,       DECEMBER 31,
                                   1997         1996          1996               1995
                                ----------    --------    ------------    -------------------
                                     (UNAUDITED)
Cash paid for interest........  $1,548,000    $628,000     $4,264,000          $313,000
Cash paid for income taxes....          --          --             --                --

     Net cash used for purchases of media properties, net of cash acquired, was allocated as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                          ----------------------------
                                                             1996             1995
                                                          -----------      -----------
Purchase price in excess of the net tangible assets
  acquired..............................................  $81,353,000      $29,864,000
Property, plant and equipment...........................   12,426,000        7,628,000
Other assets............................................    1,200,000               --
Working capital, net....................................   (1,464,000)        (505,000)
Other liabilities.......................................     (600,000)         (64,000)
                                                          -----------      -----------
Net cash used for purchases of media properties.........  $92,915,000      $36,923,000
                                                          ===========      ===========

9. RELATED PARTY TRANSACTIONS

     The Company is a party to a management agreement with an affiliate of DKM. Under the agreement, the Company pays an annual fee of $250,000 for various financial services. This amount is deemed to be reflective of the fair value of such services.

     As discussed in Note 6, the Company has a tax sharing agreement with DKM.

                 PATTERSON BROADCASTING, INC. AND SUBSIDIARIES

     In May 1995, the Company received a 5 1/2% promissory note, payable on demand, from DKM, representing a portion of DKM's initial capital contribution. This note was repaid in October 1995. The Company recorded $107,000 in interest income related to this note for the period from May 1, 1995 (inception) through December 31, 1995.

10. STOCK-BASED COMPENSATION

     Pursuant to the formation of the Company, certain members of the Company's management were granted the right to receive up to a total of 2,840 additional shares of Common Stock, on the earlier of the occurrence of certain events or May 3, 2000. The number of shares to be granted is based upon the appreciation in the fair value of the Company. As of December 31, 1996, no compensation expense has been recorded due to the uncertainty associated with estimating the total ultimate value of the shares to be granted.

     Based upon the pending sale transaction (Note 13), for the three months ended March 31, 1997, the Company recorded $425,000 of compensation expense based on an estimate of the total ultimate number of shares to be granted. This amount is included in corporate expense.

     In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS No. 123, the Company has applied APB Opinion 25 and related interpretations in accounting for its stock compensation plans. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, there would have been no impact on net income for the year and period ended December 31, 1996 and 1995, respectively.

11. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                DECEMBER 31, 1996           DECEMBER 31, 1995
                                            -------------------------   -------------------------
                                             CARRYING      ESTIMATED     CARRYING      ESTIMATED
                                              AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                            -----------   -----------   -----------   -----------
Assets:
  Cash and cash equivalents...............  $ 3,046,000   $ 3,046,000   $   214,000   $   214,000
Liabilities:
  Long-term debt..........................    67,000,00    67,000,000    10,000,000    10,000,000

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

        Cash and Cash Equivalents -- The carrying amount approximates fair value because of the short maturity of those instruments.

          Long-term Debt -- The fair value of long-term debt is estimated based on financial instruments with similar terms, credit characteristics, and expected maturities.

     The fair value estimates presented herein are based on pertinent information available to the Company as of December 31, 1996 and 1995. Although the Company is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively reevaluated for purposes of these

                 PATTERSON BROADCASTING, INC. AND SUBSIDIARIES financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

12. SUBSEQUENT EVENT -- 401(k) PLAN

     Effective January 1, 1997, the Company sponsors a 401(k) Plan for the benefit of eligible employees. The Company matches 25% of the first 6% of each participant's salary contributed to the plan.

13. SUBSEQUENT EVENT -- SALE TRANSACTION

     In April 1997, the Company and its stockholders signed a letter of intent pursuant to which all of the outstanding common stock and common stock equivalents will be sold to Capstar Radio Broadcasting Partners, Inc. for $220,000,000 subject to certain conditions. Completion of the transaction, which is subject to the execution of a definitive agreement, FCC approval and other closing conditions, is expected to occur by the end of the first quarter of 1998.

14. PENDING ACQUISITIONS

     In January 1997, the Company signed an agreement to purchase radio station WMEZ-FM in Pensacola, Florida for $7,000,000 in cash.

     In April 1997, the Company signed an agreement to purchase radio stations KJOI-FM and KRDU-AM in Fresno, California for $6,000,000 in cash. The Company signed a letter of credit for $500,000 in connection with this transaction.

     In May 1997, the Company signed an agreement to purchase radio station WQFN-FM in Grand Rapids, Michigan for $1,900,000 in cash.

     The Company began to operate KJOI-FM and KRDU-AM in Fresno, California and WQFN-FM in Grand Rapids, Michigan under LMA agreements in April 1997 and May 1997, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Ameron Broadcasting, Inc.:

     We have audited the accompanying balance sheet of Ameron Broadcasting, Inc. (a Missouri corporation) as of December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ameron Broadcasting, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

St. Louis, Missouri
May 14, 1997

                           AMERON BROADCASTING, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                               MARCH 31,    DECEMBER 31,
                                                                 1997           1996
                                                              -----------   ------------
                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    90,108    $    54,237
  Accounts receivable, net of allowance for doubtful
     accounts of $75,000 and $115,697, respectively.........    1,405,017      1,758,295
  Prepaid assets and other..................................      205,761        158,131
                                                              -----------    -----------
          Total current assets..............................    1,700,886      1,970,663
                                                              -----------    -----------
PROPERTY, PLANT AND EQUIPMENT...............................    3,950,470      3,949,846
ACCUMULATED DEPRECIATION....................................   (2,033,595)    (1,962,993)
                                                              -----------    -----------
          Net property, plant and equipment.................    1,916,875      1,986,853
                                                              -----------    -----------
INTANGIBLE ASSETS:
  Federal Communications Commission licenses................    7,130,104      7,182,920
  Goodwill..................................................    5,876,425      5,919,954
                                                              -----------    -----------
          Total intangible assets...........................   13,006,529     13,102,874
                                                              -----------    -----------
          Total assets......................................  $16,624,290    $17,060,390
                                                              ===========    ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Note payable to related party.............................  $ 4,200,000    $ 4,320,000
  Current maturities of long-term debt......................    1,000,000      1,000,000
  Accounts payable and accrued liabilities..................      761,495        677,154
                                                              -----------    -----------
          Total current liabilities.........................    5,961,495      5,997,154
LONG-TERM DEBT..............................................    4,562,500      4,812,500
                                                              -----------    -----------
          Total liabilities.................................   10,523,995     10,809,654
                                                              -----------    -----------
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 1,410,000 shares authorized,
     1,316,502 shares issued and outstanding................    1,316,502      1,316,502
  Additional paid-in capital................................   12,433,654     12,433,654
  Accumulated deficit.......................................   (7,649,861)    (7,499,420)
                                                              -----------    -----------
          Total stockholders' equity........................    6,100,295      6,250,736
                                                              -----------    -----------
          Total liabilities and stockholders' equity........  $16,624,290    $17,060,390
                                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                           AMERON BROADCASTING, INC.

                            STATEMENTS OF OPERATIONS

                                                              THREE MONTHS
                                                                  ENDED         YEAR ENDED
                                                                MARCH 31,      DECEMBER 31,
                                                                  1997             1996
                                                              -------------    ------------
                                                               (UNAUDITED)

REVENUE.....................................................   $2,087,508      $ 9,123,212
LESS Agency commissions.....................................      231,988          992,249
                                                               ----------      -----------
          Total net revenue.................................    1,855,520        8,130,963
                                                               ----------      -----------
OPERATING EXPENSES:
  Engineering and programming...............................      705,628        2,581,547
  Selling, general and administrative.......................      910,090        3,276,141
  Depreciation and amortization.............................      166,947          662,903
                                                               ----------      -----------
          Total operating expenses..........................    1,782,665        6,520,591
                                                               ----------      -----------
          Income from operations............................       72,855        1,610,372
                                                               ----------      -----------
OTHER EXPENSE (INCOME):
  Interest expense..........................................      218,288          842,881
  Interest income...........................................       (3,825)          (6,810)
  Other, net................................................        8,833           83,446
                                                               ----------      -----------
          Other expense, net................................      223,296          919,517
                                                               ----------      -----------
          Net income (loss).................................   $ (150,441)     $   690,855
                                                               ==========      ===========

   The accompanying notes are an integral part of these financial statements.

                           AMERON BROADCASTING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         ADDITIONAL                       TOTAL
                                              COMMON       PAID-IN     ACCUMULATED    STOCKHOLDERS'
                                              STOCK        CAPITAL       DEFICIT         EQUITY
                                            ----------   -----------   ------------   -------------
BALANCE, December 31, 1995................  $1,316,002   $12,426,559   $(8,190,275)    $5,552,286
  Net income..............................          --            --       690,855        690,855
  Issuance of 500 shares of common
     stock................................         500         7,095            --          7,595
                                            ----------   -----------   -----------     ----------
BALANCE, December 31, 1996................   1,316,502    12,433,654    (7,499,420)     6,250,736
  Net loss (unaudited)....................          --            --            --       (150,441)
                                            ----------   -----------   -----------     ----------
BALANCE, March 31, 1997 (unaudited).......  $1,316,502   $12,433,654   $(7,499,420)    $6,100,295
                                            ==========   ===========   ===========     ==========

   The accompanying notes are an integral part of these financial statements.

                           AMERON BROADCASTING, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 THREE
                                                                 MONTHS
                                                                 ENDED         YEAR ENDED
                                                               MARCH 31,      DECEMBER 31,
                                                                  1997            1996
                                                              ------------    ------------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................   $(150,441)     $   690,855
  Adjustments to reconcile net income (loss) to cash
     provided by operating activities --
     Depreciation and amortization..........................     166,947          663,106
     Loss on sale of fixed assets...........................          --              592
  Changes in net assets and liabilities --
     Accounts receivable....................................     353,278         (372,472)
     Prepaid and other assets...............................     (47,630)         (41,068)
     Accounts payable and accrued liabilities...............      84,341          (54,011)
                                                               ---------      -----------
          Net cash provided by operating activities.........     406,495          887,002
                                                               ---------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................        (624)        (177,444)
  Proceeds from sale of fixed assets........................          --            4,900
                                                               ---------      -----------
          Net cash used in investing activities.............        (624)        (172,544)
                                                               ---------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings on note payable to related party...........    (120,000)         390,000
  Payments on long-term debt................................    (250,000)      (1,000,000)
  Decrease in outstanding check liability...................          --          (57,916)
  Proceeds from issuance of common stock....................          --            7,595
                                                               ---------      -----------
          Net cash used in financing activities.............    (370,000)        (660,321)
                                                               ---------      -----------
          Net increase in cash..............................      35,871           54,137
CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD...............      54,237              100
                                                               ---------      -----------
CASH AND CASH EQUIVALENTS END OF PERIOD.....................   $  90,108      $    54,237
                                                               =========      ===========
SUPPLEMENTAL CASH FLOW DISCLOSURE INFORMATION -- Cash paid
  during the period for interest............................   $ 301,928      $   776,618
                                                               =========      ===========

   The accompanying notes are an integral part of these financial statements.

                           AMERON BROADCASTING, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS:

     Ameron Broadcasting, Inc. (the Company), a Missouri corporation, operates three radio stations in the Birmingham, Alabama, market. The Company operates in a highly competitive market and revenues may fluctuate significantly based on programming ratings of the stations within the market.

 Unaudited Interim Financial Statements

     The financial statements and notes, in so far as they are applicable to the three-month period ended March 31, 1997, are not covered by the Report of Independent Accountants. The unaudited interim financial statements reflect all adjustments consisting of only normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of financial position and results of operations. Operating results for the three months ended March 31, 1997, are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Uncertainties and Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for their broadcast licenses. The ultimate effect of this legislation on the competitive environment is currently indeterminable.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand and other investments with original maturities of three months or less.

  Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets as follows:

                                                              ASSET
                                                              LIFE
                                                              -----
Buildings...................................................   30
Towers and transmitters.....................................   10
Leasehold improvements......................................   10
Studio equipment............................................  5-10
Office furniture............................................    5
Automobiles.................................................   2-5

                           AMERON BROADCASTING, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
     Property, plant and equipment consists of the following as of December 31, 1996:

Land........................................................  $  465,370
Buildings and equipment.....................................   1,035,595
Towers and transmitters.....................................   1,673,707
Furniture and fixtures......................................     512,593
Leasehold improvements and other............................     262,581
                                                              ----------
                                                              $3,949,846
                                                              ==========

  Intangible Assets

     Intangible assets are being amortized on a straight-line basis over the life of the assets as follows:


Federal Communications Commission licenses..................   40
Goodwill....................................................   40

     Amortization expense on intangible assets totaled approximately $385,000 for the year ended December 31, 1996. Accumulated amortization aggregated $2,106,649 at December 31, 1996.

  Revenue Recognition

     Broadcasting revenue is recognized when commercials are aired.

  Concentration of Credit Risk

     The Company's revenue and accounts receivable primarily relate to advertising of products and services within the radio stations' broadcast areas. The Company performs ongoing credit evaluation of its customers and maintains an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

  Barter Transactions

     The Company enters into barter agreements involving the exchange of advertising time for products or services. In accordance with industry standards, all barter transactions are valued at the estimated fair value of the products or goods received. Barter revenue is recorded when the advertisement is broadcast and barter expenses are recorded when the products or services are used.

  Income Taxes

     The Company has made an election to be treated as an S Corporation under the provisions of the Internal Revenue Code. All income and losses flow through to the stockholders who are responsible for all applicable income taxes. Accordingly, no provision or credit is reflected in the financial statements for federal and state income taxes.

                           AMERON BROADCASTING, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
     The accounting methods used by the Company are substantially the same for financial reporting and tax purposes with the exception of accounting for depreciation and amortization expenses and the allowance for doubtful accounts. The following summarizes the significant differences between the financial reporting basis and federal income tax basis of certain assets and liabilities:

Assets:
  FCC licenses and other intangible assets..................  $  992,000
  Accrued expenses..........................................      28,000
  Reserve for bad debts.....................................      13,000
                                                              ----------
                                                              $1,033,000
                                                              ==========
Liabilities:
  Property, plant and equipment.............................  $ (282,000)
                                                              ==========

3. LONG-TERM DEBT:

     Long-term debt at December 31, 1996, consists of a term loan payable to SouthTrust Bank of Alabama, N.A. (the "Bank") maturing on June 30, 2000. Interest on this loan is at the Bank's base rate or LIBOR plus 1.75%, as elected by the Company. In 1996, the Company changed its election from the Bank's base rate to LIBOR plus 1.75%. At December 31, 1996, LIBOR plus 1.75% was 7.10%. The term loan is secured by securities pledged by the primary stockholder of the Company.

     Long-term debt maturities as of December 31, 1996, are summarized as follows:

1997........................................................  $1,000,000
1998........................................................   1,000,000
1999........................................................   1,000,000
2000........................................................   2,812,500
2001........................................................          --
                                                              ----------
          Total debt........................................   5,812,500
Less -- Current maturities..................................   1,000,000
                                                              ----------
          Long-term debt....................................  $4,812,500
                                                              ==========

     The carrying amount of the Company's debt approximates market value.

4. COMMITMENTS AND CONTINGENCIES:

     The Company has entered into operating leases related to the stations' corporate offices, tower and the studio facilities. Future minimum lease payments excluding amounts payable for common area maintenance as of December 31, 1996, are as follows:

1997........................................................  $ 90,007
1998........................................................    90,007
1999........................................................    90,007
2000........................................................    67,506
2001........................................................        --
                                                              --------
                                                              $337,527
                                                              ========

                           AMERON BROADCASTING, INC.

4. COMMITMENTS AND CONTINGENCIES (CONTINUED):
     Rent expense excluding amounts related to common area maintenance for the year ended December 31, 1996, was approximately $76,000. The Company recognizes rent expense on a straight-line method over the lease term. As of December 31, 1996, cumulative rent expense in excess of rent payments totaled $51,000 and is included in accounts payable and accrued liabilities in the accompanying balance sheet.

     The Company is involved in certain legal proceedings and other claims arising in the ordinary course of business. The Company's management believes the final resolution of these matters will not have a material impact on the financial statements.

5. BENEFIT PLANS:

     The Company has a defined contribution plan which covers substantially all full-time employees. The plan is a combined 401(k) plan with companies affiliated by common ownership. Under the plan, employees are permitted to defer receipt of a portion of their compensation. The Company's matching rate is discretionary, with a current rate of 65% of each employee's contribution up to 6% of compensation. Additionally, the Company can make additional discretionary contributions. Total matching contributions were $47,000 for the year ended December 31, 1996. There were no additional discretionary contributions made in 1996.

6. RELATED-PARTY TRANSACTIONS:

     The Company has a $4,320,000 short-term note payable due to Ameron Fund, Inc., an entity related by common ownership. The note is a revolving line of credit which is due upon demand and expires July 1999. Under the agreement, borrowings up to $4,500,000 are available. Interest is payable monthly based on the prime rate. The prime interest rate was 8.25% at December 31, 1996. The Company paid approximately $403,000 in interest to Ameron Fund, Inc. during 1996. The carrying amount of the related party debt approximates market value.

     The Company has a management agreement with a company owned by the Company's principal stockholder. Management services include general management, employee benefits administration, banking and financing services. The management fee is based on a set agreement and totaled $40,000 in 1996. Management fees payable to the management company totaled $10,000 at December 31, 1996, and are included in accounts payable and accrued liabilities in the accompanying balance sheet.

7. STOCK OPTIONS:

     The Company has a stock option plan for key executives and certain board members. The Company, at its discretion, offers the participant the option to purchase a number of shares of common stock. The option expires 60 days after the option date. With the exercise of these options, the participant receives four additional options which are immediately exercisable, and expire seven years from the issuance date or upon the participant's termination. All options are exercisable at prices based upon a formula as defined in the agreement.

     In addition, the Company has a stock agreement with an officer which allows the officer to earn options to purchase up to 7% of the Company's outstanding common stock at $1 per share based upon the Company achieving specified levels of operating profits. As of December 31, 1996, 10,460 options have been earned under the plan. The agreement also contains provisions allowing the Company and the major stockholder a right of first refusal for any prospective sale of stock earned under the agreement. In the event of the officer's employment termination, he has the right to require the Company to repurchase all shares purchased under the agreement and the Company has the right to require the officer to sell all shares purchased under the agreement at a selling price based on the appraised market value of the shares. Neither the officer nor the Company may exercise these rights under the earlier of the sale of the corporation to a third party or five years from the date of the agreement.

                           AMERON BROADCASTING, INC.

7. STOCK OPTIONS (CONTINUED):
     No compensation expense has been recorded since inception of the stock option plans described above as the amount was not material to the financial statements. During 1996, the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1996 consistent with the provisions of this statement, the Company's net income would have been reduced by approximately $33,000 to arrive at pro forma net income for December 31, 1996.

     The fair value of each option has been estimated on the date of grant using the estimated fair value of the Company divided by the total number of shares of stock and options outstanding as of December 31, 1996. The fair value of the Company is based upon the estimated prospective selling price of the Company's assets net of reserves and other liabilities.

     A summary of the combined activity and balances for the Company's stock options for the two plans as of December 31, 1996, and changes during the year ended on that date is as follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                              SHARES     PRICE
                                                              ------    --------
Options outstanding, beginning of year......................  40,680     $10.37
Options granted.............................................   2,500      12.15
Options exercised...........................................    (500)     15.19
Options canceled............................................      --         --
                                                              ------
Options outstanding, end of year............................  42,680      10.60
                                                              ======
Options exercisable at year-end.............................  42,680      10.60
Weighted average fair value of options granted during the
  year......................................................  $13.40
                                                              ======

     The following table summarizes information about stock options outstanding at December 31, 1996:

                                                OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                       -------------------------------------   -----------------------
                                          NUMBER       WEIGHTED                   NUMBER
                                       OUTSTANDING      AVERAGE     WEIGHTED   EXERCISABLE    WEIGHTED
                                            AT         REMAINING    AVERAGE         AT        AVERAGE
              RANGE OF                 DECEMBER 31,   CONTRACTUAL   EXERCISE   DECEMBER 31,   EXERCISE
           EXERCISE PRICES                 1996          LIFE        PRICE         1996        PRICE
           ---------------             ------------   -----------   --------   ------------   --------
$ 1.00 to $ 4.36.....................     19,132      48.2 months    $ 2.23       19,132       $ 2.23
$10.06 to $14.10.....................      6,672      36.2 months     12.24        6,672        12.24
$15.19 to $20.00.....................     16,876      36.6 months     19.43       16,876        19.43
                                          ------                                  ------
                                          42,680                     $10.60       42,680       $10.60
                                          ======                                  ======

8. SUBSEQUENT EVENT:

     On April 24, 1997, a contract was signed with another broadcast company for the sale of the Company. The sale is expected to close in August 1997 pending FCC approval.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Knight Quality Stations:

     We have audited the accompanying combined balance sheet of Knight Quality Stations as of December 31, 1996, and the related combined statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Knight Quality Stations as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
May 8, 1997

                            KNIGHT QUALITY STATIONS

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                DECEMBER 31,    MARCH 31,
                                                                    1996          1997
                                                                ------------   -----------
                                                                               (UNAUDITED)
Current Assets:
  Cash and cash equivalents.................................    $ 1,752,647    $ 2,419,314
  Short-term investments....................................             --         78,298
  Accounts receivable, net of reserves of approximately
     $472,000 at December 31, 1996 and March 31, 1997.......      3,298,155      2,631,480
  Prepaids and other current assets.........................        387,046        385,397
                                                                -----------    -----------
          Total current assets..............................      5,437,848      5,514,489
                                                                -----------    -----------
Property, Land and Equipment:
  Land......................................................        416,223        416,223
  Buildings and improvements................................      5,106,227      5,106,227
  Furniture and fixtures....................................      1,182,935      1,182,935
  Equipment.................................................      8,388,183      8,439,431
  Motor vehicles............................................        538,222        534,222
                                                                -----------    -----------
                                                                 15,631,790     15,679,038
  Less -- Accumulated depreciation and amortization.........     10,721,314     10,895,570
                                                                -----------    -----------
                                                                  4,910,476      4,783,468
                                                                -----------    -----------
Other Assets:
  Goodwill, net of accumulated amortization of approximately
     $2,473,000 and $2,481,000 at December 31, 1996 and
     March 31, 1997, respectively...........................        238,576        230,689
  Other.....................................................        470,151        445,548
                                                                -----------    -----------
                                                                $11,057,051    $10,974,194
                                                                ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion of notes payable..........................    $   683,332    $   848,332
  Accrued expenses and accounts payable.....................      1,132,622      1,219,213
                                                                -----------    -----------
          Total current liabilities.........................      1,815,954      2,067,545
                                                                -----------    -----------
Notes Payable, net of current portion.......................      8,081,228      7,772,893
                                                                -----------    -----------
Commitments (Note 5)
Stockholders' Equity:
  Common stock, no par value
     Authorized -- 2,200 shares;
     Issued and outstanding -- 2,200 shares.................         36,000         36,000
  Retained earnings.........................................      1,123,869      1,097,756
                                                                -----------    -----------
          Total stockholders' equity........................      1,159,869      1,133,756
                                                                -----------    -----------
                                                                $11,057,051    $10,974,194
                                                                ===========    ===========

    The accompanying notes are an integral part of these combined financial statements.

                            KNIGHT QUALITY STATIONS

                       COMBINED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED     THREE MONTHS
                                                                DECEMBER 31,       ENDED
                                                                    1996       MARCH 31, 1997
                                                                ------------   --------------
                                                                                (UNAUDITED)
Broadcast Revenues..........................................    $18,452,001     $ 4,061,302
Less -- Agency commissions..................................     (1,855,089)       (398,619)
                                                                -----------     -----------
          Net revenues......................................     16,596,912       3,662,683
                                                                -----------     -----------
National Commissions........................................      1,242,505         293,045
Operating Expenses:
  Technical.................................................        660,265         149,741
  Program...................................................      3,041,634         784,504
  Selling...................................................      6,051,723       1,287,469
  General and administrative................................      3,899,553         820,919
Depreciation and Amortization Expense.......................      1,005,427         205,580
                                                                -----------     -----------
          Income from operations............................        695,805         121,425
Interest Expense, net.......................................       (709,923)       (165,281)
Realty Expense, net.........................................       (102,221)        (22,624)
Nonbroadcast Revenue........................................        162,721          57,820
Gain on Sale of Property and Equipment......................        567,762           6,414
                                                                -----------     -----------
          Net income (loss) before provision for state
            income taxes....................................        614,144          (2,246)
Provision for State Income Taxes............................         76,660          23,867
                                                                -----------     -----------
          Net income (loss).................................    $   537,484     $   (26,113)
                                                                ===========     ===========

    The accompanying notes are an integral part of these combined financial statements.

                            KNIGHT QUALITY STATIONS

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    COMMON STOCK                         TOTAL
                                                  -----------------     RETAINED     STOCKHOLDERS'
                                                  SHARES    AMOUNT      EARNINGS        EQUITY
                                                  ------    -------    ----------    -------------
Balance, December 31, 1995 (unaudited)..........  2,200     $36,000    $1,230,643     $1,266,643
  Net income....................................     --          --       537,484        537,484
  Distributions to stockholders.................     --          --      (644,258)      (644,258)
                                                  -----     -------    ----------     ----------
Balance, December 31, 1996......................  2,200      36,000     1,123,869      1,159,869
  Net loss (unaudited)..........................     --          --       (26,113)       (26,113)
                                                  -----     -------    ----------     ----------
Balance, March 31, 1997 (unaudited).............  2,200     $36,000    $1,097,756     $1,133,756
                                                  =====     =======    ==========     ==========

    The accompanying notes are an integral part of these combined financial statements.

                            KNIGHT QUALITY STATIONS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                             THREE MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                  1996           1997
                                                              ------------   ------------
                                                              (UNAUDITED)
Cash Flows from Operating Activities:
  Net income (loss).........................................  $   537,484     $  (26,113)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities --
     Depreciation and amortization..........................    1,024,774        205,580
     Gain on sale of real estate............................     (567,762)        (6,414)
     Write-off of uncollectible note receivable.............      600,000             --
     Changes in current assets and current liabilities --
       Accounts receivable..................................     (617,810)       666,675
       Prepaids and other current assets....................      (29,751)      (198,351)
       Accrued expenses and accounts payable................      258,251         86,591
                                                              -----------     ----------
          Net cash provided by operating activities.........    1,205,186        727,968
                                                              -----------     ----------
Cash Flows from Investing Activities:
  Purchase of available-for-sale investments................           --        (78,298)
  Purchase of property, land and equipment..................   (1,227,815)       (67,003)
  Proceeds from the sale of property and equipment..........      818,905         14,000
  (Issuance) repayment of notes receivable..................     (300,000)       200,000
  Increase in other assets..................................       (5,454)            --
                                                              -----------     ----------
          Net cash (used in) provided by investing
            activities......................................     (714,364)        68,699
                                                              -----------     ----------
Cash Flows from Financing Activities:
  Distributions to stockholders.............................     (644,258)            --
  Repayment of debt.........................................   (5,015,202)      (130,000)
  Proceeds from issuance of debt............................    4,850,000             --
                                                              -----------     ----------
          Net cash used in financing activities.............     (809,460)      (130,000)
                                                              -----------     ----------
Net (Decrease) Increase in Cash and Cash Equivalents........     (318,638)       666,667
Cash and Cash Equivalents, beginning of period..............    2,071,285      1,752,647
                                                              -----------     ----------
Cash and Cash Equivalents, end of period....................  $ 1,752,647     $2,419,314
                                                              ===========     ==========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for --
     Interest...............................................  $   733,187     $  173,220
                                                              ===========     ==========
     State income taxes.....................................  $    33,484     $   23,867
                                                              ===========     ==========

    The accompanying notes are an integral part of these combined financial statements.

                            KNIGHT QUALITY STATIONS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                (INCLUDED DATA APPLICABLE TO UNAUDITED PERIODS)

(1) BACKGROUND INFORMATION

     Knight Quality Stations (the Company) is the operating name of the following entities' combined operations:

     - Knight Broadcasting of New Hampshire, Inc. (KBNH) (a New Hampshire corporation) operates the following radio stations:

        -- WHEB-FM (Portsmouth, New Hampshire), which operates on a frequency of
           100.3 MHz, utilizing a rock format.

        -- WXHT-FM (Portsmouth, New Hampshire) formerly WCQL-FM, which operates on a frequency of 95.3 MHz, utilizing a modern adult contemporary format.

        -- WTMN-AM (Portsmouth, New Hampshire) formerly WCQL-AM, which operates on a frequency of 1380 kc, utilizing an all sports format.

     - Knight Radio, Inc. (KRI) (a New Hampshire corporation) operates the following stations:

        -- WGIR-AM/FM (Manchester, New Hampshire), which operates on a frequency of 610 kc and 101.1 MHz, utilizing a news, talk and sports format on WGIR-AM and a rock format on WGIR-FM.

        -- WEZF-FM (Burlington, Vermont), which operates on a frequency of 92.9
           MHz, utilizing an adult contemporary format.

     - Knight Communications Corporation (KCC) (a Massachusetts corporation) operates the following stations:

        -- WSRS-FM (Worcester, Massachusetts), which operates on a frequency of
           96.1 MHz, utilizing a soft adult contemporary format.

        -- WTAG-AM (Worcester, Massachusetts), which operates on a frequency of 580 kc, utilizing a news, talk and sports format.

     In addition to its broadcast radio operations, the Company holds certain real estate and properties for business purposes.

     In February 1996, KCC sold certain real estate, for which the Company received net proceeds of approximately $770,000 and realized a gain on the sale of approximately $530,000, which is included in the accompanying combined statements of operations for the year ended December 31, 1996.

(2) SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Combination

     The accompanying combined financial statements for the year ended December 31, 1996 and for the three months ended March 31, 1997 include the combined operating results of the entities referred to in Note 1, as they are entities under common control and common management. All material intercompany accounts and transactions have been eliminated in the combination.

  (b) Interim Financial Statements

     The accompanying combined balance sheet as of March 31, 1997, the combined statements of operations, cash flows and stockholders' equity for the three months ended March 31, 1997 are unaudited, but in the opinion

                            KNIGHT QUALITY STATIONS
of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of the results for those interim periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of results to be expected for the entire year.

  (c) Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (d) Cash and Cash Equivalents and Short-Term Investments

     The Company considers all highly liquid investments with a remaining maturity of 90 days or less from the date of purchase to be cash equivalents. The Company accounts for its cash equivalents and short-term investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, investments that the Company has the positive intent and ability to hold to maturity are reported at amortized cost, which approximates fair market value, and are classified as held-to-maturity. As of December 31, 1996 and March 31, 1997, the Company had approximately $1,073,000 and $882,000, respectively, invested in repurchase agreements collateralized by government securities, which the Company has deemed to be held-to-maturity investments and are included as cash equivalents in the accompanying combined balance sheets. Short-term investments have maturities of greater than three months and consist of equity securities at March 31, 1997. These investments were purchased to be held for indefinite periods of time and were not intended at the time of purchase to be held to maturity; therefore, they are classified as available-for-sale. These investments are carried at cost, which approximates fair market value.

  (e) Depreciation and Amortization

     The Company provides for depreciation and amortization on property and equipment using both the straight-line and declining-balance methods by charges to operations in amounts that allocate the cost of the assets over their estimated useful lives as follows:

                                                                 ESTIMATED
                                                                   USEFUL
                    ASSET CLASSIFICATION                            LIFE
                    --------------------                      ----------------
Buildings and improvements..................................  18 - 39 years
Furniture and fixtures......................................   5 - 7 years
Equipment...................................................   5 - 15 years
Motor vehicles..............................................   5 - 7 years

  (f) Revenue Recognition

     The Company recognizes broadcast revenues and records the related commission during the period that the advertising is aired.

                            KNIGHT QUALITY STATIONS

  (g) Trade and Barter Transactions

     Gross revenues and operating expenses include trade and barter transactions at the fair market value of the product or service received. These transactions represent the exchange of advertising time for merchandise and services. Trade and barter transactions charged to operations were as follows:

                                                                            THREE MONTHS
                                                              YEAR ENDED       ENDED
                                                             DECEMBER 31,    MARCH 31,
                                                                 1996           1997
                                                             ------------   ------------
Trade revenues.............................................  $ 1,613,192     $ 401,430
Trade expenses.............................................   (1,664,042)     (313,773)
                                                             -----------     ---------
          Net barter transactions..........................  $   (50,850)    $  87,657
                                                             ===========     =========

  (h) Prepaids and Other Current Assets

     At December 31, 1996 and March 31, 1997, other current assets included $300,000 and $100,000, respectively, of a note receivable bearing interest at 9% which is payable monthly, and the note receivable matures in June 1997.

  (i) Goodwill

     Goodwill represents the excess of acquisition costs over the fair market value of the assets acquired and is being amortized over 10 years. For the year ended December 31, 1996 and for the three months ended March 31, 1997, approximately $99,000 and $8,000, respectively, was charged to operations for goodwill amortization and is included in depreciation and amortization expense in the accompanying combined statements of operations. The Company assesses the realizability of its long-lived assets, including goodwill, using the undiscounted cash flows method, in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of. As of December 31, 1996 and March 31, 1997, the Company believes that the carrying values have not been impaired.

  (j) Other Assets

     Other assets include the following:

     - A noncompete agreement related to the acquisition of WEZF. In connection with the acquisition of the station, the Company entered into a noncompete agreement with the former owner. Total payments under this agreement totaled $80,000 and $20,000 for the year ended December 31, 1996 and for the three months ended March 31, 1997, respectively.

     - Approximately $433,000 related to Federal Communications Commission (FCC) licenses acquired through the purchase of WCQL-AM/FM, which is being amortized over 10 years. For the year ended December 31, 1996 and for the three months ended March 31, 1997, approximately $44,000 and $11,000, respectively, of amortization was charged to operations. As of December 31, 1996 and March 31, 1997, accumulated amortization totaled approximately $97,000 and $108,000, respectively.

     In 1996, the Company held a $600,000 note receivable from the owner of WEIM for the purchase of station WEIM-AM in Fitchburg, Massachusetts, in July 1987. In September 1996, management deemed this note to be uncollectible and charged the balance of the note to operations. The write-off is included in general and administrative expenses in the accompanying combined statement of operations.

                            KNIGHT QUALITY STATIONS

  (k) Fair Value of Financial Instruments

     The Company's financial instruments consist mainly of cash and cash equivalents, investments, accounts receivable, accounts payable and notes payable. The carrying amount of these financial instruments approximates their fair value.

  (l) Concentration of Credit Risk

     SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. Financial instruments, which potentially subject the Company to concentrations of credit risk, are principally cash and cash equivalents, investments, and accounts receivable. The company places its cash and investments in highly rated institutions. No single customer accounted for greater than 10% of revenues in any of the periods presented.

  (m) Recent Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 129, Disclosure of Information About Capital Structure, which established disclosure requirements for an entity's capital structure. SFAS No. 129 is effective for fiscal years beginning after December 15, 1997. Management does not believe the implementation of SFAS No. 129 will have a material effect on its financial statements.

                            KNIGHT QUALITY STATIONS

(3) NOTES PAYABLE

     The following are the Company's outstanding notes payable as of December 31, 1996 and March 31, 1997:

                                                             DECEMBER 31,    MARCH 31,
                                                                 1996           1997
                                                             ------------    ----------
WSRS --
  Note payable to USTrust to borrow up to $4,550,000,
  bearing interest at the bank's prime rate (8.50% at March
  31, 1997), with principal payments of $65,000 plus
  interest due monthly beginning in July 1997, secured by
  the personal guarantee of all stockholders...............   $4,030,000     $3,900,000
WHEB --
  Note payable to The Bank of New Hampshire to borrow up to
  $3,600,000, bearing interest at the bank's prime rate
  (8.50% at March 31, 1997), with principal payments of
  $90,000 plus interest due quarterly, secured by the real
  estate of KBNH and the personal guarantee of a
  stockholder..............................................    3,330,000      3,330,000
WGIR --
  Note payable to The Bank of New Hampshire to borrow up to
  $1,500,000, bearing interest at the bank's prime rate
  (8.50% at March 31, 1997), with principal payments of
  $75,000 plus interest due quarterly, secured by the real
  estate of KRI............................................      975,000        975,000
  Demand note payable to The Bank of New Hampshire to
  borrow $300,000, bearing interest at the bank's prime
  rate (8.50% at March 31, 1997), payable upon demand with
  interest payable monthly and guaranteed by a
  stockholder..............................................      300,000        300,000
WEZF --
  Obligation related to a noncompete agreement with the
  former owner of WEZF, with quarterly payments of $20,000
  due through June 1999....................................      129,560        116,225
                                                              ----------     ----------
          Total Notes Payable..............................    8,764,560      8,621,225
  Less -- Current portion of notes payable.................      683,332        848,332
                                                              ----------     ----------
          Notes Payable, net of current portion............   $8,081,228     $7,772,893
                                                              ==========     ==========

     In accordance with certain debt agreements, the Company is required to maintain certain financial and operating covenants. The combined financial statements and the following table summarize approximate scheduled principal payments required on the notes payable as of December 31, 1996:

                          YEAR                               AMOUNT
                          ----                             ----------
1997.....................................................  $  683,000
1998.....................................................   1,364,000
1999.....................................................   1,463,000
2000.....................................................   1,365,000
2001.....................................................   1,140,000
Thereafter...............................................   2,750,000
                                                           ----------
                                                           $8,765,000
                                                           ==========

                            KNIGHT QUALITY STATIONS

(4) INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. The Company has not recorded a deferred tax asset in any period presented, as it was insignificant.

     Each of the entities has elected to be taxed as an S corporation pursuant to Section 1362(a) of the Internal Revenue Code for federal income tax purposes. Therefore, taxable income and federal tax credits of the Company are included in the tax returns of its stockholders.

     During 1987, the Commonwealth of Massachusetts adopted legislation that modified S corporation status for the Company on a combined basis after fiscal 1988, requiring it to pay ceratin taxes at a corporate level. In addition, New Hampshire, New York and Vermont do not recognize S corporation status, and therefore, taxes are paid at the corporate level in all of these states. For the year ended December 31, 1996 and for the three months ended March 31, 1997, a current state income tax provision of approximately $77,000 and $24,000, respectively, has been recognized for certain corporate taxes for financial reporting purposes.

(5) COMMITMENTS

     The Company owns most of its buildings, land, towers and equipment, with the exception of a radio tower in Vermont and certain office equipment, which are leased. The Company's future minimum lease payments under operating leases as of December 31, 1996 are approximately as follows:

YEAR                                                         AMOUNT
----                                                        --------
1997......................................................  $111,000
1998......................................................    28,000
1999......................................................     4,000
                                                            --------
                                                            $143,000
                                                            ========

     Payments under these leases totaled approximately $63,000 and $23,000 for the year ended December 31, 1996 and for the three months ended March 31, 1997, respectively.

(6) RELATED PARTY TRANSACTIONS

     In January 1995, a new entity, KQS Radio Sales, LLC (KQS Sales), was established by employees and stockholders of the Company to represent the Company and other stations for national sales. For the year ended December 31, 1996 and for the three months ended March 31, 1997, the Company paid commissions to KQS Sales of approximately $556,000 and $173,000, respectively, related to national sales, which is included as commissions on the accompanying combined statements of operations.

     In 1996, these same employees and stockholders formed Knight Communications of the Virgin Islands (KCVI). During the three months ended March 31, 1997, the Company advanced $100,000 to KCVI, interest free. This advance is expected to be repaid within twelve months and has been included in other current assets in the accompanying combined balance sheet as of March 31, 1997.

(7) RETIREMENT PLAN

     During 1996, the Company adopted a defined contribution retirement plan (the Plan) under Section 401(k) of the Internal Revenue Code. The Plan provides for a discretionary matching contributions by the Company. There were no contributions made by the Company for the year ended December 31, 1996 or for the three months ended March 31, 1997.

                            KNIGHT QUALITY STATIONS

(8) ACCRUED EXPENSES AND ACCOUNTS PAYABLE

     Accrued expenses and accounts payable in the accompanying combined balance sheets consist of the following:

                                                             DECEMBER 31,    MARCH 31,
                                                                 1996           1997
                                                             ------------    ----------
Accounts payable...........................................   $  359,135     $  361,184
Accrued taxes..............................................       99,561         99,561
Accrued payroll and payroll-related........................      420,475        641,125
Other accrued expenses.....................................      253,451        117,343
                                                              ----------     ----------
                                                              $1,132,622     $1,219,213
                                                              ==========     ==========

(9) SUBSEQUENT EVENT

     Subsequent to year-end, the Company entered into an asset purchase agreement with Capstar Acquisition Company, Inc. ("Capstar"), whereby the Company agreed to sell substantially all of its assets to Capstar in exchange for approximately $55.0 million.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Quass Broadcasting Company
Cedar Rapids, Iowa

     We have audited the accompanying balance sheet of Quass Broadcasting Company as of December 31, 1996 and the related statements of income, common stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quass Broadcasting Company as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            McGLADREY & PULLEN, LLP

Cedar Rapids, Iowa
February 20, 1997, except for Note 6,
  as to which the date is June 12, 1997

                           QUASS BROADCASTING COMPANY

                                 BALANCE SHEETS

                                ASSETS (Note 2)

                                                              DECEMBER 31,     MARCH 31,
                                                                  1996           1997
                                                              ------------    -----------
                                                                              (UNAUDITED)
Current Assets
  Cash and cash equivalents.................................   $  608,643     $   54,530
  Accounts receivable, less allowance for doubtful accounts
     1996 $75,996; 1997 $37,568.............................      642,549        532,484
  Inventories...............................................        3,636          3,687
  Prepaid expenses..........................................       41,476         28,787
  Deferred income taxes (Note 4)............................       35,000         35,000
                                                               ----------     ----------
          Total current assets..............................    1,331,304        654,488
                                                               ----------     ----------
Property and Equipment
  Land......................................................      241,786        241,786
  Buildings and building improvements.......................       68,664         68,664
  Transmitting equipment....................................      851,754        851,754
  Studio technical equipment................................      604,065        604,065
  Furniture and fixtures....................................      111,058        111,058
  Office and shop equipment.................................      156,793        159,248
                                                               ----------     ----------
                                                                2,034,120      2,036,575
  Less accumulated depreciation.............................      811,691        854,285
                                                               ----------     ----------
                                                                1,222,429      1,182,290
                                                               ----------     ----------
Intangibles
  Broadcast rights, at cost, less accumulated amortization
     1996 $227,097; 1997 $244,581...........................    2,122,392      2,104,908
  Other intangibles, at cost, less accumulated amortization
     1996 $298,852; 1997 $312,070...........................      281,201        267,983
                                                               ----------     ----------
                                                                2,403,593      2,372,891
                                                               ----------     ----------
                                                               $4,957,326     $4,209,669
                                                               ==========     ==========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt (Note 2).............   $  250,000     $  250,000
  Accounts payable..........................................       53,764         37,897
  Accrued payroll and payroll related expenses..............      101,410         57,480
  Other accrued liabilities.................................       51,419         43,454
  Income taxes payable......................................       13,766         30,097
                                                               ----------     ----------
          Total current liabilities.........................      470,359        418,928
                                                               ----------     ----------
Long-Term Debt, including $100,000 due to stockholder (Note
  2)........................................................    4,155,000      3,417,500
                                                               ----------     ----------
Deferred Income Taxes (Note 4)..............................      203,000        203,000
                                                               ----------     ----------
Commitments (Note 3)
Redeemable Preferred Stock, $7.50 par value; 20,000 shares
  authorized; 12% cumulative dividends; none issued.........           --             --
                                                               ----------     ----------
Stockholders' Equity (Notes 2 and 6)
  Capital stock, common, no par or stated value; 80,000
     shares authorized; issued and outstanding 17,000
     shares.................................................       17,000         17,000
  Additional paid-in capital................................      133,000        133,000
  Retained earnings (deficit)...............................      (21,033)        20,241
                                                               ----------     ----------
                                                                  128,967        170,241
                                                               ----------     ----------
                                                               $4,957,326     $4,209,669
                                                               ==========     ==========

                       See Notes to Financial Statements.

                           QUASS BROADCASTING COMPANY

                              STATEMENTS OF INCOME

                                                                             THREE MONTHS ENDED
                                                             YEAR ENDED           MARCH 31,
                                                            DECEMBER 31,    ---------------------
                                                                1996          1996         1997
                                                            ------------    ---------    --------
                                                                                 (UNAUDITED)
Broadcasting revenue......................................   $4,037,270     $ 894,066    $920,915
Operating expenses:
  Broadcasting expenses...................................    3,272,713       707,665     688,961
  Depreciation and amortization...........................      293,069        68,889      73,296
                                                             ----------     ---------    --------
          Total operating expenses........................    3,565,782       776,554     762,257
                                                             ----------     ---------    --------
          Operating income, broadcasting..................      471,488       117,512     158,658
                                                             ----------     ---------    --------
Net sales, signage........................................      151,105        32,562      29,236
Cost of sales.............................................       79,009        20,071      17,721
Operating expenses........................................       41,484        10,266      13,112
                                                             ----------     ---------    --------
          Operating income (loss), signage................       30,612         2,225      (1,597)
                                                             ----------     ---------    --------
          Operating income................................      502,100       119,737     157,061
Financial income (expense):
  Interest expense........................................     (428,436)     (103,377)    (86,026)
  Interest income.........................................       26,125         7,069         220
                                                             ----------     ---------    --------
          Income before income taxes......................       99,789        23,429      71,255
Federal and state income taxes (Note 4)...................       38,826        10,850      29,981
                                                             ----------     ---------    --------
          Net income......................................   $   60,963     $  12,579    $ 41,274
                                                             ==========     =========    ========
Net income attributable to common stockholders............   $   58,694     $  10,310    $ 41,274
                                                             ==========     =========    ========
Earnings per common share.................................   $     3.45     $    0.61    $   2.43
                                                             ==========     =========    ========
Weighted average common shares outstanding................       17,000        17,000      17,000
                                                             ==========     =========    ========

                       See Notes to Financial Statements.

                           QUASS BROADCASTING COMPANY

          STATEMENTS OF COMMON STOCKHOLDERS' EQUITY (DEFICIT) (NOTE 2)
 YEAR ENDED DECEMBER 31, 1996 AND THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)

                                                       CAPITAL   ADDITIONAL   RETAINED
                                                       STOCK,     PAID-IN     EARNINGS
                                                       COMMON     CAPITAL     (DEFICIT)    TOTAL
                                                       -------   ----------   ---------   --------
Balance, December 31, 1995...........................  $17,000    $133,000    $(79,727)   $ 70,273
  Dividends on preferred stock, $.11 per share.......       --          --      (2,269)     (2,269)
  Net income.........................................       --          --      60,963      60,963
                                                       -------    --------    --------    --------
Balance, December 31, 1996...........................   17,000     133,000     (21,033)    128,967
  Net income (unaudited).............................       --          --      41,274      41,274
                                                       -------    --------    --------    --------
Balance, March 31, 1997 (unaudited)..................  $17,000    $133,000    $ 20,241    $170,241
                                                       =======    ========    ========    ========

                       See Notes to Financial Statements.

                           QUASS BROADCASTING COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                            THREE MONTHS ENDED
                                                            YEARS ENDED          MARCH 31,
                                                            DECEMBER 31,   ---------------------
                                                                1996         1996        1997
                                                            ------------   ---------   ---------
Cash Flows from Operating Activities
  Net income..............................................   $  60,963     $  12,579   $  41,274
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation.........................................     170,374        38,215      42,594
     Amortization.........................................     122,695        30,674      30,702
     Provision for doubtful accounts......................      63,889         7,756     (21,070)
     Deferred income taxes................................      25,000            --          --
     Changes in assets and liabilities:
       (Increase) decrease in accounts receivable.........    (164,944)       (7,507)    131,135
       (Increase) decrease in inventories.................       1,889           960         (51)
       Decrease in prepaid expense........................      10,425        13,986      12,689
       (Increase) decrease in accounts payable............      30,963         6,776     (15,867)
       (Decrease) in accrued expenses.....................     (10,223)      (39,867)    (51,895)
       Increase in income taxes payable...................      13,766        10,850      16,331
                                                             ---------     ---------   ---------
          Net cash provided by operating activities.......     324,797        74,422     185,842
                                                             ---------     ---------   ---------
Cash Flows from Investing Activities, purchase of property
  and equipment...........................................    (222,106)     (142,553)     (2,455)
                                                             ---------     ---------   ---------
Cash Flows from Financing Activities
  Proceeds from long-term debt............................          --            --     100,000
  Repayments of long-term debt............................     (50,000)      (12,500)   (837,500)
  Dividends paid..........................................      (2,269)       (2,269)         --
  Redemption of preferred stock...........................    (150,000)     (150,000)         --
                                                             ---------     ---------   ---------
          Net cash (used in) financing activities.........    (202,269)     (164,769)   (737,500)
                                                             ---------     ---------   ---------
          (Decrease) in cash and cash equivalents.........     (99,578)     (232,900)   (554,113)
Cash and cash equivalents, beginning......................     708,221       708,221     608,643
                                                             ---------     ---------   ---------
Cash and cash equivalents, ending.........................   $ 608,643     $ 475,321   $  54,530
                                                             =========     =========   =========
Supplemental Disclosures of Cash Flow Information
  Cash payments for:
     Interest.............................................   $ 431,919     $ 107,322   $  90,355
     Income taxes.........................................          --            --      13,650

                       See Notes to Financial Statements.

                           QUASS BROADCASTING COMPANY

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: The Company's primary business is the operation of radio stations in Cedar Rapids, Iowa. The radio stations operated are KHAK-FM, KDAT-FM and KTOF-AM. The Company also manufactures, produces and sells multimedia signage, excluding neon, billboards and electric signs.

     Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The following is a summary of the Company's significant accounting policies:

     Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Inventories: Inventories, which are related to the sign business, are valued at the lower of cost (first-in, first-out method) or market.

     Property and equipment and depreciation: Property and equipment is carried at cost. Depreciation of property and equipment for book purposes is computed by the straight-line method over the following estimated useful lives:

                                                                YEARS
                                                                -----
Buildings and building improvements.........................       31 1/2
Transmitting equipment......................................    10-20
Studio technical equipment..................................       10
Furniture and fixtures......................................       10
Office and shop equipment...................................     5-10

     Intangibles: The intangibles are being amortized by the straight-line method over the following estimated useful lives:

                                                                YEARS
                                                                -----
Broadcast rights............................................    32-40
Other, primarily goodwill...................................     4-40

     Intangible assets are periodically reviewed for impairment based upon an assessment of future operations to ensure that they are appropriately valued.

     Revenue recognition: Revenue from the sale of time slots is recognized upon airing of the slot.

     Revenue from the sale of signage is recognized upon delivery.

     Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Earnings per common share: Earnings per common share are determined by dividing net income less dividends on preferred stock by the weighted average number of common shares outstanding during each of the periods presented.

                           QUASS BROADCASTING COMPANY

     Fair value of financial instruments: The carrying amount of long-term debt approximates fair value because these obligations bear interest at current rates.

     Interim financial information (unaudited): The financial statements and notes related thereto as of March 31, 1997 and for the three-month periods ended March 31, 1996 and 1997 are unaudited, but in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. The operating results for the interim periods are not indicative of the operating results to be expected for a full year or for other interim periods. Not all disclosures required by generally accepted accounting principles necessary for a complete presentation have been included.

     Recently issued accounting standards: In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128), and SFAS No. 129, "Disclosure of Information about Capital Structure" (SFAS 129). SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly-held common stock. Its objective is to simplify the computation of earnings per share and to make the U.S. standard for computing earnings per share more compatible with the standards of other countries and with that of the International Accounting Standards Committee. SFAS 129 incorporates related disclosure requirements from APB Opinion No. 10, "Disclosure of Long-Term Obligations," and SFAS No. 47, "Disclosure of Long-Term Obligations," for entities that were subject to the requirements for those standards. Both statements are effective for fiscal years beginning after December 15, 1997. The Company will adopt the statements effective December 31, 1997 and does not expect adoption of the statements to have a significant impact on its current earnings per share calculation and disclosures.

NOTE 2. PLEDGED ASSETS AND LONG-TERM DEBT

     Long-term debt at December 31, 1996 consists of the following:

Line of credit agreement(A).................................    $2,350,000
Subordinated debenture(B)...................................       100,000
Note payable to an individual(C)............................       977,500
Note payable to an individual(C)............................       977,500
                                                                ----------
                                                                 4,405,000
Less current maturities.....................................       250,000
                                                                ----------
                                                                $4,155,000
                                                                ==========

---------------

(A) On December 24, 1996, the Company amended its note payable agreement with a bank to provide for a variable balance line of credit agreement. Under this agreement, the original loan balance of $2,350,000 is reduced by scheduled principal payments through December 1999. The amount available to be borrowed under this agreement will be reduced during the term of the agreement by the scheduled principal payments. This agreement is collateralized by substantially all of the Company's assets, an assignment of the proceeds of a term life insurance policy on a stockholder, a second lien on the assets of KTOF-AM and is guaranteed by one of the stockholders of the Company. This stockholder has also pledged 11,000 shares of common stock as additional collateral. All borrowings under this agreement bear interest at 9.5% and will be due in varying quarterly installments through December 1999. The agreement contains various restrictions, including, among others, restrictions on the payment of any dividends other than preferred dividends as well as maintaining various financial ratios. Every other year, the Company is also required to provide to the bank an updated appraisal of the Company. The Company was in compliance with these covenants at December 31, 1996 and March 31, 1997.

                           QUASS BROADCASTING COMPANY

(B) The subordinated debenture payable is due to a stockholder, is unsecured, bears interest at 12% and is due December 1999.

(C) These notes payable are collateralized by substantially all of the assets of KTOF-AM and the assignment of the proceeds of a term life insurance policy on a stockholder. The loans bear interest at 9.5% and require interest only total payments of $15,477 per month through December 1997 and total principal and interest payments of $17,000 per month through November 2004 with the balances due December 2004. The agreements contain various restrictions, including, among others, restrictions on the payment of any dividends other than preferred dividends as well as maintaining various financial ratios. The Company was in compliance with these covenants at December 31, 1996 and March 31, 1997.

     Aggregate maturities required on long-term debt at December 31, 1996 are as follows:

  1997........................................................    $  250,000
  1998........................................................       319,324
  1999........................................................     1,921,010
  2000........................................................        23,096
  2001........................................................        25,388
  Thereafter..................................................     1,866,182
                                                                  ----------
                                                                  $4,405,000
                                                                  ==========

NOTE 3. LEASE COMMITMENT AND TOTAL RENT EXPENSE

     The Company leases its offices and studio space under various agreements which expire between June 30, 1997 and January 31, 1998 and require that the lessee pay property taxes plus various annual rentals.

     The total minimum rental commitment at December 31, 1996 under the leases mentioned above is $24,296 which is due as follows:

     During the year ending December 31:

1997........................................................    $23,396
1998........................................................        900
                                                                -------
                                                                $24,296
                                                                =======

     The total rental expense included in the income statement for the year ended December 31, 1996 is $87,432.

NOTE 4. INCOME TAX MATTERS

     Net deferred tax liabilities consist of the following components as of December 31, 1996:

Deferred tax liabilities:
  Property and equipment....................................  $ 24,000
  Broadcasting rights.......................................   189,000
                                                              --------
                                                               213,000
                                                              --------
Deferred tax assets:
  Accrued expenses..........................................     5,000
  Receivable allowances.....................................    30,000
  Noncompete agreement......................................    10,000
                                                              --------
                                                                45,000
                                                              --------
                                                              $168,000
                                                              ========

                           QUASS BROADCASTING COMPANY

     The deferred tax amounts mentioned above have been classified on the accompanying balance sheet as of December 31, 1996 as follows:

Noncurrent liabilities......................................  $203,000
Current asset...............................................   (35,000)
                                                              --------
                                                              $168,000
                                                              ========

     The provision for income taxes charged to operations for the year ended December 31, 1996 consists of the following:

Current income tax expense..................................  $ 13,826
Deferred income tax expense.................................    25,000
                                                              --------
                                                              $ 38,826
                                                              ========

     The income tax provision differs from the amount of income tax determined by applying the U. S. Federal income tax rate to pretax income from continuing operations for the year ended December 31, 1996 due to the following:

Computed "expected" tax expense.............................  $ 34,900
Increase (decrease) in income taxes resulting from:
  Nondeductible items.......................................     3,400
  State taxes net of federal benefit........................     3,000
  Other.....................................................    (2,474)
                                                              --------
                                                              $ 38,826
                                                              ========

NOTE 5. PROFIT-SHARING PLAN

     The Company has a profit-sharing plan that includes 401(k) provisions. Under the terms of the plan, participants may elect to defer from 2% to 15% of their compensation and matching contributions, equal to 50% of the deferred compensation of all eligible participants, which will be made by the employer up to 2% of each participant's compensation. The Company may also make discretionary contributions. The Company's contribution for the year ended December 31, 1996 was $35,000.

NOTE 6. EVENTS SUBSEQUENT TO DECEMBER 31, 1996

     On June 12, 1997, all of the outstanding shares of stock of the Company were acquired by Capstar Broadcasting Partners, Inc. pursuant to a stock purchase agreement.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Mountain Lakes Broadcasting, L.L.C.

     We have audited the accompanying balance sheets of Mountain Lakes Broadcasting, L.L.C. as of December 31, 1996 and 1995, and the related statements of operations and members equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mountain Lakes Broadcasting, L.L.C. at December 31, 1996 and 1995, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

New York, New York
February 16, 1997

                      MOUNTAIN LAKES BROADCASTING, L.L.C.

                                 BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              ----------    ----------
Current assets:
  Cash......................................................  $  217,151    $  164,941
  Accounts receivable, net of allowance for doubtful
     accounts of $69,410 in 1996 and $13,012 in 1995........     873,871       828,595
  Prepaid expenses and other current assets.................       5,035         8,212
                                                              ----------    ----------
Total current assets........................................   1,096,057     1,001,748
Property and equipment, net, at cost........................     214,200       274,777
Intangible assets, net, at cost.............................   1,352,815     1,723,606
Other asset.................................................      30,575        30,575
Total assets................................................  $2,693,647    $3,030,706

                            LIABILITIES AND STATION EQUITY

Current liabilities:
  Accounts payable and accrued expenses.....................  $  231,036    $  173,095
  Current portion of noncompete payable.....................     394,646       370,791
  Current portion of note payable...........................     122,000       122,000
  Payable to affiliates.....................................     333,994       333,994
                                                              ----------    ----------
Total current liabilities...................................   1,081,676       999,880
Long-term portion of noncompete payable.....................     958,169     1,352,815
Long-term portion of note payable...........................     138,885       260,885
Members equity..............................................     514,917       417,126
                                                              ----------    ----------
Total liabilities and station equity........................  $2,693,647    $3,030,706
                                                              ==========    ==========

                            See accompanying notes.

                      MOUNTAIN LAKES BROADCASTING, L.L.C.

                  STATEMENTS OF OPERATIONS AND STATION EQUITY

                                                 YEAR ENDED DECEMBER 31,
                                          --------------------------------------
                                             1996          1995          1994
                                          ----------    ----------    ----------
Gross advertising revenue...............  $4,940,677    $4,580,139    $4,949,866
Less agency commission..................     458,740       484,690       512,577
                                          ----------    ----------    ----------
Net broadcast revenue...................   4,481,937     4,095,449     4,437,289
Operating expenses:
  Programming...........................     660,308       582,386       698,737
  Technical.............................      94,165       105,443       102,410
  Sales.................................   1,385,449     1,403,044     1,482,176
  General and administrative............     992,931       934,676       972,096
  Depreciation and amortization.........     443,721       440,618       423,509
                                          ----------    ----------    ----------
Income from operations..................     905,363       629,282       758,361
Other income (expense):
  Interest income.......................      11,619        17,364         7,643
  Interest expense......................    (136,660)     (171,660)     (189,958)
  Other expense.........................     (38,866)      (39,830)      (35,100)
                                          ----------    ----------    ----------
Net income..............................     741,456       435,156       540,946
Members equity, beginning of the year...     417,126       361,970       281,024
Distributions to members................    (643,665)     (380,000)     (460,000)
                                          ----------    ----------    ----------
Members equity, end of the year.........  $  514,917    $  417,126    $  361,970
                                          ==========    ==========    ==========

                            See accompanying notes.

                      MOUNTAIN LAKES BROADCASTING, L.L.C.

                            STATEMENTS OF CASH FLOWS

                                                YEAR ENDED DECEMBER 31,
                                          ------------------------------------
                                             1996         1995         1994
                                          ----------    ---------    ---------
OPERATING ACTIVITIES
Net income..............................  $  741,456    $ 435,156    $ 540,946
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation and amortization.........     443,721      440,618      423,509
  Gain on sale of equipment.............      (1,800)        (170)      (4,900)
  Change in current assets and
     liabilities:
     (Increase) decrease in accounts
       receivable.......................     (45,276)      19,635      (28,071)
     Decrease in prepaid expenses and
       other current assets.............       3,177        3,195        8,166
     Increase (decrease) in accounts
       payable and accrued expenses.....      57,941      (15,484)     (46,683)
                                          ----------    ---------    ---------
Total adjustments.......................     457,763      447,794      352,021
                                          ----------    ---------    ---------
Net cash provided by operating
  activities............................   1,199,219      882,950      892,967
INVESTMENT ACTIVITIES
Payments to noncompete payable..........    (370,791)    (348,477)    (327,598)
Proceeds from the sale of property and
  equipment.............................       1,800        1,049        4,898
Purchase of property and equipment......     (12,353)     (54,863)    (115,332)
Increase in other assets................          --      (30,000)        (575)
                                          ----------    ---------    ---------
Net cash used in investing activities...    (381,344)    (432,291)    (438,607)
FINANCING ACTIVITIES
Payment of notes payable................    (122,000)    (106,634)    (101,840)
Increase in payable to affiliate........          --        5,585       58,518
Distributions to members................    (643,665)    (380,000)    (460,000)
                                          ----------    ---------    ---------
Net cash used in financing activities...    (765,665)    (481,049)    (503,322)
Net increase (decrease) in cash.........      52,210      (30,390)     (48,962)
Cash, beginning of year.................     164,941      195,331      244,293
                                          ----------    ---------    ---------
Cash, end of year.......................  $  217,151    $ 164,941    $ 195,331
                                          ==========    =========    =========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest..................  $  136,660    $ 171,660    $ 189,958
                                          ==========    =========    =========

                            See accompanying notes.

                      MOUNTAIN LAKES BROADCASTING, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. NATURE OF BUSINESS AND ORGANIZATION

     Mountain Lakes Broadcasting, L.L.C. (the "Company") is a limited liability company incorporated under the laws of the State of Alabama. The Company's sole members, each representing a 50% ownership interest in the Company, are Dixie Broadcasting, Inc. ("Dixie") and Radio WBHP, Inc. ("WBHP"). The Company was established for the primary purpose of owning and operating radio stations WDRM-FM, WBHP-AM and WHOS-AM in Huntsville, Alabama ( collectively, the "Stations").

     On November 20, 1996, both Dixie and WBHP entered into a Stock Purchase Agreement for the sale of all of their issued and outstanding shares of common stock and the assignment of the licenses, permits and other authorizations issued to the Company by the Federal Communications Commission ("FCC") for the purposes of operating the Stations and the assets utilized in connection with the operation of the Stations to Osborn Communications Corporation ("Osborn") for approximately $24.5 million (see Note 8).

2. SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     The Company's primary source of revenue is the sale of airtime to advertisers. Revenue is recorded when the advertisements are broadcast.

  Property and Equipment

     Building, furniture and fixtures, vehicles, and studio and technical equipment are recorded at cost and depreciated using a modified accelerated method over their estimated useful lives varying from five to thirty years. Leasehold improvements are recorded at cost and depreciated over the shorter of their lease term or estimated useful life. Expenditures for maintenance and repairs are charged to operations as incurred.

  Advertising Costs

     The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 1996, 1995 and 1994 was approximately $146,000, $251,000 and $252,000, respectively.

  Intangible Assets

     Intangible assets consist of noncompete agreements incurred in connection with the acquisitions of the Stations which are being amortized on a straight-line basis over the term of the related noncompete agreement (five or ten years). Noncompete payable represents commitments due under the noncompete agreements. Payments are due in monthly installments over the terms of the noncompete agreements. The present value discount reduced this obligation by $263,221 and $373,602 at December 31, 1996 and 1995, respectively. Interest incurred from present valuing the salary obligation outstanding for the years ended December 31, 1996, 1995 and 1994 was $110,380, $132,694 and $153,573,
respectively.

     It is the Company's policy to account for the intangible assets at the lower of amortized cost or fair value. As part of an ongoing review of the valuation and amortization of the intangible assets, management assesses the carrying value of the Company's intangible assets if facts and circumstances suggest that there may be impairment. If this review indicates that the intangibles will not be recoverable as determined by an undiscounted cash flow analysis of the Company over the remaining amortization period, the carrying value of the Company's intangible asset would be reduced to its estimated realizable value.

     During 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," ("FAS 121") which established standards for the recognition

                      MOUNTAIN LAKES BROADCASTING, L.L.C.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
and measurement of impairment losses on long-lived assets, certain intangible assets and goodwill. The adoption of FAS 121 did not have a material effect on the Company's combined financial statements.

  Income Taxes

     The Company has elected to be taxed as an "S Corporation" for federal income tax purposes. All items of income, losses and credits are reported by the S Corporation shareholders on their respective personal income tax returns. Accordingly, current and deferred federal corporate income taxes have not been provided in the accompanying financial statements.

  Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. The Company's revenue is principally derived from broadcast advertisers within the Huntsville/Decatur area who are impacted by the local economy.

     The Company routinely assesses the financial strength of its customers and does not require collateral or other security to support customer receivables.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996         1995
                                                              ---------    ---------
Land........................................................  $  75,389    $  75,389
Building....................................................     14,032       14,032
Furniture and fixtures......................................    113,142      111,562
Vehicles....................................................     20,841       28,425
Studio and technical equipment..............................    529,922      519,148
Leasehold improvements......................................     21,915       21,915
                                                              ---------    ---------
                                                                775,241      770,471
Less accumulated depreciation and amortization..............   (561,041)    (495,694)
                                                              ---------    ---------
                                                              $ 214,200    $ 274,777
                                                              =========    =========

     Depreciation and amortization expense for the years ended December 31, 1996, 1995 and 1994 was approximately $73,000, $92,000 and $96,000, respectively.

                      MOUNTAIN LAKES BROADCASTING, L.L.C.

4. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1996           1995
                                                            -----------    -----------
Noncompete agreements.....................................  $ 2,710,008    $ 2,710,008
Less accumulated amortization.............................   (1,357,193)      (986,402)
                                                            -----------    -----------
                                                            $ 1,352,815    $ 1,723,606
                                                            ===========    ===========

5. LEASES

     The Company is committed to two non-cancelable operating lease covering its antenna towers located in Harvest, AL and Decatur, AL which expire on April 30, 2000 and November 1, 2001, respectively. The Decatur, AL lease can be renewed for an additional 5 years.

     The Company incurred rental charges of approximately $91,000, $90,000 and $83,000, during the years ended December 31, 1996, 1995 and 1994 respectively.

     Future minimum rental commitments for noncancellable operating leases of premises and equipment are as follows for the year ended December 31:

1997..............................................  $ 89,640
1998..............................................    82,140
1999..............................................    44,640
2000..............................................    30,640
2001..............................................    21,670
                                                    --------
                                                    $268,730
                                                    ========

6. NOTE PAYABLE

     Note payable consists of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------    --------
Note payable to the First Alabama Bank......................  $260,885    $382,885
Less current portion........................................   122,000     122,000
                                                              --------    --------
                                                              $138,885    $260,885
                                                              ========    ========

     The note is being repaid in monthly installments of $12,440 less the applicable interest at a commercial base rate with the last payment due on October 27, 1998. The interest rate was 8.25% at December 31, 1996. The average interest rates accrued during 1996, 1995 and 1994 were 8.46%, 8.93% and 7.01%, respectively. The note is collateralized by a 100% membership interest in the Company.

7. PAYABLE TO AFFILIATES

     The Company has amounts payable to Dixie and WBHP representing amounts transferred to the Company at the time the Stations were acquired. The payable to affiliates is due upon demand and does not accrue interest. The payable to affiliates was $333,994 at December 31, 1996 and 1995.

                      MOUNTAIN LAKES BROADCASTING, L.L.C.

8. SUBSEQUENT EVENT (UNAUDITED)

     In May 1997 both Dixie and WBHP completed a Stock Purchase Agreement whereby they sold all of their issued and outstanding shares of common stock and assigned the licenses, permits and other authorizations issued to the Company by the FCC for the purposes of operating the Stations and the assets utilized in connection with the operation of the Stations for approximately $24.5 million to Osborn. No adjustments to the carrying value of the Company's assets and liabilities have been made to the financial statements of the Company as of December 31, 1996 in connection with the Stock Purchase Agreement.

                          INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors
Q Broadcasting, Inc.
Stamford, Connecticut

     We have audited the accompanying statements of operations and deficit and cash flows of Q Broadcasting, Inc. for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, these financial statements referred to above present fairly, in all material respects, the results of Q Broadcasting, Inc.'s operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

                                            Holtz Rubenstein & Co., LLP
                                            Certified Public Accountants

Melville, New York
February 12, 1996

                              Q BROADCASTING, INC.

                      STATEMENTS OF OPERATIONS AND DEFICIT

                                                              YEARS ENDED SEPTEMBER 30,
                                                      -----------------------------------------
                                                         1995           1994           1993
                                                      -----------    -----------    -----------
REVENUE.............................................  $ 2,508,867    $ 2,267,625    $ 1,511,181
  Less: Commissions and fees........................      222,411        193,342        127,866
                                                      -----------    -----------    -----------
                                                        2,286,456      2,074,283      1,383,315
                                                      -----------    -----------    -----------
EXPENSES:
  Broadcast and production (Note 8).................      786,377        742,018        715,511
  Selling and promotion.............................    1,500,873        880,429        844,004
  General and administrative (Note 8)...............      823,312        703,908        764,768
  Depreciation and amortization.....................      447,602        538,600        637,397
                                                      -----------    -----------    -----------
                                                        3,558,164      2,864,955      2,961,680
                                                      -----------    -----------    -----------
LOSS FROM OPERATIONS................................   (1,271,708)      (790,672)    (1,578,365)
                                                      -----------    -----------    -----------
OTHER INCOME (EXPENSE):
  Interest expense (Note 9).........................     (493,578)      (438,647)      (257,732)
  Other, net........................................      153,871         51,805         13,705
                                                      -----------    -----------    -----------
                                                         (339,707)      (386,842)      (244,027)
                                                      -----------    -----------    -----------
NET LOSS............................................   (1,611,415)    (1,177,514)    (1,822,392)
DEFICIT, beginning of period........................   (3,217,713)    (2,040,199)      (217,807)
                                                      -----------    -----------    -----------
DEFICIT, end of period..............................  $(4,829,128)   $(3,217,713)   $(2,040,199)
                                                      ===========    ===========    ===========

                       See notes to financial statements.

                              Q BROADCASTING, INC.

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED SEPTEMBER 30,
                                                      -----------------------------------------
                                                         1995           1994           1993
                                                      -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................  $(1,611,415)   $(1,177,514)   $(1,822,392)
                                                      -----------    -----------    -----------
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Depreciation and amortization..................      447,602        538,600        637,397
     Provision for doubtful accounts................       29,702         75,655         25,150
     Changes in operating assets and liabilities:
       (Increase) decrease in assets:
          Accounts receivable.......................      111,743       (444,619)        (9,557)
          Prepaid expenses and other current
            assets..................................          337           (196)          (690)
          Other assets..............................       17,963        (25,309)        (3,853)
       (Decrease) increase in liabilities:
          Accounts payable..........................       54,530         14,456        (22,712)
          Accrued expenses..........................       46,165         12,009        (31,444)
                                                      -----------    -----------    -----------
            Total adjustments.......................      708,042        170,596        594,291
                                                      -----------    -----------    -----------
            Net cash used in operating activities...     (903,373)    (1,006,918)    (1,228,101)
                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment................      (73,381)       (23,118)       (91,532)
                                                      -----------    -----------    -----------
            Net cash used in investing activities...      (73,381)       (23,118)       (91,532)
                                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal repayment of note payable...............           --             --       (327,719)
  Repayment of capital lease obligations............       (8,692)        (9,823)        (8,585)
  Loans from stockholders...........................      967,397      1,111,592      1,632,185
  Loans to related parties..........................      (37,447)       (35,433)            --
                                                      -----------    -----------    -----------
            Net cash provided by financing
               activities...........................      921,258      1,066,336      1,295,881
                                                      -----------    -----------    -----------
Net (decrease) increase in cash and cash
  equivalents.......................................      (55,496)        36,300        (23,752)
Cash and cash equivalents at beginning of period....       56,327         20,027         43,779
                                                      -----------    -----------    -----------
Cash and cash equivalents at end of period..........  $       831    $    56,327    $    20,027
                                                      ===========    ===========    ===========

                       See notes to financial statements.

                              Q BROADCASTING, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

1. DESCRIPTION OF ORGANIZATION AND BUSINESS:

     Q Broadcasting, Inc. ("Q Broadcasting") owns and operates two radio broadcast stations in Stamford, Connecticut. These stations, WSTC-AM and WKHL-FM, principally serve the Stamford metropolitan area.

2. BASIS OF PRESENTATION:

     The financial statements have been prepared on a going concern basis which contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. Q Broadcasting's ability to continue as a going concern is dependent upon the continued financial support of its shareholders.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  a. Revenue recognition

     Broadcasting revenue is recognized when commercials are aired. Barter transactions are recorded at the estimated fair value of the merchandise or services received.

  b. Depreciation

     Q Broadcasting provides for depreciation using the declining balance method over the estimated useful lives of the fixed assets as follows:

Broadcast and other equipment...............................  5 years
Tower and antenna systems...................................  7 years
Transmitter equipment.......................................  7 years
Furniture and fixtures......................................  7 years

  c. Amortization

     Q Broadcasting provides for amortization using the straight-line method over the estimated useful lives of the intangible assets as follows:

Broadcast license...........................................  25 years
Transmitter lease...........................................  23 years
Covenant not to compete.....................................  3 years
Organizational costs........................................  5 years

  d. Income taxes

     The shareholders of Q Broadcasting elected to be taxed as a "Small Business Corporation," for federal and state income tax purposes pursuant to the Internal Revenue Code. As a result of this election, the income of Q Broadcasting will be taxed directly to the individual shareholders. Accordingly, no provision for taxes is included in the financial statements of Q Broadcasting.

  e. Statement of cash flows

     For purposes of the statement of cash flows, Q Broadcasting considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  f. Advertising

     Q Broadcasting charges to expense, advertising costs as incurred. Advertising costs amounted to $112,226, $41,405 and $227,094 for the years ended September 30, 1995, 1994 and 1993, respectively.

                              Q BROADCASTING, INC.

4. DUE FROM RELATED PARTIES:

     Q Broadcasting advanced funds on behalf of three related entities. Approximately $54,200 and $16,800 for two entities 100% owned by Q Broadcasting's owners as of September 30, 1995 and 1994, respectively and approximately $18,700 to an entity which Q Broadcasting's owners have a minority interest as of September 30, 1995 and 1994.

5. PROPERTY AND EQUIPMENT:

     Property and equipment, at cost, is summarized as follows:

                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1995          1994
                                                              ----------    ----------
Broadcast and office equipment..............................  $  586,269    $  583,853
Tower and antenna systems...................................     268,000       268,000
Transmitter equipment.......................................      75,000        75,000
Furniture and fixtures......................................     300,484       229,519
                                                              ----------    ----------
                                                               1,229,753     1,156,372
Less accumulated depreciation...............................     822,461       633,347
                                                              ----------    ----------
                                                              $  407,292    $  523,025
                                                              ==========    ==========

     Included in furniture and fixtures was $41,975 related to assets recorded under capital leases; the related amount included in accumulated depreciation is $28,707 and $19,095 as of September 30, 1995 and 1994.

6. INTANGIBLES:

     Intangibles, at cost, is summarized as follows:

                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1995          1994
                                                              ----------    ----------
Organizational costs........................................  $   97,917    $   97,917
Covenant not to compete.....................................     450,000       450,000
Broadcast license...........................................   1,000,000     1,000,000
Transmitter lease...........................................   1,700,000     1,700,000
                                                              ----------    ----------
                                                               3,247,917     3,247,917
Less accumulated amortization...............................     872,722       614,234
                                                              ----------    ----------
                                                              $2,375,195    $2,633,683
                                                              ==========    ==========

                              Q BROADCASTING, INC.

7. CAPITAL LEASE OBLIGATIONS:

     Included in property and equipment are assets recorded under capital leases. The future minimum lease payments for these capital leases and the present value of the net minimum lease payments as of September 30, 1995 are as follows:

Fiscal Year
  1996......................................................  $ 6,826
  1997......................................................    4,168
                                                              -------
Minimum lease payments......................................   10,994
Less amount representing interest...........................      830
                                                              -------
Present value of net minimum lease payments.................  $10,164
                                                              =======

8. COMMITMENTS:

     Q Broadcasting leases studio and office space and a transmitter tower site under operating leases expiring in September 1999 and December 2017, respectively. Rent expense for these leases was approximately $211,000, $186,000 and $179,000 for the years ended September 30, 1995, 1994 and 1993, respectively.

     Minimum rental commitments for the remaining terms of the operating leases are as follows:

Year Ending September 30,
  1996......................................................  $212,685
  1997......................................................   213,180
  1998......................................................   213,180
  1999......................................................   213,180
  2000......................................................    21,780
Thereafter..................................................   430,939

9. NOTE PAYABLE -- STOCKHOLDERS:

     In connection with advances made by its stockholders for the acquisition of assets and working capital, Q Broadcasting has issued an 8% demand note payable to its stockholders. The stockholders have agreed not to demand payment until a date subsequent to October 1, 1996. Interest expense for the years ended September 30, 1995, 1994 and 1993 was $492,397, $435,895 and $238,187,
respectively.

10. SUBSEQUENT EVENT:

     Q Broadcasting sold substantially all of its operating assets to Capstar Radio Broadcasting Partners Inc., formerly Commodore Media, Inc. on May 30, 1996.

11. SUPPLEMENTARY INFORMATION -- STATEMENT OF CASH FLOWS:

     Barter transactions resulted in sales and related expenses of $315,900, $314,500 and $306,600 for the years ending September 30, 1995, 1994 and 1993, respectively.

     Cash paid during the years ended September 30, 1995, 1994 and 1993 for interest was $493,578, $438,648 and $261,018, respectively.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Danbury Broadcasting Inc.

     We have audited the accompanying statement of operations and accumulated deficit and cash flows of Danbury Broadcasting, Inc. for the year ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Danbury Broadcasting, Inc.'s operations and its cash flows for the year ended June 30, 1995 in conformity with generally accepted accounting principles.

                                            Paneth, Haber & Zimmerman LLP

New York, NY
August 18, 1995

                           DANBURY BROADCASTING INC.

                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1995
                                                              ----------
REVENUE
  Broadcasting revenue......................................  $3,451,684
  Less agency commissions...................................     311,768
                                                              ----------
          Net Revenue.......................................   3,139,916
                                                              ----------
EXPENSES
  Programming...............................................     502,299
  Technical.................................................     106,475
  Selling...................................................     865,381
  General and Administrative................................     903,627
  Interest Expense..........................................     347,578
  Depreciation..............................................     197,197
  Amortization..............................................     236,213
                                                              ----------
          Total Expenses....................................   3,158,770
                                                              ----------
NET LOSS....................................................     (18,854)
ACCUMULATED DEFICIT
  Beginning of year.........................................    (681,947)
  Preferred stock dividends.................................     (55,000)
                                                              ----------
     End of year............................................  $ (755,801)
                                                              ==========

                       See notes to financial statements.

                           DANBURY BROADCASTING INC.

                            STATEMENT OF CASH FLOWS

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1995
                                                              -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $   (18,854)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................      433,410
     Change in:
       Accounts receivable..................................      (78,637)
       Due from related party...............................       24,663
       Prepaid expenses and other current assets............      (20,147)
       Other assets.........................................       (2,749)
       Accounts payable.....................................      (42,801)
       Accrued expenses.....................................      (71,465)
                                                              -----------
          Net Cash Provided by Operating Activities.........      223,420
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Advances from affiliate...................................       (6,100)
  Purchases of property and equipment.......................      (34,521)
                                                              -----------
          Net Cash Used in Investing Activities.............      (40,621)
                                                              -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Deferred financing costs..................................     (211,110)
  Proceeds of notes payable.................................    3,404,106
  Repayments of notes payable...............................   (3,263,384)
  Preferred stock dividends.................................      (27,500)
                                                              -----------
          Net Cash Used in Financing Activities.............      (97,888)
                                                              -----------
          NET INCREASE IN CASH..............................       84,911
CASH
  Beginning of year.........................................       92,716
                                                              -----------
  End of year...............................................  $   177,627
                                                              ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest Paid.............................................  $   434,894
  Income Taxes Paid.........................................           --
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES
  Broadcast equipment acquired through trade-out
     transactions...........................................  $     2,400
  Broadcast equipment and property exchanged for favorable
     tower lease (Note 7)...................................  $   190,248
  Unpaid accrual of redeemable preferred stock dividends....  $    41,250

                       See notes to financial statements.

                           DANBURY BROADCASTING INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1995

1. SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     Danbury Broadcasting Inc. ("Danbury"), a Connecticut corporation, operates radio stations WRKI-FM and WINE-AM in Danbury, Connecticut. Its revenues are derived from advertisers consisting primarily of local businesses. Credit is extended to its advertisers in the normal course of business.

  Depreciation and Amortization

     Depreciation of property and equipment is computed over the estimated useful lives of the respective assets using the straight-line method. Estimated useful lives range from 5 to 20 years. Expenditures for repairs and maintenance are charged to operations as incurred.

     Goodwill, which is included in intangible assets, represents the cost of acquired assets in excess of values ascribed to the net identified assets and is being amortized using the straight-line method over 40 years. Costs incurred in obtaining long-term financing were capitalized and are included in intangible assets. They are being amortized using the straight-line method (that does not differ materially from the interest rate method) over the term of the related debt.

     A covenant not to compete, which restricts the seller and the previous owner from competing with Danbury in the Greater Danbury, Connecticut area for a period of four years, is included in intangible assets. This covenant is being amortized on a straight-line basis over its four year life.

     The stations' broadcast license is being amortized using the straight-line method over 25 years.

     A favorable lease for broadcast tower rental is being amortized using the straight-line method over its 30 year term.

  Non-Monetary Transactions

     Barter transactions represent the exchange of unsold advertising time for merchandise or services. Barter transactions are reported at the estimated fair value of the product or service received. Revenue is recognized when commercials are broadcast and merchandise or services obtained are reported when received or used. For merchandise or services received prior to the broadcast of the commercial, a liability is provided; conversely, a receivable is established when the commercial is broadcast prior to the receipt of the merchandise or services.

  Income Taxes

     Danbury has adopted Statement of Financial Accounting Standards 109 ("SFAS 109") and recognizes deferred tax assets and liabilities for temporary differences between amounts recorded for financial statement and tax purposes.

2. BARTER TRANSACTIONS

     The accompanying financial statements include the following barter transactions:

                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1995
                                                              ----------
Barter revenue..............................................   $271,253
                                                               ========
Barter expenditures.........................................   $182,821
                                                               ========

                           DANBURY BROADCASTING INC.

3. REDEEMABLE PREFERRED STOCK

     The Series A cumulative preferred stock carries a liquidation preference of $1,000 per share and a par value of $100 per share. Danbury may redeem the shares at this price, plus accrued but unpaid dividends, at any time through June 30, 1997. At the earlier of that date, or an event of default (as defined) the holder can require Danbury to redeem the shares in full, with accrued but unpaid dividends out of funds "legally available". An event of default occurred during the year ended June 30, 1995 in that Danbury did not pay the full dividend. This gives the holders of the shares the right to demand redemption.

     The Series A cumulative preferred stock provides for an annual dividend of $110 per share. Dividends of $55,000 were declared on the preferred stock and $13,750 was paid for the year ended June 30, 1995.

4. LEASES

     During 1995, Danbury leased space on a transmitting tower under a five year lease renewable in five (5) year terms at Danbury's option from a related party (Note 7). Automobiles under operating leases expire in various years through 1998.

     Rent expense on the above, for the year ended June 30, 1995 was $46,500.

5. INCOME TAXES

     Danbury has a net operating loss carryforward of approximately $284,000 which can be carried forward to the years 2008 and 2009 to offset taxable income resulting in a deferred tax asset of $118,000. Other temporary differences resulting from differences between book and tax amortization and depreciation result in a deferred tax asset of approximately $81,000 at June 30, 1995. Total deferred tax assets of approximately $199,000 at June 30, 1995 have been completely offset by a valuation allowance. The valuation allowance decreased by $25,000 during the year ended June 30, 1995.

     Income tax benefit for the year ended June 30, 1995 differs from the expected statutory rate for the following reasons:

                                                                1995
                                                              --------
Federal, at statutory rates.................................  $ (6,500)
State, net of Federal benefit...............................    (1,500)
Nondeductible expenses......................................    10,000
Taxable gain on asset transfer..............................    23,000
                                                              --------
                                                                25,000
Change in deferred tax asset valuation allowance............   (25,000)
                                                              --------
Tax provision...............................................  $     --
                                                              ========

6. RETIREMENT PLAN

     Employees of Danbury may participate in profit sharing/401(k) savings plan and may elect to make contributions pursuant to a salary reduction agreement upon meeting length of service and age requirements. Danbury can elect to make discretionary contributions to the profit sharing plan but has not done so for the year. Danbury has matched 20% of individual 401(k) contributions during the year ended June 30, 1995. Danbury's cost amounted to approximately $4,500.

                           DANBURY BROADCASTING INC.

7. RELATED PARTY TRANSACTIONS

     During the year ended June 30, 1995, Danbury exchanged its tower and associated real property with a book value of $190,000 for a favorable lease with a Partnership formed to improve and rent the tower to Danbury and others. The Partnership has committed to the financing of tower improvements which will improve the broadcast signal. Danbury's lease for placement of its antenna on the tower at the optimal site is at below market rates. Danbury and the Partnership are related through common control. The favorable lease has been valued at $190,000, the book value of the property exchanged.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Adventure Communications -- Huntington
(Division of Adventure Communications, Inc.)

     We have audited the accompanying balance sheet of Adventure Communications-Huntington (Division of Adventure Communications, Inc.) as of December 31, 1995, and the related statements of operations, division's deficit, and cash flows for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Adventure Communications-Huntington (Division of Adventure Communications, Inc.) as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            Brown, Edwards & Company, LLP

Bluefield, West Virginia
May 1, 1996

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                                 BALANCE SHEET

                                     ASSETS

                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
CURRENT ASSETS
  Cash......................................................   $  105,926
  Accounts receivable, less allowance for doubtful accounts
     of $66,000 on December 31, 1995 (Note 7)...............      647,986
  Prepaid assets............................................        1,325
  Other receivables.........................................       43,120
  Deferred income taxes (Note 5)............................       26,400
                                                               ----------
          Total current assets..............................      824,757
                                                               ----------
PROPERTY AND EQUIPMENT, NET (Notes 3 and 7).................    1,225,957
                                                               ----------
INTANGIBLES, NET (Note 4)...................................      135,140
                                                               ----------
                                                               $2,185,854
                                                               ==========

LIABILITIES AND DIVISION'S EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses.....................   $  177,321
  Inter-divisional transaction payable (Note 6).............    2,282,170
                                                               ----------
          Total current liabilities.........................    2,459,491
                                                               ----------
Commitment (Note 7).........................................           --
DIVISION'S DEFICIT..........................................     (273,637)
                                                               ----------
                                                               $2,185,854
                                                               ==========

   The Notes to Financial Statements are an integral part of this statement.

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                            STATEMENT OF OPERATIONS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Advertising revenue.........................................   $3,352,771
Agency commissions..........................................     (187,292)
                                                               ----------
  Net revenue...............................................    3,165,479
Other operating revenue.....................................       36,225
                                                               ----------
          Total revenue.....................................    3,201,704
                                                               ----------
Operating expenses (Note 6):
  Station operating expenses................................    2,118,139
  Corporate expenses........................................      572,980
  Depreciation..............................................      230,600
  Amortization..............................................       13,587
                                                               ----------
                                                                2,935,306
                                                               ----------
     Operating income.......................................      266,398
Interest income.............................................        7,273
                                                               ----------
  Income before taxes.......................................      273,671
Provision for income taxes (Note 5).........................      (75,640)
                                                               ----------
  Net income................................................   $  198,031
                                                               ==========

   The Notes to Financial Statements are an integral part of this statement.

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                        STATEMENT OF DIVISION'S DEFICIT
                          YEAR ENDED DECEMBER 31, 1995

Balance, January 1, 1995....................................  $(471,668)
  1995 net income...........................................    198,031
                                                              ---------
Balance, December 31, 1995..................................  $(273,637)
                                                              =========

   The Notes to Financial Statements are an integral part of this statement.

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                            STATEMENT OF CASH FLOWS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................   $   198,031
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................       244,187
     Deferred income taxes..................................       (26,400)
  Changes in current assets and liabilities:
     (Increase) decrease in:
       Accounts receivable..................................      (112,955)
       Prepaid expenses and other receivables...............         4,027
     Increase in:
       Accounts payable and accrued expenses................        28,473
                                                               -----------
          Net cash provided by operating activities.........       335,363
                                                               -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................      (366,455)
  Purchase of intangible assets.............................       (89,000)
                                                               -----------
          Net cash used in investing activities.............      (455,455)
                                                               -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in inter-divisional payable......................       975,018
  Repayment of inter-divisional payable.....................    (1,020,000)
                                                               -----------
          Net cash used in financing activities.............       (44,982)
                                                               -----------
          Decrease in cash..................................      (165,074)
CASH
  Beginning.................................................       271,000
                                                               -----------
  Ending....................................................   $   105,926
                                                               ===========
SUPPLEMENTAL SCHEDULE OF NONCASH TRANSACTIONS
  Barter revenue............................................   $   233,219
                                                               ===========
  Barter expense............................................   $   163,100
                                                               ===========

   The Notes to Financial Statements are an integral part of this statement.

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

  Nature of business:

     Adventure Communications -- Huntington (the "Division") is a division of Adventure Communications, Inc. ("Adventure"). Adventure's principal business is the operation of AM and FM radio broadcasting stations in the areas of Bluefield and Huntington, West Virginia; Statesville, North Carolina; and Hilton Head, South Carolina. The Division operates WKEE-AM and FM, WBVB-FM, WZZW-AM and WIRO-AM (the Stations).

     Adventure also has joint operating and marketing agreements with other radio stations located in the Huntington area. Under these agreements, Adventure is responsible for various promotional and marketing activities of the Stations. Revenue and expenses resulting from these agreements are included in the Division's operations.

     On April 8, 1996, Adventure entered into an asset purchase agreement to sell substantially all the assets relating to the operations of the Stations (Note 11).

  Revenue recognition:

     Advertising revenue is recognized in the accounting period which corresponds with the broadcast of the advertisement. Barter revenue is reported when advertisements are broadcast and barter merchandise or services received are expensed when used. Barter transactions are valued at the market value of the broadcast time which approximates the market value of the product or services received.

  Property and equipment:

     Property and equipment are recorded at cost and are depreciated over their estimated useful lives using straight-line and accelerated methods.

  Valuation of receivables:

     The Division provides for bad debts under the reserve method which charges current operations for estimated uncollectibles based upon the Division's collection experience and an evaluation of the receivables at year end.

  Intangible assets:

     Acquisition costs (non-compete covenants and goodwill) in excess of the net tangible assets of acquired radio stations are amortized on a straight-line basis over periods of up to 15 years, and are included in the financial statements at cost less accumulated amortization.

  Income taxes:

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the allowance for doubtful accounts which is not deductible for income tax return purposes until the accounts are written off as uncollectible. The deferred tax asset represents the future tax return deduction.

     Effective January 1, 1995, Adventure revoked its S Corporation election and became a taxable entity. Previously, its income and losses were included in the personal tax returns of the stockholders, and Adventure did not record an income tax provision or benefit.

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Statement of cash flows:

     Separate disclosures have not been made for cash paid for interest and income taxes because these amounts are included in inter-divisional transactions with Adventure.

  Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2. ACQUISITIONS

     In June 1995, Adventure purchased selected assets of an AM radio station in Ironton, Ohio. The acquisition was accounted for by the purchase method, and the statement of income includes the results of operations of this station from the date of acquisition.

Property and equipment......................................  $211,000
Intangibles.................................................    89,000
                                                              --------
                                                              $300,000
                                                              ========

     Pro forma results of operations from this acquisition were not material to the Division's operations. Therefore, such information has not been presented.

NOTE 3. PROPERTY AND EQUIPMENT

     Major classes of property and equipment are as follows:

                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Land and improvements.......................................   $   60,000
Buildings and improvements..................................      550,557
Broadcasting equipment......................................    1,735,498
Furniture and fixtures......................................      124,756
Transportation equipment....................................       22,280
Computer and office equipment...............................      187,416
                                                               ----------
                                                                2,680,507
Less accumulated depreciation...............................    1,454,550
                                                               ----------
                                                               $1,225,957
                                                               ==========

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4. INTANGIBLES

     Intangibles are stated at cost, net of amortization and consist of the following:

                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Non-compete covenant........................................    $  20,000
Goodwill....................................................      163,317
License fees................................................       30,000
                                                                ---------
                                                                  213,317
Less accumulated amortization...............................       78,177
                                                                ---------
                                                                $ 135,140
                                                                =========

NOTE 5. INCOME TAXES

     The provision for income taxes consists of the following components:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Current expense.............................................    $(102,040)
Deferred....................................................       26,400
                                                                ---------
  Provision for income taxes................................    $ (75,640)
                                                                =========

     Income tax expense differs from the statutory federal rate of 34% as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Tax expense.................................................    $(109,468)
Non-deductible items........................................       (4,172)
Change in tax status........................................       38,000
                                                                ---------
  Provision for income taxes................................    $ (75,640)
                                                                =========

     As discussed in Note 1, Adventure changed its tax status from nontaxable to taxable effective for 1995. Accordingly, the deferred tax asset of approximately $38,000 at the date that the termination election became effective has been recorded through a charge to the tax provision for 1995.

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6. INTER-DIVISIONAL TRANSACTIONS

     Adventure has allocated to the Division various expenses it incurred for corporate services, overhead and interest costs. The amounts included in corporate services and overhead allocations are comprised mainly of corporate office salaries, related payroll taxes and employee benefits, professional fees and administrative expenses. These costs have been allocated based on revenues of the Division compared to total revenues of Adventure. Management believes the amounts allocated to the Division have been computed and charged to the Division on a reasonable basis.

     The Division is obligated to Adventure for monies received from Adventure for the original purchase of the Stations as well as the allocated expenses mentioned above. The Division, in return, transfers cash to Adventure that is in excess of its operating needs. These transactions are conducted on an interest free basis. The inter-divisional payable is analyzed below:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Balance, beginning..........................................   $ 2,327,152
Allocations of corporate costs to the Division..............       675,018
Purchase of Stations........................................       300,000
Cash transfers..............................................    (1,020,000)
                                                               -----------
Balance, ending.............................................   $ 2,282,170
                                                               ===========

NOTE 7. COMMITMENT

     Adventure is obligated for long-term debt of approximately $6,900,000 for which substantially all assets of Adventure (including the Division) are pledged as collateral. At December 31, 1995, the book value of total assets of Adventure exceeds the long-term debt. Approximately $3,700,000 of the debt is also secured by a $4,000,000 life insurance policy on the majority stockholder of Adventure.

     A note payable to the majority stockholder of Adventure of $2,400,000 is included in the $6,900,000 debt referred to above.

NOTE 8. EMPLOYEE BENEFIT PLANS

     Adventure has a contributory profit sharing plan covering all full time employees with one or more years of service. The plan provides for annual employer contributions on a discretionary basis as determined by the Board of Directors. No contributions were made to the plan in 1995.

     Adventure also has a 401(k) retirement plan, whereby participants may contribute a percentage of their compensation.

     Adventure's matching contribution percentage (which is determined annually by Adventure) is limited to 10% of the participant's compensation for each plan year. The Division's contribution was approximately $8,200 for the year ended December 31, 1995.

NOTE 9. OPERATING LEASES

     The Division leases certain transmission towers and automobiles under non-cancelable lease agreements. These leases have been classified as operating leases; and accordingly, all rents are charged to operations as incurred.

                     ADVENTURE COMMUNICATIONS -- HUNTINGTON
                  (DIVISION OF ADVENTURE COMMUNICATIONS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1995:

Year ending December 31:
  1996......................................................  $15,630
  1997......................................................    8,500
  1998......................................................    2,400
  1999......................................................    2,400
  2000......................................................    2,400
                                                              -------
          Total minimum payments required...................  $31,330
                                                              =======

     Lease expense was approximately $15,630 for 1995.

NOTE 10. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of the inter-divisional payable approximates fair value. It is included in the financial statements as a current liability due to the pending sales discussed in Note 11. The inter-divisional payable will be satisfied by the proceeds of the sale. In the financial statements of Adventure, all inter-divisional payables/receivables are eliminated.

NOTE 11. SUBSEQUENT EVENT

     On April 8, 1996, Adventure entered into an asset purchase agreement to sell substantially all the assets relating to the operations of the Stations for $7,765,000. The sale of the Station is contingent on FCC consent. The buyer will purchase all of the assets for the Stations, free and clear of any liabilities, mortgages, liens, pledges, conditions or encumbrances except for the Stations' cash, rights to refunds or deposits which relate to the period prior to closing and accounts receivable. Also at closing, $475,000 of the sales price will be deposited with the indemnification escrow agent. The indemnification period will be for a period of two (2) years following the closing. The indemnification by seller and buyer shall be for any losses, liabilities or damages resulting from untrue representations, breach of warranty or non-fulfillment of covenants, liabilities not expressly assumed by buyer, liabilities resulting from operations prior to the closing date for the buyer or liabilities resulting from operation after the closing date for the seller.

                                                           ANNEX A TO PROSPECTUS

     The following table hereto sets forth the market, FCC license classification and frequency of each of the Company's stations (including those with which the Company has or will have a JSA or LMA), assuming the consummation of the Pending Acquisitions, and the date on which each station's FCC license expires.

                                                                 EXPIRATION
                                              FCC                 DATE OF
           MARKET(1)             STATION(2)  CLASS   FREQUENCY    LICENSE
           ---------             ----------  -----   ---------   ----------
NORTHEAST REGION
Allentown-Bethlehem, PA
                                 WAEB-AM       B       790 kHz    08-01-98
                                 WAEB-FM       B     104.1 MHz    08-01-98
                                 WZZO-FM       B      95.1 MHz    08-01-98
                                 WKAP-AM(3)    B      1470 kHz    08-01-98
                                 WEEX-AM      IV      1230 kHz    08-01-98
                                 WODE-FM       A      99.9 MHz    08-01-98

Wilmington, DE
                                 WJBR-AM       D      1290 kHz    08-01-98
                                 WJBR-FM       B      99.5 MHz    08-01-98
Roanoke, VA
                                 WROV-AM       C      1240 kHz    10-01-03
                                 WROV-FM      C1      96.3 MHz    10-01-03
                                 WRDJ-FM      C3     104.9 MHz    10-01-03
                                 WJJS-FM       A     106.1 MHz    10-01-03
                                 WJLM-FM(3)    A      93.5 MHz    10-01-03
Worcester, MA
                                 WTAG-AM     III       580 kHz    04-01-98
                                 WSRS-FM       B      96.1 MHz    04-01-98
Fairfield County, CT
                                 WNLK-AM       B      1350 kHz    04-01-98
                                 WEFX-FM       A      95.9 MHz    04-01-98
                                 WSTC-AM       C      1400 kHz    04-01-98
                                 WKHL-FM       A      96.7 MHz    04-01-98
                                 WINE-AM       D       940 kHz    04-01-98
                                 WRKI-FM       B      95.1 MHz    04-01-98
                                 WPUT-AM       D      1510 kHz    06-01-98
                                 WAXB-FM       A     105.5 MHz    06-01-98
Portsmouth-Rochester, NH
                                 WHEB-FM       B     100.3 MHz    04-01-98
                                 WXHT-FM       A      95.3 MHz    04-01-98
                                 WTMN-AM     III      1380 kHz    04-01-98
Huntington, WV-Ashland, KY
                                 WTCR-AM       B      1420 kHz    10-01-02
                                 WTCR-FM       B     103.3 MHz    10-01-02
                                 WIRO-AM       C      1230 kHz    10-01-02
                                 WHRD-AM(3)    D      1470 kHz    10-01-02
                                 WZZW-AM       D      1600 kHz    10-01-02
                                 WKEE-AM       D       800 kHz    10-01-02
                                 WKEE-FM       A     100.5 MHz    10-01-02
                                 WAMX-FM       A     106.3 MHz    10-01-02
                                 WFXN-FM       A     107.1 MHz    10-01-04
                                 WBVB-FM       A      97.1 MHz    10-01-04
Salisbury-Ocean City, MD
                                 WWFG-FM       B      99.9 MHz    10-01-02
                                 WOSC-FM      B1      95.9 MHz    08-01-98
Manchester, NH
                                 WGIR-AM     III       610 kHz    04-01-98
                                 WGIR-FM       B     101.1 MHz    04-01-98

                                                                 EXPIRATION
                                              FCC                 DATE OF
           MARKET(1)             STATION(2)  CLASS   FREQUENCY    LICENSE
           ---------             ----------  -----   ---------   ----------
Wheeling, WV
                                 WWVA-AM       A      1170 kHz    10-01-03
                                 WOVK-FM       B      98.7 MHz    10-01-03
                                 WKWK-FM       B      97.3 MHz    10-01-03
                                 WBBD-AM       D      1400 kHz    10-01-03
                                 WRIR-FM      B1     105.5 MHz    10-01-03
                                 WEGW-FM       B     107.5 MHz    10-01-03
                                 WEEL-FM(3)    A      95.7 MHz    10-01-03
Winchester, VA
                                 WUSQ-FM       B     102.5 MHz    10-01-03
                                 WFQX-FM       A      99.3 MHz    10-01-03
                                 WNTW-AM       B       610 kHz    10-01-03
Burlington, VT
                                 WEZF-FM       C      92.9 MHz    04-01-98
Harrisburg-Lebanon-Carlisle, PA
                                 WTCY-AM       C      1400 kHz    08-01-98
                                 WNNK-FM       B     104.1 MHz    08-01-98
Dover, DE
                                 WDSD-FM       B      94.7 MHz    08-01-98
                                 WSRV-FM       A      92.9 MHz    08-01-98
                                 WDOV-AM       B      1410 kHz    08-01-98
Westchester-Putnam Counties, NY
                                 WFAS-AM       C      1230 kHz    06-01-98
                                 WFAS-FM       A     103.9 MHz    06-01-98
                                 WZZN-FM       A     106.3 MHz    06-01-98
Lynchburg, VA
                                 WLDJ-FM       B     102.7 MHz    10-01-03
                                 WJJX-FM       A     101.7 MHz    10-01-03
                                 WJJS-AM       B      1320 kHz    10-01-03
                                 WYYD-FM      C1     107.9 MHz    10-01-03
SOUTHEAST REGION
Birmingham, AL
                                 WMJJ-FM       C      96.5 MHz    04-01-04
                                 WERC-AM       B       960 kHz    04-01-04
                                 WOWC-FM       C     102.5 MHz    04-01-04
Greenville, SC
                                 WJMZ-FM       C     107.3 MHz    12-01-02
Columbia, SC
                                 WCOS-FM      C1      97.5 MHz    12-01-03
                                 WHKZ-FM       A      96.7 MHz    12-01-03
                                 WVOC-AM       B       560 kHz    12-01-03
                                 WSCQ-FM       A     100.1 MHz    12-01-03
                                 WCOS-AM       C      1400 kHz    12-01-03
                                 WNOK-FM       C     104.7 MHz    12-01-03
Daytona Beach, FL
                                 WGNE-FM      C1      98.1 MHz    02/01/04
Melbourne-Titusville-Cocoa, FL
                                 WMMB-AM       C      1240 kHz    02-01-04
                                 WBVD-FM       A      95.1 MHz    02-01-04
                                 WMMV-AM       B      1350 kHz    02-01-04
                                 WLRQ-FM      C2      99.3 MHz    02-01-04
                                 WHKR-FM      C2     102.7 MHz    02-01-04
Huntsville, AL
                                 WDRM-FM      C1     102.1 MHz    04-01-04
                                 WHOS-AM       D       800 kHz    04-01-04
                                 WBHP-AM       C      1230 kHz    04-01-04
                                 WTAK-FM(3)   C3     106.1 MHz    04-01-04
                                 WXQW-FM(3)    A      94.1 MHz    04-01-04
                                 WWXQ-FM(3)    A      92.5 MHz    04-01-04

                                                                 EXPIRATION
                                              FCC                 DATE OF
           MARKET(1)             STATION(2)  CLASS   FREQUENCY    LICENSE
           ---------             ----------  -----   ---------   ----------
Ft. Pierce-Stuart-Vero Beach,
  FL
                                 WZZR-FM      C2      92.7 MHz    02-01-04
                                 WQOL-FM      C2     103.7 MHz    02-01-04
                                 WPAW-FM(3)   C2      99.7 MHz    02-01-04
                                 WBBE-FM      C3      94.7 MHz    02-01-04
                                 WAVW-FM       A     101.7 MHz    02-01-04
                                 WAXE-AM       D      1370 kHz    02-01-04
Pensacola, FL
                                 WMEZ-FM       C      94.1 MHz    02-01-04
                                 WXBM-FM       C     102.7 MHz    02-01-04
                                 WWSF-FM      C1      98.1 MHz    04-01-04
Montgomery, AL
                                 WZHT-FM       C     105.7 MHz    04-01-04
                                 WMCZ-FM       A      97.1 MHz    04-01-04
                                 WMHS-FM       A     104.3 MHz    04-01-04
Savannah, GA
                                 WCHY-AM       D      1290 kHz    04-01-04
                                 WCHY-FM       C      94.1 MHz    04-01-04
                                 WYKZ-FM      C1      98.7 MHz    04-01-04
                                 WAEV-FM       C      97.3 MHz    04-01-04
                                 WSOK-AM       C      1230 kHz    04-01-04
                                 WLVH-FM      C2     101.1 MHz    12-01-03
Asheville, NC
                                 WWNC-AM       B       570 kHz    12-01-03
                                 WKSF-FM       C      99.9 MHz    12-01-03
Tuscaloosa, AL
                                 WACT-AM       D      1420 kHz    04-01-04
                                 WACT-FM       A     105.5 MHz    04-01-04
                                 WTXT-FM      C1      98.1 MHz    04-01-04
                                 WZBQ-FM(3)    C      94.1 MHz    04-01-04
Jackson, TN
                                 WTJS-AM       B      1390 kHz    08-01-04
                                 WTNV-FM      C1     104.1 MHz    08-01-04
                                 WYNU-FM       C      92.3 MHz    08-01-04
Statesville, NC
                                 WFMX-FM       C     105.7 MHz    12-01-03
                                 WSIC-AM       C      1400 kHz    12-01-03
Gadsden, AL
                                 WAAX-AM       B       570 kHz    04-01-04
                                 WQEN-FM       C     103.7 MHz    04-01-04
SOUTHWEST REGION
Baton Rouge, LA
                                 WYNK-FM       C     101.5 MHz    06-01-04
                                 WYNK-AM       B      1380 kHz    06-01-04
                                 WJBO-AM       B      1150 kHz    06-01-04
                                 WLSS-FM       C     102.5 MHz    06-01-04
                                 KRVE-FM      C2      96.1 MHz    06-01-04
                                 WBIU-AM       B      1210 kHz    06-01-04
Wichita, KS
                                 KKRD-FM      C1     107.3 MHz    06-01-05
                                 KRZZ-FM      C2      96.3 MHz    06-01-05
                                 KNSS-AM       C      1240 KHz    06-01-05
Jackson, MS
                                 WJMI-FM       C      99.7 MHz    06-01-04
                                 WOAD-AM       C      1300 kHz    06-01-04
                                 WKXI-AM       B      1400 kHz    06-01-04
                                 WKXI-FM      C1     107.5 MHz    06-01-04
Shreveport, LA
                                 KRMD-FM       C     101.1 MHz    06-01-04
                                 KRMD-AM       C      1340 kHz    06-01-04

                                                                 EXPIRATION
                                              FCC                 DATE OF
           MARKET(1)             STATION(2)  CLASS   FREQUENCY    LICENSE
           ---------             ----------  -----   ---------   ----------
Beaumont, TX
                                 KLVI-AM       B       560 kHz    08-01-97
                                 KYKR-FM      C1      95.1 MHz    08-01-97
                                 KKMY-FM       C     104.5 MHz    08-01-97
                                 KIOC-FM       C     106.1 MHz    08-01-97
Corpus Christi, TX
                                 KRYS-FM      C1      99.1 MHz    08-01-97
                                 KRYS-AM       B      1360 kHz    08-01-97
                                 KMXR-FM      C1      93.9 MHz    08-01-97
                                 KNCN-FM      C1     101.3 MHz    08-01-97
Tyler-Longview, TX
                                 KNUE-FM       C     101.5 MHz    08-01-97
                                 KISX-FM      C2     107.3 MHz    08-01-97
                                 KTYL-FM      C1      93.1 MHz    08-01-97
                                 KKTX-AM(3)   IV      1240 kHz    08-01-97
                                 KKTX-FM(3)   C2      96.1 MHz    08-01-97
Killeen, TX
                                 KIIZ-FM       A      92.3 MHz    08-01-97
                                 KLFX-FM(3)    A     107.3 MHz    08-01-97
Fayetteville, AR
                                 KEZA-FM       C     107.9 MHz    06-01-04
                                 KKIX-FM      C1     103.9 MHz    06-01-04
                                 KKZQ-FM      C2     101.9 MHz    06-01-04
                                 KJEM-FM(3)   C1      93.3 MHz    06-01-04
Ft. Smith, AR
                                 KWHN-AM       B      1320 kHz    06-01-04
                                 KMAG-FM       C      99.1 MHz    06-01-04
                                 KZBB-FM(3)    C      97.9 MHz    06-01-04
Lubbock, TX
                                 KFMX-FM      C1      94.5 MHz    08-01-97
                                 KKAM-AM       C      1340 kHz    08-01-97
                                 KZII-FM      C1     102.5 MHz    08-01-97
                                 KFYO-AM       B       790 kHz    08-01-97
                                 KRLB-FM      C1      99.5 MHz    08-01-97
                                 KKCL-FM
                                 (3)          C2      98.1 MHz    08-01-97
Waco, TX
                                 KBRQ-FM      C1     102.5 MHz    08-01-97
                                 KKTK-AM       B      1460 kHz    08-01-97
                                 WACO-FM       C      99.9 MHz    08-01-97
                                 KCKR-FM      C1      90.5 MHz    08-01-97
                                 KWTX-FM       C      97.5 MHz    08-01-97
                                 KWTX-AM       C      1230 kHz    08-01-97
Texarkana, TX
                                 KKYR-AM       B       790 kHz    06-01-04
                                 KKYR-FM      C1     102.5 MHz    08-01-97
                                 KLLI-FM      C2      95.9 MHz    08-01-97
                                 KYGL-FM      C1     106.3 MHz    06-01-04
Lawton, OK
                                 KLAW-FM
                                 (3)          C1     101.5 MHz    06-01-05
                                 KZCD-FM
                                 (3)          C2      94.1 MHz    06-01-05
Lufkin, TX
                                 KYKS-FM      C1     105.1 MHz    08-01-97
                                 KAFX-FM      C1      95.5 MHz    08-01-97
Victoria, TX
                                 KIXS-FM      C1     107.9 MHz    08-01-97
                                 KLUB-FM      C3     106.9 MHz    08-01-97

                                                                 EXPIRATION
                                              FCC                 DATE OF
           MARKET(1)             STATION(2)  CLASS   FREQUENCY    LICENSE
           ---------             ----------  -----   ---------   ----------
MIDWEST REGION
Grand Rapids, MI
                                 WGRD-FM       B      97.9 MHz    10-01-04
                                 WRCV-AM       B      1410 kHz    10-01-04
                                 WLHT-FM       B      95.7 MHz    10-01-04
                                 WQFN-FM       A     100.5 MHz    10-01-04
Des Moines, IA
                                 KHKI-FM      C1      97.3 MHz    02-01-05
                                 KGGO-FM       C      94.9 MHz    02-01-05
                                 KDMI-AM       B      1460 kHz    02-01-05
Madison, WI
                                 WIBA-AM       B      1310 kHz    12-01-04
                                 WIBA-FM       B     101.5 MHz    12-01-04
                                 WMAD-FM       A      92.1 MHz    12-01-04
                                 WTSO-AM       B      1070 kHz    12-01-04
                                 WZEE-FM       B     104.1 MHz    12-01-04
                                 WMLI-FM      B1      96.3 MHz    12-01-04
Springfield, IL
                                 WFMB-AM       C      1450 kHz    12-01-04
                                 WFMB-FM       B     104.5 MHz    12-01-04
                                 WCVS-FM       A      96.7 MHz    12-01-04
Cedar Rapids, IA
                                 KHAK-FM      C1      98.1 MHz    02-01-05
                                 KDAT-FM      C1     104.5 MHz    02-01-05
                                 KTOF-AM       B      1360 kHz    02-01-05
Battle Creek-Kalamazoo, MI
                                 WBCK-AM       B       930 kHz    10-01-04
                                 WBXX-FM       A      95.3 MHz    10-01-04
                                 WRCC-AM       C      1400 kHz    10-01-04
                                 WWKN-FM       A     104.9 MHz    10-01-04
WEST REGION
Honolulu, HI
                                 KSSK-AM       B       590 kHz    02-01-98
                                 KSSK-FM       C      92.3 MHz    02-01-98
                                 KUCD-FM       C     101.9 MHz    02-01-98
                                 KHVH-AM       B       830 kHz    02-01-98
                                 KKLV-FM      C1      98.5 MHz    02-01-98
                                 KIKI-AM       B       990 kHz    02-01-98
                                 KIKI-FM      C1      93.9 MHz    02-01-98
Fresno, CA
                                 KBOS-FM       B      94.9 MHz    12-01-97
                                 KCBL-AM       C      1340 kHz    12-01-97
                                 KRZR-FM       B     103.7 MHz    12-01-97
                                 KRDU-AM       B      1130 kHz    12-01-97
                                 KJOI-FM       B      98.9 MHz    12-01-97
Stockton, CA
                                 KVFX-FM       A      96.7 MHz    12-01-97
                                 KJAX-AM       B      1280 kHz    12-01-97
Modesto, CA
                                 KJSN-FM       A     102.3 MHz    12-01-97
                                 KFIV-AM       B      1360 kHz    12-01-97
Reno, NV
                                 KRNO-FM       C     106.9 MHz    10-01-97
                                 KWNZ-FM       C      97.3 MHz    10-01-97
                                 KCBN-AM      IV      1230 kHz    10-01-97

                                                                 EXPIRATION
                                              FCC                 DATE OF
           MARKET(1)             STATION(2)  CLASS   FREQUENCY    LICENSE
           ---------             ----------  -----   ---------   ----------
Anchorage, AK
                                 KBFX-FM      C3     100.5 MHz    02-01-98
                                 KENI-AM       A       650 kHz    02-01-98
                                 KYAK-AM      C2     101.3 MHz    02-01-98
                                 KGOT-FM      C1      98.9 MHz    02-01-98
                                 KYMG-FM      C1     107.5 MHz    02-01-98
                                 KASH-FM       B       550 kHz    02-01-98
Fairbanks, AK
                                 KIAK-FM       C     102.5 MHz    02-01-98
                                 KIAK-AM       B       970 kHz    02-01-98
                                 KAKQ-FM      C2     101.1 MHz    02-01-98
Farmington, NM
                                 KKFG-FM       C     104.5 MHz    10-01-97
                                 KDAG-FM       C      96.9 MHz    10-01-97
                                 KCQL-AM       C      1340 kHz    10-01-97
                                 KTRA-FM       C     102.1 MHz    10-01-97
Yuma, AZ
                                 KYJT-FM       A     100.9 MHz    10-01-97
                                 KTTI-FM       C      95.1 MHz    10-01-97
                                 KBLU-AM       B       560 kHz    10-01-97

---------------
  * Not licensed -- Construction Permit only.
 (1) Actual city of license may be different from metropolitan market served. Market may be different from market definition used under FCC multiple ownership rules.
 (2) The table does not include (i) station WING-FM in Dayton, Ohio, which is owned by the Company and for which an unrelated third party, who has an option to purchase such station, currently provides certain sales, programming and marketing services pursuant to an LMA, (ii) station KASH-AM in Anchorage, Alaska, which the Company will own upon consummation of the Community Pacific Acquisition, but expects to dispose of subsequent thereto to remain in compliance with the station ownership limitations under the Communications Act, and (iii) stations WESC-FM, WFNQ-FM, and WESC-AM which will be exchanged for stations owned by SFX in the SFX Exchange. See "The Acquisitions."
 (3) The Company provides certain sales and marketing services to stations WKAP-AM in Allentown, Pennsylvania, WPAW-FM in Ft. Pierce-Stuart-Vero Beach, Florida, WEEL-FM in Wheeling, West Virginia and KLFX-FM in Killeen, Texas pursuant to JSAs. The Company provides certain sales, programming and marketing services to station WHRD-AM in Huntington, West Virginia; and pending the consummation of the respective acquisitions, to stations WTAK-FM, WXQW-FM and WWXQ-FM in Huntsville, Alabama, WZBQ-FM in Tuscaloosa, Alabama, KKTX-AM and KKTX-FM in Tyler-Longview, Texas, KZBB-FM in Ft. Smith, Arkansas, KJEM-FM in Fayetteville, Arkansas, KLAW-FM and KZCD-FM in Lawton, Oklahoma and WJLM-FM in Roanoke, Virginia pursuant to LMAs.

             ======================================================

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE INITIAL PURCHASER OF THE OLD PREFERRED STOCK. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Summary Historical Financial Data...........................   16
Summary Pro Forma Financial Data............................   17
Risk Factors................................................   19
Use of Proceeds.............................................   26
Capitalization..............................................   27
Unaudited Pro Forma Financial Information...................   28
Selected Historical Financial Data..........................   50
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   52
Business....................................................   63
The Acquisitions............................................   90
Management..................................................   99
Security Ownership of Certain Beneficial Owners.............  112
Certain Transactions........................................  114
Description of Capital Stock................................  121
Description of Indebtedness.................................  124
The Exchange Offer..........................................  138
Description of the New Senior Exchangeable Preferred Stock
  and Exchange Debentures...................................  146
Certain United States Federal Income Tax Considerations.....  175
Book-Entry; Delivery & Form.................................  176
Plan of Distribution........................................  178
Legal Matters...............................................  178
Experts.....................................................  178
Available Information.......................................  180
Glossary of Certain Terms and Market and Industry Data......  181
Index to Financial Statements...............................  F-1
Annex A -- Table of Additional Station Information..........  A-1

                             ---------------------
  UNTIL           , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW PREFERRED STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ======================================================
             ======================================================

                                 [CAPSTAR LOGO]
                                1,000,000 SHARES

                              CAPSTAR BROADCASTING
                                 PARTNERS, INC.

                            12% SENIOR EXCHANGEABLE
                                PREFERRED STOCK
                                   PROSPECTUS

                                          , 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VI of the Bylaws of the Registrant provides that the Registrant shall indemnify its officers and directors to the maximum extent allowed by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, the Registrant generally has the power to indemnify its current and former directors against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the Registrant, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant also has the power to purchase and maintain insurance for its directors and officers and has purchased a policy providing such insurance.

     The preceding discussion of the Registrant's Bylaws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Bylaws and Section 145 of the Delaware General Corporation Law.

     The Registrant has entered into indemnification agreements with the Registrant's directors and officers. Pursuant to such agreements, the Registrant will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Registrant or assumed certain responsibilities at the direction of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

        EXHIBIT
          NO.                                          DESCRIPTION
        -------                                        -----------
         2.1.1            --   Agreement and Plan of Merger, dated June 21, 1996, by and
                               among CMI Acquisition Company, Inc., Commodore Media, Inc.
                               ("Commodore") and the stockholders and other signatories
                               thereto.(1)
         2.1.2            --   First Amendment to Agreement and Plan of Merger, dated as of
                               September 3, 1996.(2)
         2.1.3            --   Second Amendment to Agreement and Plan of Merger, dated as of October 16, 1996.(2)
         3.1.1            --   Certificate of Incorporation of Capstar Broadcasting
                               Partners, Inc. (the "Company").(11)
         3.1.2            --   Certificate of Amendment to Certificate of Incorporation of
                               the Company.(13)
         3.2              --   By-Laws of the Company.(11)
         4.1              --   Registration Rights Agreement, dated June 17, 1997 by and
                               between the Company and BT Securities Corporation.*
         4.2.1            --   Indenture, dated February 20, 1997, between the Company and
                               U.S. Trust Company of Texas, N.A., governing the Company's outstanding 12 3/4% Senior Discount Notes due 2009.(3)
         4.2.2            --   Form of First Supplemental Indenture between the Company and
                               U.S. Trust Company of Texas, N.A.(14)
         4.3.1            --   Indenture, dated as of April 21, 1995, among Capstar Radio
                               Broadcasting Partners, Inc. ("Capstar Radio"), IBJ Schroder
                               Bank & Trust Company, as Trustee, and the Guarantors named therein, governing the Existing Capstar Radio's Notes (the
                               "Existing Capstar Radio Indenture").(4)
         4.3.2            --   Amendment No. 1 to Existing Capstar Radio Indenture.(4)
         4.3.3            --   Amendment No. 2 to Existing Capstar Radio Indenture.(5)
         4.3.4            --   Amendment No. 3 to Existing Capstar Radio Indenture.(5)

        EXHIBIT
          NO.                                          DESCRIPTION
        -------                                        -----------
         4.3.5            --   Amendment No. 4 to Existing Capstar Radio Indenture.(6)
         4.3.6            --   Amendment No. 5 to Existing Capstar Radio Indenture.(7)
         4.3.7            --   Amendment No. 6 to Existing Capstar Radio Indenture.(3)
         4.3.8            --   Amendment No. 7 to Existing Capstar Radio Indenture.(12)
         4.3.9            --   Amendment No. 8 to Existing Capstar Radio Indenture.(13)
         4.3.10           --   Amendment No. 9 to Existing Capstar Radio Indenture.(14)
         4.4              --   Indenture, dated June 17, 1997, between Capstar Radio and
                               U.S. Trust Company of Texas, N.A., governing the Company's outstanding 9 1/4% Senior Subordinated Notes due 2007.(13)
         4.5              --   Indenture, dated June 17, 1997, between the Company and U.S.
                               Trust Company of Texas, N.A., governing the Company's 12%
                               Subordinated Exchange Debentures due 2009.(13)
         4.6              --   Certificate of Designation of the Powers, Preferences and
                               Relative, Participating, Optional and Other Special Rights
                               of 12% Senior Exchangeable Preferred Stock and
                               Qualifications, Limitations and Restrictions Thereof of the
                               Company, dated June 17, 1997.(13)
         5.1              --   Opinion of Vinson & Elkins L.L.P.*
        10.1.1            --   Agreement and Plan of Merger, dated as of December 9, 1996, by and among Benchmark Communications Radio Limited
                               Partnership, Benchmark Acquisition, Inc., Benchmark Radio
                               Acquisition Fund I Limited Partnership, Benchmark Radio
                               Acquisition Fund IV Limited Partnership, Benchmark Radio
                               Acquisition Fund VII Limited Partnership, Benchmark Radio
                               Acquisition Fund VIII Limited Partnership, Joe L. Mathis IV,
                               Bruce R. Spector, the Company and BCR Holding, Inc.
                               ("Benchmark Merger Agreement").(11)
        10.1.2            --   Letter Agreement amending Benchmark Merger Agreement, dated
                               January 9, 1997, by and among Benchmark Communications Radio
                               Limited Partnership, Benchmark Acquisition, Inc. and the
                               other signatories listed therein.(11)
        10.1.3            --   Letter Agreement amending Benchmark Merger Agreement, dated
                               January 31, 1997, by and among Benchmark Communications
                               Radio Limited Partnership, Benchmark Acquisition, Inc., BCR
                               Holding, Inc., the Company, and the other signatories listed therein.(11)
        10.1.4            --   Letter Agreement amending Benchmark Merger Agreement, dated
                               April 8, 1997, by and among Benchmark Communications Radio
                               Limited Partnership, Benchmark Acquisition, Inc., BCR
                               Holding, Inc., and the Company.(11)
        10.2              --   Asset Purchase Agreement, dated as of January 27, 1997, by and among Point Communications Limited Partnership,
                               Midcontinent Broadcasting Co. of Wisconsin, Inc., Madison
                               Radio Group and Point Madison Acquisition Company, Inc.(11)
        10.3.1            --   Asset Purchase Agreement, dated as of December 26, 1996,
                               between Community Pacific Broadcasting Company L.P.
                               ("Community Pacific") and Community Acquisition Company,
                               Inc.(11)
        10.3.2            --   Amendment No. 1 to Asset Purchase Agreement, dated May 28,
                               1997, between Community Pacific and Pacific Star
                               Communications, Inc. ("Pacific Star").(15)
        10.3.3            --   Amendment No. 2 to Asset Purchase Agreement, dated July 14,
                               1997, between Community Pacific and Pacific Star.(15)
        10.4              --   Credit Agreement, dated February 20, 1997, among Capstar
                               Radio, as borrower, the Company, as guarantor, various
                               banks, and Bankers Trust Company, as administrative
                               agent.(8)
        10.5              --   Intentionally omitted.
        10.6.1            --   Financial Advisory Agreement, dated as of October 16, 1996, between the Company and Hicks, Muse & Co. Partners, L.P.
                               ("HMCo").(3)
        10.6.2            --   Financial Advisory Agreement, dated July 1, 1997, between
                               Capstar Broadcasting Corporation ("Capstar Broadcasting")
                               and HMCo.(13)
        10.7.1            --   Monitoring and Oversight Agreement, dated as of October 16,
                               1996, between the Company and HMCo.(3)
        10.7.2            --   Monitoring and Oversight Agreement, dated July 1, 1997,
                               between Capstar Broadcasting and HMCo.(13)

        EXHIBIT
          NO.                                          DESCRIPTION
        -------                                        -----------
        10.8              --   Form of Indemnification Agreement between Capstar
                               Broadcasting and each of its directors and officers.(13)
        10.9.1            --   Employment Agreement, dated February 14, 1997, between the
                               Company and R. Steven Hicks.(3)
        10.9.2            --   First Amendment to Employment Agreement, dated July 8, 1997, between R. Steven Hicks, the Company, and Capstar
                               Broadcasting.(14)
        10.10             --   Employment Agreement, dated July 1, 1997, between Capstar
                               Broadcasting and Paul D. Stone.(13)
        10.11             --   Employment Agreement, dated July 1, 1997, between Capstar
                               Broadcasting and William S. Banowsky, Jr.(13)
        10.12             --   Amended and Restated Employment Agreement, dated October 16,
                               1996, between Commodore, the Company and James T. Shea,
                               Jr.(3)
        10.13             --   Employment Agreement, dated January 27, 1997, between
                               Pacific Star and Claude C. Turner (also known as Dex
                               Allen).(3)
        10.14.1           --   Employment Agreement dated July 1, 1994, between Osborn
                               Communications Corporation ("Osborn") and Frank D.
                               Osborn.(9)
        10.14.2           --   Amendment No. 1, dated July 1, 1996, to the employment
                               agreement dated July 1, 1994 between Osborn and Frank D.
                               Osborn.(10)
        10.14.3           --   Amendment No. 2, dated July 23, 1996, to the employment
                               agreement dated July 1, 1994 between Osborn and Frank D.
                               Osborn.(10)
        10.15             --   Employment Agreement, dated February 20, 1997, between Frank
                               D. Osborn and Southern Star Communications, Inc.(7)
        10.16             --   Employment Agreement between Capstar Radio, Capstar
                               Broadcasting and David J. Benjamin, III.(14)
        10.17             --   1997 Stock Option Plan of Capstar Broadcasting.(13)
        10.18.1           --   Form of Incentive Stock Option Agreement.(13)
        10.18.2           --   Form of Non-Qualified Stock Option Agreement for
                               Employees.(13)
        10.18.3           --   Form of Non-Qualified Stock Option Agreement for
                               Non-Employees.(14)
        10.19             --   1997 Stock Purchase Plan of Capstar Broadcasting.(13)
        10.20.1           --   Affiliate Stockholders Agreement, dated October 16, 1996,
                               among the Company, Hicks, Muse, Tate & Furst Incorporated
                               ("Hicks Muse"), R. Steven Hicks and the security holders
                               listed therein.(3)
        10.20.2           --   First Amendment and Supplement to Affiliate Stockholders
                               Agreement, dated January 27, 1997, by and among the Company, the securityholders listed therein and Hicks Muse.(3)
        10.20.3           --   Second Amendment to Affiliate Stockholders Agreement, dated
                               February 20, 1997, by and among the Company, the security
                               holders listed therein and Hicks Muse.(11)
        10.20.4           --   Third Amendment to Affiliate Stockholders Agreement, dated
                               June 20, 1997, by and among Capstar Broadcasting, the
                               Company, the security holders listed therein and Hicks
                               Muse.(13)
        10.21.1           --   Management Stockholders Agreement, dated November 26, 1996, among the Company, the securityholders listed therein and
                               Hicks Muse.(3)
        10.21.2           --   First Amendment to Management Stockholders Agreement, dated
                               January 27, 1997, by and among the Company and the
                               securityholders listed therein.(3)
        10.21.3           --   Second Amendment to Management Stockholders Agreement, dated
                               June 20, 1997, by and among Capstar Broadcasting, the
                               Company, the security holders listed therein and Hicks
                               Muse.(13)
        10.22.1           --   Stock Pledge, Security Agreement and Power of Attorney,
                               dated February 20, 1997, executed by Claude C. Turner in
                               favor of the Company.(3)
        10.22.2           --   9% Promissory Note, dated February 20, 1997, executed by
                               Claude C. Turner in favor of the Company in the principal
                               sum of $200,000.(3)
        10.23.1           --   9% Promissory Note, dated February 20, 1997, executed by
                               David J. Benjamin, III in favor of the Company in the
                               principal sum of $396,363.64.(3)
        10.23.2           --   Stock Pledge, Security Agreement and Power of Attorney,
                               dated February 20, 1997, executed by David J. Benjamin, III in favor of the Company.(3)

        EXHIBIT
          NO.                                          DESCRIPTION
        -------                                        -----------
        10.24             --   Mandatory Buyback Agreement, dated February 20, 1997,
                               between David J. Benjamin, III and the Company.(3)
        10.25.1           --   Registration Rights Agreement, dated February 20, 1997,
                               between the Company and Frank D. Osborn.(3)
        10.25.2           --   First Amendment to Registration Rights Agreement, dated July
                               1, 1997, between the Company, Capstar Broadcasting, and
                               Frank D. Osborn.(13)
        10.26             --   Warrant, dated October 16, 1996, issued to R. Steven
                               Hicks.(3)
        10.27             --   Warrant, dated February 20, 1997, issued to R. Steven
                               Hicks.(3)
        10.28             --   Stock Purchase Agreement, dated June 5, 1997, by and among
                               Capstar Acquisition Company, Inc., Quass Broadcasting
                               Company and the selling stockholders named therein.(13)
        10.29.1           --   Asset Purchase Agreement, dated April 24, 1997, between
                               Ameron Broadcasting, Inc. and Capstar Acquisition Company,
                               Inc., a wholly-owned subsidiary of Capstar Radio.(12)
        10.29.2           --   Letter Agreement, dated April 25, 1997, between Ameron
                               Broadcasting, Inc. and Capstar Acquisition Company, Inc.(12)
        10.29.3           --   Letter Agreement, dated May 9, 1997, between Ameron
                               Broadcasting, Inc. and Capstar Acquisition Company, Inc.(13)
        10.29.4           --   Amendment to Asset Purchase Agreement, dated May 9, 1997,
                               between Ameron Broadcasting, Inc. and Capstar Acquisition
                               Company, Inc.(13)
        10.30.1           --   Stock Purchase Agreement, dated June 12, 1997, by and among
                               Capstar Acquisition Company, Inc., the Company, Patterson
                               Broadcasting, Inc. and the selling stockholders name
                               therein.(13)
        10.30.2           --   First Amendment to Stock Purchase Agreement, dated July 2,
                               1997, by and among Patterson Broadcasting, Inc., Capstar
                               Acquisition Company, Inc. and Dyson-Kissner-Moran
                               Corporation, as representative of the selling stockholders named therein.(14)
        10.31.1           --   Asset Purchase Agreement, dated June 18, 1997, between
                               Knight Radio, Inc. and Capstar Acquisition Company, Inc.(13)
        10.31.2           --   Asset Purchase Agreement, dated June 18, 1997, between
                               Knight Broadcasting of New Hampshire, Inc. and Capstar
                               Acquisition Company, Inc.(13)
        10.31.3           --   Asset Purchase Agreement, dated June 18, 1997, between
                               Knight Communications Corp. and Capstar Acquisition Company,
                               Inc.(13)
        10.32             --   Exchange Agreement, dated May 23, 1997, between SFX
                               Broadcasting, Inc., SFX Broadcasting of Kansas, Inc., SFXKS
                               Limited Partnership, SFX Broadcasting of Florida, Inc.,
                               Southern Starr Limited Partnership, and Capstar Acquisition
                               Company, Inc.(13)
        10.33             --   Agreement and Plan of Merger, dated June 16, 1997, by and
                               among GulfStar Communications, Inc., Capstar Broadcasting,
                               CBC-GulfStar Merger Sub, Inc. and the stockholders listed
                               therein.(13)
        10.34             --   Employment Agreement between GulfStar Communications, Inc.
                               and John D. Cullen.(14)
        10.35             --   Form of Employment Agreement to be entered into among
                               Central Star Communications, Inc., Capstar Broadcasting, and
                               Mary K. Quass.(14)
        10.36             --   Employment Agreement among Capstar Radio, Capstar
                               Broadcasting and Joseph L. Mathias IV.(14)
        10.37             --   Form of Employment Agreement to be entered into among
                               Capstar Radio, Capstar Broadcasting and James M. Strawn.(14)
        10.38             --   Form of Employment Agreement to be entered into between
                               Capstar Broadcasting and James W. Wesley.(14)
        10.39             --   GulfStar Stockholders Agreement, dated July 8, 1997, by and among Capstar Broadcasting, the security holders listed
                               therein, and Hicks Muse.(14)
        10.40             --   Warrant, dated July 8, 1997, issued to R. Steven Hicks.(14)
        12.1              --   Deficiency of Earnings to Fixed Charges.(14)
        12.2              --   Pro Forma Deficiency of Earnings to Fixed Charges.(14)
        21.1              --   List of Subsidiaries.(14)

        EXHIBIT
          NO.                                          DESCRIPTION
        -------                                        -----------
        23.1              --   Consent of Vinson & Elkins L.L.P. (included in its opinion filed as Exhibit 5.1 hereto).*
        23.2              --   Consent of Coopers & Lybrand L.L.P. -- Capstar Broadcasting
                               Partners, Inc.*
        23.3              --   Consent of Ernst & Young LLP.*
        23.4              --   Consent of Coopers & Lybrand L.L.P. -- GulfStar
                               Communications, Inc.*
        23.5              --   Consent of Coopers & Lybrand L.L.P. -- Benchmark
                               Communications Radio Limited Partnership.*
        23.6              --   Consent of Coopers & Lybrand L.L.P. -- Midcontinent
                               Broadcasting Co.*
        23.7              --   Consent of Coopers & Lybrand L.L.P. -- Point Communications
                               Limited Partnership.*
        23.8              --   Consent of Coopers & Lybrand L.L.P. -- Community Pacific
                               Broadcasting Company, L.P.*
        23.9              --   Consent of Arthur Andersen LLP -- Patterson Broadcasting,
                               Inc.*
        23.10             --   Consent of Arthur Andersen LLP -- Ameron Broadcasting, Inc.*
        23.11             --   Consent of Arthur Andersen LLP -- Knight Quality Stations.*
        23.12             --   Consent of McGladrey & Pullen, LLP.*
        23.13             --   Consent of Holtz Rubenstein & Co., LLP.*
        23.14             --   Consent of Paneth, Haber & Zimmerman, LLP.*
        23.15             --   Consent of Brown, Edward & Co., LLP.*
        24.1              --   Powers of Attorney (included on the signature page of this
                               Registration Statement).*
        25.1              --   Form T-1 of U.S. Trust Company of Texas, N.A.*
        99.1              --   Form of Letter of Transmittal.*
        99.2              --   Form of Notice of Guaranteed Delivery.*

---------------

  *   Filed herewith.

 (1) Incorporated by reference to Commodore's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, File No. 33-92732.

 (2) Incorporated by reference to Commodore's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, File No. 33-92732.

 (3) Incorporated by reference to the Company's Registration Statement on Form S-1, dated April 16, 1997, File No. 333-25263.

 (4) Incorporated by reference to Commodore's Registration Statement on Form S-4, dated July 26, 1995, File No. 33-92732.

 (5) Incorporated by reference to Commodore's Annual Report on Form 10-K for the year ended December 31, 1995, File No. 33-92732.

 (6) Incorporated by reference to Commodore's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, File No. 33-92732.

 (7) Incorporated by reference to Commodore's Annual Report on Form 10-K for the year ended December 31, 1996, File No. 33-92732.

 (8) Incorporated by reference to Commodore's Current Report on Form 8-K dated February 20, 1997, File No. 33-92732.

 (9) Incorporated by reference to Osborn's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, File No. 0-16841.

(10) Incorporated by reference to Osborn's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, File No. 0-16841.

(11) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, File No. 333-25638.

(12) Incorporated by reference to Commodore's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, File No. 33-92732.

(13) Incorporated by reference to the Company's Amendment No. 1 to Registration Statement on Form S-4, dated July 8, 1997, File No. 333-25638.

(14) Incorporated by reference to the Company's Amendment No. 2 to Registration Statement on Form S-4, dated August 5, 1997, File No. 333-25638.

(15) Incorporated by reference to the Company's Current Report on Form 8-K, dated July 23, 1997, File No. 333-25638.

     (b) Financial Statement Schedules:

     The following financial statement schedules are included in this Registration Statement:

       Reports of Independent Accountants
        I -- Condensed Financial Information of Registrant
        II -- Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 6th day of August, 1997.

                                            CAPSTAR BROADCASTING PARTNERS, INC.

                                            By:  /s/ WILLIAM S. BANOWSKY, JR.
                                              ----------------------------------
                                                  William S. Banowsky, Jr.,
                                                 Executive Vice President and
                                                        General Counsel

     Each person whose signature appears below authorizes R. Steven Hicks and William S. Banowsky, Jr., and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this Registration Statement necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated.

                      SIGNATURE                                     CAPACITY                  DATE
                      ---------                                     --------                  ----

                 /s/ R. STEVEN HICKS                     Chairman of the Board,          August 6, 1997
-----------------------------------------------------      President, Chief Executive
                   R. Steven Hicks                         Officer (Principal Executive
                                                           Officer)

                  /s/ PAUL D. STONE                      Executive Vice President and    August 6, 1997
-----------------------------------------------------      Chief Financial Officer
                    Paul D. Stone                          (Principal Financial and
                                                           Accounting Officer)

                 /s/ ERIC C. NEUMAN                      Executive Vice President and    August 6, 1997
-----------------------------------------------------      Director
                   Eric C. Neuman

                 /s/ THOMAS O. HICKS                     Director                        August 6, 1997
-----------------------------------------------------
                   Thomas O. Hicks

             /s/ LAWRENCE D. STUART, JR.                 Director                        August 6, 1997
-----------------------------------------------------
               Lawrence D. Stuart, Jr.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Capstar Broadcasting Partners, Inc.

     In connection with our audit of the consolidated financial statements of Capstar Broadcasting Partners, Inc. and Subsidiaries as of December 31, 1996 and for the period from October 11, 1996 ("inception") to December 31, 1996, which financial statements are included in the Prospectus, we have also audited the financial statement schedules of Capstar Broadcasting Partners, Inc. and Subsidiaries listed in Item 16(b) herein.

     In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

Coopers & Lybrand L.L.P.

Austin, Texas
February 14, 1997

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Capstar Broadcasting Partners, Inc.

     We have audited the consolidated balance sheet of Capstar Radio Broadcasting Partners, Inc. and Subsidiaries, the Predecessor Company of Capstar Broadcasting Partners, Inc., and Subsidiaries, and formerly known as Commodore Media, Inc. and Subsidiaries, as of December 31, 1995, and for the period from January 1, 1996 to October 16, 1996 and for the years ended December 31, 1995 and 1994, and have issued our report thereon dated February 10, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                            ERNST & YOUNG LLP

February 10, 1997
New York, New York

                      CAPSTAR BROADCASTING PARTNERS, INC.

                     PARENT COMPANY CONDENSED BALANCE SHEET

                                     ASSETS

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------

Current assets:
  Cash and short-term investments...........................  $    660,167
  Accounts receivable.......................................           425
                                                              ------------
          Total current assets..............................       660,592
Property, plant and equipment...............................     1,365,306
FCC licenses and goodwill, net of accumulated
  amortization..............................................   139,498,885
Deferred charges............................................     1,800,234
Deposits and other assets...................................       178,000
Investment in subsidiary....................................    (4,830,124)
                                                              ------------
          Total.............................................  $138,672,893
                                                              ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $    786,817
  Accrued interest..........................................       850,208
  Due to affiliate..........................................       536,738
                                                              ------------
          Total current liabilities.........................     2,173,763
Long-term debt..............................................    45,025,003
Deferred income taxes.......................................       331,580
                                                              ------------
          Total liabilities.................................    47,530,346
                                                              ------------
Stockholders' equity:
  Preferred stock, $.01 par value, 10,000,00 shares
     authorized, none
     issued and outstanding.................................            --
  Class A common stock, $.01 par value, 200,000,000 shares
     authorized, 94,155,000 shares issued and outstanding...       941,550
  Additional paid-in capital................................    93,957,450
  Accumulated deficit.......................................    (3,756,453)
                                                              ------------
          Total stockholders' equity........................    91,142,547
                                                              ------------
          Total liabilities and stockholders' equity........  $138,672,893
                                                              ============

                            See accompanying notes.

                      CAPSTAR BROADCASTING PARTNERS, INC.

                PARENT COMPANY CONDENSED STATEMENT OF OPERATIONS

                                            PERIOD ENDED
                                          DECEMBER 31, 1996
                                          -----------------
Corporate expenses......................     $   223,227
Interest expense........................       2,421,380
Depreciation and amortization...........         296,332
Equity in losses of subsidiary..........          71,514
Other expense...........................         744,000
                                             -----------
Net loss................................     $(3,756,453)
                                             ===========
Net loss per share......................     $     (0.04)
                                             ===========
Weighted average number of shares
  outstanding...........................      93,691,842
                                             ===========

                            See accompanying notes.

                      CAPSTAR BROADCASTING PARTNERS, INC.

           PARENT COMPANY CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY

                                          CLASS A    ADDITIONAL
                                           COMMON      PAID-IN     ACCUMULATED
                                           STOCK       CAPITAL       DEFICIT        TOTAL
                                          --------   -----------   -----------   -----------
Balance at inception (October 11,
  1996).................................  $     --   $        --   $        --   $        --
Issuance of common stock in connection
  with Commodore Acquisition............   932,750    92,342,250            --    93,275,000
Issuance of warrants....................        --       744,000            --       744,000
Issuance of common stock................     8,800       871,200            --       880,000
Net loss for the period.................        --            --    (3,756,453)   (3,756,453)
                                          --------   -----------   -----------   -----------
Balance at December 31, 1996............  $941,550   $93,957,450   $(3,756,453)  $91,142,547
                                          ========   ===========   ===========   ===========

                            See accompanying notes.

                      CAPSTAR BROADCASTING PARTNERS, INC.

                PARENT COMPANY CONDENSED STATEMENT OF CASH FLOWS

                                            PERIOD ENDED
                                          DECEMBER 31, 1996
                                          -----------------
Cash flows from operating activities:
  Net loss..............................    $  (3,756,453)
Adjustments to reconcile net loss to
  cash used in operating activities:
  Depreciation and amortization.........          296,332
  Noncash compensation..................          744,000
  Noncash interest......................        1,571,072
  Equity in losses of subsidiary........           71,514
Changes in assets and liabilities:
  Increase in accounts receivable.......             (425)
  Increase in accounts payable and
     accrued expenses...................          786,817
  Increase in accrued interest..........          850,208
  Increase in due to affiliate..........          536,738
                                            -------------
          Total adjustments.............        4,856,256
                                            -------------
Net cash provided by operating
  activities............................        1,099,803
Cash flows from investing activities:
  Purchase of property, plant and
     equipment..........................         (356,205)
  Acquisition of Commodore..............     (125,569,125)
  Deferred acquisition costs incurred...         (785,431)
  Deposits on pending acquisitions and
     other..............................         (178,000)
                                            -------------
Net cash used in investing activities...     (126,888,761)
Cash flows from financing activities:
  Proceeds from issuance of common
     stock..............................       94,155,000
  Proceeds from issuance of long-term
     debt...............................       35,000,000
  Payment of financing related costs....       (2,705,875)
                                            -------------
Net cash provided by financing
  activities............................      126,449,125
                                            -------------
Net increase in cash and short-term cash
  investments...........................          660,167
Cash and short-term cash investments at
  beginning of the period...............               --
                                            -------------
Cash and short-term cash investments at
  end of the period.....................    $     660,167
                                            =============

                            See accompanying notes.

                      CAPSTAR BROADCASTING PARTNERS, INC.

             NOTES TO PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

1. GENERAL

     The accompanying condensed financial statements of Capstar Broadcasting Partners, Inc. (the "Company") should be read in conjunction with the consolidated financial statements of Capstar Broadcasting Partners, Inc. and Subsidiaries and its Predecessors included elsewhere in this prospectus and have been prepared using the equity method of accounting for an investment in a subsidiary.

2. OTHER

     See notes 5, 6, 7, 11, 12, and 15 to the consolidated financial statements of Capstar Broadcasting Partners, Inc. and Subsidiaries and its Predecessor for a description of capital stock, long-term obligations, guarantees, and contingencies of the Company. The ability of the Company's subsidiaries to transfer funds to the Company in the form of cash dividends is restricted pursuant to the terms of certain debt agreements entered into by the Company's subsidiary, Commodore Media, Inc.

                    CAPSTAR BROADCASTING PARTNERS, INC. AND
                        SUBSIDIARIES AND ITS PREDECESSOR

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                                   ADDITIONS
                        BALANCE      --------------------------------------   DEDUCTIONS    BALANCE
                      AT BEGINNING   CHARGED TO COSTS       CHARGED TO          DIRECT      AT END
    DESCRIPTION        OF PERIOD     AND EXPENSES(1)     OTHER ACCOUNTS(2)    WRITE-OFFS   OF PERIOD
    -----------       ------------   ----------------   -------------------   ----------   ---------
PREDECESSOR:
  Allowance for
     doubtful
     accounts
     12/31/94.......    453,782          468,155                 --            (389,706)    532,231
  Allowance for
     doubtful
     accounts
     12/31/95.......    532,231          556,137                 --            (388,032)    700,336
  Allowance for
     doubtful
     accounts
     10/16/96.......    700,336          487,488                 --            (325,547)    862,277
CAPSTAR:
  Allowance for
     doubtful
     accounts
     12/31/96.......    862,277          105,670                 --            (129,866)    838,081

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                                          DESCRIPTION
        -------                                        -----------
         2.1.1            --   Agreement and Plan of Merger, dated June 21, 1996, by and
                               among CMI Acquisition Company, Inc., Commodore Media, Inc.
                               ("Commodore") and the stockholders and other signatories
                               thereto.(1)
         2.1.2            --   First Amendment to Agreement and Plan of Merger, dated as of
                               September 3, 1996.(2)
         2.1.3            --   Second Amendment to Agreement and Plan of Merger, dated as of October 16, 1996.(2)
         3.1.1            --   Certificate of Incorporation of Capstar Broadcasting
                               Partners, Inc. (the "Company").(11)
         3.1.2            --   Certificate of Amendment to Certificate of Incorporation of
                               the Company.(13)
         3.2              --   By-Laws of the Company.(11)
         4.1              --   Registration Rights Agreement, dated June 17, 1997 by and
                               between the Company and BT Securities Corporation.*
         4.2.1            --   Indenture, dated February 20, 1997, between the Company and
                               U.S. Trust Company of Texas, N.A., governing the Company's outstanding 12 3/4% Senior Discount Notes due 2009.(3)
         4.2.2            --   Form of First Supplemental Indenture between the Company and
                               U.S. Trust Company of Texas, N.A.(14)
         4.3.1            --   Indenture, dated as of April 21, 1995, among Capstar Radio
                               Broadcasting Partners, Inc. ("Capstar Radio"), IBJ Schroder
                               Bank & Trust Company, as Trustee, and the Guarantors named therein, governing the Existing Capstar Radio's Notes (the
                               "Existing Capstar Radio Indenture").(4)
         4.3.2            --   Amendment No. 1 to Existing Capstar Radio Indenture.(4)
         4.3.3            --   Amendment No. 2 to Existing Capstar Radio Indenture.(5)
         4.3.4            --   Amendment No. 3 to Existing Capstar Radio Indenture.(5)
         4.3.5            --   Amendment No. 4 to Existing Capstar Radio Indenture.(6)
         4.3.6            --   Amendment No. 5 to Existing Capstar Radio Indenture.(7)
         4.3.7            --   Amendment No. 6 to Existing Capstar Radio Indenture.(3)
         4.3.8            --   Amendment No. 7 to Existing Capstar Radio Indenture.(12)
         4.3.9            --   Amendment No. 8 to Existing Capstar Radio Indenture.(13)
         4.3.10           --   Amendment No. 9 to Existing Capstar Radio Indenture.(14)
         4.4              --   Indenture, dated June 17, 1997, between Capstar Radio and
                               U.S. Trust Company of Texas, N.A., governing the Company's outstanding 9 1/4% Senior Subordinated Notes due 2007.(13)
         4.5              --   Indenture, dated June 17, 1997, between the Company and U.S.
                               Trust Company of Texas, N.A., governing the Company's 12%
                               Subordinated Exchange Debentures due 2009.(13)
         4.6              --   Certificate of Designation of the Powers, Preferences and
                               Relative, Participating, Optional and Other Special Rights
                               of 12% Senior Exchangeable Preferred Stock and
                               Qualifications, Limitations and Restrictions Thereof of the
                               Company, dated June 17, 1997.(13)
         5.1              --   Opinion of Vinson & Elkins L.L.P.*
        10.1.1            --   Agreement and Plan of Merger, dated as of December 9, 1996, by and among Benchmark Communications Radio Limited
                               Partnership, Benchmark Acquisition, Inc., Benchmark Radio
                               Acquisition Fund I Limited Partnership, Benchmark Radio
                               Acquisition Fund IV Limited Partnership, Benchmark Radio
                               Acquisition Fund VII Limited Partnership, Benchmark Radio
                               Acquisition Fund VIII Limited Partnership, Joe L. Mathis IV,
                               Bruce R. Spector, the Company and BCR Holding, Inc.
                               ("Benchmark Merger Agreement").(11)

        EXHIBIT
          NO.                                          DESCRIPTION
        -------                                        -----------
        10.1.2            --   Letter Agreement amending Benchmark Merger Agreement, dated
                               January 9, 1997, by and among Benchmark Communications Radio
                               Limited Partnership, Benchmark Acquisition, Inc. and the
                               other signatories listed therein.(11)
        10.1.3            --   Letter Agreement amending Benchmark Merger Agreement, dated
                               January 31, 1997, by and among Benchmark Communications
                               Radio Limited Partnership, Benchmark Acquisition, Inc., BCR
                               Holding, Inc., the Company, and the other signatories listed therein.(11)
        10.1.4            --   Letter Agreement amending Benchmark Merger Agreement, dated
                               April 8, 1997, by and among Benchmark Communications Radio
                               Limited Partnership, Benchmark Acquisition, Inc., BCR
                               Holding, Inc., and the Company.(11)
        10.2              --   Asset Purchase Agreement, dated as of January 27, 1997, by and among Point Communications Limited Partnership,
                               Midcontinent Broadcasting Co. of Wisconsin, Inc., Madison
                               Radio Group and Point Madison Acquisition Company, Inc.(11)
        10.3.1            --   Asset Purchase Agreement, dated as of December 26, 1996,
                               between Community Pacific Broadcasting Company L.P.
                               ("Community Pacific") and Community Acquisition Company,
                               Inc.(11)
        10.3.2            --   Amendment No. 1 to Asset Purchase Agreement, dated May 28,
                               1997, between Community Pacific and Pacific Star
                               Communications, Inc. ("Pacific Star").(15)
        10.3.3            --   Amendment No. 2 to Asset Purchase Agreement, dated July 14,
                               1997, between Community Pacific and Pacific Star.(15)
        10.4              --   Credit Agreement, dated February 20, 1997, among Capstar
                               Radio, as borrower, the Company, as guarantor, various
                               banks, and Bankers Trust Company, as administrative
                               agent.(8)
        10.5              --   Intentionally omitted.
        10.6.1            --   Financial Advisory Agreement, dated as of October 16, 1996, between the Company and Hicks, Muse & Co. Partners, L.P.
                               ("HMCo").(3)
        10.6.2            --   Financial Advisory Agreement, dated July 1, 1997, between
                               Capstar Broadcasting Corporation ("Capstar Broadcasting")
                               and HMCo.(13)
        10.7.1            --   Monitoring and Oversight Agreement, dated as of October 16,
                               1996, between the Company and HMCo.(3)
        10.7.2            --   Monitoring and Oversight Agreement, dated July 1, 1997,
                               between Capstar Broadcasting and HMCo.(13)
        10.8              --   Form of Indemnification Agreement between Capstar
                               Broadcasting and each of its directors and officers.(13)
        10.9.1            --   Employment Agreement, dated February 14, 1997, between the
                               Company and R. Steven Hicks.(3)
        10.9.2            --   First Amendment to Employment Agreement, dated July 8, 1997, between R. Steven Hicks, the Company, and Capstar
                               Broadcasting.(14)
        10.10             --   Employment Agreement, dated July 1, 1997, between Capstar
                               Broadcasting and Paul D. Stone.(13)
        10.11             --   Employment Agreement, dated July 1, 1997, between Capstar
                               Broadcasting and William S. Banowsky, Jr.(13)
        10.12             --   Amended and Restated Employment Agreement, dated October 16,
                               1996, between Commodore, the Company and James T. Shea,
                               Jr.(3)
        10.13             --   Employment Agreement, dated January 27, 1997, between
                               Pacific Star and Claude C. Turner (also known as Dex
                               Allen).(3)
        10.14.1           --   Employment Agreement dated July 1, 1994, between Osborn
                               Communications Corporation ("Osborn") and Frank D.
                               Osborn.(9)
        10.14.2           --   Amendment No. 1, dated July 1, 1996, to the employment
                               agreement dated July 1, 1994 between Osborn and Frank D.
                               Osborn.(10)

        EXHIBIT
          NO.                                          DESCRIPTION
        -------                                        -----------
        10.14.3           --   Amendment No. 2, dated July 23, 1996, to the employment
                               agreement dated July 1, 1994 between Osborn and Frank D.
                               Osborn.(10)
        10.15             --   Employment Agreement, dated February 20, 1997, between Frank
                               D. Osborn and Southern Star Communications, Inc.(7)
        10.16             --   Employment Agreement between Capstar Radio, Capstar
                               Broadcasting and David J. Benjamin, III.(14)
        10.17             --   1997 Stock Option Plan of Capstar Broadcasting.(13)
        10.18.1           --   Form of Incentive Stock Option Agreement.(13)
        10.18.2           --   Form of Non-Qualified Stock Option Agreement for
                               Employees.(13)
        10.18.3           --   Form of Non-Qualified Stock Option Agreement for
                               Non-Employees.(14)
        10.19             --   1997 Stock Purchase Plan of Capstar Broadcasting.(13)
        10.20.1           --   Affiliate Stockholders Agreement, dated October 16, 1996,
                               among the Company, Hicks, Muse, Tate & Furst Incorporated
                               ("Hicks Muse"), R. Steven Hicks and the security holders
                               listed therein.(3)
        10.20.2           --   First Amendment and Supplement to Affiliate Stockholders
                               Agreement, dated January 27, 1997, by and among the Company, the securityholders listed therein and Hicks Muse.(3)
        10.20.3           --   Second Amendment to Affiliate Stockholders Agreement, dated
                               February 20, 1997, by and among the Company, the security
                               holders listed therein and Hicks Muse.(11)
        10.20.4           --   Third Amendment to Affiliate Stockholders Agreement, dated
                               June 20, 1997, by and among Capstar Broadcasting, the
                               Company, the security holders listed therein and Hicks
                               Muse.(13)
        10.21.1           --   Management Stockholders Agreement, dated November 26, 1996, among the Company, the securityholders listed therein and
                               Hicks Muse.(3)
        10.21.2           --   First Amendment to Management Stockholders Agreement, dated
                               January 27, 1997, by and among the Company and the
                               securityholders listed therein.(3)
        10.21.3           --   Second Amendment to Management Stockholders Agreement, dated
                               June 20, 1997, by and among Capstar Broadcasting, the
                               Company, the security holders listed therein and Hicks
                               Muse.(13)
        10.22.1           --   Stock Pledge, Security Agreement and Power of Attorney,
                               dated February 20, 1997, executed by Claude C. Turner in
                               favor of the Company.(3)
        10.22.2           --   9% Promissory Note, dated February 20, 1997, executed by
                               Claude C. Turner in favor of the Company in the principal
                               sum of $200,000.(3)
        10.23.1           --   9% Promissory Note, dated February 20, 1997, executed by
                               David J. Benjamin, III in favor of the Company in the
                               principal sum of $396,363.64.(3)
        10.23.2           --   Stock Pledge, Security Agreement and Power of Attorney,
                               dated February 20, 1997, executed by David J. Benjamin, III in favor of the Company.(3)
        10.24             --   Mandatory Buyback Agreement, dated February 20, 1997,
                               between David J. Benjamin, III and the Company.(3)
        10.25.1           --   Registration Rights Agreement, dated February 20, 1997,
                               between the Company and Frank D. Osborn.(3)
        10.25.2           --   First Amendment to Registration Rights Agreement, dated July
                               1, 1997, between the Company, Capstar Broadcasting, and
                               Frank D. Osborn.(13)
        10.26             --   Warrant, dated October 16, 1996, issued to R. Steven
                               Hicks.(3)
        10.27             --   Warrant, dated February 20, 1997, issued to R. Steven
                               Hicks.(3)
        10.28             --   Stock Purchase Agreement, dated June 5, 1997, by and among
                               Capstar Acquisition Company, Inc., Quass Broadcasting
                               Company and the selling stockholders named therein.(13)
        10.29.1           --   Asset Purchase Agreement, dated April 24, 1997, between
                               Ameron Broadcasting, Inc. and Capstar Acquisition Company,
                               Inc., a wholly-owned subsidiary of Capstar Radio.(12)

        EXHIBIT
          NO.                                          DESCRIPTION
        -------                                        -----------
        10.29.2           --   Letter Agreement, dated April 25, 1997, between Ameron
                               Broadcasting, Inc. and Capstar Acquisition Company, Inc.(12)
        10.29.3           --   Letter Agreement, dated May 9, 1997, between Ameron
                               Broadcasting, Inc. and Capstar Acquisition Company, Inc.(13)
        10.29.4           --   Amendment to Asset Purchase Agreement, dated May 9, 1997,
                               between Ameron Broadcasting, Inc. and Capstar Acquisition
                               Company, Inc.(13)
        10.30.1           --   Stock Purchase Agreement, dated June 12, 1997, by and among
                               Capstar Acquisition Company, Inc., the Company, Patterson
                               Broadcasting, Inc. and the selling stockholders name
                               therein.(13)
        10.30.2           --   First Amendment to Stock Purchase Agreement, dated July 2,
                               1997, by and among Patterson Broadcasting, Inc., Capstar
                               Acquisition Company, Inc. and Dyson-Kissner-Moran
                               Corporation, as representative of the selling stockholders named therein.(14)
        10.31.1           --   Asset Purchase Agreement, dated June 18, 1997, between
                               Knight Radio, Inc. and Capstar Acquisition Company, Inc.(13)
        10.31.2           --   Asset Purchase Agreement, dated June 18, 1997, between
                               Knight Broadcasting of New Hampshire, Inc. and Capstar
                               Acquisition Company, Inc.(13)
        10.31.3           --   Asset Purchase Agreement, dated June 18, 1997, between
                               Knight Communications Corp. and Capstar Acquisition Company,
                               Inc.(13)
        10.32             --   Exchange Agreement, dated May 23, 1997, between SFX
                               Broadcasting, Inc., SFX Broadcasting of Kansas, Inc., SFXKS
                               Limited Partnership, SFX Broadcasting of Florida, Inc.,
                               Southern Starr Limited Partnership, and Capstar Acquisition
                               Company, Inc.(13)
        10.33             --   Agreement and Plan of Merger, dated June 16, 1997, by and
                               among GulfStar Communications, Inc., Capstar Broadcasting,
                               CBC-GulfStar Merger Sub, Inc. and the stockholders listed
                               therein.(13)
        10.34             --   Employment Agreement between GulfStar Communications, Inc.
                               and John D. Cullen.(14)
        10.35             --   Form of Employment Agreement to be entered into among
                               Central Star Communications, Inc., Capstar Broadcasting, and
                               Mary K. Quass.(14)
        10.36             --   Employment Agreement among Capstar Radio, Capstar
                               Broadcasting and Joseph L. Mathias IV.(14)
        10.37             --   Form of Employment Agreement to be entered into among
                               Capstar Radio, Capstar Broadcasting and James M. Strawn.(14)
        10.38             --   Form of Employment Agreement to be entered into between
                               Capstar Broadcasting and James W. Wesley.(14)
        10.39             --   GulfStar Stockholders Agreement, dated July 8, 1997, by and among Capstar Broadcasting, the security holders listed
                               therein, and Hicks Muse.(14)
        10.40             --   Warrant, dated July 8, 1997, issued to R. Steven Hicks.(14)
        12.1              --   Deficiency of Earnings to Fixed Charges.(14)
        12.2              --   Pro Forma Deficiency of Earnings to Fixed Charges.(14)
        21.1              --   List of Subsidiaries.(14)
        23.1              --   Consent of Vinson & Elkins L.L.P. (included in its opinion filed as Exhibit 5.1 hereto).*
        23.2              --   Consent of Coopers & Lybrand L.L.P. -- Capstar Broadcasting
                               Partners, Inc.*
        23.3              --   Consent of Ernst & Young LLP.*
        23.4              --   Consent of Coopers & Lybrand L.L.P. -- GulfStar
                               Communications, Inc.*
        23.5              --   Consent of Coopers & Lybrand L.L.P. -- Benchmark
                               Communications Radio Limited Partnership.*
        23.6              --   Consent of Coopers & Lybrand L.L.P. -- Midcontinent
                               Broadcasting Co.*
        23.7              --   Consent of Coopers & Lybrand L.L.P. -- Point Communications
                               Limited Partnership.*

        EXHIBIT
          NO.                                          DESCRIPTION
        -------                                        -----------
        23.8              --   Consent of Coopers & Lybrand L.L.P. -- Community Pacific
                               Broadcasting Company, L.P.*
        23.9              --   Consent of Arthur Andersen LLP -- Patterson Broadcasting,
                               Inc.*
        23.10             --   Consent of Arthur Andersen LLP -- Ameron Broadcasting, Inc.*
        23.11             --   Consent of Arthur Andersen LLP -- Knight Quality Stations.*
        23.12             --   Consent of McGladrey & Pullen, LLP.*
        23.13             --   Consent of Holtz Rubenstein & Co., LLP.*
        23.14             --   Consent of Paneth, Haber & Zimmerman, LLP.*
        23.15             --   Consent of Brown, Edward & Co., LLP.*
        24.1              --   Powers of Attorney (included on the signature page of this
                               Registration Statement).*
        25.1              --   Form T-1 of U.S. Trust Company of Texas, N.A.*
        99.1              --   Form of Letter of Transmittal.*
        99.2              --   Form of Notice of Guaranteed Delivery.*

---------------

  *   Filed herewith.

 (1) Incorporated by reference to Commodore's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, File No. 33-92732.

 (2) Incorporated by reference to Commodore's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, File No. 33-92732.

 (3) Incorporated by reference to the Company's Registration Statement on Form S-1, dated April 16, 1997, File No. 333-25263.

 (4) Incorporated by reference to Commodore's Registration Statement on Form S-4, dated July 26, 1995, File No. 33-92732.

 (5) Incorporated by reference to Commodore's Annual Report on Form 10-K for the year ended December 31, 1995, File No. 33-92732.

 (6) Incorporated by reference to Commodore's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, File No. 33-92732.

 (7) Incorporated by reference to Commodore's Annual Report on Form 10-K for the year ended December 31, 1996, File No. 33-92732.

 (8) Incorporated by reference to Commodore's Current Report on Form 8-K dated February 20, 1997, File No. 33-92732.

 (9) Incorporated by reference to Osborn's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, File No. 0-16841.

(10) Incorporated by reference to Osborn's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, File No. 0-16841.

(11) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, File No. 333-25638.

(12) Incorporated by reference to Commodore's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, File No. 33-92732.

(13) Incorporated by reference to the Company's Amendment No. 1 to Registration Statement on Form S-4, dated July 8, 1997, File No. 333-25638.

(14) Incorporated by reference to the Company's Amendment No. 2 to Registration Statement on Form S-4, dated August 5, 1997, File No. 333-25638.

(15) Incorporated by reference to the Company's Current Report on Form 8-K, dated July 23, 1997, File No. 333-25638.